UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Amendment No. 3)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Starboard Value Acquisition Corp.

(Name of Registrant as Specified in its Charter)

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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED JULY 14, 2021

PROXY STATEMENT FOR SPECIAL MEETING IN LIEU OF

THE 2021 ANNUAL MEETING OF STOCKHOLDERS

OF STARBOARD VALUE ACQUISITION CORP.

, 2021

Dear Stockholders of Starboard Value Acquisition Corp.:

You are cordially invited to attend a special meeting in lieu of the 2021 annual meeting (the “special meeting”) of stockholders of Starboard Value Acquisition Corp. (“SVAC,” “we,” “our” or “us”). At the special meeting, which will be held virtually, SVAC stockholders will be asked to consider and vote on proposals to:

(1)

(a) approve and adopt the Agreement and Plan of Merger, dated as of February 21, 2021 (a copy of which is attached to this proxy statement as Annex A) (as the same may be amended from time to time, the “Merger Agreement”), by and among SVAC, Mundo Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of SVAC (“Merger Sub 1”), Mundo Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of SVAC (“Merger Sub 2”), Cyxtera Technologies, Inc., a Delaware corporation (“Cyxtera”), and Mundo Holdings, Inc. (“NewCo”), a Delaware corporation and wholly-owned subsidiary of SIS Holdings LP, a Delaware limited partnership (the “Cyxtera Stockholder”), which provides for, among other things, (i) Cyxtera to be contributed to Newco by the Cyxtera Stockholder, with Cyxtera becoming a wholly-owned subsidiary of Newco and Cyxtera to thereafter be converted to a Delaware limited liability company, (ii) Merger Sub 1 to be merged with and into NewCo (the “First Merger”), with NewCo surviving the First Merger as a wholly-owned subsidiary of SVAC and Merger Sub 1 ceasing to exist, and (iii) immediately following the First Merger, NewCo to be merged with and into Merger Sub 2 (the “Second Merger”, and together with the First Merger and the other transactions contemplated by the Merger Agreement, the “Transactions” or “Business Combination”), with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of SVAC and NewCo ceasing to exist, and (b) approve the Business Combination (such proposal, the “Business Combination Proposal”);

(2)

approve and adopt amendments to SVAC’s amended and restated certificate of incorporation (the “Charter”) to be effective upon the consummation of the Business Combination (the “closing” and such proposal, the “Charter Proposal”), which will include amendments to (a) increase the number of authorized shares of SVAC’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (i) 220,000,000 shares of common stock, including 200,000,000 shares of Class A common stock (the “Class A common stock”) and 20,000,000 shares of Class B common stock (the “Class B common stock”), and (ii) 1,000,000 shares of preferred stock, to 510,000,000 shares, consisting of (i) 500,000,000 shares of Class A common stock and (ii) 10,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B common stock, the initial business combination and other matters relating to SVAC’s status as a blank check company that will no longer be applicable to us following the closing, and (c) approve and adopt certain other changes contained in the full text of our proposed second amended and restated certificate of incorporation (the “Proposed Charter”), a copy of the form of which is attached as Annex B to this proxy statement;

(3)

approve, for purposes of complying with applicable listing rules of the Nasdaq Stock Market LLC (“Nasdaq”), the issuance of (a) 106,100,000 shares of Class A common stock to the Cyxtera Stockholder at the closing of the Business Combination, (b) 25,000,000 shares of Class A common stock to certain qualified institutional buyers and accredited investors, at a price of $10.00 per share, for aggregate consideration of $250,000,000 for purposes of raising additional capital for use by the combined company following the closing and satisfying one of the conditions to the closing of the Business Combination and (c) the number of forward purchase shares that would result in net proceeds in an aggregate amount necessary to satisfy our aggregate payment obligations resulting from the exercise of redemption rights by holders of our public shares in connection with our initial business combination, subject to a maximum funding commitment by the forward purchasers of $100,000,000 (such proposal, the “Nasdaq Proposal”);

(4)

elect the nine director nominees to the board of directors effective as of the closing of the Business Combination in accordance with the Merger Agreement (such proposal, the “Director Election Proposal”);

(5)

approve and adopt the Cyxtera Technologies, Inc. 2021 Omnibus Incentive Plan, substantially in the form attached as Annex G to this proxy statement, and the material terms thereunder (the “2021 Incentive Plan Proposal”); and

(6)

approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and/or the 2021 Incentive Plan Proposal (such proposal, the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the 2021 Incentive Plan Proposal, each, a “Proposal” and collectively, the “Proposals”).

Each of the Proposals is more fully described in the accompanying proxy statement, which each SVAC stockholder is encouraged to review carefully.

SVAC’s Class A common stock and detachable redeemable warrants (as defined herein), which are exercisable for shares of Class A common stock under certain circumstances, are currently listed on Nasdaq under the symbols “SVAC” and “SVACW”, respectively. Certain of our shares of Class A common stock and detachable redeemable warrants currently trade as units consisting of one share of Class A common stock, one-sixth of one redeemable warrant (the “detachable redeemable warrants”) and a contingent right to receive at least one-sixth of one redeemable warrant following the initial business combination redemption time (as defined herein) under certain circumstances, and subject to adjustment (the “distributable redeemable warrants”), and are listed on Nasdaq under the symbol “SVACU.” The units will automatically separate into the component securities upon the closing of the Business Combination and, as a result, will no longer trade as a separate security. Upon the closing, we intend to change our name from “Starboard Value Acquisition Corp.” to “Cyxtera Technologies, Inc.” and our Class A common stock and warrants will be listed following the closing under the symbols “CYXT” and “CYXTW”, respectively. We have applied to continue the listing of our Class A common stock and warrants on Nasdaq following the closing.

Pursuant to our Charter, we are providing the holders of shares of Class A common stock originally sold as part of the units issued in our initial public offering, which closed on September 14, 2020 (the “Initial Public Offering”), as well as in the subsequent sale of additional units in connection with the underwriters’ election to partially exercise their over-allotment option on September 18, 2020 (such shares, collectively, the “public shares,” and holders of public shares, the “public stockholders”), with the opportunity to redeem, upon the closing, all or a portion of the shares of Class A common stock then held by them, at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit (as of two business days prior to the closing) in the trust account (the “Trust Account”) that holds the proceeds from the Initial Public Offering, the partial exercise of the over-allotment option and a concurrent private placement of warrants to our sponsor, SVAC Sponsor LLC (the “Sponsor”), including interest (net of amounts withdrawn to pay our taxes (“permitted withdrawals”)), divided by (ii) the number of then-outstanding public shares (the “pro rata portion”). The founder shares, consisting of all of the outstanding shares of Class B common stock, will be excluded from the pro rata calculation used to determine the per share redemption price. As of March 31, 2021, the number of SVAC’s outstanding public shares is 40,423,453. For illustrative purposes, based on the fair value of marketable securities held in the Trust

Account as of March 31, 2021 of approximately $404,461,491, the estimated per share redemption price would have been approximately $10.00.

Public stockholders may elect to redeem their public shares irrespective of whether they vote for or against the Business Combination Proposal. Notwithstanding the foregoing, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares, which we refer to as the “15% limit.” Accordingly, all public shares in excess of the 15% limit beneficially owned by a public stockholder or group will not be redeemed for cash in connection with the completion of the Business Combination. Holders of SVAC’s outstanding detachable redeemable warrants sold in the Initial Public Offering (including the warrants sold as part of the units sold in connection with the underwriters’ election to partially exercise their over-allotment option), which are exercisable for shares of Class A common stock under certain circumstances, do not have redemption rights with respect to such warrants in connection with the Business Combination.

The Sponsor and our officers and directors have agreed to waive their redemption rights with respect to any shares of common stock held by them in connection with the completion of the Business Combination. The Sponsor and our officers and directors agreed to the waiver in connection with the Business Combination to induce SVAC and Cyxtera to enter into the Merger Agreement. Such waivers are common in transactions of this sort and the Sponsor and our officers and directors did not view the waiver as separate from the transaction as a whole and did not receive separate consideration for the waiver. As of the date of this proxy statement, the Sponsor and our officers and directors collectively own 10,105,863 outstanding shares of Class B common stock, representing, in the aggregate, approximately 20% of SVAC’s outstanding shares of common stock. The Sponsor and our officers and directors have agreed to vote any shares of common stock owned by them in favor of the Proposals.

SVAC is providing this proxy statement and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting and any adjournments or postponements thereof. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy card without delay.

We encourage you to read this proxy statement carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 49 of this proxy statement.

SVAC’s board of directors recommends that SVAC stockholders vote FOR each of the Proposals. When you consider the recommendation of our board of directors in favor of each of the Proposals, you should keep in mind that certain of SVAC’s directors and officers have interests in the Business Combination that may be different than, or in addition to, or conflict with, your interests as a stockholder. See the section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for more information.

Approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the Proposals presented at the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposal. If you are a stockholder of record and you attend the special meeting and wish to vote virtually, you may withdraw your proxy and vote virtually.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE SVAC REDEEM YOUR SHARES AT A PER SHARE PRICE, PAYABLE IN CASH, EQUAL TO (I) THE AGGREGATE AMOUNT THEN ON DEPOSIT (AS OF TWO BUSINESS DAYS PRIOR TO THE CLOSING) IN THE TRUST ACCOUNT, DIVIDED BY (II) THE NUMBER OF THEN-OUTSTANDING PUBLIC SHARES, SUBJECT TO THE LIMITATIONS DESCRIBED HEREIN, AND YOU MUST TENDER YOUR SHARES TO SVAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING.

Thank you for your consideration of these matters.

Sincerely,

Martin D. McNulty, Jr.

Chief Executive Officer

Starboard Value Acquisition Corp.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting of SVAC stockholders, please submit your proxy by signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank.

If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares to have your shares represented at the special meeting or, if you wish to attend the special meeting of SVAC stockholders and vote virtually, you must obtain a proxy from your broker or bank.

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated                     , 2021 and is first being mailed to SVAC stockholders on or about                       , 2021.

STARBOARD VALUE ACQUISITION CORP.

777 Third Avenue, 18th Floor

New York, New York 10017

NOTICE OF SPECIAL MEETING IN LIEU OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS

OF STARBOARD VALUE ACQUISITION CORP.

To Be Held On               , 2021

To the Stockholders of Starboard Value Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2021 annual meeting (the “special meeting”) of stockholders of Starboard Value Acquisition Corp. (“SVAC,” “we,” “our” or “us”) will be held virtually at                , Eastern time, on                     , 2021, at                  for the following purposes:

1.

The Business Combination Proposal — To consider and vote upon a proposal to (a) approve and adopt the Agreement and Plan of Merger, dated as of February 21, 2021 (a copy of which is attached to this proxy statement as Annex A) (as the same may be amended from time to time, the “Merger Agreement”), by and among SVAC, Mundo Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of SVAC (“Merger Sub 1”), Mundo Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of SVAC (“Merger Sub 2”), Cyxtera Technologies, Inc., a Delaware corporation (“Cyxtera”), and Mundo Holdings, Inc. (“NewCo”), a Delaware corporation and wholly-owned subsidiary of SIS Holdings LP, a Delaware limited partnership (the “Cyxtera Stockholder”), which provides for, among other things, (i) Cyxtera to be contributed to Newco by the Cyxtera Stockholder, with Cyxtera becoming a wholly-owned subsidiary of Newco and Cyxtera to thereafter be converted to a Delaware limited liability company, (ii) Merger Sub 1 to be merged with and into NewCo (the “First Merger”), with NewCo surviving the First Merger as a wholly-owned subsidiary of SVAC and Merger Sub 1 ceasing to exist, and (iii) immediately following the First Merger, NewCo to be merged with and into Merger Sub 2 (the “Second Merger”, and together with the First Merger and the other transactions contemplated by the Merger Agreement, the “Transactions” or “Business Combination”), with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of SVAC and NewCo ceasing to exist, and (b) approve the Business Combination (such proposal, the “Business Combination Proposal”);

2.

The Charter Proposal — To consider and vote upon a proposal to approve and adopt amendments to SVAC’s amended and restated certificate of incorporation (the “Charter”) to be effective upon the consummation of the Business Combination (the “closing” and such proposal, the “Charter Proposal”), which will include amendments to (a) increase the number of authorized shares of SVAC’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (i) 220,000,000 shares of common stock, including 200,000,000 shares of Class A common stock (the “Class A common stock”) and 20,000,000 shares of Class B common stock (the “Class B common stock”), and (ii) 1,000,000 shares of preferred stock, to 510,000,000 shares, consisting of (i) 500,000,000 shares of Class A common stock and (ii) 10,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B common stock, the initial business combination and other matters relating to SVAC’s status as a blank check company that will no longer be applicable to us following the closing, and (c) approve and adopt certain other changes contained in the full text of our proposed second amended and restated certificate of incorporation (the “Proposed Charter”), a copy of the form of which is attached as Annex B to this proxy statement;

3.

The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Stock Market LLC (“Nasdaq”), the issuance of (a) 106,100,000 shares of Class A common stock to the Cyxtera Stockholder at the closing of the Business

Combination, (b) 25,000,000 shares of Class A common stock to certain qualified institutional buyers and accredited investors, at a price of $10.00 per share, for aggregate consideration of $250,000,000 for purposes of raising additional capital for use by the combined company following the closing of the Business Combination and satisfying one of the conditions to the closing and (c) the number of forward purchase shares that would result in net proceeds in an aggregate amount necessary to satisfy our aggregate payment obligations resulting from the exercise of redemption rights by holders of our public shares in connection with our initial business combination (the “Redemption Obligation”), subject to a maximum funding commitment by the forward purchasers of $100,000,000 (the “Maximum Backstop Commitment”) (such proposal, the “Nasdaq Proposal”);

4.

The Director Election Proposal — To consider and vote upon a proposal to elect the nine director nominees to the board of directors effective as of the closing of the Business Combination in accordance with the Merger Agreement (such proposal, the “Director Election Proposal”);

5.

The 2021 Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Cyxtera Technologies, Inc. 2021 Omnibus Incentive Plan, substantially in the form attached as Annex G to this proxy statement, and the material terms thereunder (the “2021 Incentive Plan Proposal”); and

6.

The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and/or the 2021 Incentive Plan Proposal (such proposal, the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the 2021 Incentive Plan Proposal, each, a “Proposal” and collectively, the “Proposals”).

Only holders of record of SVAC’s Class A common stock and Class B common stock at the close of business on                     , 2021 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. A complete list of SVAC’s stockholders of record entitled to vote at the special meeting will be available for 10 days before the special meeting (i) on a reasonably accessible electronic network or (ii) at SVAC’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Whether or not you plan to attend the special meeting, we urge you to read this proxy statement carefully.

Unless waived by the parties pursuant to the Merger Agreement, the closing is conditioned upon the approval of each of the Proposals.

Approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class.

Pursuant to our Charter, we are providing the holders of shares of Class A common stock originally sold as part of the units issued in our Initial Public Offering as well as in the subsequent sale of additional units in connection with the underwriters’ election to partially exercise their over-allotment option on September 18, 2020 (such shares, collectively, the “public shares,” and holders of public shares, the “public stockholders”), with the opportunity to redeem, upon the closing, all or a portion of the shares of Class A common stock then held by them, at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit (as of two business days prior to the closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes) from the Initial Public Offering, the partial exercise of the over-allotment option and a concurrent private placement of warrants to our sponsor, SVAC Sponsor LLC (the “Sponsor”), divided by (ii) the number of then-outstanding public shares, subject to the limitations described herein. The founder shares, consisting of all of the outstanding shares of Class B common stock, will be excluded from the pro rata calculation used to determine the per share redemption price. As of March 31, 2021, the number of SVAC’s outstanding public shares is 40,423,453. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2021 of approximately $404,461,491, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their public shares irrespective of whether they vote for or against the Business Combination Proposal. Notwithstanding the foregoing, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares, which we refer to as the “15% limit.” Accordingly, all public shares in excess of the 15% limit beneficially owned by a public stockholder or group will not be redeemed for cash in connection with the completion of the Business Combination. Holders of SVAC’s outstanding detachable redeemable warrants sold in the Initial Public Offering (including the warrants sold as part of the units sold in connection with the underwriters’ election to partially exercise their over-allotment option), which are exercisable for shares of Class A common stock under certain circumstances, do not have redemption rights with respect to such warrants in connection with the Business Combination.

The Sponsor and our officers and directors have agreed to waive their redemption rights with respect to any shares of SVAC common stock held by them in connection with the completion of the Business Combination. The Sponsor and our officers and directors agreed to the waiver in connection with the Business Combination to induce SVAC and Cyxtera to enter into the Merger Agreement. Such waivers are common in transactions of this sort and the Sponsor and our officers and directors did not view the waiver as separate from the transaction as a whole and did not receive separate consideration for the waiver. As of the date of this proxy statement, the Sponsor and our officers and directors collectively own 10,105,863 outstanding shares of Class B common stock, representing, in the aggregate, approximately 20% of SVAC’s outstanding common stock. The Sponsor and our officers and directors have agreed to vote any shares of common stock owned by them in favor of the Proposals.

The special meeting will be completely virtual. There will be no physical meeting location and the special meeting will only be conducted via live webcast at the following address:

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Okapi Partners, toll free at (855) 305-0857; banks and brokers call at (212) 297-0720.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,

Martin D. McNulty, Jr.

Chief Executive Officer

                    , 2021

ANNEXES

Annex A – Merger Agreement

Annex B –  Form of Second Amended and Restated Certificate of Incorporation

Annex C – Form of Subscription Agreement

Annex D – Form of A&R Registration Rights Agreement

Annex E – Form of Stockholders Agreement

Annex F –  Release and Indemnity Agreement

Annex G – Form of Cyxtera Technologies, Inc. 2021 Omnibus Incentive Plan

i

CERTAIN DEFINED TERMS

Unless otherwise stated, or the context otherwise requires, in this proxy statement:

•

“Adjournment Proposal” means the proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal or the 2021 Incentive Plan Proposal;

•	“BC Stockholder” means BCEC Cyxtera Technologies Holdings (Guernsey) L.P.;

•	“Business Combination” or “Transactions” means the transactions contemplated by the Merger Agreement;

•

“Business Combination Proposal” means the proposal to (a) approve and adopt the Merger Agreement, which provides for, among other things, (i) Cyxtera to be contributed to Newco by the Cyxtera Stockholder, with Cyxtera becoming a wholly-owned subsidiary of Newco and Cyxtera to thereafter be converted to a Delaware limited liability company, (ii) the First Merger, with NewCo surviving the First Merger as a wholly-owned subsidiary of SVAC and Merger Sub 1 ceasing to exist, and (iii) immediately following the First Merger, the Second Merger, and together with the First Merger and the other transactions contemplated by the Merger Agreement, the Business Combination, with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of SVAC and NewCo ceasing to exist, and (b) approve the Business Combination;

•	“Charter” means our Amended and Restated Certificate of Incorporation, as in effect prior to the closing;

•	“Charter Proposal” means the proposal to approve and adopt amendments to SVAC’s Charter to be effective upon the consummation of the Business Combination;

•	“Class A common stock” means the Class A common stock, par value $0.0001 per share, of SVAC;

•	“Class B common stock” means the Class B common stock, par value $0.0001 per share, of SVAC;

•	“closing” means the consummation of the Business Combination;

•	“common stock” means, prior to the closing, Class A common stock and Class B common stock, collectively, and following the closing, Class A common stock;

•	“Cyxtera” means, prior to closing, Cyxtera Technologies, Inc., a Delaware corporation;

•	“Cyxtera Common Stock” means the common stock of Cyxtera, par value $0.01 per share;

•	“Cyxtera Stockholder” means SIS Holdings LP, a Delaware limited partnership;

•	“DGCL” means the General Corporation Law of the State of Delaware;

•

“distribution time” means the time at which the distributable redeemable warrants and the private placement warrants, if any, issued to the forward purchasers will be distributed, which will occur immediately after the initial business combination redemption time and immediately prior to the closing of our initial business combination;

•

“Director Election Proposal” means the proposal to elect the nine director nominees to the board of directors effective as of the closing of the Business Combination in accordance with the Merger Agreement;

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•	“forward purchase agreement” means the agreement entered into on September 9, 2020 providing for the sale of our Class A common stock and private placement warrants to the forward purchasers and their permitted transferees in a private placement that will close simultaneously with the closing of our initial business combination to the extent necessary to satisfy our aggregate payment obligations resulting from the exercise of redemption rights by holders of our public shares in connection with our initial business combination, subject to a maximum funding commitment by the forward purchasers of $100,000,000;

•	“forward purchase shares” means the shares of our Class A common stock to be issued pursuant to the forward purchase agreement;

•	“forward purchasers” means those certain Starboard clients that entered into the forward purchase agreement;

•

“founder shares” means shares of our Class B common stock initially purchased by our Sponsor in a private placement prior to our Initial Public Offering, and the shares of our Class A common stock issued upon the conversion thereof as described in this proxy statement;

•	“GAAP” means U.S. generally accepted accounting principles;

•	“initial business combination” means our initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

•

“initial business combination redemption time” means the time at which we redeem the shares of Class A common stock that the holders thereof have elected to redeem in connection with our initial business combination, which will occur prior to the consummation of our initial business combination;

•	“Initial Public Offering” means our initial public offering of units, which closed on September 14, 2020;

•	“initial stockholders” means holders of our founder shares prior to our Initial Public Offering;

•	“management” or our “management team” means officers and directors of SVAC;

•	“Medina Stockholder” means Medina Capital Fund II– SIS Holdco, L.P.;

•

“Merger Agreement” means the Agreement and Plan of Merger, dated as of February 21, 2021, by and among SVAC, Merger Sub 1, Merger Sub 2, Cyxtera and NewCo, as the same may be amended from time to time;

•	“Merger Sub 1” means Mundo Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of SVAC;

•	“Merger Sub 2” means Mundo Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of SVAC;

•	“Merger Subs” means, collectively, Merger Sub 1 and Merger Sub 2;

•	“Nasdaq” means the Nasdaq Stock Market LLC;

•	“Nasdaq Listing Rules” means the Listing Rules adopted by the Nasdaq Stock Market LLC, as the same may be amended from time to time;

•

“Nasdaq Proposal” means the proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq, the issuance of (a) 106,100,000 shares of Class A common stock to the Cyxtera Stockholder at the closing, (b) 25,000,000 shares of Class A common stock to certain qualified institutional buyers and accredited investors, at a price of $10.00 per share, for aggregate consideration of $250,000,000 for purposes of raising additional capital for use by the combined company following the closing and satisfying one of the conditions to the closing and (c) the number of forward purchase shares that would result in net proceeds in an aggregate amount necessary to satisfy Redemption Obligation, subject to Maximum Backstop Commitment;

•	“NewCo” means Mundo Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Cyxtera Stockholder;

•

“PIPE Investment” means the private placement of an aggregate of 25,000,000 shares of Class A common stock to the PIPE Investors, at a price of $10.00 per share, in connection with the Business Combination;

•	“PIPE Investors” means the qualified institutional buyers and accredited investors participating in the PIPE Investment;

•

“Pre-Closing Restructuring” means: the restructuring prior to closing by which: (i) Cyxtera shall be contributed to NewCo by the Cyxtera Stockholder, with Cyxtera becoming a wholly-owned subsidiary of NewCo, and (ii) Cyxtera shall thereafter be converted to a Delaware limited liability company;

•

“private placement warrants” means the warrants issued to (i) our Sponsor in a private placement simultaneously with the closing of our Initial Public Offering and (ii) the forward purchasers, if any, at the distribution time;

•

“Proposal” means the Adjournment Proposal, the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and the 2021 Incentive Plan Proposal, collectively, the “Proposals”;

•

“Proposed Charter” means the proposed second amended and restated certificate of incorporation of SVAC, a form of which is attached hereto as Annex B, which will become the post-combination company’s certificate of incorporation upon the approval of the Charter Proposal, assuming the occurrence of the closing;

•

“public shares” means shares of our Class A common stock sold as part of the units in our Initial Public Offering (whether they were purchased in such offering or thereafter in the open market, and including the shares included as part of the additional units sold in connection with the underwriters’ election to partially exercise their over-allotment option);

•	“public stockholders” means the holders of our public shares;

•

“redeemable warrants” means our detachable redeemable warrants included in the units issued in the Initial Public Offering and the distributable redeemable warrants issuable to the remaining public stockholders (after we redeem any shares of Class A common stock that the holders thereof have elected to redeem in connection with our initial business combination);

•	“SEC” means the U.S. Securities and Exchange Commission;

•	“Securities Act” means the U.S. Securities Act of 1933, as amended;

•	“Sponsor” means SVAC Sponsor LLC, a Delaware limited liability company;

•	“Starboard” means Starboard Value LP, a Delaware limited partnership;

•	“Subscription Agreements” means collectively the Subscription Agreements, each dated as of February 21, 2021, by and between SVAC and each individual PIPE Investor;

•

“SVAC,” the “Company,” “we,” “our” or “us” means Starboard Value Acquisition Corp., which will be renamed “Cyxtera Technologies, Inc.” in connection with the closing; references in this proxy statement to the “Company,” “we,” “our” or “us” as it relates to matters following the closing means the combined company of SVAC and Cyxtera;

•

“SVAC Stockholder Approval” means the approval by the holders of common stock at the special meeting of each of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal and the Adjournment Proposal;

•

“Trust Account” means the trust account that holds the proceeds (including interest earned on the funds held in the Trust Account (net of permitted withdrawals)) from SVAC’s Initial Public Offering, the partial exercise of the over-allotment option and the concurrent private placement of warrants to the Sponsor;

•

“units” means our units sold in our Initial Public Offering (including the units sold in connection with the underwriters’ election to partially exercise their over-allotment option), each of which consists of one share of Class A common stock, one-sixth of one redeemable warrant and a contingent right to receive at least one-sixth of one redeemable warrant following the initial business combination redemption time under certain circumstances, and subject to adjustment; and

•	“2021 Incentive Plan Proposal” means the proposal to approve and adopt the Cyxtera Technologies, Inc. 2021 Omnibus Incentive Plan and the material terms thereunder.

Unless otherwise specified, the equity interests of our stockholders set forth in this proxy statement assume the following:

•	no public stockholders elect to have their public shares redeemed;

•	at the closing, the Cyxtera Stockholder receives 106,100,000 shares of our Class A common stock;

•

the transactions contemplated by each of the Subscription Agreements are consummated concurrently with the closing and the PIPE Investors purchase 25,000,000 shares of Class A common stock, in the aggregate;

•

none of SVAC’s existing stockholders or the parties to the Merger Agreement or Subscription Agreements, who will become stockholders of SVAC at the closing, purchase shares of Class A common stock in the open market prior to the closing; and

•	there are no other issuances of equity interests of SVAC prior to or in connection with the closing.

Further, unless otherwise specified, the equity interests of SVAC stockholders set forth in this proxy statement do not take into account the private placement warrants, redeemable warrants, the forward purchase shares or the optional shares (as defined below).

The Sponsor and the other initial stockholders have agreed in writing that the shares of Class B common stock will automatically convert into shares of Class A common stock at the closing on a one-for-one basis, resulting in the issuance of 10,105,863 shares of Class A common stock in the aggregate, and not converted into a greater number of shares of Class A common stock with respect to the issuance of additional shares of Class A common stock or equity-linked securities related to the closing.

This proxy statement contains registered and unregistered trademarks and service marks of Cyxtera and SVAC, as well as trademarks and service marks of third parties. Solely for convenience, these trademarks and service marks are referenced without the ®, ™ or similar symbols, but such references are not intended to indicate, in any way, that Cyxtera or SVAC will not assert, to the fullest extent under applicable law, its rights to these trademarks and service marks. All brand names, trademarks and service marks appearing in this proxy statement are the property of their respective holders.

v

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTION

This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals for SVAC Stockholders” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions used commonly throughout this proxy statement, including this summary term sheet, please see the section entitled “Certain Defined Terms.”

•

Starboard Value Acquisition Corp. is a blank check company incorporated in 2019 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

•

Our registration statements for our Initial Public Offering became effective on September 9, 2020. On September 14, 2020, we consummated the Initial Public Offering of 36,000,000 units at $10.00 per unit, generating gross proceeds of $360.0 million, and incurring offering costs of approximately $23.0 million, inclusive of $16.2 million in deferred underwriting commissions. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 5,400,000 additional units to cover over-allotments, if any, at $10.00 per unit, less underwriting discounts and commissions. On September 18, 2020, the underwriters partially exercised the over-allotment option and on September 23, 2020, purchased an additional 4,423,453 units, generating gross proceeds of approximately $44.2 million, and incurred additional offering costs of approximately $2.7 million (net of approximately $221,000 in reimbursement for certain expenses from the underwriters), including approximately $2.0 million in deferred underwriting fees.

•

Simultaneously with the closing of the Initial Public Offering, we completed the private sale of an aggregate of 6,133,333 private placement warrants to our Sponsor at a purchase price of $1.50 per private placement warrant, generating gross proceeds of $9.2 million. In connection with the underwriters’ partial exercise of their over-allotment option, our Sponsor purchased an additional 589,794 private placement warrants, generating gross proceeds of approximately $0.9 million.

•

Upon the closing of the Initial Public Offering, the sale of the private placement warrants, the sale of the over-allotment units and the sale of 589,794 additional private placement warrants, $404.2 million ($10.00 per unit) of the net proceeds of such sales were placed in the trust account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the trust account as described elsewhere herein.

•

Cyxtera Technologies, Inc. is a global data center leader in retail colocation and interconnection services. Cyxtera is the largest privately-held global retail colocation provider based on market share, and will be the third largest provider following the closing of the Business Combination. Cyxtera’s data center platform consists of 61 highly interconnected data centers across 29 markets on three continents. Cyxtera provides an innovative suite of deeply connected and intelligently automated infrastructure and interconnection solutions to more than 2,300 leading enterprises, service providers and government agencies around the world — enabling them to scale faster, meet rising consumer expectations, and gain a competitive edge.

•

On February 21, 2021, SVAC entered into an Agreement and Plan of Merger with Merger Sub 1, Merger Sub 2, Cyxtera, and NewCo, which provides for, among other things, (i) Cyxtera to be contributed to Newco by the Cyxtera Stockholder, with Cyxtera becoming a wholly-owned subsidiary of Newco and Cyxtera to thereafter be converted to a Delaware limited liability company, (ii) Merger

Sub 1 to be merged with and into NewCo, with NewCo surviving the First Merger as a wholly-owned subsidiary of SVAC and Merger Sub 1 ceasing to exist, and (iii) immediately following the First Merger, NewCo to be merged with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of SVAC and NewCo ceasing to exist.

•

The total merger consideration is 106,100,000 shares of our Class A common stock which will be issued to the Cyxtera Stockholder at the effective time of the First Merger. The approximate dollar value of the merger consideration is $1,061,000,000. The market value of these shares will vary with any change in the SVAC Class A common stock price, and, as such, the market value of the shares to be issued could vary from the market value as of the date of this proxy statement. In connection with the closing, SVAC will be renamed “Cyxtera Technologies, Inc.”

•

In connection with its entry into the Merger Agreement, SVAC entered into separate Subscription Agreements, each dated as of February 21, 2021, with the PIPE Investors, pursuant to which, among other things, SVAC agreed to issue and sell in a private placement an aggregate of 25,000,000 shares of Class A common stock to the PIPE Investors, for a purchase price of $10.00 per share, and aggregate consideration of $250,000,000. As part of the PIPE Investment, certain clients of Starboard have committed to purchase, on the same terms as the other subscribers, an aggregate of 6,000,000 shares of Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $60,000,000. The PIPE Investment is expected to close substantially concurrent with the closing of the Business Combination. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — Subscription Agreements.”

•

Pursuant to the Merger Agreement, at the closing, SVAC, the holders of Class B common stock and the Cyxtera Stockholder will enter into the A&R Registration Rights Agreement, pursuant to which SVAC has agreed to provide customary demand and piggyback registration rights, subject to certain conditions. The A&R Registration Rights Agreement also provides that SVAC will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — A&R Registration Rights Agreement.”

•

Pursuant to the Merger Agreement, at the closing, SVAC and the Investor Parties will enter into a Stockholders Agreement, providing for certain governance and director nomination rights with respect to the combined company. Pursuant to the Stockholders Agreement, SVAC and the Investor Parties will agree to take all necessary action to cause the board of directors to be comprised of nine directors as of the closing of the Transactions, including: the combined company’s chief executive officer; three individuals designated by the Cyxtera Stockholder; one independent director designated by the Cyxtera Stockholder with the consent of the Sponsor; two individuals designated by the Sponsor; and two independent directors designated by mutual agreement between the Cyxtera Stockholder and the Sponsor. Subject to certain ownership thresholds, the rights of the Investor Parties to designate directors will continue in respect of each annual meeting or special meeting of SVAC’s stockholders until immediately following the conclusion of SVAC’s annual meeting for the calendar year 2024. In addition, pursuant to the Stockholders Agreement, the Cyxtera Stockholder shall distribute all of its common stock to the BC Stockholder, the Medina Stockholder and other equity holders of the Cyxtera Stockholder within 12 months from the date of closing of the Transactions. Further, each of Sponsor and the Cyxtera Stockholder will agree to not transfer any common stock for the 12-month period following the closing of the Transactions, other than transfers contemplated by the foregoing sentence and transfers to certain permitted transferees; provided, however, if the closing price of the Class A common stock equals or exceeds $12.00 per share for 20 trading days within a 30-day trading day period commencing at least 150 days after the closing of the Transactions, the Lock-Up Period will automatically terminate as of such 20th trading day. For more information, see the section entitled “Proposal Number 1 – The Business Combination Proposal – Related Agreements – Stockholders Agreement.”

•

In connection with the execution of the Merger Agreement, the Cyxtera Stockholder entered into a Stockholder Support Agreement with SVAC and Cyxtera , pursuant to which, among other things, the Cyxtera Stockholder, the sole stockholder of Cyxtera, agreed to (i) provide its consent to the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the mergers and the Pre-Closing Restructuring, and (ii) take all actions necessary or appropriate to contribute its equity securities in Cyxtera to NewCo and otherwise cause the Pre-Closing Restructuring to occur in accordance with the Merger Agreement. In addition, the Cyxtera Stockholder agreed not to transfer any equity securities of Cyxtera or NewCo until the date upon which the Stockholder Support Agreement expires, except as contemplated by the Stockholder Support Agreement. The Stockholder Support Agreement also contains customary representations and warranties of the Cyxtera Stockholder. The Cyxtera Stockholder Approval was delivered to SVAC by the Cyxtera Stockholder on February 21, 2021. For more information, see the section entitled “Proposal Number 1 – The Business Combination Proposal – Related Agreements – Stockholder Support Agreement.”

•

In connection with the Merger Agreement, the Sponsor and the other holders of shares of Class B common stock entered into a Sponsor Support Agreement, pursuant to which, among other things, each Sponsor and the other holders of shares of Class B common stock (together with the Sponsor, the “Insiders”, and each individually, an “Insider”) agreed to (i) vote all Class A common stock and Class B common stock owned by it, him or her in favor of the transactions contemplated by the Merger Agreement, including the mergers, and each other proposal related thereto included on the agenda for the special meeting of stockholders, (ii) vote against any proposal with respect to a stock purchase, asset purchase, merger, business combination or otherwise (each, a “SPAC Alternative Transaction”) and (iii) not redeem, or seek to redeem, any Covered Shares (as defined below) owned by it, him or her in connection with the stockholder approval of the Transactions. In addition, each Insider agreed, subject to certain exceptions, not to transfer, as applicable, any shares of Class B common stock, private placement warrants (or shares of Class A common stock issued or issuable upon the exercise of private placement warrants) or other equity securities of SVAC until the date upon which the Sponsor Support Agreement expires. The Sponsor Support Agreement amends and restates that certain letter agreement, dated as of September 9, 2020, among SVAC and the Insiders that was entered into in connection with the Initial Public Offering. Solely in connection with and only for the purpose of the transactions contemplated by the Merger Agreement, each Insider irrevocably and unconditionally waived and agreed not to assert, claim or perfect any rights to adjustment or other anti-dilution protection with respect to the rate that the shares of Class B common stock held by him, her or it converts into Class A common stock pursuant to Section 4.3 of SVAC’s Charter or any other anti-dilution protections or other adjustment or similar protections that arise in connection with the Transactions. The Sponsor Support Agreement also contains customary representations and warranties of the Insiders. For more information, see the section entitled “Proposal Number 1 – The Business Combination Proposal – Related Agreements – Sponsor Support Agreement.”

•

In connection with the Merger Agreement, the Cyxtera Stockholder, Cyxtera and SVAC entered into a Release and Indemnity Agreement, pursuant to which, among other things, the Cyxtera Stockholder (for itself and on behalf of its affiliates) released Cyxtera of all claims to the extent relating to matters which occurred prior to the closing. The Cyxtera Stockholder also agreed to pay SVAC in cash the amount of any Restricted Payments (as defined in the Merger Agreement) made by Cyxtera or any of its subsidiaries during the period commencing on October 1, 2020 and ending at the closing. The maximum aggregate amount of the Restricted Payment Indemnification is $20,000,000 (the “Restricted Payment Indemnification”). The Restricted Payment Indemnification shall terminate 30 days after the completion of SVAC’s audit for the year ended December 31, 2021. For more information, see the section entitled “Proposal Number 1 – The Business Combination Proposal – Related Agreements – Release and Indemnity Agreement.”

•

In connection with the Merger Agreement, (i) the BC Stockholder, Cyxtera and SVAC entered into a release agreement, pursuant to which, among other things, the BC Stockholder (for itself and on behalf of its affiliates) released Cyxtera of all claims to the extent relating to matters which occurred prior to the closing, (ii) the Medina Stockholder, Cyxtera and SVAC entered into a release agreement, pursuant to which, among other things, the Medina Stockholder (for itself and on behalf of its affiliates) released Cyxtera of all claims to the extent relating to matters which occurred prior to the closing, (iii) the Sponsor, Cyxtera and SVAC entered into a release agreement, pursuant to which, among other things, the Sponsor (for itself and on behalf of its affiliates) released SVAC of all claims to the extent relating to matters which occurred prior to the closing. For more information, see the section entitled “Proposal Number 1 – The Business Combination Proposal – Related Agreements – Releases.”

•

In connection with the Merger Agreement, Cyxtera and the forward purchasers entered into a letter agreement related to the Optional Share Purchase Agreement (as defined below) pursuant to which the forward purchasers agreed not to purchase optional shares for an aggregate amount exceeding $75,000,000 for all forward purchasers (the “Optional Share Letter Agreement”). In addition, SVAC agreed not to (i) amend, restate, supplement or otherwise modify, and not to waive any provision or right under the Optional Share Purchase Agreement and/or the Optional Share Letter Agreement, without the prior written consent of the Cyxtera Stockholder, and (ii) take any action in contravention of the Optional Share Letter Agreement.

•

It is anticipated that, immediately following the closing and based on the assumptions set forth in “Certain Defined Terms,” SVAC’s current public stockholders will own approximately 22.3% of the combined company, SVAC’s Sponsor, management and board will own approximately 5.6% of the combined company, the Cyxtera Stockholder will own approximately 58.4% of the combined company and the PIPE Investors will own approximately 13.8% of the combined company.

•

The SVAC board of directors considered various factors in determining whether to approve the Merger Agreement and the transactions contemplated thereby. For more information about the reasons that the SVAC board of directors considered in making its recommendation, please see the section entitled “Proposal No. 1 - The Business Combination Proposal - SVAC’s Board of Directors’ Reasons for the Approval of the Business Combination.” When you consider the SVAC board of directors’ recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of SVAC stockholders generally. Please see the section entitled “Proposal No. 1 - The Business Combination Proposal - Interests of Certain Persons in the Business Combination” for additional information. The SVAC board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to the SVAC stockholders that they vote “FOR” the proposals presented at the special meeting.

•	At the special meeting, which will be held virtually, SVAC’s stockholders will be asked to consider and vote on the following proposals:

•	The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Merger Agreement and to approve the Business Combination;

•

The Charter Proposal — To consider and vote upon a proposal to approve and adopt amendments to the Charter to be effective upon the consummation of the Business Combination, which will include amendments to (a) increase the number of authorized shares of SVAC’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (i) 220,000,000 shares of common stock, including 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock, and (ii) 1,000,000 shares of preferred stock, to 510,000,000 shares, consisting of (i) 500,000,000 shares of Class A common stock and (ii) 10,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B common stock, the initial business combination and other matters relating to SVAC’s status as a blank check company that will no longer be applicable to us following the closing, and (c) approve and adopt certain other changes contained in the Proposed Charter, a copy of the form of which is attached as Annex B to this proxy statement;

•	The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of (a) 106,100,000 shares of

Class A common stock to the Cyxtera Stockholder at the closing of the Business Combination, (b) 25,000,000 shares of Class A common stock to certain qualified institutional buyers and accredited investors, at a price of $10.00 per share, for aggregate consideration of $250,000,000 for purposes of raising additional capital for use by the combined company following the closing of the Business Combination and satisfying one of the conditions to the closing and (c) the number of forward purchase shares that would result in net proceeds in an aggregate amount necessary to satisfy the Redemption Obligation, subject to the Maximum Backstop Commitment;

•

The Director Election Proposal —To consider and vote upon a proposal to elect the nine director nominees to the board of directors effective as of the closing of the Business Combination in accordance with the Merger Agreement;

•

The 2021 Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Cyxtera Technologies, Inc. 2021 Omnibus Incentive Plan, substantially in the form attached as Annex G to this proxy statement, and the material terms thereunder; and

•

The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and/or the 2021 Incentive Plan Proposal.

•

Under our Charter, any holders of our Class A common stock may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes), calculated as of two business days prior to the closing. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our Initial Public Offering, the exercise of the over-allotment option and the private placements of warrants to the Sponsor (calculated as of two business days prior to the closing, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2021 of approximately $404,461,491, the estimated per share redemption price would have been approximately $10.00.

•	The proposed Business Combination involves numerous risks. For more information about these risks, please see “Risk Factors.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR SVAC STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including the proposed Business Combination. The following questions and answers do not include all the information that is important to SVAC stockholders. We urge SVAC stockholders to read carefully this entire proxy statement, including the annexes and other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:

SVAC stockholders are being asked to consider and vote upon, among other things, a proposal to approve and adopt the Merger Agreement and approve the Business Combination. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and its annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its annexes carefully and in their entirety. Approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock represented in person or by proxy and entitled to vote and actually cast thereon at the special meeting, voting as a single class. Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:	When and where is the special meeting?

A:

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the special meeting will be held via live webcast at                , on                 , 2021, at                 Eastern Time, or such other date, time and place to which such special meeting may be adjourned or postponed. The special meeting can be accessed by visiting                , where you will be able to listen to the meeting live and vote during the meeting.

Q:	What is being voted on at the special meeting?

A:	Below are the proposals on which SVAC stockholders will vote at the special meeting.

The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Merger Agreement and to approve the Business Combination.

The Charter Proposal — To consider and vote upon a proposal to approve and adopt amendments to the Charter to be effective upon the consummation of the Business Combination, which will include amendments to (a) increase the number of authorized shares of SVAC’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (i) 220,000,000 shares of common stock, including 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock, and (ii) 1,000,000 shares of preferred stock, to 510,000,000 shares, consisting of (i) 500,000,000 shares of Class A common stock and (ii) 10,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B common stock, the initial business combination and other matters relating to SVAC’s status as a blank check company that will no longer be applicable to us following the closing, and (c) approve and adopt certain other changes contained in the Proposed Charter, a copy of the form of which is attached as Annex B to this proxy statement;

The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of (a) 106,100,000 shares of Class A common stock to the Cyxtera Stockholder at the closing of the Business Combination, (b) 25,000,000 shares of Class A common stock to the PIPE Investors in connection with the PIPE Investment to be completed for purposes of raising additional capital for use by the combined company following the closing of the Business Combination and satisfying one of the conditions to the closing and (c) the number of forward purchase shares that would result in net proceeds in an aggregate amount necessary to satisfy the Redemption Obligation, subject to the Maximum Backstop Commitment;

The Director Election Proposal —To consider and vote upon a proposal to elect the nine director nominees to the board of directors effective as of the closing of the Business Combination in accordance with the Merger Agreement;

The 2021 Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Cyxtera Technologies, Inc. 2021 Omnibus Incentive Plan, substantially in the form attached as Annex G to this proxy statement, and the material terms thereunder; and

The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and/or the 2021 Incentive Plan Proposal.

Q:	Are the proposals conditioned on one another?

A:

The closing is conditioned on the approval of each of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal and the Adjournment Proposal at the special meeting. Except for the Adjournment Proposal, each Proposal is conditioned on the approval of each of the other Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposals set forth in this proxy statement.

Q:	Who is Cyxtera?

A:

Cyxtera Technologies, Inc. is a global data center leader in retail colocation and interconnection services. Cyxtera is the largest privately-held global retail colocation provider based on market share, and will be the third largest provider following the closing of the Business Combination. Cyxtera’s data center platform consists of 61 highly interconnected data centers across 29 markets on three continents. Cyxtera provides an innovative suite of deeply connected and intelligently automated infrastructure and interconnection solutions to more than 2,300 leading enterprises, service providers and government agencies around the world — enabling them to scale faster, meet rising consumer expectations, and gain a competitive edge.

Q:	Why is SVAC proposing the Business Combination?

A:

SVAC was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Based on SVAC’s due diligence investigations of Cyxtera and the industries in which Cyxtera operates, including the financial and other information provided by Cyxtera in the course of SVAC’s due diligence investigations, SVAC’s board of directors believes that the Business Combination is in the best interests of SVAC and its stockholders and presents an opportunity to increase stockholder value. However, there can be no assurances of this. Although SVAC’s board of directors believes that the Business Combination presents a beneficial business combination opportunity and is in the best interests of SVAC and its stockholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. See the section entitled “Proposal Number 1 — The Business Combination Proposal — SVAC’s Board of Directors’ Reasons for the Approval of the Business Combination” for more information.

Q:	Why is SVAC providing stockholders with the opportunity to vote on the Business Combination?

A:

We are seeking approval of the Business Combination for purposes of complying with applicable Nasdaq Listing Rules requiring stockholder approval of issuances of more than 20% of a listed company’s issued and outstanding common stock. In addition, pursuant to our Charter, we must provide all public stockholders with the opportunity to redeem all or a portion of their public shares upon the consummation of an initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote to approve such initial business combination.

Q:	Do Cyxtera’s stockholders need to approve the Business Combination?

A:

Cyxtera’s sole stockholder has adopted and approved the Merger Agreement and, subject to the satisfaction of the closing conditions contained in the Merger Agreement, the consummation of the Business Combination.

Q:	What will happen in the Business Combination?

A:

Pursuant to the Merger Agreement, (i) Cyxtera will be contributed to Newco by the Cyxtera Stockholder, with Cyxtera becoming a wholly-owned subsidiary of Newco and Cyxtera shall thereafter be converted to a Delaware limited liability company, (ii) Merger Sub 1 will be merged with and into NewCo, with NewCo surviving the First Merger as a wholly-owned subsidiary of SVAC and Merger Sub 1 ceasing to exist, and (iii) immediately following the First Merger, NewCo will be merged with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of SVAC and NewCo ceasing to exist. The total merger consideration is 106,100,000 shares of our Class A common stock which will be issued to the Cyxtera Stockholder at the effective time of the First Merger. The approximate dollar value of the merger consideration is $1,061,000,000. The market value of these shares will vary with any change in the SVAC Class A common stock price, and, as such, the market value of the shares to be issued could vary from the market value as of the date of this proxy statement. In connection with the closing, SVAC will be renamed “Cyxtera Technologies, Inc.”

For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal.”

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The Merger Agreement contains a number of conditions to consummating the Business Combination, including the approval by our stockholders of the Proposals. For a summary of the conditions that must be satisfied or waived prior to the closing, see the section entitled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination.”

Q:	How will the combined company be managed and governed following the Business Combination?

A:

Following the closing of the Business Combination, the combined company will be managed by Cyxtera’s officers and a new board of directors will be installed pursuant to the terms of the Merger Agreement and the Stockholders Agreement. For information on the anticipated management following the Business Combination, see the section entitled “Management Following the Business Combination.”

Q:	Will SVAC obtain new financing in connection with the Business Combination?

A:

In connection with its entry into the Merger Agreement, SVAC entered into the Subscription Agreements, each dated February 21, 2021, with the PIPE Investors, pursuant to which, among other things, SVAC agreed to issue and sell in a private placement an aggregate of 25,000,000 shares of Class A common stock to the PIPE Investors, at a price of $10.00 per share, for aggregate consideration of $250,000,000, of which certain clients of Starboard have committed to purchase, on the same terms as the other subscribers, an aggregate of 6,000,000 shares of Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $60,000,000. The purpose of the PIPE Investment is to provide additional capital for use by the combined company following the closing and to satisfy one of the conditions to the closing.

Q:	What consideration will the Cyxtera Stockholder receive in the Business Combination?

A:

Under the Merger Agreement, at the effective time of the First Merger, SVAC shall issue 106,100,000 shares of Class A common stock to the Cyxtera Stockholder. The approximate dollar value of the merger consideration is $1,061,000,000. The market value of these shares will vary with any change in the SVAC Class A common stock price, and, as such, the market value of the shares to be issued could vary from the market value as of the date of this proxy statement.

Q:	What equity stake will current SVAC stockholders, the holders of our Class B common stock, the PIPE Investors and the Cyxtera Stockholder hold in SVAC following the closing?

A:

It is anticipated that, immediately following the closing and based on the assumptions set forth in “Certain Defined Terms,” the ownership of issued and outstanding shares of SVAC will be as set forth below. Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

	Number of shares of Class A common stock		% of all shares of Class A common stock
SVAC public stockholders	40,423,453		22.3%
SVAC’s Sponsor, management and board	10,105,863		5.6%
Cyxtera Stockholder	106,100,000		58.4%
PIPE Investors	25,000,000	(1)	13.8%

(1)	Includes an aggregate of 6,000,000 shares of Class A common stock which certain clients of Starboard have committed to purchase on the same terms as the other PIPE Investors.

These ownership percentages may vary depending on certain assumptions. For example, if you assume (i) the exercise of all public and private placement warrants, which are exercisable for one whole share of Class A common stock at a price of $11.50 per share at any time commencing on the later of 12 months from the closing of our Initial Public Offering and 30 days after the completion of the Business Combination, (ii) the conversion of all shares of Class B common stock at the closing on a one-for-one basis, into 10,105,863 shares of Class A common stock in the aggregate, (iii) the issuance of 25,000,000 shares of Class A common stock to the PIPE Investors, including 6,000,000 shares of Class A common stock to certain clients of Starboard in connection with the PIPE Investment, (iv) the issuance of 7,500,000 optional shares to the forward purchasers, (v) the issuance of 106,100,000 shares to the Cyxtera Stockholder and (v) $100,000,000 in redemptions, resulting in the issuance of 10,526,315 shares of Class A common stock and 428,124 private placement warrants to the forward purchasers, the Sponsor, SVAC’s management and board, the forward purchasers and certain clients of Starboard will collectively own approximately 20% of the combined company.

Q:	What amendments will be made to our Charter?

A:

SVAC is asking its stockholders to approve and adopt amendments to our Charter, to be effective upon the closing, which will include amendments to (a) increase the number of authorized shares of SVAC’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (i) 220,000,000 shares of common stock, including 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock, and (ii) 1,000,000 shares of preferred stock, to 510,000,000 shares, consisting of (i) 500,000,000 shares of Class A common stock and (ii) 10,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B common stock, the initial business combination and other matters relating to SVAC’s status as a blank check company that will no longer be applicable to us following the closing, and (c) approve and adopt certain other changes contained in the Proposed Charter, a copy of the form of which is attached as Annex B to this proxy statement. Stockholder approval of the

Charter Proposal is required under our Charter and is a condition to closing the Business Combination. See the section entitled “Proposal Number 2 — The Charter Proposal” for more information.

Q:	Why is SVAC proposing the Nasdaq Proposal?

A:

SVAC is proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules, which require stockholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. SVAC will issue (a) 106,100,000 shares of Class A common stock to the Cyxtera Stockholder at the effective time of the First Merger, (b) 25,000,000 shares of Class A common stock to the PIPE Investors for aggregate consideration of $250,000,000 for purposes of raising additional capital for use by the combined company following the closing and satisfying one of the conditions to the closing and (c) the number of forward purchase shares that would result in net proceeds in an aggregate amount necessary to satisfy the Redemption Obligation, subject to the Maximum Backstop Commitment. Because SVAC will issue 20% or more of its outstanding voting power and outstanding common stock in connection with the Business Combination, it is required to obtain stockholder approval of such issuances pursuant to Nasdaq Listing Rules.

Stockholder approval of the Nasdaq Proposal is also a condition to closing in the Merger Agreement. See the section entitled “Proposal Number 3 — The Nasdaq Proposal” for more information.

Q:	What happens if I sell my shares of Class A common stock before the special meeting?

A:

The record date for the special meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Class A common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of Class A common stock because you will no longer be able to tender them prior to the special meeting in accordance with the provisions described in this proxy statement. If you transferred your shares of Class A common stock prior to the record date, you have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	Following the Business Combination, will SVAC’s securities continue to trade on a stock exchange?

A:

Yes. Upon the closing, we intend to change our name from “Starboard Value Acquisition Corp.” to “Cyxtera Technologies, Inc.” and our Class A common stock and warrants will be listed following the closing under the symbols “CYXT” and “CYXTW,” respectively. We have applied to continue the listing of our Class A common stock and warrants on Nasdaq following the closing. Our units will automatically separate into the component securities upon the closing of the Business Combination and, as a result, will no longer trade as a separate security following the Business Combination.

Q:	What vote is required to approve the Proposals presented at the special meeting?

A:

Approval of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class.

Q:	May the Sponsor and our directors, officers or their respective affiliates purchase shares in connection with the Business Combination?

A:

In connection with the stockholder vote to approve the Business Combination, the Sponsor and our officers, directors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed for a per share pro rata portion of the Trust Account. None of the Sponsor and our directors, officers or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares as of the record date (to the extent they are still the record holder of such sold shares as of the redemption deadline), is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and our officers, directors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per share pro rata portion of the Trust Account.

The purpose of such purchases would likely be to vote such shares in favor of the Business Combination, thereby increasing the likelihood of obtaining stockholder approval of the Business Combination while ensuring that the Minimum Cash Condition for the closing of the Business Combination is satisfied. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our common stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the Proposals to be presented at the special meeting and would likely increase the chances that such Proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Q:	How many votes do I have at the special meeting?

A:

SVAC’s stockholders are entitled to one vote at the special meeting for each share of Class A common stock and one vote at the special meeting for each share of Class B common stock held of record as of                 , 2021, the record date for the special meeting. As of the close of business on                 , 2021, there were 40,423,453 outstanding shares of Class A common stock and 10,105,863 outstanding shares of Class B common stock.

Q:	What constitutes a quorum at the special meeting?

A:

Holders of a majority in voting power of Class A common stock and Class B common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum.

Q:	What are the recommendations of SVAC’s board of directors?

A:

After careful consideration, SVAC’s board of directors recommends that SVAC stockholders vote “FOR” each Proposal being submitted to a vote of the SVAC stockholders at the special meeting. For more information regarding how the board of directors of SVAC recommends that SVAC stockholders vote, see the sections describing each Proposal in this proxy statement.

When you consider the recommendation of our board of directors in favor of approval of these Proposals, you should keep in mind that the Sponsor, our directors and officers have interests in the Business Combination that are different from, in addition to or conflict with your interests as a stockholder. See the section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Q:	How will the Sponsor and SVAC’s directors and officers vote?

A:

The Sponsor and our officers and directors have agreed to vote any shares of common stock owned by them in favor of the Proposals. As of the date of this proxy statement, the Sponsor and our officers and directors collectively own 10,105,863 outstanding shares of Class B common stock, representing, in the aggregate, approximately 20% of SVAC’s outstanding shares of common stock.

Q:	What interests do the Sponsor and our current officers and directors have in the Business Combination?

A:

In considering the recommendation of SVAC’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, in addition to, or conflict with those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the fact that the Sponsor and our officers and directors have agreed not to redeem any shares of common stock held by them in connection with the completion of the Business Combination;

•

the fact that the Sponsor and certain of our directors paid an aggregate of $25,000 for their founder shares and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $                based on the closing price of our Class A common stock of $                on Nasdaq on                , 2021, the record date for the special meeting;

•

the fact that the Sponsor and our officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete an initial business combination by September 14, 2022;

•

the fact that the Sponsor has agreed to be liable to SVAC if and to the extent any claims by a third party (except for SVAC’s independent registered public accounting firm) for services rendered or products sold to SVAC, or a prospective target business with which SVAC has entered into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of  (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account (net of permitted withdrawals). This liability will not apply with respect to any claims by a third party or target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act;

•	the anticipated continuation of Jeffrey C. Smith and Michelle Felman and the anticipated election of Gregory Waters as directors of SVAC following the closing;

•

the fact that certain clients of Starboard agreed to participate in the PIPE Investment and purchase 6,000,000 shares of Class A common stock in the aggregate at $10.00 per share on the terms set forth in the Subscription Agreements;

•	the fact that we agreed to pay our Sponsor a total of $10,000 per month for office space, administrative and support services and such arrangement will terminate upon the closing;

•

the fact that our officers and directors have agreed not to become an officer or director of any other special purpose acquisition company with a class of securities registered under the Exchange Act until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete an initial business combination by September 14, 2022;

•

the fact that none of our Sponsor, officers and directors, or any of their respective affiliates is entitled to compensation of any kind, including finder’s and consulting fees, for services rendered prior to or in connection with the completion of an initial business combination (except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations). As of the date hereof, no out-of-pocket expenses have been incurred by our Sponsor, officers or directors incident to identifying, investigating and consummating a business combination; and

•

the fact that the Sponsor and our officers and directors will lose their entire investment in us with respect to the founder shares and warrants they own if an initial business combination is not completed by September 14, 2022. Immediately prior to the closing of the Business Combination, our Sponsor will own 6,723,127 private placement warrants and 9,480,713 of the total 10,105,863 founder shares issued and outstanding. The table set forth below sets out the total investment made by our Sponsor for the private placement warrants and the founder shares and the value of such securities. As of the date hereof, there are no working capital loans outstanding.

Name of Holder	Security	Total Capital Contribution	Value
Sponsor	Private placement warrants	$10,084,690.50	$11,241,950.00	(1)
Sponsor	Founder shares	$23,460.16	$95,186,358.52	(2)

(1)	Based on a valuation as of March 31, 2021, which is the most recent date for which a valuation is available.
(2)	Based on the closing price of our Class A common stock of $10.04 on Nasdaq on July 12, 2021.

Immediately prior to the consummation of the Business Combination, our Chief Executive Officer will own 505,150 founder shares, and each of our independent directors will own 30,000 founder shares. The table set forth below summarizes the total capital contributions made by our officers and directors for their interests in the founder shares and the value of such interests, all of which would be lost if the Business Combination is not consummated and we do not otherwise consummate an alternative business combination by September 14, 2022.

Name	Position	Total Capital Contribution	Value(1)
Martin D. McNulty, Jr.	Chief Executive Officer	$1,250.00	$5,071,706.00
Pauline J. Brown	Independent Director	$72.46	$301,200.00
Michelle Felman	Independent Director	$72.46	$301,200.00
Robert L. Greene	Independent Director	$72.46	$301,200.00
Lowell W. Robinson	Independent Director	$72.46	$301,200.00

(1)	Based on the closing price of our Class A common stock of $10.04 on Nasdaq on July 12, 2021.

Q:	What happens if I vote against the Business Combination Proposal?

A:

Under our Charter, if the Business Combination Proposal is not approved and the Business Combination is not consummated, and we do not otherwise consummate an alternative business combination by September 14, 2022, we will be required (unless an extension of such date is approved by affirmative vote of the holders of at least 65% of our outstanding common stock pursuant to our Charter), to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public stockholders.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you may elect to have your public shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the closing, including interest earned on the funds held in the Trust Account (net of permitted withdrawals), by (b) the number of then-outstanding public shares; provided that SVAC will not redeem any public shares to the extent that such redemption would result in SVAC having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares, which we refer to as the “15% limit.” Accordingly, all public shares in excess of the 15% limit beneficially owned by a public stockholder or group will not be redeemed for cash. There will be no redemption rights upon the completion of the Business Combination with respect to SVAC’s redeemable warrants.

The Sponsor and our officers and directors have agreed to waive their redemption rights with respect to any shares of common stock held by them in connection with the completion of the Business Combination. The Sponsor and our officers and directors agreed to the waiver in connection with the Business Combination to induce SVAC and Cyxtera to enter into the Merger Agreement. Such waivers are common in transactions of this sort and the Sponsor and our officers and directors did not view the waiver as separate from the transaction as a whole and did not receive separate consideration for the waiver. The founder shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2021 of approximately $404,461,491, the estimated per share redemption price would have been approximately $10.00.

Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes) in connection with the liquidation of the Trust Account or if we subsequently complete a different business combination on or prior to September 14, 2022.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your shares of Class A common stock for or against or abstain from voting on the Business Combination Proposal or any other Proposal described in this proxy statement. As a result, the Business Combination can be approved by stockholders who will redeem their shares and no longer remain stockholders.

Q:	What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

As discussed above, our public stockholders may vote in favor of the Business Combination and also exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions of public shares by SVAC’s public stockholders. However, the closing is conditioned upon, among other things, the Minimum Cash Condition described below. Specifically, if the number of redemptions cause the Minimum Cash Condition not to be satisfied, Cyxtera will not be obligated to consummate the Business Combination. In addition, with fewer public shares and public stockholders, the trading market for our Class A common stock may be less liquid than the market for our Class A common stock was prior to the closing and we may not be able to continue to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into the combined company’s business will be reduced.

Public stockholders who purchased units as part of our Initial Public Offering for $10.00 may experience dilution if they elect not to redeem in connection with the Business Combination. As shown in the table below, in the event of any redemptions, the forward purchase agreement provides for the sale of forward purchase shares at $9.50 per share in an aggregate amount of up to $100,000,000, which would be dilutive to public stockholders who purchased units as part of our Initial Public Offering. Furthermore, the expense of the deferred underwriting commission would be borne by those stockholders who elect not to redeem and the forward purchasers.

As a partial offset to this dilution, the distributable redeemable warrants will be distributed only to stockholders who elect not to redeem in connection with the Business Combination, as described further herein. See “Business of SVAC—Distribution of Redeemable Warrants to Holders of Class A Common Stock not Electing Redemption”. We calculate the value of these warrants based on a price of $2.08, the closing trading price on Nasdaq as of June 29, 2021.

The table below assumes (i) no redemptions, (ii) $100,000,000 in redemptions, which represents the Maximum Backstop Commitment and (iii) an illustrative redemption scenario which shows the maximum number of redemptions that may occur but which would still provide for the satisfaction of the Minimum Cash Condition and shows:

•

The per share value to a public stockholder that elects not to redeem across a range of scenarios. This value factors in the per share value following dilution from the issuance of forward purchase shares, the per share cost of the deferred underwriting commission and the value of the warrants received by such public stockholder.

•

The table also shows the value to a public stockholder that elects to redeem their shares of Class A common stock in connection with the Business Combination for their pro-rata share of cash in the Trust Account plus the value of the detachable redeemable warrant received by public stockholder as part of the unit purchased in our Initial Public Offering.

Per Share Value
Trust Value	$404,461,491
Total Class A common stock	40,423,453
Trust Value Per Class A common stock	$10.0056

	No Redemptions	$100mm Redemptions	Illustrative Redemptions
Redemptions ($)	$0	$100,000,000	$204,576,287
Redemptions (Shares)	0	9,994,388	20,446,149

Cash left in Trust Account post redemption	$404,461,491	$304,461,491	$199,885,204

Forward purchase proceeds	$0	$100,000,000	$100,000,000
Forward purchase shares	0	10,526,315	10,526,315

Cash left in Trust Account post redemption plus forward purchase proceeds	$404,461,491	$404,461,491	$299,885,204
Class A common stock post redemption plus forward purchase shares	40,423,453	40,955,380	30,503,619

Per Share Value	$10.0056	$9.8757	$9.8311

Deferred underwriting commission	$18,190,554	$18,190,554	$17,971,910
Value per Share	$(0.4500)	$(0.4442)	$(0.5892)

Cash left in Trust Account post redemption with forward purchase proceeds minus deferred underwriting commission	$386,270,937	$386,270,937	$281,913,295
Class A common stock post redemption with forward purchase shares	40,423,453	40,955,380	30,503,619

Per Share Value	$9.5556	$9.4315	$9.2420

Value of Non-Redeemed Share
Per Share Value	$9.5556	$9.4315	$9.2420
Plus: 1/6 of one detachable redeemable warrant	$0.3467	$0.3467	$0.3467
Plus: distributable redeemable warrants	$0.3467	$0.4313	$0.5790

Total Value of Non-Redeemed Share	$10.2489	$10.2094	$10.1677

Value of Redeemed Share
Per Share Value	$10.0056	$10.0056	$10.0056
Plus: 1/6 of one detachable redeemable warrant	$0.3467	$0.3467	$0.3467

Total Value of Redeemed Share	$10.3523	$10.3523	$10.3523

The Business Combination also involves the $250 million PIPE Investment, as well as the Optional Share Letter Agreement, pursuant to which the forward purchasers have the option to purchase shares of common stock in the combined company at $10.00 per share in an aggregate amount not exceeding $75,000,000. Both of these securities are dilutive to our Initial Public Offering investors only to the extent that SVAC’s stock price exceeds $10.00. SVAC also has public and private warrants outstanding. While these securities may be dilutive to our Initial Public Offering investors in the future, they have an exercise price of $11.50, meaning that they are not dilutive to our Initial Public Offering investors until the stock price exceeds $11.50.

Our Initial Public Offering investors will also face dilution from the founder shares, which will automatically convert into shares of Class A common stock at the closing on a one-for-one basis, resulting in the issuance of 10,105,863 shares of Class A common stock in the aggregate. The table below illustrates how the conversion of the founder shares and other sources of possible dilution affect the public stockholder ownership percentage in the combined entity.

The table below shows possible sources of dilution and the extent of such dilution that non-redeeming SVAC public stockholders could experience in connection with the closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes (i) the exercise of all public and private placement warrants, which are exercisable for one whole share of Class A common stock at a price of $11.50 per share at any time commencing on the later of 12 months from the closing of our Initial Public Offering and 30 days after the completion of the Business Combination, (ii) the conversion of all shares of Class B common stock at the closing on a one-for-one basis, into 10,105,863 shares of Class A common stock in the aggregate, (iii) the issuance of 25,000,000 shares of Class A common stock to the PIPE Investors, including 6,000,000 shares of Class A common stock to certain clients of Starboard in connection with the PIPE Investment, (iv) the issuance of 7,500,000 optional shares to the forward purchasers, (v) the issuance of 106,100,000 shares to the Cyxtera Stockholder and (vi) the issuance of forward purchase shares and private placement warrants to the forward purchasers pursuant to the forward purchase agreement if there are redemptions. The table is presented assuming (i) no redemptions, (ii) $100,000,000 in redemptions, which represents the Maximum Backstop Commitment and (iii) an illustrative redemption scenario which shows the maximum number of redemptions that may occur but which would still provide for the satisfaction of the Minimum Cash Condition.

	No Redemptions		$100,000,000 in Redemptions		Illustrative Redemptions
Ownership	Number of Shares	Ownership %	Number of Shares	Ownership %	Number of Shares	Ownership %
Shares to Cyxtera Stockholder	106,100,000	50.7%	106,100,000	50.6%	106,100,000	53.2%
Conversion of founder shares to Class A shares on a one-for-one basis	10,105,863	4.8%	10,105,863	4.8%	10,105,863	5.1%
Forward purchase shares	0	0.0%	10,526,315	5.0%	10,526,315	5.3%
PIPE shares issued to certain clients of Starboard	6,000,000	2.9%	6,000,000	2.9%	6,000,000	3.0%
PIPE shares issued to non-Starboard PIPE Investors	19,000,000	9.1%	19,000,000	9.1%	19,000,000	9.5%
Optional shares	7,500,000	3.6%	7,500,000	3.6%	7,500,000	3.8%
Warrants held by public holders	13,474,484	6.4%	13,046,359	6.2%	12,298,544	6.2%
Warrants held by forward purchasers	0	0.0%	428,125	0.2%	1,175,940	0.6%
Private placement warrants	6,723,127	3.2%	6,723,127	3.2%	6,723,127	3.4%
SVAC public shares	40,423,453	19.3%	30,429,065	14.5%	19,977,304	10.0%

Total	209,326,927	100.0%	209,858,854	100.0%	199,407,093	100.0%

The deferred underwriting commissions in connection with the Initial Public Offering will be released to the underwriters only on completion of the Business Combination, in an amount equal to up to 4.5% of the gross proceeds of the Initial Public Offering. 1.5% of this amount is subject to a pro-rata reduction based on net redemptions, if any, experienced at the time of closing of the Business Combination (the “Variable Portion”). “Net redemptions” is defined as the aggregate dollar amount paid to redeeming public stockholders in connection with the closing of the Business Combination that is above $190,000,000 (which represents the PIPE Investment proceeds received from third-party, non-Starboard investors). Below is a summary of the total deferred underwriting commission to be paid upon closing of the Business Combination, assuming (i) no redemptions, (ii) $100,000,000 in redemptions, which represents the

Maximum Backstop Commitment and (iii) an illustrative redemption scenario which shows the maximum number of redemptions that may occur but which would still provide for the satisfaction of the Minimum Cash Condition.

Underwriting Fee
	No Redemptions	$100,000,000 in Redemptions	Illustrative Redemptions
Redemptions ($)	$0	$100,000,000	$204,576,287
Redemptions (Shares)	0	9,994,388	20,446,149
Total Deferred Fee (%)	4.50%	4.50%	4.50%
Total Deferred Fee ($)	$18,190,554	$18,190,554	$18,190,554
Variable Portion	1.50%	1.50%	1.50%
Threshold Redemption Level	$190,000,000	$190,000,000	$190,000,000

Net Redemptions	$0	$0	$14,576,287
Reduction in Fee for Net Redemptions	$0	$0	$218,644

Total Underwriting Fee	$18,190,554	$18,190,554	$17,971,910

Effective Deferred Underwriting Fee (as a percentage of cash left in Trust Account post redemptions)	4.50%	5.97%	8.99%

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on                , 2021 (two business days before the special meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, SVAC’s transfer agent, that SVAC redeem your public shares for cash, and (ii) deliver your stock to SVAC’s transfer agent physically or electronically through the Depository Trust Company (“DTC”). The address of SVAC’s transfer agent is listed under the question “Who can help answer my questions?” below. SVAC requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to SVAC’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and SVAC’s transfer agent will need to act to facilitate the request. It is SVAC’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because SVAC does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with SVAC’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to SVAC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that SVAC’s transfer agent return the shares (physically or electronically). Such requests may be made by contacting SVAC’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q:	Did the board of directors of SVAC obtain a third-party valuation or fairness opinion for purposes of determining whether or not to proceed with the Business Combination?

A:

No. SVAC’s board of directors did not obtain a third-party valuation or fairness opinion in connection with or for purposes of determining whether or not to proceed with the Business Combination. SVAC’s officers and directors have substantial experience in evaluating the operating and financial merits of businesses and concluded that their experience and backgrounds, together with the experience and backgrounds of their outside advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying on the judgment of SVAC’s board of directors in valuing Cyxtera and assuming the risk that SVAC’s board of directors may not have properly valued such businesses.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of exercising redemption rights will depend on your particular facts and circumstances. See the section entitled “Material U.S. Federal Income Tax Considerations of the Redemption.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:

No. The holders of our warrants have no redemption rights with respect to our warrants. As described further herein, our redeemable warrants include our detachable redeemable warrants and our distributable redeemable warrants. Each unit issued in our Initial Public Offering includes one-sixth of one detachable redeemable warrant and the contingent right to receive at least one-sixth of one redeemable warrant following the initial business combination redemption time under certain circumstances and subject to adjustment. In connection with the Business Combination, public stockholders will have the opportunity to exercise their right to redeem their shares of Class A common stock for cash. However, our distributable redeemable warrants will be distributed only to the holders of record of those shares of our Class A common stock that remain outstanding after such redemptions. Accordingly, to the extent that you elect to redeem your shares of Class A common stock, you will receive no distributable redeemable warrants in respect of such shares; however, despite your election to redeem your shares, you will still retain your detachable redeemable warrants. In an illustrative redemption scenario in which 20,446,119 public shares are redeemed (which is the maximum number of redemptions that may occur but which would still provide sufficient cash to satisfy the Minimum Cash Condition), such redeeming public stockholders will retain an aggregate of 3,407,691 detachable redeemable warrants, which have an aggregate value of $7,871,766.21 based on the closing price of our detachable redeemable warrants on Nasdaq of $2.31 on July 12, 2021. Each such warrant is exercisable to purchase one share of common stock at $11.50 per whole share at any time commencing on the later of 12 months from the closing of our Initial Public Offering and 30 days after the completion of the Business Combination. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the then existing holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

Q:	Do I have appraisal rights if I object to the proposed business combination?

A:	No. There are no appraisal rights available to holders of Class A common stock or Class B common stock in connection with the Business Combination.

Q:	What happens to the funds deposited in the Trust Account after the closing?

A:

If the Proposals required for the Business Combination are approved, SVAC intends to use a portion of the funds held in the Trust Account to pay (i) a portion of SVAC’s aggregate costs, fees and expenses in connection with the closing, (ii) tax obligations and deferred underwriting commissions from the Initial Public Offering, and (iii) for any redemptions of public shares. Any additional funds available for release from the Trust Account, together with proceeds received from the issuance of shares of Class A common stock pursuant to the Subscription Agreements, will be used for general corporate purposes of the combined company following the closing. See the section entitled “Proposal Number 1 — The Business Combination Proposal” for additional information.

Q:	What happens if the Business Combination is not consummated or is terminated?

A:

There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement — Termination of the Merger Agreement” for additional information regarding the parties’ specific termination rights. In accordance with our Charter, if an initial business combination is not consummated by September 14, 2022, SVAC will be required to (i) cease all operations, except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account (net of permitted withdrawals and $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

SVAC expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to SVAC’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares have waived any right to any liquidating distributions with respect to those shares. In the event of liquidation, there will be no distribution with respect to SVAC’s outstanding detachable redeemable warrants. Accordingly, the warrants will expire worthless if we fail to complete an initial business combination by September 14, 2022.

Q:	When is the Business Combination expected to be consummated?

A:

It is currently anticipated that the Business Combination will be completed promptly following the special meeting of SVAC stockholders to be held on                 , 2021, provided that the conditions to the closing have been satisfied or waived. For a description of the conditions for the closing, see the section entitled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement — Conditions to the Business Combination.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement, including “Risk Factors” and the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of Class A common stock or Class B common stock on                 , 2021, the record date for the special meeting of SVAC stockholders, you may vote with respect to the Proposals virtually at the special meeting or by completing signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote virtually, obtain a proxy from your broker, bank or nominee.

Q:	Do I need to attend the special meeting of stockholders to vote my shares?

A:

No. You are invited to attend the special meeting to vote on the Proposals described in this proxy statement. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. We encourage you to vote as soon as possible after carefully reading this proxy statement.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:

At the special meeting, which will be held virtually, SVAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, if a valid quorum is otherwise established, failure to vote or an abstention will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposal.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by SVAC without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders.

Q:	If I am not going to attend the special meeting, should I submit my proxy card instead?

A:

Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. SVAC believes the Proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to SVAC’s secretary at the address listed below so that it is received by our secretary prior to the special meeting or attend the special meeting and vote virtually. You also may revoke your proxy by sending a notice of revocation to SVAC’s secretary, which must be received prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards.

For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

SVAC has engaged a professional proxy solicitation firm, Okapi Partners (“Okapi”), to assist in soliciting proxies for the special meeting. SVAC has agreed to pay Okapi a fee of $20,000, plus disbursements. SVAC will reimburse Okapi for reasonable out-of-pocket expenses and will indemnify Okapi Partners and its affiliates against certain claims, liabilities, losses, damages and expenses.

Q:	How can I communicate with the board of directors?

A:

Stockholders and other interested parties are invited to communicate with any of the independent directors, or the independent directors as a group, by writing to them at Starboard Value Acquisition Corp., 777 Third Avenue, 18th Floor, New York, New York 10017 Attention: Martin D. McNulty, Jr.

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact our proxy solicitor:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (855) 305-0857

Email: info@okapipartners.com

You may also contact us at:

Starboard Value Acquisition Corp.

777 Third Avenue, 18th Floor

New York, New York 10017

Attention: Martin D. McNulty, Jr.

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about SVAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Mark Zimkind

Email: Mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the special meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find Additional Information.”

In connection with the closing, we intend to change our name from “Starboard Value Acquisition Corp.” to “Cyxtera Technologies, Inc.” Unless the context otherwise requires, references in this section to the “Company,” “we,” “our” or “us” are to Starboard Value Acquisition Corp. as it relates to matters prior to the closing, and are to the combined company of SVAC and Cyxtera as it relates to matters following the closing.

Information About the Parties to the Business Combination

Starboard Value Acquisition Corp.

Starboard Value Acquisition Corp. is a blank check company formed under the laws of the State of Delaware on November 14, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We have neither engaged in any operations nor generated any revenues to date.

SVAC’s Class A common stock and detachable redeemable warrants, which are exercisable for shares of Class A common stock under certain circumstances, are currently listed on Nasdaq under the symbols “SVAC” and “SVACW”, respectively. Some of our shares of Class A common stock and detachable redeemable warrants currently trade as units consisting of one share of Class A common stock, one-sixth of one redeemable warrant and a contingent right to receive at least one-sixth of one redeemable warrant following the initial business combination redemption time under certain circumstances, and subject to adjustment, and are listed on Nasdaq under the symbol “SVACU.” The units will automatically separate into the component securities upon the closing of the Business Combination and, as a result, will no longer trade as a separate security. Upon the closing, we intend to change our name from “Starboard Value Acquisition Corp.” to “Cyxtera Technologies, Inc.” and our Class A common stock and warrants will be listed following the closing under the symbols “CYXT” and “CYXTW”, respectively. We have applied to continue the listing of our Class A common stock and warrants on Nasdaq upon the closing.

The mailing address of SVAC’s principal executive office is 777 Third Avenue, 18th Floor, New York, New York 10017.

For more information about SVAC, see the sections entitled “Business of SVAC” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SVAC.”

Cyxtera Technologies, Inc.

Cyxtera Technologies, Inc. is a global data center leader in retail colocation and interconnection services. Cyxtera is the largest privately-held global retail colocation provider based on market share, and will be the third largest provider following the closing of the Business Combination. Cyxtera’s data center platform consists of 61 highly interconnected data centers across 29 markets on three continents. Cyxtera provides an innovative suite of deeply connected and intelligently automated infrastructure and interconnection solutions to more than 2,300 leading enterprises, service providers and government agencies around the world – enabling them to scale faster, meet rising consumer expectations, and gain a competitive edge.

The mailing address of Cyxtera’s principal executive office is BAC Colonnade Office Towers, 2333 Ponce de Leon Boulevard, Suite 900, Coral Gables, Florida 33134.

For more information about Cyxtera, see the sections entitled “Business of Cyxtera” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cyxtera.”

The Business Combination

On February 21, 2021, SVAC entered into the Merger Agreement with Merger Sub 1, Merger Sub 2, Cyxtera and NewCo, which contains customary representations and warranties, covenants, closing conditions, and other terms relating to the mergers and the other transactions contemplated thereby, as summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Merger Agreement.

The Structure of the Business Combination

Prior to the closing, (i) Cyxtera shall be contributed to NewCo by the Cyxtera Stockholder, with Cyxtera becoming a wholly-owned subsidiary of NewCo, and (ii) Cyxtera shall thereafter be converted to a Delaware limited liability company (the “Pre-Closing Restructuring”). NewCo has not commenced operations and has nominal assets.

At the closing, (i) Merger Sub 1 shall be merged with and into NewCo, with NewCo surviving the First Merger as a wholly-owned subsidiary of SVAC and Merger Sub 1 ceasing to exist and (ii) immediately following the First Merger, NewCo shall be merged with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of SVAC and NewCo ceasing to exist. The Transactions, including the mergers, will constitute a “Business Combination” as contemplated by SVAC’s Charter.

As a result of the Transactions, Cyxtera and the various operating subsidiaries of Cyxtera will become subsidiaries of SVAC, with the Cyxtera Stockholder becoming a stockholder of SVAC. The Cyxtera Stockholder will own approximately 58.4% of SVAC following the closing.

As a consequence of the Transactions, each issued and outstanding share of Class B common stock, will automatically convert into a share of Class A common stock, on a one-for-one basis in accordance with the terms of our Charter.

Consideration to be Received in the Business Combination

At the effective time of the First Merger, SVAC shall issue 106,100,000 shares of Class A common stock to the Cyxtera Stockholder (the “Closing Share Consideration”). The approximate dollar value of the merger consideration is $1,061,000,000. The market value of these shares will vary with any change in the SVAC Class A common stock price, and, as such, the market value of the shares to be issued could vary from the market value as of the date of this proxy statement.

Conditions to the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each of the parties to complete the Business Combination are subject to the satisfaction of the following conditions:

•	the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) shall have been expired or been terminated;

•

there shall not be in force and effect any (i) law or (ii) governmental order by any governmental authority, in either case, enjoining, prohibiting, or having the effect of making illegal the consummation of the Business Combination;

•	after giving effect to the Transactions, SVAC will have at least $5,000,001 of net tangible assets;

•	the Proposals contained in this proxy statement shall have been approved by the affirmative vote of the holders of the requisite number of shares of common stock entitled to vote thereon; and

•	the authorization of the listing of the shares constituting the Closing Share Consideration on the Nasdaq Stock Market.

Conditions to Obligations of SVAC

The obligations of SVAC and the Merger Subs to complete the Business Combination is also subject to the satisfaction or waiver by SVAC of the following conditions:

•

the accuracy of the representations and warranties of Cyxtera and NewCo as of the closing, other than, in most cases, those failures to be true and correct that would not reasonably be expected to have a Company Material Adverse Effect;

•

each of the covenants of Cyxtera and NewCo shall have been performed in all material respects prior to the closing, except that Cyxtera shall have performed in all but de minimis respects the covenant required by Section 6.01(cc) of the Merger Agreement;

•	Cyxtera shall have delivered to SVAC a certificate to the effect that the two foregoing conditions have been satisfied;

•	Cyxtera Stockholder and certain of its stockholders shall have each duly executed and delivered to SVAC a copy of the Stockholders Agreement; and

•	certain employee loans shall have been repaid in full prior to the closing.

Conditions to Obligations of Cyxtera

The obligations of Cyxtera and NewCo to complete the Business Combination is also subject to the satisfaction or waiver by Cyxtera of the following conditions:

•	the accuracy of the representations and warranties of SVAC and the Merger Subs as of the closing, in most cases, in all material respects;

•	each of the covenants of SVAC and Merger Subs shall have been performed in all material respects prior to the closing;

•	SVAC shall have delivered to Cyxtera a certificate to the effect that the two foregoing conditions have been satisfied;

•	SVAC and the Sponsor shall have each duly executed and delivered to Cyxtera a copy of the Stockholders Agreement;

•

SVAC shall have delivered to the Cyxtera Stockholder a copy of the A&R Registration Rights Agreement (as defined below) duly executed by SVAC, the Sponsor and the existing holders of Class B common stock;

•

SVAC shall have made all necessary and appropriate arrangements with the trustee to the Trust Account to have all of the funds contained in the Trust Account disbursed to SVAC, all of the funds contained in the Trust Account shall have been actually disbursed to SVAC, and all such funds shall be available to SVAC in respect of all of the obligations of SVAC set forth in the Merger Agreement; and

•

SVAC will have at least $550,000,000 in available cash immediately prior to the effective time of the First Merger (after taking into account (a) exercise of the redemption rights, (b) the payment of deferred underwriting commissions and taxes payable on interest earned, and (c) the net proceeds from the Subscription Agreements) (the “Minimum Cash Condition”).

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the closing, as follows:

a)	by mutual written consent of SVAC and Cyxtera;

b)

by either SVAC or Cyxtera, if there shall be in effect any (i) law or (ii) governmental order (other than a temporary restraining order), that (x) in the case of clauses (i) and (ii) permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Business Combination, and (y) in the case of clause (ii) such governmental order shall have become final and non-appealable;

c)

by either SVAC or Cyxtera if the effective time of the Transactions has not occurred by July 31, 2021 (the “Termination Date”), subject to extension in certain circumstances; provided, however, that the right to terminate the Merger Agreement will not be available to any party whose material breach of any provision of the Merger Agreement caused or resulted in the failure of the Business Combination to be consummated by such time;

d)

by either SVAC or Cyxtera if the approval of SVAC stockholders of the Proposals set forth in this proxy statement are not obtained at the special meeting (or at any adjournment or postponement thereof);

e)

by SVAC if Cyxtera has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, such that (i) one of the conditions set forth in Section 9.02(a) or Section 9.02(b) of the Merger Agreement would not be satisfied at the closing and (ii) such breach or failure to perform is not capable of being cured by Cyxtera by the Termination Date, or, if capable of being cured by Cyxtera by the Termination Date, is not cured by Cyxtera by the earlier of (x) the third business day immediately prior to the Termination Date and (y) the 45th day after written notice of such breach is provided by SVAC; and

f)

by Cyxtera if SVAC or the Merger Subs have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in the Merger Agreement, such that (i) one of the conditions set forth in Section 9.03(a) or Section 9.03(b) of the Merger Agreement would not be satisfied at the closing and (ii) such breach or failure to perform is not capable of being cured by SVAC or the Merger Subs by the Termination Date, or, if capable of being cured by SVAC or the Merger Subs by the Termination Date, is not cured by SVAC or the Merger Subs, as applicable, by the earlier of (x) the third business day immediately prior to the Termination Date and (y) the 45th day after written notice of such breach is provided by Cyxtera.

Effect of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement shall become void and have no effect and the Business Combination will be abandoned. However, the confidentiality and publicity provisions and certain other technical provisions of the Merger Agreement will continue in effect notwithstanding termination thereof. In addition, no party will be relieved from liability for any fraud or willful breaches of the Merger Agreement.

For more information on the Merger Agreement, see the section entitled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement”.

Regulatory Matters

To complete the Business Combination, SVAC and Cyxtera must obtain approvals or consents from, or make filings with certain U.S. federal authorities. The Business Combination is subject to the requirements of the

HSR Act, which prevents SVAC and Cyxtera from completing the Business Combination until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and the applicable waiting periods have expired or been terminated.

On March 5, 2021, SVAC filed the Premerger Notification and Report Form under the HSR Act in respect of SVAC’s acquisition of Cyxtera. The waiting period expired on April 5, 2021.

For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Regulatory Matters.”

Related Agreements

Subscription Agreements. In connection with its entry into the Merger Agreement, SVAC entered into separate Subscription Agreements, each dated as of February 21, 2021, with the PIPE Investors, pursuant to which, among other things, SVAC agreed to issue and sell in a private placement an aggregate of 25,000,000 shares of Class A common stock to the PIPE Investors, for a purchase price of $10.00 per share, and aggregate consideration of $250,000,000. As part of the PIPE Investment, certain clients of Starboard have committed to purchase, on the same terms as the other subscribers, an aggregate of 6,000,000 shares of Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $60,000,000.

The PIPE Investment is expected to close substantially concurrent with the closing of the Business Combination. The proceeds from the PIPE Investment will be used to provide additional capital for the combined company following the closing and to satisfy one of the conditions to the closing. The closing of the PIPE Investment is contingent upon, among other customary closing conditions, the satisfaction or waiver of all conditions precedent to the closing of the Business Combination set forth in the Merger Agreement and the substantially concurrent closing of the Business Combination.

Pursuant to the Subscription Agreements, SVAC has granted customary registration rights to the PIPE Investors. The shares of Class A common stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The Subscription Agreements also contain customary representations and warranties of SVAC and the PIPE Investors.

The foregoing description of the Subscription Agreements and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the form agreement, a copy of which is attached hereto as Annex C. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — Subscription Agreements.”

A&R Registration Rights Agreement. Pursuant to the Merger Agreement, at the closing, SVAC, the holders of Class B common stock and the Cyxtera Stockholder will enter into an amended and restated registration rights agreement (“A&R Registration Rights Agreement”). Pursuant to the A&R Registration Rights Agreement, SVAC will agree to provide to (i) the BC Stockholder and its permitted transferees, (ii) the Medina Stockholder and its permitted transferees, (iii) the Sponsor and its permitted transferees, or (iv) the stockholders holding at least 20% of the registrable securities then outstanding up to three “demand” registrations, customary underwritten offering and “piggyback” registration rights with respect to the Class A common stock and warrants to purchase shares of Class A common stock, subject to certain conditions. The A&R Registration Rights Agreement will also provide that SVAC will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities. The A&R Registration Rights Agreement will amend, restate and replace the registration rights agreement entered into by SVAC, the Sponsor and the other initial stockholders on September 9, 2020.

The foregoing description of the A&R Registration Rights Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the form agreement, a copy of which is attached hereto as Annex D.

For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — A&R Registration Rights Agreement.”

Stockholders Agreement. Pursuant to the Merger Agreement, at the closing SVAC, the Cyxtera Stockholder, BC Stockholder, Medina Stockholder and Sponsor (together with the Cyxtera Stockholder, BC Stockholder and Medina Stockholder, the “Investor Parties”) will enter into a stockholders agreement (the “Stockholders Agreement”), providing for certain governance and director nomination rights with respect to the combined company. Pursuant to the Stockholders Agreement, SVAC and the Investor Parties will agree to take all necessary action to cause the board to be comprised of nine directors as of the closing of the Transactions, including: the combined company’s chief executive officer; three individuals designated by the Cyxtera Stockholder; one independent director designated by the Cyxtera Stockholder with the consent of the Sponsor; two individuals designated by the Sponsor; and two independent directors designated by mutual agreement between the Cyxtera Stockholder and the Sponsor. Subject to certain ownership thresholds, the rights of the Investor Parties to designate directors will continue in respect of each annual meeting or special meeting of SVAC’s stockholders until immediately following the conclusion of SVAC’s annual meeting for the calendar year 2024.

In addition, pursuant to the Stockholders Agreement, the Cyxtera Stockholder shall distribute all of its common stock to the BC Stockholder, the Medina Stockholder and other equity holders of the Cyxtera Stockholder within 12 months from the date of closing of the Transactions. Further, each of Sponsor and the Cyxtera Stockholder will agree to not transfer any common stock for the 12-month period following the closing of the Transactions (the “Lock-Up Period”), other than transfers contemplated by the foregoing sentence and transfers to certain permitted transferees; provided, however, if the closing price of the Class A common stock equals or exceeds $12.00 per share for 20 trading days within a 30-day trading day period commencing at least 150 days after the closing of the Transactions, the Lock-Up Period will automatically terminate as of such 20th trading day.

The foregoing description of the Stockholders Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the form agreement, a copy of which is attached hereto as Annex E.

For more information, see the section entitled “Proposal Number 1 – The Business Combination Proposal – Related Agreements – Stockholders Agreement.”

Stockholder Support Agreement. In connection with the execution of the Merger Agreement, the Cyxtera Stockholder entered into a Stockholder Support Agreement with SVAC and Cyxtera (the “Stockholder Support Agreement”), pursuant to which, among other things, the Cyxtera Stockholder, the sole stockholder of Cyxtera, agreed to (i) provide its consent to the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the mergers and the Pre-Closing Restructuring, and (ii) take all actions necessary or appropriate to contribute its equity securities in Cyxtera to NewCo and otherwise cause the Pre-Closing Restructuring to occur in accordance with the Merger Agreement. In addition, the Cyxtera Stockholder agreed not to transfer any equity securities of Cyxtera or NewCo until the date upon which the Stockholder Support Agreement expires, except as contemplated by the Stockholder Support Agreement.

The Stockholder Support Agreement also contains customary representations and warranties of the Cyxtera Stockholder. The Cyxtera Stockholder Approval was delivered to SVAC by the Cyxtera Stockholder on February 21, 2021.

For more information, see the section entitled “Proposal Number 1 – The Business Combination Proposal – Related Agreements – Stockholder Support Agreement.”

Sponsor Support Agreement. In connection with the Merger Agreement, the Insiders entered into a Sponsor Support Agreement with SVAC and Cyxtera (the “Sponsor Support Agreement”), pursuant to which, among other things, each Insider agreed to (i) vote all Class A common stock and Class B common stock owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the transactions contemplated by the Merger Agreement, including the mergers, and each other proposal related thereto included on the agenda for the special meeting of stockholders, (ii) vote against any proposal with respect to a SPAC Alternative Transaction (as defined below) and (iii) not redeem, or seek to redeem, any Covered Shares owned by it, him or her in connection with the stockholder approval of the Transactions. In addition, each Insider agreed, subject to certain exceptions, not to transfer, as applicable, any shares of Class B common stock, private placement warrants (or shares of Class A common stock issued or issuable upon the exercise of private placement warrants) or other equity securities of SVAC until the date upon which the Sponsor Support Agreement expires. The Sponsor Support Agreement amends and restates that certain letter agreement, dated as of September 9, 2020, among SVAC and the Insiders that was entered into in connection with SVAC’s Initial Public Offering. Solely in connection with and only for the purpose of the transactions contemplated by the Merger Agreement, each Insider irrevocably and unconditionally waived and agreed not to assert, claim or perfect any rights to adjustment or other anti-dilution protection with respect to the rate that the shares of Class B common stock held by him, her or it converts into Class A common stock pursuant to Section 4.3 of SVAC’s Charter or any other anti-dilution protections or other adjustment or similar protections that arise in connection with the Transactions. The Sponsor Support Agreement also contains customary representations and warranties of the Insiders.

For more information, see the section entitled “Proposal Number 1 – The Business Combination Proposal – Related Agreements – Sponsor Support Agreement.”

Release and Indemnity Agreement. In connection with the Merger Agreement, the Cyxtera Stockholder, Cyxtera and SVAC entered into the Release and Indemnity Agreement, pursuant to which, among other things, the Cyxtera Stockholder (for itself and on behalf of its affiliates) released Cyxtera of all claims to the extent relating to matters which occurred prior to the closing (the “Release and Indemnity Agreement”). The Cyxtera Stockholder also agreed to pay SVAC in cash the amount of any Restricted Payments (as defined in the Merger Agreement) made by Cyxtera or any of its subsidiaries during the period commencing on October 1, 2020 and ending at the closing. The maximum aggregate amount of the Restricted Payment Indemnification is $20,000,000. The Restricted Payment Indemnification shall terminate 30 days after the completion of SVAC’s audit for the year ended December 31, 2021.

The foregoing description of the Release and Indemnity Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is attached hereto as Annex F.

For more information, see the section entitled “Proposal Number 1 – The Business Combination Proposal – Related Agreements – Release and Indemnity Agreement.”

Releases. In connection with the Merger Agreement, (i) the BC Stockholder, Cyxtera and SVAC entered into a release agreement, pursuant to which, among other things, the BC Stockholder (for itself and on behalf of its affiliates) released Cyxtera of all claims to the extent relating to matters which occurred prior to the closing

(the “BC Release”), (ii) the Medina Stockholder, Cyxtera and SVAC entered into a release agreement, pursuant to which, among other things, the Medina Stockholder (for itself and on behalf of its affiliates) released Cyxtera of all claims to the extent relating to matters which occurred prior to the closing (the “Medina Release”), and (iii) the Sponsor, Cyxtera and SVAC entered into a release agreement, pursuant to which, among other things, the Sponsor (for itself and on behalf of its affiliates) released SVAC of all claims to the extent relating to matters which occurred prior to the closing (the “SVAC Sponsor Release”).

For more information, see the section entitled “Proposal Number 1 – The Business Combination Proposal – Related Agreements – Releases.”

Proposed Charter

Pursuant to the terms of the Merger Agreement, upon the closing, SVAC will amend and restate the Charter to (a) increase the number of authorized shares of SVAC’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (i) 220,000,000 shares of common stock, including 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock, and (ii) 1,000,000 shares of preferred stock, to 510,000,000 shares, consisting of (i) 500,000,000 shares of Class A common stock and (ii) 10,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B common stock, the initial business combination and other matters relating to SVAC’s status as a blank check company that will no longer be applicable to us following the closing, and (c) approve and adopt certain other changes contained in the Proposed Charter, a copy of the form of which is attached as Annex B to this proxy statement.

For more information about the amendments to our Charter, see the section entitled “Proposal Number 2 — The Charter Proposal.”

Other Proposals

In addition to the Business Combination Proposal, SVAC stockholders will be asked to vote on the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal and the Adjournment Proposal. For more information about the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal and the Adjournment Proposal, see the sections entitled “Proposal Number 2 — The Charter Proposal,” “Proposal Number 3 — The Nasdaq Proposal,” “Proposal Number 4 — The Director Election Proposal,” “Proposal Number 5 — The 2021 Incentive Plan Proposal” and “Proposal Number 6 — The Adjournment Proposal.”

Appraisal Rights

Appraisal rights are not available to SVAC stockholders in connection with the Business Combination.

Date, Time and Place of Special Meeting

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the special meeting will be held via live webcast at                , on                 , 2021, at                 Eastern Time, or such other date, time and place to which such special meeting may be adjourned or postponed. The special meeting can be accessed by visiting                , where you will be able to listen to the meeting live and vote during the meeting.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Class A common stock or Class B common stock at the close of business on                 , 2021, which is the record date for the special meeting. You are entitled to one vote for each share of Class A common stock or Class B common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of                 , 2021 (the record date for the special meeting), there are 50,529,316 shares of Class A common stock and Class B common stock outstanding in the aggregate, of which 40,423,453 are public shares and 10,105,863 are founder shares held by the Sponsor and the other initial stockholders.

Proxy Solicitation

Proxies may be solicited by mail. SVAC has engaged Okapi to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of SVAC Stockholders — Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of SVAC stockholders is necessary to hold a valid meeting. Holders of a majority in voting power of Class A common stock and Class B common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. Abstentions will count as present for the purposes of establishing a quorum.

Approval of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal and the Adjournment Proposal each requires the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting, voting as a single class. In connection with the Merger Agreement, the Sponsor and the other holders of Class B common stock entered into the Sponsor Support Agreement pursuant to which the Sponsor and such other holders of Class B common stock have agreed to vote shares representing 20% of the aggregate voting power of the common stock (comprised of all the outstanding founder shares) in favor of each of the proposals presented at the special meeting, regardless of how public stockholders vote. Accordingly, the Sponsor Support Agreement will increase the likelihood that SVAC will receive the requisite stockholder approval for the Business Combination and the transactions contemplated thereby. Because the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting, the affirmative vote of approximately only 6.25% of the outstanding public shares, in addition to the founder shares, would be required to approve such proposals (assuming only the minimum number of shares representing a quorum are voted).

Approval of the Charter Proposal requires the affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock represented in person or by proxy and entitled to vote thereon at the special meeting, voting as a single class.

Accordingly, if a valid quorum is otherwise established, a stockholder’s failure to vote by proxy or in person at the special meeting, or an abstention, will have no effect on the outcome of any vote on the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposal.

Recommendation to SVAC Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal and the Adjournment

Proposal is in the best interests of SVAC and its stockholders and recommends that its stockholders vote “FOR” each of the Proposals to be presented at the special meeting.

When you consider the recommendation of the board of directors in favor of approval of these Proposals, you should keep in mind that the Sponsor and our members of the board of directors and officers have interests in the Business Combination that are different from, in addition to, or conflict with, your interests as a stockholder. See the section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Summary of Risk Factors

In evaluating the Proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to SVAC and Cyxtera are summarized below:

SVAC

•

Our Sponsor and certain officers and directors have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other Proposals described in this proxy statement.

•	The unaudited pro forma condensed combined financial information included in this proxy statement may not be indicative of what our actual financial position or results of operations would have been.

•

Our Sponsor and certain of our directors and officers hold all of our founder shares and private placement warrants. They will lose their entire investment with respect to such securities if we do not complete an initial business combination.

•	If you elect to exercise your redemption rights with respect to your shares of Class A common stock, you will not receive any distributable redeemable warrants.

•	If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

•	Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

•

The grant of registration rights to our initial stockholders and holders of our forward purchase shares, and the future exercise of such rights, may adversely affect the market price of our Class A common stock.

•

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

•

In evaluating the Business Combination, our management relied on the availability of funds from the sale of the forward purchase shares which will be used to satisfy the Redemption Obligation. If the sale of some or all of the forward purchase shares fails to close, for any reason, we may lack sufficient funds to consummate the Business Combination.

•	A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

•

Subsequent to our completion of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.

•	Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

•	If our stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares for a pro rata portion of the Trust Account.

•

SVAC’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the public stockholders.

•	The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

Cyxtera

•	The ongoing COVID-19 pandemic could have a negative effect on Cyxtera’s business, results of operations and financial condition.

•	Cyxtera’s business depends upon the demand for data centers.

•	Cyxtera’s products and services have a long sales cycle that may harm its revenues and operating results.

•

Any failure of Cyxtera’s physical infrastructure, negative impact on its ability to provide its services, or damage to customer infrastructure within its data centers, could lead to significant costs and disruptions that could reduce Cyxtera’s revenue and harm its business reputation and financial results.

•

Cyxtera may be vulnerable to physical and electronic security breaches and cyber-attacks, which could disrupt its operations and have a material adverse effect on its financial performance and operating results.

•	Adverse global economic conditions and credit market uncertainty could adversely impact Cyxtera’s business and financial condition.

•	Cyxtera may be impacted by disruptions associated with events beyond its control, such as war, acts of terror, political unrest, public health concerns, labor disputes or natural disasters.

•	Cyxtera’s international operations expose it to regulatory, currency, legal, tax and other risks distinct from those faced by it in the United States.

•	Inadequate or inaccurate external and internal information, including budget and planning data, could lead to inaccurate financial forecasts and inappropriate financial decisions.

•	Cyxtera may not be able to compete successfully against current and future competitors.

•	Cyxtera’s operating results may fluctuate.

•

Cyxtera has incurred substantial losses in the past and may incur additional losses in the future. Cyxtera’s net losses for the periods ended March 31, 2021, December 31, 2020 and December 31, 2019 was $52.6 million, $122.8 million and $514.2 million, respectively.

•

Cyxtera leases space in several locations under long-term non-cancellable lease agreements and the non-renewal or loss of such leases, or the continuing obligations under such leases in the event of a loss of customers or customer revenues, could have a material adverse effect on it.

•	Environmental regulations may impose new or unexpected costs on Cyxtera.

•	Cyxtera’s substantial debt could adversely affect its cash flows and limit its flexibility to raise additional capital.

•

Cyxtera’s substantial debt could adversely affect its cash flows and limit its flexibility to raise additional capital. As of March 31, 2021, Cyxtera had $976.3 million and $1,319.5 million in capital lease obligations and long-term debt outstanding under its Senior Secured Credit Facilities, respectively.

Interests of Certain Persons in the Business Combination

In considering the recommendation of our board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, in addition to, or conflict with those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the fact that the Sponsor and our officers and directors have agreed not to redeem any shares of common stock held by them in connection with the completion of the Business Combination;

•

the fact that the Sponsor and certain of our directors paid an aggregate of $25,000 for their founder shares and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $                based on the closing price of our Class A common stock of $                on Nasdaq on                , 2021, the record date for the special meeting;

•

the fact that the Sponsor and our officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete an initial business combination by September 14, 2022;

•

the fact that the Sponsor has agreed to be liable to SVAC if and to the extent any claims by a third party (except for SVAC’s independent registered public accounting firm) for services rendered or products sold to SVAC, or a prospective target business with which SVAC has entered into a transaction agreement reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account (net of permitted withdrawals). This liability will not apply with respect to any claims by a third party or target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act;

•	the anticipated continuation of Jeffrey C. Smith and Michelle Felman and the anticipated election of Gregory Waters as directors of SVAC following the closing;

•

the fact that certain clients of Starboard agreed to participate in the PIPE Investment and purchase 6,000,000 shares of Class A common stock in the aggregate at $10.00 per share on the terms set forth in the Subscription Agreements;

•	the fact that we agreed to pay our Sponsor a total of $10,000 per month for office space, administrative and support services and such arrangement will terminate upon the closing;

•

the fact that our officers and directors have agreed not to become an officer or director of any other special purpose acquisition company with a class of securities registered under the Exchange Act until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete an initial business combination by September 14, 2022;

•

the fact that none of our Sponsor, officers and directors, or any of their respective affiliates is entitled to compensation of any kind, including finder’s and consulting fees, for services rendered prior to or in connection with the completion of an initial business combination (except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations). As of the date hereof, no out-of-pocket expenses have been incurred by our Sponsor, officers or directors incident to identifying, investigating and consummating a business combination; and

•

the fact that the Sponsor and our officers and directors will lose their entire investment in us with respect to the founder shares and warrants they own if an initial business combination is not completed by September 14, 2022. Immediately prior to the closing of the Business Combination, our Sponsor will own 6,723,127 private placement warrants and 9,480,713 of the total 10,105,863 founder shares issued and outstanding. The table set forth below sets out the total investment made by our Sponsor for the private placement warrants and the founder shares and the value of such securities. As of the date hereof, there are no working capital loans outstanding.

Name of Holder	Security	Total Capital Contribution	Value
Sponsor	Private placement warrants	$10,084,690.50	$11,241,950.00	(1)
Sponsor	Founder shares	$23,460.16	$95,186,358.52	(2)

(1)	Based on a valuation as of March 31, 2021, which is the most recent date for which a valuation is available.
(2)	Based on the closing price of our Class A common stock of $10.04 on Nasdaq on July 12, 2021.

Immediately prior to the consummation of the Business Combination, our Chief Executive Officer will own 505,150 founder shares, and each of our independent directors will own 30,000 founder shares. The table set forth below summarizes the total capital contributions made by our officers and directors for their interests in the founder shares and the value of such interests, all of which would be lost if the Business Combination is not consummated and we do not otherwise consummate an alternative business combination by September 14, 2022.

Name	Position	Total Capital Contribution	Value(1)
Martin D. McNulty, Jr.	Chief Executive Officer	$1,250.00	$5,071,706.00
Pauline J. Brown	Independent Director	$72.46	$301,200.00
Michelle Felman	Independent Director	$72.46	$301,200.00
Robert L. Greene	Independent Director	$72.46	$301,200.00
Lowell W. Robinson	Independent Director	$72.46	$301,200.00

(1)	Based on the closing price of our Class A common stock of $10.04 on Nasdaq on July 12, 2021.

Reasons for the Approval of the Business Combination

After careful consideration, SVAC’s board of directors recommends that SVAC stockholders vote “FOR” each Proposal being submitted to a vote of the SVAC stockholders at the SVAC special meeting.

For a description of SVAC’s reasons for the approval of the Business Combination and the recommendation of SVAC’s board of directors, see the section entitled “Proposal Number 1 — The Business Combination Proposal — SVAC’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Redemption Rights

Under our Charter, holders of our public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the closing, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, by (b) the number of then-outstanding public shares; provided that SVAC will not redeem any public shares to the extent that such redemption would result in SVAC having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of March 31, 2021, this would have amounted to approximately $10.00 per share. Notwithstanding the foregoing, under our Charter, in connection with an initial business combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares, which we refer to as the “15% limit.” Accordingly, all public shares in excess of the 15% limit beneficially owned by a public stockholder or group will not be redeemed for cash. There will be no redemption rights upon the completion of the Business Combination with respect to SVAC’s redeemable warrants. However, we are not restricting our stockholders’ ability to vote all of their shares (including the shares in excess of the 15% limit) for or against the Business Combination. Each redemption of public shares by our public stockholders will decrease the amount in our Trust Account, which holds approximately $404,461,491 as of March 31, 2021. In no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon completion of the Business Combination.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of Class A common stock for cash and will no longer own shares of Class A common stock and will not participate in the future growth of SVAC, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on SVAC’s Ownership

It is anticipated that, immediately following the closing and based on the assumptions set forth in “Certain Defined Terms,” the ownership of issued and outstanding shares of SVAC will be as set forth below. Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information with respect to ownership of SVAC following the closing.

	Number of shares of Class A common stock		% of all shares of Class A common stock
SVAC public stockholders	40,423,453		22.3%
SVAC’s Sponsor, management and board	10,105,863		5.6%
Cyxtera Stockholder	106,100,000		58.4%
PIPE Investors	25,000,000	(1)	13.8%

(1)	Includes an aggregate of 6,000,000 shares of Class A common stock which certain clients of Starboard have committed to purchase on the same terms as the other PIPE Investors.

These ownership percentages may vary depending on certain assumptions. For example, if you assume (i) the exercise of all public and private placement warrants, which are exercisable for one whole share of Class A common stock at a price of $11.50 per share at any time commencing on the later of 12 months from the closing of our Initial Public Offering and 30 days after the completion of the Business Combination, (ii) the conversion of all shares of Class B common stock at the closing on a one-for-one basis, into 10,105,863 shares of Class A common stock in the aggregate, (iii) the issuance of 25,000,000 shares of Class A common stock to the PIPE Investors, including 6,000,000 shares of Class A common stock to certain clients of Starboard in connection with the PIPE Investment, (iv) the issuance of 7,500,000 optional shares to the forward purchasers, (v) the issuance of 106,100,000 shares to the Cyxtera Stockholder and (v) $100,000,000 in redemptions, resulting in the issuance of 10,526,315 shares of Class A common stock and 428,124 private placement warrants to the forward purchasers, the Sponsor, SVAC’s management and board, the forward purchasers and certain clients of Starboard will collectively own approximately 20% of the combined company.

Organizational Structure

Prior to the Business Combination

The following diagram illustrates the ownership structure of SVAC prior to the Business Combination.

(1)

For more information about the ownership interests of our initial stockholders, including the Sponsor, prior to the Business Combination, please see the section entitled “Beneficial Ownership of Securities”.

Following the Business Combination

The diagram below illustrates the ownership structure of SVAC immediately following the Business Combination.

See the sections entitled “Summary of the Proxy Statement — Impact of the Business Combination on SVAC’s Ownership” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Status as a Controlled Company

Immediately following the consummation of the Business Combination, the Cyxtera Stockholder will beneficially hold approximately 58.4% of the outstanding Class A common stock (assuming a no redemption scenario). As a result, SVAC will be a “controlled company” within the meaning of Nasdaq rules. However, although SVAC will be eligible to take advantage of certain exemptions from certain Nasdaq corporate governance standards, it does not intend to do so.

Board of Directors of SVAC Following the Business Combination

Following the Business Combination, the combined company’s board of directors will expand to nine members and will consist of Fahim Ahmed, John Diercksen, Michelle Felman, Nelson Fonseca, Melissa Hathaway, Manuel Medina, Jeffrey Smith, Raymond Svider and Gregory Waters. We believe a majority of our board of directors will meet the independence standards under the applicable Nasdaq rules. Please see the section entitled “Management Following the Business Combination”.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, SVAC is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following:

•

Cyxtera’s ultimate stockholders prior to the Business Combination will collectively have the majority and greatest voting interest in the combined entity after giving effect to the proposed Business Combination under the no redemption and illustrative redemption scenarios with over 55% voting interest, in each case;

•	after giving effect to the proposed Business Combination, the largest individual minority stockholder of the combined entity will be an existing ultimate stockholder of Cyxtera;

•

Cyxtera’s existing directors and individuals designated by existing Cyxtera stockholders will represent the majority of the combined company’s board of directors since pursuant to the Merger Agreement, Cyxtera has the right to designate certain initial members of the board of directors of the post- combination company immediately after giving effect to the Transactions;

•	Cyxtera’s senior management will be the senior management of the combined company;

•	Cyxtera is the larger entity based on total assets, historical revenue and operating results, and total number of employees; and

•	Cyxtera’s operations prior to the proposed Business Combination comprise the only ongoing operations of the combined entity.

Based on the aforementioned factors of management, board representation, largest minority stockholder, and the continuation of Cyxtera’s business as well as size it was determined that accounting for the Business Combination as a reverse recapitalization was appropriate. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Cyxtera’s with the acquisition being treated as the equivalent of Cyxtera’s issuing stock for the net assets of SVAC, accompanied by a recapitalization, with no goodwill or other intangible assets recorded.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SVAC

The following tables present selected historical financial information of SVAC for the periods and as of the dates indicated. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SVAC,” SVAC’s audited financial statements and related notes and the other information included elsewhere in this proxy statement. SVAC derived the statements of operations data and the statements of cash flows data for the three months ended March 31, 2021 and March 31, 2020 and the balance sheet data as of March 31, 2021 from SVAC’s unaudited financial statements included elsewhere in this proxy statement, and derived the statements of operations data and the statements of cash flows data for the year ended December 31, 2020, and the period from November 14, 2019 (inception) through December 31, 2019 and the balance sheets data as of December 31, 2020 and 2019 from SVAC’s audited financial statements that are included elsewhere in this proxy statement. SVAC’s historical results are not necessarily indicative of future results.

	For the Three Months Ended March 31,		For the Year Ended December 31, 2020 (As Restated)	For the period from November 14, 2019 (inception) through December 31, 2019
Statement of Operations Data:	2021	2020
	(dollars in millions)
Revenues	$—	$—	$—	$—

Total operating costs and expenses	(1.1)	(0.0)	(0.4)	(0.0)

Income (loss) from continuing operations	13.1	0.0	(27.1)	—

Net loss	$12.0	$(0.0)	$(27.1)	$(0.0)

Balance Sheet Data:	March 31, 2021	As of December 31, 2020 (As Restated)	As of December 31, 2019
	(dollars in millions)
Total Assets	406.6	$407.2	$0.4
Total Long-term debt, net of current portion	—	—	—

Total Other liabilities	53.4	66.0	0.4

Total shareholder’s equity	5.0	5.0	0.0

Total liabilities and shareholder’s equity	406.6	$407.2	$0.4

	For the Three Months Ended March 31,		For the Year Ended December 31, 2020 (As Restated)	For the period from November 14, 2019 (inception) through December 31, 2019
Cash Flow Data:	2021	2020
	(dollars in millions)
Net cash provided by (used in):
Operating activities	(0.7)	0.0	(0.4)	0.0

Investing activities	—	—	(404.2)	—

Financing activities	—	—	407.1	0.1

SELECTED HISTORICAL FINANCIAL INFORMATION OF CYXTERA

The following table shows selected historical financial information of Cyxtera for the periods and as of the dates indicated.

The selected historical financial information of Cyxtera as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 was derived from the unaudited condensed consolidated financial statements of Cyxtera included elsewhere in this proxy statement.

The selected historical financial information of Cyxtera as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 was derived from the audited historical consolidated financial statements of Cyxtera included elsewhere in this proxy statement.

The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cyxtera” appearing elsewhere in this proxy statement. The selected historical financial information in this section is not intended to replace Cyxtera’s consolidated financial statements and the related notes appearing elsewhere in this proxy statement. Cyxtera’s historical results are not necessarily indicative of Cyxtera’s future results.

As explained elsewhere in this proxy statement, the financial information contained in this section relates to Cyxtera, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of the post-combination company going forward. See the sections entitled “Summary of the Proxy Statement” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2021	2020	2020	2019	2018
(in millions)
Operating Data:
Revenues	$172.9	$172.5	$690.5	$678.6	$703.3
Income (loss) from continuing operations	(21.8)	(18.2)	50.4	(227.3)	(73.2)
Interest expense, net	(43.2)	(43.3)	(169.4)	(152.7)	(108.7)
Loss from continuing operations before income taxes	(65.5)	(61.8)	(119.3)	(380.9)	(186.7)
Net loss from continuing operations	(52.6)	(47.4)	(122.8)	(295.0)	(145.4)
Net loss from discontinued operations, net of tax	—	—	—	(219.2)	(46.4)
Net loss	(52.6)	(47.4)	(122.8)	(514.2)	(191.8)

	As of March 31, 2021	As of December 31,
		2020	2019
(in millions)
Balance Sheet Data:
Cash	$113.6	$120.7	$13.0
Total assets	3,075.8	3,266.1	3,222.4
Long-term debt, net of current portion	1,310.4	1,311.5	1,224.8
Capital leases and other financing obligations, net of current portion	927.3	933.1	891.7
Total liabilities	2,666.4	2,708.3	2,560.2

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been provided to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of SVAC and Cyxtera adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The following unaudited pro forma condensed combined balance sheet information as of March 31, 2021 assumes that the Transactions occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2020 and for the three months ended March 31, 2021 present the pro forma effect to the Transactions as if they had been completed on January 1, 2020.

This information should be read together with SVAC’s and Cyxtera’s audited and unaudited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cyxtera,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SVAC” and other financial information included elsewhere in this proxy statement.

The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Cyxtera has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•

Cyxtera’s ultimate stockholders prior to the Business Combination will collectively have the majority and greatest voting interest in the combined entity after giving effect to the proposed Business Combination under the no redemption and illustrative redemption scenarios with over 55% voting interest, in each case;

•	after giving effect to the proposed Business Combination, the largest individual minority stockholder of the combined entity will be an existing ultimate stockholder of Cyxtera;

•

Cyxtera’s existing directors and individuals designated by existing Cyxtera stockholders will represent the majority of the combined company’s board of directors since pursuant to the Merger Agreement, Cyxtera has the right to designate certain initial members of the board of directors of the post-combination company immediately after giving effect to the Transactions;

•	Cyxtera’s senior management will be the senior management of the combined company;

•	Cyxtera is the larger entity based on total assets, historical revenue and operating results, and total number of employees; and

•	Cyxtera’s operations prior to the proposed Business Combination comprise the only ongoing operations of the combined entity.

Under this method of accounting, SVAC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Cyxtera issuing stock for the net assets of SVAC, accompanied by a recapitalization, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of the Class A common stock into cash:

•	Assuming No Redemptions. This presentation assumes:

No existing public shareholders exercise their redemption rights with respect to their redeemable Class A common stock upon consummation of the Business Combination.

•	Assuming Illustrative Redemptions. This presentation assumes:

SVAC’s public stockholders exercise redemptions in connection with their Class A common stock. This scenario results in the redemption of 20,446,149 public shares, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an approximate redemption price of $10.00 per share based on SVAC’s as-adjusted trust account balance as of March 31, 2021. This illustrative redemption scenario is based on the maximum number of redemptions that may occur but which would still provide SVAC with sufficient cash to satisfy the Minimum Cash Condition, which requires that SVAC have at least $550,000,000 in available cash immediately prior to the effective time of the First Merger.

If the amount of redemptions cause SVAC to fail the Minimum Cash Condition, then the merger cannot be consummated under the current terms of the Merger Agreement. However, Cyxtera has the right under the terms of the Merger Agreement to waive such condition in order to consummate the merger. Accordingly, we cannot reasonably predict whether or not Cyxtera would waive the Minimum Cash Condition and we expect such decision, if necessary, would be based on the underlying facts and circumstances at the time of the consummation of the merger, including the amount of SVAC’s anticipated available cash immediately prior to the effective time of the First Merger after taking into account the aggregate public stockholder redemptions.

However, if redemptions cause SVAC to fail the Minimum Cash Condition and Cyxtera agrees to waive such condition, then for every one million shares of additional public stockholder redemptions beyond the amount that would cause the Minimum Cash Condition to be satisfied there would be a corresponding $10 million reduction in incremental cash proceeds received by the combined company. To the extent redemptions reduce the proceeds below $500 million, each $10 million of additional public stockholder redemptions below $500 million would additionally result in a corresponding $10 million reduction in the paydown of Cyxtera debt and increase in annual pro forma interest expense of approximately $0.3 million.

If 100% of the Class A common stock is redeemed by SVAC public stockholders (“100% Redemptions”), then the captions within the pro forma financial statements would change to the following:

Impact of 100% Redemptions

(in millions)

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Interest expense, net	$(36.7)	$(150.0)
Change in fair value of derivative liabilities	8.6	(20.1)
Loss from continuing operations before income taxes	(50.5)	(120.6)
Net loss	(39.2)	(128.8)
Weighted average shares outstanding of Class A common stock	151,732,178	151,732,178
Basic and diluted net loss per share	(0.26)	(0.85)

Impact of 100% Redemptions

(in millions)

As of March 31, 2021
Cash	$115.5
Total assets	3,072.5
Derivative liabilities	32.6
Long-term debt, net of current portion	1,018.8
Total liabilities	2,401.0
Total stockholders’ equity	671.5

The existing Cyxtera Stockholder will hold 106,100,000 shares of the public shares immediately after the Business Combination, which approximates a 58% ownership level assuming no redemptions and, assuming illustrative redemptions, the existing Cyxtera Stockholder will hold 106,100,000 shares, which approximates to a 62% ownership level. The following table summarizes the number of the public shares outstanding following the consummation of the Business Combination under the two scenarios. Additionally, the table excludes the potential dilutive effect of warrants and optional shares:

Ownership

	No Redemptions		Illustrative Redemptions
	Shares Outstanding	%	Shares Outstanding	%
SVAC Public Stockholders	40,423,453	22.2%	19,977,304	11.6%
SVAC Sponsor management and board	10,105,863	5.6%	10,105,863	5.9%
Cyxtera Stockholder	106,100,000	58.4%	106,100,000	61.8%
PIPE Investors	25,000,000	13.8%	25,000,000	14.6%
Forward Purchasers	—	0%	10,526,315	6.1%

Total Shares at Closing	181,629,316		171,709,482

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The unaudited condensed combined pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain estimates and assumptions. These estimates and assumptions are based on information available as of the dates of these unaudited pro forma condensed combined financial statements and may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined entity will experience. SVAC and Cyxtera have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited condensed combined pro forma financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cyxtera,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SVAC” and other financial information included elsewhere in this proxy statement.

Description of the Transactions

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of the Class A common stock into cash:

•	Assuming No Redemptions. This presentation assumes:

        No existing public shareholders exercise their redemption rights with respect to their redeemable Class A common stock upon consummation of the Business Combination.

•	Assuming Illustrative Redemptions. This presentation assumes:

        SVAC’s public stockholders exercise redemptions in connection with their Class A common stock. This scenario results in the redemption of 20,446,149 public shares, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an approximate redemption price of $10.00 per share based on SVAC’s as-adjusted trust account balance as of March 31, 2021. This illustrative redemption scenario is based on the maximum number of redemptions that may occur but which would still provide sufficient cash to satisfy the Minimum Cash Condition to the closing of the Business Combination.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.

	Historical		Pro Forma Combined
(in millions)	SVAC	Cyxtera	No Redemption	Illustrative Redemptions
Operating Data – Three Months Ended March 31, 2021:
Revenues	$—	$172.9	$172.9	$172.9
Loss from continuing operations	(1.1)	(21.8)	(21.8)	(21.8)
Interest expense, net	0.0	(43.2)	(35.1)	(35.1)
Change in fair value of derivative liabilities	13.0	0.0	9.0	8.9
Income (loss) from continuing operations before income taxes	12.0	(65.5)	(48.4)	(48.5)
Net income (loss) from continuing operations	12.0	(52.6)	(37.5)	(37.6)
Net income (loss)	12.0	(52.6)	(37.5)	(37.6)
Operating Data - Year Ended December 31, 2020:
Revenues	$—	$690.5	$690.5	$690.5
(Loss) income from continuing operations	(0.4)	50.4	50.4	50.4
Interest expense, net	0.0	(169.4)	(143.9)	(143.9)
Change in fair value of derivative liabilities	(26.3)	0.0	(19.5)	(19.6)
Offering costs associated with derivative liabilities	(0.6)	0.0	(0.6)	(0.6)
Loss from continuing operations before income taxes	(27.1)	(119.3)	(113.9)	(114.0)
Net loss from continuing operations	(27.1)	(122.8)	(123.6)	(123.7)
Net loss	(27.1)	(122.8)	(123.6)	(123.7)
Balance Sheet Data - As of March 31, 2021:
Cash	$1.9	$113.6	$264.0	$159.5
Total assets	406.6	3,075.8	3,221.0	3,116.5
Derivative liabilities	34.3	0.0	31.5	31.7
Long-term debt, net of current portion	0.0	1,310.4	863.6	863.6
Capital leases and other financing obligations, net of current portion	0.0	927.3	927.3	927.3
Total liabilities	53.4	2,666.4	2,244.4	2,244.6

MARKET PRICE AND DIVIDEND INFORMATION

SVAC

Market Information

SVAC’s units, Class A common stock and redeemable warrants are each traded on the Nasdaq Capital Market under the symbols “SVACU,” “SVAC” and “SVACW,” respectively. SVAC’s units commenced public trading on September 10, 2020, and SVAC’s Class A common stock and detachable redeemable warrants commenced separate public trading on November 2, 2020.

	Units		Class A Common Stock		Warrants
Quarter Ended	High	Low	High	Low	High	Low
2020
Third Quarter(1)	$10.88	$9.97	$—	$—	$—	$—
Fourth Quarter(2)	$11.09	$9.92	$10.88	$9.65	$2.45	$1.20
2021
First Quarter	$12.50	$9.94	$12.00	$9.74	$3.50	$1.25
Second Quarter (through July 12, 2021)	$10.45	$10.07	$10.10	$9.86	$2.37	$1.35

(1)	The Third Quarter 2020 reflects the high and low trade prices of our units beginning as of September 10, 2020, the first day that our units began trading on the Nasdaq Capital Market.
(2)

The Fourth Quarter 2020 reflects the high and low trade prices of our Class A common stock and detachable redeemable warrants beginning as of November 2, 2020, the first day that the shares of Class A common stock and detachable redeemable warrants began trading on the Nasdaq Capital Market.

Holders

On July 12, 2021, there was one holder of record of SVAC’s units, one holder of record of SVAC’s Class A common stock, six holders of record of SVAC’s Class B common stock and one holder of record of SVAC’s detachable redeemable warrants.

Dividend Policy

SVAC has not paid any cash dividends on our common stock to date and we do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon the combined company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of the combined company’s board of directors at such time. In addition, the combined company’s board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, the combined company’s ability to declare dividends may be limited by restrictive covenants pursuant to any debt financing.

Cyxtera

Price Range of Cyxtera securities

Historical market price information regarding Cyxtera is not provided because there is no historical public market for Cyxtera’s securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement in relation to Cyxtera has been provided by Cyxtera and its management team. Forward-looking statements include statements relating to each of Cyxtera and Cyxtera’s management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement may include, for example, statements about:

•

conditions to the completion of the Business Combination and PIPE Investment, including stockholder approval of the Business Combination, may not be satisfied or the regulatory approvals required for the Business Combination may not be obtained on the terms expected or on the anticipated schedule;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement between the parties or the termination of any Subscription Agreement;

•	the effect of the announcement or pendency of the Business Combination on Cyxtera’s business relationships, operating results, and business generally;

•	risks that the proposed business combination disrupts Cyxtera’s current plans and operations and potential difficulties in Cyxtera’s employee retention as a result of the Business Combination;

•	risks related to diverting management’s attention from Cyxtera’s ongoing business operations;

•

potential litigation that may be instituted against SVAC or Cyxtera or their respective directors or officers related to the Business Combination, the PIPE Investment, the Merger Agreement, any Subscription Agreement or in relation to Cyxtera’s business;

•

the amount of redemption requests made by SVAC’s public stockholders and the effects of such requests on the funds available to the company following the Business Combination and the liquidity of the common stock;

•	the amount of the costs, fees, expenses and other charges related to the Business Combination and the PIPE Investment;

•	risks relating to the uncertainty of the projected financial information with respect to Cyxtera;

•	the ability of SVAC to issue equity or equity-linked securities in connection with the transaction or in the future;

•	the impact of the global COVID-19 pandemic on any of the foregoing risks; and

•

such other factors as are set forth in the section of this proxy statement entitled “Risk Factors,” SVAC’s periodic public filings with the SEC, including but not limited to those described in the section entitled “Risk Factors” and “Forward Looking Statements” in its final prospectus for its Initial Public Offering, which was filed with the SEC on September 11, 2020, and Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its quarterly reports on Form 10-Q, and in its other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov.

The forward-looking statements contained in this proxy statement are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before you grant your proxy or instruct how your vote should be cast or vote on the Proposals, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this proxy statement may adversely affect SVAC or Cyxtera.

RISK FACTORS

SVAC stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement. The following risk factors apply to the business and operations of Cyxtera Technologies, Inc. and its subsidiaries prior to the consummation of the Business Combination, which will be the business of the surviving company following the consummation of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of the post-combination company. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We and Cyxtera may face additional risks and uncertainties that are not presently known to us or Cyxtera, or that we or Cyxtera currently deem immaterial, which may also impair our or Cyxtera’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Cyxtera’s Business and Operations

The ongoing COVID-19 pandemic could have a negative effect on Cyxtera’s business, results of operations and financial condition.

Cyxtera faces various risks related to public health issues, including epidemics, pandemics, and other outbreaks, including the ongoing COVID-19 pandemic. Cyxtera has continuously monitored and adjusted its global operations as the COVID-19 pandemic has spread across the globe. While a substantial portion of Cyxtera’s team transitioned to work from home in March 2020, Cyxtera’s data center operations personnel have continued to work on site to ensure the continued operation of Cyxtera’s critical data center infrastructure. Cyxtera implemented a number of precautionary measures to protect its employees, customers, partners and suppliers all while complying with applicable governmental regulations and local public health guidance and ordinances. These measures have included changes to work shifts, including the use of “clean teams” to ensure continuity of service at Cyxtera’s data centers, processes to limit and schedule access to certain Cyxtera data centers, as well as the implementation of screening, social distancing and hygiene protocols at all data center and office locations.

These proactive measures taken by Cyxtera, and any additional actions Cyxtera may take in the future, could result in business delays, operational disruption and customer dissatisfaction. Employee illnesses resulting from the pandemic could result in further inefficiencies or delays and a suspected or confirmed case in a Cyxtera data center could require temporary closure of the affected data center for cleaning or until local regulatory requirements are fulfilled. Furthermore, responses by governmental authorities to COVID-19 have varied, resulting in multiple, conflicting, changing and uncertain regulatory requirements. If Cyxtera is unable to comply with regulatory obligations required in response to COVID-19, it may experience fines and other penalties, including data center closures, as well as harm to its reputation. Any closure of a Cyxtera data center or limitation of customer access could cause customer dissatisfaction if customers are unable to access their equipment within the affected data center and could trigger obligations under Cyxtera’s service level agreements with customers.

The impact of COVID-19, including travel restrictions, “shelter in place” orders and supply chain disruptions, could delay scheduled, preventative and emergency maintenance of Cyxtera facilities and equipment, leading to equipment failure and service interruptions, which would cause reputational harm to Cyxtera, trigger provisions in service level agreements in contracts with Cyxtera’s customers, and adversely impact Cyxtera’s revenues and results of operations. COVID-19 impacts may also delay data center expansion efforts by Cyxtera or its landlords to deliver additional capacity to Cyxtera’s data centers, which could cause Cyxtera to run out of capacity in markets with high demand and/or cause Cyxtera to fail to meet contractual obligations to customers who have contracted for such additional capacity.

Preventative measures instituted by governments and businesses to mitigate the spread of COVID-19, including travel restrictions, social distancing requirements, shelter in place orders and quarantines, have negatively impacted the global economy and may adversely impact Cyxtera, its customers and its suppliers. Some of Cyxtera’s customers have been negatively impacted by the COVID-19 pandemic, which could affect Cyxtera’s revenues. Certain customers have requested revised payment terms and more customers could potentially request such terms. If such an increase in requests for revised payment terms occurs, some delays in accounts receivable collection would result. In general, a prolonged economic downturn could result in a larger customer churn than currently anticipated and reduce demand for Cyxtera’s services, in which case Cyxtera’s revenues could be significantly impacted. Given the uncertainty around the duration and extent of the COVID-19 pandemic, Cyxtera cannot accurately predict at this time how the pandemic will affect its business over time.

While the full extent and impact of the ongoing COVID-19 pandemic cannot be reasonably estimated at this time, it could have a material adverse impact on Cyxtera’s business and financial condition. The extent to which the ongoing COVID-19 pandemic will impact Cyxtera’s financial condition or results of operations will depend on many factors and future developments, including new information about the ongoing pandemic, additional surges in infection rates and any new government regulations which may emerge to contain the virus.

Cyxtera’s business depends upon the demand for data centers.

Cyxtera is in the business of owning, leasing and operating data centers. A reduction in the demand for data center space, power or connectivity would have a greater adverse effect on Cyxtera’s business and financial condition than if Cyxtera had less specialized use. Cyxtera is susceptible to general economic slowdowns as well as adverse developments in the data center, internet and data communications and broader technology industries. Any such slowdown or adverse development could lead to reduced corporate IT spending or reduced demand for data center space. Reduced demand could also result from business relocations, including to markets that Cyxtera does not currently serve. Changes in industry practice or in technology could also reduce demand for the physical data center space Cyxtera provides. In addition, Cyxtera’s customers may choose to develop new data centers or expand their own existing data centers or consolidate into data centers that Cyxtera does not own or operate, which could reduce demand for Cyxtera’s data centers or result in the loss of one or more key customers. If any of Cyxtera’s key customers were to do so, it could result in a loss of business to Cyxtera or put pressure on Cyxtera’s pricing. If Cyxtera loses a customer, it may not be able to replace that customer at a competitive rate or at all. Mergers or consolidations could reduce further the number of Cyxtera’s customers and potential customers and make Cyxtera more dependent on a more limited number of customers. If Cyxtera’s customers merge with or are acquired by other entities that are not Cyxtera customers, they may discontinue or reduce the use of Cyxtera’s data centers in the future. Cyxtera’s financial condition, results of operations, cash flow and ability to satisfy its debt service obligations could be materially adversely affected as a result of any or all of these factors.

Cyxtera’s products and services have a long sales cycle that may harm its revenues and operating results.

A customer’s decision to license space in one of Cyxtera’s data centers and to purchase additional services typically involves a significant commitment of resources. As a result, Cyxtera has a long sales cycle for its products and services. Furthermore, Cyxtera may expend significant time and resources in pursuing a particular sale or customer that ultimately does not result in revenue.

Macroeconomic conditions, including economic and market downturns may further impact this long sales cycle by making it extremely difficult for customers to accurately forecast and plan future business activities. This could cause customers to slow spending or delay decision-making on Cyxtera’s products and services, which would delay and lengthen its sales cycle.

Delays due to the length of Cyxtera’s sales cycle may materially and adversely affect Cyxtera’s revenues and operating results, which could harm its ability to meet its financial forecasts for a given quarter and cause volatility in Cyxtera’s stock price.

Any failure of Cyxtera’s physical infrastructure, negative impact on its ability to provide its services, or damage to customer infrastructure within its data centers, could lead to significant costs and disruptions that could reduce Cyxtera’s revenue and harm its business reputation and financial results.

Cyxtera’s business depends on providing customers with highly reliable solutions. Cyxtera must safehouse its customers’ infrastructure and equipment located in its data centers and ensure that its data centers and offices remain operational at all times. While Cyxtera owns two of its data centers, it leases the remainder of its data centers and relies on its landlord for basic maintenance of its leased data centers. If a landlord fails to properly and adequately maintain such data center, Cyxtera may be forced to exit that data center earlier that it would have otherwise, which could be disruptive to its business.

Problems at one or more of Cyxtera’s data centers, whether or not within its control, could result in service interruptions or significant infrastructure or equipment damage. These could result from numerous factors, including:

•	human error;

•	equipment failure;

•	availability of parts and materials needed to appropriately maintain Cyxtera’s infrastructure;

•	physical, electronic and cyber security breaches;

•	fire, earthquake, hurricane, flood, tornado and other natural disasters;

•	extreme temperatures;

•	water damage;

•	fiber cuts;

•	power loss, water loss and or loss of other local utilities;

•	terrorist acts;

•	sabotage and vandalism;

•	civil disorder; and

•	global pandemics or health emergencies, such as COVID-19.

Cyxtera has service level commitment obligations to its customers. As a result, service interruptions or significant equipment damage in its data centers could result in difficulty maintaining service level commitments to these customers and potential claims related to such failures. Because Cyxtera’s data centers are critical to many of its customers’ businesses, service interruptions or significant equipment damage in its data centers could also result in lost profits or other indirect or consequential damages to its customers. There can be no assurance that a court would enforce any contractual limitations on Cyxtera’s liability in the event that one of its customers brings a lawsuit against it as a result of a problem at one of its data centers. Furthermore, Cyxtera may decide to reach settlements with affected customers irrespective of any such contractual limitations. Any such settlement may result in a reduction of revenue under GAAP. In addition, any loss of service, equipment damage or inability to meet its service level commitment obligations could reduce the confidence of Cyxtera’s customers and could consequently impair its ability to obtain and retain customers, which would adversely affect both its ability to generate revenues and its operating results.

Furthermore, Cyxtera is dependent upon major internet service providers, telecommunications carriers and other website operators in North America, Europe and Asia, some of which have experienced significant system failures and electrical outages in the past. Cyxtera’s customers may in the future experience difficulties due to system failures unrelated to Cyxtera’s systems and offerings. If, for any reason, these providers fail to provide the required services, Cyxtera’s business, financial condition and results of operations could be materially and adversely impacted.

Cyxtera may be vulnerable to physical and electronic security breaches and cyber-attacks, which could disrupt its operations and have a material adverse effect on its financial performance and operating results.

Cyxtera faces risks associated with unauthorized access to its computer systems, loss or destruction of data, computer viruses, malware or other malicious activities. A party who is able to compromise the security measures on Cyxtera’s networks or the security of its infrastructure could, among other things, misappropriate Cyxtera’s proprietary information and the personal information of its customers and employees, cause interruptions or malfunctions in Cyxtera’s or its customers’ operations, cause delays or interruptions to Cyxtera’s ability to meet customer needs, cause Cyxtera to breach its legal, regulatory or contractual obligations, create an inability to access or rely upon critical business records or cause other disruptions to Cyxtera’s operations. These breaches may result from human errors, equipment failure, or fraud or malice on the part of employees or third parties. As Cyxtera increasingly markets the security features in its data centers, Cyxtera may be targeted by computer hackers seeking to compromise data security.

Cyxtera expends significant financial resources to protect against such threats and may be required to further expend financial resources to alleviate problems caused by physical, electronic, and cyber security breaches. As techniques used to breach security are growing in frequency and sophistication and are generally not recognized until launched against a target, regardless of Cyxtera’s expenditures and protection efforts, it may not be able to promptly detect that a breach has occurred, or implement security measures in a timely manner or, if and when implemented, Cyxtera may not be able to determine the extent to which these measures could be circumvented. Any breaches that may occur could expose Cyxtera to increased risk of lawsuits, regulatory penalties, loss of existing or potential future customers, damage relating to loss of proprietary information, harm to its reputation and increases in its security costs, which could have a material adverse effect on Cyxtera’s financial performance and operating results. Any breaches could also delay or prevent Cyxtera from maintaining security certifications that Cyxtera’s customers rely on such as SOC-1, SOC-2 and ISO 27001. Cyxtera maintains insurance coverage for cyber risks, but such coverage may be unavailable or insufficient to cover its losses. In the event of a breach resulting in loss of data, such as personally identifiable information or other such data protected by data privacy or other laws, Cyxtera may be liable for damages, fines and penalties for such losses under applicable regulatory frameworks despite not handling the data. Furthermore, if a high-profile security breach or cyber-attack occurs with respect to another provider of mission-critical data center facilities, Cyxtera’s customers and potential customers may lose trust in the security of these business models generally, which could harm Cyxtera’s reputation and brand image as well as its ability to retain existing customers or attract new ones. In addition, the regulatory framework around data custody, data privacy and breaches varies by jurisdiction and is an evolving area of law. Cyxtera may not be able to limit its liability or damages in the event of such a loss.

Cyxtera offers professional services to its customers where it assists with implementation. The access to Cyxtera’s clients’ networks and data, which is gained from these services, creates some risk that Cyxtera’s clients’ networks or data will be improperly accessed. If Cyxtera were held responsible for any such breach, it could result in a significant loss to Cyxtera, including damage to its client relationships, harm to its brand and reputation, and legal liability.

Adverse global economic conditions and credit market uncertainty could adversely impact Cyxtera’s business and financial condition.

Adverse global economic conditions and uncertain conditions in the credit markets have created, and in the future may create, uncertainty and unpredictability and add risk to Cyxtera’s future outlook. An uncertain global economy could also result in churn in Cyxtera’s customer base, reductions in revenues from Cyxtera’s offerings, longer sales cycles, slower adoption of new technologies and increased price competition, adversely affecting Cyxtera’s business prospects. Customers and suppliers filing for bankruptcy can also lead to costly and time-intensive actions with adverse effects.

Cyxtera may be impacted by disruptions associated with events beyond its control, such as war, acts of terror, political unrest, public health concerns, labor disputes or natural disasters.

Cyxtera manages data centers worldwide. Cyxtera’s data centers could be disrupted by events beyond its control, such as war, acts of terror, political unrest, public health concerns, labor disputes or natural disasters. Any such disruption could adversely affect Cyxtera’s ability to attract and retain customers and employees, its ability to raise capital and the operation and maintenance of its data centers. Cyxtera may not be insured against all such potential losses and, if insured, the insurance proceeds that it receives may not adequately compensate it for all of its losses. Additionally, Cyxtera may need to incur additional costs in the future to provide enhanced security, including cyber security, which could have a material adverse effect on its business and results of operations.

Cyxtera’s international operations expose it to regulatory, currency, legal, tax and other risks distinct from those faced by it in the United States.

Although Cyxtera’s operations are primarily based in the United States, Cyxtera also has a presence outside of the United States. Foreign operations involve risks that are in addition to those risks generally associated with investments in the United States, including:

•	Cyxtera’s limited knowledge of and relationships with customers, contractors, suppliers or other parties in these markets;

•	protectionist laws and business practices favoring local competition;

•	political and economic instability;

•	complexity and costs associated with managing international operations;

•	difficulty in hiring qualified management, sales and other personnel and service providers in these markets;

•	differing employment practices and labor issues;

•	compliance with evolving governmental regulation with which Cyxtera has limited experience;

•	compliance with economic and trade sanctions enforced by the Office of Foreign Assets Control of the U.S. Department of Treasury;

•	Cyxtera’s ability to obtain, transfer or maintain licenses required by governmental entities with respect to its business;

•	unexpected changes in regulatory, tax and political environments such as the United Kingdom’s withdrawal from the European Union (“Brexit”), and trade wars;

•	exposure to increased taxation, confiscation or expropriation and the risk of forced nationalization;

•	fluctuations in currency exchange rates;

•	currency transfer restrictions and limitations on Cyxtera’s ability to distribute cash earned in foreign jurisdictions to the United States;

•	difficulty in enforcing agreements in non-U.S. jurisdictions, including in the event of a default by one or more of Cyxtera’s customers, suppliers or contractors;

•	compliance with anti-bribery, corruption and export control laws; and

•	difficulties in managing across cultures and in foreign languages.

Geopolitical events, such as the ongoing COVID-19 pandemic, Brexit, and trade wars may increase the likelihood of the risks above to occur and could have a negative effect on Cyxtera’s business in the affected regions. With respect to Brexit, it is possible that the level of economic activity in the United Kingdom and the rest of Europe will be adversely impacted and that Cyxtera will face increased regulatory and legal complexities in these regions which could have an adverse impact on Cyxtera’s business and employees in Europe and Asia and could adversely affect Cyxtera’s financial condition and results of operations. In addition, compliance with international and U.S. laws and regulations that apply to Cyxtera’s international operations increases Cyxtera’s cost of doing business in foreign jurisdictions. These laws and regulations include the General Data Protection Regulation (“GDPR”) and other data privacy laws and requirements, labor relations laws, tax laws, anti-competition regulations, import and trade restrictions, export requirements, economic and trade sanctions, U.S. laws such as the Foreign Corrupt Practices Act and local laws which also prohibit corrupt payments to governmental officials. Cyxtera has several customers in China named in restrictive executive orders by the previous U.S. administration that are currently covered by a freeze issued by the current U.S. administration or currently enjoined from enforcement subject to pending litigation. If Cyxtera is required to cease business with these companies, or additional companies in the future, its revenues could be adversely affected. Violations of any of these domestic or international laws and regulations could result in fines, criminal sanctions against Cyxtera, its officers or its employees, and prohibitions on the conduct of its business. Any such violations could include prohibitions on Cyxtera’s ability to make its offerings available in one or more countries and could also materially damage Cyxtera’s reputation, brand, ability to attract and retain employees, business and results of operations.

Cyxtera’s inability to overcome these risks could adversely affect its foreign operations and growth prospects and could have a material adverse effect on its business, financial condition and results of operations.

Inadequate or inaccurate external and internal information, including budget and planning data, could lead to inaccurate financial forecasts and inappropriate financial decisions.

Cyxtera’s financial forecasts are dependent on estimates and assumptions regarding budget and planning data, market growth, foreign exchange rates and its ability to generate sufficient cash flow to reinvest in the business, fund internal growth, and meet its debt obligations. Cyxtera’s financial projections are based on historical experience and on various other assumptions that its management believes to be reasonable under the circumstances and at the time they are made. However, if Cyxtera’s external and internal information is inadequate, its actual results may differ materially from its forecasts and cause Cyxtera to make inappropriate financial decisions. Any material variation between Cyxtera’s financial forecasts and its actual results may also adversely affect its future profitability, stock price and stockholder confidence.

The level of insurance coverage that Cyxtera purchases may prove to be inadequate.

Cyxtera carries liability, property, business interruption and other insurance policies to cover insurable risks. Cyxtera selects the types of insurance, the limits and the deductibles based on its specific risk profile, the cost of the insurance coverage versus its perceived benefit and general industry standards. Cyxtera’s insurance policies contain industry standard exclusions for events such as war and nuclear reaction. Any of the limits of insurance that Cyxtera purchases could prove to be inadequate, which could materially and adversely impact its business, financial condition and results of operations.

If Cyxtera is unable to recruit or retain key executives and qualified personnel, its business could be harmed.

Cyxtera’s business is substantially dependent on the performance of senior management and key personnel. Cyxtera must also continue to identify, hire, train and retain key personnel who maintain relationships with its customers and who can provide the technical, strategic and marketing skills required for its growth. There is a shortage of qualified personnel in these fields, and Cyxtera competes with other companies for the limited pool of talent. The failure to recruit and retain necessary key executives and personnel could cause disruption, harm Cyxtera’s business and hamper Cyxtera’s ability to grow the company.

Cyxtera may not be able to compete successfully against current and future competitors.

The global multi-tenant data center market is highly fragmented. Cyxtera competes with a significant number of firms which vary in terms of their data center offerings. Cyxtera must continue to evolve its product strategy and be able to differentiate its data centers and product offerings from those of its competitors.

Cyxtera’s competitors may adopt aggressive pricing policies. As a result, Cyxtera may suffer from pricing pressure that would adversely affect its ability to generate revenues. Some of Cyxtera’s competitors may also provide customers with additional benefits, including bundled communication services or cloud services, and may do so in a manner that is more attractive to potential customers than obtaining space in Cyxtera’s data centers. Similarly, with growing acceptance of cloud-based technologies, Cyxtera is at risk of losing customers that may decide to fully leverage cloud infrastructure offerings instead of managing their own. Competitors could also operate more successfully or form alliances to acquire significant market share.

Failure to compete successfully may materially adversely affect Cyxtera’s financial condition, cash flows and results of operations.

Cyxtera’s operating results may fluctuate.

Cyxtera has experienced fluctuations in its results of operations on a quarterly and annual basis. The fluctuations in Cyxtera’s operating results may cause the market price of its common stock to be volatile. Cyxtera may experience significant fluctuations in its operating results in the foreseeable future due to a variety of factors, including, but not limited to:

•	fluctuations of foreign currencies in the markets in which it operates that may impact the value of Cyxtera’s foreign revenue and profitability;

•	demand for space, power and solutions at its data centers;

•

changes in general economic conditions, such as an economic downturn, or specific market conditions in the internet and data communications and broader technology industries, all of which may have an impact on Cyxtera’s customer base;

•	the duration of the sales cycle for its offerings;

•	additions and changes in product offerings and its ability to ramp up and integrate new products;

•	the financial condition and credit risk of its customers;

•	the provision of customer discounts and credits;

•	the mix of current and proposed products and offerings and the gross margins associated with its products and offerings;

•	the timing required for future data centers to open or become fully utilized;

•	competition in the markets in which it operates;

•	conditions related to international operations;

•	increasing repair and maintenance expenses in connection with aging data centers;

•

changes in rent expense and shared operating costs in connection with its leases, which are commonly referred to as common area maintenance expenses, as Cyxtera amends, extends or renews its data center leases in the future;

•	the timing and magnitude of other operating expenses;

•	the cost and availability of adequate public utilities, including electricity;

•	implementation of its employee stock-based compensation practices as a newly public company and changes in employee stock-based compensation;

•	overall inflation;

•	increasing interest expense due to any increases in interest rates and/or potential additional debt financings;

•	changes in tax planning strategies or failure to realize anticipated benefits from such strategies; and

•	changes in income tax benefit or expense.

Any of the foregoing factors, or other factors discussed elsewhere in this proxy statement, could have a material adverse effect on Cyxtera’s business, results of operations and financial condition. In addition, a relatively large portion of Cyxtera’s expenses are fixed in the short-term, particularly with respect to lease and personnel expenses, depreciation and amortization and interest expenses. Therefore, Cyxtera’s results of operations are particularly sensitive to fluctuations in revenues. As such, comparisons to prior reporting periods should not be relied upon as indications of Cyxtera’s future performance. In addition, Cyxtera’s operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors.

Cyxtera has significant customer concentration, with a limited number of customers accounting for a substantial portion of our revenues.

For the year ended December 31, 2020, Lumen, Cyxtera’s largest customer, accounted for 14% of revenue. As of December 31, 2020, Cyxtera’s top 20 and top 50 largest customers accounted for 42% and 57% of recurring revenue, respectively. While Cyxtera’s customer contracts generally include committed terms of three years with early termination charges for termination prior to the end of such committed term, there are risks whenever a large percentage of total revenues are concentrated with a limited number of customers. It is not possible for us to predict the level of demand that will be generated by any of these customers in the future. In addition, revenues from these larger customers may fluctuate from time to time based on these customers’ business needs and customer experience, the timing of which may be affected by market conditions or other factors outside of our control. These customers could also potentially pressure us to reduce the prices we charge, which could have an adverse effect on our margins and financial position and could negatively affect our revenues and results of operations. If any of our largest customers terminates its relationship with us or materially reduces the services it acquires from us, such termination or reduction could negatively affect our revenues and results of operations.

Cyxtera has incurred substantial losses in the past and may incur additional losses in the future.

Cyxtera had a net loss of $52.6 million for the three months ended March 31, 2021 and had an accumulated deficit of $1,016.1 million as of March 31, 2021. Cyxtera has never been profitable and does not expect to generate positive net income until at least 2025. However, Cyxtera’s ability to achieve profitability is dependent upon many factors, including several that may be difficult to predict and/or control, such as continued bookings growth, stable customer churn, the ability to continue to apply contractual price escalators under its customer contracts, stability in energy pricing, management of personnel costs, stability in interest rates. Cyxtera cannot provide any assurances that it will become profitable within this timeframe or at all.

Cyxtera leases space in several locations under long-term non-cancellable lease agreements and the non-renewal or loss of such leases, or the continuing obligations under such leases in the event of a loss of customers or customer revenues, could have a material adverse effect on it.

Cyxtera leases the space that houses its data centers in all but two of its locations. Cyxtera’s data center leases are typically long-term, non-cancellable leases. As of March 31, 2021, Cyxtera’s data center leases had an average remaining lease duration of approximately 21 years, assuming the exercise of all extension options exercisable by Cyxtera in its discretion. As of March 31, 2021, two of Cyxtera’s leased facilities had a lease term expiring in less than five years, and an additional three leased facilities had lease terms expiring in less than 10 years.

Cyxtera’s landlords could attempt to evict Cyxtera for reasons beyond its control. If Cyxtera is forced to vacate any leased data center space, it will incur significant costs due to the high costs of relocating the equipment in these facilities and installing the necessary infrastructure in a new data center property. Cyxtera may also lose customers that chose their services based on the location of the relevant data center. In addition, Cyxtera cannot provide any assurance that it will be able to renew its data center leases on or prior to their expiration dates on favorable terms or at all. Certain of Cyxtera’s landlords may view Cyxtera as a competitor, which may impact their willingness to extend these leases beyond their contracted expiration dates. If Cyxtera is unable to renew its lease agreements, it could lose a significant number of customers who are unwilling to relocate their equipment to another one of its data center properties, which could have a material adverse effect on Cyxtera. Even if Cyxtera is able to renew its lease agreements, the terms and other costs of renewal may be less favorable than its existing lease arrangements. Failure to sufficiently increase revenue from customers at these facilities to offset these potential higher costs could have a material adverse effect on Cyxtera. Further, Cyxtera may be unable to maintain good working relationships with its landlords, which would adversely affect its relationship with and potentially result in the loss of current customers. This would have a significant impact on Cyxtera’s customer satisfaction and relationship and would greatly reduce Cyxtera’s chances of not only retaining the revenue in question, but also any future business with those customers.

Cyxtera’s government customers, contracts and subcontracts may subject it to additional risks, including early termination, audits, investigations, sanctions and penalties, which could have a material adverse effect on it.

Cyxtera derives revenue from contracts with state and local governments and subcontracts with government contractors that provide services to the U.S. federal government and state and local governments. Some of these customers may be entitled to terminate all or part of their contracts at any time, without cause.

Recently, political pressure has increased for governments and their agencies, both domestically and internationally, to reduce spending. Some of Cyxtera’s federal government subcontracts may directly or indirectly be subject to Congressional approval of appropriations to fund the expenditures under these contracts. Similarly, some of Cyxtera’s state and local contracts and subcontracts are subject to government funding authorizations. To the extent that funding underlying any of these government contracts or subcontracts is reduced or eliminated, whether by failure to get Congressional approval or as a result of partial U.S. government shutdowns, there is an increased risk of termination by the counterparties, which could have a material adverse effect on Cyxtera.

Government contracts and subcontracts also are generally subject to government audits and investigations. To the extent Cyxtera fails to comply with laws or regulations related to such contracts, any such audit or investigation of it could result in various civil and criminal penalties and administrative sanctions, including termination of such contracts, refund of a portion of fees received, forfeiture of profits, suspension of payments, fines and suspensions or debarment from future government business, any of which could have a material adverse effect on Cyxtera.

Failure to attract, grow and retain a diverse and balanced customer base could harm Cyxtera’s business and operating results.

Cyxtera’s ability to attract, grow and retain a diverse and balanced customer base, consisting of enterprises, cloud service providers and network service providers, may affect Cyxtera’s ability to maximize its revenues. Dense and desirable customer concentrations within a facility enable Cyxtera to better generate significant interconnection revenues, which in turn increases Cyxtera’s overall revenues. Cyxtera’s ability to attract customers to its data centers depends on a variety of factors, including its product offerings, the presence of carriers, the overall mix of customers, the presence of key customers attracting business through ecosystems, the data center’s operating reliability and security and Cyxtera’s ability to effectively market its product offerings. If Cyxtera is unable to develop, provide or effectively execute any of these factors, it may fail to develop, grow and retain a diverse and balanced customer base, which would adversely affect its business, financial condition and results of operations.

Cyxtera depends on a number of third parties to provide network connectivity to its data centers; if connectivity is interrupted or terminated, Cyxtera’s operating results and cash flow could be materially and adversely affected.

The presence of diverse telecommunications carriers’ fiber networks in Cyxtera’s data centers is critical to its ability to retain and attract new customers. Cyxtera is not a telecommunications carrier, and as such, it relies on third parties to provide its customers with carrier services. Cyxtera believes that the availability of carrier capacity will directly affect its ability to achieve its projected results. Cyxtera relies on revenue opportunities from the telecommunications carriers’ customers to encourage them to invest the capital and operating resources required to connect from their centers to its data centers. Carriers will likely evaluate the revenue opportunity of a data center based on the assumption that the environment will be highly competitive. Cyxtera cannot provide assurance that each and every carrier will elect to offer its services within Cyxtera’s data centers or that once a carrier has decided to provide network connectivity to a Cyxtera data center that it will continue to do so for any period of time.

If the establishment of highly diverse network connectivity to Cyxtera’s data centers does not occur, is materially delayed or is discontinued, or is subject to failure, Cyxtera’s operating results and cash flow will be adversely affected.

Acquisitions present many risks, and Cyxtera may not realize the financial or strategic goals that were contemplated at the time of any transaction.

Cyxtera may make acquisitions in the future. Such acquisitions may include, without limitation, acquisitions of individual facilities in new geographic markets as well as acquisitions of individual facilities or larger platforms that would enhance its customer and service provider ecosystem. Cyxtera may pay for future acquisitions by using Cyxtera’s existing cash resources (which may limit other potential uses of cash), incurring additional debt (which may increase interest expense, leverage and debt service requirements) and/or issuing shares (which may dilute existing stockholders). Cyxtera has a limited history of acquisitions, and there can be no assurance that Cyxtera will be able to effectively and successfully complete acquisitions in the future. Acquisitions expose Cyxtera to many potential risks, including risks relating to disruption of its business; diversion of management attention; Cyxtera’s ability to properly identify and value suitable acquisition targets; Cyxtera’s ability to identify and plan for all material risks and potential liabilities of any particular acquisition target; Cyxtera’s ability to complete acquisitions for which it enters into a definitive acquisition agreement; litigation related to any potential acquisition; Cyxtera’s ability to integrate the acquired business in a timely and efficient manner that does not disrupt the acquired business or Cyxtera’s remaining business; and continuity of the acquired business and its key customer, landlord and/or supplier relationships. The occurrence of any of these risks could have a material adverse effect on Cyxtera’s business, results of operations, financial condition or cash flows. If an acquisition does not proceed or is materially delayed for any reason, the price of Cyxtera’s common stock may be adversely impacted, and Cyxtera may not recognize the anticipated benefits of the acquisition.

Cyxtera may not be able to protect its intellectual property rights.

Cyxtera cannot make assurances that the steps taken by it to protect its intellectual property rights will be adequate to deter misappropriation of proprietary information or that it will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. Cyxtera is also subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any such claims could require Cyxtera to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of the alleged infringement.

If Cyxtera cannot continue to develop, acquire, market and provide new offerings or enhancements to existing offerings that meet customer requirements and differentiate it from competitors, its operating results could suffer.

Cyxtera must remain flexible and evolve along with new technologies and industry and market shifts. In order to adapt effectively, Cyxtera must sometimes make long-term investments, develop, acquire or obtain certain intellectual property and commit significant resources before knowing whether there will be adequate customer demand for its new offerings. If Cyxtera misjudges customer needs in the future, its new offerings may not succeed, and its revenues and earnings may be harmed. Additionally, any delay in the development, acquisition, marketing or launch of a new offering could result in customer dissatisfaction or attrition. Ineffective planning and execution in Cyxtera’s product development strategies may cause difficulty in sustaining its competitive advantages. If Cyxtera cannot continue adapting its products, or if its competitors can adapt their products more quickly, its business could be harmed.

The process of developing new offerings and enhancing existing offerings is complex. Cyxtera’s research and software development teams has positioned Cyxtera well to develop innovative new offerings and enhance existing offerings to meet its customers’ evolving IT strategies. However, there can be no assurance that Cyxtera will be able to develop such offerings or enhancements in a timely and cost-effective manner or at all. If Cyxtera cannot develop such offerings or enhancements in house, it may have to acquire technologies from third parties if available, which may require significant expenditures and may require Cyxtera to compete against other data center providers, some of whom are significantly larger and have greater financial and other resources, to acquire such technologies.

Cyxtera’s customer contracts could subject it to significant liability, which may adversely affect Cyxtera’s business, results of operations and financial condition.

In the ordinary course of business, Cyxtera enters into agreements with its customers pursuant to which it provides them with data center space, power and connectivity products. These contracts typically contain indemnification and liability provisions, in addition to service level commitments, which could potentially impose a significant cost on Cyxtera in the event of losses arising out of certain breaches of such agreements, services to be provided by Cyxtera or its subcontractors (if any) or from third-party claims. Customers increasingly are looking to pass through their regulatory obligations and other liabilities to their outsourced data center providers and Cyxtera may not be able to limit its liability or damages in an event of loss suffered by such customers whether as a result of Cyxtera’s breach of an agreement or otherwise. Further, liabilities and standards for damages and enforcement actions, including the regulatory framework applicable to different types of losses, vary by jurisdiction, and Cyxtera may be subject to greater liability for certain losses in certain jurisdictions. If such an event of loss occurred, Cyxtera could be liable for material monetary damages and could incur significant legal fees in defending against such an action, which could adversely affect its financial condition and results of operations.

Cyxtera’s ability to provide data center space to existing or new customers could be constrained by its ability to provide sufficient electrical power.

As current and future customers increase their power footprint in Cyxtera’s data centers over time, the corresponding reduction in available power could limit Cyxtera’s ability to increase occupancy rates or network density within its existing data centers. Furthermore, at certain of its data centers, Cyxtera’s aggregate maximum contractual obligation to provide power and cooling to its customers may exceed the physical capacity at such data centers if customers were to quickly increase their demand for power and cooling. If Cyxtera is not able to increase the available power and/or cooling or move the customer to another location within its data centers with sufficient power and cooling to meet such demand, Cyxtera could lose the customer as well as be exposed to liability under its agreement with such customer. In addition, Cyxtera’s power and cooling systems are difficult and expensive to upgrade. Accordingly, Cyxtera may not be able to efficiently upgrade or change these systems to meet new demands without incurring significant costs that it may not be able to pass on to its customers. Any such material loss of customers, liability or additional costs could adversely affect Cyxtera’s business, financial condition and results of operations.

Cyxtera may not be able to adapt to changing technologies and customer requirements, and its data center infrastructure may become obsolete.

The technology industry generally and specific industries in which certain of Cyxtera’s customers operate are characterized by rapidly changing technology, customer requirements and industry standards. New systems to deliver power to or eliminate heat in data centers or the development of new server technology that does not require the levels of critical load and heat removal that Cyxtera’s facilities are designed to provide and could be run less expensively on a different platform could make Cyxtera’s data center infrastructure obsolete. Cyxtera’s power and cooling systems are difficult and expensive to upgrade, and Cyxtera may not be able to efficiently upgrade or change these systems to meet new demands without incurring significant costs that it may not be able to pass on to Cyxtera’s customers which could adversely impact Cyxtera’s business, financial condition and results of operations. In addition, the infrastructure that connects Cyxtera’s data centers to the internet and other external networks may become insufficient, including with respect to latency, reliability and connectivity. Cyxtera may not be able to adapt to changing technologies or meet customer demands for new processes or technologies in a timely and cost-effective manner, if at all, which would adversely impact its ability to sustain and grow its business.

Further, Cyxtera’s inability to adapt to changing customer requirements may make its data centers obsolete or unmarketable to such customers. Some of Cyxtera’s customers operate at significant scale across numerous data center facilities and have designed cloud and computing networks with redundancies and fail-over capabilities across these facilities, which enhances the resiliency of their networks and applications. As a result, these customers may realize cost benefits by locating their data center operations in facilities with less electrical or mechanical infrastructure redundancy than is found in Cyxtera’s existing data center facilities. Additionally, some of Cyxtera’s customers have begun to operate their data centers using a wider range of humidity levels and at temperatures that are higher than servers customarily have operated at in the past, all of which may result in energy cost savings for these customers. Cyxtera may not be able to operate its existing data centers under these environmental conditions, particularly as its other customers may not be willing to operate under these conditions, and Cyxtera’s data centers could be at a competitive disadvantage to facilities that satisfy such requirements. Because Cyxtera may not be able to modify the redundancy levels or environmental systems of its existing data centers cost effectively, these or other changes in customer requirements could have a material adverse effect on Cyxtera’s business, results of operations and financial condition.

Additionally, due to regulations that apply to Cyxtera’s customers as well as industry standards that customers may deem desirable, such as ISO and SOC certifications, its customers may seek specific requirements from Cyxtera’s data centers that they are unable to provide. If new or different regulations or standards are adopted or such extra requirements are demanded by its customers, Cyxtera could lose some customers or be unable to attract new customers in certain industries, which could materially and adversely affect its operations.

Risks Related to Cyxtera’s Capital Needs and Capital Strategy

Cyxtera’s substantial debt could adversely affect its cash flows and limit its flexibility to raise additional capital.

Cyxtera has a significant amount of debt and may need to incur additional debt to support its growth in the future. Additional debt may also be incurred to fund future acquisitions. As of March 31, 2021, Cyxtera had total outstanding indebtedness of $2,295.8 million, consisting of $1,319.5 million indebtedness under its Senior Secured Credit Facilities (as defined below), including $142.6 million under its $150 million Revolving Credit Facility (as defined below), $976.3 million of capital lease obligations and total cash and cash equivalents of $113.6 million. See “Management’s Discussion and Analysis of Financial Condition And Results Of Operations of Cyxtera – Liquidity and Capital Resources.” In addition to its substantial debt, Cyxtera leases many of its data centers and certain equipment under lease agreements.

Cyxtera’s substantial amount of debt and related covenants could have important consequences. For example, they could:

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require Cyxtera to dedicate a substantial portion of its cash flow from operations to make interest and principal payments on its debt and, reducing the availability of Cyxtera’s cash flow to fund future capital expenditures, expansion efforts, working capital and other general corporate requirements;

•	increase the likelihood of negative outlook from credit rating agencies, or of a downgrade to Cyxtera’s current rating;

•	make it more difficult for Cyxtera to satisfy its obligations under its various debt instruments;

•	increase Cyxtera’s cost of borrowing and limit its ability to access additional debt to fund future growth or maintain adequate liquidity;

•	increase Cyxtera’s vulnerability to general adverse economic and industry conditions and adverse changes in governmental regulations;

•	limit Cyxtera’s flexibility in planning for, or reacting to, changes in its business and industry;

•	limit Cyxtera’s operating flexibility through covenants with which it must comply; and

•	make Cyxtera more vulnerable to increases in interest rates because of the variable interest rates on some of its borrowings.

The occurrence of any of the foregoing factors could have a material adverse effect on Cyxtera’s business, results of operations and financial condition.

Further, in connection with the Business Combination, Cyxtera expects to repay $452.6 million of its current debt, including extinguishment of the $310 million 2017 Second Lien Term Facility, the paydown of $142.6 million outstanding balance on the Revolving Credit Facility and related accrued interest.

In addition, certain of Cyxtera’s outstanding indebtedness have near term maturity dates, including its Revolving Credit Facility, which matures on May 1, 2022. Cyxtera may need to refinance a portion of such outstanding debt as it matures. Cyxtera may not be able to refinance existing debt. If Cyxtera is able to refinance its debt, the terms of any refinancing may not be as favorable as the terms of its existing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, then the interest expense relating to that refinanced indebtedness would increase. These risks could materially adversely affect Cyxtera’s financial condition, cash flows and results of operations.

An inability to access external sources of capital on favorable terms or at all could limit Cyxtera’s ability to execute its business and growth strategies.

Cyxtera may not be able to fund future capital needs from operating cash flow, especially with respect to new data center expansions and acquisitions. Consequently, Cyxtera intends to rely on third-party sources of capital to fund a substantial amount of its future capital needs. Cyxtera may not be able to obtain such financing on favorable terms or at all. Any additional debt Cyxtera incurs will increase its leverage, expose it to the risk of default and impose operating restrictions on it. In addition, any equity financing could be materially dilutive to the equity interests held by Cyxtera’s stockholders. Cyxtera’s access to third-party sources of capital depends, in part, on general market conditions, the market’s perception of Cyxtera’s growth potential, its leverage, its current and expected results of operations, liquidity, financial condition and the market price of its common stock. If Cyxtera cannot obtain capital when needed, it may not be able to execute its business and growth strategies, satisfy its debt service obligations, or fund its other business needs, which could have a material adverse effect on it.

Cyxtera may incur goodwill and other intangible asset impairment charges, or impairment charges to its property, plant and equipment, which could result in a significant reduction to its earnings.

In accordance with GAAP, Cyxtera is required to assess its goodwill and other intangible assets, including goodwill and other intangible assets assumed in acquisition transactions, annually, or more frequently whenever events or changes in circumstances indicate potential impairment, such as changing market conditions or any changes in key assumptions. If the testing performed indicates that an asset may not be recoverable, Cyxtera will be required to record a non-cash impairment charge for the difference between the carrying value of the goodwill or other intangible assets and the implied fair value of the goodwill or other intangible assets in the period the determination is made. These impairment charges could be significant and could adversely affect Cyxtera’s financial condition and results of operations.

Fluctuations in foreign currency exchange rates in the markets in which Cyxtera operates internationally could harm its results of operations.

Cyxtera may experience gains and losses resulting from fluctuations in foreign currency exchange rates. A majority of revenues and costs in Cyxtera’s international operations are denominated in foreign currencies. Cyxtera is exposed to risks resulting from fluctuations in foreign currency exchange rates in connection with its international operations. To the extent Cyxtera is required to pay foreign contractors in foreign currencies, its operations could cost more than anticipated as a result of declines in the U.S. Dollar relative to foreign currencies. In addition, fluctuating foreign currency exchange rates have a direct impact on how Cyxtera’s international results of operations translate into U.S. Dollars.

Cyxtera does not currently have any foreign exchange hedging transactions to reduce foreign currency transaction exposure. Therefore, any weakness of the U.S. Dollar may have a positive impact on its consolidated results of operations because the currencies in the foreign countries in which Cyxtera operates may translate into more U.S. Dollars. However, if the U.S. Dollar strengthens relative to the currencies of the foreign countries in which Cyxtera operates, its consolidated financial position and results of operations may be negatively impacted as amounts in foreign currencies will generally translate into fewer U.S. Dollars.

Risks Related to Environmental Laws and Climate Change Impacts

Environmental regulations may impose new or unexpected costs on Cyxtera.

Cyxtera is subject to various federal, state, local and international environmental and health and safety laws and regulations, including those relating to the generation, storage, handling and disposal of hazardous substances and wastes. Certain of these laws and regulations also impose joint and several liability, without regard to fault, for investigation and cleanup costs on current and former owners and operators of real property and persons who have disposed of or released hazardous substances into the environment. Cyxtera’s operations involve the use of hazardous substances and materials such as petroleum fuel for emergency generators, as well as batteries, refrigerants, cleaning solutions and other materials. In addition, Cyxtera leases, owns or operates real property at which hazardous substances and regulated materials have been used in the past. At some of its locations, hazardous substances or regulated materials are known to be present in soil or groundwater, and there may be additional unknown hazardous substances or regulated materials present at sites it leases, owns or operates. At some of Cyxtera’s locations, there are land use restrictions in place relating to earlier environmental cleanups that do not materially limit Cyxtera’s use of the sites. To the extent any hazardous substances or any other substance or material must be cleaned up or removed from its property, Cyxtera may be responsible under applicable laws, permits or leases for the removal or cleanup of such substances or materials, the cost of which could be substantial.

Cyxtera purchases significant amounts of electricity from generating facilities and utility companies that are subject to environmental laws, regulations and permit requirements. These environmental requirements are subject to material change, which could result in increases in Cyxtera’s electricity suppliers’ compliance costs that may be passed through to Cyxtera. Regulations promulgated by the United States Environmental Protection Agency could limit air emissions from coal-fired power plants, restrict discharges of cooling water, and otherwise impose new operational restraints on conventional power plants that could increase costs of electricity. Regulatory programs intended to promote increased generation of electricity from renewable sources may also increase Cyxtera’s costs of procuring electricity. In addition, Cyxtera is directly subject to environmental, health and safety laws regulating air emissions, storm water management and other issues arising in its business. For example, Cyxtera’s emergency generators are subject to state and federal regulations governing air pollutants, which could limit the operation or preventative maintenance testing of those generators or require the installation of new pollution control technologies. While environmental regulations do not normally impose material costs upon Cyxtera’s operations, noncompliance with such laws, such as unexpected events, equipment malfunctions, or human error, could result in substantial administrative, civil and criminal penalties and injunctive obligations, and lead to additional capital requirements, limitations upon its operations and unexpected increased costs. Environmental regulations may also impose new and unforeseen regulations that may delay the construction of new capacity within a given market, which may lead to a limitation on the capacity available to sell to customers.

Regulation of greenhouse gas (“GHG”) emissions could increase the cost of electricity by reducing amounts of electricity generated from fossil fuels, by requiring the use of more expensive generating methods or by imposing taxes or fees upon electricity generation or use. There has been interest in the U.S. Congress and in countries where Cyxtera operates abroad in addressing climate change. In the U.S., with the new administration, there is a likelihood that new regulations or legislation will be proposed and potentially enacted that would seek to limit carbon dioxide emissions and the use of fossil fuels. Past legislative proposals to address climate change include measures ranging from “carbon taxes,” to tax credits, to federally imposed limitations on GHG emissions.

Additionally, at the international level, in December 2015, the United States and a coalition of international partners adopted the Paris Agreement at the United Nations Framework Convention on Climate Change (the “Paris Agreement”), which calls on the parties to undertake “ambitious efforts” to limit the average global temperature, and to conserve and enhance sinks and reservoirs of greenhouse gases. The Paris Agreement went into effect on November 4, 2016. The Paris Agreement establishes a framework for the parties to cooperate and report actions to reduce greenhouse gas emissions. Although the United States withdrew from the Paris Agreement effective November 4, 2020, President Biden issued an Executive Order on January 20, 2021 to rejoin the Paris Agreement, which went into effect on February 19, 2021. The course of future legislation and regulation in the U.S. and abroad remains difficult to predict and the potential increased costs associated with GHG regulation or taxes cannot be estimated at this time.

State regulations also have the potential to increase Cyxtera’s costs of obtaining electricity. Certain states, like California, have issued or may enact environmental regulations that could materially affect Cyxtera’s facilities and electricity costs. California has limited GHG emissions from new and existing conventional power plants by imposing regulatory caps and by auctioning the rights to emission allowances. Washington, and Massachusetts have issued regulations to implement similar carbon cap and trade programs, and other states are considering proposals to limit carbon emissions through cap-and-trade programs, carbon pricing programs and other mechanisms. Some northeastern states adopted a multi-state program for limiting carbon emissions through the Regional Greenhouse Gas Initiative (“RGGI”) cap and trade program. State programs have not had a material adverse effect on Cyxtera’s electricity costs to date, but due to the market-driven nature of some of the programs, they could have a material adverse effect on electricity costs in the future.

Aside from regulatory requirements, Cyxtera has separately undertaken efforts to procure energy from renewable energy projects in order to support new renewables development. The costs of procuring such energy may exceed the costs of procuring electricity from existing sources, such as existing utilities or electric service provided through conventional grids. These efforts to support and enhance renewable electricity generation may increase Cyxtera’s costs of electricity above those that would be incurred through procurement of conventional electricity from existing sources.

Cyxtera’s business may be adversely affected by climate change and responses to it.

Severe weather events, such as droughts, heat waves, fires, hurricanes, and flooding, pose a threat to Cyxtera’s data centers and its customers’ IT infrastructure through physical damage to facilities or equipment, power supply disruption, and long-term effects on the cost of electricity. The frequency and intensity of severe weather events are reportedly increasing locally and regionally as part of broader climate changes and may cause the cost of operating expenses, like power, to increase over time. Global weather pattern changes may also pose long-term risks of physical impacts to Cyxtera’s business.

Cyxtera maintains disaster recovery and business continuity plans that have been and would be implemented in the event of severe weather events that interrupt its business or affect its customers’ IT infrastructure. While these plans are designed to allow Cyxtera to recover from natural disasters or other events that can interrupt its business, Cyxtera cannot be certain that its plans will protect its or its customers from all such disasters or events. Failure to prevent impact to customers from such events could adversely affect Cyxtera’s business.

Cyxtera faces pressures from its customers, who are increasingly focused on climate change, to prioritize sustainable energy practices, reduce its carbon footprint and promote sustainability. To address these concerns, Cyxtera pursues opportunities to improve energy efficiency and implement energy-saving retrofits. It is possible, however, that Cyxtera’s customers and investors might not be satisfied with its sustainability efforts or the speed of their adoption. If Cyxtera does not meet its customers’ or stockholders’ expectations, its business and/or share price could be harmed.

Concern about climate change in various jurisdictions may result in more stringent laws and regulatory requirements regarding emissions of carbon dioxide or other GHGs. For example, the European Union Commission recently published a digital strategy that announced an intent to enact initiatives to achieve climate-neutral, highly energy-efficient and sustainable data centers by no later than 2030. Restrictions on carbon dioxide or other GHG emissions could result in significant increases in operating or capital costs, including higher energy costs generally, and increased costs from carbon taxes, emission cap and trade programs and renewable portfolio standards that are imposed upon Cyxtera’s electricity suppliers. These higher energy costs, and the cost of complying across Cyxtera’s global platform, or of failing to comply with these and other climate change regulations, may have an adverse effect on Cyxtera’s business and results of operations.

Cyxtera’s business could be harmed by prolonged power outages, power and fuel shortages or capacity constraints.

Cyxtera’s data centers are affected by problems accessing electricity sources, such as planned or unplanned power outages and limitations on transmission or distribution. Unplanned power outages, including, but not limited to, those relating to large storms, earthquakes, fires, tsunamis, cyberattacks and planned power outages by public utilities such as those related to Pacific Gas and Electric Company’s (“PG&E”) planned outages in California to minimize fire risks, could harm Cyxtera’s customers and its business. Some of Cyxtera’s data centers are located in leased buildings where, depending upon the lease requirements and number of tenants involved, Cyxtera may or may not control some or all of the infrastructure including generators and fuel tanks. As a result, in the event of a power outage, Cyxtera may be dependent upon the landlord, as well as the utility company, to restore the power. Cyxtera attempts to limit its exposure to system downtime by using backup generators and alternative power supplies, but these measures may not always prevent downtime, which can adversely affect customer experience and revenues.

In each of its markets, Cyxtera relies on third parties to provide a sufficient amount of power for current and future customers. At the same time, power and cooling requirements are increasing per unit of equipment. As a result, some customers are consuming an increasing amount of power for the same amount of infrastructure. Cyxtera generally does not control the amount of power its customers draw from their installed circuits, which can result in growth in the aggregate power consumption of its facilities beyond its original planning and expectations. This means that limitations on the capacity of Cyxtera’s electrical delivery systems and equipment could limit customer utilization of its data centers. These limitations could have a negative impact on the effective available capacity of a given data center and limit Cyxtera’s ability to grow its business, which could have a negative impact on Cyxtera’s financial performance, operating results and cash flows. Cyxtera attempts to limit its exposure to system downtime by using backup generators and alternative power supplies, but these measures may not always prevent downtime, which can adversely affect customer experience and revenues.

Cyxtera is subject to risks related to corporate social responsibility.

The growing integration of Environmental, Social and Governance (“ESG”) factors in making investment decisions is relatively new, and frameworks and methods used by investors for assessing ESG policies are not fully developed and vary considerably among the investment community. While Cyxtera has enacted various policies and practices to address ESG matters, it has not publicly announced a formal ESG program or framework and does not currently report on its ESG policies and practices. As a result, Cyxtera may not be adequately recognized for its current ESG efforts and there may be a perception held by the general public, Cyxtera’s governmental partners, vendors, suppliers, other stakeholders, or the communities in which Cyxtera does business that Cyxtera’s policies and procedures are insufficient.

Cyxtera expects to take a more proactive stance with respect to ESG reporting in the future. However, by electing to set and publicly share these ESG standards, Cyxtera may also face increased scrutiny related to its ESG activities. As a result, its reputation could be harmed if it fails to act responsibly in the areas in which it chooses to report. Any harm to Cyxtera’s reputation resulting from setting these standards or its failure or perceived failure to meet such standards could impact employee retention; the willingness of Cyxtera’s governmental partners, vendors and suppliers to do business with it; investors’ willingness or ability to purchase or hold its securities; or Cyxtera’s ability to access capital, any of which could adversely affect Cyxtera’s business, financial performance, and growth.

Risks Related to Regulatory Compliance and Laws including Tax Laws

The requirements of being a public company, including maintaining adequate internal control over its financial and management systems, may strain Cyxtera’s resources, divert management’s attention, and affect Cyxtera’s ability to attract and retain executive management and qualified board members.

Cyxtera will become a public company following the Business Combination, and will have incurred, and will continue to incur, significant legal, accounting and other expenses that Cyxtera did not incur as a private company. Cyxtera will become subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and Nasdaq listing standards, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Cyxtera is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the closing, the combined company will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Cyxtera as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the combined company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

Compliance with these rules and regulations can be burdensome. Cyxtera’s management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase Cyxtera’s historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, Cyxtera expects that these rules and regulations may make it more difficult and more expensive for Cyxtera to attract and retain qualified members of its board of directors as compared to Cyxtera as a private company. Cyxtera may need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase its operating expenses. Moreover, Cyxtera could incur additional compensation costs in the event that it decides to pay cash compensation closer to that of other publicly listed companies, which would increase its general and administrative expenses and could materially and adversely affect its profitability. Cyxtera is evaluating these rules and regulations and cannot predict or estimate the amount of additional costs it may incur or the timing of such costs.

U.S. and non-U.S. tax legislation and future changes to applicable U.S. or non-U.S. tax laws and regulations and/or their interpretation may have an adverse effect on Cyxtera’s business, financial condition and results of operations. Tax rules and regulations are subject to interpretation and require judgment by Cyxtera that may be successfully challenged by the applicable taxation authorities upon audit, which could result in additional tax liabilities.

Cyxtera is subject to tax laws in the United States and each other jurisdiction where it does business, including the United Kingdom, Canada and Singapore, where a number of its subsidiaries are organized. Changes in tax laws or their interpretation could decrease the amount of revenues Cyxtera receives, the value of any tax loss carry-forwards and tax credits recorded on Cyxtera’s balance sheet and the amount of Cyxtera’s cash flow, and adversely affect Cyxtera’s business, financial condition or results of operations. In addition, other factors or events, including business combinations and investment transactions, changes in the valuation of Cyxtera’s deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, other changes in the apportionment of Cyxtera’s income and other activities among tax jurisdictions, and changes in tax rates, could also increase Cyxtera’s future effective tax rate.

In addition, Cyxtera’s effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex, and the manner which they apply to Cyxtera and its diverse set of business arrangements is often open to interpretation, and can require Cyxtera to take positions regarding the interpretation of applicable rules or the valuation of its assets that are subject to material uncertainty. Significant management judgment is required in determining Cyxtera’s provision for income taxes, Cyxtera’s deferred tax assets and liabilities and any valuation allowance recorded against Cyxtera’s net deferred tax assets. The tax authorities could challenge Cyxtera’s interpretation of laws, regulations and treaties or the positions that it has taken regarding the valuation of its assets, resulting in additional tax liability or adjustment to Cyxtera’s income tax provision that could increase Cyxtera’s effective tax rate.

Cyxtera’s tax filings are subject to review or audit by the U.S. Internal Revenue Service (the “IRS”) and state, local and non-U.S. taxing authorities. As discussed above, Cyxtera exercises significant judgment in determining Cyxtera’s worldwide provision for taxes and, in the ordinary course of Cyxtera’s business, there may be transactions and calculations where the proper tax treatment is uncertain. Cyxtera may also be liable for taxes in connection with businesses it acquires. Cyxtera’s determinations are not binding on the IRS or any other taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in Cyxtera’s tax provisions, accruals and returns. An assessment of additional taxes because of an audit could have a material adverse effect on Cyxtera’s business, financial condition, results of operations and cash flows.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, or interpreted, changed, modified or applied adversely to Cyxtera, any of which could adversely affect its business operations and financial performance. Cyxtera is are unable to predict what changes will occur and, if so, the ultimate impact on its business. To the extent that such changes have a negative impact on Cyxtera, they may materially and adversely impact its business, financial condition, results of operations and cash flows. For purposes of the foregoing, reference to Cyxtera shall include references to Cyxtera and its subsidiaries.

Cyxtera’s net operating losses (“NOLs”) may not be available to offset future taxable income in the United States.

As of December 31, 2020, Cyxtera had net operating loss carryforwards, or NOLs, of $230.1 million for federal income tax purposes and $356.7 million for state income tax purposes. Subject to expiration or other uses or limitations, these NOLs may be available to offset Cyxtera’s future U.S. taxable income, if any. However, as of the date hereof, Cyxtera has not had any history of prior positive earnings. Further, certain of these NOLs, which are available and could potentially be utilized to offset tax that would otherwise be owed in respect of prior taxable corporate actions (including any incremental tax that might otherwise be owed as a result of an audit adjustment), if any, will begin to expire at various dates through 2040. In addition, under Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change” (very generally defined as a greater than 50% change, by value, in the corporation’s equity ownership by certain shareholders or groups of shareholders over a rolling three-year period), the corporation’s ability to utilize its pre-change NOLs to offset future taxable income is limited. Future changes in Cyxtera’s stock ownership, some of which might be beyond Cyxtera’s control, could result in an ownership change under Section 382 of the Code. Future regulatory changes could also limit Cyxtera’s ability to utilize Cyxtera’s NOLs. In addition, utilization of NOLs in the United States generated in tax years beginning after December 31, 2017 are limited to a maximum of 80% of the taxable income for such year determined without regard to the NOL deduction. To the extent Cyxtera’s NOLs expire, are utilized to offset tax that would otherwise be owed as a result of prior corporate actions, are restricted or are otherwise not available to offset future taxable income with NOLs, Cyxtera’s cash flows and results of operations may be adversely affected. For purposes of the foregoing, references to Cyxtera shall include references to Cyxtera and its subsidiaries.

Government regulation may adversely affect Cyxtera’s business.

Various laws and governmental regulations, both in the U.S. and abroad, governing internet-related services, related communications services and information technologies remain largely unsettled, even in areas where there has been some legislative action. For example, the Federal Communications Commission (“FCC”) recently overturned network neutrality rules, which may result in material changes in the regulations and contribution regime affecting Cyxtera and its customers. Furthermore, the U.S. Congress and state legislatures are reviewing and considering changes to the new FCC rules making the future of network neutrality and its impact on Cyxtera uncertain. There may also be forthcoming regulation in the U.S. in the areas of cybersecurity, data privacy and data security, any of which could impact Cyxtera and its customers. Similarly, data privacy regulations continue to evolve and must be addressed by Cyxtera as a global company.

Cyxtera remains focused on whether and how existing and changing laws, such as those governing intellectual property, privacy, libel, telecommunications services, data flows/data localization, carbon emissions impact, and taxation apply to the internet and to related offerings such as Cyxtera’s offerings, and substantial resources may be required to comply with regulations or bring any non-compliant business practices into compliance with such regulations. In addition, the continuing development of the market for online commerce and the displacement of traditional telephony service by the internet and related communications services may prompt an increased call for more stringent consumer protection laws or other regulation both in the U.S. and abroad that may impose additional burdens on companies conducting business online and their service providers.

The adoption or modification of laws or regulations relating to the internet and Cyxtera’s business, or interpretations of existing laws, could have a material adverse effect on Cyxtera’s business, financial condition and results of operations.

Cyxtera may become subject to litigation, securities class action or threatened litigation which may divert management time and attention, require Cyxtera to pay damages and expenses or restrict the operation of its business.

Cyxtera may become subject to disputes with parties with whom it conducts business, including as a result of any breach in its security systems or downtime in its critical power and cooling systems. Any such dispute could result in litigation between Cyxtera and the other parties. Whether or not any dispute actually proceeds to litigation, Cyxtera may be required to devote significant management time and attention to its resolution (through litigation, settlement or otherwise), which would detract from management’s ability to focus on Cyxtera’s business. Any such resolution could involve the payment of damages or expenses by Cyxtera, which may be significant. In addition, any such resolution could involve Cyxtera’s agreement with terms that restrict the operation of its business.

Risks Related to SVAC and the Business Combination

We and Cyxtera will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on us and Cyxtera. These uncertainties may impair the ability of Cyxtera to retain and motivate key personnel and could cause third parties that deal with Cyxtera to defer entering into contracts or making other decisions or seek to change existing business relationships. If employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our business following the Business Combination could be harmed.

Our ability to successfully effect the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel. The loss of such key personnel and our inability to hire and retain replacements could negatively affect the operations and profitability of SVAC following the Business Combination.

Our ability to successfully effect the Business Combination and successfully operate the business is dependent upon the efforts and expertise of certain key personnel, including the management team of Cyxtera. Although we expect key personnel to remain with the combined company following the Business Combination, there can be no assurance that they will do so. Key employees may depart either before or after such transactions because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following such transactions. The loss of such key personnel and our inability to hire and retain replacements could negatively affect the operations of the combined company. There is a shortage of qualified personnel in these fields, and we compete with other companies for the limited pool of talent in the locations in which we operate. Furthermore, following the closing, certain of the key personnel of Cyxtera may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the combined company to have to expend time and resources helping them become familiar with such requirements.

Our Sponsor and certain officers and directors have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other Proposals described in this proxy statement.

When considering our board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other Proposals described in this proxy statement, our stockholders should be aware that our Sponsor and certain officers and directors have interests in the Business Combination that may be different from, in addition to, or conflict with the interests of our stockholders in general. For a more complete description of these interests, see section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Because the post-combination company will become a publicly-traded company by virtue of a merger as opposed to an underwritten initial public offering, the process does not use the services of one or more underwriters, which could result in less diligence being conducted.

In an underwritten initial public offering, underwriters typically conduct due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because SVAC is already a publicly-traded company, an underwriter has not been engaged. While the Sponsor may have an inherent conflict of interest because its shares and warrants will be worthless if a business combination is not completed, management and the board of directors of the acquirer, as well as private investors, undertake a certain level of due diligence – however, this due diligence is not necessarily the same level of due diligence undertaken by an underwriter in a traditional initial public offering and, therefore, there could be a heightened risk of an incorrect valuation of the target business or material misstatements or omissions in this proxy statement.

The unaudited pro forma condensed combined financial information included in this proxy statement may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed consolidated combined financial information for SVAC following the Business Combination in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Our Sponsor and certain of our directors and officers hold all of our founder shares and private placement warrants. They will lose their entire investment with respect to such securities if we do not complete an initial business combination.

Our Sponsor and certain of our officers and directors currently hold all of our 10,105,863 founder shares, representing 20% of the total outstanding shares of common stock as of the date hereof. The founder shares will be worthless if we do not complete an initial business combination by September 14, 2022. In addition, our Sponsor holds all of the 6,723,127 private placement warrants. Such private placement warrants will also be worthless if we do not complete an initial business combination by September 14, 2022. Given the differential in the purchase price that our Sponsor paid for the founder shares as compared to the price of the units sold in the Initial Public Offering and the substantial number of shares of Class A common stock that our Sponsor will receive upon conversion of the founder shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the common stock of the combined company trades below the price initially paid for the units in the Initial Public Offering and the public stockholders experience a negative rate of return following the completion of the Business Combination.

The personal and financial interests of our Sponsor and our officers and directors may have influenced their motivation in identifying and selecting Cyxtera, completing the Business Combination with Cyxtera and influencing the operation of Cyxtera following the Business Combination. For a more complete description of these interests, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

If you elect to exercise your redemption rights with respect to your shares of Class A common stock, you will not receive any distributable redeemable warrants.

In connection with our initial business combination, public stockholders will have the opportunity to exercise their right to redeem their shares of Class A common stock for cash. However, our distributable redeemable warrants will be distributed only to the holders of record of those shares of our Class A common stock that remain outstanding after such redemptions. Accordingly, to the extent that you elect to redeem your shares of Class A common stock, you will receive no distributable redeemable warrants in respect of such shares. The contingent right to receive the distributable redeemable warrants will remain attached to our Class A common stock, will not be separately transferable, assignable or salable, and will not be evidenced by any certificate or instrument.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our initial business combination within 24 months from the closing of our Initial Public Offering, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors.

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (1) $10.00 per public share; or (2) the actual amount per public share held in the Trust Account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of permitted withdrawals, except as to any claims by a third party that executed a waiver of any and all rights to the monies held in the trust account (whether any such waiver is enforceable) and except as to any claims under our indemnity of the underwriters of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked our Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within 24 months from the closing of the Initial Public Offering may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our public shares as soon as reasonably possible following the 24th month from the closing of our Initial Public Offering in the event we do not complete our initial business combination and, therefore, we do not intend to comply with the foregoing procedures.

Because we do not intend to comply with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the 10 years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, consultants, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within 24 months from the closing of the Initial Public Offering is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

The grant of registration rights to our initial stockholders and holders of our forward purchase shares, and the future exercise of such rights, may adversely affect the market price of our Class A common stock.

Pursuant to the A&R Registration Rights Agreement, we will agree to provide customary demand and piggyback registration rights to our initial stockholders and the Investor Parties, subject to certain conditions. Pursuant to the forward purchase agreement, we will use our commercially reasonable efforts to file within 30 days after the closing of our initial business combination a registration statement with the SEC for a secondary offering of the forward purchase shares and use our best efforts to cause such registration statement to be declared effective promptly thereafter, but in no event later than 60 days. We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our Class A common stock.

Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of: (1) $10.00 per public share; or (2) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of permitted withdrawals, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in certain instances. For example, the cost of such legal action may be deemed by the independent directors to be too high relative to the amount recoverable or the independent directors may determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public stockholders may be reduced below $10.00 per share.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith by paying public stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and us to claims of punitive damages.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith by paying public stockholders from the trust account prior to addressing the claims of creditors, thereby exposing itself and us to claims of punitive damages.

In evaluating the Business Combination, our management relied on the availability of funds from the sale of the forward purchase shares which will be used to satisfy the Redemption Obligation. If the sale of some or all of the forward purchase shares fails to close, for any reason, we may lack sufficient funds to consummate the Business Combination.

Pursuant to the forward purchase agreement, the forward purchasers have agreed to purchase forward purchase shares in an aggregate amount of up to $100,000,000 in a private placement that will close simultaneously with the closing of our initial business combination. The funds from the sale of forward purchase shares will be used to satisfy the Redemption Obligation and is therefore intended to provide us with a minimum funding level for our initial business combination.

If the sale of some or all of the forward purchase shares does not close for any reason, including by reason of the failure by the forward purchasers to fund the purchase price for their forward purchase shares, we may lack sufficient funds to consummate our initial business combination. The forward purchasers’ obligations to purchase the forward purchase shares is subject to termination prior to the closing of the sale of the forward purchase shares by mutual written consent of the company and the forward purchasers. The forward purchasers’ obligations to purchase its forward purchase shares is subject to fulfillment of customary closing conditions. In the event of any such failure to fund by the forward purchase investors, any obligation is so terminated or any such closing condition is not satisfied and not waived by the forward purchasers, we may lack sufficient funds to consummate our initial business combination.

The ability of our public stockholders to exercise redemption rights with respect to a large number of our shares could increase the probability that our initial business combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your stock.

Since the Merger Agreement requires us to have a minimum amount of cash at closing, the probability that our initial business combination would be unsuccessful increases. If our initial business combination is unsuccessful, you would not receive your pro rata portion of the trust account until we liquidate the trust account. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time our stock may trade at a discount to the pro rata amount per share in the trust account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with our redemption until we liquidate or you are able to sell your stock in the open market.

The parties to the Merger Agreement may amend the terms of the Merger Agreement or waive one or more of the conditions to the Business Combination, and the exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

In the period leading up to the closing, other events may occur that, pursuant to the Merger Agreement, would require us to agree to amend the Merger Agreement, to consent to certain actions or to waive certain closing conditions or other rights that we are entitled to under the Merger Agreement. Such events could arise because of changes in the course of Cyxtera’s business, a request by Cyxtera to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Cyxtera’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be in our discretion, acting through our board of directors, to grant our consent or waive our rights. The existence of the financial and personal interests of the directors and officers described elsewhere in this proxy statement may result in a conflict of interest on the part of one or more of the directors or officers between what he or she may believe is best for SVAC and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action.

As of the date of this proxy statement, we do not believe there will be any material changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.

Even if we consummate the Business Combination, there is no guarantee that the public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our redeemable warrants is $11.50 per share of Class A common stock. There is no guarantee that the redeemable warrants will be in the money following the time they become exercisable and prior to their expiration, which will occur on the fifth anniversary of the completion of our initial business combination, and as such, the redeemable warrants may expire worthless.

We may amend the terms of the redeemable warrants in a manner that may be adverse to holders of such warrants with the approval by the holders of at least 50% of the then outstanding redeemable warrants. As a result, the exercise price of your redeemable warrants could be increased, the redeemable warrants could be converted into cash or stock (at a ratio different than initially provided), the exercise period could be shortened and the number of shares of our Class A common stock purchasable upon exercise of a redeemable warrant could be decreased, all without your approval.

Our redeemable warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the redeemable warrants may be amended without the consent of any holder to cure any ambiguity, mistake (including to conform the warrant agreement to the description thereof herein) or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding redeemable warrants to make any change that adversely affects the interests of the registered holders of such warrants. Accordingly, we may amend the terms of the redeemable warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding redeemable warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 50% of the number of the then outstanding private placement warrants. Although our ability to amend the terms of the redeemable warrants with the consent of at least 50% of the then outstanding redeemable warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant. Our initial stockholders may purchase redeemable warrants with the intention of reducing the number of redeemable warrants outstanding or to vote such warrants on any matters submitted to warrantholders for approval, including amending the terms of the redeemable warrants in a manner adverse to the interests of the registered holders of redeemable warrants. While our initial stockholders have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for such transactions, there is no limit on the number of our redeemable warrants that our initial stockholders may purchase and it is not currently known how many redeemable warrants, if any, our initial stockholders may hold at any time during which the terms of the redeemable warrants may be proposed to be amended.

We may redeem the unexpired redeemable warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We have the ability to redeem outstanding redeemable warrants at any time after they become exercisable and prior to their expiration, at a price of  $0.01 per warrant, provided that the last sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the redeemable warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (1) exercise your redeemable warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so (2) sell your redeemable warrants at the then-current market price when you might otherwise wish to hold your redeemable warrants; or (3) accept the nominal redemption price which, at the time the outstanding redeemable warrants are called for redemption, is likely to be substantially less than the market value of your redeemable warrants.

In addition, we may redeem your redeemable warrants after they become exercisable (after the $10.00 per share threshold is met) for $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their redeemable warrants prior to redemption for a number of Class A common stock determined based on the redemption date and the fair market value of our Class A common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the redeemable warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A common stock had your warrants remained outstanding. Historical trading prices for SVAC’s Class A common stock have exceeded the $10.00 per share threshold at which the public warrants would become redeemable. In the event the Company determined to redeem the public warrants, holders of our redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that the Company elects to redeem all of the redeemable warrants as described above, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via the Company’s posting of the redemption notice to DTC.

Because each unit contains one-sixth of one warrant and only a whole warrant may be exercised, the units may be worth less than units of other blank check companies.

Each unit contains one-sixth of one detachable redeemable warrant. Because, pursuant to our warrant agreement, the redeemable warrants may only be exercised for a whole number of shares, only a whole warrant may be exercised at any given time. While holders of units (or the underlying shares of Class A common stock) who elect not to redeem such shares in connection with our initial business combination will also receive a distribution of redeemable warrants in the form of distributable redeemable warrants, it is likely that the number of distributable redeemable warrants issued to any such holder will not be a whole number. This is different from other offerings similar to ours whose units include one share of common stock and one warrant to purchase one whole share. We have established the components of the units in this way in order to reduce the dilutive effect of the warrants upon completion of an initial business combination since the detachable redeemable warrants and distributable warrants will be exercisable in the aggregate for one-third of the number of shares compared to units that each contain a warrant to purchase one whole share, thus making us, we believe, a more attractive merger partner for target businesses. Nevertheless, this unit structure may cause our units to be worth less than if they included a warrant to purchase one whole share.

Warrants will become exercisable for our Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

We issued detachable redeemable warrants to purchase an aggregate of 6,737,242 shares of Class A common stock as part of the units offered in our Initial Public Offering and, simultaneously with the closing of our Initial Public Offering, we issued private placement warrants to the Sponsor to purchase an aggregate of 6,723,127 shares of Class A common stock. Each warrant issued is exercisable to purchase one whole share of Class A common stock at $11.50 per whole share. In addition, at the distribution time, we will effect a distribution of a number of warrants equal to the number of units issued in the Initial Public Offering multiplied by one-sixth (i.e., 6,737,242 warrants) (the “Aggregate Warrant Amount”) as follows: (i) to the extent that no public stockholders redeem their shares of Class A common stock issued in the Initial Public Offering (whether acquired in the Initial Public Offering or afterwards) in connection with the initial business combination, each public stockholder will receive one-sixth of one distributable redeemable warrant per public share and (ii) to the extent that any public stockholders redeem any of their public shares in connection with the initial business combination, then (A) one-sixth of one distributable redeemable warrant will be distributed per each public share that was not redeemed (the “remaining public shares”) and (B) the warrants in an amount equal to the Aggregate Warrant Amount less the number of warrants distributed pursuant to the foregoing clause (A) will be distributed on a pro rata basis to (x) the holders of the remaining public shares based on their percentage of Class A common stock held after redemptions and the issuance of any forward purchase shares, as distributable redeemable warrants and (y) the holders of the forward purchase shares based on their percentage of Class A common stock held after redemptions and the issuance of any forward purchase shares, as private placement warrants. Public stockholders who exercise their redemption rights are not entitled to receive any distribution of distributable redeemable warrants in respect of such redeemed public shares. The number of distributable redeemable warrants to be distributed in respect of each public share is contingent upon the aggregate number of public shares that are redeemed in connection with our initial business combination. The distributable redeemable warrants, together with the detachable redeemable warrants, are collectively referred to herein as the “redeemable warrants”.

To the extent such warrants are exercised, additional shares of our Class A common stock will be issued, which will result in dilution to the then existing holders of our Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A common stock.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Subsequent to our completion of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.

Although we have conducted extensive due diligence on Cyxtera, we cannot assure you that this diligence identified all material issues that may be present with Cyxtera, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Cyxtera and outside of our control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we will be subject as a result of assuming pre-existing debt held by Cyxtera. Accordingly, any stockholders or warrant holders who choose to remain a stockholder or warrant holder following the Business Combination could suffer a reduction in the value of their securities. Such stockholders or warrant holders are unlikely to have a remedy for such reduction in value.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the closing may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the Business Combination. Because the number of shares to be issued in the Merger Agreement will not be adjusted to reflect any changes in the market price of our Class A common stock, the market value of the Class A common stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the securities of Cyxtera and trading in the shares of our Class A common stock has not been active. Accordingly, the valuation ascribed to Cyxtera and our Class A common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities following the Business Combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of our competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning SVAC or the industries in which SVAC operates in general;

•	operating and stock price performance of other companies that investors deem comparable to SVAC;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving SVAC;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Class A common stock available for public sale;

•	major changes in our board or management;

•	sales of substantial amounts of Class A common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. Trading of stock on a national securities exchange has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to SVAC following the Business Combination could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our Class A common stock adversely, the price and trading volume of our Class A common stock could decline.

The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover SVAC following the Business Combination change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A common stock would likely decline. If any analyst who may cover SVAC following the Business Combination were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We have identified a material weakness in our internal control over financial reporting related to our accounting for instruments that have an equity and liability component related to the instruments we issued in connection with the Initial Public Offering. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

On April 12, 2021, the staff of the SEC issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies” (the “SEC Staff Statement”). Following the issuance of the SEC Staff Statement on April 12, 2021, in May 2021, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that, in light of the SEC Staff Statement, it was appropriate to restate the previously issued and audited financial statements as of and for the period ended December 31, 2020.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We have identified a material weakness in our internal control over financial reporting related to the accounting for instruments that have an equity and liability component related to the instruments we issued in connection with our Initial Public Offering in September 2020. As a result of this material weakness, our management has concluded that our internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of our derivative liabilities, change in fair value of derivative liabilities, Class A common stock subject to possible redemption, accumulated deficit and related financial disclosures for the previously issued audited financial statements as of and for the year ended December 31, 2020 and the unaudited interim financial statements as of and for the three and nine months ended September 30, 2020. For a discussion of management’s consideration of the material weakness identified related to our accounting for instruments that have an equity and liability component related to the instruments we issued in connection with our September 2020 Initial Public Offering, see “Note 2—Restatement of Previously Issued Financial Statements” to our accompanying financial statements.

We have concluded that our internal control over financial reporting was ineffective as of March 31, 2021 because material weaknesses existed in our internal control over financial reporting. We have taken a number of measures to remediate the material weaknesses described therein; however, if we are unable to remediate our material weaknesses in a timely manner or we identify additional material weaknesses, we may be unable to provide required financial information in a timely and reliable manner and we may incorrectly report financial information. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3 or Form S-4, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. In either case, there could result a material adverse effect on our business. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect our reputation or investor perceptions of us, which could have a negative effect on the trading price of our stock. In addition, we will incur additional costs to remediate material weaknesses in our internal control over financial reporting.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

There can be no assurance that our Class A common stock that will be issued in connection with the Business Combination will be approved for listing on Nasdaq following the closing, or that we will be able to comply with the continued listing standards of Nasdaq.

Our Class A common stock, units and detachable redeemable warrants are currently listed on Nasdaq. We have applied to continue to list our Class A common stock and redeemable warrants on Nasdaq. Our continued eligibility for listing may depend on, among other things, the number of our shares that are redeemed. If, after the Business Combination, Nasdaq delists our Class A common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our Class A common stock is a “penny stock,” which will require brokers trading in our Class A common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A common stock, units and detachable redeemable warrants are currently listed on Nasdaq, they are covered securities. Although states are preempted from regulating the sale of our securities, the federal statute does allow states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We, and the combined company will, qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following September 14, 2025, the fifth anniversary of our Initial Public Offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as measured on the last business day of our most recently completed second fiscal quarter, or (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can, therefore, delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Class A common stock less attractive because we will rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

There is uncertainty regarding the U.S. federal income tax consequences of the redemption to the holders of our Class A common stock.

There is some uncertainty regarding the U.S. federal income tax consequences to holders of our Class A common stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and includes (i) whether the redemption results in treatment of amounts received as part of a corporate distribution, potentially taxable as ordinary income, or a sale, potentially giving rise to capital gain, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in potential taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of Class A common stock following the redemption, and if so, the total number of shares of our Class A common stock held (or deemed held) by the holder both before and after the redemption relative to all shares of our Class A common stock considered outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a corporate distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in SVAC or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Because the application of these tests depends on the particular circumstances of each holder, and in the absence of clear guidance from the IRS, there is uncertainty regarding how a holder who elects to exercise his, or her or its redemption rights will be taxed for U.S. federal income tax purposes. See the section entitled “Material U.S. Federal Income Tax Considerations of the Redemption.”

Changes in tax laws or regulations, or their interpretations, may adversely affect our business, investments and results of operations.

The Biden administration in the U.S. has proposed increases, among other things, to the U.S. corporate income tax rate and the top tax rate on capital gains. Although such proposals, if adopted as currently contemplated, could have a tax impact on our operations, we cannot predict the likelihood, timing or substance of U.S. tax reform. We will continue to monitor the progress of U.S. tax reform, as well as other global tax reform initiatives.

Unlike some other blank check companies, SVAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold will make it easier for us to consummate the Business Combination even if a substantial number of our stockholders redeem.

Unlike some other blank check companies, SVAC does not have a specified maximum redemption threshold, except that in no event will we redeem our public shares in an amount that would cause our net tangible assets, after payment of the deferred underwriting commissions, to be less than $5,000,001 (such that we do not then become subject to the SEC’s “penny stock” rules). As a result, we may be able to complete the Business Combination even though a substantial majority of our public stockholders do not agree with the transaction and have redeemed their shares. In the event the aggregate cash consideration we would be required to pay for all shares of common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceed the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, in which case, all shares of common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

We may not be able to complete our initial business combination by September 14, 2022, in which case we would cease all operations, except for the purpose of winding up and we would redeem our public shares and liquidate, in which case our public stockholders may receive only $10.00 per share, or less than such amount in certain circumstances, and our detachable redeemable warrants will expire worthless, and our distributable redeemable warrants will never have been distributed.

Our Charter provides that we must complete our initial business combination within 24 months from the closing of our Initial Public Offering (i.e. September 14, 2022). We may not be able to complete our initial business combination within such time period. Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, while the extent of the impact of the outbreak of the novel coronavirus disease 2019 (“COVID-19”) on us will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the outbreak of COVID-19 may negatively impact businesses we may seek to acquire.

If we have not completed our initial business combination within such time period, we will: (1) cease all operations, except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may receive only $10.00 per share, or less than $10.00 per share, on the redemption of their shares, and our detachable redeemable warrants will expire worthless, and no distributable redeemable warrants will have been distributed.

Our Sponsor, officers, directors or advisors and their respective affiliates may elect to purchase shares from public stockholders, which may influence a vote on a proposed business combination and reduce the public “float” of our Class A common stock.

In connection with the stockholder vote to approve the Business Combination, our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase public shares or detachable redeemable warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation or other duty to do so. Such a purchase may include a contractual acknowledgement that such public stockholder, although still the record holder of our shares (to the extent they are still the record holder of such sold shares as of the redemption deadline) is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling public stockholders would be required to revoke their prior elections to redeem their shares. The price per share paid in any such transaction may be different than the amount per share a public stockholder would receive if it elected to redeem its shares in connection with our initial business combination. The purpose of such purchases could be to vote such shares in favor of the Business Combination, thereby increasing the likelihood of obtaining stockholder approval of the Business Combination while ensuring that the minimum cash condition for the closing of the Business Combination is satisfied. The purpose of any such purchases of detachable redeemable warrants could be to reduce the number of such warrants outstanding. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Class A common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares for a pro rata portion of the Trust Account.

In order to exercise their redemption rights, holders of our public shares are required to submit a request in writing and deliver their shares (either physically or electronically) to our transfer agent prior to 4:30 p.m. Eastern Time on                      , 2021 (two business days before the special meeting) in accordance with the procedures described in the section entitled “Special Meeting of SVAC Stockholders — Redemption Rights”. If a holder of public shares does not follow the procedures specified in this proxy statement for redemptions of its public shares, such public shares will not be redeemed for cash in connection with the closing.

SVAC’s board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the public stockholders.

In analyzing the Business Combination, SVAC’s board of directors conducted significant due diligence on Cyxtera. For a complete discussion of the factors utilized by SVAC’s board of directors in approving the Business Combination, see the section entitled “Proposal Number 1 — The Business Combination Proposal — SVAC’s Board of Directors’ Reasons for the Approval of the Business Combination.” SVAC’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Cyxtera’s fair market value was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the Business Combination.

Notwithstanding the foregoing, SVAC’s board of directors did not obtain a fairness opinion to assist it in its determination. Accordingly, SVAC’s board of directors may be incorrect in its assessment of the Business Combination.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination, or any alternative business combination. Certain events following the consummation of an initial business combination, including the Business Combination, may cause an increase in SVAC’s share price, and may result in a lower value realized now than a stockholder of SVAC might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of our public shares after the consummation of an initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Our Sponsor and our officers and directors have agreed to vote in favor of the Business Combination Proposal, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor and our officers and directors have agreed to vote any shares of Class A common stock and Class B common stock owned by them in favor of the Proposals. As of the record date, the Sponsor and our officers and directors own 20% of our issued and outstanding shares of Class A common stock and Class B common stock in the aggregate. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if our Sponsor, officers and directors agreed to vote their shares of Class A common stock and Class B common stock owned by them in accordance with the majority of the votes cast by our public stockholders.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that SVAC stockholder approval is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Merger Agreement (as described under section titled “Proposal Number 1 — The Business Combination Proposal — The Merger Agreement — Conditions to the Business Combination”), or that other closing conditions are not satisfied. If SVAC does not complete the Business Combination, it could be subject to several risks, including:

•	the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

•

negative reactions from the financial markets, including declines in the price of SVAC’s stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

•	the attention of our management will have been diverted to the Business Combination rather than pursuit of other potentially beneficial business combination opportunities.

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, our board of directors will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

Our board of directors is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, we are unable to consummate the Business Combination. If the adjournment proposal is not approved, our board will not have the ability to adjourn the special meeting to a later date and, therefore, the Business Combination would not be completed.

We have incurred and will incur substantial transaction costs in connection with the Business Combination and following the closing, we will incur significant increased expenses and administrative burdens as a public company, which could have a material adverse effect on our business, financial condition and results of operations.

We have incurred and expect to incur substantial costs in connection with consummating the Business Combination and operating as a public company following the closing. As part of the Business Combination, we are utilizing professional service firms for legal, accounting and financial advisory. Although we have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates.

Following the closing, the combined company will face increased legal, accounting, administrative and other costs and expenses as a public company that Cyxtera does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the combined company to carry out activities Cyxtera has not done previously. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the combined company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the combined company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the combined company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the combined company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

We may need additional capital in the future, and it may not be available on acceptable terms, if at all.

Following the Business Combination, we may need to access the debt and equity capital markets. However, these sources of financing may not be available on acceptable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance, investor sentiment and ability to incur additional debt in compliance with agreements governing our then-outstanding debt. These factors may make the timing, amount, terms or conditions of additional financings unattractive to us. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, references or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing stockholders may experience dilution. If we are unable to generate sufficient funds from operations or raise additional capital, our growth could be impeded.

Our stockholders will experience immediate dilution as a consequence of the issuance of Class A common stock to the Cyxtera Stockholder as consideration in the Business Combination and to the PIPE Investors in connection with the closing. Having a minority share position may reduce the influence that our current stockholders have on the management of SVAC.

It is anticipated that, immediately following the closing and based on the assumptions set forth in “Certain Defined Terms,” SVAC’s current public stockholders will own approximately 22.3% of the combined company, SVAC’s Sponsor, management and board will own approximately 5.6% of the combined company, the Cyxtera Stockholder will own approximately 58.4% of the combined company and the PIPE Investors will own approximately 13.8% of the combined company. Our stockholders will experience immediate dilution upon the closing of the Business Combination, and as a consequence, the minority position of the former SVAC stockholders may give them limited influence over the management and operations of the combined company. See the sections entitled “Summary of the Proxy Statement — Impact of the Business Combination on SVAC’s Ownership” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The BC Stockholder and the Medina Stockholder will own a substantial amount of equity interests in us, and have other substantial interests in us and agreements with us, and may have conflicts of interest with us or the other holders of our capital stock.

As of the closing of the Transactions, the Cyxtera Stockholder will beneficially hold approximately 58.4 % of the Class A common stock, which it will distribute to the BC Stockholder, the Medina Stockholder and other equity holders of the Cyxtera Stockholder within 12 months from the date of closing of the Transactions. The Cyxtera Stockholder, BC Stockholder and Medina Stockholder will become parties to the Stockholders Agreement and, as a result thereof, subject to certain circumstances, will have the right to appoint three individuals to the combined company’s board of directors, none of whom is required to be deemed “independent” (collectively, the “Seller Designees”) until 2024. The initial Seller Designees are expected to be Manuel D. Medina, who, pursuant to the Stockholders Agreement, is expected to serve as Chair of the board of directors, Raymond Svider and Fahim Ahmed. For more information, see the section entitled “Proposal Number 1 —The Business Combination Proposal—Related Agreements—Stockholders Agreement.”

As long as the BC Stockholder and Medina Stockholder own a significant percentage of our outstanding voting power, they will have the ability to significantly influence corporate actions requiring stockholder approval, including the election and removal of directors and the size of the board of directors, and any amendment to the Proposed Charter and our bylaws. In addition, the BC Stockholder and the Medina Stockholder may have substantial influence over our decisions, including without limitation decisions relating to our strategy and corporate transactions regardless of whether other holders of our capital stock believe that any such transactions are in their own best interests. For example, the BC Stockholder and Medina Stockholder could potentially cause us to refrain from making acquisitions or disposition in a manner that is not in the best interests of the BC Stockholder and Medina Stockholder or delay or prevent a change of control, even if the change of control would benefit our other stockholders. Additionally, Nelson Fonseca, Randy Rowland and Victor Semah, each a member of our management team, are partners of Medina Capital.

Neither the BC Stockholder, Medina Stockholder nor any of the Seller Designees are required to present us with transaction opportunities and may pursue them separately or otherwise compete with us.

Neither the BC Stockholder, Medina Stockholder nor any of the Seller Designees is obligated to present us with investment opportunities. Moreover, each of the BC Stockholder and Medina Stockholder and the Seller Designees may have additional fiduciary or contractual obligations to another entity pursuant to which it, he or she is required to present a transaction opportunity to such entity. Accordingly, if any of the BC Stockholder, Medina Stockholder or any of the Seller Designees becomes aware of a transaction opportunity which is suitable for an entity to which it, he or she has then current fiduciary or contractual obligations, it, he or she will honor its, his or her fiduciary or contractual obligations to present such transaction opportunity to such other entity, and only present it to us if such entity rejects the opportunity. The Proposed Charter provides that we renounce our interest or expectancy in any corporate opportunity of which any of the directors or officers of the combined company, or any of their respective affiliates, may become aware, except the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the combined company only with respect to a corporate opportunity that was offered to such person solely and exclusively in his or her capacity as a director or officer of the combined company and (i) such opportunity is one the combined company is legally and contractually permitted to undertake and would otherwise be reasonable for the combined company to pursue and (ii) to the extent the director or officer is permitted to refer that opportunity to the combined company without violating any other legal obligation.

Additionally, affiliates of the BC Stockholder and Medina Stockholder are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us, that compete with us for transaction opportunities or that otherwise presents a conflict to our interests. The BC Stockholder, the Medina Stockholder and their affiliates may also pursue transaction opportunities that may be complementary to our business and, as a result, those transaction opportunities may not be available to us. In addition, the BC Stockholder’s and Medina Stockholder’s affiliates’ interests in their respective portfolio companies could impact our ability to pursue transaction opportunities or otherwise present a conflict.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the issued and outstanding shares of our Class A common stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the issued and outstanding shares of our Class A common stock.

In connection with a stockholder approval of our initial business combination, our Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares, which we refer to as the “15% limit.” Accordingly, all public shares in excess of the 15% limit beneficially owned by a public stockholder or group will not be redeemed for cash. Our public stockholders’ inability to redeem the shares in excess of the 15% limit will reduce their influence over our ability to complete our business combination and they could suffer a material loss on their investment in us if they sell such shares in open market transactions. Additionally, they will not receive redemption distributions with respect to the shares in excess of the 15% limit if we complete our business combination. And as a result, they will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell their stock in open market transactions, potentially at a loss.

Because we have no current plans to pay cash dividends on our Class A common stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A common stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it. See the section entitled “Market Price and Dividend Information — Dividends.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement.

Introduction

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of SVAC and Cyxtera, adjusted to give effect to the Business Combination and consummation of the transactions contemplated by the forward purchase shares, or collectively, the Transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

SVAC is a blank check company incorporated in Delaware on November 14, 2019. SVAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. At March 31, 2021, there was $404.5 million held in SVAC’s trust account.

Cyxtera was incorporated in Delaware on February 22, 2017 and will become a wholly owned subsidiary of SVAC upon the closing of the Business Combination. Cyxtera is a global data center leader in retail colocation and interconnection services headquartered in Miami, Florida. As of March 31, 2021, the company operates a footprint of 61 data centers in 29 markets around the world, providing services to more than 2,300 leading enterprises, service providers, and U.S. federal government agencies. Cyxtera brings proven operational excellence, global scale, flexibility, and customer-focused innovation together to provide a comprehensive portfolio of data center and interconnection solutions.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Transactions occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and for the three months ended March 31, 2021 present pro forma effect to the Transactions as if they had been completed on January 1, 2020.

The unaudited pro forma combined financial statements do not necessarily reflect what Cyxtera’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of Cyxtera. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with SVAC’s and Cyxtera’s audited and unaudited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SVAC” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cyxtera” and other financial information included elsewhere in this proxy statement.

The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Cyxtera has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•

Cyxtera’s ultimate stockholders prior to the Business Combination will collectively have the majority and greatest voting interest in the combined entity after giving effect to the proposed Business Combination under the no redemption and illustrative redemption scenarios with over 55% voting interest, in each case;

•	after giving effect to the proposed Business Combination, the largest individual minority stockholder of the combined entity will be an existing ultimate stockholder of Cyxtera;

•

Cyxtera’s existing directors and individuals designated by existing Cyxtera stockholders will represent the majority of the combined company’s board of directors since pursuant to the Merger Agreement, Cyxtera has the right to designate certain initial members of the board of directors of the post-combination company immediately after giving effect to the transactions;

•	Cyxtera’s senior management will be the senior management of the combined company;

•	Cyxtera is the larger entity based on total assets, historical revenue and operating results, and total number of employees; and

•	Cyxtera’s operations prior to the proposed Business Combination comprise the only ongoing operations of the combined entity.

Under this method of accounting, SVAC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Cyxtera issuing stock for the net assets of SVAC, accompanied by a recapitalization, with no goodwill or other intangible assets recorded.

Description of the Transactions

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of the Class A common stock into cash:

•	Assuming No Redemptions. This presentation assumes:

No existing public shareholders exercise their redemption rights with respect to their redeemable Class A common stock upon consummation of the Business Combination.

•	Assuming Illustrative Redemptions. This presentation assumes:

SVAC’s public stockholders exercise redemptions in connection with their Class A common stock. This scenario results in the redemption of 20,446,149 public shares, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an approximate redemption price of $10.00 per share based on SVAC’s as-adjusted trust account balance as of March 31, 2021. This illustrative redemption scenario is based on the maximum number of redemptions that may occur but which would still provide SVAC with sufficient cash to satisfy the Minimum Cash Condition, which requires that SVAC have at least $550,000,000 in available cash immediately prior to the effective time of the First Merger.

If the amount of redemptions cause SVAC to fail the Minimum Cash Condition, then the merger cannot be consummated under the current terms of the Merger Agreement. However, Cyxtera has the right under the terms of the Merger Agreement to waive such condition in order to consummate the merger. Accordingly, we cannot reasonably predict whether or not Cyxtera would waive the Minimum Cash Condition and we expect such decision, if necessary, would be based on the underlying facts and circumstances at the time of the consummation of the merger, including the amount of SVAC’s anticipated available cash immediately prior to the effective time of the First Merger after taking into account the aggregate public stockholder redemptions.

However, if redemptions cause SVAC to fail the Minimum Cash Condition and Cyxtera agrees to waive such condition, then for every one million shares of additional public stockholder redemptions beyond the amount that would cause the Minimum Cash Condition to be satisfied there would be a corresponding $10 million reduction in incremental cash proceeds received by the combined company. To the extent redemptions reduce the proceeds below $500 million, each $10 million of additional public stockholder redemptions below $500 million would additionally result in a corresponding $10 million reduction in the paydown of Cyxtera debt and increase in annual pro forma interest expense of approximately $0.3 million.

If 100% of the Class A common stock is redeemed by SVAC public stockholders (“100% Redemptions”), then the captions within the pro forma financial statements would change to the following:

Impact of 100% Redemptions

(in millions)

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Interest expense, net	$(36.7)	$(150.0)
Change in fair value of derivative liabilities	8.6	(20.1)
Loss from continuing operations before income taxes	(50.5)	(120.6)
Net loss	(39.2)	(128.8)
Weighted average shares outstanding of Class A common stock	151,732,178	151,732,178
Basic and diluted net loss per share	(0.26)	(0.85)

Impact of 100% Redemptions

(in millions)

As of March 31, 2021
Cash	$115.5
Total assets	3,072.5
Derivative liabilities	32.6
Long-term debt, net of current portion	1,018.8
Total liabilities	2,401.0
Total stockholders’ equity	671.5

The existing Cyxtera Stockholder will hold 106,100,000 shares of the public shares immediately after the Business Combination, which approximates a 58% ownership level assuming no redemptions and an approximate 62% ownership level assuming illustrative redemptions. The following table summarizes the number of the public shares outstanding following the consummation of the Business Combination under the two scenarios. Additionally, the table excludes the potential dilutive effect of the warrants and optional shares:

Ownership

	No Redemptions		Illustrative Redemptions
	Shares Outstanding	%	Shares Outstanding	%
SVAC Public Stockholders	40,423,453	22.2%	19,977,304	11.6%
SVAC Sponsor management and board	10,105,863	5.6%	10,105,863	5.9%
Cyxtera Stockholder	106,100,000	58.4%	106,100,000	61.8%
PIPE Investors	25,000,000	13.8%	25,000,000	14.6%
Forward Purchasers	—	0%	10,526,315	6.1%

Total Shares at Closing	181,629,316		171,709,482

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The unaudited condensed combined pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain estimates and assumptions. These estimates and assumptions are based on information available as of the dates of these unaudited pro forma condensed combined financial statements and may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined entity will experience. SVAC and Cyxtera have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined information contained herein assumes that the public stockholders approve the Business Combination. The public stockholders may elect to redeem their public shares for cash even if they approve the Business Combination. SVAC cannot predict how many of its public stockholders will exercise their right to have their Class A common stock redeemed for cash. As a result, we have elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total Cyxtera equity between holders of the common shares. As described in greater detail in Note 1, Basis of Presentation, of the unaudited pro forma condensed combined financial information, the first scenario, or “no redemption scenario,” assumes that none of the SVAC’s public stockholders will exercise their right to have their public shares redeemed for cash, and the second scenario, or “illustrative redemption scenario,” assumes that holders of the maximum number of public shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination will exercise their right to have their public shares redeemed for cash. The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Cyxtera is considered the accounting acquirer, as further discussed in Note 1, Basis of Presentation, of the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

	Historical		No Redemption Scenario				Illustrative Redemptions Scenario
	As of March 31, 2021					As of March 31, 2021				As of March 31, 2021
	SVAC	Cyxtera	Transaction Accounting Adjustments (Note 2)			Pro Forma Combined	Transaction Accounting Adjustments (Note 2)			Pro Forma Combined
Assets:
Current assets:
Cash	$1.9	$113.6	$404.5	(A	)	$264.0	$404.5	(A	)	$159.5
			(49.3)	(B	)		(49.3)	(B	)
			250.0	(C	)		250.0	(C	)
			(0.7)	(D	)		(0.7)	(D	)
			(456.0)	(J	)		(456.0)	(J	)
							(204.5)	(M	)
							100.0	(L	)
Accounts receivable, net	—	12.6				12.6				12.6
Prepaid and other current assets	0.2	38.9	(0.2)	(E	)	38.9	(0.2)	(E	)	38.9

Total current assets	2.1	165.1	148.3			315.5	43.8			211.0
Property, plant and equipment, net	—	1,554.0				1,554.0				1,554.0
Goodwill	—	763.0				763.0				763.0
Intangible assets, net	—	569.7				569.7				569.7
Other assets	—	24.0	(5.2)	(B	)	18.8	(5.2)	(B	)	18.8
Investments held in trust account	404.5	—	(404.5)	(A	)	—	(404.5)	(A	)	—

Total assets	$406.6	$3,075.8	$(261.4)			$3,221.0	$(365.9)			$3,116.5

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$0.6	$48.2	$—	(B	)	$48.2	$—	(B	)	$48.2
			(0.6)	(D	)		(0.6)	(D	)
Accrued expenses	—	91.0	(3.2)	(B	)	84.3	(3.2)	(B	)	84.3
			(0.1)	(D	)		(0.1)	(D	)
			(3.4)	(J	)		(3.4)	(J	)
Franchise tax payable	—	—	—	(D	)	—	—	(D	)	—
Current portion of long-term debt, capital leases and other financing obligations	—	58.1				58.1				58.1
Deferred revenue	—	59.9				59.9				59.9
Other current liabilities	—	7.0				7.0				7.0

Total current liabilities	0.6	264.2	(7.3)			257.5	(7.3)			257.5
Deferred legal fees	0.3	—	(0.3)	(B	)	—	(0.3)	(B	)	—
Deferred underwriting commissions in connection with the initial public offering	18.2	—	(18.2)	(B	)	—	(18.2)	(B	)	—
Derivative liabilities	34.3	—	(2.8)	(N	)	31.5	(2.8)	(N	)	31.7
			—	(O	)		—	(O	)
							0.2	(P	)
Long-term debt, net of current portion	—	1,310.4	(452.6)	(J	)	863.6	(452.6)	(J	)	863.6
			5.8	(K	)		5.8	(K	)
Capital leases and other financing obligations, net of current portion	—	927.3				927.3				927.3
Deferred income taxes	—	64.9				64.9				64.9
Other liabilities	—	99.6				99.6				99.6

Total liabilities	53.4	2,666.4	(475.4)			2,244.4	(475.2)			2,244.6

	Historical		No Redemption Scenario				Illustrative Redemptions Scenario
	As of March 31, 2021					As of March 31, 2021				As of March 31, 2021
	SVAC	Cyxtera	Transaction Accounting Adjustments (Note 2)			Pro Forma Combined	Transaction Accounting Adjustments (Note 2)			Pro Forma Combined
Commitments and contingencies
Class A common stock, $0.0001 par value; shares subject to possible redemption	348.2	—	(348.2)	(F	)	—	(348.2)	(F	)	—

Stockholders’ equity:
Common shares, $0.01 par value; 1,000 shares authorized; 0.88 of a share issued and outstanding as of March 31, 2021	—	—	—	(G	)	—	—	(G	)	—
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—				—				—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 5,607,535 shares issued and outstanding (excluding 34,815,918 shares subject to possible redemption)	—	—	—	(F	)	—	—	(F	)	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,105,863 shares issued and outstanding	—	—	—	(H	)	—	—	(H	)	—
Class A Common stock (New)	—	—	—	(C	)	—	—	(C	)	—
			—	(F	)		—	(F	)
			—	(G	)		—	(G	)
			—	(H	)		—	(H	)
							—	(L	)
Additional paid-in capital	20.1	1,408.6	(32.8)	(B	)	1,981.8	(32.8)	(B	)	1,877.1
			250.0	(C	)		250.0	(C	)
			348.2	(F	)		348.2	(F	)
			—	(G	)		—	(G	)
			(15.1)	(I	)		(15.1)	(I	)
			2.8	(N	)		100.0	(L	)
			—	(O	)		(204.5)	(M	)
							2.8	(N	)
							—	(O	)
							(0.2)	(P	)
Accumulated other comprehensive income	—	16.9				16.9				16.9
Accumulated deficit	(15.1)	(1,016.1)	(0.2)	(E	)	(1,022.1)	(0.2)	(E	)	(1,022.1)
			15.1	(I	)		15.1	(I	)
			(5.8)	(K	)		(5.8)	(K	)

Total stockholders’ equity	5.0	409.4	562.2			976.6	457.5			871.9

Total liabilities and stockholders’ equity	$406.6	$3,075.8	$(261.4)			$3,221.0	$(365.9)			$3,116.5

Unaudited Pro Forma Condensed Combined Results of Operations

	Historical		No Redemption Scenario				Illustrative Redemptions Scenario
	Three Months Ended March 31, 2021					Three Months Ended March 31, 2021				Three Months Ended March 31, 2021
	SVAC	Cyxtera	Transaction Accounting Adjustments (Note 2)			Pro Forma Combined	Transaction Accounting Adjustments (Note 2)			Pro Forma Combined
Revenues	$—	$172.9	$—			$172.9	$—			$172.9
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	—	98.4	—			98.4	—			98.4
Selling, general and administrative expenses	1.0	27.6	(1.0)	(AA	)	27.6	(1.0)	(AA	)	27.6
Franchise tax expense and administrative expenses – related party	0.1	—	(0.1)	(AA	)	—	(0.1)	(AA	)	—
Depreciation and amortization	—	60.6	—			60.6	—			60.6
Restructuring, impairment, site closures and related costs	—	8.1	—			8.1	—			8.1

Total operating cost and expenses	1.1	194.7	(1.1)			194.7	(1.1)			194.7

(Loss) income from operations	(1.1)	(21.8)	1.1			(21.8)	1.1			(21.8)
Interest expense, net	—	(43.2)	7.6	(CC	)	(35.1)	7.6	(FF	)	(35.1)
			0.5	(II	)		0.5	(II	)
Other expenses, net	—	(0.5)	—			(0.5)	—			(0.5)
Change in fair value of derivative liabilities	13.0		(4.0)	(GG	)	9.0	(4.0)	(GG	)	8.9
							(0.1)	(HH	)
Net gain from investments held in Trust Account	0.1	—	(0.1)	(BB	)	—	(0.1)	(BB	)	—

Income (loss) from operations before income taxes	12.0	(65.5)	5.1			(48.4)	5.0			(48.5)
Income tax (expense) benefit	—	12.9	(2.0)	(EE	)	10.9	(2.0)	(EE	)	10.9

Net income (loss)	$12.0	$(52.6)	$3.1			$(37.5)	$3.0			$(37.6)

Weighted average shares outstanding of Class A common stock	40,423,453					181,629,316				171,709,482

Basic and diluted net income per share	—					$(0.21)				$(0.22)

Weighted average shares outstanding of Class B common stock	10,105,863

Basic and diluted net income per share	$1.19

	Historical		No Redemption Scenario				Illustrative Redemptions Scenario
	Year Ended December 31, 2020					Year Ended December 31, 2020				Year Ended December 31, 2020
	SVAC (Restated)	Cyxtera	Transaction Accounting Adjustments (Note 2)			Pro Forma Combined	Transaction Accounting Adjustments (Note 2)			Pro Forma Combined
Revenues	$—	$690.5	$—			$690.5	$—			$690.5
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	—	390.5	—			390.5	—			390.5
Selling, general and administrative expenses	0.2	115.5	(0.2)	(AA	)	115.5	(0.2)	(AA	)	115.5
Franchise tax expense	0.2	—	(0.2)	(AA	)	—	(0.2)	(AA	)	—
Depreciation and amortization	—	231.8	—			231.8	—			231.8
(Recovery) Impairment of notes receivable from affiliate	—	(97.7)	—			(97.7)	—			(97.7)

Total operating cost and expenses	0.4	640.1	(0.4)			640.1	(0.4)			640.1

(Loss) income from continuing operations	(0.4)	50.4	0.4			50.4	0.4			50.4
Interest expense, net	—	(169.4)	31.6	(CC	)	(143.9)	31.6	(FF	)	(143.9)
			(6.1)	(DD	)		(6.1)	(DD	)
Other expenses, net	—	(0.3)	—			(0.3)	—			(0.3)
Change in fair value of derivative liabilities	(26.3)		6.8	(GG	)	(19.5)	6.8	(GG	)	(19.6)
							(0.1)	(HH	)
Offering costs associated with derivative liabilities	(0.6)		—			(0.6)	—			(0.6)
Net gain from investments held in Trust Account	0.2	—	(0.2)	(BB	)	—	(0.2)	(BB	)	—

Loss from continuing operations before income taxes	(27.1)	(119.3)	32.5			(113.9)	32.4			(114.0)
Income tax expense	—	(3.5)	(6.2)	(EE	)	(9.7)	(6.2)	(EE	)	(9.7)

Net loss	$(27.1)	$(122.8)	$26.3			$(123.6)	$26.2			$(123.7)

Weighted average shares outstanding of Class A common stock	40,058,214					181,629,316				171,715,299

Basic and diluted net income per share	—					$(0.68)				$(0.72)

Weighted average shares outstanding of Class B common stock	9,302,148

Basic and diluted net loss per share	$(2.91)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, SVAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Cyxtera issuing stock for the net assets of SVAC, accompanied by a recapitalization with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Transactions occurred on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the three months ended March 31, 2021 present pro forma effect to the Transactions as if they had been completed on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•

SVAC’s audited consolidated balance sheet as of December 31, 2020 and the audited consolidated statement of operations for the year ended December 31, 2020 and the related notes as of and for the year ended December 31, 2020 found elsewhere in this proxy statement;

•

Cyxtera’s audited consolidated balance sheet as of December 31, 2020 and the audited consolidated statement of operations for the year ended December 31, 2020 and the related notes for the year ended December 31, 2020 found elsewhere in this proxy statement;

•

SVAC’s unaudited condensed consolidated balance sheet as of March 31, 2021 and the unaudited condensed consolidated statement of operations for the three months ended March 31, 2021 and the related notes for the three months ended March 31, 2021 found elsewhere in this proxy statement; and

•

Cyxtera’s unaudited condensed consolidated balance sheet as of March 31, 2021 and the unaudited condensed consolidated statement of operations for the three months ended March 31, 2021 and the related notes for the three months ended March 31, 2021 found elsewhere in this proxy statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that Cyxtera believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Cyxtera believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Cyxtera. They should be read in conjunction with the historical financial statements and notes thereto of SVAC and Cyxtera.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Class A common stock into cash:

•	Assuming No Redemptions. This presentation assumes:

No existing public shareholders of SVAC exercise their redemption rights with respect to their redeemable Class A common stock upon consummation of the Business Combination.

•	Assuming Illustrative Redemptions. This presentation assumes:

SVAC’s public stockholders exercise redemptions in connection with their Class A common stock. This scenario results in the redemption of 20,446,149 public shares, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an approximate redemption price of $10.00 per share based on SVAC’s as-adjusted trust account balance as of March 31, 2021. This illustrative redemption scenario is based on the maximum number of redemptions that may occur but which would still provide SVAC with sufficient cash to satisfy the Minimum Cash Condition, which requires that SVAC have at least $550,000,000 in available cash immediately prior to the effective time of the First Merger.

If the amount of redemptions cause SVAC to fail the Minimum Cash Condition, then the merger cannot be consummated under the current terms of the Merger Agreement. However, Cyxtera has the right under the terms of the Merger Agreement to waive such condition in order to consummate the merger. Accordingly, we cannot reasonably predict whether or not Cyxtera would waive the Minimum Cash Condition and we expect such decision, if necessary, would be based on the underlying facts and circumstances at the time of the consummation of the merger, including the amount of SVAC’s anticipated available cash immediately prior to the effective time of the First Merger after taking into account the aggregate public stockholder redemptions.

However, if redemptions cause SVAC to fail the Minimum Cash Condition and Cyxtera agrees to waive such condition, then for every one million shares of additional public stockholder redemptions beyond the amount that would cause the Minimum Cash Condition to be satisfied there would be a corresponding $10 million reduction in incremental cash proceeds received by the combined company. To the extent redemptions reduce the proceeds below $500 million, each $10 million of additional public stockholder redemptions below $500 million would additionally result in a corresponding $10 million reduction in the paydown of Cyxtera debt and increase in annual pro forma interest expense of approximately $0.3 million.

If 100% of the Class A common stock is redeemed by SVAC public stockholders (“100% Redemptions”), then the captions within the pro forma financial statements would change to the following:

Impact of 100% Redemptions

(in millions)

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Interest expense, net	$(36.7)	$(150.0)
Change in fair value of derivative liabilities	8.6	(20.1)
Loss from continuing operations before income taxes	(50.5)	(120.6)
Net loss	(39.2)	(128.8)
Weighted average shares outstanding of Class A common stock	151,732,178	151,732,178
Basic and diluted net loss per share	(0.26)	(0.85)

Impact of 100% Redemptions

(in millions)

As of March 31, 2021
Cash	$115.5
Total assets	3,072.5
Derivative liabilities	32.6
Long-term debt, net of current portion	1,018.8
Total liabilities	2,401.0
Total stockholders’ equity	671.5

The existing Cyxtera Stockholder will hold 106,100,000 shares of the public shares immediately after the Business Combination, which approximates a 58% ownership level assuming no redemptions and, assuming illustrative redemptions, the existing Cyxtera Stockholder will hold 106,100,000 shares, which approximates to a 62% ownership level. The following table summarizes the number of the public shares outstanding following the consummation of the Business Combination including the PIPE investment under the two scenarios. The illustrative redemption scenario includes issuance of forward purchase shares to Backstop Investors under the Maximum Backstop Commitment necessary to satisfy the Redemption Obligation. Additionally, the table excludes the potential dilutive effect of the warrants and optional shares:

Ownership

	No Redemptions		Illustrative Redemptions
	Shares Outstanding	%	Shares Outstanding	%
SVAC Public Stockholders	40,423,453	22.2%	19,977,304	11.6%
SVAC Sponsor management and board	10,105,863	5.6%	10,105,863	5.9%
Cyxtera Stockholder	106,100,000	58.4%	106,100,000	61.8%
PIPE Investors	25,000,000	13.8%	25,000,000	14.6%
Forward Purchasers	—	0%	10,526,315	6.1%

Total Shares at Closing	181,629,316		171,709,482

The two alternative levels of redemption assumed in the unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the outstanding public or private placement warrants issued by SVAC as such securities are not exercisable until 30 days after the closing of the Business Combination.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to reflect the accounting for the Transactions in accordance with accounting principles generally accepted in the United States of America.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Cyxtera filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Cyxtera’s shares outstanding, assuming the Transactions occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

(A) Reflects the reclassification of $404.5 million of cash held in SVAC’s Trust Account which becomes available at closing of the Business Combination.

(B) Reflects the settlement of approximately $50 million of estimated transaction costs at the closing in connection with the Business Combination. Of the total, $32.8 million is adjusted against additional paid in capital inclusive of PIPE fees of $6.3 million and change in deferred underwriting commissions of $18.2 million (under the illustrative redemption scenario deferred underwriting commissions would be contractually reduced by approximately 1%; however, such reduction is not materially different from the $18.2 million pro forma adjustment presented in the illustrative redemption scenario). The remaining amount of estimated transaction costs is adjusted against deferred legal fees, other assets, accounts payable and accrued liabilities balances or paid in cash as of March 31, 2021. Where applicable, no amount appears in the pro forma adjustment due to rounding convention.

(C) Reflects the gross proceeds of $250 million from the issuance of 25,000,000 shares of Class A common stock, with par value of $0.0001, in the PIPE based on commitments received which was offset by the PIPE fee included in tick mark (B). No amounts appear in the pro forma adjustments for common stock par value or additional paid-in capital, as applicable, due to rounding convention.

(D) Reflects the paydown of SVAC accrued expenses and current liabilities at closing of the Business Combination. Where applicable, no amount appears in the pro forma adjustment due to rounding convention.

(E) Reflects the charge-off of SVAC’s prepaid expenses mainly attributed to D&O insurance.

(F) Reflects the reclassification of SVAC Class A common stock outstanding immediately prior to the closing of the Business Combination to permanent equity Class A common stock, par value $0.0001 per share. No amounts appear in the pro forma adjustments for common stock par value or additional paid-in capital, as applicable, due to rounding convention.

(G) Reflects the recapitalization of Cyxtera’s equity and issuance of 106,100,000 shares of Class A common stock at $0.0001 par value per share as consideration for the reverse recapitalization. No amounts appear in the pro forma adjustments for common stock par value or additional paid-in capital, as applicable, due to rounding convention.

(H) Reflects the reclassification of the 10,105,863 SVAC Sponsor, management and board shares from Class B common stock to Class A common stock at $0.0001 par value per share as part of the reverse recapitalization. No amounts appear in the pro forma adjustments for common stock par value or additional paid-in capital, as applicable, due to rounding convention.

(I) Reflects the reclassification of SVAC historical accumulated deficit to additional paid in capital as part of the reverse recapitalization.

(J) Reflects the paydown of Cyxtera’s debt, specifically, extinguishment of the $310 million 2017 Second Lien Term Facility, a paydown of the $142.6 million outstanding balance on the Revolving Facility (as those terms are defined in Cyxtera’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2021 found elsewhere in this proxy statement) and related accrued interest of $3.4 million in connection with the Business Combination.

(K) Reflects the charge-off of deferred issuance costs associated with the payoff of Cyxtera’s 2017 Second Lien Term Facility in connection with the Business Combination.

(L) Reflects $100 million issuance of Class A common stock ($0.0001 par value per share) of forward purchase shares necessary to satisfy the Redemption Obligation, subject to the Maximum Backstop Commitment. No amounts appear in the pro forma adjustments for common stock par value or additional paid-in capital, as applicable, due to rounding convention.

(M) Reflects the elimination of Class A common stock paid out to redeeming shareholders, assuming illustrative redemption.

(N) Reflects the elimination of SVAC’s forward purchase shares derivative liability. Under the “No Redemption Scenario,” the forward purchase shares derivative liability is eliminated because no common shares are purchased under the forward purchase share commitment. Under the “Illustrative Redemption Scenario”, the forward purchase shares derivative liability is eliminated because $100,000,000 of Class A common shares are purchased by the forward purchasers under the forward purchase share commitment at $9.50 a share.

(O) Based on current information, management has evaluated the accounting for SVAC’s public and private placement warrants for the post-combination company under ASC 480 and ASC 815. After considering among other factors the redemption provisions of the warrants, management believes that the public and private placement warrants will continue to be accounted for as liabilities by the post-combination company under ASC 815-40. Accordingly, no pro forma adjustment to the SVAC public and private placement warrant liabilities is made.

(P) Reflects incremental private placement warrant liability for approximately 1.175 million of private placement warrants acquired by the forward purchasers in connection with the purchase of Class A common stock based on estimated fair value of $1.67 per private placement warrant.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and for the three months ended March 31, 2021 are as follows:

(AA) Reflects the elimination of SVAC’s administrative service fee paid to the Sponsor that ceases upon the closing of the Business Combination, as well as the elimination of the SVAC’s franchise tax expense.

(BB) Reflects the elimination of net gain from investment on SVAC’s Trust Account.

(CC) Reflects the removal of interest expense related to the payoff of $452.6 million of Cyxtera debt as a result of the Business Combination.

(DD) Reflects the charge-off of deferred issuance costs associated with the payoff of Cyxtera’s 2017 Second Lien Term Facility in connection with the Business Combination.

(EE) Reflects the effects on income tax (expense) benefit of the pro forma adjustments at the estimated effective tax rate. The estimated effective tax rate differs from the U.S. statutory tax rate due to certain expected permanent differences.

(FF) Reflects the removal of interest expense related to the payoff of $452.6 million of Cyxtera debt as a result of the Business Combination assuming illustrative redemptions.

(GG) Reflects the reversal of “Change in fair value of derivative liabilities” related to the forward purchase shares derivative liability.

(HH) Reflects incremental “Change in fair value of derivative liabilities” related to the private placement warrants acquired by the forward purchasers in connection with the purchase of Class A common stock.

(II) Reflects the removal of deferred issuance cost amortization related to the payoff of $452.6 million of Cyxtera debt as a result of the Business Combination.

3. Loss per Share

Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1,

2020. As the Transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined financial information has been prepared for the year ended December 31, 2020 and for the three months ended March 31, 2021:

(In millions, except share and per share data)	No Redemptions	Illustrative Redemptions	No Redemption	Illustrative Redemptions
	Year Ended December 31, 2020		Three Months Ended March 31, 2021
Pro forma net loss	$(123.6)	$(123.7)	$(37.5)	$(37.6)
Pro forma weighted average shares outstanding – basic and diluted	181,629,316	171,715,299	181,629,316	171,709,482
Pro forma net loss per share – basic and diluted	$(0.68)	$(0.72)	$(0.21)	$(0.22)
Pro forma weighted average shares outstanding – basic and diluted
SVAC Public Stockholders	40,423,453	19,983,121	40,423,453	19,977,304
SVAC Sponsor, management and board	10,105,863	10,105,863	10,105,863	10,105,863
Cyxtera Stockholder	106,100,000	106,100,000	106,100,000	106,100,000
PIPE Investors	25,000,000	25,000,000	25,000,000	25,000,000
Forward Purchasers	—	10,526,315	—	10,526,315

Pro forma weighted average shares outstanding – basic and diluted(1)	181,629,316	171,715,299	181,629,316	171,709,482

(1)

For the purposes of applying the if-converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants are exchanged for shares of Class A common stock. However, since this results in antidilution, the effect of such exchange was not included in the calculation of diluted loss per share. Class A common stock underlying the warrants are 20.2 million shares. In connection with the Optional Share Purchase Agreement, there are up to 7.5 million of options for the forward purchasers to purchase additional common equity at $10.00 per share after the close of the Business Combination. These antidilutive options have been excluded from the calculation of diluted loss per share. For additional information regarding these potentially dilutive instruments refer to “Summary of the Material Terms of the Transaction”.

COMPARATIVE SHARE INFORMATION

The following tables set forth:

•	historical per-share information of SVAC for the three months ended March 31, 2021 and the year ended December 31, 2020; and

•	historical per-share information of Cyxtera for the three months ended March 31, 2021 and the year ended December 31, 2020; and

•

unaudited pro forma per-share information of the post-combination company for the three months ended March 31, 2021 and the year ended December 31, 2020 after giving effect to the Business Combination, as adjusted for each redemption scenario.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of the Class A common stock into cash:

•	Assuming No Redemptions. This presentation assumes:

•	No existing public shareholders exercise their redemption rights with respect to their redeemable Class A common stock upon consummation of the Business Combination.

•	Assuming Illustrative Redemptions. This presentation assumes:

•

The Company’s public stockholders exercise redemptions in connection with their Class A common stock. This scenario results in the redemption of 20,446,149 public shares, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an approximate redemption price of $10.00 per share based on SVAC’s as-adjusted trust account balance as of March 31, 2021. This illustrative redemption scenario is based on the maximum number of redemptions that may occur but which would still provide sufficient cash to satisfy the Minimum Cash Condition to the closing of the Business Combination. The illustrative redemption scenario also assumes 25,000,000 shares are issued to PIPE Investors and 10,526,315 shares are issued to the forward purchasers.

This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of SVAC and Cyxtera, and the accompanying notes to such financial statements, that are included in this proxy statement. The unaudited pro forma condensed combined per-share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the dates indicated or will be realized upon the completion of the Business Combination. Uncertainties that could impact our financial condition include risks that affect Cyxtera’s operations and outlook such as economic recessions, inflation, fluctuations in interest and currency exchange rates, and changes in the fiscal or monetary policies of the U.S. government. For more information on the risks, please see the section entitled “Risk Factors.” You are also urged to read the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	Historical		Pro Forma
	SVAC	Cyxtera	No Redemptions	Illustrative Redemptions
As of and for the three months ended March 31, 2021
Book value per Class A common stock of SVAC - basic and diluted (1)	$0.89	$—	$—	$—
Book value per Class B common stock of SVAC - basic and diluted (1)	$0.49	$—	$—	$—
Book value per common share of Cyxtera - basic and diluted (1)	$—	$409,400,000.00	$5.38	$5.08
Weighted average Class A common stock of SVAC - basic and diluted	40,423,453	—	—	—
Weighted average Class B common stock of SVAC - basic and diluted	10,105,863	—	—	—
Weighted average common shares of Cyxtera - basic and diluted (4)	—	0.92	181,629,316	171,709,482
Net income (loss) per Class A common stock of SVAC - basic and diluted (2), (3)	$—	$—	$—	$—
Net income (loss) per Class B common stock of SVAC - basic and diluted (2), (3)	$1.19	$—	$—	$—
Net income (loss) per common share of Cyxtera - basic and diluted (2), (3)	$—	$(52,600,000.00)	$(0.21)	$(0.22)
As of and for the year ended December 31, 2020
Book value per Class A common stock of SVAC - basic and diluted (5)	$0.73	$—	$—	$—
Book value per Class B common stock of SVAC - basic and diluted (5)	$0.49	$—	$—	$—
Book value per common share of Cyxtera - basic and diluted (5)	$—	$557,800,000.00	$6.15	$5.89
Weighted average Class A common stock of SVAC - basic and diluted	40,058,214	—	—	—
Weighted average Class B common stock of SVAC - basic and diluted	9,302,148	—	—	—

	Historical		Pro Forma
	SVAC (Restated)	Cyxtera	No Redemptions	Illustrative Redemptions
Weighted average common shares of Cyxtera - basic and diluted (8)	—	0.96	181,629,316	171,715,299
Net income (loss) per Class A common stock of SVAC - basic and diluted (6), (7)	$—	$—	$—	$—
Net income (loss) per Class B common stock of SVAC - basic and diluted (6), (7)	$(2.91)	$—	$—	$—
Net income (loss) per common share of Cyxtera - basic and diluted (6), (7)	$—	$(122,800,000.00)	$(0.68)	$(0.72)

(1)	Book value per common share is calculated as total equity divided by common shares outstanding at March 31, 2021 for SVAC, Cyxtera and the pro forma information.
(2)	Net income per common share for SVAC is based on the net income and weighted average number of common shares outstanding for the three months ended March 31, 2021.
(3)	Net loss per common share for Cyxtera and the pro forma information is based on the net loss and weighted average number of common shares outstanding for the three months ended March 31, 2021.
(4)

For the purposes of applying the if-converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the SVAC Initial Public Offering and warrants sold in the private placement are exchanged for shares of Class A common stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share. Class A common stock underlying the warrants sold in the SVAC Initial Public Offering and private placement are 20.2 million shares. In connection with the Optional Share Purchase Agreement, up to 7.5 million of options to purchase additional common equity at $10.00 per share after the close of the Business Combination have been excluded from the calculation of earnings per share. For additional information regarding these potentially dilutive instruments refer to “Summary of the Material Terms of the Transaction”.

(5)	Book value per common share is calculated as total equity divided by common shares outstanding at December 31, 2020 for SVAC, Cyxtera and the pro forma information.
(6)	Net income (loss) per common share for SVAC is based on the net loss and weighted average number of common shares outstanding for the year ended December 31, 2020.
(7)	Net income (loss) per common share for Cyxtera and the pro forma information is based on the net loss and weighted average number of common shares outstanding for the year ended December 31, 2020.
(8)

For the purposes of applying the if-converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the SVAC Initial Public Offering and warrants sold in the private placement are exchanged for shares of Class A common stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share. Class A common stock underlying the warrants sold in the SVAC Initial Public Offering and private placement are 20.2 million shares. In connection with the Optional Share Purchase Agreement, up to 7.5 million of options to purchase additional common equity at $10.00 per share after the close of the Business Combination have been excluded from the calculation of earnings per share. For additional information regarding these potentially dilutive instruments refer to “Summary of the Material Terms of the Transaction”.

SPECIAL MEETING OF SVAC STOCKHOLDERS

General

SVAC is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders to be held on     , 2021, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about     , 2021. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the special meeting will be held via live webcast at                , on                 , 2021, at                 Eastern Time, or such other date, time and place to which such special meeting may be adjourned or postponed. The special meeting can be accessed by visiting                , where you will be able to listen to the meeting live and vote during the meeting.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Class A common stock or Class B common stock at the close of business on                 , 2021, which is the record date for the special meeting. You are entitled to one vote for each share of Class A common stock or Class B common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of                 , 2021 (the record date for the special meeting), there were 50,529,316 shares of Class A common stock and Class B common stock outstanding in the aggregate, of which 40,423,453 were shares of Class A common stock and 10,105,863 were founder shares held by the Sponsor and certain of our officers and directors.

Vote of the Sponsor, Directors and Officers of SVAC

In connection with the Merger Agreement, the Sponsor and the other holders of shares of Class B common stock entered into a Sponsor Support Agreement with SVAC and Cyxtera, pursuant to which, among other things, the Sponsor and the other holders of shares of Class B common stock agreed to (i) vote all common stock owned by it, him or her in favor of the transactions contemplated by the Merger Agreement, including the mergers, and each other proposal related thereto included on the agenda for the special meeting of stockholders and (ii) not redeem, or seek to redeem, any shares owned by it, him or her in connection with the stockholder approval of the Transactions.

In addition, the Sponsor and the other holders of shares of Class B common stock agreed, subject to certain exceptions, not to transfer, as applicable, any shares of Class B common stock, private placement warrants (or shares of common stock issued or issuable upon the exercise of private placement warrants) or other equity securities of SVAC until the date upon which the Sponsor Support Agreement expires. The Sponsor Support Agreement amends and restates that certain letter agreement, dated as of September 9, 2020, among SVAC and the other parties thereto that was entered into in connection with the Initial Public Offering.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of SVAC stockholders is necessary to hold a valid meeting. Holders of a majority in voting power of Class A common stock and Class B common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. Abstentions will count as present for the purposes of establishing a quorum.

Approval of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal and the Adjournment Proposal each requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. In connection with the Merger Agreement, the Sponsor and the other holders of Class B common stock entered into the Sponsor Support Agreement pursuant to which the Sponsor and such other holders of Class B common stock have agreed to vote shares representing 20% of the aggregate voting power of the common stock (comprised of all the outstanding founder shares) in favor of each of the proposals presented at the special meeting, regardless of how public stockholders vote. Accordingly, the Sponsor Support Agreement will increase the likelihood that SVAC will receive the requisite stockholder approval for the Business Combination and the transactions contemplated thereby. Because the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of holders of a majority of the shares of Class A common stock and Class B common stock represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting, the affirmative vote of approximately only 6.25% of the outstanding public shares, in addition to the founder shares, would be required to approve such proposals (assuming only the minimum number of shares representing a quorum are voted). Approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class.

Accordingly, a stockholder’s failure to vote by proxy or to vote in person at the special meeting will not be counted toward the number of shares of Class A common stock and Class B common stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, 2021 Incentive Plan Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposal.

The closing is conditioned on the approval of each of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 incentive Plan Proposal and the Adjournment Proposal at the special meeting. Except for the Adjournment Proposal, each Proposal is conditioned on the approval of each of the other Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement.

Recommendation to SVAC Stockholders

After careful consideration, SVAC’s board of directors recommends that SVAC stockholders vote “FOR” each Proposal being submitted to a vote of the SVAC stockholders at the special meeting.

For a description of SVAC’s reasons for the approval of the Business Combination and the recommendation of SVAC’s board of directors, see the section entitled “Proposal Number 1 —  The Business Combination Proposal — SVAC’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Voting Your Shares

Each share of Class A common stock and each share of Class B common stock that you own in your name entitles you to one vote on each of the Proposals. Your one or more proxy cards show the number of shares of Class A common stock and Class B common stock that you own. There are several ways to vote your shares of Class A common stock and Class B common stock:

•

You can vote your shares by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Class A common stock or Class B common stock will be voted as recommended by the SVAC board. SVAC’s board of directors recommends voting “FOR” the Proposals.

•

You can attend the special meeting and vote virtually even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your shares of Class A common stock or Class B common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Class A common stock or Class B common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify SVAC’s secretary, in writing, before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote virtually, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called to consider only the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal, and the Adjournment Proposal.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Class A common stock or Class B common stock, you may call Okapi, our proxy solicitor, toll free at (855) 305-0857; banks and brokerage firms, please call (212) 297-0720.

Redemption Rights

Under our Charter, any holders of our Class A common stock may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes), calculated as of two business days prior to the closing. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our Initial Public Offering, the exercise of the over-allotment option and the private placements of warrants to the Sponsor (calculated as of two business days prior to the closing, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2021 of approximately $404,461,491, the estimated per share redemption price would have been approximately $10.00.

In order to exercise your redemption rights, you must:

•

Submit a request in writing that SVAC redeem your public shares for cash. The request must identify the beneficial owner of the shares to be redeemed and must be sent to Continental Stock Transfer & Trust Company, SVAC’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Mark Zimkind

Email: Mzimkind@continentalstock.com

•

Deliver your public shares either physically or electronically through DTC to SVAC’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is SVAC’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, SVAC does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with SVAC’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to SVAC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that SVAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting SVAC’s transfer agent at the phone number or address listed above.

Each redemption of public shares by the public stockholders will decrease the amount in the Trust Account. In no event, however, will SVAC redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of their Class A common stock as they may receive higher proceeds from the sale of their Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SVAC cannot assure you that you will be able to sell your shares of Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Class A common stock when you wish to sell your shares.

Appraisal Rights

Appraisal rights are not available to SVAC stockholders in connection with the Business Combination.

Proxy Solicitation Costs

SVAC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. SVAC will bear the cost of the solicitation.

SVAC has engaged a professional proxy solicitation firm, Okapi, to assist in soliciting proxies for the special meeting. SVAC has agreed to pay Okapi a fee of $20,000, plus disbursements. SVAC will reimburse Okapi for reasonable out-of-pocket expenses and will indemnify Okapi and its affiliates against certain claims, liabilities, losses, damages and expenses.

Proposals at the Special Meeting

At the special meeting, which will be held virtually, SVAC’s stockholders will vote on the following Proposals:

1.

The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Merger Agreement (a copy of which is attached to this proxy statement as Annex A) and to approve the Business Combination;

2.

The Charter Proposal — To consider and vote upon a proposal to approve and adopt amendments to the Charter to be effective upon the consummation of the Business Combination, which will include amendments to (a) increase the number of authorized shares of SVAC’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (i) 220,000,000 shares of common stock, including 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock, and (ii) 1,000,000 shares of preferred stock, to 510,000,000 shares, consisting of (i) 500,000,000 shares of Class A common stock and (ii) 10,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B common stock, the initial business combination and other matters relating to SVAC’s status as a blank check company that will no longer be applicable to us following the closing, and (c) approve and adopt certain other changes contained in the Proposed Charter, a copy of the form of which is attached as Annex B to this proxy statement;

3.

The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of (a) 106,100,000 shares of Class A common stock to the Cyxtera Stockholder at the closing of the Business Combination, (b) 25,000,000 shares of Class A common stock to certain qualified institutional buyers and accredited investors, at a price of $10.00 per share, for aggregate consideration of $250,000,000 for purposes of raising additional capital for use by the combined company following the closing of the Business Combination and satisfying one of the conditions to the closing and (c) the number of forward purchase shares that would result in net proceeds in an aggregate amount necessary to satisfy the Redemption Obligation, subject to the Maximum Backstop Commitment;

4.

The Director Election Proposal —To consider and vote upon a proposal to elect the nine director nominees to the board of directors effective as of the closing of the Business Combination in accordance with the Merger Agreement;

5.

The 2021 Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Cyxtera Technologies, Inc. 2021 Omnibus Incentive Plan, substantially in the form attached as Annex G to this proxy statement, and the material terms thereunder; and

6.

The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and/or the 2021 Incentive Plan Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.

PROPOSAL NUMBER 1 — THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Merger Agreement and the Business Combination. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement. Please see the subsection entitled “— The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement, which are qualified by reference to the actual text of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because we are holding a special meeting of stockholders to vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our Class A common stock and Class B common stock that are voted at the special meeting, voting as a single class.

On February 21, 2021, SVAC entered into the Merger Agreement with Merger Sub 1, Merger Sub 2, Cyxtera, and NewCo, on the terms and subject to the conditions set forth in the Merger Agreement. The Business Combination will become effective at the time when the certificate of merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the parties in writing and specified in the certificate of merger. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. See subsection entitled “— The Merger Agreement” for a summary of the material provisions of the Merger Agreement.

Background of the Business Combination

The terms of the Business Combination are the result of negotiations between the representatives of SVAC and Cyxtera. The following is a brief description of the background of these negotiations and the resulting Business Combination.

SVAC is a blank check company incorporated in 2019 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our “initial business combination”. SVAC’s sponsor is an affiliate of Starboard, a registered investment adviser with investment experience and a history of helping drive value creation in portfolio companies operating in the public markets. Starboard has assembled a seasoned team of Industry Advisors, whom SVAC believes will help it execute its differentiated investment strategy. The Business Combination was the result of an extensive search for a potential transaction using the network and operational and investment experience and track record of SVAC’s management team, SVAC’s board of directors and Industry Advisors in SVAC’s targeted sectors of technology, healthcare, consumer, industrials and hospitality & entertainment.

The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

Prior to the SVAC Initial Public Offering, neither SVAC nor anyone on its behalf engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with SVAC.

On September 14, 2020, SVAC consummated its Initial Public Offering of 36,000,000 units at $10.00 per unit, generating gross proceeds of $360.0 million. Each unit consists of one share of Class A common stock and one-sixth of one redeemable warrant and a contingent right to receive at least one-sixth of one redeemable warrant following the time at which SVAC redeems the shares of Class A common stock that the holders thereof have elected to redeem in connection with the initial business combination under certain circumstances and subject to adjustments.

The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 5,400,000 additional units to cover over-allotments, if any, at $10.00 per unit, less underwriting discounts and commissions. On September 18, 2020, the underwriters partially exercised the over-allotment option and on September 23, 2020, purchased an additional 4,423,453 units, generating gross proceeds of approximately $44.2 million, and incurred additional offering costs of approximately $2.7 million (net of approximately $221,000 in reimbursement for certain expenses from the underwriters), including approximately $2.0 million in deferred underwriting fees.

Simultaneously with the closing of the Initial Public Offering, we completed the private sale of an aggregate of 6,133,333 private placement warrants to our Sponsor at a purchase price of $1.50 per private placement warrant, generating gross proceeds of $9.2 million. In connection with the underwriters’ partial exercise of their over-allotment option, our Sponsor purchased an additional 589,794 private placement warrants, generating gross proceeds of approximately $0.9 million. Upon the closing of the Initial Public Offering, the sale of the private placement warrants, the sale of the over-allotment units and the sale of 589,794 additional private placement warrants, $404.2 million ($10.00 per unit) of the net proceeds of such sales were placed in the trust account.

After the SVAC Initial Public Offering, SVAC’s officers, directors and Industry Advisors commenced an active search for prospective businesses or assets to acquire in its initial business combination. Following SVAC’s Initial Public Offering in September 2020, SVAC retained Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) to act as outside counsel to SVAC in connection with a potential business combination. From the date of the SVAC Initial Public Offering through the signing of a non-binding letter of intent with Cyxtera containing mutual exclusivity provisions (the “Letter of Intent”) on January 4, 2021, members of SVAC’s board of directors, management and Industry Advisors contacted, and were contacted by, a number of individuals with respect to business combination opportunities in various industries, including financial technology, gaming, social networking, enterprise software, consumer internet or products, artificial intelligence and healthcare, among others.

SVAC considered businesses that it believed had attractive long-term growth potential, were well-positioned within their industry and would benefit from being public companies and the substantial intellectual capital, operational experience and network of SVAC’s management team and Industry Advisors. In the process that led to identifying Cyxtera as an attractive investment opportunity, SVAC’s management team evaluated over 300 potential business combination targets, made contact with representatives of dozens of such potential combination targets to discuss the potential for a business combination transaction and entered into non-disclosure agreements with 10 such potential business combination targets (not including Cyxtera) (collectively, the “Other Potential Targets”).

SVAC management and its advisors engaged in detailed discussions with several of the Other Potential Targets’ management teams and advisors regarding a potential business combination transaction. In several cases, SVAC presented illustrative transaction structures (or similar documentation) describing the structure or principal terms of potential business combinations, conducted analysis and due diligence on the Other Potential Targets and received management presentations from the management teams and advisors of the Other Potential Targets.

SVAC stopped considering the Other Potential Targets on or before the signing of the Letter of Intent with Cyxtera on January 4, 2021, and determined that deals with the Other Potential Targets were not executable for a variety of reasons, such as (a) a determination that certain of the Other Potential Targets were not yet suitable for a business combination, (b) a determination that the valuation expectations of certain of the Other Potential Targets’ constituents made an agreement unlikely to be achieved, (c) concerns over the governance structure, specifically the outsized control of the management teams, of certain Other Potential Targets, (d) a determination that a business combination with the Other Potential Targets would not align with SVAC’s acquisition criteria detailed above, and (e) uncertainty over the growth prospects of some of the Other Potential Targets and whether these potential targets would be able to achieve their financial projections.

SVAC determined, between January 4, 2021, when the Letter of Intent was signed, and February 21, 2021, when the Merger Agreement was entered into, that the Business Combination with Cyxtera was the most attractive potential transaction for SVAC and its stockholders. The decision to pursue the Business Combination with Cyxtera over the Other Potential Targets was generally the result of, but not limited to, one or more of the following:

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the other potential acquisitions did not fully meet the investment criteria of SVAC, which included, among other things, candidates that (a) are at an inflection point in their growth strategy, (b) were well-positioned within their industry and would benefit from being public companies and the substantial intellectual capital, operational experience and network of SVAC’s management team and Industry Advisors and (c) have attractive opportunities to grow the business;

•	the determination of SVAC that Cyxtera was of superior quality to the Other Potential Targets;

•	a difference in valuation expectations between SVAC and the senior executives or stockholders of the Other Potential Targets;

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the attractiveness of the business to SVAC’s investors that would result in a successful transaction evidenced not only by a stockholder vote that approves the Business Combination, but also limited redemptions such that the transaction would meet the Minimum Cash Condition required by potential sellers; and

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the attractiveness of (a) Cyxtera’s scale, market positioning, and global footprint in the retail colocation segment of the data center market, (b) the secular tailwinds supporting the data center market, which SVAC believes will continue to grow in the future, (c) an opportunity to significantly improve revenue growth and profitability following a carve-out, and (d) Cyxtera’s leadership team, many of whom have expertise in the data center industry, as well as a proven track record of public market value creation from their prior roles at Terremark.

On October 19, 2020, SVAC received an introductory email from Citi describing a potential transaction related to Cyxtera and on October 20, 2020 representatives of SVAC participated on a call with representatives of Citi, financial advisor for Cyxtera. Following the introductory meeting, SVAC received a draft nondisclosure agreement, and, from October 22 to October 28, 2020, Akin Gump and SVAC negotiated the nondisclosure agreement with Citi, on behalf of Cyxtera, until it was executed on October 28, 2020.

On October 29, 2020, representatives of SVAC, including Mr. McNulty and Mr. Waters, participated in a management presentation with representatives of Cyxtera including Mr. Medina, Mr. Fonseca, Mr. Sagasta and Mr. Rowland and representatives of Citi and received a process letter describing the deadlines and deliverables. On October 30, 2020, SVAC executed an access letter for receipt of a sell-side quality of earnings report prepared by a nationally-recognized accounting firm.

On October 30, 2020, SVAC received access to a virtual data room containing certain due diligence materials, including financial information. SVAC’s management team reviewed these materials and engaged in business and operational due diligence.

On November 2, 2020, SVAC shared the written management presentation and their initial views of the opportunity with the SVAC board of directors and Industry Advisors. From November 9 to November 23, 2020, several telephonic conferences between representatives of SVAC and Citi were held relating to process, business due diligence and financial models. On November 18, 2020, SVAC submitted its preliminary proposal, which proposed an all-stock transaction at an enterprise value range of between $2.9 billion and $3.9 billion.

On November 25, 2020, SVAC received a second round process letter and letter of intent template.

On December 1, 2020, representatives of Citi, Cyxtera and SVAC participated in a telephonic conference to discuss Cyxtera’s business and growth plans. On December 10, 2020, telephonic conferences between representatives of SVAC and Citi were held relating to process, business due diligence and proposal structure. On December 14, 2020, SVAC submitted a second round proposal including an initial draft of a letter of intent each reflecting a revised enterprise value range for the transaction of between $3.1 billion and $3.3 billion. On December 15, 2020, Mr. Smith met with Mr. Fonseca and Mr. Medina in person in Coral Gables, Florida to discuss SVAC’s second round proposal. Among other things, the parties discussed the enterprise valuation range included in SVAC’s proposal. Without providing a specific counterproposal, Mr. Medina informed Mr. Smith that SVAC would need to increase the enterprise value range in its proposal in order for Cyxtera to agree to pursue a business combination with SVAC.

On December 20, 2020, Cyxtera delivered a mark-up of the proposed letter of intent included with SVAC’s second round proposal. Among other things, Cyxtera’s mark-up requested that the Sponsor agree to an earn-out structure for 50% of its sponsor shares and warrants. As SVAC was still considering a revision to its December 14, 2020 enterprise value proposal, Cyxtera’s mark-up of the letter of intent did not contain any proposal with respect to the enterprise value for the transaction. On December 22, 2020, SVAC delivered a revised letter of intent, which provided for, among other things, an enterprise value proposal of $3.4 billion and a rejection of Cyxtera’s proposal to restructure the terms of the sponsor shares and warrants. Following receipt of such proposal, representatives of Cyxtera informed SVAC that it would need to further increase the enterprise value proposal in order for Cyxtera to agree to pursue a business combination with SVAC. On December 29, 2020, SVAC delivered to Cyxtera a further revised letter of intent in which it increased its enterprise value proposal to $3.425 billion. The letter of intent also detailed the merger consideration to be paid to the Company Stockholder in the transaction and the proposed post-combination ownership percentages. The merger consideration to be paid to the Company Stockholder was derived by subtracting the amount of Cyxtera’s estimated net debt at closing from the proposed enterprise value of Cyxtera to determine the equity value to be paid to Cyxtera in newly issued shares of SVAC Class A common stock at $10.00 per share. The proposed post-combination ownership percentages were based on the total number of shares of Class A common stock to be held by the public stockholders and the Sponsor following the Business Combination, assuming no redemptions, and the number of shares of Class A common stock to be issued to the Company Stockholder and the PIPE Investors. On December 30, 2020, Cyxtera delivered to SVAC a further revised letter of intent accepting SVAC’s enterprise valuation proposal and requesting that the Optional Share Purchase Agreement be terminated concurrently with the signing of the definitive merger agreement for the transaction.

On January 4, 2021, SVAC delivered a further revised letter of intent, which, among other things, provided for the aggregate amount of additional securities subject to the Optional Share Purchase Agreement to be reduced to $75 million concurrently with the signing of the definitive agreement for the transaction. The January 4th letter of intent also contemplated a $250 million PIPE Investment of common stock offered at $10.00 per share, including $60 million to be offered to clients of Starboard Value LP, retention of one or more mutually agreed upon PIPE placement agents and joint agreement between SVAC and Cyxtera on fees, approach, structure, investor marketing materials, and target investors. SVAC Sponsor LLC also agreed to waive anti-dilution adjustments in connection with the PIPE Investment and the Transaction. Later that day, representatives of SVAC and Cyxtera executed the Letter of Intent. During the time period from the signing of the Letter of Intent through the negotiations and ultimate signing of the Merger Agreement, the enterprise value, merger consideration and ownership percentages negotiated by the parties as described herein and detailed in the Letter of Intent remained unchanged. For more information, see the sections entitled “Proposal Number 1 — The Business Combination Proposal — Summary of SVAC Financial Analysis” and “Proposal Number 1 — The Business Combination Proposal — Satisfaction of 80% Test”.

In early January 2021, certain members of SVAC, including Jeff Smith, Michelle Felman, Greg Waters and Martin McNulty, visited several of the Company’s data center locations in Northern California, Atlanta and Tampa. Further, SVAC retained outside advisors including a well-known international operational consulting firm and an industry consultant to conduct both asset and market level due diligence and supply/demand forecasts. These consultants had familiarity with Cyxtera’s assets before working with SVAC.

Following execution of the letter of intent, which contained certain exclusivity provisions, the parties and their respective legal counsel prepared and then negotiated the Merger Agreement and related ancillary agreements, which continued until the Merger Agreement was executed. The principal issues that were negotiated and addressed in the Merger Agreement and related ancillary agreements were (1) representations made and covenants undertaken by Cyxtera about certain “leakage” payments made since September 30, 2020 and (2) an indemnity for any such payments capped at $20 million. The parties also began planning for discussions with potential placement agents and potential investors in the PIPE Investment, including discussions of each party’s views and preferences with respect to the desirability of retaining multiple placements agents, their respective merits and qualifications and the anticipated expense associated therewith.

On January 7, 2021, representatives of Akin Gump and Latham held a telephonic conference to discuss various issues with the Merger Agreement, transaction process and documentation.

On January 11, 2021, J.P. Morgan Securities LLC’s capital markets group (“J.P. Morgan”) was notified by SVAC that they would be appointed lead placement agent on the PIPE Investment and that Citigroup Global Markets Inc. (“Citi”), UBS Securities LLC (“UBS”) and RBC Capital Markets, LLC (“RBC”) would serve as co-placement agents for the PIPE Investment. Davis Polk & Wardwell LLP (“Davis Polk”) was retained to serve as counsel for the Placement Agents.

On January 14, 2021, Akin Gump, on behalf of SVAC, submitted an initial due diligence request list to Latham.

On January 19, February 3, 4, 6, 8, 9, 10, 15 and 16, 2021, Akin Gump, on behalf of SVAC, submitted supplemental due diligence request lists to Latham.

On January 21, 2021, Davis Polk provided an initial draft of wall cross guidelines. From January 21 to 25, 2021, representatives of Davis Polk, Akin Gump and Latham discussed and negotiated the wall cross guidelines. On January 22, 2021, J.P. Morgan’s capital markets group provided an initial draft of the joint engagement letter for the retention of the placement agents.

On January 25, 2021, wall-cross procedures were approved, and in late January, a virtual data room containing certain diligence information regarding SVAC and Cyxtera was opened to prospective investors in the PIPE Investment.

On January 28, 2021 and January 29, 2021, due diligence calls were held with Cyxtera’s management team and Latham and with representatives of SVAC and Akin Gump to answer SVAC and Akin Gump’s outstanding diligence questions in relation to the proposed transaction.

From January 22, 2021 to February 2, 2021, representatives of SVAC, Akin Gump, J.P. Morgan’s capital markets group, Citi, UBS, RBC and Davis Polk negotiated the terms of the joint engagement letter.

On February 2, 2021, SVAC entered into a joint engagement letter with J.P. Morgan’s capital markets group, Citi, UBS and RBC pursuant to which they would act as placement agents in connection with the PIPE Transaction. The effective date of this joint engagement letter for J.P. Morgan’s capital markets group, Citi and RBC is January 11, 2021, the date on which the Placement Agents were notified of their appointment in such roles. The effective date of this joint engagement letter for UBS is February 2, 2021.

Between January 25, 2021 and February 20, 2021, representatives of SVAC held calls with various representatives from J.P. Morgan’s capital markets group, Citi, UBS and RBC to discuss the PIPE Investment, including potential investors, allocations, and marketing. The list of potential PIPE Investors to reach out to was approved by SVAC, Cyxtera and the Sponsor. During this time and no earlier than the effective date of each of their engagements, the Placement Agents, through their typical processes, helped coordinate investor outreach and wall-crossing and collected feedback from investor accounts. Certain of the PIPE Investors approached in the process and who ultimately participated in the PIPE Investment are clients of or have a business relationship with Starboard, who is an affiliate of the Sponsor. These investors participated in the PIPE Investment on the same terms, including purchase price, as the other investors. All PIPE Investors were given access to the same information, including access to a virtual data room and an opportunity to ask questions of SVAC’s management.

In light of (i) J.P. Morgan’s M&A advisory group acting as financial advisor to BC Partners, as equityholder of Cyxtera and (ii) Citi acting as financial adviser to Cyxtera in connection with SVAC’s business combination with Cyxtera, both SVAC and Cyxtera, respectively, after careful consideration of the potential benefits of engaging J.P. Morgan’s capital markets group and Citi as Placement Agents, consented to J.P. Morgan’s capital markets group and M&A advisory group and Citi’s respective performances in each of the roles as described herein.

Each of JPMorgan, Citi, UBS and RBC (together with their respective affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, lending, financing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, each of JPMorgan, Citi, UBS and RBC, and their respective affiliates, may provide investment banking and other commercial dealings to SVAC, BC Partners and Cyxtera and their respective affiliates in the future, for which they would expect to receive customary compensation.

Furthermore, in the ordinary course of its business activities, each of JPMorgan, Citi, UBS and RBC and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of SVAC, Cyxtera or their respective affiliates. Each of JPMorgan, Citi, UBS and RBC and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

On February 2, 2021, Latham delivered an initial draft of the Merger Agreement to Akin Gump.

On February 9, 2021, Akin Gump delivered initial comments to the Merger Agreement to Latham and on February 13, 2021, a telephonic conference was held to discuss the Merger Agreement. Among other things, Akin Gump’s draft of the Merger Agreement included a provision allowing SVAC’s board of directors to change its recommendation in favor of the transaction if a “Material Adverse Effect” has occurred in respect of Cyxtera that resulted from events unknown to SVAC at the time of signing the Merger Agreement if the board were to determine that it is required to do so to satisfy its fiduciary duties. In addition, Akin Gump’s draft included a footnote raising a request to include a remedy in the Merger Agreement in the event of “leakage” of cash or other assets to Cyxtera’s direct and indirect equity holders in the period between the signing and the closing of the Merger Agreement (“Restricted Payments”).

On February 11, 2021, SVAC and Cyxtera entered into an amendment to the Letter of Intent extending the exclusivity period through February 22, 2021.

On February 12, 2021, Akin Gump delivered an initial draft of the subscription agreement to Latham. On February 12, 2021, Akin Gump and Latham exchanged drafts of the subscription agreement. On February 13, 2021, representatives of SVAC, Cyxtera, Akin Gump and Latham held a telephonic conference to discuss the terms of the subscription agreement and exchanged drafts of the subscription agreement. On February 13, 2021, Akin Gump delivered an initial draft of the subscription agreement to Davis Polk. Davis Polk, Latham and Akin Gump continued to negotiate the subscription agreement. A draft of the subscription agreement was provided to potential investors and posted to the virtual data room on February 14, 2021. From February 15, 2021 until February 21, 2021, SVAC and representatives of Akin Gump negotiated the form of the subscription agreement with certain prospective investors.

On February 17, 19 and 20, 2021, Akin Gump delivered initial drafts of the Company Release and Indemnity Agreement, the Acquiror Disclosure Schedules and the other release agreements, respectively.

Throughout February until February 21, 2021, representatives of Cyxtera, BC Partners, Medina Partners and Latham and representatives of SVAC, the Sponsor, Starboard and Akin Gump, exchanged drafts of the Merger Agreement, schedules, ancillary agreements and related transaction documents and consents. The merger consideration and post-combination ownership structure and percentages in the Merger Agreement did not vary from the terms included with respect to the provisions in the letter of intent. During such negotiations, SVAC agreed to exclude any provision allowing its board of directors to changes its recommendation in favor of the transaction. Also during those negotiations, the Company Stockholder agreed to enter into a Release and Indemnity Agreement with SVAC pursuant to which the Company Stockholder agreed to pay SVAC the amount of any Restricted Payments (as defined in the Merger Agreement), up to $20 million, made by Cyxtera during the period from October 1, 2020 through the consummation of the Business Combination.

On February 19, 2021, the SVAC board of directors held a joint meeting with the SVAC audit committee by video conference that was also attended by Mr. Waters, representatives of Starboard and Akin Gump. Mr. McNulty provided an overview of the PIPE Investment, including the investor outreach and demand and allocations assigned to institutional investors, conditioned upon agreed documentation and necessary SVAC approvals. Ms. Hsu of Akin Gump reviewed the related party transactions to be considered in connection with the proposed transaction, including the PIPE Investment and modifications to existing related party agreements and proposed transaction agreements which would require express audit committee approval under the SVAC audit committee charter. The SVAC audit committee discussed and unanimously adopted a set of resolutions preapproving the proposed related party transactions. Mr. Kochian of Akin Gump summarized the proposed transaction, the status of the negotiations surrounding the various transaction agreements and reviewed with the directors their fiduciary duties under Delaware law. The SVAC board of directors authorized management to continue to negotiate the transaction, with final terms to be approved by the SVAC board of directors.

On February 21, 2021, Cyxtera, SVAC and their respective legal counsel finalized the draft of the Merger Agreement, ancillary agreements and other documents related thereto. Also on that day, the Placement Agents walked through the final investor indications with SVAC, Cyxtera and the Sponsor. Based on investor feedback received to date, SVAC, Cyxtera and the Sponsor subsequently decided on the final terms and allocations for the various PIPE Investors.

On February 21, 2021, the SVAC board of directors held a joint meeting with the SVAC compensation committee by video conference that was also attended by Mr. Waters, representatives of Starboard and Akin Gump. Representatives of Akin Gump provided an update on ongoing legal due diligence work, preparation and finalization of legal documents in connection with the proposed transaction and the SEC regulatory process, the timeline for and content of the proposed public announcement and reviewed the fiduciary duties of directors. Members of the compensation committee discussed the incentive equity plan term sheet. Members of the SVAC board of directors discussed the merits of the overall transaction, including the related party transactions previously approved by the SVAC audit committee, the PIPE Investment, the potential risks, the transaction timeline, and other ongoing work streams. The SVAC board of directors unanimously adopted a set of resolutions approving the proposed transaction.

Also on February 21, 2021, the Cyxtera board of directors, acting by written consent in lieu of a meeting, unanimously approved the transaction documents, subject to final negotiations and modifications.

In the evening of February 21, 2021, the parties entered into the Merger Agreement and the relevant ancillary agreements, and SVAC entered into the subscription agreements for the PIPE Investment with institutional investors. Affiliates of Starboard executed the form of subscription agreement which had been negotiated by the other PIPE investors. Other than certain subscribers with regulatory restrictions related to same-day closing date funding and settlement requirements, every other investor, including the Starboard affiliates, executed individual subscription agreements with identical provisions and price. SVAC and Cyxtera subsequently issued a press release announcing the Business Combination before the opening of trading on February 22, 2021.

On February 22, 2021, SVAC filed a Form 8-K with the SEC, which included, among other things, exhibits containing the Merger Agreement, the form of investment subscription agreement for PIPE Investors (as described above) and the investor presentation originally provided to PIPE Investors in the virtual data room. No other valuation or material information about SVAC, Cyxtera or the ongoing de-SPAC transaction was provided to PIPE Investors that has not been disclosed publicly.

SVAC’s Board of Directors’ Reasons for the Approval of the Business Combination

The board of directors of SVAC has unanimously approved the Business Combination and declared it advisable for SVAC to enter into the Merger Agreement, the Transactions and the other documents contemplated, and recommended the approval of the Merger Agreement and the Business Combination Proposal by SVAC’s stockholders. SVAC’s Board of Directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the large number and wide variety of factors considered in connection with its evaluation of the Business Combination, SVAC’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. SVAC’s Board of Directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weights to different factors.

This explanation of SVAC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature, and, therefore should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, SVAC’s board of directors reviewed the results of management’s due diligence, which included:

•	research on industry trends, projected growth and other industry factors;

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extensive meetings and calls with Cyxtera’s management team and representatives regarding operations, major customers, financial prospects and potential expansion opportunities, among other customary due diligence matters;

•	consultation with SVAC’s legal, tax and accounting and other advisors;

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review of Cyxtera’s material business contracts, including debt obligations, real estate, environmental, insurance and certain other legal, intellectual property, cyber, information technology, privacy and data security and commercial diligence;

•	financial, accounting and tax diligence related to Cyxtera;

•	insurance, benefits and employee and labor matters;

•	research on comparable public companies; and

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review of Cyxtera’s existing financial model and assessed separately prepared valuation and financial model and analysis developed by SVAC, which provided an overview of financial outcomes as well as potential upside and downside scenarios.

The officers and directors and Industry Advisors of SVAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of SVAC’s external advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, SVAC’s officers and directors and Industry Advisors and SVAC’s advisors have substantial experience with mergers and acquisitions. Although SVAC’s board of directors did not seek a third-party valuation, the SVAC board of directors relied on the following sources, among others: (i) due diligence of Cyxtera’s operations, (ii) SVAC management’s collective experience in constructing and evaluating financial models/projections and conducting valuations of businesses and (iii) due diligence summaries from SVAC’s various consultants and advisors.

SVAC’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the Transactions contemplated thereby, including, but not limited to, the following material factors:

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Attractive Industry Position and Geographic Footprint for Next Generation Data Center Platform. Cyxtera is one of the largest global retail colocation data center providers with a global footprint of 61 data centers and a presence in all 10 of the top 10 data center markets with operations across North America, Europe and Asia and has the potential to leverage its world-class asset base and scale to further accelerate growth;

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Powerful Industry Sector Tailwinds. The nature of digital infrastructure has gained unprecedented importance and key trends support strong continued growth as enterprises, service providers and the federal sector continue their digital transformations;

•	Large and Diversified Customer Base. Cyxtera has over 2,300 customers across all major industry verticals;

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Ability to Deploy Capital for Future Domestic and International Growth. Across Cyxtera’s footprint, the ability to deploy incremental capital at a very high return on investment and Cyxtera’s ideal position to be a successful consolidation in its industry;

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Experienced and Proven Management Team. The expertise and experience of Cyxtera’s senior management team, who are a proven, public company-ready team, to continue to execute on the potential of the platform following the capital investments that have already been made across the sales and operations functions;

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SVAC Strength of Experience. The expertise and experience of the members of SVAC’s management team, Industry Advisors and board of directors in the creation of successful corporations across multiple technology categories, and the ability to leverage this expertise and experience to partner with Cyxtera to drive long-term value for stockholders;

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Mission Alignment. Cyxtera’s and SVAC’s shared mission and focus that a potential combination and the resulting company, will be structured to address powerful industry secular tailwinds at an inflection point in Cyxtera’s story allowing Cyxtera access to capital to fuel its growth potential;

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Financial Condition. Cyxtera’s historical financial results, outlook and expansion opportunities, and financial plan. In considering those factors, SVAC’s board of directors reviewed Cyxtera’s historical growth and its current prospects for growth if Cyxtera achieves its business plan, and various historical and current balance sheet items of Cyxtera;

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Public Company Readiness. The belief in the readiness of Cyxtera to operate in the scrutiny of public markets, with strong management, corporate governance and reporting policies in place, supported by the ongoing partnership with SVAC’s expertise in corporate governance, operational execution and capital allocation;

•	PIPE Transaction. The PIPE Investment and the fact that certain existing stockholders of SVAC are investing in the PIPE Investment;

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100% Continued Ownership by Ultimate Sellers. The fact that 100% of Cyxtera’s existing ultimate equityholders, including BC Partners and Medina Capital, agreed to receive only stock in the Company as consideration for the Business Combination and would be receiving a significant amount of the combined company’s common stock as its consideration under the terms of the Merger Agreement;

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Alternatives. The determination that the proposed Business Combination represents a very attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets, and the determination that such process has not presented a better alternative;

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Results of Due Diligence. The review by the board of directors and discussions with SVAC’s management and consultants and advisors concerning the due diligence examination of the operations, financial condition and prospects of Cyxtera;

•	Negotiated Transaction. The determination that the financial and other terms of the Merger Agreement are reasonable and were the product of arm’s-length negotiations between SVAC and Cyxtera;

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Terms of the Merger Agreement. The review by the Board of Directors with its consultants and advisors of the terms of the Merger Agreement and its review with its legal advisors of the other terms of the Merger Agreement, including the representations, covenants and termination provisions; and

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Role of Independent Directors. The fact that SVAC’s audit committee met to evaluate the proposed terms of the Business Combination and the Transactions, and evaluated the actual and potential related party transactions including the Merger Agreement, the PIPE Investment and the related agreements, and unanimously approved, separately and with the full board of directors, the Merger Agreement and the Transactions contemplated thereby, including the Business Combination.

SVAC’s Board of Directors also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following, which are not weighted or in any order of significance:

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Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the direct and indirect effects those events could have on the combined company’s financial condition and operations;

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Business Plan and Projections May Not Be Achieved. The risk that Cyxtera may not be able to execute on the business plan and realize the financial performance as set forth in the financial projections, in each case as presented to the management of SVAC;

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Limited Operating History and Historical Net Losses. The fact that Cyxtera has a relatively limited operating history in its current platform since its carve-out from Lumen, and has incurred net operating losses;

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Redemption Risk. The potential that a significant number of SVAC stockholders could elect to redeem their public shares for cash prior to the consummation of the Business Combination, which may impair or inhibit the ability of SVAC to consummate the Business Combination;

•	Stockholder Votes. The risk that SVAC’s stockholders may not vote to approve the Business Combination;

•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within SVAC’s control;

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Regulatory Approvals. The fact that regulatory and other approvals or exemptions are required in connection with the Business Combination, and the risk that such regulatory approvals or exemptions will not be received in a timely manner or may impose unacceptable conditions;

•	Litigation. The potential for legal claims challenging the Business Combination;

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Public Company and Listing Risks. The challenges associated with preparing Cyxtera, a private entity, for the applicable disclosure and listing requirements to which the combined company will be subject as a publicly traded company on Nasdaq;

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved;

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Diversion of Cyxtera’s Resources. The diversion of Cyxtera’s focus and resources from other strategic opportunities and operational matters while working to consummate and implement the Business Combination;

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Liquidation of SVAC. The risks and costs to SVAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in SVAC being unable to effect a business combination by September 14, 2022;

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Revenue Growth and Margin Expansion May Not Be Achieved. The risk that Cyxtera’s revenue growth and margin expansion opportunities may not be fully achieved or may not be achieved within the expected time frame;

•	No Third-Party Valuation. SVAC’s decision not to obtain a third-party valuation or fairness opinion in connection with the Business Combination;

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SVAC Stockholders Receiving a Minority Position in Cyxtera. The risks associated with the minority position in Cyxtera that SVAC stockholders will hold following consummation of the Business Combination; and

•	Costs. Anticipated costs related to the Business Combination.

In addition to considering the factors described above, SVAC’s board of directors also considered other factors, including, without limitation:

•	Interests of Certain Persons. The fact that some officers and directors of SVAC may have interests in the Business Combination (see “—Interests of Certain Persons in the Business Combination”).

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Role of UBS, Citi and JPMorgan. The fact that UBS would receive both a deferred underwriting fee as lead underwriter in SVAC’s Initial Public Offering upon completion of the Business Combination and a fee as a co-placement agent for the PIPE; the fact that Cyxtera agreed to pay Citi as lead financial advisor to Cyxtera in connection with the Business Combination and SVAC agreed to pay fees to Citi as co-placement agent for the PIPE; the fact that J.P. Morgan’s M&A advisory group may receive a fee for serving as financial advisor to BC Partners and Cyxtera in connection with the Business Combination and SVAC agreed to pay fees to J.P. Morgan’s capital markets group as lead placement agent for the PIPE.

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Other Risk Factors. Various other risk factors associated with the business of Cyxtera or the Business Combination, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement.

The foregoing discussion of the information and factors considered by the SVAC board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve the Merger Agreement, the mergers, and the other transactions contemplated by the Merger Agreement, the SVAC board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The SVAC board of directors considered all these factors as a whole, including discussions with, and questioning of, SVAC’s management and SVAC’s advisors, consultants, legal advisors, and overall considered that the factors supported its determination.

SVAC’s board of directors concluded that the potential benefits that it expects SVAC and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, SVAC’s board of directors unanimously determined that the Business Combination and the Transactions contemplated by the Merger Agreement are advisable and in the best interests of SVAC and its stockholders.

Unaudited Prospective Financial Information

Neither SVAC nor Cyxtera as a matter of course make public projections as to future sales, earnings or other results. However, in connection with the Business Combination, the management of Cyxtera has prepared the prospective financial information set forth below to present the key elements of the forecasts provided to SVAC.

The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections, the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or GAAP, but, in the view of Cyxtera’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best knowledge and belief of Cyxtera’s management, the expected course of action and the expected future financial performance of Cyxtera. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

Neither SVAC’s nor Cyxtera’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The accompanying prospective financial information includes financial measures that were not calculated in accordance with GAAP. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

The financial forecasts reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Cyxtera’s control, such as the risks and uncertainties contained in the sections of this proxy statement entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” In developing the projected financial information, numerous material assumptions were made, in addition to the assumptions described above, with respect to Cyxtera’s business for the periods covered by the financial projections, including the following assumptions:

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Projected revenue is based on a variety of operational assumptions, including the availability of space, power and connectivity within the Company’s markets, along with the rate at which Cyxtera is able to sell the same to its customers; growth of the overall sector and specifically in the various markets in which Cyxtera operates; average selling prices across Cyxtera’s footprint; the rate at which Cyxtera is able to deploy new customer environments, and conversely the degree at which customer deployments churn; as well as the development and commercialization of new products and services.

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The nature of its business, approximately 70% of Cyxtera’s cost structure is fixed. Thus, projected Transaction Adjusted EBITDA is primarily driven by the trajectory of the Company’s revenue. Other key assumptions impacting profitability projections include the mix of colocation, bare metal and interconnection revenue; the distribution of revenue across Cyxtera’s geographies; costs of power, rent and repairs; third-party provider expenses; headcount and associated costs; sales and marketing expenses, including internal and external sales commissions; costs associated with public company operations and compliance; as well as incremental operational efficiencies.

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Assumptions underlying Cyxtera’s projected capital investments include maintenance capital expenditures (“CapEx”) as a percentage of revenue in the 3% range—in line with the industry average—and largely success-based growth CapEx, primarily utilized to expand existing data center sites, affording more efficient levels of CapEx intensity.

Although the assumptions and estimates on which the financial forecasts for revenue and costs are based are believed by Cyxtera’s management to be reasonable and based on the best then-currently available information, the financial forecasts are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Cyxtera’s control. While all forecasts are necessarily speculative, Cyxtera believes that the prospective financial information covering periods beyond 12 months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement should not be regarded as an indication that SVAC, Cyxtera, or any of their respective representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts.

The following table sets forth certain summarized prospective financial information regarding Cyxtera for 2021 and 2022:

	2021E	2022E
($ in Millions)
Revenue	$691.4	$719.2
Transaction Adjusted EBITDA (1)	$220.0	$245.0
Capital Expenditures (2)	$82.4	$102.0

(1)	Defined as Operating Income/(Loss) adjusted for depreciation, amortization, one-time stand-up costs, recurring charges, stock-based compensation, as well as restructuring and cost-savings initiatives.
(2)

Presented on an accrual/committed basis, which is a more accurate capital allocation measure than cash capital expenditures, which are subject to differences in timing from when projects are delivered vs. when they are billed to the Company.

Summary of SVAC Financial Analysis

The following is a summary of the primary financial analyses prepared by SVAC and reviewed by the SVAC board of directors in connection with the valuation of Cyxtera. The following summary, however, does not purport to be a complete description of the financial analyses performed by SVAC, nor does the order of analyses described represent relative importance or weight given to those analyses by SVAC. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 20, 2021 and is not necessarily indicative of current or future market conditions. There were no analyses performed that did not support the fairness of the transaction.

Comparable Company Analysis

In connection with the valuation of Cyxtera, SVAC reviewed certain financial information of certain publicly-traded companies, with a particular focus on U.S. data center companies and international data center companies, selected based on the experience and the professional judgment of SVAC’s management team. SVAC’s management team then compared this information to the historical and projected financial information of Cyxtera.

In performing its analysis, SVAC’s management team made certain assumptions with respect to, among other things, the ability of Cyxtera to (a) retain and grow revenue, (b) attract and retain customers, (c) increase utilization of its existing data center footprint, (d) improve adjusted EBITDA margins and free cash flow generation, (e) expand into attractive geographic markets, (f) grow its interconnection, Digital Exchange, and Bare Metal offerings, (g) effectively compete in the retail colocation datacenter industry globally and (g) retain and attract talent. SVAC also assumed that there will not be material changes to the regulatory environment applicable to Cyxtera, as well as other general business, market, political and economic conditions.

These comparable companies were selected by SVAC’s management team as being the publicly traded companies having businesses with similar business functions and roles and types of assets as those of Cyxtera. While these companies may share certain characteristics that are similar to those of Cyxtera, SVAC recognized that no company was identical in nature to Cyxtera. In addition, SVAC does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of SVAC and the Business Combination cannot rely solely upon a quantitative review of the comparable publicly traded companies, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of SVAC. Therefore, the comparable company analysis is subject to certain limitations.

SVAC considered certain financial and operating data for certain publicly-traded companies, which are highlighted below. None of the selected companies has characteristics identical to Cyxtera. SVAC reviewed the equity value, enterprise value, adjusted EBITDA multiples (enterprise value divided by adjusted EBITDA), revenue growth, adjusted EBITDA growth, adjusted EBITDA margin, free cash flow generation, and utilization of each of the comparable companies, which SVAC management deemed relevant based on its professional judgment and expertise, and compared the same to the revenue and growth projections of Cyxtera. The selected comparable companies include (in alphabetical order):

US Peers

•	CoreSite Realty (NYSE: COR)

•	CyrusOne (NASDAQ: CONE)

•	Digital Realty Trust (NYSE: DLR)

•	Equinix (NASDAQ: EQIX)

•	QTS Realty Trust (NYSE: QTS)

•	Switch (NYSE: SWCH)

International Peers

•	Chindata Group Holdings (NASDAQ: CD, Chindata’s ADS)

•	GDS Holdings (HKG: 9698)

•	NEXTDC (ASX: NXT)

The subset of companies listed above that are U.S. data center companies, which SVAC’s management believes are the most comparable companies to Cyxtera, traded at an average EV / 2021E EBITDA multiple of 22.5x, with the companies trading at multiples ranging from 19.3x – 26.6x per FactSet data as of January 19, 2021. These companies had capacity utilization per comparable company filings as of September 30, 2020 ranging from 78% to 94%, compared to Cyxtera’s utilization of 67%. Further, these companies were expected to achieve adjusted EBITDA growth from 2021 through 2023 at an average rate of 10%, with adjusted EBITDA growth rates ranging from 8% - 13% per FactSet data as of January 19, 2021, compared to Cyxtera’s estimated adjusted EBITDA growth rate during the same period of 10%. Based on SVAC’s view of the opportunities and challenges facing Cyxtera, SVAC believed that the purchase multiple of 15.6x 2021E EBITDA represented an attractive valuation for Cyxtera relative to other publicly-traded data center companies.

Other Considerations

SVAC also conducted fundamental financial analysis in order to analyze the potential future stock price of Cyxtera, incorporating findings from SVAC’s due diligence process. As part of this analysis, SVAC considered a range of scenarios, including scenarios in which it evaluated potential lower growth and/or margin expansion than the financial projections provided by Cyxtera’s management.

SVAC analyzed scenarios that assumed growth and margin expansion consistent with Cyxtera’s projections, as well as scenarios that assumed lower growth and/or less margin expansion, in order to complete a thorough and fulsome financial analysis. As part of this analysis, SVAC examined the present value of Cyxtera’s potential future stock price, assuming a purchase multiple of 15.6x 2021E adjusted EBITDA, or an initial Enterprise Value of $3,425 million, and a range of future revenue, adjusted EBITDA, and free cash flow outcomes. This analysis provided further validation of the attractiveness of the final purchase price for Cyxtera, as SVAC’s analysis suggested a present value of potential future stock price in excess of the current SVAC stock price.

Many of these assumptions are beyond the control of SVAC, Cyxtera, or any other parties to the Business Combination. None of SVAC, Cyxtera, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in this analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth herein. In addition, the analysis relating to the value of Cyxtera does not purport to be an appraisal or reflect the prices at which the combined company’s securities may actually be valued or trade in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the analysis herein are inherently subject to substantial uncertainty. The quantitative information presented herein, to the extent that it is based on market data, is not necessarily indicative of current market conditions.

Satisfaction of 80% Test

It is a requirement under our Charter and Nasdaq Listing Rules that our initial business combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial business combination.

As of February 21, 2021, the date of the execution of the Merger Agreement, the balance of the funds in the Trust Account was approximately $404,427,583, excluding $18,418,888 of deferred underwriting commissions and taxes payable on interest earned on the Trust Account. After giving effect to such exclusion, 80% thereof represents approximately $308,806,956. In reaching its conclusion that the Business Combination meets the 80% asset test, our board of directors considered an enterprise value of Cyxtera of approximately $3,425,000,000.

SVAC and Cyxtera agreed to a transaction at an enterprise value of $3,425 million, or 15.6x 2021E adjusted EBITDA of $220 million, based on balance sheet values as of September 30, 2020. Furthermore, the parties agreed that the combination of SVAC’s $404 million in trust (assuming no redemptions) and the $250 million raised in the PIPE Investment would be used to pay down the outstanding balance of Cyxtera’s 2017 Second Lien Term Facility and Revolving Facility, with the remaining cash proceeds going to the balance sheet after payment of transaction expenses. Cyxtera’s first lien debt will remain outstanding, as will Cyxtera’s capital lease obligations. Based on an enterprise value of $3,425 million, the post-transaction capital structure will include first lien debt of $888 million, capital leases of $952 million, and cash on the balance sheet of $231 million (based on Cyxtera’s balance sheet as of September 30, 2020), which implies a post-transaction equity value will be $1,816 million. The equity value is comprised of $404 million of equity from SVAC shareholders, $250 million from the PIPE Investment, and $101 million related to SVAC’s Class B common stock, with the remaining equity issued to Cyxtera’s existing shareholders. The enterprise value is calculated as follows, with all numbers shown pro forma for the Business Combination:

‘21E Adjusted EBITDA	$220
(x) Multiple	15.6x

Enterprise Value	$3,425
(-) First Lien Debt	(888)
(-) Capital Leases	(952)
(+) Cash	231

Post-Deal Equity Value	$1,816

SVAC believes the $3,425 million enterprise value is an attractive valuation for Cyxtera based on the financial analysis SVAC conducted, which is described above, and includes, but is not limited to, comparable company analysis and discounted future stock price analysis.

As a result, our board of directors concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the business combination meets the 80% asset test. Our board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been met.

Interests of Certain Persons in the Business Combination

In considering the recommendation of our board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the fact that the Sponsor and our officers and directors have agreed not to redeem any shares of common stock held by them in connection with the completion of an initial business combination;

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the fact that the Sponsor and certain of our directors paid an aggregate of $25,000 for their founder shares and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $                based on the closing price of our Class A common stock of $                on Nasdaq on                , 2021, the record date for the special meeting;

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the fact that the Sponsor and our officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete an initial business combination by September 14, 2022;

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the fact that the Sponsor has agreed to be liable to SVAC if and to the extent any claims by a third party (except for SVAC’s independent registered public accounting firm) for services rendered or products sold to SVAC, or a prospective target business with which SVAC has entered into a transaction agreement reduce the amount of funds in the Trust Account to below the lesser of  (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account (net of permitted withdrawals). This liability will not apply with respect to any claims by a third party or target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act;

•	the anticipated continuation of Jeffrey C. Smith and Michelle Felman and the anticipated election of Gregory Waters as directors of SVAC following the closing;

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the fact that certain clients of Starboard agreed to participate in the PIPE Investment and purchase 6,000,000 shares of Class A common stock in the aggregate at $10.00 per share on the terms set forth in the Subscription Agreements;

•	the fact that we agreed to pay our Sponsor a total of $10,000 per month for office space, administrative and support services and such arrangement will terminate upon the closing;

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the fact that our officers and directors have agreed not to become an officer or director of any other special purpose acquisition company with a class of securities registered under the Exchange Act until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete an initial business combination by September 14, 2022;

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the fact that none of our Sponsor, officers and directors, or any of their respective affiliates is entitled to compensation of any kind, including finder’s and consulting fees, for services rendered prior to or in connection with the completion of an initial business combination (except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations). As of the date hereof, no out-of-pocket expenses have been incurred by our Sponsor, officers or directors incident to identifying, investigating and consummating a business combination; and

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the fact that the Sponsor and our officers and directors will lose their entire investment in us with respect to the founder shares and warrants they own if an initial business combination is not completed by September 14, 2022. Immediately prior to the closing of the Business Combination, our Sponsor will own 6,723,127 private placement warrants and 9,480,713 of the total 10,105,863 founder shares issued and outstanding. The table set forth below sets out the total investment made by our Sponsor for the private placement warrants and the founder shares and the value of such securities. As of the date hereof, there are no working capital loans outstanding.

Name of Holder	Security	Total Capital Contribution	Value
Sponsor	Private placement warrants	$10,084,690.50	$11,241,950.00	(1)
Sponsor	Founder shares	$23,460.16	$95,186,358.52	(2)

(1)	Based on a valuation as of March 31, 2021, which is the most recent date for which a valuation is available.
(2)	Based on the closing price of our Class A common stock of $10.04 on Nasdaq on July 12, 2021.

Immediately prior to the consummation of the Business Combination, our Chief Executive Officer will own 505,150 founder shares, and each of our independent directors will own 30,000 founder shares. The table set forth below summarizes the total capital contributions made by our officers and directors for their interests in the founder shares and the value of such interests, all of which would be lost if the Business Combination is not consummated and we do not otherwise consummate an alternative business combination by September 14, 2022.

Name	Position	Total Capital Contribution	Value(1)
Martin D. McNulty, Jr.	Chief Executive Officer	$1,250.00	$5,071,706.00
Pauline J. Brown	Independent Director	$72.46	$301,200.00
Michelle Felman	Independent Director	$72.46	$301,200.00
Robert L. Greene	Independent Director	$72.46	$301,200.00
Lowell W. Robinson	Independent Director	$72.46	$301,200.00

(1)	Based on the closing price of our Class A common stock of $10.04 on Nasdaq on July 12, 2021.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the Business Combination, the Sponsor or our officers, directors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed for a per share pro rata portion of the Trust Account. None of the Sponsor or our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares (to the extent they are still the record holder of such sold shares as of the redemption deadline), is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or our officers, directors or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per share pro rata portion of the Trust Account.

The purpose of such purchases would be to vote such shares in favor of the Business Combination, thereby increasing the likelihood of obtaining stockholder approval of the Business Combination while ensuring that the Minimum Cash Condition for the closing of the Business Combination is satisfied. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our common stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the Proposals to be presented at the special meeting and would likely increase the chances that such Proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Total Shares to Be Issued in the Business Combination

It is anticipated that, immediately following the closing and based on the assumptions set forth in “Certain Defined Terms,” the ownership of issued and outstanding shares of SVAC will be as set forth below. Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

	Number of shares of Class A common stock		% of all shares of Class A common stock
SVAC public stockholders	40,423,453		22.3%
SVAC’s Sponsor, management and board	10,105,863		5.6%
Cyxtera Stockholder	106,100,000		58.4%
PIPE Investors	25,000,000	(1)	13.8%

(1)	Includes an aggregate of 6,000,000 shares of Class A common stock which certain clients of Starboard have committed to purchase on the same terms as the other PIPE Investors.

These ownership percentages may vary depending on certain assumptions. For example, if you assume (i) the exercise of all public and private placement warrants, which are exercisable for one whole share of Class A common stock at a price of $11.50 per share at any time commencing on the later of 12 months from the closing of our Initial Public Offering and 30 days after the completion of the Business Combination, (ii) the conversion of all shares of Class B common stock at the closing on a one-for-one basis, into 10,105,863 shares of Class A common stock in the aggregate, (iii) the issuance of 25,000,000 shares of Class A common stock to the PIPE Investors, including 6,000,000 shares of Class A common stock to certain clients of Starboard in connection with the PIPE Investment, (iv) the issuance of 7,500,000 optional shares to the forward purchasers, (v) the issuance of 106,100,000 shares to the Cyxtera Stockholder and (v) $100,000,000 in redemptions, resulting in the issuance of 10,526,315 shares of Class A common stock and 428,124 private placement warrants to the forward purchasers, the Sponsor, SVAC’s management and board, the forward purchasers and certain clients of Starboard will collectively own approximately 20% of the combined company.

Sources and Uses for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. Certain figures included in this section have been rounded for ease of presentation.

Sources of Funds		Uses of Funds
(in millions)
Cash in SVAC Trust Account	$405	Retire Existing Cyxtera Debt	$456
Proceeds of the PIPE Investment	250	Transaction Expenses	50
Cyxtera Balance Sheet Cash	114	Incremental Cash to Balance Sheet	151
SVAC Balance Sheet Cash	2	Roll Cyxtera Balance Sheet Cash	114
Total Cash Sources	$771	Total Cash Uses	$771

Board of Directors of SVAC Following the Business Combination

Following the Business Combination, the combined company’s board of directors will expand to nine members and will consist of Fahim Ahmed, John Diercksen, Michelle Felman, Nelson Fonseca, Melissa Hathaway, Manuel Medina, Jeffrey Smith, Raymond Svider and Gregory Waters. We believe a majority of our board of directors will meet the independence standards under the applicable Nasdaq rules. Please see the section entitled “Management Following the Business Combination”.

Name; Headquarters

Upon the consummation of the Business Combination, the name of SVAC will be changed to “Cyxtera Technologies, Inc.” and our headquarters will be located at BAC Colonnade Office Towers, 2333 Ponce de Leon Boulevard, Suite 900, Coral Gables, FL 33134.

Redemption Rights

Under our Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of March 31, 2021, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Class A common stock for cash and will no longer own shares of SVAC. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein.

Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares included in the units sold in our Initial Public Offering, which we refer to as the “15% limit.” Accordingly, all public shares in excess of the 15% limit beneficially owned by a public stockholder or group will not be redeemed for cash. However, we are not restricting our stockholders’ ability to vote all of their shares (including such shares in excess of the 15% limit) for or against the business combination. Each redemption of shares of Class A common stock by our public stockholders will decrease the amount in our Trust Account, which holds approximately $404,461,491 as of March 31, 2021. In no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon completion of an initial business combination. See the section entitled “Special Meeting of SVAC Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. Holders of SVAC’s outstanding detachable redeemable warrants sold in the Initial Public Offering (including the warrants sold as part of the units sold in connection with the underwriters’ election to partially exercise their over-allotment option), which are exercisable for shares of Class A common stock under certain circumstances, do not have redemption rights with respect to such warrants in connection with the Business Combination.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Business Combination.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, SVAC is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following:

•

Cyxtera’s ultimate stockholders prior to the Business Combination will collectively have the majority and greatest voting interest in the combined entity after giving effect to the proposed Business Combination under the no redemption and illustrative redemption scenarios with over 55% voting interest, in each case;

•	after giving effect to the proposed Business Combination, the largest individual minority stockholder of the combined entity will be an existing ultimate stockholder of Cyxtera;

•

Cyxtera’s existing directors and individuals designated by existing Cyxtera stockholders will represent the majority of the combined company’s board of directors since pursuant to the Merger Agreement, Cyxtera has the right to designate certain initial members of the board of directors of the post-combination company immediately after giving effect to the Transactions;

•	Cyxtera’s senior management will be the senior management of the combined company;

•	Cyxtera is the larger entity based on total assets, historical revenue and operating results, and total number of employees; and

•	Cyxtera’s operations prior to the proposed Business Combination comprise the only ongoing operations of the combined entity.

Based on the aforementioned factors of management, board representation, largest minority stockholder, and the continuation of Cyxtera’s business as well as size it was determined that accounting for the Business Combination as a reverse recapitalization was appropriate. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Cyxtera’s with the acquisition being treated as the equivalent of Cyxtera’s issuing stock for the net assets of SVAC, accompanied by a recapitalization, with no goodwill or other intangible assets recorded.

Regulatory Matters

To complete the Business Combination, SVAC and Cyxtera must obtain approvals or consents from, or make filings with certain U.S. federal authorities. The Business Combination is subject to the requirements of the HSR Act, which prevents SVAC and Cyxtera from completing the Business Combination until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and the applicable waiting periods have expired or been terminated.

On March 5, 2021, SVAC filed the Premerger Notification and Report Form under the HSR Act in respect of SVAC’s acquisition of Cyxtera. The waiting period expired on April 5, 2021.

The Merger Agreement

This section describes the material terms of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A hereto. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

The Business Combination

On February 21, 2021, SVAC entered into the Merger Agreement with Merger Sub 1, Merger Sub 2, Cyxtera and NewCo, which contains customary representations and warranties, covenants, closing conditions, and other terms relating to the mergers and the other transactions contemplated thereby, as summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Merger Agreement.

The Structure of the Business Combination

Prior to the closing, (i) Cyxtera shall be contributed to NewCo by the Cyxtera Stockholder, with Cyxtera becoming a wholly-owned subsidiary of NewCo, and (ii) Cyxtera shall be converted to a Delaware limited liability company. NewCo has not commenced operations and has nominal assets.

At the closing, (i) Merger Sub 1 shall be merged with and into NewCo, with NewCo surviving the First Merger as a wholly-owned subsidiary of SVAC and Merger Sub 1 ceasing to exist and (ii) immediately following the First Merger, NewCo shall be merged with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of SVAC and NewCo ceasing to exist. The Transactions, including the mergers, will constitute a “Business Combination” as contemplated by SVAC’s Charter.

As a result of the Transactions, Cyxtera and the various operating subsidiaries of Cyxtera will become subsidiaries of SVAC, with the Cyxtera Stockholder becoming a stockholder of SVAC. The Cyxtera Stockholder will own approximately 58.4% of SVAC following the closing.

As a consequence of the Transactions, each issued and outstanding share of Class B common stock will automatically convert into a share of Class A common stock, on a one-for-one basis in accordance with the terms of our Charter.

Consideration to be received in the Business Combination

At the effective time of the First Merger, SVAC shall issue 106,100,000 shares of Class A common stock to the Cyxtera Stockholder. The approximate dollar value of the merger consideration is $1,061,000,000. The market value of these shares will vary with any change in the SVAC Class A common stock price, and, as such, the market value of the shares to be issued could vary from the market value as of the date of this proxy statement.

Representation and Warranties

Each of Cyxtera, SVAC, NewCo, Merger Sub 1 and Merger Sub 2 have made representations, warranties and covenants in the Merger Agreement that are customary for transactions of this nature. The representations and warranties of Cyxtera, SVAC, NewCo, Merger Sub 1 and Merger Sub 2 will not survive the closing of the Transactions.

In the Merger Agreement, Cyxtera makes representations and warranties relating to: corporate organization, subsidiaries, due authorization, no conflicts, governmental authorities and consents, capitalization, financial statements, absence of certain changes, undisclosed liabilities, litigation and proceedings, compliance with laws, contracts, government contracts, company benefit plans, labor matters, tax matters, insurance, real property, intellectual property and IT security, environmental matters, brokers’ fees, related party transactions, data center matters, international trade and anti-corruption, top suppliers and customers, acquisitions and acquisition contracts.

In the Merger Agreement, SVAC makes representations and warranties relating to: corporate organization, due authorization, no conflicts, litigation and proceedings, governmental authorities and consents, Trust Account, brokers’ fees, SEC reports, financial statements, undisclosed liabilities, business activities, tax matters, capitalization, its NASDAQ stock market listing, the PIPE Investment, related party transactions, the Investment Company Act of 1940, as amended (the “Investment Company Act”), and JOBS Act, and absence of changes.

Conduct of Business Pending Consummation of the Business Combination; Covenants

Conduct of Cyxtera and its subsidiaries pending the Mergers

From the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the closing (the “Interim Time”), except as expressly contemplated by the Merger Agreement or as consented to in writing by SVAC, Cyxtera shall and shall cause its subsidiaries to (i) conduct and operate its business in the ordinary course of business consistent with past practices, (ii) preserve intact the current business organization of Cyxtera and its subsidiaries and (iii) preserve its relationships with governmental authorities, material suppliers, customers, vendors, lessors and other persons having material business relationships with Cyxtera and its subsidiaries.

Except as contemplated by the Merger Agreement, as set forth on the disclosure schedules of Cyxtera, as required by applicable law, as done in connection with COVID-19 Measures, or as consented to in writing by SVAC, Cyxtera shall not and shall cause its subsidiaries not to, during the Interim Time: (a) change or amend its certificate of formation, certificate of incorporation, bylaws, limited liability company agreement or other organizational documents, (b) make, declare, set aside, establish a record date for or pay any dividend, return of capital or other distribution of profits or assets (whether in cash, stock or property or other combination thereof), other than any dividends, return of capital or other distributions from any wholly owned subsidiary of Cyxtera either to Cyxtera or any other wholly owned subsidiaries of Cyxtera, (c) enter into a contract that would be a Specified Contract if entered into prior to the date hereof, or modify, amend, terminate or waive any material right under any Specified Contract or any real property lease, in each case other than in the ordinary course of business consistent with past practice, (d) except in the ordinary course of business, sell, transfer, convey, lease or license any owned real property, (e) authorize for issuance, issue, deliver, sell, transfer, pledge or dispose of or otherwise place or suffer to exist any lien (other than certain permitted liens) on, any equity securities of Cyxtera or any of its subsidiaries, (f) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to, grant or suffer to exist any lien (other than certain permitted liens) on, or otherwise dispose of, any material assets, rights or properties (including material intellectual property), other than (i) the sale or license of goods and services to customers in the ordinary course of business consistent with past practice, (ii) the sale or other disposition of assets or equipment deemed by Cyxtera in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business consistent with past practice, (iii) grants of non-exclusive licenses of intellectual property to customers in the ordinary course of business consistent with past practices, or (iv) transactions among Cyxtera and its wholly owned subsidiaries or among its wholly owned subsidiaries, (g) settle or compromise any pending or threatened action, waive any material claims or rights, or enter into any consent decree or settlement agreement with any Governmental Authority against or affecting any of Cyxtera or its subsidiaries or any assets of Cyxtera or its subsidiaries, other than settlements where the amount paid in settlement or compromise does not exceed $500,000 individually or $3,000,000 in the aggregate, (h) except as otherwise required by the terms of any existing Cyxtera benefit plans as in effect on the date hereof, (i) increase the compensation or benefits of any current or former officer or director of Cyxtera or its subsidiaries, (ii) pay or promise to pay, fund or promise to fund any new, enter into or make any grant of any retirement or pension, severance, change in control, transaction bonus, equity or equity-based, retention or termination or similar payment or arrangement to any current or former employees, officers, directors, consultants or independent contractors of Cyxtera or its subsidiaries, except in connection with the promotion, hiring, or termination of employment or service in the ordinary course of business, (iii) establish any trust or take any action to accelerate any payments or benefits, or accelerate the vesting, the time of payment or the funding, or secure the funding of any payments or benefits, payable or to become payable to any current or former employees, officers, directors, consultants or independent contractors of Cyxtera or its subsidiaries, or (iv) establish, adopt, enter into, materially amend or terminate any material Cyxtera benefit plan or any plan, agreement, program, policy, trust, fund, contract or other arrangement that would be a material Cyxtera benefit plan if it were in existence as of the date of the Merger Agreement or (v) make any change in the key management structure of Cyxtera or its subsidiaries, including the hiring of additional officers or the termination of any employees at the level of director or above or with an annual base salary of $200,000 or above, other than terminations for cause or due to death or disability, (i) make any loans or advance any money or other property to any person, except (A) prepayments and deposits paid to suppliers of Cyxtera or any of its subsidiaries in the ordinary course of business, (B) trade credit extended to customers of Cyxtera or any of its subsidiaries in the ordinary course of business, (C) advances or other payments among Cyxtera and its subsidiaries and (D) advances in the ordinary course of business of NewCo, Cyxtera or its subsidiaries and consistent with past practice to employees, officers or directors of Cyxtera or any of its subsidiaries for out-of-pocket expenses, (j) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any equity securities of Cyxtera any of its subsidiaries other than transactions solely between Cyxtera and its wholly owned subsidiaries or solely between wholly owned subsidiaries of Cyxtera, (k) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any equity securities of Cyxtera or any of its Subsidiaries, (l) make any change in accounting principles or methods of financial accounting affecting the reported consolidated assets, liabilities or results of operations of Cyxtera and its subsidiaries, other than as may be required by GAAP or applicable law, (m) (i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of or a controlling equity interest in, any corporation, partnership, association, joint venture or other business organization or division thereof, (ii) make any acquisition of any assets, business, equity securities or other properties in excess of $1,000,000 individually or $5,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice or (iii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Cyxtera or its subsidiaries, (n) make, change or revoke any material Tax election in a manner inconsistent with past practice, change or revoke any material accounting method with respect to Taxes, file any Tax Return in a manner materially inconsistent with past practice that could reasonably be expected to have an adverse effect on Cyxtera or its subsidiaries, settle or compromise any material Tax claim or Tax liability, enter into any closing agreement with respect to any material Tax, or surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim, action or assessment, (o) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the mergers from qualifying for the Intended Income Tax Treatment, (p) other than draws under Revolving Loans, and other than in the ordinary course of business and consistent with past practices, incur, create or assume any material indebtedness; (q) modify the terms of the Credit Facilities in any respect that is material and adverse to Cyxtera; (r) other than in the ordinary course of business consistent with past practice, enter into any agreement that materially restricts the ability of Cyxtera or its subsidiaries to engage or compete in any line of business, enter into any agreement that materially restricts the ability of Cyxtera or its subsidiaries to enter into a new line of business or enter into any new line of business, (s) make any capital expenditures that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with Cyxtera’s annual capital expenditures budget for periods following the date hereof, made available to SVAC, (t) accelerate any annual or other bonuses or cash incentive payments ahead of the date on which such bonuses or cash incentive payments would have been paid in the ordinary course of business for fiscal year 2021, (u) enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions, (v) form any non-wholly owned subsidiary, (w) enter into any commodities or currency hedging transaction, other than in the ordinary course of business consistent with past practices, (x) waive any amount owed to any of Cyxtera or any of its subsidiaries by a customer or transfer any material assets to a customer, in each case, other than in the ordinary course of business consistent with past practice, (y) enter into any contract between or among a Stockholder Related Party and Cyxtera or its subsidiaries, (z) fail to use reasonable best efforts to maintain the Insurance Policies in accordance with their respective terms (other than to replace existing policies with substantially comparable policies), (aa) modify, amend or otherwise change the terms of any borrowing between a Stockholder Related Party and Cyxtera or its subsidiaries, (bb) make any Restricted Payment or (cc) authorize, agree or enter into any contract to do any of the foregoing.

Conduct of SVAC pending the Mergers

During the Interim Period, except as set forth on the disclosure schedules of SVAC, as required by the Merger Agreement, or as consented to by Cyxtera in writing, SVAC shall not and shall not permit the Merger Subs to: (a) change, amend, restate, supplement or otherwise modify any of the Trust Agreement, SVAC’s organizational documents or the organizational documents of the Merger Subs, (b) (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding equity securities of SVAC; (ii) split, combine or reclassify any equity securities of SVAC; or (iii) other than in connection with the Acquiror Stockholder Redemption, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity securities of SVAC, (c) make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, settle or compromise any material Tax claim or Tax liability, enter into any material closing agreement with respect to any Tax, file any material Tax Return in a manner materially inconsistent with past practice, or surrender any right to claim a material refund of Taxes, (d) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the mergers from qualifying for the Intended Income Tax Treatment, (e) enter into, renew or amend in any material respect, any transaction or contract with an affiliate of SVAC, (f) waive, release, compromise, settle or satisfy any pending or threatened material claim or action or compromise or settle any liability, (g) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, (h) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any equity securities other than certain exceptions, (i) grant any consent or waiver to any person pursuant to, or in respect of the matters set forth in, Section 9.2(c) of SVAC’s Charter, (j) enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission that is payable by Cyxtera or any of its affiliates, or by SVAC or any of its subsidiaries in connection with the Transactions, or (k) enter into any agreement, or otherwise become obligated, to do any action prohibited by the foregoing.

HSR Act

The parties have agreed to act promptly but in any event within ten (10) business days after the date of the Merger Agreement to comply with the notification and reporting requirements of the HSR Act. On March 5, 2021, SVAC filed the Premerger Notification and Report Form under the HSR Act in respect of SVAC’s acquisition of Cyxtera. The waiting period expired on April 5, 2021.

Reasonable Best Efforts

The parties to the Merger Agreement have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate and make effective as promptly as reasonable practicable the Transactions, including (i) the satisfaction of the closing conditions set forth in the Merger Agreement and (ii) using reasonable best efforts to consummate the PIPE Investment (on the terms and subject to the conditions set forth in the Subscription Agreements).

Proxy Statement; Special Meeting

Cyxtera and SVAC have agreed to work in good faith in connection with the drafting of this proxy statement and responding in a timely manner to comments on this proxy statement from the SEC. SVAC has agreed to file this proxy statement with the SEC. SVAC has agreed to use reasonable best efforts to take all action necessary to duly call, give notice of, convene and hold the special meeting as promptly as practicable after the Proxy Clearance Date and to disseminate this proxy statement to the SVAC stockholders as promptly as practicable after the Proxy Clearance Date. SVAC has agreed, through the SVAC board of directors, to recommend to its stockholders that they approve the Proposals contained in this proxy statement (the “SVAC Board Recommendation”). The SVAC board of directors shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify the SVAC Board Recommendation for any reason.

Exclusivity

During the Interim Period, neither Cyxtera, nor any of its representatives acting on its behalf will (and Cyxtera will cause its representatives not to), directly or indirectly, initiate, solicit, encourage, provide any information with respect to, or participate in, discussions, negotiations or transactions with any person (other than SVAC and its representatives), or enter into or deliver any agreement (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), with respect to any sale or other disposition (however effected) of all or substantially all of the assets of Cyxtera or its equity securities (a “Cyxtera Alternative Transaction”) nor shall it permit any of its representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage or respond to any proposal with respect to a Cyxtera Alternative Transaction. Cyxtera shall promptly advise SVAC of any inquiry or proposal regarding a Cyxtera Alternative Transaction it may receive following the date hereof (including the terms related thereto).

During the Interim Period, neither SVAC nor any of its representatives acting on its behalf will (and SVAC will cause its representatives not to), directly or indirectly, initiate, solicit, encourage, provide any information with respect to, or participate in, discussions, negotiations and/or transactions with any person (other than Cyxtera and its representatives), and/or enter into or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), with respect to any business combination transaction involving SVAC and all or a material portion of the asset(s) and/or business(es) of any other person(s), whether by way of stock purchase, asset purchase, merger, business combination or otherwise (each, a “SPAC Alternative Transaction”) nor shall it permit any of its representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage or respond to any proposal with respect to a SPAC Alternative Transaction.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including covenants related to, among other things:

•	termination of certain affiliate arrangements;

•	repayment of certain indebtedness;

•	repayment of certain employee loans;

•	efforts regarding the PIPE Investment;

•	certain employee benefit matters;

•	director and officer indemnification;

•	matters related to the Trust Account; and

•	public announcement regarding the Business Combination.

Conditions to the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each of the parties to complete the Business Combination are subject to the satisfaction of the following conditions:

•	the applicable waiting period under the HSR Act shall have been expired or been terminated;

•

there shall not be in force and effect any (i) law or (ii) governmental order by any governmental authority, in either case, enjoining, prohibiting, or having the effect of making illegal the consummation of the Business Combination;

•	after giving effect to the Transactions, SVAC will have at least $5,000,001 of net tangible assets;

•	the Proposals contained in this proxy statement shall have been approved by the affirmative vote of the holders of the requisite number of shares of common stock entitled to vote thereon; and

•	the authorization of the listing of the shares constituting the Closing Share Consideration on the Nasdaq Stock Market.

Conditions to Obligations of SVAC

The obligations of SVAC and the Merger Subs to complete the Business Combination is also subject to the satisfaction or waiver by SVAC of the following conditions:

•

the accuracy of the representations and warranties of Cyxtera and NewCo as of the closing, other than, in most cases, those failures to be true and correct that would not reasonably be expected to have a Company Material Adverse Effect;

•

each of the covenants of Cyxtera and NewCo shall have been performed in all material respects prior to the closing, except that Cyxtera shall have performed in all but de minimis respects the covenant required by Section 6.01(cc) of the Merger Agreement;

•	Cyxtera shall have delivered to SVAC a certificate to the effect that the two foregoing conditions have been satisfied;

•	Cyxtera Stockholder and certain of its stockholders shall have each duly executed and delivered to SVAC a copy of the Stockholders Agreement; and

•	certain employee loans shall have been repaid in full prior to the closing.

Conditions to Obligations of Cyxtera

•	The obligations of Cyxtera and NewCo to complete the Business Combination is also subject to the satisfaction or waiver by Cyxtera of the following conditions:

•	the accuracy of the representations and warranties of SVAC and the Merger Subs as of the closing, in most cases, in all material respects;

•	each of the covenants of SVAC and Merger Subs shall have been performed in all material respects prior to the closing;

•	SVAC shall have delivered to Cyxtera a certificate to the effect that the two foregoing conditions have been satisfied;

•	SVAC and the Sponsor shall have each duly executed and delivered to Cyxtera a copy of the Stockholders Agreement;

•	SVAC shall have delivered to the Cyxtera Stockholder a copy of the A&R Registration Rights Agreement duly executed by SVAC, the Sponsor and the existing holders of Class B common stock;

•

SVAC shall have made all necessary and appropriate arrangements with the trustee to the Trust Account to have all of the funds contained in the Trust Account disbursed to SVAC, all of the funds contained in the Trust Account shall have been actually disbursed to SVAC, and all such funds shall be available to SVAC in respect of all of the obligations of SVAC set forth in the Merger Agreement; and

•

SVAC will have at least $550,000,000 in available cash immediately prior to the effective time of the First Merger (after taking into account (a) exercise of the redemption rights, (b) the payment of deferred underwriting commissions and taxes payable on interest earned, and (c) the net proceeds from the Subscription Agreements).

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the closing, as follows:

a)	by mutual written consent of SVAC and Cyxtera;

b)

by either SVAC or Cyxtera, if there shall be in effect any (i) law or (ii) governmental order (other than a temporary restraining order), that (x) in the case of clauses (i) and (ii) permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Business Combination, and (y) in the case of clause (ii) such governmental order shall have become final and non-appealable;

c)

by either SVAC or Cyxtera if the effective time of the Transactions has not occurred by July 31, 2021 (the “Termination Date”), subject to extension in certain circumstances; provided, however, that the right to terminate the Merger Agreement will not be available to any party whose material breach of any provision of the Merger Agreement caused or resulted in the failure of the Business Combination to be consummated by such time;

d)

by either SVAC or Cyxtera if the approval of SVAC stockholders of the Proposals set forth in this proxy statement are not obtained at the special meeting (or at any adjournment or postponement thereof);

e)

by SVAC if Cyxtera has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, such that (i) one of the conditions set forth in Section 9.02(a) or Section 9.02(b) of the Merger Agreement would not be satisfied at the closing and (ii) such breach or failure to perform is not capable of being cured by Cyxtera by the Termination Date, or, if capable of being cured by Cyxtera by the Termination Date, is not cured by Cyxtera by the earlier of (x) the third business day immediately prior to the Termination Date and (y) the 45th day after written notice of such breach is provided by SVAC; and

f)

by Cyxtera if SVAC or the Merger Subs have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in the Merger Agreement, such that (i) one of the conditions set forth in Section 9.03(a) or Section 9.03(b) of the Merger Agreement would not be satisfied at the closing and (ii) such breach or failure to perform is not capable of being cured by SVAC or the Merger Subs by the Termination Date, or, if capable of being cured by SVAC or the Merger Subs by the Termination Date, is not cured by SVAC or the Merger Subs, as applicable, by the earlier of (x) the third business day immediately prior to the Termination Date and (y) the 45th day after written notice of such breach is provided by Cyxtera.

Effect of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement shall become void and have no effect and the Business Combination will be abandoned. However, the confidentiality and publicity provisions and certain other technical provisions of the Merger Agreement will continue in effect notwithstanding termination thereof. In addition, no party will be relieved from liability for any fraud or willful breaches of the Merger Agreement.

Amendment

The Merger Agreement may be amended by an agreement in writing executed by each of the parties.

Specific Performance

The parties to the Merger Agreement agreed that they shall be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms of the thereof prior to the termination of the Merger Agreement.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All legal actions and proceedings arising out of or relating to the Merger Agreement will be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties to the Business Combination Agreement (a) irrevocably submitted to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to the Merger Agreement brought by any party hereto, and (b) agreed not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in the Merger Agreement.

Expenses

Except as otherwise provided in the Merger Agreement, all transaction expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such transaction expenses; provided, that SVAC shall pay all fees and expenses incurred in connection with any filing under Competition Laws (including HSR) and Investment Screening Laws.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Merger Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The Related Agreements include:

•	the Proposed Charter, a copy of the form of which is attached to this proxy statement as Annex B;

•	the Subscription Agreements, a copy of the form of which is attached to this proxy statement as Annex C;

•	the A&R Registration Rights Agreement, a copy of the form of which is attached to this proxy statement as Annex D;

•	the Stockholders Agreement, a copy of the form of which is attached to this proxy statement as Annex E;

•	the Release and Indemnity Agreement, a copy of which is attached to this proxy statement as Annex F;

•	the Stockholder Support Agreement;

•	the Sponsor Support Agreement; and

•	The BC Release, the Medina Release and the SVAC Sponsor Release.

Subscription Agreements

In connection with its entry into the Merger Agreement, SVAC entered into separate Subscription Agreements, each dated as of February 21, 2021, with certain qualified institutional buyers and accredited investors, pursuant to which, among other things, SVAC agreed to issue and sell in a private placement an aggregate of 25,000,000 shares of Class A common stock to the PIPE Investors, for a purchase price of $10.00 per share, and aggregate consideration of $250,000,000. As part of the PIPE Investment, certain clients of Starboard have committed to purchase, on the same terms as the other subscribers, an aggregate of 6,000,000 shares of Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $60,000,000.

The PIPE Investment is expected to close substantially concurrent with the closing of the Business Combination. The proceeds from the PIPE Investment will be used to provide additional capital for the combined company following the closing and to satisfy one of the conditions to the closing. The closing of the PIPE Investment is contingent upon, among other customary closing conditions, the satisfaction or waiver of all conditions precedent to the closing of the Business Combination set forth in the Merger Agreement and the substantially concurrent closing of the Business Combination.

Pursuant to the Subscription Agreements, SVAC has granted customary registration rights to the PIPE Investors. The shares of Class A common stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The Subscription Agreements also contain customary representations and warranties of SVAC and the PIPE Investors.

The foregoing description of the Subscription Agreements and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the form agreement, a copy of which is attached hereto as Annex C.

A&R Registration Rights Agreement

Pursuant to the Merger Agreement, at the closing, SVAC, the holders of Class B common stock and the Cyxtera Stockholder will enter into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, SVAC will agree to provide to (i) the BC Stockholder and its permitted transferees, (ii) the Medina Stockholder and its permitted transferees, (iii) the Sponsor and its permitted transferees, or (iv) the stockholders holding at least 20% of the registrable securities then outstanding up to three “demand” registrations, customary underwritten offering and “piggyback” registration rights with respect to the Class A common stock and warrants to purchase shares of Class A common stock, subject to certain conditions. The A&R Registration Rights Agreement will also provide that SVAC will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities. The A&R Registration Rights Agreement will amend, restate and replace the registration rights agreement entered into by SVAC, the Sponsor and the other initial stockholders on September 9, 2020.

The foregoing description of the A&R Registration Rights Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the form agreement, a copy of which is attached hereto as Annex D.

Stockholders Agreement

Pursuant to the Merger Agreement, at the closing, SVAC and the Investor Parties will enter into the Stockholders Agreement, providing for certain governance and director nomination rights with respect to the combined company. Pursuant to the Stockholders Agreement, SVAC and the Investor Parties will agree to take all necessary action to cause the board to be comprised of nine directors as of the closing of the Transactions, including: the combined company’s chief executive officer; three individuals designated by the Cyxtera Stockholder; one independent director designated by the Cyxtera Stockholder with the consent of the Sponsor; two individuals designated by the Sponsor; and two independent directors designated by mutual agreement between the Cyxtera Stockholder and the Sponsor. Subject to certain ownership thresholds, the rights of the Investor Parties to designate directors will continue in respect of each annual meeting or special meeting of SVAC’s stockholders until immediately following the conclusion of SVAC’s annual meeting for the calendar year 2024.

In addition, pursuant to the Stockholders Agreement, the Cyxtera Stockholder shall distribute all of its common stock to the BC Stockholder, the Medina Stockholder and other equity holders of the Cyxtera

Stockholder within 12 months from the date of closing of the Transactions. Further, each of the Sponsor and the Cyxtera Stockholder will agree to not transfer any common stock for the 12-month period following the closing of the Transactions, other than transfers contemplated by the foregoing sentence and transfers to certain permitted transferees; provided, however, if the closing price of the Class A common stock equals or exceeds $12.00 per share for 20 trading days within a 30-day trading day period commencing at least 150 days after the closing of the Transactions, the Lock-Up Period will automatically terminate as of such 20th trading day.

The foregoing description of the Stockholders Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the form agreement, a copy of which is attached hereto as Annex E.

Proposed Charter

The Proposed Charter proposes to amend the Charter in order to (a) increase the number of authorized shares of SVAC’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (i) 220,000,000 shares of common stock, including 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock, and (ii) 1,000,000 shares of preferred stock, to 510,000,000 shares, consisting of (i) 500,000,000 shares of Class A common stock and (ii) 10,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B common stock, the initial business combination and other matters relating to SVAC’s status as a blank check company that will no longer be applicable to us following the closing, (c) fix the size of the board of directors to be between seven and eleven directors, (d) require supermajority stockholder approval for any action by the stockholders to adopt, amend, alter or repeal of SVAC’s bylaws, (e) add in the ability for stockholder action by written consent, including a supermajority approval requirement when a single stockholder or a group of affiliated stockholders holds more than 40% of the outstanding shares of SVAC’s capital stock and (f) approve and adopt other changes contained in the Proposed Charter, a copy of the form of which is attached as Annex B to this proxy statement.

For more information, see the section entitled “Proposal Number. 2 — The Charter Proposal”.

Stockholder Support Agreement

In connection with the execution of the Merger Agreement, the Cyxtera Stockholder entered into a Stockholder Support Agreement, pursuant to which, among other things, the Cyxtera Stockholder, the sole stockholder of Cyxtera, agreed to (i) provide its consent to the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the mergers and the Pre-Closing Restructuring, and (ii) take all actions necessary or appropriate to contribute its equity securities in Cyxtera to NewCo and otherwise cause the Pre-Closing Restructuring to occur in accordance with the Merger Agreement. In addition, the Cyxtera Stockholder agreed not to transfer any equity securities of Cyxtera or NewCo until the date upon which the Stockholder Support Agreement expires, except as contemplated by the Stockholder Support Agreement.

The Stockholder Support Agreement also contains customary representations and warranties of the Cyxtera Stockholder.

The Cyxtera Stockholder Approval was delivered to SVAC by the Cyxtera Stockholder on February 21, 2021.

Sponsor Support Agreement

In connection with the Merger Agreement, the Sponsor and the other holders of shares of Class B common stock entered into a Sponsor Support Agreement, pursuant to which, among other things, each Insider agreed to (i) vote all Class A common stock and Class B common stock owned by it, him or her in favor of the transactions contemplated by the Merger Agreement, including the mergers, and each other proposal related thereto included on the agenda for the special meeting of stockholders, (ii) vote against any proposal with respect to a SPAC Alternative Transaction and (iii) not redeem, or seek to redeem, any Covered Shares owned by it, him or her in connection with the stockholder approval of the Transactions. In addition, each Insider agreed, subject to certain exceptions, not to transfer, as applicable, any shares of Class B common stock, private placement warrants (or shares of Class A common stock issued or issuable upon the exercise of private placement warrants) or other equity securities of SVAC until the date upon which the Sponsor Support Agreement expires. The Sponsor Support Agreement amends and restates that certain letter agreement, dated as of September 9, 2020, among SVAC and the Insiders that was entered into in connection with the Initial Public Offering. Solely in connection with and only for the purpose of the transactions contemplated by the Merger Agreement, each Insider irrevocably and unconditionally waived and agreed not to assert, claim or perfect any rights to adjustment or other anti-dilution protection with respect to the rate that the shares of Class B common stock held by him, her or it converts into Class A common stock pursuant to Section 4.3 of SVAC’s Charter or any other anti-dilution protections or other adjustment or similar protections that arise in connection with the Transactions.

The Sponsor Support Agreement also contains customary representations and warranties of the Insiders.

Release and Indemnity Agreement

In connection with the Merger Agreement, the Cyxtera Stockholder, Cyxtera and SVAC entered into the Release and Indemnity Agreement, pursuant to which, among other things, the Cyxtera Stockholder (for itself and on behalf of its affiliates) released Cyxtera of all claims to the extent relating to matters which occurred prior to the closing. The Cyxtera Stockholder also agreed to pay SVAC in cash the amount of any Restricted Payments (as defined in the Merger Agreement) made by Cyxtera or any of its subsidiaries during the period commencing on October 1, 2020 and ending at the closing. The maximum aggregate amount of the Restricted Payment Indemnification is $20,000,000. The Restricted Payment Indemnification shall terminate 30 days after the completion of SVAC’s audit for the year ended December 31, 2021.

The foregoing description of the Release and Indemnity Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is attached hereto as Annex F.

Releases

In connection with the Merger Agreement, (i) the BC Stockholder, Cyxtera and SVAC entered into a release agreement, pursuant to which, among other things, the BC Stockholder (for itself and on behalf of its affiliates) released Cyxtera of all claims to the extent relating to matters which occurred prior to the closing, (ii) the Medina Stockholder, Cyxtera and SVAC entered into a release agreement, pursuant to which, among other things, the Medina Stockholder (for itself and on behalf of its affiliates) released Cyxtera of all claims to the extent relating to matters which occurred prior to the closing, (iii) the Sponsor, Cyxtera and SVAC entered into a release agreement, pursuant to which, among other things, the Sponsor (for itself and on behalf of its affiliates) released SVAC of all claims to the extent relating to matters which occurred prior to the closing.

Vote Required for Approval

The closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal and the Adjournment Proposal at the special meeting.

This Business Combination Proposal (and consequently, the Merger Agreement and the Business Combination) will be approved and adopted only if the holders of at least a majority of the shares of our Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class, vote “FOR” the Business Combination Proposal. Failure to vote by proxy or in person at the special meeting will have no effect on the outcome of the vote on the Business Combination Proposal.

The Sponsor and our officers and directors have agreed to vote any shares of common stock owned by them in favor of Proposals. As of the date of this proxy statement, the Sponsor and our officers and directors collectively own 10,105,863 shares of the Class B common stock, representing approximately 20% of SVAC’s outstanding shares of capital stock.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of SVAC’s directors may result in a conflict of interest on the part of such director(s) between what he or she may believe is in the best interests of SVAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. For more information, see the section entitled “Proposal Number. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

PROPOSAL NUMBER 2 — THE CHARTER PROPOSAL

Overview

Pursuant to the terms of the Merger Agreement, upon the closing, SVAC will amend and restate the Charter in the form set forth in Annex B (as so amended and restated, the “Proposed Charter”). Assuming the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal and the Adjournment Proposal are approved, SVAC stockholders are also being asked to approve an amendment and restatement of the Charter.

The Proposed Charter contains a number of interrelated provisions. The following is a summary of the key changes effected by the Proposed Charter relative to the Charter. You should also carefully read the full text of the Proposed Charter, a copy of the form of which is attached as Annex B to this proxy statement. The following summary description of provisions of the Proposed Charter is qualified by reference to the attached full text of the Proposed Charter.

By approving the Charter Proposal, SVAC stockholders will also be approving the Proposed Charter in its entirety.

Approval of an Increase in the Number of Authorized Shares

The Proposed Charter will increase the number of authorized shares of SVAC’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (i) 220,000,000 shares of common stock, including 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock, and (ii) 1,000,000 shares of preferred stock, to 510,000,000 shares, consisting of (i) 500,000,000 shares of Class A common stock and (ii) 10,000,000 shares of preferred stock.

The increase in the number of authorized shares is intended to provide adequate authorized share capital to complete the Business Combination and to provide flexibility for future issuances of capital stock if determined by SVAC’s board of directors to be in the best interests of the post-combination company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Approval of amendments to eliminate certain provisions in the Charter relating to SVAC’s Class B common stock, the initial business combination and other matters relating to SVAC’s status as a blank check company that will no longer be applicable to us following the closing.

The Proposed Charter will eliminate certain provisions relating to the Class B common stock, the initial business combination and other matters relating to SVAC’s status as a blank check company that will no longer be applicable to SVAC following the closing.

Approval of a fixed number of directors

The Proposed Charter will set the number of directors on the Board as not less than seven directors and no more than eleven directors, which shall be subject to any contractual rights of stockholders or any series of preferred stock to elect. For more information, see the section entitled “Proposal Number 1 – The Business Combination Proposal – Related Agreements – Stockholders Agreement.”

Approval of a supermajority approval for the adoption, amendment, alteration or repeal of SVAC’s bylaws

The Proposed Charter will require that for any adoption, amendment, alteration or repeal of SVAC’s bylaws by stockholder action, there must be an affirmative vote of the holders of 66.6% of the voting power of all the then outstanding shares of capital stock of SVAC entitled to vote.

Approval of stockholder action by written consent, including a requirement for supermajority approval for stockholder action by written consent when a single stockholder or a group of affiliated stockholders holds more than 40% of the outstanding shares of SVAC’s capital stock

The Proposed Charter will add in the ability for stockholders to act by written consent, provided that there is a minimum of stockholder approval that would be necessary for such action to be approved at a stockholder meeting. Additionally, the Proposed Charter requires that for any stockholder action by written consent when a single stockholder or group of affiliated stockholders holds more than 40% of the outstanding shares of capital stock of SVAC, any action by written consent of the stockholders shall require the affirmative vote of 66.6% of the voting power of all the then outstanding shares of capital stock of SVAC entitled to vote.

Vote Required for Approval

The closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal and the Adjournment Proposal at the special meeting.

The approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote thereon at the special meeting, voting as a single class. Failure to vote by proxy or in person at the special meeting, or an abstention from voting, will have the same effect as a vote “AGAINST” this proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SVAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

The existence of financial and personal interests of one or more of SVAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SVAC and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

COMPARISON OF STOCKHOLDER RIGHTS BEFORE AND AFTER PROPOSED CHARTER AMENDMENT

Following the closing, your rights as a SVAC stockholder will be governed by the DGCL, the Proposed Charter and SVAC’s bylaws. The following is a summary of the material differences of the rights of SVAC’s stockholders prior to and following the amendment and restatement of SVAC’s Charter in connection with the completion of the Business Combination pursuant to the terms of the Merger Agreement, but does not purport to be a complete description of these differences. These differences may be determined in full by reference to the DGCL, the Proposed Charter and SVAC’s bylaws. The Proposed Charter and SVAC’s bylaws are subject to amendment in accordance with their terms. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find Additional Information.”

Existing Charter	Proposed Charter
COMPANY NAME
Starboard Value Acquisition Corp.	Cyxtera Technologies, Inc.

AUTHORIZED CAPITAL STOCK
SVAC is authorized to issue (a) 221,000,000 shares of common stock including (i) 200,000,000 shares of Class A common stock and (ii) 20,000,000 shares of Class B common stock and (b) 1,000,000 shares of preferred stock.	Cyxtera is authorized to issue 510,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of Class A common stock and (ii) 10,000,000 shares of preferred stock.

CLASS B COMMON STOCK

Conversion Rights. Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis automatically upon the closing, subject to certain adjustments set forth in the Charter.

Voting. Generally, each holder of Class B common stock is entitled to one vote per share, voting together with the holders of Class A common stock as a single class.

Voting. Generally, each holder of Class B common stock is entitled to one vote per share, voting together with the holders of Class A common stock as a single class.

Dividends. Holders of Class B common stock are entitled to receive dividends and other distributions when and if declared thereon by the SVAC board on an equal per share basis together with the holders of Class A common stock.

Liquidation. Holders of Class B common stock are entitled to receive all the remaining assets of SVAC available for distribution to its stockholders in the event of any voluntary or involuntary liquidation, dissolution or winding up of SVAC, ratably in proportion to the number of shares of Class A common stock on an as converted basis held by them, together with the holders of Class A common stock.

In connection with the Business Combination, all shares of Class B common stock will automatically be converted into shares of Class A common stock pursuant to the terms of the Charter. Upon the closing, the shares of Class B common stock will be eliminated.

BUSINESS COMBINATION REQUIREMENTS
The Charter contains a number of provisions related to SVAC’s initial business combination and the redemption rights of SVAC’s stockholders in connection with the initial business combination.	The Proposed Charter eliminates provisions related to SVAC’s initial business combination, as an initial business combination shall have been consummated at the time the Proposed Charter is effected. Further, the Proposed Charter eliminates further redemption rights of SVAC’s stockholders.

SIZE OF BOARD
The Charter allows the board of directors to set the size of the board of directors pursuant to a resolution adopted by a majority of the board of directors.	The Proposed Charter sets the size of the board of directors to be not less than seven directors and no more than eleven directors, with the exact number to be set exclusively by the board of directors pursuant to a resolution adopted by a majority of the board of directors.

BYLAWS AMENDMENT
The Charter requires the affirmative vote of the holders of a majority of the voting power of all then outstanding stock to approve any adoption, amendment, alteration or repeal of SVAC’s bylaws.	The Proposed Charter requires the affirmative vote of the holders of 66.6% of the voting power of all then outstanding stock to approve any stockholder action for the adoption, amendment, alteration or repeal of SVAC’s bylaws.

STOCKHOLDER ACTION BY WRITTEN CONSENT
The Charter requires that, except as otherwise provided in the Charter, any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of stockholders and could not be effected by written consent.	The Proposed Charter allows for any action that may be required or permitted to be taken by stockholders to be effected by written consent in lieu of a meeting provided that there is a minimum of stockholder approval that would be necessary for such action to be approved at a stockholder meeting; and provided further that if a single stockholder or group of affiliated stockholders holds more than 40% of the outstanding shares of the capital stock, then any action by written consent of the stockholders will require 66.6% of the voting power of all of the then outstanding shares of capital stock of SVAC.

PROPOSAL NUMBER 3 — THE NASDAQ PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the closing of the Business Combination) the issuance of (a) 106,100,000 shares of Class A common stock to the Cyxtera Stockholder, (b) 25,000,000 shares of Class A common stock to the PIPE Investors concurrently with the closing, at a price of $10.00 per share, for aggregate consideration of $250,000,000 for purposes of raising additional capital for use by the combined company following the closing and satisfying one of the conditions to the closing and (c) the number of forward purchase shares that would result in net proceeds in an aggregate amount necessary to satisfy the Redemption Obligation, subject to the Maximum Backstop Commitment. For more information, see the full text of the Merger Agreement and the Subscription Agreements, copies of which are attached to this proxy statement as Annexes A and C, respectively. The discussion herein is qualified in its entirety by reference to such documents.

Why SVAC Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), it has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

As described above, SVAC will issue shares of Class A common stock, in the aggregate, in excess of the applicable thresholds.

Stockholder approval of the Nasdaq Proposal is also a condition to the closing in the Merger Agreement.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, at the closing, we will issue (i) 106,100,000 shares of Class A common stock to the Cyxtera Stockholder at the closing and (ii) an aggregate of 25,000,000 shares of Class A common stock to the PIPE Investors. We may also issue a number of forward purchase shares, at a price of $9.50 per forward purchase share, in an aggregate amount up to $100,000,000 pursuant to the forward purchase agreement.

The issuance of such shares would result in significant dilution to SVAC stockholders, and result in the SVAC stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of SVAC.

Vote Required for Approval

The closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal and the Adjournment Proposal at the special meeting.

Approval of the Nasdaq Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or in person at the special meeting will have no effect on the outcome of the vote on the Nasdaq Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of SVAC’s directors may result in a conflict of interest on the part of such director(s) between what he or she may believe is in the best interests of SVAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

PROPOSAL NUMBER 4—THE DIRECTOR ELECTION PROPOSAL

Overview

Pursuant to Section 8.06 of the Merger Agreement, we shall take all such action within our power as may be necessary or appropriate such that effective as of the closing of the Business Combination, the board of directors of the combined company will consist of nine directors: the combined company’s chief executive officer; three directors designated by the Cyxtera Stockholder; one independent director designated by the Cyxtera Stockholder with the consent of the Sponsor; two directors designated by the Sponsor; and two independent directors designated by mutual agreement between the Cyxtera Stockholder and the Sponsor. Our board of directors has nominated Fahim Ahmed, John Diercksen, Michelle Felman, Nelson Fonseca, Melissa Hathaway, Manuel Medina, Jeffrey Smith, Raymond Svider and Gregory Waters to serve on the combined company’s board of directors effective as of the closing of the Business Combination. We believe our board of directors following the Business Combination will have a highly experienced and diverse set of individuals to lead and oversee the company moving forward.

For more information, see the section entitled “Management Following the Business Combination.”

Vote Required for Approval

The closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal and the Adjournment Proposal at the special meeting.

The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or in person at the special meeting will have no effect on the outcome of the vote on the Director Election Proposal.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IN THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of SVAC’s directors may result in a conflict of interest on the part of such director(s) between what he or she may believe is in the best interests of SVAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

PROPOSAL NUMBER 5 — THE 2021 INCENTIVE PLAN PROPOSAL

Overview

On April 7, 2021, the SVAC compensation committee of the board of directors approved, subject to shareholder approval and effective upon the consummation of the Business Combination, the Cyxtera Technologies, Inc. 2021 Omnibus Incentive Plan (as it may be amended from time to time, the “Plan”), under which we would be authorized to grant cash and equity-based incentive awards to eligible service providers in order to attract and retain the talent for which we compete. A copy of the form of the Plan is attached to this proxy statement as Annex G.

Purposes of the Plan

The purposes of the Plan are to provide a means through which we and our subsidiaries may attract and retain key personnel and to provide a means whereby our and our subsidiaries’ directors, officers, employees and consultants can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation which may (but need not) be measured by reference to the value of our Class A common stock, thereby strengthening their commitment to our and our subsidiaries’ welfare and aligning their interests with those of our shareholders. We believe that the awards to be issued under the Plan will motivate recipients to offer their maximum effort to us and help focus them on the creation of long-term value consistent with the interests of our shareholders. We also believe that grants of the awards under the Plan are necessary to enable us to attract and retain top talent; if the Plan is not approved, we believe our recruitment and retention capabilities will be adversely affected.

Reasons for the Approval of the 2021 Incentive Plan Proposal

Shareholder approval of the Plan is necessary in order for us to (1) meet the shareholder approval requirements of Nasdaq and (2) grant incentive stock options (“ISOs”) thereunder. Specifically, approval of the Plan will constitute approval of the material terms of the Plan pursuant to the shareholder approval requirements of Section 422 of the Code relating to ISOs.

If shareholders do not approve this proposal, the Plan will not become effective and we will not be able to grant equity awards under the Plan.

Material Terms of the Plan

The material terms of the Plan are summarized below. A copy of the form of the Plan is attached to this proxy statement as Annex G.

Administration. The compensation committee (or any properly delegated subcommittee thereof or, if no such compensation committee or subcommittee thereof exists, our board of directors) (the “Committee”) will administer the Plan. Among other things, the Committee will generally have the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms, conditions and restrictions of any awards and award agreements granted under the Plan, and establish, amend, suspend or waive rules or regulations relating to the Plan, any award agreement and any award. The Committee will have full discretion to construe, administer and interpret the Plan, any award agreement and any award and to make any other determination and take any other action that it deems necessary or desirable for the administration of the Plan, any award agreement or any award. Notwithstanding the foregoing, our board of directors may, at any time, administer the Plan, take any actions delegated to the Committee under the Plan and, in any such case, will have all the authority granted to the Committee under the Plan. In the case of awards granted to non-U.S.

participants, the Committee may amend the terms of the Plan or such outstanding awards, or create a sub-plan, in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for us, our subsidiaries or the participant.

Eligibility. Certain of our and our subsidiaries’ employees, directors, or consultants are eligible to participate in the Plan. Following the consummation of the Business Combination, it is expected that approximately 735 employees and consultants and all of the 8 non-employee members of our board of directors will be eligible to participate in the Plan.

Number of Shares Authorized. Subject to adjustment for certain corporate events or transactions, the Plan provides for the grant of an aggregate number of shares of our Class A common stock equal to 8% of the aggregate issued and outstanding shares of our Class A common stock, as of the date of the closing of the Business Combination, but in any event, such number shall not exceed 14,572,784 shares of our Class A common stock with respect to awards thereunder (the “Share Reserve”), of which 10,000,000 shares may be issued upon the exercise of ISOs. The final number of shares of Class A common stock subject to the Share Reserve will be determined immediately prior to the closing of the Business Combination. Shares underlying substitute awards shall not count against the Share Reserve unless they are issued pursuant to the exercise of substitute ISOs granted under the Plan. Additionally, if we or any of our subsidiaries acquire a company or combine with a company and assume shares available for issuance under that company’s equity plan that was approved by stockholders and not adopted in contemplation of the acquisition or combination, then, subject to certain conditions, those shares may be used for awards, under certain circumstances, under the Plan and shall not count against the Share Reserve. Subject to adjustment for certain corporate events or transactions, the maximum number of shares subject to, or cash that may be earned pursuant to, awards granted to a single participant who is a non-employee member of our board of directors for a single fiscal year under the Plan, taken together with any cash fees paid during the fiscal year to such individual, in respect of such individual’s service as a member of our board of directors during such year (including service as a member or chair of any committees of our board of directors), will not exceed $750,000 in total value (calculating the value of any such awards denominated in shares based on the grant date fair value of such awards for financial reporting purposes). Shares of our Class A common stock underlying awards under the Plan that are forfeited, cancelled, terminated, expire unexercised or are settled in cash will be available again for new awards under the Plan. Shares used to pay the required exercise price, grant price or other purchase price or taxes relating to an award, or that are used or withheld to satisfy tax withholding obligations of the participant will not be available again for new awards under the Plan.

Unless earlier terminated, the Plan will have a term of 10 years from the date the Plan is adopted by the compensation committee of our board of directors (or, if earlier, the date it is approved by shareholders) and no further awards may be granted under the Plan after that date.

Awards Available for Grant. The Committee may grant awards of nonqualified stock options, ISOs, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, other stock-based awards, and other cash-based awards or any combination of the foregoing. Awards will be subject to terms, conditions and restrictions established by the Committee and reflected in an award agreement or otherwise. All awards, other than substitute awards, will be subject to a minimum vesting condition, which provides that the vesting period applicable to such award will not be less than one year from the date of grant of the award, other than (1) in connection with a change in control (as defined in the Plan) or (2) as a result of the participant’s death or our or our subsidiaries’ termination of the participant’s employment or service due to disability (as defined in the Plan); provided, however, up to 5% of the Share Reserve may be granted with respect to awards that are not subject to the minimum vesting condition.

Options. The Committee will be authorized to grant options to purchase shares of our Class A common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code, called ISOs, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code, called nonqualified stock options. ISOs may only be granted to our and our subsidiaries’ employees. Subject to the minimum vesting condition, options granted under the Plan will be subject to such terms, conditions, and restrictions, including the exercise price and the conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement or otherwise. Except in the case of substitute awards, the exercise price per share of our Class A common stock for each option granted under the Plan will not be less than 100% of the fair market value of such share at the time of grant (or 110% of fair market value of such share at the time of grant in the case of ISOs granted to a 10% shareholder). The maximum term of an option granted under the Plan will be 10 years from the date of grant (or five years in the case of ISOs granted to a 10% shareholder). However, if the option period for nonqualified stock options would expire at a time when trading in shares of our Class A common stock is prohibited by our insider trading policy, then such period will be automatically extended until the 30th day following the expiration of such prohibition. Payment in respect of the exercise of an option may be made in the following methods or combination of methods: (i) by cash, check or cash equivalent or (ii) to the extent permitted by applicable law, in the Committee’s sole discretion and on such terms as the Committee approves: (1) subject to certain restrictions, by delivery to us of previously acquired shares, with an aggregate fair market value on the date of delivery equal to the aggregate exercise price due for the number of shares being purchased, (2) if the shares are readily tradable on a national securities exchange, by a copy of irrevocable instructions directing a broker to sell shares for which the option is exercised and to remit to us the aggregate exercise price due for the number of shares being purchased, (3) by a “net exercise” method or (4) in any other form of legal consideration that may be acceptable to the Committee. Except as otherwise provided by the Committee, (x) in the event of the participant’s death or our or our subsidiaries’ termination of the participant’s employment or service due to disability, the participant or the participant’s beneficiary may exercise any vested option for up to 12 months following the date of such termination or death and (y) in the event of any other termination of employment or service, other than the termination of a participant’s employment or service by us or one of our subsidiaries for cause (as defined in the Plan), the participant may exercise any vested option for up to 90 days following such termination. In both cases, all unvested options will terminate on such death or termination. Except as otherwise provided by the Committee, all options, whether vested or unvested, will terminate on our or our subsidiaries’ termination of the participant’s employment or service for cause or in the event that the participant engages in detrimental activity (as defined in the Plan). The options are subject to certain prohibitions against repricing unless approved by our shareholders or as otherwise permitted under the adjustment provision of the Plan in connection with certain corporate transactions or events. In no event will dividends, dividend equivalents or similar payments be payable with respect to options.

Stock Appreciation Rights. The Committee will be authorized to award SARs under the Plan. Subject to the minimum vesting condition, SARs will be subject to the terms, conditions and restrictions established by the Committee and SARs may be granted in connection with or independent of an award of options. SARs granted in connection with an option will be subject to terms similar to the option corresponding to such SARs. Upon the exercise of a SAR, we will pay to the participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess of the fair market value of a share on the exercise date over the applicable grant price, less applicable taxes required to be withheld. We will pay such amount in cash, in shares, or any combination thereof. Except in the case of substitute awards, the grant price per share of our Class A common stock for each SAR granted under the Plan will not be less than 100% of the fair market value of such share at the time of grant; provided, that, a SAR granted in connection with an option will have the grant price equal to the exercise price of the corresponding option. SARs granted independently of an option will have a term of no more than 10 years. The SARs are subject to certain prohibitions against repricing unless approved by our shareholders or as otherwise permitted under the adjustment provision of the Plan in connection with certain corporate transactions or events. In no event will dividends, dividend equivalents or similar payments be payable with respect to SARs.

Restricted Stock. The Committee will be authorized to award restricted stock under the Plan. Subject to the minimum vesting condition, each award of restricted stock will be subject to the terms, conditions and restrictions established by the Committee. Subject to the terms and conditions set forth in the Plan and the applicable award agreement, a participant generally will have the rights and privileges of a shareholder as to such restricted stock. Unless the Committee determines otherwise, if the participant’s employment or service terminates other than by us or one of our subsidiaries for cause, then any unvested restricted stock is forfeited. Unless the Committee determines otherwise, if the participant’s employment or service is terminated by us or one of our subsidiaries for cause or the participant engages in any detrimental activity, then any restricted stock, whether vested or unvested, is forfeited. Dividends, if any, that may have been withheld will be distributed to the participant in cash or in shares having a fair market value equal to the amount of such dividends, upon vesting of the restricted stock, and if the applicable share is forfeited, the participant will have no right to such dividends.

Restricted Stock Unit Awards. The Committee will be authorized to award restricted stock unit awards under the Plan. Subject to the minimum vesting condition, the Committee will determine the terms, conditions and restrictions of such restricted stock units. Unless the Committee determines otherwise, if the participant’s employment or service terminates other than by us or one of our subsidiaries for cause, then any unvested restricted stock unit is forfeited. Unless the Committee determines otherwise, if the participant’s employment or service is terminated by us or one of our subsidiaries for cause or the participant engages in any detrimental activity, then any restricted stock unit, whether vested or unvested, is forfeited. At the election of the Committee, the participant will receive a number of shares equal to the number of restricted stock units that vested or an amount in cash equal to the aggregate fair market value of the shares underlying the vested restricted stock units. The Committee may also elect to defer settlement of the restricted stock units to the extent set forth in an award agreement or as required by law. A participant will have no rights or privileges as a shareholder as to the restricted stock units and will not be entitled to receive dividend equivalents in respect of restricted stock units unless provided in the applicable award agreement and only to the extent such restricted stock unit is vested.

Other Stock-Based Awards. The Committee will be authorized to grant other stock-based awards that are payable in, valued by reference to, or are otherwise based on shares. Subject to the minimum vesting condition, the Committee will determine the terms, conditions and restrictions of such other stock-based awards.

Other Cash-Based Awards. The Committee will be authorized to grant other cash-based awards that are denominated in cash. Subject to the minimum vesting condition, the Committee will determine the terms, conditions and restrictions of such other cash-based awards.

Transferability. Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred by a participant other than by will or by the laws of descent and distribution. The Committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of the participant and such family members, a partnership or limited liability company whose partners or shareholders are the participant and his or her family members or anyone else approved by the Committee or our board of directors.

Amendment and Termination. In general, our board of directors may amend, alter, suspend, discontinue or terminate the Plan at any time, and the Committee may amend the Plan at any time. However, shareholder approval to amend, alter, suspend, discontinue or terminate the Plan may be necessary if the law or the Plan so requires (e.g., repricing or approval is necessary to comply with any tax or regulatory requirement, etc.). Unless required under the law, no amendment, alteration, suspension, discontinuation or termination will materially and adversely impair the rights of any participant under any previously granted award without the consent of the participant.

In general, the Committee may amend the terms of, or terminate, any awards or award agreements. However, shareholder approval to amend an award agreement or award may be necessary if the law or the Plan so requires (e.g., repricing or approval is necessary to comply with any tax or regulatory requirement, etc.). Unless required or advisable under the law, no amendment or termination will materially and adversely impair the rights of any participant under any previously granted award or award agreement without the consent of the participant.

Change in Control; Changes in Capital Structure. Except with respect to any awards continued or assumed by the surviving entity or acquiring entity in connection with a change in control or otherwise equitably converted, assumed, continued or substituted for, on a change in control, (x) all outstanding time-vesting options and SARs will fully vest and become exercisable (provided, (i) any “underwater” option or SAR may be cancelled or terminated without any payment or consideration therefor and (ii) the vesting of any such option or SAR (and, if applicable, the time at which such awards may be exercised) shall, if determined by the committee or our board of directors (contingent upon the consummation of the change in control) be accelerated in full to a date prior to the consummation of the change in control and the committee or our board of directors may determine that such awards shall terminate if not exercised prior to the date of the consummation of the change in control); (y) all other outstanding time-vesting awards will fully vest; and (z) each outstanding award that vests based upon the achievement of performance goals during any applicable performance period will deemed to have achieved a level of performance as specified in the applicable award agreement (provided, (i) any such awards that do not vest based on the foregoing may be cancelled or terminated without any payment or consideration therefor and (ii) the vesting of any such option or SAR (and, if applicable, the time at which such awards may be exercised) shall, if determined by the committee or our board of directors (contingent upon the consummation of the change in control) be accelerated in full to a date prior to the consummation of the change in control and the committee or our board of directors may determine that such awards shall terminate if not exercised prior to the date of the consummation of the change in control). For awards continued or assumed by the surviving entity in connection with the change in control or otherwise equitably converted, assumed, continued or substituted for, if during the one-year period following the consummation of the change in control, a participant’s employment or service is terminated by us or one of our subsidiaries without cause or by the participant for good reason (if applicable to the participant), (a) the participant’s outstanding time-vested options and SARs will fully vest and become exercisable; (b) all other outstanding time-vested awards will fully vest; and (b) each outstanding award that vests based upon the achievement of performance goals during any applicable performance period will be deemed to have achieved a level of performance as specified in the applicable award agreement (provided, any such awards that do not vest based on the foregoing may be cancelled or terminated without any payment or consideration therefor). In addition, in the event of certain corporate transactions or events, including a change in control, the Committee may adjust the number of shares or other of our securities, or the number and kind of other securities or other property, that may be delivered in respect of awards, subject to the minimum vesting condition, or with respect to which awards may be granted under the Plan and the terms of any outstanding award, including, the number of shares or other of our securities, or the number, class and kind of other securities or other property, subject to outstanding awards or to which outstanding awards relate, the applicable exercise price or grant price with respect to any award or any applicable performance measures.

Tax Withholding. A participant will be required to satisfy any applicable taxes that are statutorily required to be withheld in respect of an award, which requirement may be satisfied by any of the following means or by a combination of such means: (i) cash payment or (ii) solely to the extent permitted by the Committee in its sole discretion: (1) authorizing us to withhold a number of shares from the shares otherwise issuable or deliverable to or that would otherwise be retained by the participant with respect to an award, the aggregate fair market value of which does not exceed the applicable statutorily required withholding liability, and (2) subject to certain restrictions, delivering to us previously acquired shares, with an aggregate fair market value on the date of delivery equal to the aggregate tax withholding obligation.

Clawback. All awards will be subject to recoupment, cancellation, reduction, or forfeiture in accordance with (i) any clawback, forfeiture or other similar policy adopted by our board of directors or the Committee and/or (ii) any clawback, forfeiture or other similar policy that we are required to adopt. Further, unless otherwise determined by the Committee, to the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason, the participant will be required to promptly repay us any such excess amount.

Detrimental Activity. In the event a participant has engaged in or engages in any detrimental activity, such as breaching any material restrictive covenants, the Committee may: (i) cancel the participant’s awards; and/or (ii) require that the participant forfeit any gain or amount realized and/or payment made on or in connection with the grant, settlement, vesting and/or exercise of awards, and promptly repay us any such gain, amount or payment.

Governing Law. The Plan is governed by the laws of the State of Delaware.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Plan applicable to U.S. participants. This summary deals with the general federal income tax principles that apply and is provided only for general information. Other kinds of taxes, such as state, local and non-U.S. income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Nonqualified Stock Options. If a participant is granted a nonqualified stock option under the Plan, the participant should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the aggregate exercise price paid for the shares underlying the option. The participant’s basis in the Class A common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our Class A common stock on the date the participant exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if the applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our Class A common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We and our subsidiaries are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Stock Appreciation Rights. Generally, a participant will recognize ordinary income upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any shares of Class A common stock received. We or our subsidiaries generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Restricted Stock. A participant should not have taxable income on the grant of unvested restricted stock, nor will we or our subsidiaries then be entitled to any deduction, unless the participant makes a valid election under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income, and we or our subsidiaries will be entitled to a corresponding deduction in an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price, if any, paid for the restricted stock.

If the participant makes a valid election under Section 83(b) of the Code with respect to restricted stock, the participant generally will recognize ordinary income at the date of issuance of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares at that date over the purchase price, if any, for the restricted stock, and we or our subsidiaries will be entitled to a deduction for the same amount.

Restricted Stock Units. A participant will generally not recognize taxable income at the time of the grant of the restricted stock units, and neither we nor our subsidiaries will be entitled to a deduction at that time. When a restricted stock unit is paid, whether in cash or Class A common stock, the participant will have ordinary income equal to the fair market value of the shares delivered or the cash paid, and we or our subsidiaries will be entitled to a corresponding deduction.

Other Stock-Based Awards. With respect to other stock-based awards granted under the Plan, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares or other property received will be ordinary income to the participant, and we or our subsidiaries generally will be entitled to a corresponding deduction.

Other Cash-Based Awards. A participant generally will not recognize taxable income at the time of the grant of an other cash-based award, and neither we nor our subsidiaries will be entitled to a deduction at that time. When any such other cash-based award is paid, whether in cash or Class A common stock, the fair market value of shares or the amount of any cash received in payment for such awards generally is taxable to the participant as ordinary income, and we or our subsidiaries generally will be entitled to a corresponding deduction.

Section 409A of the Code

Certain types of awards under the Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Plan and awards granted under the Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary and appropriate by the Committee, the Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

Grants of awards under the Plan are subject to the discretion of the Committee. Therefore, it is not possible to determine the future benefits that will be received by participants under the Plan.

Vote Required for Approval

The closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal and the Adjournment Proposal at the special meeting.

Approval of the 2021 Incentive Plan Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or in person at the special meeting will have no effect on the outcome of the vote on the 2021 Incentive Plan Proposal.

Recommendation of the Board of Directors

SVAC’s board of directors believes that the Plan will provide us with the continued ability to link participants’ pay to shareholder returns, and that it is a critical compensation component in our ability to attract, retain and motivate employees by aligning their interests with the interests of our shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2021 INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of SVAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SVAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled see the section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NUMBER 6 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the 2021 Incentive Plan Proposal or the Director Election Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by SVAC stockholders, the board of directors may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the 2021 Incentive Plan Proposal and the Director Election Proposal.

Vote Required for Approval

The closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal, the 2021 Incentive Plan Proposal and the Adjournment Proposal at the special meeting.

The Adjournment Proposal is not conditioned on the approval of any other Proposal at the special meeting.

Approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or in person at the special meeting, or an abstention from voting, will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of SVAC’s directors may result in a conflict of interest on the part of such director(s) between what he or she may believe is in the best interests of SVAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

BUSINESS OF SVAC

References to “we,” “us,” “company, “our company” or “SVAC” are to Starboard Value Acquisition Corp., a Delaware corporation. References to “management” or our “management team” are to our officers and directors. References to our “Sponsor” is to SVAC Sponsor LLC, a Delaware limited liability company. References to our “initial stockholders” are to the holders of our founder shares prior to our Initial Public Offering.

Overview

We are a blank check company incorporated in 2019 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Our Sponsor is an affiliate of Starboard, a registered investment adviser with investment experience and a track record of value creation in portfolio companies operating in the public markets. Starboard has assembled a seasoned team of executives (the “Industry Advisors”), whom we believe help us execute our differentiated investment strategy. Through our affiliation with our Sponsor and Industry Advisors, we seek to acquire established businesses that we believe are fundamentally sound but potentially in need of financial, operational, strategic, or managerial transformation to maximize value for stockholders. We focus on private companies which we believe offer an opportunity for stockholder value creation through the combination of (i) an attractive valuation entry point, (ii) a clear plan to unlock incremental value through operational and/or strategic improvements, and (iii) a clear path to bring the target company to the public market and implement best-in-class public company governance. We seek to partner with the owners of private companies to offer them an option to create partial liquidity, transition their legacy to a public company and/or resolve any fragmented ownership or succession planning issues, all while maintaining a singular focus on driving the target business to a higher level of performance and value.

Initial Public Offering

On September 14, 2020, we consummated our Initial Public Offering of 36,000,000 units at $10.00 per unit, generating gross proceeds of $360.0 million. Each unit consists of one share of Class A common stock and one-sixth of one detachable redeemable warrant and a contingent right to receive at least one-sixth of one distributable redeemable warrant following the time at which we redeem the shares of Class A common stock that the holders thereof have elected to redeem in connection with the initial business combination under certain circumstances and subject to adjustments. Our Charter provides that, at the distribution time, we will effect a distribution of a number of warrants equal to the number of units issued in the Initial Public Offering multiplied by one-sixth as follows: (i) to the extent that no public stockholders redeem their shares of Class A common stock issued in the Initial Public Offering in connection with the initial business combination, each holder of public shares will receive one-sixth of one distributable redeemable warrant per public share and (ii) to the extent that any public stockholders redeem any of their public shares in connection with the initial business combination, then (A) one-sixth of one distributable redeemable warrant will be distributed per each public share that was not redeemed and (B) the warrants in an amount equal to the Aggregate Warrant Amount less the number of warrants distributed pursuant to the foregoing clause (A) will be distributed on a pro rata basis to (x) the holders of the remaining public shares based on their percentage of Class A common stock held after redemptions and the issuance of any forward purchase shares as distributable redeemable warrants and (y) the holders of the forward purchase shares based on their percentage of Class A common stock held after redemptions and the issuance of any forward purchase shares, as private placement warrants.

Public stockholders who exercise their redemption rights are not entitled to receive any distribution of distributable redeemable warrants in respect of such redeemed public shares. The number of distributable redeemable warrants to be distributed in respect of each public share is contingent upon the aggregate number of public shares that are redeemed in connection with our initial business combination.

On September 18, 2020, the underwriters in the Initial Public Offering partially exercised their over-allotment option and on September 23, 2020, purchased an additional 4,423,453 units (the “over-allotment units”), generating gross proceeds of approximately $44.2 million.

Simultaneously with the closing of the Initial Public Offering, we completed the private sale of an aggregate of 6,133,333 warrants to our Sponsor, at a purchase price of $1.50 per private placement warrant, generating gross proceeds to us of $9.2 million. In connection with the underwriters’ partial exercise of their over-allotment option, our Sponsor purchased an additional 589,794 private placement warrants, at a purchase price of $1.50 per private placement warrant, generating gross proceeds to us of approximately $0.9 million.

Upon the closing of the Initial Public Offering, the sale of the private placement warrants, the sale of the over-allotment units and 589,794 additional private placement warrants, $404.2 million ($10.00 per unit) of the net proceeds of such sales were placed in the Trust Account, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of an initial business combination and (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend our Charter to modify the substance or timing of our obligation to provide holders of our Class A common stock the right to have their shares redeemed or to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of the Initial Public Offering, or with respect to any other material provision relating to stockholder rights or pre-initial business combination activity; and (iii) the redemption of all of our public shares if we are unable to complete our initial business combination within 24 months from the closing of the Initial Public Offering, subject to applicable law.

On September 9, 2020, certain clients of Starboard, which are also the majority-owners of our Sponsor, entered into the forward purchase agreement with us pursuant to which such forward purchasers will purchase forward purchase shares at a price equal to $9.50 per share, in a private placement that will close simultaneously with the closing of our initial business combination. At the closing, the forward purchasers will purchase the number of forward purchase shares from us that would result in net proceeds in an aggregate amount necessary to satisfy the Redemption Obligation, subject to the Maximum Backstop Commitment. In addition, in connection with their purchase of any forward purchase shares, the forward purchasers may acquire private placement warrants at the distribution time.

In November 2019, our Sponsor purchased an aggregate of 8,625,000 shares of our Class B common stock for an aggregate purchase price of $25,000, or approximately $0.003 per share. In June 2020, our Sponsor transferred (i) 431,250 founder shares to Martin D. McNulty, Jr., our Chief Executive Officer and a member of our board of directors, and (ii) 25,000 founder shares to each of Pauline J. Brown, Michelle Felman and Lowell Robinson. In July 2020, our Sponsor transferred 25,000 founder shares to Robert L. Greene. On September 9, 2020, we effected a stock dividend of 1,725,000 shares with respect to our Class B common stock, resulting in our initial stockholders holding an aggregate of 10,350,000 founder shares. An aggregate of 244,137 of such founder shares held by our Sponsor and our Chief Executive Officer were forfeited upon the underwriters’ partial exercise of the over-allotment option on September 18, 2020. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares of our common stock upon the completion of our Initial Public Offering. The founder shares will be worthless if we do not complete an initial business combination.

Initial Business Combination

Nasdaq rules require that our initial business combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial business combination. If our board of directors is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority (“FINRA”) or an independent accounting firm with respect to the satisfaction of such criteria.

In determining whether the enterprise value of Cyxtera represents the fair market value of Cyxtera, our board of directors considered all of the factors described above in section entitled “Proposal Number 1 — The Business Combination Proposal”. As a result, our board of directors concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the Business Combination meets the 80% asset test. Our board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been met.

Redemption Rights for Holders of Public Shares

We will provide our public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon the completion of our initial business combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of our initial business combination, including interest (net of permitted withdrawals), divided by the number of then outstanding public shares, subject to the limitations described herein. At completion of the initial business combination, we will be required to purchase any public shares properly delivered for redemption and not withdrawn. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of March 31, 2021 of approximately $404,461,491, the estimated per share redemption price would have been approximately $10.00. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. However, the per-share redemption amount received by public stockholders could be less than the $10.00 per public share initially held in the trust account due to claims of creditors. The redemption right will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares. Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of our initial business combination. The Sponsor and our officers and directors agreed to the waiver in connection with the Business Combination to induce SVAC and Cyxtera to enter into the Merger Agreement. Such waivers are common in transactions of this sort and the Sponsor and our officers and directors did not view the waiver as separate from the transaction as a whole and did not receive separate consideration for the waiver.

Distribution of Redeemable Warrants to Holders of Class A Common Stock not Electing Redemption

Our Charter provides that, at the distribution time, we will effect a distribution of a number of warrants equal to the Aggregate Warrant Amount as follows: (i) to the extent that no public stockholders redeem their public shares in connection with the initial business combination, each public stockholder will receive one-sixth of one distributable redeemable warrant per public share and (ii) to the extent that any public stockholders redeem any of their public shares in connection with the initial business combination, then (A) one-sixth of one distributable redeemable warrant will be distributed per each remaining public share and (B) the warrants in an amount equal to the Aggregate Warrant Amount less the number of warrants distributed pursuant to the foregoing clause (A) will be distributed on a pro rata basis to (x) the holders of the remaining public shares based on their percentage of Class A common stock held after redemptions and the issuance of any forward purchase shares, as distributable redeemable warrants and (y) the holders of the forward purchase shares based on their percentage of Class A common stock held after redemptions and the issuance of any forward purchase shares, as private placement warrants. Public stockholders who exercise their redemption rights are not entitled to receive any distribution of distributable redeemable warrants in respect of such redeemed public shares.

The distribution of the distributable redeemable warrants in respect of a public share is contingent upon such share not being redeemed in connection with our initial business combination, and the number of distributable redeemable warrants to be distributed in respect of each such unredeemed public shares will be contingent upon the aggregate number of public shares that are redeemed. The contingent rights to receive distributable redeemable warrants will remain attached to our Class A common stock, will not be separately transferrable, assignable or salable, and will not be evidenced by any certificate or instrument.

Our distributable redeemable warrants are otherwise identical to our detachable redeemable warrants, including with respect to exercise price, exercisability and exercise period. No fractional distributable redeemable warrants will be issued, no cash will be paid in lieu of fractional distributable redeemable warrants and only whole distributable redeemable warrants will trade. The distributable redeemable warrants will be fungible with our detachable redeemable warrants and will become tradable upon their distribution under the same stock symbol as the detachable redeemable warrants.

Limitation on Redemption Rights

Notwithstanding the foregoing, if we seek stockholder approval of our initial business combination, our Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our Initial Public Offering, without our prior consent, which we refer to as the “Excess Shares.” We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us or our affiliates to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the shares sold in our Initial Public Offering could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our affiliates at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the shares, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we are not restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.

Submission of Business Combination to a Stockholder Vote

The special meeting of SVAC stockholders to which this proxy statement relates is to solicit your approval of the Business Combination. Unlike many other blank check companies, SVAC’s public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders who elected to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, officers and directors have agreed to vote their founder shares and any public shares purchased during or after the Initial Public Offering in favor of approving the Business Combination.

Permitted Purchases of Our Securities

In connection with the stockholder vote to approve the Business Combination, our Sponsor, directors, officers, Industry Advisors or any of their respective affiliates may purchase public shares or redeemable warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination. There is no limit on the number of shares or warrants such persons may purchase. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. In the event our initial stockholders, directors, officers, advisors or any of their respective affiliates determine to make any such purchases at the time of a stockholder vote relating to our initial business combination, such purchases could have the effect of influencing the vote necessary to approve such transaction. None of the funds in the trust account will be used to purchase public shares in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares (to the extent they are still the record holder of such sold shares as of the redemption deadline), is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. We have adopted an insider trading policy which requires insiders to (1) refrain from purchasing securities during certain blackout periods and when they are in possession of any material non-public information and (2) clear all trades with our legal counsel prior to execution. We cannot currently determine whether our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as it will be dependent upon several factors, including but not limited to, the timing and size of such purchases. Depending on such circumstances, our insiders may either make such purchases pursuant to a Rule 10b5-1 plan or determine that such a plan is not necessary.

In the event that our Sponsor, directors, officers, Industry Advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights or submitted a proxy to vote against our initial business combination, such selling stockholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against our initial business combination.

The purpose of such purchases could be to vote such shares in favor of the business combination, thereby increasing the likelihood of obtaining stockholder approval of the Business Combination while ensuring that the Minimum Cash Condition for the closing of the Business Combination is satisfied. This may result in the completion of our initial business combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of our common stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors, advisors and/or any of their respective affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that our Sponsor, officers, directors, advisors or any of their respective affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against our initial business combination. Such persons would select the stockholders from whom to acquire shares based on the number of shares available, the negotiated price per share and such other factors as any such person may deem relevant at the time of purchase. The price per share paid in any such transaction may be different than the amount per share a public stockholder would receive if it elected to redeem its shares in connection with our initial business combination. Our Sponsor, officers, directors, advisors or any of their respective affiliates will purchase shares only if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors and/or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors and/or any of their respective affiliates will be restricted from making purchases of common stock if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption of Public Shares and Liquidation if No Initial Business Combination

Our Charter provides that we will have only 24 months from the closing of the Initial Public Offering (i.e., until September 14, 2022) to complete our initial business combination. If we are unable to complete our initial business combination by September 14, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our redeemable warrants, and our detachable redeemable warrants will expire worthless and no distributable redeemable warrants will have been issued if we fail to complete our initial business combination within 24 months from the closing of the Initial Public Offering.

Our initial stockholders, officers and directors have waived their rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to complete our initial business combination within 24 months from the closing of the Initial Public Offering. However, if our Sponsor or any of our officers and directors acquires public shares after the Initial Public Offering, it will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within 24 months from the closing of the Initial Public Offering.

We expect to use the amounts held outside the trust account to pay for all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our Initial Public Offering and the sale of the private placement warrants to the Sponsor, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account and any tax payments or expenses for the dissolution of the trust, the per-share redemption amount received by stockholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per public share or (2) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of permitted withdrawals, except as to any claims by a third party that executed a waiver of any and all rights to the monies held in the trust account (whether any such waiver is enforceable) and except as to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company and, therefore, our Sponsor may not be able to satisfy those obligations. We have not asked our Sponsor to reserve for such obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of permitted withdrawals, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in certain instances. For example, the cost of such legal action may be deemed by the independent directors to be too high relative to the amount recoverable or the independent directors may determine that a favorable outcome is not likely.

Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share.

We seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our Initial Public

Offering against certain liabilities, including liabilities under the Securities Act. We will have access to the amounts held outside the trust account to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000), but these amounts may be spent on expenses incurred as a result of being a public company or due diligence expenses on prospective business combination candidates. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our trust account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by September 14, 2022 may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by September 14, 2022, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination by September 14, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following our 24th month and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, we seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the trust account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the trust account are not reduced below (i) $10.00 per public share or

(ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in value of the trust assets, in each case net of permitted withdrawals and will not be liable as to any claims under our indemnity of the underwriters of our Initial Public Offering against certain liabilities, including liabilities under the Securities Act.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the Trust Account only in the event of the redemption of our public shares if we do not complete our initial business combination by September 14, 2022 or if they redeem their respective shares for cash upon the completion of the initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. In connection with our initial business combination, a stockholder’s voting in connection with our initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights described above.

Employees

We currently have three officers and do not intend to have any full-time employees prior to the completion of our initial business combination. Members of our management team are not obligated to devote any specific number of hours to our matters, but they devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any such person devotes to our company in any time period varies based on the stage of the initial business combination process we are in.

Directors and Executive Officers of SVAC

Our officers and directors are as follows:

Name	Age	Position
Jeffrey C. Smith	49	Chair of the Board
Martin D. McNulty, Jr.	43	Chief Executive Officer and Director
Kenneth R. Marlin	56	Chief Financial Officer
Pauline J. Brown	55	Director
Michelle Felman	58	Director
Robert L. Greene	53	Director
Lowell W. Robinson	72	Director

Jeffrey C. Smith has been the Chair of our board of directors since November 2019. Mr. Smith is a Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard, which he founded in 2011 with a spin-off of the existing Value and Opportunity Fund. From January 1998 to April 2011, Mr. Smith was at Ramius LLC, a subsidiary of the Cowen Group, Inc., where he was a Partner Managing Director and the Chief Investment Officer for the funds that comprised the Value and Opportunity investment platform. Mr. Smith was also a member of Cowen’s Operating Committee and Cowen’s Investment Committee. Prior to joining Ramius in January 1998, he served as Vice President of Strategic Development and a member of the board of directors of The Fresh Juice Company, Inc. Mr. Smith began his career in the Mergers and Acquisitions department at Société Générale. Mr. Smith has served as the chair of the board of Papa John’s International, Inc. since February 2019 and was formerly chair of the board of Advance Auto Parts, Inc. from May 2016 to May 2020. Additionally, Mr. Smith was formerly chair of the board of Darden Restaurants, Inc. from October 2014 to April 2016, and formerly on the boards of Perrigo Company plc from February 2017 to August 2019, Yahoo! Inc., from April 2016 to June 2017, Quantum Corporation from May 2013 to May 2015, Office Depot, Inc. from August 2013 to September 2014, Regis Corporation from October 2011 until October 2013 and Surmodics, Inc. from January 2011 to August 2012. Mr. Smith also previously served as chair of the board of directors of Phoenix Technologies Ltd and as a director of Zoran Corporation, Actel Corporation, Kensey Nash Corp., S1 Corp and the Fresh Juice Company. Mr. Smith graduated from The Wharton School of Business at The University of Pennsylvania, where he received a B.S. in Economics. Mr. Smith’s qualifications to serve on our board of directors include his broad experience investing in public companies to improve value and his ability to provide our board of directors with insights into governance, oversight, accountability, management discipline, capitalization strategies and capital market mechanics.

Martin D. McNulty, Jr. has been our Chief Executive Officer and a member of our board of directors since June 2020. Since June 2020, Mr. McNulty has served as a Managing Director of Starboard. From September 2013 to May 2020, Mr. McNulty was a Managing Director and member of the investment committee of Starr Investment Holdings, LLC, the direct private equity investment arm for C.V. Starr and Co., responsible for sourcing, execution and portfolio management of investment opportunities in the business services and healthcare sectors with a focus on supporting market leading companies with superb leadership teams grow their businesses. From June 2008 to August 2013, Mr. McNulty was a Vice President at Metalmark Capital, a value-oriented middle market private equity fund focused on making investments in the healthcare, industrial and energy sectors. From 2004 to 2007, Mr. McNulty was a Senior Associate at Sun Capital Partners, a value-oriented middle market private equity fund focused on making investments in businesses where its operational expertise could drive meaningful value in underperforming and turnaround situations. Mr. McNulty began his career in 2000 in the Deals practice at PricewaterhouseCoopers. Throughout his career, Mr. McNulty has served as a director or board observer of several private companies. Mr. McNulty received a BBA in Business Administration from the University of Iowa. Mr. McNulty’s qualifications to serve on our board of directors include his significant investment experience and his experience as a board member of other companies.

Kenneth R. Marlin has been our Chief Financial Officer since November 2019. Mr. Marlin is a Partner and has been the Chief Financial Officer of Starboard since 2011. Prior to joining Starboard, Mr. Marlin was a Managing Director and the Chief Compliance Officer of Ivy Asset Management LLC. Previously, Mr. Marlin served in various accounting and auditing roles with Lehman Brothers Inc., Manufacturers Hanover Trust and Arthur Andersen & Co. He received a B.S. in Accounting from the State University of New York at Albany, and is a Certified Public Accountant in the State of New York.

Pauline J. Brown has been a member of our board of directors since August 2020. Ms. Brown is the author of a new business book, entitled “Aesthetic Intelligence,” which was published by Harper Collins in November 2019. She also hosts a weekly talk show on SiriusXM, called “Tastemakers” and serves as an Executive-in-Residence and marketing professor at the Columbia Business School. From January 2016 through June 2017, Ms. Brown was a Professor at Harvard Business School. Prior to Harvard, she served as the Chair of North America for LVMH Moët Hennessy Louis Vuitton SE, a European multinational luxury goods conglomerate, where she worked from January 2013 through December 2015. Ms. Brown has also served as an independent advisor to founders of and investors in early-stage consumer ventures from 2010 to 2013 as well as from 2018 to the present. Ms. Brown also formerly served as a Managing Director at The Carlyle Group, where she focused on buyouts in the consumer and retail sectors. Earlier in her career, she held senior executive roles in the global beauty industry, including Senior Vice President, Corporate Strategy and Global Business Development at Avon Products, Inc. and Vice President, Corporate Strategy and New Business Development at

Estée Lauder Companies. She began her career as a Management Consultant at Bain & Company. In addition, from April 2017 to September 2019, Ms. Brown served on the board of directors of the publicly traded steakhouse chain Del Frisco’s Restaurant Group and was a member of Del Frisco’s audit and compensation committees. She currently serves on the board of directors of Neiman Marcus Group and is a member of its audit committee. Ms. Brown earned an MBA from The Wharton School of Business at The University of Pennsylvania and a BA from Dartmouth College. Ms. Brown’s qualifications to serve on our board of directors include her extensive experience in brand building, retail management and portfolio investing.

Michelle Felman has been a member of our board of directors since August 2020. Ms. Felman has been an adjunct professor at Columbia University since 2017. Ms. Felman founded JAM Holdings, an investment and advisory firm, in 2016. Prior to founding JAM Holdings, Ms. Felman served as an executive vice president—Co-Head of Acquisitions and Capital Markets at Vornado Realty Trust, a publicly traded REIT (“VNO”), from 1997 to 2010, and remained a consultant for VNO through December 2012. In addition, she served as a Managing Director of Business Development at GE Capital from 1991 to 1997. Ms. Felman began her career at Morgan Stanley in the Investment Banking Division in July 1988, where she worked until January 1991. Ms. Felman has also served on the board of Reonomy, a private real estate technology company, since 2018. Ms. Felman served as a board member of Partners Group Holdings AG, a registered, global private equity firm, from 2016 to May 2020, and served as the chair of the investment oversight committee and on the compensation, risk and audit committees. She served as a director of Forest City Realty Trust, Inc. from April 2018 to December 2018 and was a member of the governance and compensation committees. She also served as a trustee of Choice Properties Real Estate Investment Trust, a publicly traded retail REIT in Canada, from 2013 to 2018, and was a member of the governance and compensation committees. Ms. Felman has served on the board of Cumming Corp, a global project management and cost consulting company since 2017, and has served on the advisory board at Turner Impact Capital, a social impact platform that focuses on healthcare, charter schools and workforce housing since 2016. Until 2017, Ms. Felman was a member of the Executive Committee of the Zell Lurie Center at Wharton Business School, where she also served as a visiting professor from 2011 to 2015. Ms. Felman has a bachelor’s degree in economics from the University of California and an MBA from Wharton Business School at the University of Pennsylvania. Ms. Felman’s qualifications to serve on our board of directors include her background in investment banking and as the Chair of the investment oversight committee at a global private equity firm, providing tremendous experience with strategy and risk management, and a track record of creating value for stockholders.

Robert L. Greene has been a member of our board of directors since August 2020. Mr. Greene has been the President and Chief Executive Officer of the National Association of Investment Companies, the largest network of diverse-owned private equity firms and hedge funds, since February 2013. He was the Head of Investor Relations of Syncom Venture Partners, a venture capital firm, from June 2007 to December 2013. Mr. Greene currently serves on the board of directors of Transworld Systems Inc., a privately held, private equity-backed company that provides debt collection services for Fortune 500 companies on a global basis, which he joined in May 2018. He also currently serves on the board of directors and audit committee of Travelport, a UK-based travel technology company, which he joined in July 2019. From May 2008 to May 2017, Mr. Greene served as the chair of the board of trustees of the Virginia Retirement System, one of the largest public pension plans in the U.S., where he also served as chair of the audit committee, administration and personnel committee and investment policy committee and as a member and chair of the executive search committee. Mr. Greene’s qualifications to serve on our board of directors include his private equity background, his expertise in developing and executing growth strategies as well as his experience as a board member of other companies.

Lowell W. Robinson has been a member of our board of directors since August 2020. Mr. Robinson is an experienced executive with over thirty years of senior global strategic, financial, M&A, operational, turnaround and governance experience. Mr. Robinson was Chief Financial Officer, Chief Operating Officer and Chief Administrative Officer of MIVA, Inc. a Nasdaq digital marketing company, serving as Chief Financial Officer from 2006 to 2009, Chief Administrative Officer from 2006 to 2007, and Chief Operating Officer from 2007 to 2009, EVP, Chief Financial Officer and Chief Administrative Officer of HotJobs.com Ltd. from 2000 to 2002,

EVP, Chief Financial Officer and Chief Administrative Officer of PRT Group Inc., a software services technology company from 1997 to 1999, and EVP, Chief Financial Officer and Chief Administrative Officer of Valassis/Advo Inc., a NYSE direct marketing company, from 1994 to 1997. In addition, Mr. Robinson held senior financial positions with Citigroup Inc. from 1986 to 1993 as Chief Financial Officer for The Travelers Life and Health Insurance businesses, Chief Financial Officer for Citigroup’s Global Insurance Division, and Controller and Chief Financial Officer for all international consumer and retail businesses, including retail banking and credit cards. Mr. Robinson is currently on the board of PhenixFIN, previously known as Medley Capital Corporation, a business development company, which he joined in April 2019, and also serves on their audit committee and chairs their compensation committee. Mr. Robinson is also currently on the board of Barnes & Noble Education, Inc., a leading solutions provider for the education industry, which he joined in July 2020, and serves on their audit committee and compensation committee. He recently served on the board of Aratana Therapeutics, Inc. from May 2018 to July 2019. In addition, Mr. Robinson served as a director of Evine Live Inc. (f/k/a ShopHQ), a $700 million home shopping/omnichannel company, from March 2014 to June 2018, where he was chair of the audit committee and on the finance committee. Additionally, he served as a director for SITO Mobile, Ltd. from April 2017 to June 2017 and served as a director for Higher One Holdings, Inc., a fintech education services company, from June 2014 to August 2016, where he chaired the audit committee and was on the risk management committee. He served as a director of Support.com, Inc. from March 2016 to June 2016 and served as a director of The Jones Group, Inc., from 2005 to April 2014, where he was chair of the audit committee and on the compensation committee. He also served as chair of two GE Capital companies in media, publishing and digital from 2010 to 2014. Mr. Robinson’s prior board experience also includes serving as a director of each of Independent Wireless One Corp., Edison Schools Inc. and International Wire Group, Inc. He is on the non-profit boards of the New York Academy of Sciences and the Harvard Business School Club of NY and previously served on the non-profit boards of The Council for Economic Education, The Metropolitan Opera Guild, the Smithsonian Libraries and the University of Wisconsin School of Business, where he ran their director’s summit and is currently on the advisory board for their Department of Economics. Mr. Robinson earned an MBA in finance from Harvard Business School and a BA in Economics from The University of Wisconsin. Mr. Robinson’s qualifications to serve on our board of directors include his broad diversified expertise in various industries, as well as his experience serving as a director of numerous public companies.

Number and Terms of Office of Officers and Directors

Our board of directors consists of six members. Holders of our founder shares have the right to elect all of our directors prior to consummation of our initial business combination and holders of our public shares do not have the right to vote on the election of directors during such time. In addition, prior to the completion of an initial business combination, holders of a majority of our founder shares may remove a member of the board of directors for any reason. These provisions of our Charter may only be amended if approved by the holders of at least 90% of our common stock entitled to vote thereon. The term of office of our initial directors will expire at our first annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled by vote of a majority of our directors then in office.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq rules require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board has determined that each of Pauline J. Brown, Michelle Felman, Robert L. Greene and Lowell W. Robinson is an independent director under applicable SEC and Nasdaq rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our officers or directors have received any cash compensation for services rendered to us. We also pay our Sponsor a total of $10,000 per month for office space, administrative and support services. Our Sponsor, officers, directors and their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, officers, directors or our or any of their respective affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. For a discussion of our executive compensation arrangements after the closing, see the section entitled “Management Following the Business Combination.”

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Both our audit committee and our compensation committee are composed solely of independent directors. Subject to phase-in rules, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that was approved by our board and has the composition and responsibilities described below.

Audit Committee

The members of our audit committee are Pauline J. Brown, Michelle Felman, Robert L. Greene and Lowell W. Robinson with Lowell W. Robinson serving as chair of the audit committee.

Each member of the audit committee is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. In addition, our board of directors has determined that Lowell W. Robinson qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

•

assisting board oversight of  (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm;

•

the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm has with us in order to evaluate their continued independence;

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obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our Compensation Committee are Pauline J. Brown, Michelle Felman, Robert L. Greene and Lowell W. Robinson with Michelle Felman serving as chair of the compensation committee.

We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

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reviewing and approving the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•

reviewing and making recommendations to our board of directors with respect to (or approving, if such authority is so delegated by our board of directors) the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our form of Code of Ethics and our audit committee and compensation committee charters as exhibits to the registration statement in connection with our Initial Public Offering.

You will be able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us in writing at 777 Third Avenue, 18th Floor, New York, New York 10017 or by telephone at (212) 845-7977. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Our management team is responsible for the management of our affairs. As described above and below, each of our officers and directors presently has, and any of them in the future may have additional, fiduciary, contractual or other obligations or duties to one or more other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entities. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for one or more entities to which he or she has fiduciary, contractual or other obligations or duties, he or she will honor these obligations and duties to present such business combination opportunity to such entities first, and only present it to us if such entities reject the opportunity and he or she determines to present the opportunity to us.

Our Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

Potential investors should be aware of the following potential conflicts of interest:

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the fact that none of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities (including the activities of Starboard).

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the fact that in the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•	the fact that the Sponsor and our officers and directors have agreed not to redeem any shares of common stock held by them in connection with the completion of an initial business combination;

•

the fact that the Sponsor and certain of our directors paid an aggregate of $25,000 for their founder shares and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $                based on the closing price of our Class A common stock of $                on Nasdaq on                , 2021, the record date of the special meeting;

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the fact that the Sponsor and our officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete an initial business combination by September 14, 2022;

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the fact that the Sponsor has agreed to be liable to SVAC if and to the extent any claims by a third party (except for SVAC’s independent registered public accounting firm) for services rendered or products sold to SVAC, or a prospective target business with which SVAC has entered into a transaction agreement reduce the amount of funds in the Trust Account to below the lesser of  (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account (net of permitted withdrawals). This liability will not apply with respect to any claims by a third party or target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act;

•	the anticipated continuation of Jeffrey C. Smith and Michelle Felman and the anticipated election of Gregory Waters as directors of SVAC following the closing;

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the fact that certain clients of Starboard agreed to participate in the PIPE Investment and purchase 6,000,000 shares of Class A common stock in the aggregate at $10.00 per share on the terms set forth in the Subscription Agreements;

•	the fact that we agreed to pay our Sponsor a total of $10,000 per month for office space, administrative and support services and such arrangement will terminate upon the closing;

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the fact that our officers and directors have agreed not to become an officer or director of any other special purpose acquisition company with a class of securities registered under the Exchange Act until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete an initial business combination by September 14, 2022;

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the fact that none of our Sponsor, officers and directors, or any of their respective affiliates is entitled to compensation of any kind, including finder’s and consulting fees, for services rendered prior to or in connection with the completion of an initial business combination (except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations). As of the date hereof, no out-of-pocket expenses have been incurred by our Sponsor, officers or directors incident to identifying, investigating and consummating a business combination; and

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the fact that the Sponsor and our officers and directors will lose their entire investment in us with respect to the founder shares and warrants they own if an initial business combination is not completed by September 14, 2022. Immediately prior to the closing of the Business Combination, our Sponsor will own 6,723,127 private placement warrants and 9,480,713 of the total 10,105,863 founder shares issued and outstanding. The table set forth below sets out the total investment made by our Sponsor for the private placement warrants and the founder shares and the value of such securities. As of the date hereof, there are no working capital loans outstanding.

Name of Holder	Security	Total Capital Contribution	Value
Sponsor	Private placement warrants	$10,084,690.50	$11,241,950.00	(1)
Sponsor	Founder shares	$23,460.16	$95,186,358.52	(2)

(1)	Based on a valuation as of March 31, 2021, which is the most recent date for which a valuation is available.
(2)	Based on the closing price of our Class A common stock of $10.04 on Nasdaq on July 12, 2021.

Immediately prior to the consummation of the Business Combination, our Chief Executive Officer will own 505,150 founder shares, and each of our independent directors will own 30,000 founder shares. The table set forth below summarizes the total capital contributions made by our officers and directors for their interests in the founder shares and the value of such interests, all of which would be lost if the Business Combination is not consummated and we do not otherwise consummate an alternative business combination by September 14, 2022.

Name	Position	Total Capital Contribution	Value(1)
Martin D. McNulty, Jr.	Chief Executive Officer	$1,250.00	$5,071,706.00
Pauline J. Brown	Independent Director	$72.46	$301,200.00
Michelle Felman	Independent Director	$72.46	$301,200.00
Robert L. Greene	Independent Director	$72.46	$301,200.00
Lowell W. Robinson	Independent Director	$72.46	$301,200.00

(1)	Based on the closing price of our Class A common stock of $10.04 on Nasdaq on July 12, 2021.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors have similar legal obligations and duties relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Charter provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, and there will not be any expectancy that any of our directors or officers will offer any such corporate opportunity of which he or she may become aware to us. Each of our directors, officers and Industry Advisors has agreed not to become a director or officer (and, in the case of the Industry Advisors, an industry or operating advisor) of any other special purpose acquisition company with a class of securities registered under the Exchange Act, until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination within 24 months. Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties or contractual obligations that may present a conflict of interest:

Name of Individual	Entity Name	Entity’s Business	Affiliation
Jeffrey C. Smith	Starboard Value LP	Investment	Managing Member, Chief Executive Officer and Chief Investment Officer

	Papa John’s International Inc.	Restaurant industry	Chair

Martin D. McNulty, Jr.	Starboard Value LP	Investment	Managing Director

Kenneth R. Marlin	Starboard Value LP	Investment	Partner and Chief Financial Officer

Pauline J. Brown	Aesthetic Intelligence LLC	Advisory Services	Sole proprietor

	Neiman Marcus Group	Retail	Director

Michelle Felman	JAM Holdings	Advisory Services	Founder

	Reonomy	Real estate technology	Director

	Cumming Corp.	Project management and cost consulting	Director

	Turner Impact Capital	Investment	Member of the advisory board

Robert L. Greene	National Association of Investment Companies	Network	President and Chief Executive Officer

	Transworld Systems Inc.	Debt collection	Director

	Travelport	Travel technology	Director

Lowell W. Robinson	PhenixFin	Investment	Director

	Barnes & Noble Education, Inc.	Education	Director

Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for one or more entities to which he or she has fiduciary, contractual or other obligations or duties, he or she will honor these obligations and duties to present such business combination opportunity to such entities first, and only present it to us if such entities reject the opportunity and he or she determines to present the opportunity to us.

In addition, our Sponsor, directors, officers, Industry Advisors, or any of their respective affiliates may invest in us prior to the closing, although they have no obligation or current intention to do so. If any such person elects to invest in us, such proposed investments could influence their motivations to complete an initial business combination.

We have not obtained an opinion from an independent investment banking firm which is a member of FINRA, or from an independent accounting firm, that the Business Combination is fair to our company from a financial point of view.

We are submitting the Business Combination to our public stockholders for a vote. Our Sponsor, officers and directors have agreed to vote their founder shares and any public shares purchased during or after the Initial Public Offering in favor of approving the Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Our Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Charter provides that our directors will not be personally liable for monetary damages to us or stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Charter. Our bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

In connection with the Initial Public Offering, we have undertaken that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Properties

We do not own any real estate or other physical properties materially important to our operation. We currently maintain our principal executive offices at 777 Third Avenue, 18th Floor, New York, NY 10017. The cost for this space is included in the $10,000 per-month aggregate fee our Sponsor charges us for general and administrative services. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Legal Proceedings

To the knowledge of our management, there is no litigation currently pending against us, any of our officers or directors in their capacity as such or against any of our property.

Periodic Reporting and Financial Information

We have registered our units, Class A common stock and redeemable warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent registered public accounting firm.

We will be required to evaluate our internal control procedures for the fiscal year ending December 31, 2021 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer an emerging growth company will we be required to have our internal control procedures audited.

Availability of Documents

We have filed a copy of our form of Code of Ethics, our audit committee charter and our compensation committee charter as exhibits to the registration statement filed in connection with our Initial Public Offering. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Audit Fees

The following is a summary of fees paid or to be paid to WithumSmith+Brown, PC for services rendered.

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements, reviews of our quarterly financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings. The aggregate fees billed by WithumSmith+Brown, PC for audit fees, inclusive of required filings with the SEC for the year ended December 31, 2020 and for the period from November 14, 2019 (inception) through December 31, 2019, and for services rendered in connection with our Initial Public Offering, totaled $90,125 and $16,892, respectively.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay WithumSmith+Brown, PC any audit-related fees for the year ended December 31, 2020 and for the period from November 14, 2019 (inception) through December 31, 2019.

Tax Fees. Tax fees consist of fees billed for professional services relating to tax compliance, tax planning and tax advice. We did not pay WithumSmith+Brown, PC any tax fees for the year ended December 31, 2020 and for the period from November 14, 2019 (inception) through December 31, 2019.

All Other Fees. All other fees consist of fees billed for all other services. We did not pay WithumSmith+Brown, PC any other fees for the year ended December 31, 2020 and for the period from November 14, 2019 (inception) through December 31, 2019.

Pre-Approval Policy

Our audit committee was formed in connection with the consummation of our Initial Public Offering. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SVAC

Cautionary Note Regarding Forward-Looking Statements

This section includes forward-looking statements that we believe are within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Investors should note that on April 8, 2021, the staff of the SEC issued a public statement entitled “SPACs, IPOs and Liability Risk under the Securities Laws,” in which the SEC staff indicated that there is uncertainty as to the availability of the safe harbor under these Sections in connection with a SPAC merger. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other SEC filings.

Overview

We are a blank check company incorporated in Delaware on November 14, 2019. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar initial business combination with one or more businesses. Our Sponsor is SVAC Sponsor LLC, a Delaware limited liability company. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Our registration statements for our Initial Public Offering became effective on September 9, 2020. On September 14, 2020, we consummated the Initial Public Offering of 36,000,000 units at $10.00 per unit, generating gross proceeds of $360.0 million, and incurring offering costs of approximately $23.0 million, inclusive of $16.2 million in deferred underwriting commissions. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 5,400,000 additional units to cover over-allotments, if any, at $10.00 per unit, less underwriting discounts and commissions. On September 18, 2020, the underwriters partially exercised the over-allotment option and on September 23, 2020, purchased an additional 4,423,453 units, generating gross proceeds of approximately $44.2 million, and incurred additional offering costs of approximately $2.7 million (net of approximately $221,000 in reimbursement for certain expenses from the underwriters), including approximately $2.0 million in deferred underwriting fees. As of November 2, 2020, holders of the units may elect to separately trade the public shares and the detachable redeemable warrants included in the units.

Simultaneously with the closing of the Initial Public Offering, we completed the private sale of an aggregate of 6,133,333 private warrants to our Sponsor at a purchase price of $1.50 per private placement warrant, generating gross proceeds of $9.2 million. In connection with the underwriters’ partial exercise of their over-allotment option, our Sponsor purchased an additional 589,794 private placement warrants, generating gross proceeds of approximately $0.9 million.

Upon the closing of the Initial Public Offering, the sale of the private placement warrants, the sale of the over-allotment units and the sale of 589,794 additional private placement warrants, $404.2 million ($10.00 per unit) of the net proceeds of such sales were placed in the trust account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of

Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the trust account as described elsewhere herein.

Our management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an initial business combination. There is no assurance that we will be able to complete an initial business combination successfully. We must complete one or more initial business combinations having an aggregate fair market value of at least 80% of the value of the trust account (excluding any deferred underwriting discount and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination. However, we will only complete an initial business combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

If we are unable to complete an initial business combination within 24 months from the closing of the Initial Public Offering, or September 14, 2022, we will (i) cease all operations, except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish the public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Liquidity and Capital Resources

As of March 31, 2021, we had approximately $1.9 million in cash and working capital of approximately $1.4 million (not taking into account approximately $52,000 of taxes that may be paid using interest income from the trust account).

As of December 31, 2020, we had approximately $2.6 million in our operating bank account, and working capital of approximately $2.5 million. Further, we have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans.

Our liquidity needs to date have been satisfied through the payment of $25,000 from our Sponsor to purchase the founder shares, a loan under a promissory note of approximately $141,000 from our Sponsor, and the net proceeds from the consummation of the sale of the private placement not held in the trust account. We fully repaid the promissory note on September 14, 2020. In addition, in order to finance transaction costs in connection with an initial business combination, our Sponsor or an affiliate of our Sponsor, or our officers and directors may, but are not obligated to, provide us working capital loans. As of March 31, 2021 and December 31, 2020, there were no working capital loans outstanding.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity to meet our needs through the earlier of the consummation of an initial business combination or one year from this filing. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the initial business combination.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations

Our entire activity since inception up to March 31, 2021 was in preparation for our formation and the Initial Public Offering, and since the closing of the Initial Public Offering, the search for a prospective initial business combination. We will not be generating any operating revenues until the closing and completion of our initial business combination.

For the three months ended March 31, 2021, we had net income of approximately $12.0 million, which consisted of approximately $1.0 million in general and administrative expenses, $30,000 in administrative expenses – related party, approximately $50,000 in franchise tax expense, approximately $1,000 in income tax expense, offset by approximately $13.0 million in change in fair value of derivative warrant liabilities, and approximately $58,000 in net gain from investments held in the trust account.

For the year ended December 31, 2020, we had a net loss of approximately $27.1 million, which consisted of approximately $26.3 million loss from changes in fair value of derivative liabilities, approximately $0.6 million of offering costs associated with derivative liabilities, approximately $138,000 in general and administrative expenses, approximately $36,000 of administrative expenses paid to a related party and approximately $200,000 of franchise tax expense, which was partially offset by approximately $169,000 net gain on investments held in the trust account.

For the period from November 14, 2019 (inception) through December 31, 2019, we had a net loss of approximately $1,300, which consisted of approximately $800 in general and administrative expenses and approximately $500 of franchise tax expense.

As a result of the restatement described in Note 2 of the notes to the SVAC audited financial statements included herein, we classify the warrants issued in connection with our Initial Public Offering and our private placement warrants and forward purchase agreement as liabilities at their fair value and adjust the derivative instruments to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. For the year ended December 31, 2020, the change in fair value of derivatives was a decrease of approximately $26.3 million. We also recognized a charge of $0.6 million for the amount of offering costs ascribed to the derivative liabilities.

Related Party Transactions

Founder Shares

On November 27, 2019, our Sponsor purchased 8,625,000 shares of our Class B common stock, par value $0.0001 per share, for an aggregate price of $25,000. In June 2020, our Sponsor transferred (i) 431,250 founder shares to Martin D. McNulty, Jr., our Chief Executive Officer and a member of the board of directors and (ii) 25,000 founder shares to each of Pauline J. Brown, Michelle Felman and Lowell Robinson. In July 2020, our Sponsor transferred 25,000 founder shares to Robert L. Greene. On September 9, 2020, we effected a 1.2:1 share capitalization, resulting in an aggregate of 10,350,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization.

Our Sponsor and our Chief Executive Officer agreed to forfeit up to 1,350,000 founder shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the founder shares would represent 20.0% of our issued and outstanding shares after the Initial Public Offering. On September 23, 2020, upon the underwriters’ partial exercise of the over-allotment, an aggregate of 244,137 founder shares were forfeited by our Sponsor and our Chief Executive Officer.

Our Sponsor and our officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of the founder shares until (A) one year after the date of the consummation of the initial business combination or (B) subsequent to the initial business combination, (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, we consummated the private placement of 6,133,333 private placement warrants to our Sponsor, at a price of $1.50 per private placement warrant, generating gross proceeds to our company of $9.2 million. In connection with the underwriters’ partial exercise of their over-allotment option, our Sponsor purchased an additional 589,794 private placement warrants, at a price of $1.50 per private placement warrant, generating gross proceeds of approximately $0.9 million.

Each whole private placement warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants to our Sponsor was added to the proceeds from the Initial Public Offering held in the trust account. If we do not complete an initial business combination by September 14, 2022, the private placement warrants will expire worthless. The private placement warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees.

Our Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its private placement warrants until 30 days after the completion of our initial business combination.

Related Party Loans

On November 27, 2019, our Sponsor agreed to loan us an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note. The promissory note was non-interest bearing and payable on the earlier of October 31, 2020 or the completion of the Initial Public Offering. We borrowed approximately $141,000 under the promissory note and fully repaid the promissory note on September 14, 2020.

In addition, in order to finance transaction costs in connection with an initial business combination, our Sponsor or an affiliate of our Sponsor, or our officers and directors may, but are not obligated to, make working capital loans. If we complete an initial business combination, we will repay the working capital loans out of the proceeds of the trust account released to us. In the event that an initial business combination does not close, we may use a portion of proceeds held outside the trust account to repay the working capital loans but no proceeds held in the trust account would be used to repay the working capital loans. The working capital loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such working capital loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, we had no borrowings under the working capital loans.

Administrative Services Agreement

We entered into an agreement that provides that, commencing on the date that our securities are first listed on Nasdaq and continuing until the earlier of the consummation of an initial business combination or our liquidation, we will pay our Sponsor a total of $10,000 per month for office space, administrative and support services (the “Administrative Services Agreement”).

Our Sponsor, our executive officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable initial business combinations. Our audit committee will review on a quarterly basis all payments made to our Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Contractual Obligations

Forward Purchase Agreement

On September 9, 2020, the forward purchasers entered into the forward purchase agreement with us, pursuant to which the forward purchasers will purchase forward purchase shares at a price equal to $9.50 per share, in a private placement that will close simultaneously with the closing of the initial business combination. At the closing, the forward purchasers will purchase the number of forward purchase shares from us that would satisfy the Redemption Obligation, subject to the Maximum Backstop Commitment. In addition, in connection with their purchase of any forward purchase shares, the forward purchasers will acquire private placement warrants at the distribution time. The forward purchasers have agreed that they will not redeem any Class A common stock held by them in connection with the initial business combination. The forward purchase shares are identical to the shares of Class A common stock included in the units except that the forward purchase shares are subject to transfer restrictions and certain registration rights, as described herein, and there is no contingent right to receive distributable redeemable warrants attached to the forward purchase shares. Rather, in connection with their purchase of any forward purchase shares, the forward purchasers will acquire private placement warrants.

Optional Share Purchase Agreement

In addition, on September 9, 2020, we entered into an agreement with the forward purchasers, pursuant to which the forward purchasers may, at their option in whole or in part, anytime or from time to time during the 6-month period following the closing of the Initial Business Combination, purchase additional common equity of the surviving entity in the Initial Business Combination at a price of $10.00 per share (or other relevant equity interest) for aggregate consideration not to exceed the difference between (i) $150.0 million and (ii) the lesser of (a) the Redemption Obligation or (b) $100.0 million. In connection with the Merger Agreement, Cyxtera and the forward purchasers entered into the Optional Share Letter Agreement, pursuant to which the forward purchasers agreed not to purchase optional shares for an aggregate amount exceeding $75,000,000 for all forward purchasers. In addition, SVAC agreed not to (i) amend, restate, supplement or otherwise modify, and not to waive any provision or right under the Optional Share Purchase Agreement and/or the Optional Share Letter Agreement, without the prior written consent of the Cyxtera Stockholder, and (ii) take any action in contravention of the Optional Share Letter Agreement.

PIPE Investment

In connection with its entry into the Merger Agreement, SVAC entered into separate Subscription Agreements, each dated as of February 21, 2021, with the PIPE Investors, pursuant to which, among other things, SVAC agreed to issue and sell in a private placement an aggregate of 25,000,000 shares of Class A common stock to the PIPE Investors, for a purchase price of $10.00 per share, and aggregate consideration of $250,000,000. As part of the PIPE Investment, certain clients of Starboard have committed to purchase, on the same terms as the other subscribers, an aggregate of 6,000,000 shares of Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $60,000,000. The PIPE Investment is expected to close substantially concurrent with the closing of the Business Combination.

Registration Rights

The holders of founder shares, private placement warrants and warrants that may be issued upon conversion of working capital loans, if any, (and any shares of Class A common stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the founder shares) are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. We will bear the expenses incurred in connection with the filing of any such registration statements. Pursuant to the forward purchase agreement, we agreed to use our commercially reasonable efforts to (i) within 30 days after the closing of the initial business combination, file a registration statement with the SEC for a secondary offering of the forward purchase shares and any private placement warrants (including the shares of common stock issuable upon exercise thereof) issued to the forward purchasers, (ii) cause such registration statement to be declared effective promptly thereafter, but in no event later than 60 days after such closing and (iii) maintain the effectiveness of such registration statement, until the earlier of (A) the date on which the forward purchasers cease to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act, subject to certain conditions and limitations set forth in the forward purchase agreement. We will bear the costs of registering the forward purchase shares and private placement warrants. The optional share purchase agreement provides that the forward purchasers are entitled to certain registration rights with respect to their optional shares.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, and were paid approximately $8.1 million in the aggregate, upon the closing of the Initial Public Offering and the sale of over-allotment units. The underwriters agreed and paid approximately $2.0 million to us to reimburse certain of our expenses in connection with the Initial Public Offering and the sale of over-allotment units. An additional fee of $0.45 per unit, or $18.2 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees

We obtained legal advisory service with a legal counsel firm in connection with the Initial Public Offering and agreed to pay the legal counsel firm an amount of $250,000 solely in the event that we complete an initial business combination.

Critical Accounting Policies

Class A Common Stock Subject to Possible Redemption

We account for our Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. Our Class A common stock features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021 and December 31, 2020, 34,815,918 and 33,614,040 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of our balance sheets.

Net Income (Loss) Per Common Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. We have not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 20,197,611 shares of our common stock in the calculation of diluted loss per share, since the average market price of our Class A common stock for the three months ended March 31, 2021 was below the warrants’ $11.50 exercise price. As a result, diluted income per common share is the same as basic net income per common share for the period presented.

Our unaudited condensed consolidated statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per common stock, basic and diluted for Class A common stock are calculated by dividing the interest income earned on investment securities held in the trust account, net of applicable taxes available to be withdrawn from the trust account by the weighted average number of Class A common stock outstanding for the period. Net income per common stock, basic and diluted for Class B common stock is calculated by dividing the net income of approximately $12.0 million, less income attributable to Class A common stock, by the weighted average number of Class B common stock outstanding for the period.

At March 31, 2020, we did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in our earnings. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Derivative Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued 6,737,242 detachable redeemable warrants to investors in our Initial Public Offering and issued 6,723,127 private placement warrants to our sponsor. We will also be distributing warrants (which will be in the form of distributable redeemable warrants and, to the extent any public stockholders redeem Class A common stock in connection with our initial business combination, distributable redeemable warrants and private placement warrants) to purchase 6,737,242 shares of our Class A common stock in connection with the closing of our initial business combination. All of our outstanding warrants and distributable redeemable warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and private placement, and distributable redeemable warrants, were initially measured at fair value using a modified Black-Scholes option pricing model.

We have entered into the forward purchase agreement pursuant to which the forward purchasers will purchase forward purchase shares at a price equal to $9.50 per share, in a private placement that will close simultaneously with the closing of our initial business combination. At the closing, the forward purchasers will purchase the number of forward purchase shares from us that would result in net proceeds in an aggregate amount necessary to satisfy the Redemption Obligation, subject to a maximum of $100,000,000. The forward purchase agreement is recognized as a derivative liability in accordance with ASC 815-40. Accordingly, we recognize the instrument as a liability at fair value and adjust the instrument to fair value at each reporting period.

Recent Issued Accounting Standards

In August 2020, the FASB issued Accounting Standard Update (the “ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. We early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.

Our management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statement.

Off-Balance Sheet Arrangements

As of March 31, 2021 and December 31, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We have elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

BUSINESS OF CYXTERA

Industry Overview

Data Center Overview

Data centers are specialized facilities designed to house and support the operations of network, storage and computing equipment. This equipment typically resides in cabinets or cages within the data center and consists of servers, switches, storage devices, routers and fiber transmission gear, among other things. The equipment has specific power, cooling, connectivity and security requirements to achieve optimal operating conditions. Such requirements can only be met in controlled environments, such as those provided by specialized data center facilities. To provide such controlled environments, data centers require specialized mechanical and electrical equipment, including uninterruptible power supplies, cooling systems, fire suppression systems and backup power generators. Due to the critical nature of the equipment housed in data centers and the data stored and processed on such equipment, data centers require significant technical and operations expertise, continuous uninterrupted operations and high levels of security. As digital transformation continues across the global economy, the importance and mission-critical nature of data centers has never been higher.

Types of Data Centers

There are three basic types of data centers: on-premise, wholesale and retail colocation.

On-Premise Data Centers

An on-premise data center is one that is owned and operated by an individual business to meet its own data center requirements. Companies may maintain on-premise data centers for regulatory, privacy, performance and security reasons or because they believe it is a more cost effective alternative for their purposes. Cyxtera believes that companies are trending away from company-owned and operated data centers to a hybrid information technology (IT) model that includes a mix of cloud and data center services, including both on-premises and third party colocation. Cyxtera believes that this shift to hybrid IT has also driven growth in IT outsourcing, as companies seek out third party providers that can provide greater operational flexibility, robust connectivity and low latency access to cloud on-ramps while reducing their capital requirements. According to IDC’s Worldwide Datacenter Installation Census and Construction Forecast, the percentage of outsourced data center capacity will increase from 29% in 2019 to 49% in 2024.

Wholesale Data Centers

A wholesale data center is a data center that is leased to a single customer consisting of either a full building or data hall with access to basic cooling and power infrastructure. The customer is responsible for building out the white space into a fully functioning data center and managing its day-to-day operations. Wholesale data centers typically have a limited number of customers, fewer connectivity options and limited availability of additional services. Wholesale data center contracts are typically structured as triple net or modified gross leases with long duration terms. Typical wholesale data center customers include cloud computing service providers and retail colocation service providers.

Retail Colocation Data Centers

Retail colocation involves the provision of turn-key data center services to multiple customers with smaller individual power capacity requirements (typically under 500kw) and within the same data halls. The data center operator is responsible for the day to day operation of the data center, including the provisioning of adequate power capacity, cooling, security and access to telecommunications carriers. Retail colocation providers also typically include access to value-added services including remote IT infrastructure support and additional network services that are offered for the customer’s convenience as part of their larger service agreement.

Differentiated providers are able to offer a true platform, providing a robust network of interconnection services that allow customers to plug in to a dynamic ecosystem of enterprises and business partners, including a wide range of network service providers, public cloud service providers and “as a Service” providers. Retail colocation customers are only responsible for maintaining and operating their own equipment housed in cages or cabinets within the data center. Retail colocation contracts are typically multi-year agreements and provide greater flexibility for the customer.

Data Center Industry

The global data center market continues to experience robust growth. According to Structure Research, the market is expected to grow from approximately $48 billion in 2019 to $92 billion in 2025, representing a compounded annual growth rate (“CAGR”) of 11%. The represented maturity of the data center market varies across regions. North America, the most mature region globally, represented 37% of the global colocation market in 2020 and is expected to grow at a 6.7% CAGR over the next five years. The EMEA region represented 17% of the global colocation market in 2020 and is expected to grow at a 12.5% CAGR over the next five years. Asia Pacific represented 45% of the global colocation market in 2020 and is expected to grow at a 13.7% CAGR over the next five years. The market is expected to continue to benefit from global secular tailwinds, including, among other things, the shift toward outsourcing, growth in data creation and network traffic, the adoption of cloud services, the deployment of 5G, the emergence of Internet of Things, big data analytics and artificial intelligence (AI) / machine learning (ML) solutions. Cyxtera believes that the top data center markets have witnessed an outsized portion of the demand due to, among other factors, their large populations, economic importance and position as key network aggregation points.

All these factors have led to an increasing need for high-quality, carrier-neutral data centers. Market leaders are typically those companies with data centers in strategic locations across multiple regions and around the world, robust network density, customer diversification, and a track record of excellence, evolution, and innovation.

Demand Drivers for Data Centers

Shift toward outsourcing

Enterprises continue to move from in-house data centers to outsourced IT infrastructure as their data center requirements expand. Decisions are typically driven by the operational flexibility to scale resources efficiently, capital expenditure and operating expense savings, the ability to procure lower connectivity costs from the multiple network connectivity options available in carrier-neutral data centers and the availability of low latency access to cloud on-ramps. Further, the complexity and high cost of building, maintaining and operating data center facilities further deter companies from pursuing an in-house strategy. Third party data centers allow customers to maintain their focus on operating their business while reducing costs.

Growth in data and network traffic

The digital transformation of the global economy is driving secular growth in the amount of data that is created, stored, processed, and transmitted worldwide and is placing increased demands on IT performance. Data centers are the beneficiary of this rapidly growing data activity. Enterprises are transforming their businesses by embracing solutions that allow them to digitize their interactions with their employees, customers and suppliers to reduce costs, become more efficient and gain greater visibility into key trends impacting their business. According to the Cisco Visual Networking Index Global IP Traffic Forecast, 2017-2022, global IP traffic is expected to grow from 201 exabytes per month in 2019 to 396 exabytes per month in 2022, representing a CAGR of 25%.

Continued adoption of cloud computing

The adoption of cloud-based services and applications among enterprises continues to boost the demand for high-quality data centers. These applications require scalable infrastructure across multiple locations with robust network connectivity and low latency access to end users. According to Citi’s “Where the Mountain Touches the Clouds” report, cloud spend is forecasted to increase from $233 billion in 2019 to $268 billion in 2022, representing a CAGR of 15%.

5G and Internet of Things (“IoT”)

The deployment of 5G networks and the emergence of IoT are both expected to generate demand for data center capacity. Internet of Things devices embed sensors in internet connected devices for the purpose of collecting, storing and transmitting data to end users, customers and service providers. IoT technology is being added to more and more common devices, from sensors and watches to refrigerators and even cars. These devices generate and transmit large volumes of data, all of which must be stored, processed and transmitted elsewhere. According to IDC’s Worldwide Semiannual Internet of Things Spending Guide, global IoT spend will surpass $1.1 trillion by 2024. Fifth generation (5G) networks will enable these and other solutions to move data at speeds more than 100 times faster than current 4G networks, leading to further increases in data usage over time as 5G networks enable denser and faster streams of data, coming in at higher volumes that need to be processed at a faster speed. Geographical proximity to users of data and services is critical to meeting performance requirements of IoT and 5G, increasing the importance of being near major population centers.

Big data analytics and AI/ML solutions

New technology and data driven industries have emerged, such as big data analytics and AI/ML, that consume, process and store data at unprecedented volumes. These solutions help enterprises to better process and learn from their data. Modern analytics workloads – particularly those relating to AI and ML – require high levels of computational power to support large data sets, complex training algorithms and real-time inputs. As a result, their energy needs far exceed those of traditional workloads, driving demand for investment in IT infrastructure to accelerate workloads and deliver processing power at scale. These functions also greatly benefit from colocation with service providers, generating network effects that drive value in the data center ecosystem.

Barriers to Entry

The retail colocation model provides high barriers to entry. These barriers include the scarcity of strategic locations and access to power; connectivity and related network effects; the need to achieve multi-regional or global scale; development cost and technical expertise; high switching costs; and track record and reputation.

Scarcity of strategic locations and access to power

Carrier-neutral data centers are typically located in major metropolitan areas and carefully selected to be in close proximity to major fiber routes. As these data centers are typically located in proximity to major economic hubs, available sites are often limited. Zoning, permitting, and local regulations create additional limitations on development and take expertise to navigate. Due to the time and capital required to develop new data centers, established operators have a significant advantage relative to new entrants in securing demand within markets. Access to the abundant power with sufficient resiliency that is required to operate a data center requires significant planning and investment and is frequently a key limitation when identifying suitable sites for data center development.

Connectivity and related network effects

In addition, it is difficult and expensive to attract a large number of network and other service providers to a data center. Recruiting such service providers to the data center is critical to creating a robust interconnection ecosystem. Attracting connectivity density to new data centers requires significant time and investment as network service providers are reluctant to invest resources to connect new data centers lacking existing customers.

Development cost and technical expertise

The development of high-quality data centers requires significant time, capital and technical expertise. The long development lead times, from site selection to design and permitting to construction and commencement, create significant financing and execution risks. New greenfield developments often cost ten-to-hundreds of millions of dollars in capital with multi-year development timelines. Purpose-built, enterprise-grade data center infrastructure also requires immense technical knowledge, including of mechanical, electrical and network engineering.

Multi-regional or global reach

Enterprise customers prefer to contract with a limited number of data center providers that can meet their needs in multiple geographies, providing consistent services under a single contract vehicle. Developing a footprint of data centers across strategic geographic locales is expensive, time consuming and requires the navigation of varying legal and regulatory requirements. Due to the timing to develop greenfield sites in multiple locations, new market entrants or existing players seeking to expand their global reach are likely to seek to acquire sites to expedite their efforts to achieve such global scale. However, acquisition targets may be limited, and competition for acquisition targets in desirable locations may drive up acquisition costs.

High switching costs

Data center customers are characterized as being very sticky. Once a customer deploys with an outsourced data center provider, it is difficult to relocate given the significant cost, operational risk, inconvenience and business disruption associated with a move. It can be time consuming and complex to procure a new data center that meets the same technical and connectivity requirements. This results in relatively low churn relative to other industries.

Track record and reputation

Highly specialized staff are required to operate and maintain data centers to minimize downtime and maintain a standard acceptable to enterprise customers. Cyxtera believes that an established track record of operational performance is a clear differentiator in attracting new and retaining existing customers. Customers also seek data center providers with which they can partner as they grow and with a demonstrated ability to evolve and innovate with the ever-changing technological environment. This reputation is difficult to replicate for new entrants in the market, who often find it difficult to entice customers to trust them with their mission-critical applications without a strong track record. A strong brand name and reputation are also critical in attracting network service providers, further enhancing the data center’s ecosystem.

Business Overview

Cyxtera is a global data center leader in retail colocation and interconnection services. Cyxtera is the largest privately-held global retail colocation provider based on market share, and will be the third largest provider following the closing of the Business Combination. As of March 31, 2021, Cyxtera’s data center platform consists of 61 highly interconnected data centers across 29 markets on three continents. Cyxtera provides an innovative suite of deeply connected and intelligently automated infrastructure and interconnection solutions to more than 2,300 leading enterprises, service providers and government agencies around the world – enabling them to scale faster, meet rising consumer expectations, and gain a competitive edge.

Cyxtera believes that its data center platform sets it apart from its competitors in the data center industry. Customers choose Cyxtera for the following reasons:

•	Global Footprint: 61 facilities in 29 markets, including 10 of the 10 most attractive global markets.

•	Breadth of Offering: Complete suite of colocation, connectivity, and bare metal solutions.

•	World-Class Platform: High quality assets with dense connectivity and a strong customer ecosystem.

•	Operational Flexibility: Flexible technical support services, portability and installation solutions.

•	Market Leadership: Recognized as a leader by customers and industry thought leaders.

•	Continuous Innovation: Proven track-record of developing innovative products and services.

Cyxtera focuses exclusively on carrier-neutral retail colocation, interconnection and related services, an area it believes represents the sweet spot within the broader data center industry.

Cyxtera’s global footprint consists of 61 data centers in 29 markets as of March 31, 2021, and includes every major North American market and all of the top 10 data center markets as ranked by Cushman & Wakefield in 2020. This scale and geographic reach enable Cyxtera to deliver solutions to enterprises, service providers and government agencies in the locations where they want to be – near population centers, customers, employees and service providers – and to support their growth with deployments in multiple data centers across several markets. Cyxtera’s 247 MW of total power capacity and 34 MW of available expansion capacity is balanced across its platform, positioning Cyxtera to meet the expanding requirements of its strong customer base.

Cyxtera’s scale and density of its interconnection platform strengthens its customer value proposition. Cyxtera’s interconnection platform includes more than 240 individual network service providers, with an average of 17 per site; low latency connectivity to major public cloud zones from virtually all of its data centers; and over 40,000 cross-connects. Cyxtera’s interconnection solutions are the backbone of a global platform of data centers that operate as a true ecosystem where Cyxtera’s customers can easily connect to other enterprises and business partners, including a wide range of network service providers, public cloud service providers and “as a Service” providers. Utilizing its innovative, software-defined and API-driven solutions, Cyxtera makes all of these products easier to consume, allowing customers to deploy, access and manage their IT infrastructure solutions with the click of a button.

Cyxtera believes it has a stable and predictable business model, with more than 90% recurring revenue, fixed term customer contracts (typically 3 years), long-tenured customer relationships and network effects that drive customer stickiness.

Company Snapshot

(1) Based on datacenter.com’s “What Are the Top Data Center Markets in the World?”

Cyxtera’s Platform and Competitive Strengths

Cyxtera believes that its differentiated platform positions it well to compete effectively against other data center providers and capitalize on the secular tailwinds driving rapid industry growth.

Strategic and Centrally Located Data Centers – Cyxtera’s data centers are strategically located in large metropolitan markets globally, which are in close proximity to major business and financial hubs, core clusters of connectivity and a wide range of data center customers, including a diverse collection of global enterprises and leading hyperscale cloud providers. As of March 31, 2021, Cyxtera’s global footprint consists of 61 data centers in 29 markets, including every major North American market and all of the top 10 global markets. This scale and geographic reach enable Cyxtera to meet its customers where they want to be and support their growth with deployments in multiple data centers across multiple markets. Furthermore, Cyxtera believes that the scale and distribution of its data center footprint position Cyxtera for continued growth and creates sustainable barriers to market entry for new entrants and smaller regional players.

High Quality Reliable and Secure Facilities – Cyxtera’s portfolio consists of high-quality Tier III data center facilities. A Tier III data center is concurrently maintainable with redundant components as a key differentiator, with redundant distribution paths to serve the critical environment. Tier III data centers provide continuous operations, as their redundant infrastructure allows for equipment maintenance or replacement to be completed without shutting down the facility. Cyxtera’s preventative maintenance program ensures all electrical and mechanical infrastructure is maintained to meet or exceed industry standards. This ensures customers receive the highest levels of availability and has led to 99.9999% availability over the last three years.

Attractive and Diversified Customer Base – Cyxtera has a diversified customer base of over 2,300 customers. As of December 31, 2019, 91% of Cyxtera’s revenues were generated by large enterprise customers, with 65% of its revenues attached to the high-growth, COVID-resistant, technology, media and telecommunications (TMT) segment. Approximately 56% of Cyxtera’s revenues were generated by service providers (37% cloud and IT services; 19% network service providers), creating a symbiotic ecosystem with the corporate customers that account for the remainder of the Company’s revenue. Only Lumen accounts for more than 5% of Cyxtera’s annual revenues (approximately 14% in 2020) and Cyxtera’s top 20 customers account for approximately 42% of total revenues on a combined basis. Cyxtera’s customers have a long tenure with Cyxtera, with an average tenure of over 13 years for Cyxtera’s top 20 customers (excluding Lumen). The following companies represent some of Cyxtera’s leading customers:

Highly Connected Ecosystem – Cyxtera’s carrier-neutral colocation and interconnection platform consists of over 40,000 physical and virtual cross-connects, more than 240 network service providers, more than 1,000 networks and low latency connectivity to major public cloud zones from virtually all of its data centers. Cyxtera believes that the density of its interconnection platform strengthens the Cyxtera ecosystem, and attracts enterprises, media and content providers, service providers and other groups wanting to access these diverse networks and other enterprises in a single location versus connecting these parties in multiple locations. As of March 31, 2021, Cyxtera’s interconnection revenue represented over 10% of its total revenue.

A Differentiated Platform and Innovative Products – Cyxtera has a history of, and will continue to invest significantly in, delivering innovative products that make it easier for its customers to consume its data center and related offerings as a Service. Cyxtera’s differentiated platform is based on five principles:

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Focus on Innovation – Cyxtera has developed its Cyxtera Digital Exchange and Enterprise Bare Metal product offerings from the ground up using in-house resources. Cyxtera maintains a technical research and software development team focused on bringing new innovations to market. Cyxtera believes this is a competitive advantage that sets it apart from its competitors who have acquired, or do not offer, similar technologies, positioning Cyxtera to be a leader in using technology to transform the data center and interconnection experience for its customers. Customers want data center providers that can evolve and provide innovative products and services as technology advances, and Cyxtera believes it has demonstrated this capability.

•	Programmability – The Cyxtera Digital Exchange has used an “API-first” approach to offer maximum flexibility, cross-platform versatility and custom solutioning. In addition, by considering API development early on, Cyxtera built with future functionality in mind, laying the groundwork for an extensible platform.

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“Cloud-Like” Agility – Built on a software-programmable and massively scalable network fabric, Cyxtera’s digital exchange offers on-demand provisioning and customization of each element of the traditional data center—including storage, compute, networking, and management making the data center easier to consume. By providing its customers with the financial and operational flexibility of the cloud alongside the performance and security of enterprise-grade infrastructure, Cyxtera believes it delivers a solution that maximizes their ability to compete in today’s digital economy.

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Intelligent Automation as a Core Competency – Cyxtera is passionate about baking automation into every aspect of its business including, for example, by using IoT sensors to share real-time temperature and humidity data and providing customers with tools for automating recurring tasks. Cyxtera’s remote management capabilities deliver an intuitive user experience that brings customers closer to the data center than ever before.

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Seasoned Management Team with Proven Track Record – Cyxtera’s senior management team represents a strong balance of significant experience within the data center industry and related technology and telecommunications industries. This includes the experience of Cyxtera’s Chair, who founded and, together with Cyxtera’s Chief Executive Officer, Chief Operating Officer and other key members of Cyxtera’s senior management team, built and successfully ran Terremark Worldwide, Inc. until its sale to Verizon Communications, Inc. in 2011.

Cyxtera’s Growth Strategies

Cyxtera’s objective is to continue growing its position as a leading provider of data center services globally. The key elements of its strategy include:

Increase utilization of in-place data center capacity

As of March 31, 2021, Cyxtera had a utilization rate of approximately 69% based on square feet of sellable data center capacity. This reflects a combination of the unused capacity of the footprint when it was acquired from Lumen as well as Cyxtera’s recent customer-driven expansion efforts, which added 160,000 square feet of additional capacity in 2019 and 2020. Cyxtera believes it can leverage its regional sales and partnership strategy to drive capital efficient growth and increase utilization rates of its existing capacity to an industry norm in excess of 80% over time, generating significant revenue growth with high flow-through due to the high operating leverage in its business model.

Drive interconnection penetration and density

Cyxtera provides its more than 2,300 customers with access to over 1,000 networks and facilitates over 40,000 cross connects. As data creation and network traffic continue to increase, the powerful network effects present within Cyxtera’s ecosystems will result in increased demand for interconnection amongst enterprises and service providers across its global platform. This sticky, recurring revenue and its high contribution margin (95%+) underpins Cyxtera’s attractive business model and drives outsized returns on its investments. Cyxtera expects interconnection revenue to grow from 10% of revenue in 2020 to 15% of revenue by 2025.

Expand within its existing data center footprint

Cyxtera has identified several attractive expansion options within existing markets across its footprint. The company is currently expanding in its Chicago and Silicon Valley markets and has the ability to further expand in those markets and in its London market. These expansions, totaling more than 10 MW of additional sellable power capacity in aggregate, can be executed in a capital efficient manner by expanding existing facilities and leveraging in-market staffing to manage their day-to-day operations. Any such expansion would be success-based, leveraging confirmed customer demand, and would generate substantial high-margin revenue due to the high operating leverage and flow through in Cyxtera’s business model.

Enter new markets

Cyxtera’s enterprise customers increasingly prefer to purchase data center services from a small group of partners who can meet their IT requirements on a multi-regional or global scale. Cyxtera currently operates data centers across all key markets in North America and in key markets in Europe and Asia. Cyxtera will look to opportunistically expand into new, high growth markets across Europe, Asia Pacific, and Latin America to further build out its global platform.

Grow new and existing elements of its innovative product/service portfolio

Since its launch, Cyxtera has focused on innovative technologies that are intended to improve the customer experience by making it easier for customers to consume Cyxtera’s data center services, connect with other customers and service providers and empower their automation initiatives. These innovative technologies include Cyxtera’s Enterprise Bare Metal and Digital Exchange (software-defined networking) solutions, among others. Cyxtera has seen rapid adoption of these offerings from its customers as their requirements continue to evolve.

Strategic M&A and Asset Ownership

Cyxtera believes it has an opportunity to drive significant incremental growth and value creation through various inorganic growth initiatives, including strategic M&A and increasing its asset ownership. Cyxtera believes the data center industry remains fragmented and is ripe for further consolidation. Cyxtera believes it is well-positioned to be a successful consolidator because of the global scale of its platform, the software systems implemented following the carve-out (which were selected with growth in mind), and the acquisition and integration experience of its team. In addition, Cyxtera would opportunistically seek to drive additional value creation by acquiring leased assets to increase its ownership base.

Cyxtera’s Product Portfolio

Cyxtera provides a variety of data center products and services that are specifically designed to address the needs of enterprises, service providers and government agencies. The following are Cyxtera’s primary service and product offerings:

Colocation: Cyxtera provides retail colocation services in 61 high quality, highly connected data centers in 29 markets across the world. Cyxtera’s colocation services provide customers space and power in its reliable, redundant and secure data centers to host their critical applications and workloads in an integrated ecosystem. Colocation space and power services are offered under fixed duration contracts (typically 3 years) and billed on a monthly basis generating monthly recurring revenue.

Interconnection: Cyxtera’s carrier- and cloud-neutral, densely connected global data center footprint and thriving partner ecosystem deliver the local, global and cloud connectivity options customers need for today’s distributed hybrid IT. Cyxtera offers traditional physical cross connects as well as virtual cross connects that can be provisioned on-demand through the Cyxtera Digital Exchange. These offerings provide customers the ability to establish fast, convenient, affordable and highly reliable connections to their preferred network service providers, low latency public cloud on-ramps and a wide range of technology and network service providers and business partners. Interconnection services are offered on month-to-month contract terms and generate monthly recurring revenue.

Bare Metal: Cyxtera Enterprise Bare Metal is an on-demand IT infrastructure solution that allows customers to consume Cyxtera’s data center services in a cloud-like fashion by enabling customers to purchase compute solutions “as a Service”. Cyxtera’s fully automated provisioning platform enables customers to seamlessly connect to partner services, including single-tenant, private bare metal servers from NVIDIA, Nutanix, Fujitsu and HPE. Enterprise Bare Metal offers the best of all worlds – rapid access to high-performance compute power to solve for even the most bandwidth-intensive AI and ML workloads, the ability to rapidly scale up and down in accordance with business requirements and the financial benefits associated with having a predictable monthly operating expense rather than a large, upfront capital purchase. Enterprise Bare Metal services are offered under fixed duration contracts and billed on a monthly basis generating monthly recurring revenue.

Deployment Services: Cyxtera offers a variety of value-added services to help customers streamline data center deployment and reduce time-to-solution. These services are provided by Cyxtera’s team of industry-recognized personnel and include custom data center installation and set-up, access to secure cages and cabinets, integrated structured cabling solutions including cage design, rack layout and rack elevation and the ability to deliver a turnkey environment. Deployment services are one-time in nature and generally billed at the time of completion or delivery.

Gold Support: Through its gold support services, Cyxtera’s infrastructure professionals are available 24 hours a day, 7 days a week to assist customers with routine management of their environments, such as server reboots, telecommunications support, equipment racking and stacking, Operating System loading and magnetic tape backups of critical data. Gold support services can be consumed on an ad hoc basis or in pre-paid blocks, in each case generating non-recurring revenue. Customers can also elect to purchase recurring monthly blocks of gold support hours, generating monthly recurring revenue.

Cyxtera’s History and Transformation

Cyxtera was formed by affiliates of BC Partners and Medina Capital for the purpose of acquiring the data center and colocation business of Lumen Technologies, Inc. (formerly, CenturyLink, Inc.) (“Lumen”). The Lumen data center portfolio consisted of high-quality, well-located, scaled, and well-maintained data center assets that were under-optimized as a relatively small business unit within a large telecommunications carrier focused on its core networking business.

The BC Partners and Medina Capital teams saw in the transaction an opportunity to transform these assets into a next generation carrier-neutral global data center platform under the proven data center management team at Medina Capital who founded, built and successfully ran Terremark Worldwide, Inc. until its sale to Verizon Communications Inc. in 2011. Cyxtera completed the Lumen data center business acquisition and commenced operations on May 1, 2017.

Since May 1, 2017, Cyxtera’s experienced management team has completed the carve-out and transformed the acquired data center business. In that time, Cyxtera has successfully deployed new core systems to manage and scale its business, established a new brand from scratch and deployed a new salesforce and channel program to successfully carry its message to customers. Cyxtera also made strategic investments in its platform, including by adding sellable capacity based on customer demand, broadening the scope of its interconnection offerings to further drive the carrier-neutral advantages of its platform, adding over 130 new service provider deployments, and developing innovative software-enabled, “as a Service” and bare-metal offerings. With the carve-out now completed, Cyxtera is well-positioned to capitalize on its platform, ecosystem, and innovative technologies to accelerate its growth trajectory.

Cyxtera has maintained a strong relationship with Lumen since the carve-out, and Lumen is both a minority investor and key strategic sales partner.

Competition

Cyxtera competes with numerous providers of data center and interconnection services. Many of these companies own or operate data centers similar to Cyxtera’s in the same markets in which Cyxtera’s data centers are located. Certain of Cyxtera’s data center competitors include CoreSite Realty Corporation, CyrusOne, Inc., Digital Realty Trust, Inc., Equinix, Inc., and QTS Realty Trust, Inc. Cyxtera believes that it is differentiated from most competitors in the retail data center industry because it offers a true platform with the large scale and geographic reach of its data center portfolio, density of its interconnection platform – which creates an ecosystem where Cyxtera’s customers can easily connect to other enterprises and business partners – and innovative, software-defined technologies that increase the value proposition for customers by making it easier for them to address their hybrid IT infrastructure needs. See “Risk Factors—Risks Related to Cyxtera’s Business and Operations—Cyxtera may not be able to compete successfully against current and future competitors.”

Intellectual Property

Cyxtera relies on trademarks, domain names, patents, copyrights, trade secrets, contractual provisions and restrictions on access and use to establish and protect its proprietary rights. These include trademark registrations and applications for “Cyxtera” and the Cyxtera logo; pending patent applications covering various technologies related to its Cyxtera Digital Exchange offering; and various domain name registrations, including for “cyxtera.com.”

Human Capital

As of March 31, 2021, Cyxtera had 739 employees worldwide, with 653 based in the United States and Canada, 60 based in Europe, and 26 based in Asia-Pacific. Of those employees, 383 employees were in engineering and operations, 141 employees were in sales and marketing, and 215 employees were in management, finance, and administration.

Commitment to Diversity

Cyxtera has made a commitment to diversity and inclusion in the workplace, one where everyone has the opportunity to fully participate and is valued for their distinctive skills, experiences and perspectives. Cyxtera makes all recruiting, payment, performance and promotion decisions based on merit, without discrimination on the basis of gender, sexual orientation, age, family status, ethnic origin, nationality, disability or religious belief.

Employee Development and Recognition

Cyxtera has invested in resources and opportunities to allow its team members to develop and enhance their skills, including through Cyxtera University, its on-demand learning channel that allows employees to access homegrown and third-party learning tools and content. Cyxtera seeks to proactively recognize employees who are performing at a high level, including through quarterly “Spotlight Awards” that provide for cash bonuses and recognition on Cyxtera’s quarterly all-employee town hall meetings.

Employee Health and Safety

Cyxtera is dedicated to ensuring the health and safety of its team members, customers, partners and suppliers. To that end, Cyxtera’s dedicated global health and safety function ensures that employees are trained on best practices to create a safe and healthy workplace for all. During the COVID-19 pandemic, Cyxtera implemented a number of additional precautionary measures to protect the health and safety of its employees, customers, partners and suppliers all while providing a consistent level of service to its customers. In addition, Cyxtera shifted to a “work from home” policy for all personnel other than data center operations personnel, providing all employees with annual and monthly stipends to support their work from home requirements. To recognize the extraordinary contributions of its operations team members, Cyxtera paid a special bonus of $1,000 to all data center operations personnel in the summer of 2020.

Employee Engagement and Satisfaction

Cyxtera conducts periodic employee surveys as a means to receive feedback from its team members and improve employee engagement and satisfaction. Cyxtera intends to conduct such surveys on at least an annual basis.

Insurance

Cyxtera carries comprehensive general liability, property, earthquake, flood and business interruption insurance covering all of the properties in its portfolio. Cyxtera also carries coverage for technology professional liability, and cybersecurity. Cyxtera has selected policy specifications and insured limits that it believes to be appropriate given the relative risk of loss, the cost of the coverage and industry practice. In the opinion of Cyxtera’s management, Cyxtera maintains adequate insurance with limits and coverages it believes to be commercially reasonable. Cyxtera does not carry insurance for generally uninsured losses such as loss from riots and war, because such coverage is not available or is not available at commercially reasonable rates. In addition, although Cyxtera carries earthquake and flood insurance on its properties in an amount and with deductibles that it believes are commercially reasonable, such policies are subject to limitations in certain flood and seismically active zones. Certain of the properties in Cyxtera’s portfolio are located in areas known to be seismically active. See “Risk Factors—Risks Related to Cyxtera’s Business and Operations—The level of insurance coverage that Cyxtera purchases may prove to be inadequate.”

Facilities

Cyxtera’s headquarters are located in Coral Gables, Florida.

Cyxtera owns two data center facilities and leases the rest of its data center portfolio.

Cyxtera’s owned data center facilities consist of: (1) the data center located at 9180 Commerce Center Circle and 9110 Commerce Center Circle, Highlands Ranch, Colorado; and (2) the data center located at 22995 Wilder Court, Sterling, Virginia.

Cyxtera’s leased data center facilities are typically leased pursuant to long-term, non-cancellable lease agreements. As of March 31, 2021, Cyxtera’s data center leases had an average remaining lease duration of approximately 21 years, assuming the exercise of all extension options exercisable by Cyxtera in its discretion. As of March 31, 2021, two of Cyxtera’s leased facilities had a lease term expiring in less than five years, and an additional three leased facilities had lease terms expiring in less than 10 years. Cyxtera believes it has good relationships with all of its landlords.

Legal Proceedings

From time to time, Cyxtera is a party to various litigation matters incidental to the conduct of its business. Cyxtera is not presently party to any legal proceedings the resolution of which it believes would have a material adverse effect on its consolidated business prospects, financial condition, liquidity, results of operation, cash flows or capital levels.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS

OF OPERATIONS OF CYXTERA

Unless the context otherwise requires, all references in this section to the “Company,” or “Cyxtera” refer to the business of Cyxtera Technologies, Inc. and its subsidiaries prior to the consummation of the Business Combination.

You should read the following discussion and analysis of Cyxtera’s financial condition and results of operations together with the “Selected Historical Financial Information of Cyxtera” section of this proxy statement and Cyxtera’s Consolidated Financial Statements and the related notes appearing elsewhere in this proxy statement. This discussion contains forward-looking statements that reflect Cyxtera’s plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under, but are not limited to, the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement, Cyxtera’s actual results may differ materially from those anticipated in these forward-looking statements.

Overview of Cyxtera’s Business

Cyxtera is a global data center leader in retail colocation and interconnection services. Cyxtera is the largest privately-held global retail colocation provider based on market share, and will be the third largest provider following the closing of the Business Combination. Cyxtera’s data center platform consists of 61 highly interconnected data centers across 29 markets on three continents. As of March 31, 2021 Cyxtera provides an innovative suite of deeply connected and intelligently automated infrastructure and interconnection solutions to more than 2,300 leading enterprises, service providers and government agencies around the world – enabling them to scale faster, meet rising consumer expectations, and gain a competitive edge.

Factors Affecting Cyxtera’s Business

2019 Restructuring Program

During the course of the fourth quarter of 2019 and the first quarter of 2020, Cyxtera implemented certain initiatives aimed at driving greater efficiency to its business. These initiatives included an in-depth review of Cyxtera’s back-office functions including both personnel and non-personnel expenses.

Impact of COVID-19

The ongoing COVID-19 pandemic and resulting social distancing, shelter-in-place, quarantine and similar governmental orders put in place around the world have caused widespread disruption in global economies, productivity and financial markets and have materially altered the way in which Cyxtera conducts its day-to-day business. Cyxtera has implemented a number of precautionary measures to protect its employees, customers, partners and suppliers all while complying with applicable governmental regulations and local public health guidance and ordinances. Cyxtera cannot predict the potential impacts of the COVID-19 pandemic or the distribution of vaccines on its business or operations, but it will continue to actively monitor the related issues and may take further actions that alter its business operations, including as may be required by federal, state, local or foreign authorities or that it determines are in the best interests of its employees, customers, business partners and stockholders.

In 2020, Cyxtera took steps to address the risks and impact of COVID-19 to the Company’s operations, customer, employees, partners and communities in which it operates. These measures have included restrictions on employee travel; cancellation of in person events and conferences; changes to work shifts including the use of “clean teams” to ensure continuity of service at Cyxtera’s data centers; processes to non-essential limit and scheduled access to certain Cyxtera data centers; and the implementation of screening, social distancing and hygiene protocols at all data center and office locations.

Cyxtera expects some of these restrictions and precautions to remain in place for an undetermined period of time until there is a substantial reduction in the risk levels. Cyxtera has not has a material positive or negative impact on its financial condition as a result of these measures.

The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus, the existence of any additional waves of the COVID-19 pandemic, the extent and effectiveness of containment actions, progress towards widespread rapid testing, effective treatment alternatives and vaccination efforts, and the impact of these and other factors on Cyxtera’s employees, customers and business partners. The COVID-19 pandemic continues to evolve and disrupt normal activities in many segments of the U.S. and global economy even as COVID-19 vaccines have been and continue to be administered in 2021. Although the overall trajectory of the pandemic within the United States is improving as cases are significantly declining, much uncertainty still surrounds the pandemic, including its duration and ultimate overall impact on the Company’s operations. If Cyxtera is not able to respond to and manage the impact of such events effectively, its business may be harmed.

The Business Combination

Cyxtera entered into the Merger Agreement with Starboard Value Acquisition Corp. (“SVAC”), a special purpose acquisition company, on February 21, 2021. Upon consummation of the Business Combination, Cyxtera expects to be deemed the accounting acquirer of the combined business, and will continue as the SEC registrant, meaning that Cyxtera’s Consolidated Financial Statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to have several significant impacts on Cyxtera’s future reported financial position and results, including an estimated increase in cash (as compared to its balance sheet at March 31, 2021) of between approximately $148.5 million, assuming no shareholder redemptions, and of approximately $44 million, assuming maximum shareholder redemptions, in each case including $250 million in gross proceeds from the PIPE Investment. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

SVAC has an agreement in place that allows the forward purchasers to purchase shares of the Company’s Class A common stock (“forward purchase shares”) at a price equal to $9.50 per share, in a private placement that will close simultaneously with the closing of the initial Business Combination as described further herein. In addition, in connection with the Merger Agreement, Cyxtera and the forward purchasers entered into a letter agreement, pursuant to which the forward purchasers agreed not to purchase optional shares for an aggregate amount exceeding $75,000,000 for all forward purchasers. In addition, SVAC agreed not to (i) amend, restate, supplement or otherwise modify, and not to waive any provision or right under the Optional Share Purchase Agreement and/or the Optional Share Letter Agreement, without the prior written consent of the Cyxtera Stockholder, and (ii) take any action in contravention of the Optional Share Letter Agreement.

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, SVAC is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following:

•

Cyxtera’s ultimate stockholders prior to the Business Combination will collectively have the majority and greatest voting interest in the combined entity after giving effect to the proposed Business Combination under the no redemption and illustrative redemption scenarios with over 55% voting interest, in each case;

•	after giving effect to the proposed Business Combination, the largest individual minority stockholder of the combined entity will be an existing ultimate stockholder of Cyxtera;

•

Cyxtera’s existing directors and individuals designated by existing Cyxtera stockholders will represent the majority of the combined company’s board of directors since pursuant to the Merger Agreement, Cyxtera has the right to designate certain initial members of the board of directors of the post-combination company immediately after giving effect to the Transactions;

•	Cyxtera’s senior management will be the senior management of the combined company;

•	Cyxtera is the larger entity based on total assets, historical revenue and operating results, and total number of employees; and

•	Cyxtera’s operations prior to the proposed Business Combination comprise the only ongoing operations of the combined entity.

Based on the aforementioned factors of management, board representation, largest minority stockholder, and the continuation of Cyxtera’s business as well as size it was determined that accounting for the Business Combination as a reverse recapitalization was appropriate. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Cyxtera’s with the acquisition being treated as the equivalent of Cyxtera’s issuing stock for the net assets of SVAC, accompanied by a recapitalization, with no goodwill or other intangible assets recorded.

Appgate

On May 1, 2017, and later on June 8, 2018, another set of acquisitions were completed and brought under the Cyxtera group structure. Since Cyxtera’s formation and through December 31, 2019, those other acquisitions constituted the former Cybersecurity business of Cyxtera. On December 31, 2019 Cyxtera completed a spin-out of 100% of its interests in Cyxtera Cybersecurity, Inc. d/b/a Appgate (“Appgate”), the holding company of such Cybersecurity business. Appgate is an affiliate of Cyxtera through common control ownership.

Public Company Costs

Following the consummation of the Business Combination, Cyxtera will become an SEC-registered and Nasdaq-listed company, which will require us to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. Cyxtera expects to incur substantial additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external costs for investor relations, accounting, audit, legal and other functions.

2021 Restructuring and Site Closures

Addison site

In January 2021, Cyxtera notified the landlord of the Addison office space in Texas of its intent to sublease the property for the remaining lease term of 10 years. Cyxtera ceased use and subleased the space during the three months ended March 31, 2021. In connection with this decision, Cyxtera incurred $7.9 million of expenses, including $5.9 million of accrued lease termination costs and $2 million of asset disposals. Accrued lease termination costs are included in other liabilities in the condensed consolidated balance sheet as of March 31, 2021. Cyxtera has adopted a hybrid work model for its Corporate staff and has additional space in the Dallas Metroplex area that performs the role of the Addison site since March 1, 2021.

Moses Lake site

In February 2021, Cyxtera notified the landlord of the Moses Lake data center site, located in the State of Washington, of its intent to cease the use of the space. Accordingly, Cyxtera accelerated depreciation and amortization of all assets on the site, including favorable leasehold interest amortization, which resulted in additional depreciation and amortization of $0.9 million and additional favorable leasehold interest amortization of $0.3 million during the three months ended March 31, 2021. Cyxtera plans to cease use of the property in June 2021 at which time it expects to meet the conditions for recording a charge related to the remaining lease obligation which is estimated to be between $57 and $62 million. Cyxtera’s management does not anticipate there will be a sublease in place for the data center or any plans to sublease at the time of cease use. Furthermore, Cyxtera’s management believes the ability to sublease the property is remote and as such has not made any assumption for future cash flows from a potential sublease in making this estimate.

Key Operational and Business Metrics

In addition to the measures presented in Cyxtera’s consolidated financial statements, Cyxtera uses the following key operational and business metrics to manage its data center business and to assess the results of operations:

•	Recurring and non-recurring revenues;

•	Bookings; and

•	Churn.

These metrics are important indicators of the overall direction of Cyxtera’s business, including trends in sales and the effectiveness of operations and growth initiatives. The following table presents Cyxtera’s recurring and nonrecurring revenues from its consolidated financial statements and certain operating metrics for each of the periods indicated, which have been derived from its internal records. These metrics may differ from those used by other companies in Cyxtera’s industry who may define these metrics differently.

	Three Months Ended March 31,		Years Ended December 31,
	2021	2020	2020	2019	2018
Revenues
Recurring revenue	$164.7	$164.9	$657.4	$648.6	$691.8
Non-recurring revenue	8.2	7.6	33.1	30.0	11.5

Total	$172.9	$172.5	$690.5	$678.6	$703.3

Bookings	$2.3	$1.6	$6.9	$4.9	$6.1
Churn	$1.8	$1.1	$6.9	$7.0	$6.0

Cyxtera defines these metrics as follows:

Revenues: Cyxtera disaggregates revenue from contracts with customers into recurring revenue and non-recurring revenues.

Cyxtera derives the majority of its revenues from recurring revenue streams, consisting primarily of colocation service fees, which include fees for the licensing of space and power, and interconnection service fees. Cyxtera considers its colocation service offerings recurring because its customers are generally committed to such services under long term contracts, typically three years in length. Cyxtera’s interconnection services are typically on month-to-month contracts but are considered recurring because customers’ use of interconnection services generally remains stable over time. This is because interconnection services facilitate a customer’s full use of the colocation environment or support the business function housed within the customer’s colocation environment by facilitating connections between colocation customers within Cyxtera’s data center facilities and their preferred network service providers, low latency public cloud on-ramps and a wide range of technology and network service providers and business partners. Cyxtera’s colocation and interconnection service offerings are generally billed monthly and recognized ratably over the term of the contract. Cyxtera’s management reviews its recurring revenue by reference to the metric of “MRR”, which is calculated as of the last day of a given month and represents the sum of all service charges for recurring services provided during such month. Cyxtera’s MRR was $52.9 million, $53.5 million and $57.1 million as of December 31, 2020, 2019 and 2018, respectively, and $52.6 million and $53.4 million as of March 31, 2021 and 2020, respectively. The Company’s non-recurring revenues are primarily comprised of installation services related to a customer’s initial deployment and professional services the Company performs. These services are considered to be non-recurring because they are billed typically once, upon completion of the installation or the professional services work performed. The majority of these non-recurring revenues are typically billed on the first invoice distributed to the customer in connection with their initial installation. However, revenues from installation services are deferred and recognized ratably over the period of the contract term as discussed in Note 2 of Cyxtera’s Consolidated Financial Statements included elsewhere in this proxy statement in accordance with ASC Topic 606.

Bookings: Cyxtera defines Bookings for a given period as the new monthly recurring service fees for colocation and interconnection services committed under service contracts during the relevant period. Bookings are measured for the respective reporting period, and represent the monthly service fees – based on the service fees for one month of services – attributable to new service contracts entered into and additional services committed under existing service contracts during the relevant period. Bookings is a key performance measure that management uses to assess the productivity of Cyxtera’s sales force and anticipate data center inventory requirements. In addition, Cyxtera’s management considers Bookings together with Churn (described below) to anticipate future changes to MRR.

Bookings was calculated for each period presented (i.e., the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020, 2019 and 2018) and represents the new monthly recurring service fees – based on the service fees for one month of services – attributable to new service contracts and additional services committed under existing service contracts during the period presented.

During the three months ended March 31, 2021 and 2020, the total amount of new monthly recurring service fees for colocation and interconnection services committed under service contracts (i.e., Bookings) during such three month period totalled $2.3 million and $1.6 million respectively. During the twelve months ended December 31, 2020, 2019 and 2018, the total amount of new monthly recurring service fees for colocation and interconnection services committed under service contracts (i.e., Bookings) during such twelve month period totalled $6.9 million, $4.9 million and $6.1 million, respectively.

Churn: Cyxtera defines Churn for a given period as the decrease in MRR during the relevant period attributable to service terminations and reductions. Churn is calculated for the respective reporting period, and represents the sum of the total amount of MRR for which a service contract was terminated or reduced during the relevant period, based on the last month’s service charges. Churn is a key performance measure that management uses to assess Cyxtera’s customer satisfaction and performance against competition. In addition, Cyxtera’s management considers Churn together with Bookings to anticipate future changes to MRR.

As presented in the table above, Churn was calculated for each period presented (i.e., the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020, 2019 and 2018) and represents the sum of the total amount of MRR for which a service contract was terminated or reduced during the period presented.

During the three months ended March 31, 2021 and 2020, the total amount of MRR for which a service contract was terminated or reduced (i.e., Churn) during such three month period totalled $1.8 million and $1.1 million respectively. During the twelve months ended December 31, 2020, 2019 and 2018, the total amount of MRR for which a service contract was terminated or reduced (i.e., Churn) totaled $6.9 million, $7.0 million and $6.0 million, respectively.

Key Components of Results of Operations

Revenues:

Cyxtera derives the majority of its revenues from recurring revenue streams, consisting primarily of colocation service fees, which include fees for the licensing of space and power, as well as interconnection service fees. Cyxtera considers its colocation service offerings recurring because its customers are generally committed to such services under long term contracts, typically three years in length. Cyxtera’s interconnection services are typically on month-to-month contracts but are considered recurring because customers’ use of interconnection services generally remains stable over time. This is because interconnection services facilitate the customer’s full use of the colocation environment or support the business function housed within the customer’s colocation environment by facilitating connections between colocation customers within Cyxtera’s data center facilities and their preferred network service providers, low latency public cloud on-ramps and a wide range of technology and network service providers and business partners. Cyxtera’s colocation and interconnection service offerings are generally billed monthly and recognized ratably over the term of the contract. Cyxtera’s recurring revenues have comprised more than 95% of its total revenues for each of the past three years. In addition, during 2020, 2019, and 2018, 77%, 83%

and 82%, respectively, of the Company’s Bookings came from existing customers. For purposes of calculating Bookings attributable to existing customers, an existing customer is a customer with an active service contract that executes an order for additional services. Cyxtera’s largest customer accounted for approximately 15% of its recurring revenues on average for the years ended December 31, 2020, 2019 and 2018. Cyxtera’s 50 largest customers accounted for approximately 57%, 59% and 55%, respectively, of its recurring revenues for the years ended December 31, 2020, 2019 and 2018. Cyxtera’s interconnection revenues represented approximately 11%, 10% and 10% of Cyxtera’s total revenues for the years ended December 31, 2020, 2019 and 2018.

Cyxtera’s non-recurring revenues are primarily comprised of installation services related to a customer’s initial deployment and professional services it performs, and sale of equipment. Non-recurring installation fees, although generally invoiced in a lump sum upon installation, are deferred and recognized ratably over the contract term. Professional service fees and equipment sales are also generally invoiced in a lump sum upon service delivery and are recognized in the period when the services are provided or the equipment is delivered. As a percentage of total revenues, Cyxtera expects non-recurring revenues to represent less than 5% of total revenues for the foreseeable future.

Operating Costs and Expenses:

Cost of Revenues, excluding Depreciation and Amortization. The largest components of Cyxtera’s cost of revenues are rental payments related to its leased data centers, utility costs, including electricity, bandwidth access, data center employees’ salaries and benefits, including stock-based compensation, repairs and maintenance, supplies and equipment and security. A majority of Cyxtera’s cost of revenues is fixed in nature and should not vary significantly from period to period unless it expands its existing data centers or open or acquire new data centers. However, there are certain costs that are considered more variable in nature, including utilities and supplies that are directly related to growth in Cyxtera’s existing and new customer base. Cyxtera expects the cost of its utilities, specifically electricity, will generally increase in the future on a per-unit or fixed basis, in addition to the variable increase related to the growth in consumption by its customers. In addition, the cost of electricity is generally higher in the summer months, as compared to other times of the year. To the extent Cyxtera incurs increased utility costs, such increased costs could materially impact its financial condition, results of operations and cash flows.

Selling, General and Administrative Expenses. Cyxtera’s selling, general and administrative expenses consist primarily of personnel-related expenses, including salaries, benefits and stock-based compensation for Cyxtera’s sales and marketing, executive, finance, human resources, legal, IT functions and administrative personnel, third-party professional services fees, insurance and administrative related-rent expense.

Depreciation and Amortization. Depreciation and amortization expenses are primarily comprised of depreciation and amortization on Cyxtera’s property, plant and equipment and amortization related to intangible assets.

Interest Expense, net. Interest expense, net is primarily comprised of interest incurred under Cyxtera’s credit facilities and on capital leases.

Other Expenses, net. Other expenses, net primarily includes the impact of foreign currency gains and losses.

Results of Operations

The following tables set forth Cyxtera’s consolidated results of operations for the periods presented. The period-to-period comparisons of Cyxtera’s historical results are not necessarily indicative of the results that may be expected in the future. The results of operations data for the years ended December 31, 2020, 2019 and 2018 have been derived from Cyxtera’s Consolidated Financial Statements included elsewhere in this proxy statement. The results of operations data for the three months ended March 31, 2021 and 2020 have been derived from Cyxtera’s Condensed Consolidated Financial Statements which have been prepared following substantially the same basis and estimates and assumptions as those used by management in the preparation of Cyxtera’s Consolidated Financial Statements and related notes included elsewhere in this proxy statement.

Three months ended March 31, 2021 and 2020. The following table sets forth Cyxtera’s historical operating results for the periods indicated, and the changes between periods:

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Revenues	$172.9	$172.5	$0.4	0%

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	98.4	95.9	2.5	3%
Selling, general and administrative expenses	27.6	31.1	(3.5)	-11%
Depreciation and amortization	60.6	57.0	3.6	6%
Restructuring, impairment, site closures and related costs	8.1	—	8.1	nm
Impairment of notes receivable and other amounts due from affiliate	—	6.7	(6.7)	-100%

Total operating costs and expenses	194.7	190.7	4.0	2%

Loss from operations	(21.8)	(18.2)	(3.6)	20%
Interest expense, net	(43.2)	(43.3)	0.1	0%
Other expenses, net	(0.5)	(0.3)	(0.2)	67%

Loss from operations before income taxes	(65.5)	(61.8)	(3.7)	6%
Income tax benefit	12.9	14.4	(1.5)	-10%

Net loss	$(52.6)	$(47.4)	$(5.2)	11%

Revenues

Revenues increased by $0.4 million for the three months ended March 31, 2021 compared to the same period in the prior year. The increase in revenue was primarily attributable to an increase in non-recurring revenues of $0.6 million, partially offset by a decrease in recurring revenues of $0.2 million as a result of increased bookings combined with relatively flat churn.

Operating Costs and Expenses

Cost of Revenues, excluding Depreciation and Amortization

Cost of revenues, excluding depreciation and amortization increased by $2.5 million, or 3%, for the three months ended March 31, 2021 compared to the same period in the prior year. This increase in cost of revenues was primarily attributable to higher utilities of $5.8 million and higher building repairs and maintenance of $0.9 million, partially offset by lower personnel and related expenses of $3.9 million. The increase in utilities was driven primarily by a $3.5 million impact from the unexpected inclement weather conditions related to Winter Storm Uri in Texas, which impacted utility rates in the region during the period. The increase in repairs and maintenance in 2021 as compared to 2020 was due to reduced routine maintenance expenses in 2020 due to measures taken in response to COVID-19. The lower personnel and related costs was due to the impact of the 2019 Restructuring Program, which in part, reduced data center workforce.

Sales, General and Administrative Expenses

Sales, general and administrative expenses decreased by $3.5 million, or 11%, for the three months ended March 31, 2021 compared to the same period in the prior year. This decrease in sales, general and administrative expenses was primarily attributable to lower consulting fees of $1.7 million and lower bad debt of $0.9 million.

Depreciation and Amortization

Depreciation and amortization increased by $3.6 million, or 6%, for the three months ended March 31, 2021 compared to the same period in the prior year. The increase was primarily attributable to $0.9 million of accelerated depreciation and amortization on Moses Lake assets in connection with the decision to cease use of the data center site later this year as further described in Note 4 to Cyxtera’s condensed consolidated financial statements, and higher capital lease amortization from new capital leases entered 2020.

Restructuring, impairment, site closures and related costs

Restructuring, impairment, site closures and related costs was $8.1 million for the three months ended March 31, 2021 (no such costs incurred in the same period of the prior year). These charges are primarily related to the Addison office space closure described above under “—Factors Affecting Cyxtera’s Business—2021 Restructuring and Site Closures”.

Impairment of Notes Receivable and Other Amounts Due from Affiliate

On March 31, 2019, Appgate issued promissory notes to each of Cyxtera and Cyxtera Management, Inc. (the “Management Company”) (together, the “Promissory Notes”) evidencing certain funds borrowed by Appgate from each of Cyxtera and the Management Company as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount).

As of December 31, 2019, Cyxtera had a receivable related to the Promissory Notes of $127.7 million. On December 31, 2019, Appgate spun-off from Cyxtera. As of December 31, 2019, Cyxtera assessed collectability of the Promissory Notes from Appgate and reserved the entire amount of $127.7 million as the balance was deemed unrecoverable. In making that determination, Cyxtera considered factors such as Appgate’s operating and cash losses since the initial acquisition into the Cyxtera group in 2017 through December 31, 2019, and Appgate’s anticipated cash needs and potential access to liquidity and capital resources over the remaining term of the note based on the facts and circumstances at the time.

During the three months ended March 31, 2020, Cyxtera advanced an additional $5.3 million under the Promissory Notes to Appgate and recorded provision for loan losses in the same amount based on the same factors discussed above. Accordingly, as of March 31, 2020, the Company had a receivable related to the Promissory Notes of $133.0 million with a full allowance of $133.0 million.

On February 8, 2021, the Company received a partial repayment on the then accumulated principal and interest under the Promissory Notes and issued a payoff letter to Appgate extinguishing the balance remaining unpaid following such repayment. Towards the end of 2020, Appgate agreed to the sale of the Brainspace business to focus on its core cybersecurity business which provided the liquidity to satisfy a substantial amount of the outstanding Promissory Notes. As a result, on February 8, 2021, Cyxtera received $118.2 million from Appgate as repayment of the full then outstanding balance of $154.3 million on the Promissory Notes, including accrued interest. The $118.2 million was attributed to $1.1 million of 2020 accrued interest related to certain Promissory Notes, $19.4 million was attributable to the Promissory Notes issued in 2020 and the remaining balance of $97.7 million related to the recovery of a portion of Promissory Notes outstanding as of December 31, 2019. On the same date, Cyxtera issued a payoff letter to Appgate, which resulted in the full settlement and extinguishment of all the Promissory Notes, including the remaining $36.1 million of principal and accrued interest. Accordingly, Cyxtera’s results of operations for the year ended December 31, 2020 reflect a net reversal of the previously recorded allowance for loan losses of $97.7 million. During the three months ended March 31, 2021, the Company wrote-off the ending balance in the allowance for loan losses on the Promissory Notes during the three months ended March 31, 2021.

Interest Expense, Net

Interest expense, net remained relatively flat period over period and was $43.2 million for the three months ended March 31, 2021 and $43.3 million for the same period in the prior year.

Other Expenses, Net

Other expenses, net was $0.5 million for the three months ended March 31, 2021 and $0.3 million for the same period in the prior year.

Income Tax Benefit

Income tax benefit was $12.9 million for the three months ended March 31, 2021 and $14.4 million for the three months ended March 31, 2020. The income tax benefit on the pre-tax loss for the three months ended March 31, 2020 was higher than the statutory federal income tax rate primarily as a result of state and foreign income taxes, including foreign withholding taxes as well as non-deductible equity compensation expense. The income tax benefit on the pre-tax loss for the three months ended March 31, 2021 was lower than the statutory federal income tax rate impacted primarily as a result of valuation allowances recorded on certain deferred tax assets in the U.S. and foreign jurisdictions as well as state and foreign income taxes and certain non-deductible equity compensation expense.

Years ended December 31, 2020 and 2019. The following table sets forth Cyxtera’s historical operating results for the periods indicated, and the changes between periods:

	2020	2019	$ Change	% Change
Revenues	$690.5	$678.6	$11.9	2%

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	390.5	405.8	(15.3)	(4)%
Selling, general and administrative expenses	115.5	146.5	(31.0)	(21)%
Depreciation and amortization	231.8	219.8	12.0	5%
(Recovery) impairment of notes receivable from affiliate	(97.7)	127.7	(225.4)	(177)%
Loss on asset sales	—	6.1	(6.1)	(100)%

Total operating costs and expenses	640.1	905.9	(265.8)	(29)%

Income (loss) from continuing operations before income taxes	50.4	(227.3)	277.7	(122)%
Interest expense, net	(169.4)	(152.7)	(16.7)	11%
Other expenses, net	(0.3)	(0.9)	0.6	(67)%

Loss from continuing operations before income taxes	(119.3)	(380.9)	261.6	(69)%
Income tax (expense) benefit	(3.5)	85.9	(89.4)	(104)%

Net loss from continuing operations	(122.8)	(295.0)	172.2	(58)%

Net loss from discontinued operations, net of tax	—	(219.2)	219.2	(100)%

Net loss	$(122.8)	$(514.2)	$391.4	(76)%

Revenues

Revenues increased by $11.9 million, or 2%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in revenue was primarily attributable to an increase in recurring revenue of $8.8 million mainly attributable to the reduction in customer Churn and increased Bookings. During the last quarter of 2019 Cyxtera reorganized its sales force and assigned responsibilities on an account basis to drive increased utilization in each one of Cyxtera’s data centers. Sales teams incentives were modified to encompass not only Bookings but also Churn. These changes have had a significant impact in Cyxtera’s customer engagement which has resulted in an increase in Bookings which allowed Cyxtera to grow its revenues in 2020.

Operating Costs and Expenses

Cost of Revenues, excluding Depreciation and Amortization

Cost of revenues, excluding depreciation and amortization decreased by $15.3 million, or 4%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease in cost of revenues was primarily attributable to lower personnel and related expenses of $13.3 million and lower rent and maintenance expenses of $10.9 million, partially offset by higher network expenses of $2.3 million, higher customer installation costs of $2.2 million, and higher utility expenses of $2.1 million. The decrease in personnel and related expenses was primarily a result of the 2019 restructuring program. The decrease in rent in 2020 was primarily the result of modification of operating leases into capital leases throughout 2019. The decrease in maintenance was the result of the limitations in access to Cyxtera’s data centers throughout the Covid-19 pandemic. Access to data centers has been limited to essential personnel.

Sales, General and Administrative Expenses

During the course of the fourth quarter of 2019 and first quarter of 2020 Cyxtera designed a new efficiency program aimed at driving greater efficiency to its operations. This program included an in depth review of all of Cyxtera’s back office functions including both personnel and non-personnel expenses. As a result of these initiatives, Cyxtera’s sales, general and administrative expenses decreased by $31 million, or 21%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease in sales, general and administrative expenses was primarily attributable to overall reductions in personnel and related expenses of $8.3 million, professional services of $7 million, and marketing expenses of $4.2 million, and to a lesser extent, an improvement in Cyxtera’s collections during 2020. The decrease in personnel and related expenses was primarily a result of the 2019 restructuring program.

Depreciation and Amortization

Depreciation and amortization increased by $12 million, or 5%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily attributable to higher capital lease amortization resulting primarily from the modification of operating leases into capital leases during 2019 and new capital leases.

Recovery (Impairment) of Notes Receivable from Affiliate

On March 31, 2019, AppGate issued promissory notes to each of Cyxtera and Cyxtera Management, Inc. (the “Management Company”) (together, the “Promissory Notes”) evidencing certain funds borrowed by AppGate from each of Cyxtera and the Management Company as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount). Interest accrued on the unpaid principal balance of the Promissory Notes at a rate per annum equal to 3%; provided, that with respect to any day during the period from the date of the Promissory Notes through December 31, 2019, interest was calculated assuming that the unpaid principal balance of the Promissory Notes on such day is the unpaid principal amount of the notes on the last calendar day of the quarter in which such day occurs. Interest was payable upon the maturity date of the notes. Each of the Promissory Notes had an initial maturity date of March 30, 2020 and was extended through March 30, 2021 by amendments entered into effective as of March 30, 2020.

As of December 31, 2019, Cyxtera had a receivable related to the Promissory Notes of $127.7 million. On December 31, 2019, AppGate spun-off from Cyxtera. As of December 31, 2019, Cyxtera assessed collectability of the Promissory Notes from AppGate and reserved the entire amount of $127.7 million as the balance was deemed unrecoverable. In making that determination, Cyxtera considered factors such as AppGate’s operating and cash losses since the initial acquisition into the Cyxtera group in 2017 through December 31, 2019, and

AppGate’s anticipated cash needs and potential access to liquidity and capital resources over the remaining term of the note based on the facts and circumstances at the time.

During 2020, Cyxtera advanced an additional $19.4 million to AppGate and recorded provision for loan losses in the same amount based on the same factors discussed above. Towards the end of 2020, AppGate benefited from an increase interest from customers as well as investors for its cybersecurity offerings, and evaluated strategic alternatives that led to the sale of the Brainspace business to focus on its core cybersecurity business which provided the liquidity to satisfy a substantial amount of the outstanding Promissory Notes. As a result, on February 8, 2021, Cyxtera received $118.2 million from Appgate as repayment of the full then outstanding balance of $154.3 million on the Promissory Notes, including accrued interest. The $118.2 million was attributed to $1.1 million of 2020 accrued interest related to certain Promissory Notes, $19.4 million was attributable to the Promissory Notes issued in 2020 and the remaining balance of $97.7 million related to the recovery of a portion of Promissory Notes outstanding as of December 31, 2019. On the same date, Cyxtera issued a payoff letter to Appgate, which resulted in the full settlement and extinguishment of all the Promissory Notes, including the remaining $36.1 million of principal and accrued interest. Accordingly, Cyxtera’s results of operations for the year ended December 31, 2020 reflect a net reversal of the previously recorded allowance for loan losses of $97.7 million.

Loss on Asset Sales

Cyxtera did not have a loss on sale of assets for the year ended December 31, 2020. Cyxtera’s loss on asset sales was $6.1 million for the year ended December 31, 2019, driven by the sale of its operations in Hong Kong, which resulted in a loss of $3.1 million, and the sale of equipment for a loss of $3 million.

Interest Expense, Net

Interest expense, net increased to $169.4 million for the year ended December 31, 2020 from $152.7 million for the year ended December 31, 2019, primarily attributable to higher expenses related to increased borrowings on its Revolving Facility. During the year ended December 31, 2020, Cyxtera borrowed an additional $90.6 million, net under the Revolving Facility, which was used primarily to finance capital expenditures of $83.2 million during the year, as well as other operating expenses.

Other Expenses, Net

Other expenses, net decreased to $0.3 million for the year ended December 31, 2020 from $0.9 million for the year ended December 31, 2019, primarily driven by net income recognized under the transition services agreement with Appgate, which was spun-off through a distribution to the Company’s shareholders on December 31, 2019 and reflected as a discontinued operation.

Income Tax (Expense) Benefit

During the year ended December 31, 2020, Cyxtera recorded an income tax expense of $3.5 million compared to an income tax benefit of $85.9 million for the year ended December 31, 2019. The effective tax rate for the year ended December 31, 2020 was (2.9)% compared to 22.6% for the year ended December 31, 2019. During the year ended December 31, 2020, the effective tax rate was lower primarily due to the valuation allowance recorded on certain deferred tax assets which are not more-likely-than-not to be realized. The changes in valuation allowance are primarily due to certain U.S. and Foreign tax assets that management believes are not more-likely-than-not to be fully realized in future periods. In addition, certain state NOL carryforward assets are reduced by a valuation allowance and/or are subject to an annual limitation under Internal Revenue Code Section 382.

Years ended December 31, 2019 and 2018. The following table sets forth Cyxtera’s historical operating results for the periods indicated, and the changes between periods:

	2019	2018	$ Change	% Change
Revenues	$678.6	$703.3	$(24.7)	(4)%

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	405.8	415.7	(9.9)	(2)%
Selling, general and administrative expenses	146.5	131.3	15.2	12%
Depreciation and amortization	219.8	229.5	(9.7)	(4)%
(Recovery) impairment of notes receivable from affiliate	127.7	—	127.7	nm
Loss on asset sales	6.1	—	6.1	nm

Total operating costs and expenses	905.9	776.5	129.4	17%

Loss from continuing operations before income taxes	(227.3)	(73.2)	(154.1)	211%
Interest expense, net	(152.7)	(108.7)	(44.0)	40%
Other expenses, net	(0.9)	(4.8)	3.9	(81)%

Loss from continuing operations before income taxes	(380.9)	(186.7)	(194.2)	104%
Income tax benefit	85.9	41.3	44.6	108%

Net loss from continuing operations	(295.0)	(145.4)	(149.6)	103%

Net loss from discontinued operations, net of tax	(219.2)	(46.4)	(172.8)	372%

Net loss	$(514.2)	$(191.8)	$(322.4)	168%

nm = not meaningful

Revenues

Revenue decreased by $24.7 million, or 4%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The decrease in revenue was primarily attributable to a decrease in recurring revenue of $43.2 million, partially offset by an increase in non-recurring revenue of $18.5 million. This revenue reduction was primarily driven by the closure of several data centers considered non-strategic or underperforming by the Cyxtera management team, the non-renewal of contracts with customers deemed to be unprofitable and regular Churn dynamics. Cyxtera owned two data centers during all of 2018 and 2019.

Operating Costs and Expenses

Cost of Revenue, excluding Depreciation and Amortization

Cost of revenue, excluding depreciation and amortization decreased by $9.9 million, or 2%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease in cost of revenue was primarily attributable to lower rent and maintenance expenses of $19.3 million, and to a lesser extent, lower employee related expenses of $3 million, partially offset by higher customer installation costs of $7.7 million, security of $6 million, network expenses of $3.8 million and subscriptions of $2.4 million. The decrease in rent was primarily the result of modification of operating leases into capital leases throughout 2019.

Sales, General and Administrative Expenses

Cyxtera’s sales, general and administrative expenses increased by $15.2 million, or 12%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase in sales, general and administrative expenses was primarily attributable to an increase in bad debt expense of $9 million, and to a lesser extent, increases technical services of $1.7 million and in utilities of $1.3 million, partially offset by a lower professional services of $9.3 million. The increase in bad debt during 2019 was in part due to the transition of portfolio management and collection efforts from Lumen Technologies, Inc., formerly known as CenturyLink, Inc. (“CTL”) to Cyxtera. The Company saw an overall decrease in professional services during 2019 as it began to transition accounting and tax support from external providers to internal personnel, as well as lower legal expenses.

Depreciation and Amortization

Depreciation and amortization decreased by $9.7 million, or 4%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The decrease was primarily attributable to lower amortization of leasehold improvements, partially offset by an increase in capital lease amortization.

Impairment on Notes Receivable from Affiliate

As of December 31, 2019, Cyxtera had a receivable related to the Promissory Notes of $127.7 million. On December 31, 2019, Appgate spun-off from Cyxtera. As of December 31, 2019, the Company assessed collectability of the Promissory Notes from Appgate and reserved the entire amount of $127.7 million as the balance was deemed unrecoverable. In making that determination, Cyxtera considered factors such as Appgate’s operating and cash losses since the initial acquisition into the Cyxtera group in 2017 through December 31, 2019, and Appgate’s anticipated cash needs and potential access to liquidity and capital resources over the remaining term of the note based on the facts and circumstances at the time. For further information, see Note 3 to Cyxtera’s Consolidated Financial Statements included elsewhere in this proxy statement.

Loss on Asset Sales

Cyxtera’s loss on asset sales was $6.1 million for the year ended December 31, 2019, driven by the sale of its operations in Hong Kong, which resulted in a loss of $3.1 million, and the sale of equipment for a loss of $3 million. It did not have a loss on asset sales for the year ended December 31, 2018.

Interest Expense, Net

Interest expense, net increased to $152.7 million for the year ended December 31, 2019 from $108.7 million for the year ended December 31, 2018, primarily attributable to an increase in capital lease obligations from lease modifications, and to a lesser extent an increase in Cyxtera’s revolving facility. During the years ended December 31, 2019 and 2018, Cyxtera capitalized $5 million and $4.4 million, respectively, of interest expense to construction in progress.

Other Expenses, Net

Other expenses, net decreased to $0.9 million for the year ended December 31, 2019 from $4.8 million for the year ended December 31, 2018, primarily attributable to lower bank charges.

Income Tax (Expense) Benefit

Cyxtera’s income tax benefit increased by $44.6 million, or 108%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The effective tax rate for the year ended December 31, 2019 was 22.6% compared to 22.1% for the year ended December 31, 2018. The increase in Cyxtera’s effective tax rate was primarily attributable to an increase in state and local taxes, net of the Federal income tax benefit.

Liquidity and Capital Resources

As of March 31, 2021 and December 31, 2020, Cyxtera had cash of $113.6 million and $120.7 million, respectively. Historically, customer collections are Cyxtera’s primary source of cash. Cyxtera believes that its existing cash and cash equivalents, the cash generated from operations, the borrowing capacity under the revolving credit facility, and the cash it expects to obtain as a result of the Business Combination and related private placement will be sufficient to fund Cyxtera’s operations and capital expenditures for the foreseeable future. Cyxtera intends to continue to make significant investments to support its business growth, which may include pursuing additional expansion opportunities, primarily new data center expansions and acquisitions. While Cyxtera expects to fund these plans with its acquisitions and joint ventures. To the extent that current and anticipated future sources of liquidity are insufficient to fund Cyxtera’s future business activities and requirements, Cyxtera may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to Cyxtera’s stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict Cyxtera’s operations. There can be no assurances that Cyxtera will be able to raise additional capital. The inability to raise capital would adversely affect Cyxtera’s ability to achieve its business objectives. If current market conditions were to deteriorate, some of Cyxtera’s customers may have difficulty paying Cyxtera and it may experience increased Churn in its customer base, including reductions in their commitments to us, and Cyxtera may be unable to secure additional financing, or any such additional financing may only be available to it on unfavorable terms, all of which could have a material adverse effect on Cyxtera’s liquidity. Additionally, an inability to pursue additional expansion opportunities will have a material adverse effect on Cyxtera’s ability to maintain its desired level of revenue growth in future periods.

Debt

As of March 31, 2021, Cyxtera had $976.3 million and $1,319.5 million in capital lease obligations and long-term debt outstanding under its Senior Secured Credit Facilities, respectively. As of December 31, 2020, Cyxtera had $989 million and $1,320.6 million in capital lease obligations and long-term debt outstanding under its Senior Secured Credit Facilities, respectively.

Capital Lease Obligations

Cyxtera leases certain facilities and equipment under capital lease arrangements that expire at various dates ranging from 2022 to 2054. The Company also enters sale-leaseback financings, primarily relating to equipment. The weighted-average interest rate on the Company’s sale-leaseback financings is 8.39% as of March 31, 2021. The lease terms of the Company’s sale-leaseback financings range from 24 to 36 months. As of March 31, 2021, Cyxtera had capital lease and other financing obligations totaling approximately $976.3 million.

Credit Facilities

A subsidiary of Cyxtera (the “Borrower”) has first and second lien credit agreements (collectively, the “Senior Secured Credit Facilities”) providing for up to $1,375.0 million of total borrowings. The Senior Secured Credit Facilities consist of (a) a first lien credit agreement providing for (i) a $150.0 million first lien multi-currency revolving credit facility (the “Revolving Facility”), (ii) an $815.0 million first lien term loan borrowing (the “First Lien Term Facility”) and (iii) a $100.0 million incremental first lien term loan borrowing (the “2019 First Lien Facility”) and (b) a second lien credit agreement providing for a $310.0 million second lien term loan credit borrowing (the “2017 Second Lien Term Facility”).

On May 7, 2021, certain of the lenders under the Revolving Facility entered into an amendment with Cyxtera pursuant to which they agreed to extend the maturity date for certain commitments from May 1, 2022 to November 1, 2023. Under the terms of the amendment, $141.3 million of commitments under the existing Revolving Facility were exchanged for $120.1 million of commitments under a new revolving facility (the “2021

Revolving Facility”). Following this amendment, the total revolving commitments under the Revolving Facility and the 2021 Revolving Facility is $128.8 million, of which $123.0 million was borrowed as of May 11, 2021. The 2021 Revolving Facility has substantially the same terms as the Revolving Facility, except that the maturity date of the 2021 Revolving Facility is November 1, 2023. In connection with the amendment, the Company repaid $19.6 million of the outstanding balance under the Revolving Facility. As of May 10, 2021, the outstanding loan amounts due under the Revolving Facility and the 2021 Revolving Facility were $8.7 million and $114.3 million, respectively.

Cyxtera’s senior secured credit facilities are secured by substantially all assets of a subsidiary of the Company (the “Borrower”) and contain customary covenants, including reporting and financial covenants, some of which require the Borrower to maintain certain financial coverage and leverage ratios, as well as customary events of default, and are guaranteed by certain of the Borrower’s domestic subsidiaries. As of December 31, 2020, the Company believes the Borrower was in compliance with these covenants.

Cash Flow

	Three Months Ended March 31,		Years Ended December 31,
	2021	2020	2020	2019	2018
Net cash provided by (used in) operating activities	$8.1	$(0.8)	$116.6	$(32.4)	$10.2
Net cash (used in) provided by investing activities	103.4	(43.2)	(102.6)	(142.3)	(86.8)
Net cash provided by (used in) financing activities	(117.3)	88.8	91.0	157.2	6.8

Cash Flows for the Three Months Ended March 31, 2021 and 2020

Operating Activities

Cyxtera’s cash provided by its operations is generated by colocation service fees, which includes fees for the licensing of space, power and interconnection services.

During the three months ended March 31, 2021 operating activities provided $8.1 million of net cash as compared to net cash used of $0.8 million during the same period in the prior year. The increase in net cash from operating activities during 2021 compared to 2020 was primarily due to the change in accounts receivables and prepaid and other current assets, partially offset by the change in due to affiliates. During the three months ended March 31, 2021, the Company factored $39.1 million of receivables and collected $38.7 million, net of fees of $0.4 million. On February 19, 2021, the Company repaid $22.7 million of fees owed under the Services Agreement described in Note 20 to Cyxtera’s consolidated financial statements, amounts that were related to the Structuring Fee, Service Provider Fee and other Sponsor related expenses.

Investing Activities

Cyxtera’s investing activities are primarily focused on capital expenditures due to expansion activities and overall modernization of its data centers.

During the three months ended March 31, 2021, investing activities provided $103.4 million of net cash as compared to net cash used of $43.2 million during the same period in the prior year. The increase in net cash provided by investing activities during 2021 compared to 2020 was primarily due to the $117.1 million received from Appgate in February 2021 in settlement of the Promissory Notes and $24.5 million less cash used for purchase of property and equipment.

Financing Activities

Cyxtera’s cash flow from financing activities is centered around the use of its credit facilities and lease financings.

During the three months ended March 31, 2021, financing activities used $117.3 million of net cash as compared to net cash provided of $88.8 million for the same period in the prior year. The decrease in net cash from financing activities during 2021 compared to 2020 was primarily due to a $97.9 million capital redemption payment during the period where Cyxtera redeemed, cancelled and retired 0.08 of a share of its common stock, par value, $0.01, held by SIS, in exchange for this payment by the Company to SIS. In 2020, Cyxtera received proceeds of $91 million from the Revolving Facility. Repayment of capital leases was also higher in the 2021 period by $12.4 million.

Cash Flows for the Years Ended December 31, 2020, 2019 and 2018

Operating Activities

Cyxtera’s cash provided by its operations is generated by colocation service fees, which includes fees for the licensing of space, power and interconnection services.

During the year ended December 31, 2020 operating activities of continuing operations provided $116.6 million of net cash as compared to $8.6 million and $7.8 million during the years ended December 31, 2019 and 2018. In addition, during the years ended December 31, 2019 and 2018, operating activities of discontinued operations used $41.0 million of cash and provided $2.4 million of cash, respectively (none in 2020). The increase in net cash from operating activities during 2020 compared to 2019 was primarily due to improved working capital by $71.9 million, increased revenue of $11.9 million, lower costs of revenues, excluding depreciation and amortization of $15.3 million, lower selling, general and administrative expenses of $31 million and improved customer collections in 2020 as compared to 2019. The net cash from continuing operating activities of continuing operations during 2019 compared to 2018 was relatively flat year over year.

Investing Activities

Cyxtera’s investing activities are primarily focused on capital expenditures due to expansion activities and overall modernization of its data centers.

During the year ended December 31, 2020, investing activities of continuing operations used $102.6 million of net cash as compared to $142.3 million and $76.1 million during the years ended December 31, 2019 and 2018, respectively. In addition, during the year ended December 31, 2018, investing activities of discontinued operations used $10.7 million of cash (none in 2020 or 2019). The decrease in net cash used in investing activities during 2020 compared to 2019 was primarily due to a $24.4 million reduction in the funding of the Promissory Notes with Appgate and lower capital expenditures. The increase in net cash used in investing activities during 2019 compared to 2018 was primarily due to the funding of $43.8 million of the Promissory Notes with Appgate and higher capital expenditures.

Financing Activities

Cyxtera’s cash flow from financing activities is centered around the use of its credit facilities and lease financings.

During the year ended December 31, 2020, financing activities of continuing operations provided $91 million of net cash as compared to $113.4 million and $6.8 million in the years ended December 31, 2019 and 2018, respectively. In addition, during the year ended December 31, 2019, financing activities of discontinued operations provided $43.8 million of cash (none in 2020 or 2018).

Net cash provided by financing activities of continuing operations for the year ended December 2020 was primarily related to $91.7 million of proceeds from issuance of long-term debt and other financing obligations.

Net cash provided by financing activities of continuing operations for the year ended December 2019 was primarily related to $100.0 million of proceeds from capital contributions, approximately $53.4 million of net proceeds and repayments from long-term debt and $40 million of cash used to repay capital lease obligations.

Contractual Obligations and Commitments

Cyxtera leases a majority of its data centers and certain equipment under long-term lease agreements. The following represents its debt maturities, financings, leases and other contractual commitments as of December 31, 2020 (in millions):

	2021	2022	2023	2024	2025	Thereafter	Total
Long-term debt, excluding the Revolving Facility(1)	$9.1	$9.1	$9.1	$857.8	$310.0	$—	$1,195.1
Revolving Facility(2)	—	142.6	—	—	—	—	142.6
Interest (3)	67.2	63.8	61.9	37.8	8.6	—	239.3
Capital leases and other financing obligations (4)	146.2	131.8	123.2	113.4	115.9	2,294.8	2,925.3
Operating leases (4)	60.6	61.2	60.1	58.0	48.6	298.2	586.7
Purchase obligations (5)	3.5	3.1	1.4	0.2	—	—	8.2
Asset retirement obligations (6)	0.5	0.4	0.5	0.5	0.5	1.8	4.2

	$287.1	$269.4	$256.2	$1,067.7	$483.6	$2,594.8	$4,958.5

(1)	Represents aggregate maturities of long-term debt, excluding the Revolving Facility.
(2)

On May 7, 2021, certain of the lenders under the Revolving Facility entered into an amendment with Cyxtera pursuant to which they agreed to extend the maturity date on a portion of the Revolving Facility from May 1, 2022 to November 1, 2023. Refer to Note 21 of Cyxtera’s audited financial statements included elsewhere in this proxy statement for additional details.

(3)	Represents interest on Cyxtera’s long-term debt included in (1) based on their approximate interest rates as of December 31, 2020, as well as the credit facility fee for the Revolving Facility.
(4)	Represents lease payments under capital and operating lease arrangements, including renewal options that are certain to be exercised.
(5)

Represents unaccrued purchase commitments related to IT licenses, utilities and colocation operations. These amounts do not represent Cyxtera’s entire anticipated purchases in the future but represent only those items for which the Company was contractually committed as of December 31, 2020.

(6)	Represents future accretion expense on asset retirement obligations.

Addison site

In January 2021, the Company notified the landlord of the Addison office space of its intent to sublease the property for the remaining lease term of 10 years. The Company ceased use and subleased the space during the three months ended March 31, 2021. In connection with this decision, the Company expects to incur approximately $7.9 million of expenses, including $5.9 million of accrued lease termination costs and $2 million of asset disposals.

Moses Lake site

In February 2021, the Company notified the landlord of its Moses Lake data center facility of its intent to cease the use of the space. Accordingly, the Company expects to accelerate depreciation and amortization of all assets on the site, including favorable leasehold interest amortization, which will result in additional depreciation and amortization of approximately $0.9 million and additional favorable leasehold amortization of $0.3 million during the three months ended March 31, 2021, and an additional $1.2 million for the three months ended June

30, 2021. The Company plans to cease use of the property in June 2021 at which time it expects to meet the conditions for recording a charge related to the remaining lease obligation which is estimated to be between $57 and $62 million. Cyxtera does not expect or have any plans to sublease the Moses Lake data center facility at the time it ceases its use. Furthermore, Cyxtera believes the ability to sublease the property is remote and as such has not made any assumption for future cash flows from a potential sublease in making its estimate as to the amount of the charge described above.

Off-Balance-Sheet Arrangements

Cyxtera did not have any off-balance sheet arrangements as of March 31, 2021.

Critical Accounting Policies and Estimates

Discussion and analysis of Cyxtera’s financial condition and results of operations are based on Cyxtera’s Consolidated Financial Statements, which have been prepared in accordance with GAAP. The preparation of these Consolidated Financial Statements requires Cyxtera to make estimates and judgments that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities, revenue, and expenses at the date of the financial statements. Generally, Cyxtera bases its estimates on historical experience and on various other assumptions in accordance with GAAP that it believes to be reasonable under the circumstances. Because of the uncertainty inherent in these matters, actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies and estimates are those that Cyxtera considers the most important to the portrayal of its financial condition and results of operations because they require Cyxtera’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Based on this definition, Cyxtera has identified the following critical accounting policies and estimates: revenue from contracts with customers, accounting for income taxes, accounting for goodwill, and accounting for leases. These critical accounting policies are addressed below. In addition, Cyxtera has other key accounting policies and estimates that are described in Note 2 to Cyxtera’s Consolidated Financial Statements included elsewhere in this proxy statement.

Revenue recognition

Cyxtera derives the majority of its revenues from recurring revenue streams, consisting primarily of colocation service fees. The Company derives revenue from colocation service fees, which include fees for the licensing of space, power and interconnection services. The remainder of the Company’s revenues are derived from non-recurring charges, such as installation fees and professional services, including remote support to troubleshoot technical issues and turnkey structured cabling solutions. The Company’s revenue contracts are accounted for in accordance with ASC Topic 606, Revenue from Contracts with Customers (”ASC Topic 606”), with the exception of certain contracts that contain lease components and are accounted for in accordance with ASC Topic 840, Leases.

Under the revenue accounting guidance, revenues are recognized when control of these products and services is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for the products and services. Revenues from recurring revenue streams are generally invoiced monthly in advance and recognized ratably over the term of the contract, which is generally three years. Non-recurring installation fees, although generally invoiced in a lump sum upon installation, are deferred and recognized ratably over the contract term. Professional service fees and equipment sales are also generally invoiced in a lump sum upon service delivery and are recognized in the period when the services are provided or the equipment is delivered. For contracts with customers that contain multiple performance obligations, the Company accounts for individual performance obligations separately if they are distinct or as a series of distinct obligations if the individual performance obligations meet the series criteria. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. The transaction price is allocated to the separate performance obligation on a relative standalone selling price basis. The standalone selling price is determined based on overall pricing objectives, taking into consideration market conditions, geographic locations and other factors. Other judgments include determining if any variable consideration should be included in the total contract value of the arrangement such as price increases.

Revenue is generally recognized on a gross basis in accordance with the accounting standard related to reporting revenue on a gross basis as a principal versus on a net basis as an agent, as the Company is primarily responsible for fulfilling the contract, bears inventory risk and has discretion in establishing the price when selling to the customer. To the extent the Company does not meet the criteria for recognizing revenue on a gross basis, the Company records the revenue on a net basis.

Contract balances

The timing of revenue recognition, billings and cash collections result in accounts receivables, contract assets and deferred revenues. A receivable is recorded at the invoice amount, net of an allowance for doubtful accounts and is recognized in the period in which the Company has transferred products or provided services to its customers and when its right to consideration is unconditional. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 45 days. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined that the Company’s contracts generally do not include a significant financing component. The Company assesses collectability based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. The Company generally does not request collateral from its customers. The Company also maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments for which the Company had expected to collect the revenues. If the financial condition of the Company’s customers were to deteriorate or if they became insolvent, resulting in an impairment of their ability to make payments, greater allowances for doubtful accounts may be required. Management specifically analyzes accounts receivable and current economic news and trends, historical bad debts, customer concentrations, customer credit-worthiness and changes in customer payment terms when evaluating revenue recognition and the adequacy of the Company’s reserves. Any amounts that were previously recognized as revenue and subsequently determined to be uncollectable are charged to bad debt expense, which is included in selling, general and administrative expenses in the consolidated statements of operations. Delinquent account balances are written off after management has determined that collection is not probable.

A contract asset exists when the Company has transferred products or provided services to its customers, but customer payment is contingent upon satisfaction of additional performance obligations. Certain contracts include terms related to price arrangements such as price increases and free months. The Company recognizes revenues ratably over the contract term, which could potentially give rise to contract assets during certain periods of the contract term. Contract assets are recorded in prepaid and other current assets and other assets in the consolidated balance sheets.

Deferred revenue (a contract liability) is recognized when the Company has an unconditional right to a payment before it transfers products or services to customers. Deferred revenue is included in other current liabilities and other liabilities in the consolidated balance sheets.

Contract costs

Direct and indirect incremental costs solely related to obtaining revenue generating contracts are capitalized as costs of obtaining a contract when they are incremental and if they are expected to be recovered. Such costs consist primarily of commission fees and sales bonuses, contract fulfillment costs, as well as indirect related payroll costs. Contract costs are amortized over the estimated period of benefit, which is estimated as 3 years, on a straight-line basis.

For further information on revenue recognition, see Note 5 to Cyxtera’s Consolidated Financial Statements.

Income Taxes

Cyxtera accounts for income taxes pursuant to the asset and liability method, which requires the recognition of deferred income tax assets and liabilities related to the expected future tax consequences arising from temporary differences between the carrying amounts and tax bases of assets and liabilities based on enacted statutory tax rates applicable to the periods in which the temporary differences are expected to reverse. Any effects of changes in income tax rates or laws are included in income tax expense in the period of enactment. Cyxtera reduces the carrying amounts of deferred tax assets by a valuation allowance if, based on the evidence available, it is more likely than not that such assets will not be realized. In making the assessment under the more likely than not standard, appropriate consideration must be given to all positive and negative evidence related to the realization of the deferred tax assets. The assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry forward periods by jurisdiction, Cyxtera’s experience with loss carryforwards not expiring unutilized and all tax planning alternatives that may be available. A valuation allowance is recognized if under applicable accounting standards Cyxtera determines it is more likely than not that it’s deferred tax assets would not be realized.

Goodwill

Goodwill is calculated as the excess of the purchase price over the fair value of assets acquired and liabilities assumed in connection with a business combination. Goodwill will not be amortized, but rather tested for impairment at least annually or more often if an event occurs or circumstances change which indicate impairment might exist. Goodwill is evaluated at the reporting unit level. Cyxtera has identified a single reporting unit.

Cyxtera conducts goodwill impairment testing as of October 1st of each year or whenever an indicator of impairment exists. Cyxtera follows ASC 350, Intangibles–Goodwill and Other, included in ASU 2011-08, Testing Goodwill for Impairment. The amendments permit entities to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Based on the results of the qualitative assessment, if the entity determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, it would then perform the first step of the goodwill impairment test; otherwise, no further impairment test would be required. It has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If, after assessing the qualitative factors, Cyxtera determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying value, then it will not be required to perform a quantitative test. If it is not more likely than not that the fair value is in excess of the carrying value, or Cyxtera elects to bypass the qualitative assessment, Cyxtera would use the one-step impairment test. The qualitative factors evaluated include macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, Cyxtera’s historical value of equity units as well as other industry-specific considerations. However, if it concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then it is required to perform a quantitative impairment test. The quantitative test compares the fair value of a reporting unit with its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. Cyxtera performed the qualitative assessment for the year ended December 31, 2020 and determined that performing the first step of the goodwill impairment test was not required since it was not at risk of failing such test.

Testing goodwill for impairment requires us to estimate fair values of reporting units using significant estimates and assumptions. The assumptions made will impact the outcome and ultimate results of the testing.

Cyxtera will use industry accepted valuation models and set criteria that are reviewed and approved by various levels of management and, in certain instances, Cyxtera will engage independent third-party valuation firm to provide assistance. The key estimates and factors used in the valuation models would include revenue growth rates and profit margins based on Cyxtera’s internal forecasts, Cyxtera’s specific weighted-average cost of capital used to discount future cash flows, and comparable market multiples for the industry segment, when applicable, as well as Cyxtera’s historical operating trends. Certain future events and circumstances, including deterioration of market conditions, higher cost of capital, a decline in actual and expected customer demands, could result in changes to these assumptions and judgments. A revision of these assumptions could cause the fair values of the reporting unit to fall below its respective carrying values, resulting in a non-cash impairment charge. Such charge could have a material effect on the consolidated financial statements.

Leases

Cyxtera’s capital lease obligations represent its obligation to make lease payments arising from the lease and are measured based on the present value of fixed lease payments over the lease term. As Cyxtera’s lessee leases do not provide a readily determinable implicit rate, it uses Cyxtera’s incremental borrowing rate estimated based on information available at the commencement date in determining the present value of lease payments. When determining the incremental borrowing rate, Cyxtera assesses multiple variables such as lease term, collateral, economic conditions, and creditworthiness. Cyxtera estimates its incremental borrowing rate using a benchmark senior unsecured yield curve for debt instruments adjusted for the Company’s credit quality, market conditions, tenor of lease contracts, and collateral.

Recent Accounting Pronouncements

Recently issued accounting pronouncements are described in Note 2 of Cyxtera’s Consolidated Financial Statements included elsewhere in this proxy statement.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Cyxtera’s future income, cash flows and fair values relevant to financial instruments are subject to risks relating to interest rates. Cyxtera is subject to interest rate risk in connection with its credit facility, which has variable interest rates. The interest rates on the facility are based on a fixed margin plus a market interest rate, which can fluctuate accordingly but is subject to a minimum rate. Interest rate changes do not affect the market value of such debt, but could impact the amount of Cyxtera’s interest payments, and accordingly, its future earnings and cash flows, assuming other factors are held constant. For every 100 basis point change in interest rates, Cyxtera’s annual interest expense on its credit facilities could increase by a total of approximately $13.2 million or decrease by a total of approximately $13.2 million based on the total balance of Cyxtera’s credit facility as of December 31, 2020.

The fair value of Cyxtera’s long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. These interest rate changes may affect the fair value of the fixed interest rate debt but do not impact Cyxtera’s earnings or cash flows. The fair value of Cyxtera’s First Lien Term Facility, Cyxtera’s 2019 First Lien Term Facility and Cyxtera’s 2017 Second Lien Term Facility (as defined in Note 12 of Cyxtera’s Consolidated Financial Statements included in this proxy statement) as of December 31, 2020 and 2019 were based on the quoted market price for these instruments in an inactive market, which is considered Level 2 of the fair value hierarchy. The carrying value of the Revolving Facility approximates estimated fair value as of December 31, 2020 and 2019 due to the variability of interest rates.

The following table represents the carrying value and estimated fair value of Cyxtera’s Term Facilities and Revolving Facility as of (in thousands):

	2020		2019
	Carrying value	Fair value	Carrying value	Fair value
2017 First Lien Term Facility	$786.6	$730.6	$794.6	$691.3
2019 First Lien Term Facility	98.5	93.0	99.5	87.1
2017 Second Lien Term Facility	310.0	241.8	310.0	201.5
Revolving Facility	142.6	142.6	52.0	52.0

Inflation Risk

Cyxtera does not believe that inflation has had a material effect on its business, financial condition, or results of operations. If Cyxtera’s costs become subject to significant inflationary pressures, Cyxtera may not be able to fully offset such higher costs through price increases. Cyxtera’s inability or failure to do so could harm Cyxtera’s business, financial condition, and operating results.

Related Party Transactions

Services Agreement

Cyxtera and its subsidiaries are parties to a services agreement (the “Services Agreement”), dated May 1, 2017, with certain of its indirect equity owners and their affiliates (the “Service Providers”) pursuant to which the Service Providers agreed to provide management, consulting and advisory services to Cyxtera and its subsidiaries. The Service Providers include BC Partners, Inc. (“BC Partners”) and Medina Capital Advisors, LLC (“MCA”). Pursuant to the Services Agreement, Cyxtera agreed to pay the Service Providers (a) a structuring fee in connection with services provided in support of the initial formation of Cyxtera and the completion of its founding acquisitions and (b) an annual service fee of $1.0 million to be paid in equal quarterly installments.

On February 19, 2021, Cyxtera paid approximately $19.3 million and $1.6 million to BC Partners LLP (“BC Partners”) and LDEF Series B-1 LLC - Series 17 (“LDEF”) in respect of the structuring fee under the Services Agreement. BC Partners is an affiliate of the BC Stockholder, which indirectly beneficially owns approximately 62.2% of Cyxtera’s outstanding common stock. LDEF indirectly beneficially owns approximately 5.2% of Cyxtera’s outstanding common stock.

Also on February 19, 2021, Cyxtera paid approximately $525,000, $175,000 and $45,000 to BC Partners Advisors LP, MCA and LDEF, respectively, in respect of accrued service fees under the Services Agreement for the year ended December 31, 2020. BC Partners Advisors LP is an affiliate of the BC Stockholder. MCA is indirectly owned and controlled by Manuel D. Medina, Cyxtera’s Executive Chairman and is an affiliate of the Medina Stockholder, which indirectly beneficially owns approximately 20.9% of Cyxtera’s outstanding common stock.

In connection with the Business Combination, the Service Providers agreed to waive all service fees for the period from January 1, 2021 through the closing of the Business Combination. In addition, Cyxtera and the Service Providers have agreed to terminate the Services Agreement effective upon the closing of the Business Combination.

Appgate Transition Services Agreement and Other Services

On December 31, 2019, in connection with the spin-out of its former cybersecurity business, a subsidiary of Cyxtera entered into a Transition Services Agreement (the “Transition Services Agreement”) with Appgate. Pursuant to the Transition Services Agreement, a subsidiary of Cyxtera agreed to provide certain services to

Appgate, and Appgate agreed to provide certain services to Cyxtera. Additionally, Appgate reimburses Cyxtera for its pro rata share of certain shared insurance policies that remain in effect through April 30, 2021. During the year ended December 31, 2020, Cyxtera’s contracting subsidiary charged a total of $3.9 million to Cyxtera, net of $300,000 in service fees for services provided by Appgate. The Transition Services Agreement expired by its terms on December 31, 2020. AppGate is 100% owned by the Company Stockholder.

In June 2020, certain subsidiaries of Cyxtera entered into purchase orders with AppGate pursuant to which they acquired one-year licenses for one of Appgate’s cybersecurity software products. To date, total license fees paid by Cyxtera totaled $143,990.

A subsidiary of Cyxtera receives systems maintenance services from Appgate for a monthly fee of $15,908.

Appgate Loans

On March 31, 2019, Appgate issued promissory notes to Cyxtera and a subsidiary of Cyxtera, evidencing funds borrowed by Appgate from Cyxtera and such subsidiary and potential future borrowings. The promissory notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings of up to $52.5 million. The promissory notes accrued interest at a rate per annum equal to 3%, with interest being payable upon maturity. The initial term of the notes expired on March 30, 2020, but was extended through March 30, 2021. As of February 8, 2021, the aggregate outstanding principal and accrued interest of the promissory notes was approximately $154.3 million. On such date, Appgate paid Cyxtera approximately $118.2 million in respect of the promissory notes, and Cyxtera forgave the remaining balance of such notes.

Stock Redemption

On February 19, 2021, Cyxtera redeemed, cancelled and retired 0.08 of its one outstanding share of common stock held by the Company Stockholder in exchange for the payment of approximately $97.9 million by the Company to the Company Stockholder.

Presidio

Subsidiaries of Cyxtera have entered into agreements with Presidio Holdings, Inc. (“Presidio”) pursuant to which (a) Presidio provides IT products and services to Cyxtera; (b) Cyxtera’s subsidiaries provide colocation services to Presidio and (c) Presidio may refer colocation sales opportunities to Cyxtera and its subsidiaries in exchange for a referral fee. In the year ended December 31, 2020, Cyxtera paid approximately $300,000 to Presidio for IT products and services and received payments from Presidio of approximately $200,000 for colocation services. Cyxtera did not pay any referral fees to Presidio in 2020. Presidio’s majority owner is an affiliate of the BC Stockholder. In addition, two of Cyxtera’s directors, Fahim Ahmed and Raymond Svider, also serve as directors of Presidio.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION

The following is a discussion of the material U.S. federal income tax consequences of the exercise by public stockholders of their redemption rights in connection with the Mergers.

This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this registration statement. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those public stockholders that hold public shares, and that hold such public shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising as a result of the Medicare contribution tax on net investment income, the alternative minimum tax or special tax accounting rules under Section 451(b) of the Code, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization or entity;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a regulated investment company or a mutual fund;

•	a “controlled foreign corporation” or a “passive foreign investment company”;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	entities or arrangements that are treated as partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;

•	a holder of public shares that has a functional currency other than the U.S. dollar;

•	a public stockholder that holds public shares, as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a holder of public shares that is a U.S. expatriate; or

•	a holder of public stock that at any time owns, directly, indirectly or constructively, more than 5% of our outstanding Common Stock.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of public shares that is (1) an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if

(a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A “Non-U.S. Holder” means a beneficial owner of public shares (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds public shares, the U.S. federal income tax consequences of a redemption of public shares to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity treated as a partnership for U.S. federal income tax purposes that holds public shares, and any partners in such partnership, are urged to consult their own tax advisors with respect to the tax consequences of a redemption of public shares in their specific circumstances.

The tax consequences of a redemption of your public shares will depend on your specific situation. You are urged to consult with your own tax advisor as to the tax consequences of a redemption of your public shares in your particular circumstances, including the applicability and effect of U.S. federal income tax laws and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of a Redemption of Public Shares

The discussion below applies to you if you are a public stockholder that exercises redemption rights in connection with the Mergers with respect to your public shares.

Tax Consequences of Redemption for U.S. Holders

The discussion below applies to you if you are a “U.S. Holder” (as defined above) of public shares that exercises the redemption rights described above under “Special Meeting of SVAC Stockholders – Redemption Rights” with respect to your public shares.

Treatment of Redemption

The treatment of a redemption of your public shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the public shares under Section 302 of the Code. If the redemption qualifies as a sale of the public shares, you will recognize gain or loss as described below under “—Taxation of Redemptions Treated as a Sale or Exchange of Public Shares.” If the redemption does not qualify as a sale of public shares, you will be treated as receiving a corporate distribution subject to tax as described below under “—Taxation of Redemptions Treated as a Distribution”. Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our Class A common stock treated as held by you (including any shares constructively owned by you as a result of owning warrants or otherwise) relative to all of the shares of our Class A common stock outstanding both before and after the redemption. The redemption of public shares generally will be treated as a sale of the public shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in SVAC, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, you must take into account not only shares of our Class A common stock actually owned by you, but also shares of our Class A common stock that are constructively owned by you. In addition to shares owned directly, you may constructively own shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares of our Class A common stock you have a right to acquire by exercise of an option (including via warrants). There will be a complete termination of your interest if either (i) all of the shares of our Class A common stock actually and constructively owned by you are redeemed or (ii) all of the shares of our Class A common stock actually owned by you are redeemed and you are eligible to waive, and you do effectively waive in accordance with specific rules, the attribution of shares owned by certain family members and you do not constructively own any other shares. The redemption of public shares will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in SVAC. Whether the redemption will result in a meaningful reduction in your proportionate interest in SVAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction”. In order to meet the “substantially disproportionate” test, the percentage of our outstanding Class A common stock actually and constructively owned by you immediately following the redemption of the public shares must, among other requirements, be less than 80% of the percentage of the outstanding our Class A common stock actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption. The application of these tests generally also takes into account related transactions that occur contemporaneously with the redemption, including any contemporaneous purchases of our Class A common stock by the relevant holder (or persons whose ownership is attributed to such holder) and issuances of our Class A common stock (including pursuant to the PIPE Investment).

If none of the foregoing tests is satisfied, then the redemption proceeds will be treated as a corporate distribution and the tax effects will be as described under “—Taxation of Redemptions Treated as a Distribution”, below. After the application of those rules, any remaining tax basis you have in the redeemed public shares will generally be added to your adjusted tax basis in your remaining Class A common stock (if any).

Taxation of Redemptions Treated as a Distribution

If the redemption of your public shares does not qualify as a sale of public shares, you will be treated as receiving a distribution from SVAC. You generally will be required to include in gross income as dividend income the amount of proceeds received in connection with such a redemption to the extent the distribution is paid out of SVAC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your tax basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “—Taxation of Redemptions Treated as a Sale or Exchange of Public Shares”.

If you are a corporate U.S. Holder, dividends paid by SVAC to you generally will be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction.

If you are a non-corporate U.S. Holder, under tax laws currently in effect, subject to certain exceptions, dividends generally will be taxed at the lower applicable long-term capital gains rate so long as you satisfy certain holding period requirements (see “—Taxation of Redemptions Treated as a Sale or Exchange of Public Shares” below for a discussion relating to satisfying holding period requirements relating to the ownership of public shares).

Taxation of Redemptions Treated as a Sale or Exchange of Public Shares

If a redemption of your public shares qualifies as a sale of public shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in the public shares so redeemed.

Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the public shares so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to our Class A Common stock described in this Proxy may suspend the running of the applicable holding period for this and certain other purposes. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Distribution of the Distributable Redeemable Warrants.

There is some uncertainty regarding the U.S. federal income tax consequences to non-redeeming holders of our Class A common stock who receive a distribution of the distributable redeemable warrants. The uncertainty of tax consequences relates primarily to whether the redemption of some of the holders of the Class A common stock coupled with the distribution of the distributable redeemable warrants to the non-redeeming holders of the Class A common stock has the result of (1) the receipt of money or other property by some public stockholders, and (2) an increase in the proportionate interests of other public stockholders in the assets or earnings and profits of SVAC (i.e., a “disproportionate distribution”). For this purpose, distributions of cash or other property incident to an “isolated” redemption of stock typically do not cause a distribution or series of distributions to be disproportionate. Although the authorities governing such rules are complex and unclear in certain respects, under these rules, we do not expect the distribution of the distributable redeemable warrants to the holders of the non-redeemed Class A common stock to be treated as a disproportionate distribution or otherwise a taxable distribution.

If the distribution is a non-taxable distribution and the distributable redeemable warrants have a fair market value equal to 15% or more of the fair market value of the shares of our Class A common stock on the date of the distribution, the recipient of the distributable redeemable warrants must allocate its adjusted tax basis in its Class A common stock between those shares and the additional distributable redeemable warrants in proportion to their relative fair market values at that time. Otherwise, the tax basis in the distributable redeemable warrants will be zero unless the stockholder irrevocably elects, in its U.S. federal income tax return for the taxable year in which the distributable redeemable warrants are received, to allocate its adjusted tax basis in its Class A common shares between those shares and the distributable redeemable warrants as described in the foregoing sentence.

If our position is determined by the IRS or a court to be incorrect, U.S. Holders receiving the additional redeemable warrants would be treated as receiving a corporate distribution in an amount equal to the fair market value of such additional redeemable warrants at that time, with the tax consequences described above under “—Taxation of Redemptions Treated as a Distribution.”

Information Reporting with Respect to the Redemption for Significant Holders

Certain information reporting requirements may apply to each U.S. Holder that is a “significant holder” of our Class A common stock. A “significant holder” is a beneficial owner of our Class A common stock that, immediately prior to the redemption, actually or constructively owns 5% or more of the outstanding Class A common stock (by vote or value). You are urged to consult with your tax advisor as to the potential application of these reporting requirements.

Tax Consequences of Redemption for Non-U.S. Holders

The discussion below applies to you if you are a “Non-U.S. Holder” (as defined above) of public shares that exercises the redemption rights described above under “Special Meeting of SVAC Stockholders – Redemption Rights” with respect to your public shares.

Treatment of Redemption

If you are a Non-U.S. Holder, the characterization for U.S. federal income tax purposes of the redemption of your public shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s public shares, as described above under “Tax Consequences of Redemption for U.S. Holders—Treatment of Redemption”.

Non-U.S. Holders considering exercising their redemption rights are urged to consult their own tax advisors as to whether the redemption of their public shares will be treated as a distribution, or as a sale, under the Code.

Taxation of Redemptions Treated as a Distribution

If the redemption of your public shares does not qualify as a sale or exchange of your public shares, you will be treated as receiving a distribution from SVAC, which distribution will be treated as a dividend to the extent the distribution is paid out of SVAC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The gross amount of such dividends will be subject to a withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate. Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and are attributable to a U.S. permanent establishment or fixed base if an applicable treaty so requires) generally will not be subject to this withholding tax (provided that you provide proper certification that such dividends are effectively connected with your conduct of a trade or business in the United States) but will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your tax basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “—Taxation of Redemptions Treated as a Sale or Exchange of Public Shares” below.

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, and because the extent to which any corporate distribution is treated as a dividend will depend on whether SVAC has current or accumulated earnings and profits for U.S. federal income tax purposes, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s Class A common stock, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a distribution under the Section 302 tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Taxation of Redemptions Treated as a Sale or Exchange of Public Shares

If the redemption of your public shares qualifies as a sale or exchange of such shares, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:

•

such gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the United States), in which case you generally will be subject to U.S. federal income tax on such gain at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, also you may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate;

•

you are an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case you will be subject to a 30% tax on your net capital gain for the year; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period during which you held public shares, and, in cases where shares of our Class A common stock are regularly traded on an established securities market, you have owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period or your holding period for our public shares. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose.

If the third bullet above applies to a Non-U.S. Holder, gain recognized by such holder in connection with a redemption of our Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, if we are or have been a U.S. real property holding corporation, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption. We do not believe we currently are, or that Cyxtera has previously been, a U.S. real property holding corporation. However, that determination is factual in nature and subject to a number of uncertainties, and no assurances can be provided that we will not be treated as a U.S. real property holding corporation.

All holders of public shares are urged to consult their tax advisors with respect to the tax consequences of a redemption of public shares in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

Information Reporting and Backup Withholding

Proceeds received upon a redemption may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our Class A common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from sales or other disposition proceeds from our Class A common stock.

Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisors regarding the effects of FATCA on the redemption of our Class A common stock.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of July 14, 2021, concerning the persons who are expected to serve as directors and executive officers of Cyxtera following the consummation of the Business Combination and assuming the election of the nominees at the special meeting as set forth in “Director Election Proposal.”

Name	Age	Position
Executive Officers
Nelson Fonseca	47	President, Chief Executive Officer and Director
Carlos Sagasta	51	Chief Financial Officer
Victor Semah	39	Chief Legal Officer, Chief Compliance Officer & Secretary
Leo Taddeo	55	Chief Information Security Officer, President of Cyxtera Federal Group
Randy Rowland	48	Chief Operating Officer
Directors
Fahim Ahmed	42	Director
John Diercksen	71	Director
Michelle Felman	58	Director
Melissa Hathaway	52	Director
Manuel Medina	68	Chair
Jeffrey Smith	49	Director
Raymond Svider	58	Director
Gregory Waters	60	Lead Independent Director

Executive Officers

Nelson Fonseca serves as Cyxtera’s President and Chief Executive Officer, positions he has held since February 2018 and January 2020, respectively. Previously, he served as Cyxtera’s Chief Operating Officer from May 2017 to December 2019. Mr. Fonseca is also a partner at Medina Capital, a private equity investment firm, where he has worked since December 2012. He has been a director of eMerge Americas, the premier B2B technology event connecting the U.S., Latin America and Europe, since 2014. He was a director of Gibraltar Bank & Trust, a federal savings bank, from December 2016 until its acquisition by IberiaBank Corp. in March 2018. Mr. Fonseca served in positions of increasing seniority at Terremark Worldwide, Inc. (formerly NASDAQ: TRMK), an IT services company, from 2001 through 2012, including most recently as President of Verizon Terremark following the acquisition of Terremark by Verizon Communications, Inc. In that role he was responsible for managing Verizon Terremark’s cloud, internet data center and managed security business that included 3,500 employees, over $1.5 billion in revenue and operations in 19 countries. Mr. Fonseca has also served on the board of directors of various private portfolio companies of Medina Capital. Mr. Fonseca holds an MBA from the University of Miami and a B.S. in Computer Science from Barry University.

Carlos Sagasta serves as Cyxtera’s Chief Financial Officer, a position he has held since February 2020. Prior to joining Cyxtera, Mr. Sagasta served as the Chief Financial Officer at Diversey Inc., a manufacturing company of industrial and institutional cleaning products, from June 2018 to July 2019. During his tenure at Diversey Inc., Mr. Sagasta completed the carve-out of the business from Sealed Air and transformed the finance department into a streamlined organization. Prior to this Mr. Sagasta worked at CompuCom, a technology services provider, from April 2015 to June 2018, as part of the management team that turned around the performance of the business leading to a successful exit by Thomas H Lee Partners. CompuCom was acquired by Office Depot in 2017 as part of its transition to a services-oriented business. Previously, Mr Sagasta held multiple positions as CFO in private equity backed businesses including the turnaround and listing of Grupo Corporativo ONO’s, a cable broadband service provider in Spain. Mr. Sagasta led key initiatives such as the digitalization and development of the online channel as well as the restructuring of its installation and metropolitan and long haul fiber network. ONO was ultimately sold to the Vodafone Group for $9 billion and the successful exit of investors Thomas H Lee, Providence Equity Partners and CCMP among others. Prior to ONO Mr. Sagasta worked at Cellnex, a wireless telecommunications and broadcasting operator, where he was a key part of the team that turned around Retevision, Spain’s largest wireless infrastructure player, and led its M&A strategy leading to a significant improvement in profitability, business line diversification and doubling revenue during that period. Prior this position Mr. Sagasta held several positions and roles within the Technology, Media and Telecom space at La-Caixa, Gramercy Communications Partners, Salomon Smith Barney and Accenture. Mr. Sagasta was a board member at Eutelsat, a leading satellite operator, from 2006 to 2010 where he also participated as a member of the Audit Committee leading the succession plan of CEO Giuliano Berretta. Mr. Sagasta was also a board member at Hispasat until 2010. Mr. Sagasta has also served as a Board member for startups in the North Carolina and Florida markets in the IT and Managed Services industry and is a senior advisor to institutional investors on strategic and financial matters for telecom and technology businesses. Mr. Sagasta holds an MBA in Finance and Strategy from the Anderson School of Management at UCLA and a B.S. in Finance from Saint Louis University.

Victor Semah serves as Cyxtera’s Chief Legal Officer and Secretary, positions he has held since May 2017. He also serves as Cyxtera’s Chief Compliance Officer, a position he has held since August 2018. Mr. Semah is also a partner at Medina Capital, a private equity investment firm, where he has worked since May 2017. Previously, Mr. Semah was a corporate attorney in New York, NY and Miami, FL, including most recently as Shareholder in the corporate and securities group at Greenberg Traurig, LLP from January 2014 to May 2017. He holds a JD from Boston University School of Law and a B.A. in Political Science from Baruch College.

Leo Taddeo serves as Cyxtera’s Chief Information Security Officer, a position he has held since May 2017. Mr. Taddeo also serves as President of Cyxtera Federal Group, leading Cyxtera’s federal sales efforts, a position he has held since January 2019. Prior to joining Cyxtera, Mr. Taddeo served as the Chief Security Officer at Cryptzone Worldwide, Inc., an enterprise security software company, from August 2015 to May 2017. From 1995 to 2015, Mr. Taddeo served as a Special Agent with the Federal Bureau of Investigation, including most recently as the Special Agent in Charge of the Cyber/Special Operations Division, the top FBI executive in New York City in charge of investigating cyber-attacks against private and government networks. He holds a JD from Saint John’s University School of Law and a B.S. in Applied Physics from Rensselaer Polytechnic Institute.

Randy Rowland has served as Cyxtera’s Chief Operating Officer since January 2020. Mr. Rowland previously served as Cyxtera’s President & General Manager of Data Center Services from February 2018 to December 2019 and Chief Product Officer from May 2017 to February 2018. He is also a partner at Medina Capital, a private equity investment firm, where he has worked since February 2013. From December 2011 to February 2013, Mr. Rowland served as Senior Director of Cloud Platform Services at VMware, Inc. (NYSE:VMW), a software company, where he led key initiatives to evolve VMware’s “as a Service” strategy focused primarily on Cloudfoundry and vCloud Services. From 2007 through August 2011, Mr. Rowland was a Senior Vice President of Product Development of Terremark. Mr. Rowland guided Terremark into the emerging cloud computing industry by leading the development and launch of Terremark’s Enterprise Cloud service offering. He also provided overall direction and leadership of Terremark’s hosting and cloud services business unit and served as its General Manager for a period of time. Mr. Rowland has also served on the board of several private companies in the software and technology industries. He holds a B.S. in Industrial Distribution from Texas A&M University.

Directors

Upon the consummation of the Business Combination, SVAC anticipates the initial size of Cyxtera’s board of directors being nine directors, each of whom will be voted upon by SVAC’s shareholders at the special meeting.

Fahim Ahmed currently serves as Partner at BC Partners. BC Partners is a leading international investment firm that specializes in the investment of assets under management in private equity. Before joining BC Partners in 2006, from 2004 to 2006 and from 2000 to 2002, Mr. Ahmed served as a consultant of the Boston Consulting Group. Mr. Ahmed currently serves on the boards of Chewy Inc. (NYSE: CHWY), an online pet retailer company, Presidio Inc., and PetSmart. Mr. Ahmed previously served as a director of Suddenlink Communications, and was involved in investments in Office Depot, Inc., Intelsat S.A., Dometic Corporation, and Foxtons. Mr. Ahmed holds a Master of Philosophy degree in economics from Oxford University, where he was a Rhodes Scholar, and a B.A. from Harvard University. Mr. Ahmed’s qualifications to serve on Cyxtera’s board of directors include his prior board experience and background in finance.

Michelle Felman has been a member of the SVAC board of directors since August 2020. Ms. Felman has been an adjunct professor at Columbia University since 2017. Ms. Felman founded JAM Holdings, an investment and advisory firm, in 2016. Prior to founding JAM Holdings, Ms. Felman served as an executive vice president—Co-Head of Acquisitions and Capital Markets at Vornado Realty Trust, a publicly traded REIT (“VNO”), from 1997 to 2010, and remained a consultant for VNO through December 2012. In addition, she served as a Managing Director of Business Development at GE Capital from 1991 to 1997. Ms. Felman began her career at Morgan Stanley in the Investment Banking Division in July 1988, where she worked until January 1991. Ms. Felman has also served on the board of Reonomy, a private real estate technology company, since 2018. Ms. Felman served as a board member of Partners Group Holdings AG, a registered, global private equity firm, from 2016 to May 2020, and served as the chair of the investment oversight committee and on the compensation, risk and audit committees. She served as a director of Forest City Realty Trust, Inc. from April 2018 to December 2018 and was a member of the governance and compensation committees. She also served as a trustee of Choice Properties Real Estate Investment Trust, a publicly traded retail REIT in Canada, from 2013 to 2018, and was a member of the governance and compensation committees. Ms. Felman has served on the board of Cumming Corp, a global project management and cost consulting company since 2017, and has served on the advisory board at Turner Impact Capital, a social impact platform that focuses on healthcare, charter schools and workforce housing since 2016. Until 2017, Ms. Felman was a member of the Executive Committee of the Zell Lurie Center at Wharton Business School, where she also served as a visiting professor from 2011 to 2015. Ms. Felman has an MBA from Wharton Business School at the University of Pennsylvania and a B.A. in Economics from the University of California. Ms. Felman’s qualifications to serve on Cyxtera’s board of directors include her background in investment banking and as the Chair of the investment oversight committee at a global private equity firm, providing tremendous experience with strategy and risk management, and a track record of creating value for stockholders.

John Diercksen serves as a Senior Advisor for Liontree Investment Advisors, a role he has held since April 2014. Mr. Diercksen is also principal of Greycrest, LLC, a privately-held financial and operational advisory services company, a role he has held since October 2013. Mr. Diercksen was Chief Executive Officer of Beachfront Wireless LLC, a privately-held investment entity organized to participate in a Federal Communications Commission airwaves auction, from December 2015 to November 2016, when it was sold. Mr. Diercksen served as a director of Harman International Industries, Incorporated, an audio and infotainment equipment company, from June 2013 to June 2017, when it was sold; Intelsat, S.A. since September 2013, Cyxtera since May 2017; Banco Popular since 2013 and Accedian since December 2020. Mr. Diercksen has 37 years of experience in the communications industry. From 2003 to 2013, he was an Executive Vice President of Verizon Communications, Inc., a global leader in delivering consumer, enterprise wireless and wire line services, as well as other communication services. At Verizon he was responsible for key strategic initiatives related to the review and assessment of potential mergers, acquisitions and divestitures and was instrumental in forging Verizon’s strategy of technology investment and repositioning its assets. Mr. Diercksen holds an MBA from Pace University and a B.B.A. in finance from Iona College. Mr Diercksen’s qualifications to serve on Cyxtera’s board of directors includes his vast experience in matters related to corporate strategy, mergers, acquisitions and divestitures, business development, venture investments, strategic alliances, joint ventures and strategic planning.

Melissa Hathaway brings more than 30 years of high-level public and private-sector experience and is considered one of the leading experts on cyber security matters, having served in two Presidential administrations. Ms. Hathaway is President of Hathaway Global Strategies, LLC and a Senior Advisor at

Harvard Kennedy School’s Belfer Center, roles she has held since October 2009. Ms. Hathaway has served as a director on the Centre for International Governance Innovation since March 2019. Previously, from February 2009 to August 2009, she led the development of the Cyberspace Policy Review in her role as the Acting Senior Director for Cyberspace in the National Security Council of President Barack Obama’s administration. Prior to that, from March 2007 to February 2009, Ms. Hathaway served as Cyber Coordination Executive and Director of the Joint Interagency Cyber Task Force in the Office of the Director of National Intelligence under President George W. Bush. Before working in the Obama and Bush administrations, from June 1993 to February 2007, Ms. Hathaway was a Principal with Booz Allen & Hamilton, Inc., where she led the information operations and long-range strategy and policy support business units. Her efforts at Booz Allen supported key offices within the Department of Defense and Intelligence Community, including the U.S. Southern Command, the U.S. Pacific Command, the Office of the Secretary of Defense for Net Assessment, the Central Intelligence Agency, the Defense Intelligence Agency and the Office of the Director of National Intelligence. Ms. Hathaway earned a B.A. from the American University in Washington DC and has completed graduate studies in international economics and technology transfer policy and is a graduate of the US Armed Forces Staff College with a special certificate in Information Operations. Ms. Hathaway’s qualifications to serve on Cyxtera’s board of directors include her background on cyber security matters and information operations.

Manuel D. Medina serves as Executive Chairman of Cyxtera, a position he has held since February 2019. Upon the closing of the Business Combination, Mr. Medina is expected to become the Chair of Cyxtera and will cease to be an executive officer of Cyxtera. Previously, Mr. Medina was Chief Executive Officer of Cyxtera from May 2017 to December 2019 and President from May 2017 to February 2018. Mr. Medina is also the Founder and Managing Partner of Medina Capital, a private equity investment firm that he founded in 2012. Mr. Medina has more than 30 years of experience as a highly successful businessman and entrepreneur in the IT infrastructure and cybersecurity industries. Mr. Medina was the Founder, Chairman of the Board and CEO of Terremark until April of 2011, when Terremark was acquired by Verizon Communications Inc. (NYSE: VZ). Under his leadership, Terremark distinguished itself as a leading global provider of managed IT infrastructure services for Fortune 500 enterprises and federal government agencies. At Terremark, Mr. Medina brought his vision to deliver a comprehensive set of best-of-breed IT infrastructure services from purpose-built, carrier-neutral data center facilities to fruition. Mr. Medina is also the founder and chairman of the board of eMerge Americas, the premier B2B technology event connecting the U.S., Latin America, and Europe. Mr. Medina currently serves as Executive Chairman at Cyxtera Cybersecurity Inc., d/b/a Appgate, Cyxtera’s former cybersecurity business. He received his B.S. in Accounting from Florida Atlantic University. Mr. Medina’s qualifications to serve on Cyxtera’s board of directors include his business and entrepreneurial experience, as well as his background in private equity.

Jeffrey C. Smith has been the Chair of the SVAC board of directors since November 2019. Mr. Smith is a Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard, which he founded in 2011 with a spin-off of the existing Value and Opportunity Fund. From January 1998 to April 2011, Mr. Smith was at Ramius LLC, a subsidiary of the Cowen Group, Inc., where he was a Partner Managing Director and the Chief Investment Officer for the funds that comprised the Value and Opportunity investment platform. Mr. Smith was also a member of Cowen’s Operating Committee and Cowen’s Investment Committee. Prior to joining Ramius in January 1998, he served as Vice President of Strategic Development and a member of the board of directors of The Fresh Juice Company, Inc. Mr. Smith began his career in the Mergers and Acquisitions department at Société Générale. Mr. Smith has served as the chair of the board of Papa John’s International, Inc. since February 2019 and was formerly chair of the board of Advance Auto Parts, Inc. from May 2016 to May 2020. Additionally, Mr. Smith was formerly chair of the board of Darden Restaurants, Inc. from October 2014 to April 2016, and formerly on the boards of Perrigo Company plc from February 2017 to August 2019, Yahoo! Inc., from April 2016 to June 2017, Quantum Corporation from May 2013 to May 2015, Office Depot, Inc. from August 2013 to September 2014, Regis Corporation from October 2011 until October 2013 and Surmodics, Inc. from January 2011 to August 2012. Mr. Smith also previously served as chair of the board of directors of Phoenix Technologies Ltd and as a director of Zoran Corporation, Actel Corporation, Kensey Nash Corp., S1 Corp and the Fresh Juice Company. Mr. Smith graduated from The Wharton School of Business at The

University of Pennsylvania, where he received a B.S. in Economics. Mr. Smith’s qualifications to serve on Cyxtera’s board of directors include his broad experience investing in public companies to improve value and his ability to provide our board of directors with insights into governance, oversight, accountability, management discipline, capitalization strategies and capital market mechanics.

Raymond Svider currently serves as Partner and Chairman of BC Partners and as Chairman of the Executive Committee of BC Partners. He joined BC Partners in 1992 and is currently based in New York. Since Mr. Svider joined BC Partners in 1992, he has led investments in a number of sectors including TMT, healthcare, industrials, business services, consumer and retail. He is currently Executive Chairman of PetSmart, Inc., a pet supply company, since March 2015, Chairman of the Board of Chewy, Inc. (NYSE: CHWY) since April 2019, Chairman of the Advisory Board of The Aenova Group, a pharmaceutical manufacturing company, since April 2019 and also serves on the boards of Altice USA (NYSE: ATUS), a cable television provider, since June 2017, Intelsat, a communications satellite services provider, since June 2007, Navex Global, a software company, since September 2018, GFL Environmental (NYSE: GFL), a waste management company, since May 2018, GardaWorld, a private security firm, since October 2019, and Presidio, Inc., a technology services company, since December 2019. Mr. Svider previously served as a director of Office Depot, an office supply company, from June 2009 to November 2013, as well on boards of various domestic and international private companies. He is also on the boards of the Mount Sinai Children’s Center Foundation in New York and the Polsky Center Private Equity Council at the University of Chicago. Mr. Svider received an MBA from the University of Chicago and an MS in Engineering from both Ecole Polytechnique and Ecole Nationale Superieure des Telecommunications in France. Mr. Svider’s qualifications to serve on Cyxtera’s board of directors include his extensive experience in investing and finance and his experience in our industry.

Gregory Waters has served on the board of directors of Sierra Wireless, Inc. since March 2020. Mr. Waters served as the president and CEO and a member of the board of directors of Integrated Device Technology, Inc., a company that designs, manufactures, and markets low-power, high-performance analog mixed-signal semiconductor solutions for the advanced communications, computing, and consumer industries, from January 2014 until its sale to Renesas Electronics Corporation in March 2019. Prior to that, he served as executive vice president and general manager of front-end solutions at Skyworks Solutions, Inc., a manufacturer of semiconductors for use in radio frequency and mobile communications systems (“Skyworks”), from 2003 to December 2012, where he led the company’s wireless businesses to a decisive industry leadership position. Before Skyworks, Mr. Waters served as senior vice president of strategy and business development at Agere Systems Inc., an integrated circuit components company (“Agere”), where his responsibilities included M&A and IP licensing and where he played a key role in the company’s initial public offering. Mr. Waters joined Agere in 1998, having served in various other capacities, including as vice president of the wireless communications business and vice president of the broadband communications business. Mr. Waters began his career at Texas Instruments Inc., a technology company that designs and manufactures semiconductors and various integrated circuits, and served in a variety of management positions in sales, customer design centers, and product line management. Mr. Waters has an M.S. in Computer Science from Northeastern University, with a specialization in Artificial Intelligence, and a B.S. in Engineering from the University of Vermont. Mr. Waters’ qualifications to serve on Cyxtera’s board of directors include his experience in the semiconductor industry as well as his extensive business experience.

Status as a Controlled Company

Immediately following the consummation of the Business Combination, the Cyxtera Stockholder will beneficially hold approximately 58.4% of the outstanding Class A common stock (assuming a no redemption scenario). As a result, SVAC will be a “controlled company” within the meaning of Nasdaq rules. However, although SVAC will be eligible to take advantage of certain exemptions from certain Nasdaq corporate governance standards, it does not intend to do so.

Corporate Governance

Composition of the Board of Directors

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable Cyxtera’s board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s educational and personal background, including diversity, integrity and professional reputation, professional experience and knowledge of our business and industry as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business. The Company believes it will have a highly skilled and diverse board of directors with the nominees presented herein.

Director Independence

As a result of Cyxtera’s common stock being listed on Nasdaq following consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and expect that a majority of the directors of Cyxtera following the Business Combination will be determined “independent” as defined under the applicable Nasdaq rules.

Committees of the Board of Directors

Cyxtera’s board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. Cyxtera will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter. Each Charter will be available at Cyxtera’s corporate website at https://www.cyxtera.com/ upon the completion of the Business Combination. The information on any of Cyxtera’s websites is deemed not to be incorporated in this proxy statement or to be part of this proxy statement.

Audit Committee

Upon the closing, Cyxtera’s audit committee is expected to consist of John Diercksen, Michelle Felman and Melissa Hathaway, with Mr. Diercksen serving as the chair of the committee. Cyxtera’s board of directors will determine whether each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. The board will examine each audit committee member’s scope of experience and nature of their prior and/or current employment in confirming each member’s ability to read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements.

Cyxtera’s board of directors is expected to determine that Mr. Diercksen qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, Cyxtera’s board will consider Mr. Diercksen’s formal education and previous and current experience in financial and accounting roles. Both Cyxtera’s independent registered public accounting firm and management periodically will meet privately with Cyxtera’s audit committee.

The audit committee’s responsibilities will include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing Cyxtera’s independent registered public accounting firm;

•	discussing with Cyxtera’s independent registered public accounting firm their independence from management;

•	reviewing with Cyxtera’s independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by Cyxtera’s independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and Cyxtera’s independent registered public accounting firm the interim and annual financial statements that Cyxtera files with the SEC;

•	reviewing and monitoring Cyxtera’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Upon the closing, Cyxtera’s compensation committee is expected to consist of Greg Waters, Fahim Ahmed and Melissa Hathaway, with Mr. Waters serving as the chair of the committee. Mr. Waters and Ms. Hathaway are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. Cyxtera’s board of directors is expected to determine that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:

•	establishing the compensation of senior management, including salaries, bonuses, termination arrangements, and other executive officer benefits;

•	establishing director compensation; and

•	administering Cyxtera’s equity incentive plans.

The compensation committee may also, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

Upon the closing, Cyxtera’s nominating and corporate governance committee is expected to consist of Jeffrey Smith, Fahim Ahmed and John Diercksen. Cyxtera’s board of directors is expected to determine that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq.

The nominating and corporate governance committee’s responsibilities include, among other thing:

•	overseeing the selection of persons to be nominated to serve on Cyxtera’s board of directors; and

•	developing a set of corporate governance policies and principles and recommending to Cyxtera’s board of directors any changes to such policies and principles.

Code of Ethics

Cyxtera will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on Cyxtera’s website, https://www.cyxtera.com/. Cyxtera intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

As of July 14, 2021, none of Cyxtera’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Cyxtera’s board of directors.

CYXTERA’S EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for Cyxtera’s executive officers who are named in the “2020 Summary Compensation Table” below. As an emerging growth company, Cyxtera complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Cyxtera’s principal executive officer, Cyxtera’s two most highly compensated executive officers other than its principal executive officer who were serving as executive officers at the end the last completed fiscal year and up to two additional individuals for whom disclosure would have been provided but for the fact such individuals were not serving as Cyxtera executive officers as of the last completed fiscal year end. These executive officers are referred to as Cyxtera’s named executive officers.

In 2020, Cyxtera’s “named executive officers” and their positions were as follows:

•	Nelson Fonseca, President and Chief Executive Officer;

•	Randy Rowland, Chief Operating Officer; and

•	Carlos Sagasta, Chief Financial Officer.

Mr. Sagasta was appointed as Cyxtera’s Chief Financial Officer on February 18, 2020.

This discussion may contain forward-looking statements that are based on Cyxtera’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that Cyxtera adopts following the filing of this proxy statement may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of Cyxtera’s named executive officers for the year ended December 31, 2020. No stock or option awards were granted to Cyxtera’s named executive officers in 2020.

Name and Principal Position	Year	Salary($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Nelson Fonseca President and Chief Executive Officer	2020	500,000		725,685	(2)	9,975	(4)	1,235,660
Randy Rowland Chief Operating Officer	2020	400,000		464,438	(3)	—		864,438
Carlos Sagasta Chief Financial Officer	2020	350,095	(1)	464,438	(3)	9,975	(4)	824,508

(1)

Amount represents the base salary received by Mr. Sagasta in 2020, which was based on his $400,000 annual base salary rate and pro-rated to reflect his appointment as Executive Vice President and Chief Financial Officer on February 18, 2020.

(2)

Amount represents (i) a $500,000 annual performance-based cash bonus for achievement of corporate performance goals at 100% of target levels and (ii) a $225,685 one-time cash bonus for completion of certain specific initiatives, each as described below in the section titled “—2020 Bonuses”.

(3)

Amount represents (i) a $320,000 annual performance-based cash bonus for achievement of corporate performance goals at 100% of target levels and (ii) a $144,438 one-time cash bonus for completion of certain specific initiatives, each as described below in the section titled “—2020 Bonuses”.

(4)	Amount represents employer matching contributions to a 401(k) retirement savings plan maintained through one of Cyxtera’s subsidiaries on behalf of the named executive officer.

2020 Annual Base Salaries

The named executive officers receive an annual base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2020 annual base salary rates for Cyxtera’s named executive officers were:

Name	2020 Annual Base Salary ($)
Nelson Fonseca	500,000
Randy Rowland	400,000
Carlos Sagasta (1)	400,000

(1)	Mr. Sagasta was appointed as Cyxtera’s Executive Vice President and Chief Financial Officer on February 18, 2020.

2020 Bonuses

Annual Performance Bonus

Cyxtera maintains an annual performance-based cash bonus program in which each of its named executive officers participated in 2020 (the “2020 Annual Bonus Plan”). Each named executive officer’s target bonus was expressed as a percentage of base salary, and bonus payments were determined based on achievement of certain corporate performance goals, consisting of (i) revenue (with a weighting of 35%), (ii) adjusted EBITDA (with a weighting of 45%), and (iii) cash flow (with a weighting of 20%), and may be adjusted for individual performance, with no award earned for performance below 50% of target performance criteria for any performance component. The 2020 annual bonus for Mr. Fonseca was targeted at 100% of his annual base salary and the 2020 annual bonuses for Messrs. Rowland and Sagasta were targeted at 80% of their annual base salaries. Under the 2020 Annual Bonus Plan, achievement of minimum performance would result in a bonus payout of 50% of target, achievement of the target performance would result in a bonus payout of 100% of target and achievement of the maximum performance would result in a bonus payout equal to 125% of target. In April 2021, Cyxtera’s compensation committee determined that corporate performance goals were achieved at 100% of target levels. No adjustment was to be made for individual performance with respect to any of the named executive officers, therefore, 2020 annual bonuses were paid to named executive officers at 100% of their individual targets.

Completion Bonus

In 2020, Cyxtera adopted a one-time cash bonus plan that was in addition to the 2020 Annual Bonus Plan in order to incentivize completion of certain specific initiatives and aid in retention (the “Completion Bonus Plan”). Each of Cyxtera’s named executive officers participated in the Completion Bonus Plan. Each named executive officer’s target bonus was expressed as a percentage of base salary, and bonus payments were determined based on the completion of certain corporate initiatives, including the renewal of a certain customer agreement and the completion of certain financing transactions. The maximum completion bonus that each participating named executive officer was eligible to earn under this Completion Bonus Plan was an amount equal to 100% of his target bonus amount under the 2020 Annual Bonus Plan. Payment of any award under the Completion Bonus Plan was conditioned on achievement at 100% of the target levels for at least two of the three performance components under the 2020 Annual Bonus Plan and the allocation of the bonus opportunity among the milestones specified above was to be determined by the compensation committee of Cyxtera’s board of directors in its reasonable discretion. In April 2021, Cyxtera’s compensation committee determined that, based on Cyxtera’s level of achievement of the corporate goals and milestones specified above, bonuses were to be paid under the Completion Bonus Plan to the named executive officers at approximately 45% of their individual targets.

Long-Term Equity-Based Compensation Awards

None of Cyxtera’s named executive officers received awards or grants of equity or equity-based compensation during 2020. However, Messrs. Fonseca and Rowland were previously granted Class B limited partnership units of Cyxtera Stockholder pursuant to the Cyxtera Stockholder Class B Unit Plan (the “Class B Units”) and the Amended and Restated Limited Partnership Agreement of the Cyxtera Stockholder, dated May 1, 2017. The Class B Units are intended to align the interests of such named executive officers with those of Cyxtera’s equity sponsor and provide a retention incentive for such named executive officers.

The Class B Units are intended to constitute profits interests for U.S. federal income tax purposes that are intended to allow Messrs. Fonseca and Rowland to participate in the increase in value of Cyxtera Stockholder from and after the date of grant of such interests based on Cyxtera Stockholder’s ownership of Cyxtera and, following the spin-out of its cybersecurity business, Appgate. Class B Units are subject to time-vesting provisions and generally vest as to 25% of such Class B Units on the first anniversary of the date of grant and as to 75% of such Class B Units in substantially equal monthly installments over 42 months thereafter, subject generally to continued employment and subject to accelerated vesting upon certain liquidity events, which do not include the Business Combination.

Notwithstanding the foregoing, if either Mr. Fonseca’s or Mr. Rowland’s employment terminates other than (i) by Cyxtera or its subsidiaries for “Cause” (as defined in his employment agreement) or (ii) by Mr. Fonseca or Mr. Rowland without “Good Reason” (as defined in his employment agreement) and third-party adjudication makes a final binding determination that the applicable named executive officer breached applicable restrictive covenants (such event, a “Specified Termination”), then vested Class B Units will be subject a repurchase right at fair market value. In the event that Mr. Fonseca’s or Mr. Rowland’s employment is terminated by Cyxtera or its subsidiaries for Cause or by Mr. Fonseca or Mr. Rowland upon a Specified Termination, then the vested Class B Units will be subject to a repurchase right at the lower of fair market value or the purchase price paid by the applicable name executive officer. In all such instances, unvested Class B Units are forfeited.

Other Elements of Compensation

Retirement Plan

A subsidiary of Cyxtera maintains a 401(k) retirement savings plan for Cyxtera’s employees, including Cyxtera’s named executive officers, who satisfy certain eligibility requirements. Cyxtera’s named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees, although Mr. Rowland did not participate in the 401(k) plan in 2020. Under this plan, Cyxtera or its subsidiaries provide employer matching contributions equal to 100% of the first 1% of eligible compensation contributed by employees and 50% of the next 5% of eligible compensation contributed by employees. Cyxtera believes that providing a vehicle for tax-deferred retirement savings though Cyxtera’s 401(k) plan adds to the overall desirability of Cyxtera’s executive compensation package and further incentivizes Cyxtera’s employees, including Cyxtera’s named executive officers, in accordance with Cyxtera’s compensation policies.

The employer matching contributions to the 401(k) retirement savings plan on behalf of Cyxtera’s participating named executive officers are set forth above in the 2020 Summary Compensation Table in the column titled “All Other Compensation”.

Neither Cyxtera nor its subsidiaries maintain, sponsor, contribute to or otherwise have any liability with respect to any single or multiemployer defined benefit pension plan or nonqualified deferred compensation plan.

Employee Benefits

During their employment, Cyxtera’s named executive officers are eligible to participate in Cyxtera’s employee benefit plans and programs (generally maintained through one of Cyxtera’s subsidiaries), including medical and dental benefits, to the same extent as Cyxtera’s other full-time employees, subject to the terms and eligibility requirements of those plans.

Outstanding Equity Awards at 2020 Fiscal Year-End

Cyxtera’s named executive officers do not hold equity awards in Cyxtera; however, Messrs. Fonseca and Rowland have been granted Class B Units. The following table summarizes the number of outstanding Class B Units held by Messrs. Fonseca and Rowland as of December 31, 2020.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date (2)
Nelson Fonseca	5/1/2017	58,259	14,241	—	—
Nelson Fonseca	11/18/2019	6,169	16,862	—	—
Randy Rowland	5/1/2017	50,223	12,277	—	—
Randy Rowland	11/18/2019	4,407	12,044	—	—

(1)

The Class B Units vest as to 25% of such Class B Units on the first anniversary of the date of grant and as to 75% of such Class B Units in substantially equal monthly installments over 42 months thereafter, subject generally to continued employment. Upon the completion of either (i) a transaction which results in the sale of all or substantially all of Cyxtera Stockholder’s and its subsidiaries’ assets or (ii) a transaction which results in the change of over 50% of the beneficial ownership of the voting units of Cyxtera Stockholder, all such Class B Units then unvested shall become fully vested, provided that the applicable named executive officer has remained continuously employed with Cyxtera from the date of grant to the date of such transaction. The Business Combination will not constitute such transaction and will not cause the vesting of Class B Units to be accelerated.

(2)

The outstanding Class B Units are most similar to option awards in that they share in equity value appreciation from and after the date of grant. However, they do not have an exercise price or expiration date.

Executive Compensation Arrangements

As described below, a subsidiary of Cyxtera has entered into employment agreements with each of Messrs. Fonseca, Rowland, and Sagasta.

Fonseca Employment Agreement

A subsidiary of Cyxtera entered into an employment agreement with Mr. Fonseca on May 8, 2017, which sets forth the terms and conditions of his employment and was subsequently amended on November 18, 2019 (as amended, the “Fonseca Agreement”). Pursuant to the Fonseca Agreement, Mr. Fonseca serves as Cyxtera’s President and Chief Executive Officer and is entitled to an annual base salary of $500,000 and a target annual bonus opportunity of 100% of his annual base salary. The Fonseca Agreement provides for a term of employment that is scheduled to end on January 1, 2023, but is subject to automatic renewal for successive one-year periods thereafter, unless either party gives written notice of non-renewal at least 60 days in advance. The Fonseca Agreement provides for two grants of Class B Units to Mr. Fonseca, which are set forth above in the Outstanding Equity Awards at 2020 Fiscal Year-End Table.

In the event Mr. Fonseca resigns for “Good Reason” or Cyxtera terminates his employment without “Cause” (other than due to death or disability) (each as defined in the Fonseca Agreement), including upon a termination without “Cause” on or following the expiration of the term of employment due to Cyxtera’s non-renewal of the term, he is entitled to receive the following payments and benefits, in addition to any accrued obligations and subject to his timely execution and non-revocation of a general release of claims in Cyxtera’s favor and continued compliance with the restrictive covenants contained in the Fonseca Agreement: (i) an amount equal to the sum of his then-current (a) annual base salary and (b) target bonus, paid in equal installments, in accordance with Cyxtera’s normal payroll practices, over a period of 12 months from the termination date, (ii) a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination or resignation occurs, paid when bonuses for such fiscal year are paid in the ordinary course to our actively employed senior executives, and (iii) reimbursement for his healthcare insurance premiums for a period of up to 12 months.

In the event of Mr. Fonseca’s termination due to his death or disability, in addition to accrued obligations, he or his estate, as applicable, shall be entitled to receive a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination occurs. Such bonus shall be paid when bonuses for such fiscal year are paid in the ordinary course to Cyxtera’s actively employed senior executives.

The Fonseca Agreement contains a perpetual non-disclosure covenant, a perpetual and mutual non-disparagement covenant and non-competition, customer non-solicitation, and employee non-solicitation covenants which apply during the term of Mr. Fonseca’s employment and for 12 months thereafter.

Rowland Employment Agreement

A subsidiary of Cyxtera entered into an employment agreement with Mr. Rowland on May 8, 2017, which sets forth the terms and conditions of his employment and was subsequently amended on November 18, 2019 (as amended, the “Rowland Agreement”). Pursuant to the Rowland Agreement, Mr. Rowland serves as Cyxtera’s Chief Operating Officer and is entitled to an annual base salary of $400,000 and a target annual bonus opportunity of 80% of his annual base salary. The Rowland Agreement has a term that is scheduled to end on January 1, 2023, but is subject to automatic renewal for successive one-year periods thereafter, unless either party gives written notice of non-renewal at least 60 days in advance. The Rowland Agreement provides for two grants of Class B Units to Mr. Rowland, which are set forth above in the Outstanding Equity Awards at 2020 Fiscal Year-End Table.

In the event Mr. Rowland resigns for “Good Reason” or Cyxtera terminates his employment without “Cause” (other than due to death or disability) (each as defined in the Rowland Agreement), including upon a termination without “Cause” on or following the expiration of the term of employment due to Cyxtera’s non-renewal of the term, he is entitled to receive the following payments and benefits, in addition to any accrued obligations and subject to his timely execution and non-revocation of a general release of claims in Cyxtera’s favor and continued compliance with the restrictive covenants contained in the Rowland Agreement: (i) an amount equal to the sum of his then-current (a) annual base salary and (b) target bonus, paid in equal installments, in accordance with Cyxtera’s normal payroll practices, over a period of 12 months from the termination date, (ii) a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination or resignation occurs, paid when bonuses for such fiscal year are paid in the ordinary course to our actively employed senior executives, and (iii) reimbursement for his healthcare insurance premiums for a period of up to 12 months.

In the event of Mr. Rowland’s termination due to his death or disability, in addition to accrued obligations, he or his estate, as applicable, shall be entitled to receive a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination occurs. Such bonus shall be paid when bonuses for such fiscal year are paid in the ordinary course to Cyxtera’s actively employed senior executives.

The Rowland Agreement contains a perpetual non-disclosure covenant, a perpetual and mutual non-disparagement covenant and non-competition, customer non-solicitation, and employee non-solicitation covenants which apply during the term of Mr. Rowland’s employment and for 12 months thereafter.

Sagasta Employment Agreement

A subsidiary of Cyxtera entered into an employment agreement with Mr. Sagasta on February 18, 2020, which sets forth the terms and conditions of his employment (the “Sagasta Agreement”). Pursuant to the Sagasta

Agreement, Mr. Sagasta serves as Cyxtera’s Chief Financial Officer and is entitled to an annual base salary of $400,000 and a target annual bonus opportunity of 80% of his annual base salary. The Sagasta Agreement has an initial term that is scheduled to end on February 18, 2023, but is subject to automatic renewal for successive one-year periods thereafter, unless either party gives written notice of non-renewal at least 60 days in advance. The agreement also entitled him to receive an award of Class B Units but no such award was granted to him.

In the event Mr. Sagasta resigns for “Good Reason” or Cyxtera terminates his employment without “Cause” (other than due to death or disability) (each as defined in the Sagasta Agreement), including upon a termination without “Cause” on or following the expiration of the term of employment due to Cyxtera’s non-renewal of the term, he is entitled to receive the following payments and benefits, in addition to any accrued obligations and subject to his timely execution and non-revocation of a general release of claims in Cyxtera’s favor and continued compliance with the restrictive covenants contained in the Sagasta Agreement: (i) an amount equal to the sum of his then-current (a) annual base salary and (b) target bonus, paid in equal installments, in accordance with Cyxtera’s normal payroll practices, over a period of 12 months from the termination date, (ii) a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination or resignation occurs, paid when bonuses for such fiscal year are paid in the ordinary course to our actively employed senior executives, and (iii) reimbursement for his healthcare insurance premiums for a period of up to 12 months.

In the event of Mr. Sagasta’s termination due to his death or disability, in addition to accrued obligations, he or his estate, as applicable, shall be entitled to receive a prorated portion of his annual bonus, based on actual performance, for the fiscal year in which the termination occurs. Such bonus shall be paid when bonuses for such fiscal year are paid in the ordinary course to Cyxtera’s actively employed senior executives.

The Sagasta Agreement contains a perpetual non-disclosure covenant, a perpetual and mutual non-disparagement covenant and non-competition, customer non-solicitation, and employee non-solicitation covenants which apply during the term of Mr. Sagasta’s employment and for 12 months thereafter.

Director Compensation

The table below shows all compensation granted to Cyxtera’s directors who were serving as of December 31, 2020 for services performed as directors in 2020. The table below does not show compensation granted to Cyxtera’s directors for services performed as an employee of Cyxtera or any of its subsidiaries in 2020. Historically, Cyxtera has granted an annual retainer fee of $100,000 to each of its non-employee directors who is not affiliated with BC Partners or Medina Capital and has granted an additional fee of $25,000 for each committee membership held by any such non-affiliated non-employee directors. All board fees earned by Cyxtera’s non-affiliated non-employee directors for 2020 have been deferred and have not yet been paid. As a director and executive officer, information regarding Nelson Fonseca’s compensation as of December 31, 2020 is set forth in the section titled “–2020 Summary Compensation Table”.

Pete Hayes, Ben Phillips, and Rene A. Rodriguez served on Cyxtera’s board of directors in 2020 and are expected to continue to serve until the closing of the Business Combination, after which they will cease serving on Cyxtera’s board of directors.

2020 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Fahim Ahmed	—	—
John Diercksen	150,000	150,000
Pete Hayes	100,000	100,000
Manuel Medina (2)	—	—
Ben Phillips	—	—
Rene Rodriguez (2)	—	—
Raymond Svider	—	—

(1)	Amounts represent annual retainer and committee membership fees earned by Cyxtera’s non-affiliated non-employee directors for 2020.
(2)

Mr. Medina is and Mr. Rodriguez was an executive officer of Cyxtera but they are not named executive officers for 2020. The table does not include compensation paid to them in connection with the service as Cyxtera employees. Mr. Medina and Mr. Rodriguez did not receive compensation for their service as directors in 2020.

The table below shows the aggregate numbers of outstanding Class B Units held as of December 31, 2020, whether or not vested, by each person (other than Mr. Fonseca) who was serving as a director of Cyxtera as of December 31, 2020. The terms of all such Class B Units are substantially consistent with the terms of the Class B Units described above. Information regarding the Class B Units held by Mr. Fonseca as of December 31, 2020 is set forth above in the section titled “—Outstanding Equity Awards at 2020 Fiscal Year-End”.

Name	Class B Units Outstanding at Fiscal Year End
Fahim Ahmed	—
John Diercksen	2,812
Pete Hayes	2,812
Manuel Medina	184,197
Ben Phillips	—
Rene Rodriguez	32,813
Raymond Svider	—

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of SVAC common stock as of the date hereof by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our executive officers and directors; and

•	all our executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table does not reflect record or beneficial ownership of the shares of common stock underlying the private placement warrants.

	Class A Common Stock		Class B Common Stock(2)
Name and address of beneficial owner(1)	Number of shares beneficially owned	% of Class	Number of shares beneficially owned	% of Class
Our Sponsor, Directors and Executive Officers
SVAC Sponsor LLC(2)	—	—	9,480,713	18.8	%(3)
Jeffrey C. Smith	—	—	—	—
Martin D. McNulty, Jr	—	—	505,150	1.0	%(3)
Kenneth R. Marlin	—	—	—	—
Pauline J. Brown	—	—	30,000	*
Michelle Felman	—	—	30,000	*
Robert L. Greene	—	—	30,000	*
Lowell W. Robinson	—	—	30,000	*

All directors and executive officers as a group (seven individuals)	—	—	625,150	1.2	%(3)
Other 5% Stockholders
FMR LLC(4)	4,848,780	11.99%
Adage Capital Partners GP, L.L.C(5)	2,850,000	7.05%	—	—
Teacher Retirement System of Texas(6)	2,399,561	5.9%	—	—
Integrated Core Strategies (US) LLC(7)	2,371,068	5.9%	—	—
Empyrean Capital Partners, LP(8)	2,149,134	5.3%	—	—

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Starboard Value Acquisition Corp., 777 Third Avenue, 18th Floor, New York, New York 10017.
(2)

Such shares will automatically convert into shares of Class A common stock at the time of our initial business combination on a one-for-one basis, subject to adjustment. Excludes forward purchase shares that will only be issued, if at all, at the time of our initial business combination. SVAC Manager LLC, a Delaware limited liability company, is the manager of our Sponsor.

(3)

Based upon 40,423,453 shares of Class A common stock outstanding and 10,105,863 shares of Class A common stock issuable upon conversion of the founder shares beneficially owned by our initial stockholders.

(4)

Based solely upon the Schedule 13G filed by FMR LLC on July 12, 2021. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor

Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The share number above reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the “FMR Reporters”). The share number above does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998). The business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(5)

Based solely upon the Schedule 13G/A filed by Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross (collectively, the “Reporting Persons”) on February 11, 2021. Adage Capital Partners, L.P., a Delaware limited partnership ( “ACP”), has the power to dispose of and the power to vote the shares of Class A common stock beneficially owned by it, which power may be exercised by its general partner, Adage Capital Partners GP, L.L.C., a limited liability company organized under the laws of the State of Delaware (“ACPGP”). Adage Capital Advisors, L.L.C., a limited liability company organized under the laws of the State of Delaware (“ACA”), as managing member of ACPGP, directs ACPGP’s operations. Neither ACPGP nor ACA directly own any shares of Class A common stock. By reason of the provisions of Rule 13d-3 of the Exchange Act, ACPGP and ACA may be deemed to beneficially own the shares owned by ACP. Messrs. Atchinson and Gross, as managing members of ACA, have shared power to vote the shares of Class A common stock beneficially owned by ACP. Neither Mr. Atchinson nor Mr. Gross directly own any shares of Class A common stock. By reason of the provisions of Rule 13d-3 of the Exchange Act, each may be deemed to beneficially own the shares beneficially owned by ACP. The business address of each of the Reporting Persons is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(6)

Based solely upon the Schedule 13G filed by Teacher Retirement System of Texas on February 5, 2021. The business address of Teacher Retirement System of Texas is 1000 Red River Street, Austin, Texas 78701.

(7)

Based solely upon the Schedule 13G/A filed by Integrated Core Strategies (US) LLC, ICS Opportunities, Ltd., Millennium International Management LP, Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander on January 28, 2021. Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”), beneficially owned 1,111,068 shares of Class A common stock as a result of holding 961,060 shares of Class A common stock and 150,008 of the units; and ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS Opportunities”), beneficially owned 1,260,000 shares of Class A common stock as a result of holding 1,260,000 of the units, which together with the shares of the Class A Common Stock beneficially owned by Integrated Core Strategies represented 2,371,068 shares of the Class A Common Stock. Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and ICS Opportunities. The business address of each of Integrated Core Strategies, ICS Opportunities and Mr. Englander is c/o Millennium Management LLC, 666 Fifth Avenue, New York, New York 10103. The business address of each of Millennium International Management, Millennium Management and Millennium Group Management is 666 Fifth Avenue, New York, New York 10103.
(8)

Based solely upon the Schedule 13G/A filed by Empyrean Capital Overseas Master Fund, Ltd., Empyrean Capital Partners, LP and Amos Meron on January 8, 2021. Empyrean Capital Overseas Master Fund, Ltd. (“ECOMF”), a Cayman Islands exempted company, directly holds the shares of Class A common stock; Empyrean Capital Partners, LP (“ECP”), a Delaware limited partnership, serves as investment manager to ECOMF with respect to the Class A common stock directly held by ECOMF; and Amos Meron, serves as the managing member of Empyrean Capital, LLC, the general partner of ECP, with respect to the Class A common stock directly held by ECOMF. The business address of each of ECOMF, ECP and Mr. Meron is c/o Empyrean Capital Partners, LP, 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.

The following table shows the beneficial ownership of Cyxtera’s common stock as of the date hereof by:

•	each person known by Cyxtera to beneficially own more than 5% of the outstanding Cyxtera Common Stock,

•	each of Cyxtera’s named executive officers and directors and

•	all of Cyxtera’s executive officers and directors as a group.

The applicable percentage ownership is based on 0.88 shares of Cyxtera’s common stock outstanding immediately prior to the Business Combination.

Beneficial Owner	Number of Shares	% of Shares
Five Percent or More Holders
SIS Holdings LP(1)(3)	0.88	100%
BCEC-Cyxtera Technologies Holdings (Guernsey) L.P.(2)(3)	0.88	100%
Medina Capital Fund II – SIS Holdco, LP(4)	0.18	20.9%
Directors and Executive Officers Post-Business Combination
Fahim Ahmed	—	—
John Diercksen	—	—
Pete Hayes	—	—
Benjamin Phillips	—	—
Rene Rodriguez	—	—
Raymond Svider	—	—
Manuel Medina(4)	0.18	20.9%
Nelson Fonseca	—	—
Randy Rowland	—	—
Carlos Sagasta	—	—
Victor Semah	—	—
Leo Taddeo	—	—
All executive officers and directors as a group (13 individuals)	0.18	20.9%

*	Indicates ownership of less than 1%.
(1)

The general partner of the Cyxtera Stockholder is SIS Holdings GP, LLC (“SIS GP”). SIS GP is managed by a board of directors, a majority of which is appointed by the BC Stockholder. The directors appointed by the BC Stockholder exercise majority voting power at meetings of the board with respect to voting and investment decisions relating to securities of our company held by SIS Holdings LP. The business address of SIS Holdings LP is 2333 Ponce De Leon Boulevard, Suite 900, Coral Gables FL 33134.

(2)

Consists of 0.88 of one share held by the Cyxtera Stockholder. The general partner of the BC Stockholder is BCEC Management X Limited (“BCEC GP”). BCEC GP is controlled by its board of directors, which is appointed by affiliates of BC Partners. The business address of BCEC GP is Arnold House PO Box 273 St Julian’s Avenue, St Peter, Port Guernesey GY1 3RD. The business address of BC Partners is 650 Madison Avenue, New York, New York 10022.

(3)

Lee Clark, Matthew Elston, Mark Rodliffe and Nikos Stathopulos, the members of the BCEC GP board, may be deemed to share voting and investment power over the shares held by the entities associated with SIS Holdings LP and BCEC-Cyxtera Technologies Holdings (Guernsey) L.P. Each of Lee Clark, Matthew Elston, Mark Rodliffe and Nikos Stathopulos disclaim beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(4)

Represents the pro rata ownership interest of the Medina Stockholder in the Cyxtera common stock held by the Cyxtera Stockholder. The Medina Stockholder has the right to nominate certain members of the board of directors of SIS GP subject to majority control of the board by the BC Stockholder. The general partner of the Medina Stockholder is Medina Capital Fund II – SIS Holdco GP, LLC (“Medina GP”). Medina GP is controlled through certain affiliates of Medina Capital that are ultimately controlled by Manuel D. Medina. The business address of the Medina Stockholder, Medina GP and Manuel D. Medina is 2333 Ponce De Leon Boulevard, Suite 900, Coral Gables FL 33134. Mr. Medina disclaims beneficial ownership of all shares of Cyxtera common stock owned by the Medina Stockholder, through its interest in the Cyxtera Stockholder, except to the extent of his pecuniary interest therein.

The following table shows the beneficial ownership of SVAC common stock following the consummation of the Business Combination by:

•	each person known to SVAC who will beneficially own more than 5% of SVAC common stock issued and outstanding immediately after the consummation of the Business Combination;

•	each person who will become an executive officer or a director of SVAC upon consummation of the Business Combination; and

•	all of the executive officers and directors of SVAC as a group upon consummation of the Business Combination.

The number of shares outstanding following the Business Combination, assuming no redemptions, is calculated based on a total of 181,629,316 shares of Class A Common Stock outstanding, consisting of (a) 40,423,453 shares of Class A common stock outstanding as of the date of this prospectus, (b) 10,105,863 shares of Class B common stock outstanding as of the date of this prospectus, which will be converted into 10,105,863 shares of Class A common stock upon the closing of the Business Combination, (c) 106,100,000 shares of Class A common stock to be issued to the Cyxtera Stockholder in connection with the Business Combination and (d) 25,000,000 shares of Class A Common Stock to be issued to the PIPE Investors in connection with the PIPE Investment.

The number of shares outstanding following the Business Combination, assuming illustrative redemptions, is calculated based on a total of 171,709,482 shares of Class A Common Stock outstanding, consisting of (a) 10,105,863 shares of Class B common stock outstanding as of the date of this prospectus, which will be converted into 10,105,863 shares of Class A common stock upon the closing of the Business Combination, (b) 19,977,304 shares of Class A common stock outstanding after the redemption of 20,446,149 shares; (c) 106,100,000 shares of Class A common stock to be issued to the Cyxtera Stockholder in connection with the Business Combination, (d) 25,000,000 shares of Class A Common Stock to be issued to the PIPE Investors in connection with the PIPE Investment and (e) 10,526,315 shares of Class A common stock issued to the forward purchasers. The illustrative redemption amount was calculated assuming the maximum number of redemptions that may occur but which would still provide sufficient cash to satisfy the Minimum Cash Condition for the closing of the Business Combination.

	Post-Business Combination (assuming no redemptions)		Post-Business Combination (assuming illustrative redemptions)
Name and Address of Beneficial Owner	Number of Shares	% of Shares	Number of Shares	% of Shares
Five Percent or More Holders
SIS Holdings LP(1)(7)	106,100,000	58.4%	106,100,000	61.8%
BCEC-Cyxtera Technologies Holdings (Guernsey) L.P.(2)(7)	65,979,460	36.3%	65,979,460	38.4%
Medina Capital Fund II – SIS Holdco, LP(3)	22,140,780	12.2%	22,140,780	12.9%
SVAC Sponsor LLC(4)	9,480,713	5.2%	9,480,713	5.5%
Starboard Value LP(5)(6)	6,000,000	3.3%	16,526,315	9.6%
Directors and Executive Officers Post-Business Combination
Fahim Ahmed	—	—	—	—
John Diercksen	—	—	—	—
Michelle Felman	30,000	*	30,000	*
Melissa Hathaway	—	—	—	—
Jeffrey Smith(6)	6,000,000	3.3%	16,526,315	9.6%
Raymond Svider(1)	—	—	—	—
Manuel Medina(3)	22,140,780	12.2%	22,140,780	12.9%
Gregory Waters	—	—	—	—
Nelson Fonseca	—	—	—	—
Randy Rowland	—	—	—	—
Carlos Sagasta	—	—	—	—
Victor Semah	—	—	—	—
Leo Taddeo	—	—	—	—
All executive officers and directors as a group (13 individuals)	28,170,780	15.5%	38,697,095	22.5%

*	Indicates ownership of less than 1%.
(1)

The general partner of the Cyxtera Stockholder is SIS Holdings GP, LLC (“SIS GP”). SIS GP is managed by a board of directors, a majority of which is appointed by the BC Stockholder. The directors appointed by the BC Stockholder exercise majority voting power at meetings of the board with respect to voting and investment decisions relating to securities of our company held by SIS Holdings LP. The business address of SIS Holdings LP is 2333 Ponce De Leon Boulevard, Suite 900, Coral Gables FL 33134.

(2)

Consists of 106,100,000 shares held by the Cyxtera Stockholder. The general partner of the BC Stockholder is BCEC Management X Limited (“BCEC GP”). BCEC GP is controlled by its board of directors, which is appointed by affiliates of BC Partners. The business address of BCEC GP is Arnold House PO Box 273 St Julian’s Avenue, St Peter, Port Guernesey GY1 3RD. The business address of BC Partners is 650 Madison Avenue, New York, New York 10022.

(3)

Represents the pro rata ownership interest of the Medina Stockholder in the shares of Class A common stock held by the Cyxtera Stockholder. The Medina Stockholder has the right to nominate certain members of the board of directors of SIS GP subject to majority control of the board by the BC Stockholder. The general partner of the Medina Stockholder is Medina Capital Fund II – SIS Holdco GP, LLC (“Medina GP”). Medina GP is controlled through certain affiliates of Medina Capital that are ultimately controlled by Manuel D. Medina. The business address of the Medina Stockholder, Medina GP and Manuel D. Medina is 2333 Ponce De Leon Boulevard, Suite 900, Coral Gables FL 33134. Mr. Medina disclaims beneficial ownership of all shares of Class A common stock owned by the Medina Stockholder, through its interest in the Cyxtera Stockholder, except to the extent of his pecuniary interest therein.

(4)	SVAC Manager LLC, a Delaware limited liability company, is the manager of the Sponsor. The Sponsor’s business address is 777 Third Avenue, 18th Floor, New York, New York 10017.
(5)

Starboard Value LP may be deemed to beneficially own 6,000,000 or 16,526,315, as applicable, shares of Class A common stock because it directs the voting and dispositive decisions of the funds and the certain managed account it manages, each of which would hold a portion of the shares of Class A common stock. Starboard Value LP disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. The business address of Starboard Value LP is 777 Third Avenue, 18th Floor, New York, New York 10017.

(6)

Jeffrey C. Smith may be deemed to beneficially own 6,000,000 or 16,526,315, as applicable, shares of Class A common stock, as a member of Starboard Value GP, LLC, the general partner of Starboard Value LP, which directs the voting and dispositive decisions of the funds and the certain managed account it manages, each of which would hold a portion of the shares of Class A common stock. Mr. Smith disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The business address of Mr. Smith and Starboard Value LP is 777 Third Avenue, 18th Floor, New York, New York 10017.

(7)

Lee Clark, Matthew Elston, Mark Rodliffe and Nikos Stathopulos, the members of the BCEC GP board, may be deemed to share voting and investment power over the shares held by the entities associated with SIS Holdings LP and BCEC-Cyxtera Technologies Holdings (Guernsey) L.P. Each of Lee Clark, Matthew Elston, Mark Rodliffe and Nikos Stathopulos disclaim beneficial ownership of these securities except to the extent of his pecuniary interest therein.

DESCRIPTION OF SECURITIES

If the Business Combination is consummated, SVAC will replace its current Charter with the Proposed Charter, the form of which is attached to this proxy statement as Annex B, which, in the judgment of the SVAC board of directors, is necessary to adequately address the needs of the post-combination company.

The following table sets forth a summary of the principal proposed changes and the differences between SVAC’s stockholders’ rights under the existing Charter and the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement as Annex B. We urge you to read the Proposed Charter in its entirety for a complete description of the rights and preferences of the post-combination company’s securities following the Business Combination.

	Existing Charter	Proposed Charter
Number of Authorized Shares

The existing Charter provides that the total number of authorized shares of all classes of capital stock is 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share.

See Article IV of the existing Charter.

The Proposed Charter provides that the total number of authorized shares of all classes of capital stock is 510,000,000 shares, consisting of (a) 500,000,000 shares of Class A common stock, par value $0.0001 per share, and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share.

See Article IV of the Proposed Charter.

Class A Common Stock

The existing Charter authorizes 200,000,000 shares of Class A common stock.

Under the existing Charter, holders of Class A common stock have no conversion, preemptive or other subscription rights and there are no sinking fund provisions, except that public stockholders have the right to have their shares of Class A common stock redeemed in connection with a Business Combination.

See Article IV and Article IX of the existing Charter.

The Proposed Charter authorizes 500,000,000 shares of Class A common stock.

Under the Proposed Charter, holders of Class A common stock have no conversion, preemptive or other subscription rights and there are no sinking fund provisions.

See Article IV and Article VIII of the Proposed Charter.

Class B Common Stock

The existing Charter authorizes 20,000,000 shares of Class B common stock. Under the existing Charter, shares of Class B common stock will automatically convert into shares of Class A common stock on a one-to-one basis upon consummation of the business combination.

See Article IV of the existing Charter.

The Proposed Charter eliminates Class B common stock.
Preferred Stock	The existing Charter provides that shares of preferred stock may be issued from time to time in one or more series. The SVAC board of directors is	The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. The SVAC board of directors is

	Existing Charter	Proposed Charter

authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional, special or other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The SVAC board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Class A common stock and Class B common stock and could have anti-takeover effects. The ability of the SVAC board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

See Article IV of the existing Charter.

authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional, special or other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The SVAC board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Class A common stock and could have anti-takeover effects. The ability of the SVAC board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

See Article IV of the Proposed Charter.

Voting Power

Except as otherwise required by law, the existing Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A common stock and Class B common stock possess all voting power for the election of our directors (subject to the limitation on director elections prior to a Business Combination) and all other matters requiring stockholder action. Holders of Class A common stock and Class B common stock are entitled to one vote per share on matters to be voted on by stockholders.

See Article IV of the existing Charter.

Except as otherwise required by law, the Proposed Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Class A common stock are entitled to one vote per share on matters to be voted on by stockholders.

See Article IV of the Proposed Charter.

Director Elections	Currently, directors are elected at the annual meeting of the stockholders and hold office until the next annual meeting of the stockholders and until their respective successors are elected and qualified or until their earlier death, resignation or removal. There is no	Under the Proposed Charter, directors are elected at the annual meeting of the stockholders and hold office until the earlier of the next annual meeting of the stockholders and until their respective successors are elected and qualified or until their earlier death, resignation or

	Existing Charter	Proposed Charter

cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Prior to the closing of an Business Combination, the holders of Class B common stock have the exclusive right to elect, remove and replace any director, and the holders of Class A common stock have no such right to vote on the election, removal or replacement of any director.

See Article V and Article IX of the existing Charter.

removal. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

For any director vacancies, the board of directors shall appoint a director until the next stockholder meeting or approval of a new director by stockholder written consent.

The size of the board of directors shall be between seven and eleven directors, with the initial number of directors fixed at nine directors.

See Article V of the Proposed Charter.

Dividends

Subject to applicable law and the rights, if any, of holders of outstanding preferred stock, holders of Class A common stock and Class B common stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock) when, as and if declared thereon by the board of directors of SVAC from time to time out of any assets or funds legally available therefor, and will share equally on a per share basis in such dividends and distributions. SVAC has not paid any cash dividends on its Class A common stock or Class B common stock to date and does not intend to pay cash dividends prior to the completion of the business combination.

See Article IV of the existing Charter.

In September 2020, SVAC effected a stock dividend with respect to the Class B common stock of 1,725,000 shares thereof, resulting in SVAC’s initial stockholders holding an aggregate of 10,350,000 founder shares.

Subject to applicable law and the rights, if any, of holders of outstanding preferred stock, holders of Class A common stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock) when, as and if declared thereon by the board of directors from time to time out of any assets or funds legally available therefor, and will share equally on a per share basis in such dividends and distributions.

See Article IV of the existing Charter.

The board of directors of SVAC is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

The board of directors of SVAC is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Liquidation, Dissolution and Winding Up	Subject to applicable law and the rights, if any, of holders of outstanding	Subject to applicable law and the rights, if any, of holders of outstanding

	Existing Charter	Proposed Charter

preferred stock, in the event of SVAC’s voluntary or involuntary liquidation, dissolution or winding-up, the holders of the Class A common stock and Class B common stock are entitled to receive an equal amount per share of all of SVAC’s assets of whatever kind available for distribution to stockholders.

See Article IV of the existing Charter.

preferred stock, in the event of SVAC’s voluntary or involuntary liquidation, dissolution or winding-up, the holders of the Class A common stock are entitled to receive an equal amount per share of all of SVAC’s assets of whatever kind available for distribution to stockholders.

See Article IV of the Proposed Charter.

Bylaws Amendment

Under the existing Charter, the board of directors may adopt, amend, alter or repeal SVAC’s bylaws. Stockholders may also adopt, amend, alter or repeal the bylaws with the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of SVAC, voting as a single class.

See Article VI of the existing Charter.

Under the Proposed Charter, the board of directors may adopt, amend, alter or repeal SVAC’s bylaws. Stockholders may also adopt, amend, alter or repeal the bylaws with the affirmative vote of the holders of 66.6% of the voting power of all then outstanding shares of capital stock of SVAC, voting as a single class.

See Article VI of the Proposed Charter.

Stockholder Action by Written Consent	Under the existing Charter, any action required or permitted to be taken by the stockholders must be effected at an annual or special stockholder meeting. See Article VII of the existing Charter.

Under the Proposed Charter, stockholders may take action by written consent in lieu of a meeting; provided that there is a minimum of stockholder approval that would be necessary for such action to be approved at a stockholder meeting. If there is a single stockholder or group of affiliated stockholders holds more than 40% of the outstanding shares of common stock, the action by stockholder written consent will require the affirmative vote of 66.6% of the voting power all then outstanding shares of capital stock of SVAC.

See Article VII of the Proposed Charter.

Redeemable Warrants

Our redeemable warrants include our detachable redeemable warrants and our distributable redeemable warrants. Each unit issued in our Initial Public Offering includes one-sixth of one detachable redeemable warrant and the contingent right to receive at least one-sixth of one redeemable warrant following the initial business combination redemption time under certain circumstances and subject to adjustment.

Each whole redeemable warrant entitles the registered holder to purchase one share of our Class A common stock at a price of  $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our initial public offering and 30 days after the completion of our initial business combination. Pursuant to the warrant agreement, dated September 9, 2020, between Continental Stock

Transfer & Trust Company, as warrant agent, and us, a warrant holder may exercise its redeemable warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The redeemable warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a redeemable warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act, covering the issuance of the shares of Class A common issuable upon exercise of the redeemable warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to our satisfying our obligations described below with respect to registration. No redeemable warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a redeemable warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our reasonable best efforts to file with the SEC, and within 60 business days following our initial business combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the redeemable warrants and to maintain a current prospectus relating to those shares of Class A common stock until the redeemable warrants expire or are redeemed. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a redeemable warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of redeemable warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00 per share. Once the warrants become exercisable, we may call the redeemable warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the last sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the redeemable warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the redeemable warrants, each warrant holder will be entitled to exercise his, her or its redeemable warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00 per share. Commencing 90 days after the warrants become exercisable, we may redeem the outstanding warrants (including both redeemable warrants and private placement warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock except as otherwise described below;

•

if, and only if, the last sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrantholders;

•

if, and only if, the private placement warrants issued to the Sponsor at the closing of our Initial Public Offering and the private placement warrants to be issued pursuant to the forward purchase agreement are also concurrently called for redemption at the same price (equal to a number of shares of Class A common stock) as the outstanding redeemable warrants, as described above; and

•

if and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given, or an exemption from registration is available.

The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “—Anti-dilution adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption date (period to expiration of warrants)	Fair market value of Class A common stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of our Class A common stock shall mean the average reported last sale price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average reported last sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average reported last sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.365 shares of Class A common stock per warrant. Finally, as reflected in the table above, we can redeem the warrants for no consideration in the event that the warrants are “out of the money” (i.e. the trading price of our Class A common stock is below the exercise price of the warrants) and about to expire.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A common stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00 per share.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing fair value for their warrants, based on a Black-Scholes option pricing model with a fixed volatility input as of the date of the final prospectus related to our Initial Public Offering. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A common stock is trading at a price starting at $10.00, which is below the exercise price of  $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A common stock if and when such shares of Class A common stock were trading at a price higher than the exercise price of  $11.50. No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of Class A common stock to be issued to the holder. Any redemption of the warrants for shares of Class A common stock will apply to both the redeemable warrants and the private placement warrants.

Redemption procedures and cashless exercise. If we call the redeemable warrants for redemption as described above, our management will have the option to require all holders that wish to exercise redeemable warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their redeemable warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of redeemable warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our redeemable warrants. In such event, each holder would pay the exercise price by surrendering the redeemable warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the redeemable warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the redeemable warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of redeemable warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the redeemable warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a redeemable warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the redeemable warrants after our initial business combination. If we call our redeemable warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other redeemable warrant holders would have been required to use had all redeemable warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such redeemable warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments. If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering (other than with respect to the right of public stockholders to acquire the distributable redeemable warrants) to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of  (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend our Charter to modify the substance or timing of our obligation to provide holders of our Class A common stock the right to have their shares redeemed or to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our Class A common stock if we do not complete our initial business combination within 24 months from the closing of our Initial Public Offering, or with respect to any other material provision relating to stockholder rights or pre-initial business combination activity, (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination or (f) the issuance and distribution of the distributable redeemable warrants and any private placement warrants to the forward purchasers, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and

(y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In addition, if  (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by us and, (i) in the case of any such issuance to our Sponsor or its affiliates, without taking into account any founder shares held by our Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) without taking into account (A) the transfer of founder shares or private placement warrants (including if such transfer is effectuated as a surrender to us and subsequent reissuance by us) by our Sponsor in connection with such issuance) or (B) any private placement warrants issued pursuant to the forward purchase agreement (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “—Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00 per share” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the Charter or as a result of the redemption of shares of Class A common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants have been issued in registered form under the warrant agreement. You should review a copy of the warrant agreement, which has been filed with the SEC, for a description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity, mistake (including to conform the warrant agreement to the description thereof herein) or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding redeemable warrants to make any change that adversely affects the interests of the registered holders of redeemable warrants. The terms of the private placement warrants may not be amended without the consent of holders of at least 50% of the private placement warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor) and they will not be redeemable under certain redemption scenarios by us so long as they are held by our Sponsor or its permitted transferees or, in the case of any private placement warrants issued to the forward purchasers, held by the forward purchasers or their permitted transferees. Our Sponsor, or its permitted transferees, or in the case of any private placement warrants issued to the forward purchasers, the forward purchasers or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis and will be entitled to certain registration rights. Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in our Initial Public Offering. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, or, in the case of any private placement warrants issued to the forward purchasers, held by holders other than our forward purchasers or their permitted transferees, the private placement warrants will be redeemable in all redemption scenarios by us and exercisable by the holders on the same basis as the warrants included in the units sold in our Initial Public Offering.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and its permitted transferees or, in the case of any private placement warrants issued to the forward purchasers, held by holders other than our forward purchasers or their permitted transferees, is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, our Sponsor, Starboard or our officers or directors may, but none of them is obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts out of the proceeds of the trust account released to us. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants at a price of  $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to our Sponsor.

Forward Purchase Securities

We have entered into a forward purchase agreement with the forward purchasers pursuant to which the forward purchasers will purchase forward purchase shares at a price equal to $9.50 per share, in a private placement that will close simultaneously with the closing of our initial business combination. At the closing, the forward purchasers will purchase the number of forward purchase shares from us that would result in net proceeds in an aggregate amount necessary to satisfy the Redemption Obligation, subject to the Maximum Backstop Commitment. In addition, in connection with their purchase of any forward purchase shares, the forward purchasers will acquire private placement warrants at the distribution time as further described herein. The forward purchasers have agreed that they will not redeem any Class A common stock held by them in connection with the initial business combination. The forward purchase shares are identical to the shares of Class A common stock included in the units sold in our Initial Public Offering, except that the forward purchase shares are subject to transfer restrictions and certain registration rights, as described herein, and there is no contingent right to receive distributable redeemable warrants attached to the forward purchase shares. Rather, in connection with their purchase of any forward purchase shares, the forward purchasers will acquire private placement warrants as further described herein.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Proposed Charter and Bylaws

Section 203 of the DGCL

Although we have opted out of Section 203 of the DGCL under the existing Charter, we will not opt out of Section 203 of the DGCL under the Proposed Charter. Under Section 203 of the DGCL, SVAC will be prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock of SVAC (the “acquisition”), except if:

•	the board of directors approved the acquisition prior to its consummation;

•	the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•	the business combination is approved by the board of directors, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with SVAC for a three-year period. This may encourage companies interested in acquiring SVAC to negotiate in advance with the board of directors because the stockholder approval requirement would be avoided if the board of directors approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Written Consent by Stockholders

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the Proposed Charter provides otherwise.

Under the Proposed Charter, stockholders may act by written consent provided that there is a minimum of stockholder approval that would be necessary for such action to be approved at a stockholder meeting. Additionally, the Proposed Charter requires that for any stockholder action by written consent when a single stockholder or group of affiliated stockholders holds more than 40% of the outstanding shares of capital stock of SVAC, any action by written consent of the stockholders shall require the affirmative vote of 66.6% of the voting power of all the then outstanding shares of capital stock of SVAC entitled to vote.

The Board shall set a record date with respect to the stockholders eligible to consent to such corporate action in compliance with SVAC’s proposed bylaws. Any stockholder wishing to bring forth a corporate action by consent must comply with the notice requirements set forth in the proposed bylaws.

Special Meeting of Stockholders

SVAC’s proposed bylaws provides that special meetings of the stockholders may be called by the chair of the board of directors, the chief executive officer, the board of directors pursuant to a majority resolution or the board of directors at the request of stockholders owning 10% or more of the capital stock of SVAC issued and outstanding and entitled to vote. Any stockholder who wishes to call a special meeting must comply with the meeting request requirements set forth in the proposed bylaws.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice requirements set forth in SVAC’s proposed bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of SVAC or its management.

Exclusive Forum

The existing Charter and the Proposed Charter both require, unless SVAC consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action to bring (i) a derivative action or proceeding brought on behalf of SVAC, (ii) any action asserting acclaim of breach of a fiduciary duty owed by any director, officer or other employee of SVAC, (iii) any action asserting a claim against SVAC, its directors, officers or employees arising under the DGCL the Charter, the Proposed Charter, the current bylaws or the proposed bylaws, or (iv) any action asserting a claim against SVAC, its directors, officers or employees governed by the internal affairs doctrine will be the Court of Chancery of the State of Delaware; except for certain claims over which the Court of Chancery determines that it does not have jurisdiction, including for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder as to which the federal district court for the District of Delaware or the Court of Chancery shall have concurrent jurisdiction. Although we believe that this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with SVAC and its directors, officers or other employees and may have the effect of discouraging lawsuits against SVAC’s directors and officers. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders may be subject to increased costs to bring these claims, and the choice of forum provisions could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable. In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the Proposed Charter is inapplicable or unenforceable.

Proxy Access

Pursuant to the Proposed Charter, SVAC will include in its proxy statement and on its proxy card for any annual stockholder meeting the names of any director nominees proposed by stockholders; provided that such director nomination meet the requirements set forth in SVAC’s proposed bylaws and provided further that such nominee satisfies the qualifications for a director to serve on the board of directors.

Pursuant to the Proposed Charter, the maximum number of stockholder director nominees that will be included in SVAC’s proxy materials shall not exceed the greater of (i) two directors and (ii) 20% of the total number of directors in office; provided that the maximum amount of stockholder director nominees may be reduced (but not below one director) by (a) the number of individuals included in the proxy materials due to an agreement between SVAC and a stockholder or group of stockholders or (b) the number of directors currently in office that were previously included in proxy materials due to such proxy access provisions (in both cases, the maximum amount of stockholder director nominees shall not be reduced for any directors that have served continuously for two annual terms).

Stockholders eligible to submit proxy access materials must have owned for at least three years, continuously, 3% or more of the total voting power of SVAC’s outstanding shares. This may be satisfied by aggregating the shares of one or more stockholders. Additionally, any stockholders submitting proxy access materials must also provide certain information, representations and warranties in writing to the secretary of SVAC.

SHARES ELIGIBLE FOR FUTURE SALE

Upon consummation of the Business Combination, SVAC will have 500,000,000 shares of Class A Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement, 181,629,316 shares of Class A common stock issued and outstanding.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that: (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three and six months preceding, a sale; and (2) we are subject to the Exchange Act periodic reporting requirements for at least three and six months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three and six months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than a business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their founder shares and our Sponsor or forward purchasers, as applicable, will be able to sell their private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

Registration Rights

Pursuant to the Merger Agreement, at the closing, SVAC, the holders of Class B common stock and the Cyxtera Stockholder will enter into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, SVAC will agree to provide to (i) the BC Stockholder and its permitted transferees, (ii) the

Medina Stockholder and its permitted transferees, (iii) the Sponsor and its permitted transferees, or (iv) the stockholders holding at least 20% of the registrable securities then outstanding up to three “demand” registrations, customary underwritten offering and “piggyback” registration rights with respect to the Class A common stock and warrants to purchase shares of Class A common stock, subject to certain conditions. The A&R Registration Rights Agreement will also provide that SVAC will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities. The A&R Registration Rights Agreement will amend, restate and replace the registration rights agreement entered into by SVAC, the Sponsor and the other initial stockholders on September 9, 2020.

The foregoing description of the A&R Registration Rights Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the form agreement, a copy of which is attached hereto as Annex D.

For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — A&R Registration Rights Agreement.”

Pursuant to the forward purchase agreement, we have agreed that we will use our commercially reasonable efforts to (i) within 30 days after the closing of the Business Combination, file a registration statement with the SEC for a secondary offering of the forward purchase shares and any private placement warrants (including the shares of common stock issuable upon exercise thereof) issued to the forward purchasers, (ii) cause such registration statement to be declared effective promptly thereafter, but in no event later than 60 days after such closing and (iii) maintain the effectiveness of such registration statement, until the earlier of  (A) the date on which the forward purchasers cease to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act, subject to certain conditions and limitations set forth in the forward purchase agreement. We will bear the costs of registering the forward purchase shares and private placement warrants.

Furthermore, pursuant to the Subscription Agreements, SVAC has granted customary registration rights to the PIPE Investors. The shares of Class A common stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The foregoing description of the Subscription Agreements and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the form agreement, a copy of which is attached hereto as Annex C. For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — Subscription Agreements.”

Listing of Securities

We have applied to continue the listing of our Class A common stock and warrants on Nasdaq under the symbols “CYXT” and “CYXTW,” respectively, upon the closing. Our units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SVAC Related Party Transactions

Founder Shares

In November 2019, our Sponsor purchased an aggregate of 8,625,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. In June 2020, our Sponsor transferred (i) 431,250 founder shares to Martin D. McNulty, Jr., our Chief Executive Officer and a member of our board of directors and (ii) 25,000 founder shares to each of Pauline J. Brown, Michelle Felman and Lowell Robinson. In July 2020, our Sponsor transferred 25,000 founder shares to Robert L. Greene. On September 9, 2020, we effected a stock dividend of 1,725,000 shares with respect to our Class B common stock, resulting in our initial stockholders holding an aggregate of 10,350,000 founder shares. An aggregate of 244,137 of such founder shares held by our Sponsor and our Chief Executive Officer were forfeited upon the underwriters’ partial exercise of the over-allotment option on September 18, 2020.

Private Placement Warrants

Our Sponsor purchased an aggregate of 6,723,127 private placement warrants for a purchase price of $1.50 per warrant in connection with the closing of the Initial Public Offering and the partial exercise of the underwriters’ over-allotment option, for an aggregate purchase price of $10,084,690.50. Each private placement warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as provided herein. The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) are subject to certain transfer restrictions, as described herein.

Forward Purchase Agreement

On September 9, 2020, we entered into the forward purchasers pursuant to which the forward purchasers will purchase forward purchase shares at a price equal to $9.50 per share, in a private placement that will close simultaneously with the closing of our initial business combination. At the closing, the forward purchasers will purchase the number of forward purchase shares from us that would result in net proceeds in an aggregate amount necessary to satisfy the Redemption Obligation, subject to the Maximum Backstop Commitment. In addition, in connection with their purchase of any forward purchase shares, the forward purchasers will acquire private placement warrants at the distribution time as further described herein. The forward purchasers have agreed that they will not redeem any Class A common stock held by them in connection with the initial business combination. The forward purchase shares are identical to the shares of Class A common stock included in the units sold in the Initial Public Offering, except that the forward purchase shares are subject to transfer restrictions and certain registration rights, as described herein, and there is no contingent right to receive distributable redeemable warrants attached to the forward purchase shares. Rather, in connection with their purchase of any forward purchase shares, the forward purchasers will acquire private placement warrants as further described herein.

Optional Share Purchase Agreement

On September 9, 2020, we entered into an agreement with the forward purchasers, pursuant to which the forward purchasers may, at their option in whole or in part, anytime or from time to time during the 6-month period following the closing of the Business Combination, purchase additional common equity of the surviving entity in the Business Combination at a price of  $10.00 per share (or other relevant equity interest) (the “optional shares”) for aggregate consideration not to exceed the difference between (i) $150,000,000 and (ii) the lesser of  (a) the Redemption Obligation or (b) $100,000,000 (the “Optional Share Purchase Agreement”). The Optional Share Purchase Agreement provides that the forward purchasers are entitled to certain registration rights with respect to their optional shares. In connection with the Merger Agreement, Cyxtera and the forward purchasers entered into a letter agreement, pursuant to which the forward purchasers agreed not to purchase optional shares for an aggregate amount exceeding $75,000,000 for all forward purchasers. In addition, SVAC agreed not to (i) amend, restate, supplement or otherwise modify, and not to waive any provision or right under the Optional Share Purchase Agreement and/or the Optional Share Letter Agreement, without the prior written consent of the Cyxtera Stockholder, and (ii) take any action in contravention of the Optional Share Letter Agreement.

Officer and Director Compensation and Reimbursement

Our Sponsor, officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, officers, directors or our or any of their respective affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Related Party Loans Related to Initial Public Offering

Prior to our Initial Public Offering, our Sponsor agreed to loan us up to $300,000 under an unsecured promissory note to be used for a portion of the expenses of the Initial Public Offering. These loans were non-interest bearing, unsecured and due at the earlier of October 31, 2020 and the closing of the Initial Public Offering. We repaid these loans on September 14, 2020.

Working Capital Loans

In order to finance transaction costs in connection with an intended initial business combination, our Sponsor, Starboard, or our officers and directors may, but none of them is obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts out of the proceeds of the trust account released to us. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to our Sponsor. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor, Starboard or our officers and directors, if any, as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

Consulting and Management Fees

After our initial business combination, members of our management team who remain with us, if any, may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the proxy solicitation materials, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive officer and director compensation.

Administrative Support Agreement

We have entered into an Administrative Services Agreement pursuant to which we also pay our Sponsor a total of $10,000 per month for office space, administrative and support services. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

A&R Registration Rights Agreement

Pursuant to the Merger Agreement, at the closing, SVAC, the holders of Class B common stock and the Cyxtera Stockholder will enter into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, SVAC will agree to provide to (i) the BC Stockholder and its permitted transferees, (ii) the Medina Stockholder and its permitted transferees, (iii) the Sponsor and its permitted transferees, or (iv) the stockholders holding at least 20% of the registrable securities then outstanding up to three “demand” registrations, customary underwritten offering and “piggyback” registration rights with respect to the Class A common stock and warrants to purchase shares of Class A common stock, subject to certain conditions. The A&R Registration Rights Agreement will also provide that SVAC will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities. The A&R Registration Rights Agreement will amend, restate and replace the registration rights agreement entered into by SVAC, the Sponsor and the other initial stockholders on September 9, 2020.

The foregoing description of the A&R Registration Rights Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the form agreement, a copy of which is attached hereto as Annex D.

For more information, see the section entitled “Proposal Number 1 — The Business Combination Proposal — Related Agreements — A&R Registration Rights Agreement.”

Subscription Agreements

In connection with its entry into the Merger Agreement, SVAC entered into separate Subscription Agreements, each dated as of February 21, 2021, with the PIPE Investors, pursuant to which, among other things, SVAC agreed to issue and sell in a private placement an aggregate of 25,000,000 shares of Class A common stock to the PIPE Investors, for a purchase price of $10.00 per share, and aggregate consideration of $250,000,000. As part of the PIPE Investment, certain clients of Starboard have committed to purchase, on the same terms as the other subscribers, an aggregate of 6,000,000 shares of Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $60,000,000.

The PIPE Investment is expected to close substantially concurrent with the closing of the Business Combination. The proceeds from the PIPE Investment will be used to provide additional capital for the combined company following the closing and to satisfy one of the conditions to the closing. The closing of the PIPE Investment is contingent upon, among other customary closing conditions, the satisfaction or waiver of all conditions precedent to the closing of the Business Combination set forth in the Merger Agreement and the substantially concurrent closing of the Business Combination.

Pursuant to the Subscription Agreements, SVAC has granted customary registration rights to the PIPE Investors. The shares of Class A common stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The Subscription Agreements also contain customary representations and warranties of SVAC and the PIPE Investors.

The foregoing description of the Subscription Agreements and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the form agreement, a copy of which is attached hereto as Annex C.

Stockholders Agreement

Pursuant to the Merger Agreement, at the closing, SVAC and the Investor Parties will enter into the Stockholders Agreement, providing for certain governance and director nomination rights with respect to the combined company. Pursuant to the Stockholders Agreement, SVAC and the Investor Parties will agree to take all necessary action to cause the board to be comprised of nine directors as of the closing of the Transactions, including: the combined company’s chief executive officer; three individuals designated by the Cyxtera Stockholder; one independent director designated by the Cyxtera Stockholder with the consent of the Sponsor; two individuals designated by the Sponsor; and two independent directors designated by mutual agreement between the Cyxtera Stockholder and the Sponsor. Subject to certain ownership thresholds, the rights of the Investor Parties to designate directors will continue in respect of each annual meeting or special meeting of SVAC’s stockholders until immediately following the conclusion of SVAC’s annual meeting for the calendar year 2024.

In addition, pursuant to the Stockholders Agreement, the Cyxtera Stockholder shall distribute all of its common stock to the BC Stockholder, the Medina Stockholder and other equity holders of the Cyxtera Stockholder within 12 months from the date of closing of the Transactions. Further, each of Sponsor and the Cyxtera Stockholder will agree to not transfer any common stock for the 12-month period following the closing of the Transactions, other than transfers contemplated by the foregoing sentence and transfers to certain permitted transferees; provided, however, if the closing price of the Class A common stock equals or exceeds $12.00 per share for 20 trading days within a 30-day trading day period commencing at least 150 days after the closing of the Transactions, the Lock-Up Period will automatically terminate as of such 20th trading day.

The foregoing description of the Stockholders Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the form agreement, a copy of which is attached hereto as Annex E.

Stockholder Support Agreement

In connection with the execution of the Merger Agreement, the Cyxtera Stockholder entered into the Stockholder Support Agreement, pursuant to which, among other things, the Cyxtera Stockholder, the sole stockholder of Cyxtera, agreed to (i) provide its consent to the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the mergers and the Pre-Closing Restructuring, and (ii) take all actions necessary or appropriate to contribute its equity securities in Cyxtera to NewCo and otherwise cause the Pre-Closing Restructuring to occur in accordance with the Merger Agreement. In addition, the Cyxtera Stockholder agreed not to transfer any equity securities of Cyxtera or NewCo until the date upon which the Stockholder Support Agreement expires, except as contemplated by the Stockholder Support Agreement.

The Stockholder Support Agreement also contains customary representations and warranties of the Cyxtera Stockholder.

The Cyxtera Stockholder Approval was delivered to SVAC by the Cyxtera Stockholder on February 21, 2021.

Sponsor Support Agreement

In connection with the Merger Agreement, Sponsor and the other holders of shares of Class B common stock entered into the Sponsor Support Agreement, pursuant to which, among other things, each Insider agreed to (i) vote all Class A common stock and Class B common stock owned by it, him or her in favor of the transactions contemplated by the Merger Agreement, including the mergers, and each other proposal related thereto included on the agenda for the special meeting of stockholders, (ii) vote against any proposal with respect to a SPAC Alternative Transaction and (iii) not redeem, or seek to redeem, any Covered Shares owned by it, him or her in connection with the stockholder approval of the Transactions. In addition, each Insider agreed, subject to certain exceptions, not to transfer, as applicable, any shares of Class B common stock, private placement warrants (or shares of Class A common stock issued or issuable upon the exercise of private placement warrants) or other equity securities of SVAC until the date upon which the Sponsor Support Agreement expires. The Sponsor Support Agreement amends and restates that certain letter agreement, dated as of September 9, 2020, among SVAC and the Insiders that was entered into in connection with the Initial Public Offering. Solely in connection with and only for the purpose of the transactions contemplated by the Merger Agreement, each Insider irrevocably and unconditionally waived and agreed not to assert, claim or perfect any rights to adjustment or other anti-dilution protection with respect to the rate that the shares of Class B common stock held by him, her or it converts into Common Stock pursuant to Section 4.3 of SVAC’s Charter or any other anti-dilution protections or other adjustment or similar protections that arise in connection with the Transactions.

The Sponsor Support Agreement also contains customary representations and warranties of the Insiders.

Release and Indemnity Agreement

In connection with the Merger Agreement, the Cyxtera Stockholder, Cyxtera and SVAC entered into a Release and Indemnity Agreement, pursuant to which, among other things, the Cyxtera Stockholder (for itself and on behalf of its affiliates) released Cyxtera of all claims to the extent relating to matters which occurred prior to the closing. The Cyxtera Stockholder also agreed to pay SVAC in cash the amount of any Restricted Payments (as defined in the Merger Agreement) made by Cyxtera or any of its subsidiaries during the period commencing on October 1, 2020 and ending at the closing. The maximum aggregate amount of the Restricted Payment Indemnification is $20,000,000. The Restricted Payment Indemnification shall terminate 30 days after the completion of SVAC’s audit for the year ended December 31, 2021.

The foregoing description of the Release and Indemnity Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is attached hereto as Annex F.

Releases

In connection with the Merger Agreement, (i) the BC Stockholder, Cyxtera and SVAC entered into a release agreement, pursuant to which, among other things, the BC Stockholder (for itself and on behalf of its affiliates) released Cyxtera of all claims to the extent relating to matters which occurred prior to the closing, (ii) the Medina Stockholder, Cyxtera and SVAC entered into a release agreement, pursuant to which, among other things, the Medina Stockholder (for itself and on behalf of its affiliates) released Cyxtera of all claims to the extent relating to matters which occurred prior to the closing, (iii) the Sponsor, Cyxtera and SVAC entered into a release agreement, pursuant to which, among other things, the Sponsor (for itself and on behalf of its affiliates) released SVAC of all claims to the extent relating to matters which occurred prior to the closing.

Existing SVAC Related Party Transaction Policy

In connection with the Initial Public Offering, we adopted a Code of Ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, our audit committee, pursuant to a written charter that we adopted prior to the consummation of the Initial Public Offering, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee constitutes a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction. Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, officers or directors, or our or any of their affiliates.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with our Sponsor, directors or officers unless we, or a committee of independent and disinterested directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that our initial business combination is fair to our company from a financial point of view. There will be no finder’s fees, reimbursement, consulting fee, monies in respect of any payment of a loan or other compensation paid by us to our Sponsor, officers or directors or our or any of their respective affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination (regardless of the type of transaction that it is). However, the following payments may be made to our Sponsor, officers or directors, or our or their affiliates, and, if made prior to our initial business combination will be made from (i) funds held outside the Trust Account or (ii) permitted withdrawals:

•	repayment of an aggregate of up to $300,000 in loans made to us by our Sponsor to cover offering-related and organizational expenses;

•	payment to our Sponsor of a total of $10,000 per month, for up to 24 months, for office space, administrative and support services;

•	reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•

repayment of loans which may be made by our Sponsor, Starboard or our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant at the option of the lender.

These payments may be funded using the net proceeds of the Initial Public Offering and the sale of the private placement warrants not held in the trust account or, upon completion of the initial business combination, from any amounts remaining from the proceeds of the trust account released to us in connection therewith.

Cyxtera’s Relationships and Related Party Transactions

For details regarding certain Cyxtera’s relationships and related party transactions, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cyxtera — Related Party Transactions.”

Related Party Transaction Policy Following the Business Combination

Following the Business Combination, the combined company’s audit committee will have the primary responsibility for reviewing and approving or disapproving any “related party transaction,” which is a transaction, arrangement or relationship between the combined company and related persons in which the aggregate amount involved exceeds $120,000 and in which a related person had, has or will have a direct or indirect material interest. The written charter of the combined company’s audit committee will provide that the combined company’s audit committee shall review and approve in advance any related party transaction.

Review and Approval of Related Person Transactions

In connection with the Business Combination, the combined company plans to adopt a formal written policy for the review and approval of transactions with related persons. Such policy will require, among other things, that:

•	The audit committee shall review the material facts of all related person transactions.

•

In reviewing any related person transaction, the committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to the combined company than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

In connection with its review of any related person transaction, the combined company shall provide the committee with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations of the combined company in connection with such related person transaction.

MARKET PRICE AND DIVIDEND INFORMATION

SVAC

Market Information

SVAC’s units, Class A common stock and redeemable warrants are each traded on the Nasdaq Capital Market under the symbols “SVACU,” “SVAC” and “SVACW,” respectively. SVAC’s units commenced public trading on September 10, 2020, and SVAC’s Class A common stock and detachable redeemable warrants commenced separate public trading on November 2, 2020.

	Units		Class A Common Stock		Warrants
Quarter Ended	High	Low	High	Low	High	Low
2020
Third Quarter(1)	$10.88	$9.97	$—	$—	$—	$—
Fourth Quarter(2)	$11.09	$9.92	$10.88	$9.65	$2.45	$1.20

2021
First Quarter	$12.50	$9.94	$12.00	$9.74	$3.50	$1.25
Second Quarter (through July 12, 2021)	$10.45	$10.07	$10.10	$9.86	$2.37	$1.35

(1)	The Third Quarter 2020 reflects the high and low trade prices of our units beginning as of September 10, 2020, the first day that our units began trading on the Nasdaq Capital Market.
(2)

The Fourth Quarter 2020 reflects the high and low trade prices of our Class A common stock and detachable redeemable warrants beginning as of November 2, 2020, the first day that the shares of Class A common stock and detachable redeemable warrants began trading on the Nasdaq Capital Market.

Holders

On July 12, 2021, there was one holder of record of SVAC’s units, one holder of record of SVAC’s Class A common stock, six holders of record of SVAC’s Class B common stock and one holder of record of SVAC’s detachable redeemable warrants.

Dividend Policy

SVAC has not paid any cash dividends on our common stock to date and we do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon the combined company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of the combined company’s board of directors at such time. In addition, the combined company’s board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, the combined company’s ability to declare dividends may be limited by restrictive covenants pursuant to any debt financing.

Cyxtera

Price Range of Cyxtera securities

Historical market price information regarding Cyxtera is not provided because there is no public market for Cyxtera’s securities.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We expect that representatives of our independent registered public accounting firm, WithumSmith+Brown, PC, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to the appropriate questions.

APPRAISAL RIGHTS

Appraisal rights are not available to SVAC stockholders in connection with the Business Combination.

HOUSEHOLDING INFORMATION

Unless SVAC has received contrary instructions, SVAC may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of SVAC’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of SVAC’s disclosure documents, the stockholders should follow these instructions:

•

if the shares are registered in the name of the stockholder, the stockholder should contact SVAC at its offices at Starboard Value Acquisition Corp., 777 Third Avenue, 18th Floor, New York, New York 10017 or by telephone at (212) 845-7977 to inform SVAC of his or her request; or

•	if a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

SUBMISSION OF STOCKHOLDER PROPOSALS

SVAC’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

SVAC’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to propose business (other than nominations) to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of SVAC not later than the close of business on the 90th day nor earlier than the close of business 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is more than 90 days before or more than 120 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by SVAC. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice. The chair of the SVAC board of directors may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Further, SVAC’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to nominate a person as a director to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of SVAC (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by SVAC; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by SVAC. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice The chair of the SVAC board of directors may refuse to acknowledge the introduction of any stockholder nomination not made in compliance with the foregoing procedures.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties are invited to communicate with any of the independent directors, or the independent directors as a group, by writing to them at Starboard Value Acquisition Corp., 777 Third Avenue, 18th Floor, New York, New York 10017 Attention: Martin D. McNulty, Jr.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

SVAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read SVAC’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. SVAC’s corporate website address is StarboardSVAC.com. SVAC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the Proposals to be presented at the special meeting, you should contact SVAC’s proxy solicitation agent at the following address and telephone number:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Telephone: (855) 305-0857

(banks and brokers call collect at: (212) 297-0720)

Email: info@okapipartners.com

If you are a SVAC stockholder and would like to request documents, please do so by                      , 2021, in order to receive them before the special meeting. If you request any documents from SVAC, SVAC will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to SVAC has been supplied by SVAC, and all information related to Cyxtera has been supplied Cyxtera. Information provided by either SVAC or Cyxtera does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of SVAC for the special meeting. SVAC has not authorized anyone to give any information or make any representation about the Business Combination, SVAC or Cyxtera that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Starboard Value Acquisition Corp.
Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2021 (Unaudited) and December 31, 2020	F-2
Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 and 2020	F-3
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity for the three months ended March 31, 2021 and 2020	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2021 and 2020	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-25
Balance Sheets as of December 31, 2020 (As Restated) and December 31, 2019	F-26
Statements of Operations for the year ended December 31, 2020 (As Restated) and for the period from November 14, 2019 (inception) through December 31, 2019	F-27
Statement of Changes in Stockholders’ Equity for the year ended December 31, 2020 (As Restated) and for the period from November 14, 2019 (inception) through December 31, 2019	F-28
Statements of Cash Flows for the year ended December 31, 2020 (As Restated) and for the period from November 14, 2019 (inception) through the year ended December 31, 2019	F-29
Notes to Financial Statements (As Restated)	F-30
Cyxtera Technologies, Inc.
Unaudited Financial Statements
Unaudited Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020	F-52
Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 and 2020	F-53
Unaudited Condensed Consolidated Statements of Comprehensive Loss for the three months ended March 31, 2021 and 2020	F-54
Unaudited Condensed Consolidated Statement of Changes in Stockholders’ Equity for the three months ended March 31, 2021 and 2020	F-55
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2021 and 2020	F-56
Notes to Unaudited Condensed Consolidated Financial Statements	F-57
Audited Financial Statements
Reports of Independent Registered Public Accounting Firms	F-74 and F-75
Consolidated Balance Sheets as of December 31, 2020 and December 31, 2019	F-76
Consolidated Statements of Operations for the years ended December 31, 2020, 2019 and 2018	F-77
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2020, 2019 and 2018	F-78
Consolidated Statement of Changes in Stockholders’ Equity for the years ended December 31, 2020, 2019 and 2018	F-79
Consolidated Statements of Cash Flows for the years ended December 31, 2020, 2019 and 2018	F-80
Notes to Financial Statements	F-82

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

STARBOARD VALUE ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$1,903,177	$2,557,154
Prepaid expenses	227,986	223,840

Total current assets	2,131,163	2,780,994
Investments held in Trust Account	404,461,491	404,403,316

Total Assets	$406,592,654	$407,184,310

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$599,617	$12,223
Accrued expenses	70,000	70,000
Franchise tax payable	50,891	200,841
Income tax payable	1,351	—

Total current liabilities	721,859	283,064
Deferred legal fees	250,000	250,000
Deferred underwriting commissions in connection with the initial public offering	18,190,554	18,190,554
Derivative liabilities	34,271,060	47,320,290

Total liabilities	53,433,473	66,043,908
Commitments and Contingencies (Note 5)
Class A common stock; 34,815,918 and 33,614,040 shares subject to possible redemption at $10.00 per share at March 31, 2021 and December 31, 2020, respectively	348,159,180	336,140,400
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 5,607,535 and 6,809,413 shares issued and outstanding (excluding 34,815,918 and 33,614,040 shares subject to possible redemption)	561	681
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,105,863 shares issued and outstanding at March 31, 2020 and December 31, 2020	1,011	1,011
Additional paid-in capital	20,070,198	32,088,858
Accumulated deficit	(15,071,769)	(27,090,548)

Total stockholders’ equity	5,000,001	5,000,002

Total Liabilities and Stockholders’ Equity	$406,592,654	$407,184,310

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

STARBOARD VALUE ACQUISITION CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Three Months Ended March 31,
	2021	2020
General and administrative expenses	$1,007,176	$—
Administrative expenses—related party	30,000	—
Franchise tax expense	50,100	1,100

Loss from operations	(1,087,276)	(1,100)
Other income (expenses)
Change in fair value of derivative liabilities	13,049,230	—
Net gain from investments held in Trust Account	58,175	—
Interest income	—	14

Income/(loss) before income tax expense	12,020,129	(1,086)
Income tax expense	1,350	—

Net income (loss)	$12,018,779	$(1,086)

Weighted average shares outstanding of Class A common stock	40,423,453	—

Basic and diluted net income (loss) per share	$0.00	$—

Weighted average shares outstanding of Class B common stock	10,105,863	9,000,000

Basic and diluted net income (loss) per share	$1.19	$(0.00)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

STARBOARD VALUE ACQUISITION CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	For The Three Months Ended March 31, 2021
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2020	6,809,413	$681	10,105,863	$1,011	$32,088,858	$(27,090,548)	$5,000,002
Common stock subject to possible redemption	(1,201,878)	(120)	—	—	(12,018,660)	—	(12,018,780)
Net income	—	—	—	—	—	12,018,779	12,018,779

Balance—March 31, 2021 (unaudited)	5,607,535	$561	10,105,863	$1,011	$20,070,198	$(15,071,769)	$5,000,001

	For The Three Months Ended March 31, 2020
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2019	—	$—	10,350,000	$1,035	$23,965	$(1,324)	$23,676
Net loss	—	—	—	—	—	(1,086)	(1,086)

Balance—March 31, 2020 (unaudited)	—	$—	10,350,000	$1,035	$23,965	$(2,410)	$22,590

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

STARBOARD VALUE ACQUISITION CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$12,018,779	$(1,086)
Adjustments to reconcile income (loss) to net cash used in operating activities:
Change in fair value of derivative liabilities	(13,049,230)	—
Net gain from investments held in Trust Account	(58,175)	—
Changes in operating assets and liabilities:
Prepaid expenses	(4,146)	—
Accounts payable	587,394	—
Franchise tax payable	(149,950)	1,100
Income tax payable	1,351	—

Net cash provided by (used in) operating activities	(653,977)	14

Net change in cash	(653,977)	14
Cash—beginning of the period	2,557,154	72,751

Cash—end of the period	$1,903,177	$72,765

Supplemental disclosure of noncash financing activities:
Offering costs included in accounts payable	$—	$33,551
Offering costs included in accrued expenses	$—	$3,302
Change in value of Class A common stock subject to possible redemption	$12,018,780	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

Starboard Value Acquisition Corp. (the “Company”) was incorporated in Delaware on November 14, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from November 14, 2019 (inception) to March 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) and since the closing of the Initial Public Offering, the search for a prospective Initial Business Combination. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the net proceeds derived from the Initial Public Offering. The Company has selected December 31st as its fiscal year end.

The Company’s sponsor is SVAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statements for the Initial Public Offering became effective on September 9, 2020. On September 14, 2020, the Company consummated its Initial Public Offering of 36,000,000 units (the “Units” and, with respect to the Class A common stock, par value $0.0001 per share, included in the Units offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $360.0 million, and incurring offering costs of approximately $23.0 million, inclusive of $16.2 million in deferred underwriting commissions (Note 5). The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 5,400,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. On September 18, 2020, the underwriters partially exercised the over-allotment option and on September 23, 2020, purchased an additional 4,423,453 Units (the “Over-Allotment Units”), generating gross proceeds of approximately $44.2 million, and incurred additional offering costs of approximately $2.7 million (net of approximately $221,000 in reimbursement for certain expenses from the underwriters), including approximately $2.0 million in deferred underwriting fees.

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale (the “Private Placement”) of an aggregate of 6,133,333 warrants (the “Private Placement Warrants”) to the Sponsor, at a purchase price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $9.2 million. In connection with the underwriters’ partial exercise of their over-allotment option, the Sponsor purchased an additional 589,794 Private Placement Warrants, generating gross proceeds to the Company of approximately $0.9 million.

Upon the closing of the Initial Public Offering, the Private Placement and the sale of the Over-Allotment Units and 589,794 additional Private Placement Warrants, $404.2 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering, the Private Placement, the Over-Allotment Units and the additional Private Placement Warrants were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of an Initial Business Combination and (ii) the distribution of the Trust Account as described below.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an Initial Business Combination. There is no assurance that the Company will be able to complete an Initial Business Combination successfully. The Company must complete one or more Initial Business Combinations having an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any deferred underwriting discount and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. However, the Company will only complete an Initial Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of the Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of an Initial Business Combination either (i) in connection with a stockholder meeting called to approve the Initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of an Initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with an Initial Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Initial Business Combination and a majority of the shares voted are voted in favor of the Initial Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing an Initial Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with an Initial Business Combination, the Sponsor and the Company’s officers and directors have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of an Initial Business Combination. In addition, the Sponsor and the Company’s officers and directors have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of an Initial Business Combination.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Sponsor and the Company’s officers and directors have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete an Initial Business Combination within the time frame described below, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering, or September 14, 2022 (the “Combination Period”), the Company will (i) cease all operations, except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete an Initial Business Combination within the Combination Period. However, if the Sponsor and the Company’s officers and directors should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete an Initial Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete an Initial Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a transaction agreement reduce the amount of funds in the Trust Account to below the lesser of  (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, less franchise and income taxes payable. This liability will not apply with respect to any claims by a third party or target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Liquidity and Capital Resources

As of March 31, 2021, the Company had approximately $1.9 million in its operating bank account, and working capital of approximately $1.4 million.

The Company’s liquidity needs to date have been satisfied through the payment of $25,000 from the Sponsor to purchase the Founder Shares, the loan under the Note (as defined below in Note 4) of approximately $141,000 (see Note 4) from the Sponsor, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on September 14, 2020. In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined below in Note 4). As of March 31, 2021 and December 31, 2020, there were no Working Capital Loans outstanding.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors to meet its needs through the earlier of the consummation of an Initial Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying accounts payable, identifying and evaluating prospective Initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Proposed Business Combination

On February 21, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mundo Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub 1”), Mundo Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub 2”), Cyxtera Technologies, Inc., a Delaware corporation (“Cyxtera”), and Mundo Holdings, Inc. (“NewCo”), a Delaware corporation and wholly-owned subsidiary of SIS Holdings LP, a Delaware limited partnership (“Cyxtera Stockholder”), which provides for, among other things, (i) Cyxtera to be contributed to Newco by the Cyxtera Stockholder, with Cyxtera becoming a wholly-owned subsidiary of Newco, (ii) Merger Sub 1 to be merged with and into NewCo (the “First Merger”), with NewCo surviving the First Merger as a wholly-owned subsidiary of the Company and Merger Sub 1 ceasing to exist, and (iii) immediately following the First Merger, NewCo to be merged with and into Merger Sub 2 (the “Second Merger”, and together with the First Merger and the other transactions contemplated by the Merger Agreement, the “Cyxtera Business Combination”), with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of the Company and NewCo ceasing to exist. As a result of the Cyxtera Business Combination, Cyxtera and the various operating subsidiaries of Cyxtera will become subsidiaries of the Company, with the Cyxtera Stockholder becoming a stockholder of the Company. Upon closing of the Cyxtera Business Combination, the Company will be renamed “Cyxtera Technologies, Inc.” As a consequence of the Cyxtera Business Combination, each issued and outstanding Founder Share (as defined below) will automatically convert into a share of Class A common stock on a one-for-one basis. The Cyxtera Business Combination is expected to close mid-2021, following the receipt of the required approval by the Company’s stockholders and the fulfillment of other customary closing conditions.

In connection with the Merger Agreement, the Cyxtera Stockholder entered into a Stockholder Support Agreement with the Company and Cyxtera (the “Stockholder Support Agreement”), pursuant to which, among

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

other things, the Cyxtera Stockholder agreed to (i) provide its consent to the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the mergers and the pre-closing restructuring, and (ii) take all actions necessary or appropriate to contribute its equity securities in Cyxtera to NewCo and otherwise cause the pre-closing restructuring to occur in accordance with the Merger Agreement. In addition, the Cyxtera Stockholder agreed not to transfer any equity securities of Cyxtera or NewCo until the date upon which the Stockholder Support Agreement expires, except as contemplated by the Stockholder Support Agreement. Further, the Sponsor and the other holders of the Founder Shares (together with the Sponsor, the “Insiders”) entered into a Sponsor Support Agreement with the Company and Cyxtera (the “Sponsor Support Agreement”), pursuant to which, among other things, each Insider agreed to (i) vote all Class A common stock and Class B common stock owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the transactions contemplated by the Merger Agreement, including the mergers, and each other proposal related thereto included on the agenda for the special meeting of stockholders related thereto and (ii) not redeem, or seek to redeem, any Covered Shares owned by it, him or her in connection with the stockholder approval of the Cyxtera Business Combination. In addition, each Insider agreed, subject to certain exceptions, not to transfer, as applicable, any shares of Class B common stock, Private Placement Warrants (or shares of Class A common stock issued or issuable upon the exercise of Private Placement Warrants) or other equity securities of the Company until the date upon which the Sponsor Support Agreement expires. Solely in connection with and only for the purpose of the transactions contemplated by the Merger Agreement, each Insider irrevocably and unconditionally waived and agreed not to assert, claim or perfect any rights to adjustment or other anti-dilution protection with respect to the rate that the shares of Class B common stock held by him, her or it converts into Class A common stock pursuant to Section 4.3 of the Company’s Certificate of Incorporation or any other anti-dilution protections or other adjustment or similar protections that arise in connection with the Cyxtera Business Combination.

In addition, Cyxtera and the forward purchasers (as defined below) entered into a letter agreement related to the optional share purchase agreement (as defined below), pursuant to which letter agreement the forward purchasers agreed not to purchase optional shares (as defined below) in an aggregate amount exceeding $75,000,000 for all forward purchasers.

In connection with the Merger Agreement, the Company also entered into separate subscription agreements, dated February 21, 2021, with certain investors, pursuant to which the Company has agreed to issue and sell, in private placements to close immediately prior to the closing of the Cyxtera Business Combination, an aggregate of 25,000,000 shares of Class A common stock for a purchase price of $10.00 per share and an aggregate purchase price of $250,000,000, of which certain clients of Starboard Value LP have committed to purchase, on the same terms as the other subscribers, an aggregate of 6,000,000 shares of Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $60,000,000.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K/A filed by the Company with the SEC on May 13, 2021.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At March 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2021.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain from investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of March 31, 2021 and December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, franchise tax payable, and income tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in the Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the

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Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Derivative Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 6,737,242 Detachable Redeemable Warrants (as defined below) issued in connection with the Initial Public Offering and the 6,723,127 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. The Company will also be distributing warrants (which will be in the form of Distributable Redeemable Warrants and, to the extent any public stockholders redeem Class A common stock in connection with the Initial Business Combination, Distributable Redeemable Warrants and Private Placement Warrants) to purchase 6,737,242 shares of the Company’s Class A common stock in connection with the closing of the Initial Business Combination. All of the outstanding warrants and distributable warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private Placement, and the Distributable Redeemable Warrants, were initially measured at fair value using a modified Black-Scholes option pricing model.

The Company entered into a forward purchase agreement with forward purchasers pursuant to which the forward purchasers will purchase forward purchase shares at a price equal to $9.50 per share, in a private placement that will close simultaneously with the closing of the Initial Business Combination. At the closing, the forward purchasers will purchase the number of forward purchase shares from the Company that would result in net proceeds in an aggregate amount necessary to satisfy the exercise of redemption rights by holders of our public shares in connection with the Initial Business Combination (the “Redemption Obligation”), subject to a maximum funding commitment by the forward purchasers of $100,000,000. The forward purchase agreement is recognized as a derivative liability in accordance with ASC 815-40. Accordingly, the Company recognizes the instrument as a liability at fair value and adjust the instrument to fair value at each reporting period.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021 and December 31, 2020, 34,815,918 and 33,614,040 shares of Class A common stock subject to possible redemption are presented as temporary

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equity, respectively, outside of the stockholders’ equity section of the Company’s unaudited condensed consolidated balance sheets.

Net Income (Loss) Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 20,197,611 shares of the Company’s common stock in the calculation of diluted loss per share, since the average market price of the Company’s Class A common stock for the three months ended March 31, 2021 was below the Warrants’ $11.50 exercise price. As a result, diluted income per common share is the same as basic net income per common share for the period presented.

The Company’s unaudited condensed consolidated statement of operations include a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share of common stock, basic and diluted for shares of Class A common stock are calculated by dividing the income earned on investments held in the Trust Account, net of applicable taxes and working capital amounts available to be withdrawn from the Trust Account, which was approximately $7,000 for the three months ended March 31, 2021, by the weighted average number of Class A common stock outstanding for the period. Net income per share of common stock, basic and diluted for shares of Class B common stock is calculated by dividing the net income of approximately $12.0 million, less income attributable to Class A common stock by the weighted average number of Class B common stock outstanding for the period.

At March 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Recent Issued Accounting Standards

In August 2020, the FASB issued Accounting Standard Update (the “ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own

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Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statements.

Note 3—Initial Public Offering

On September 14, 2020, the Company consummated its Initial Public Offering of 36,000,000 Units at $10.00 per Unit, generating gross proceeds of $360.0 million, and incurring offering costs of approximately $23.0 million, inclusive of $16.2 million in deferred underwriting commissions. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 5,400,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. On September 18, 2020, the underwriters partially exercised the over-allotment option and on September 23, 2020, purchased an additional 4,423,453 Units, generating gross proceeds of approximately $44.2 million, and incurring additional offering costs of approximately $2.7 million (net of approximately $221,000 in reimbursement for certain expenses from the underwriters), including approximately $2.0 million in deferred underwriting fees.

Each Unit consists of one share of Class A common stock, and one-sixth of one redeemable warrant (or 6,737,242 redeemable warrants in the aggregate, assuming no exercise of the underwriters’ over-allotment option) (each, a “Detachable Redeemable Warrant”) and a contingent right to receive at least one-sixth of one redeemable warrant following the Initial Business Combination Redemption Time (as defined below) under certain circumstances and subject to adjustments (the “Distributable Redeemable Warrants”). Each Public Warrant (as defined below) entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

The Company’s Certificate of Incorporation provides that, at the distribution time (as defined below), the Company will effect a distribution of a number of warrants equal to the number of Units issued in the Initial Public Offering multiplied by one-sixth (the “Aggregate Warrant Amount”) as follows: (i) to the extent that no Public Stockholders redeem their Public Shares in connection with the Initial Business Combination, each Public Stockholder will receive one-sixth of one Distributable Redeemable Warrant per Public Share and (ii) to the extent that any Public Stockholders redeem any of their Public Shares in connection with the Initial Business Combination, then (A) one-sixth of one Distributable Redeemable Warrant will be distributed per each Public Share that was not redeemed (the “Remaining Public Shares”) and (B) the warrants in an amount equal to the Aggregate Warrant Amount less the number of warrants distributed pursuant to the foregoing clause (A) will be distributed on a pro rata basis to (x) the holders of the Remaining Public Shares based on their percentage of Class A common stock held after redemptions and the issuance of any forward purchase shares, as Distributable Redeemable Warrants and (y) the holders of the forward purchase shares based on their percentage of Class A common stock held after redemptions and the issuance of any forward purchase shares, as private placement warrants. Public Stockholders who exercise their redemption rights are not entitled to receive any distribution of Distributable Redeemable Warrants in respect of such redeemed Public Shares. The right of any Public Stockholder to receive any additional Distributable Redeemable Warrants with respect to each Public Share they hold is contingent upon such share not being redeemed in connection with the Initial Business Combination. The number of Distributable Redeemable Warrants to be distributed in respect of each share of unredeemed Class A

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common stock is contingent upon the aggregate number of Public Shares that are redeemed in connection with the Initial Business Combination. The right to receive Distributable Redeemable Warrants will remain attached to the Class A common stock and will not be separately transferable, assignable or salable. The Distributable Redeemable Warrants will be distributed at the “distribution time,” which will be immediately after the Initial Business Combination Redemption Time and immediately before the closing of the Initial Business Combination. The Distributable Redeemable Warrants, together with the Detachable Redeemable Warrants, are collectively referred to herein as the “Public Warrants”. The “Initial Business Combination Redemption Time” means the time at which the Company redeems the shares of Class A common stock that the holders thereof have elected to redeem in connection with the Initial Business Combination, which will occur prior to the consummation of the Initial Business Combination.

Note 4—Related Party Transactions

Founder Shares

On November 27, 2019, the Sponsor purchased 8,625,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”), for an aggregate price of $25,000. In June 2020, the Sponsor transferred (i) 431,250 Founder Shares to Martin D. McNulty, Jr., the Company’s Chief Executive Officer and a member of the board of directors and (ii) 25,000 Founder Shares to each of Pauline J. Brown, Michelle Felman and Lowell Robinson. In July 2020, the Sponsor transferred 25,000 Founder Shares to Robert L. Greene. On September 9, 2020, the Company effected a 1.2:1 share capitalization, resulting in an aggregate of 10,350,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization. The Sponsor and the Company’s Chief Executive Officer agreed to forfeit up to 1,350,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On September 23, 2020, upon the underwriters’ partial exercise of the over-allotment, an aggregate of 244,137 Founder Shares were forfeited by the Sponsor and the Company’s Chief Executive Officer.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until (A) one year after the date of the consummation of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,133,333 Private Placement Warrants to the Sponsor, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $9.2 million. In connection with the underwriters’ partial exercise of their over-allotment option, the Sponsor purchased an additional 589,794 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of approximately $0.9 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was

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added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete an Initial Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Related Party Loans

On November 27, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of October 31, 2020 or the completion of the Initial Public Offering. The Company borrowed approximately $141,000 under the Note and fully repaid the Note on September 14, 2020.

In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes an Initial Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that an Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of an Initial Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company entered into an agreement that provides that, commencing on the date that the securities of the Company are first listed on The Nasdaq Stock Market LLC and continuing until the earlier of the Company’s consummation of an Initial Business Combination or the Company’s liquidation, the Company will pay the Sponsor a total of $10,000 per month for office space, administrative and support services. For the three months ended March 31, 2021, the Company incurred approximately $30,000 for expenses in connection with the Administrative Services Agreement, which is reflected in the accompanying statements of operations. As of March 31, 2021 and December 31, 2020, there was $10,000 payable.

The Sponsor, the Company’s executive officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Initial Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on the Company’s behalf.

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Note 5—Commitments & Contingencies

Forward Purchase Agreement

On September 9, 2020, certain clients of Starboard Value LP, a Delaware limited partnership, which are also the majority-owners of the Sponsor, entered into a forward purchase agreement (the “forward purchase agreement”) with the Company, pursuant to which such clients (the “forward purchasers”) will purchase shares of the Company’s Class A common stock (“forward purchase shares”) at a price equal to $9.50 per share, in a private placement that will close simultaneously with the closing of the Initial Business Combination. At the closing, the forward purchasers will purchase the number of forward purchase shares from the Company that would result in net proceeds in an aggregate amount necessary to satisfy the Redemption Obligation, subject to a maximum funding commitment by the forward purchasers of $100.0 million. In addition, in connection with their purchase of any forward purchase shares, the forward purchasers will acquire private placement warrants at the distribution time. The forward purchasers have agreed that they will not redeem any Class A common stock held by them in connection with the Initial Business Combination. The forward purchase shares are identical to the shares of Class A common stock included in the Units, except that the forward purchase shares are subject to transfer restrictions and certain registration rights, as described herein, and there is no contingent right to receive Distributable Redeemable Warrants attached to the forward purchase shares. Rather, in connection with their purchase of any forward purchase shares, the forward purchasers will acquire private placement warrants.

Optional Share Purchase Agreement

In addition, on September 9, 2020, the Company entered into an agreement with the forward purchasers, pursuant to which the forward purchasers may, at their option in whole or in part, anytime or from time to time during the 6-month period following the closing of the Initial Business Combination, purchase additional common equity of the surviving entity in the Initial Business Combination at a price of  $10.00 per share (or other relevant equity interest) (the “optional shares”) for aggregate consideration not to exceed the difference between (i) $150.0 million and (ii) the lesser of  (a) the Redemption Obligation or (b) $100.0 million (the “optional share purchase agreement”).

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the forward purchase agreement, the Company has agreed to use its commercially reasonable efforts to (i) within 30 days after the closing of the Initial Business Combination, file a registration statement with the SEC for a secondary offering of the forward purchase shares and any private placement warrants (including the shares of common stock issuable upon exercise thereof) issued to the forward purchasers, (ii) cause such registration statement to be declared effective promptly thereafter, but in no event later than 60 days after such closing and (iii) maintain the effectiveness of such registration statement, until the earlier of  (A) the date on which the forward purchasers cease to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act

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and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act, subject to certain conditions and limitations set forth in the forward purchase agreement. The Company will bear the costs of registering the forward purchase shares and private placement warrants. The optional share purchase agreement provides that the forward purchasers are entitled to certain registration rights with respect to their optional shares.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per Unit, and were paid approximately $8.1 million in the aggregate, upon the closing of the Initial Public Offering and the sale of Over-Allotment Units. The underwriters agreed and paid approximately $2.0 million to the Company to reimburse certain of the Company’s expenses in connection with the Initial Public Offering and the sale of Over-Allotment Units.

An additional fee of $0.45 per Unit, or $18.2 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees

The Company obtained legal advisory service with a legal counsel firm in connection with the Initial Public Offering and agreed to pay the legal counsel firm an amount of $250,000 solely in the event that the Company completes an Initial Business Combination.

Note 6—Warrants Liabilities

As of March 31, 2021 and December 31, 2020, the Company had 6,737,242 Detachable Redeemable Warrants and 6,723,127 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of  (a) 30 days after the completion of an Initial Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of an Initial Business Combination, the Company will use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation.

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The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Once the warrants become exercisable, the Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants for shares of Class A common stock (including both Public Warrants and Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined by reference to an agreed table described in the warrant agreement, based on the redemption date and the “fair market value” of the Class A common stock except as otherwise described below;

•

if, and only if, the last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrantholders;

•

if, and only if, the Private Placement Warrants and the private placement warrants to be issued pursuant to the forward purchase agreement are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

•

if and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given, or an exemption from registration is available.

The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. In addition, if  (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at

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an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) without taking into account (A) the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) or (B) any private placement warrants issued pursuant to the forward purchase agreement (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete an Initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Stockholders’ Equity

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A common stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2021, there were 40,423,453 shares of Class A common stock outstanding, including 34,815,918 shares of Class A common stock subject to possible redemption that were classified as temporary equity in the accompanying unaudited condensed consolidated balance sheet. As of December 31, 2020, there were 40,423,453 shares of Class A common stock outstanding, including 33,614,040 shares of Class A common stock subject to possible redemption that were classified as temporary equity in the accompanying unaudited condensed consolidated balance sheet.

Class B common stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. In November 2019, the Company issued 8,625,000 shares of Class B common stock. On September 9, 2020, the Company effected a share capitalization, resulting in an aggregate of 10,350,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization. The Sponsor and the Company’s Chief Executive Officer agreed to forfeit up to 1,350,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On September 23, 2020, upon the underwriters’ partial exercise of the over-allotment, an aggregate of 244,137 Founder Shares were forfeited by the Sponsor and the Company’s Chief Executive Officer. As of March 31, 2021 and December 31, 2020, there were 10,105,863 shares of Class B common stock outstanding.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Prior to the Initial Business Combination, only holders of the Company’s Class B common stock will have the right to vote on the election of directors. Holders of the Class A common stock will not be entitled to vote on the election of directors during such time. These provisions of the Certificate of Incorporation may only be amended if approved by the holders of at least 90% of the Company’s common stock entitled to vote thereon. With respect to any other matter submitted to a vote of the Company’s stockholders, including any vote in connection with the Initial Business Combination, except as required by applicable law or stock exchange rule, holders of the Company’s Class A common stock and holders of the Company’s Class B common stock will vote together as a single class, with each share entitling the holder to one vote.

The Class B common stock will automatically convert into Class A common stock at the time of the Initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Initial Business Combination (other than the forward purchase shares and the private placement warrants delivered pursuant to the forward purchase agreement), the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Initial Business Combination (net of the number of shares of Class A common stock redeemed in connection with the Initial Business Combination), excluding the forward purchase shares and private placement warrants delivered pursuant to the forward purchase agreement, any shares or equity-linked securities issued, or to be issued, to any seller in the Initial Business Combination and any Private Placement Warrants issued upon the conversion of Working Capital Loans made to the Company.

Note 8—Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

March 31, 2021

Description	Quoted Prices in Active Markets (Level 1)		Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account:
U.S. Treasury Securities (1)		$404,460,551	$—	$—
Liabilities:
Derivative warrant liabilities		$10,105,863	$—	$21,347,607
Forward purchase agreement	$		$—	$2,817,590

(1)	Excludes $2,940 of cash held in the Trust Account as of March 31, 2021.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)		Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account:
U.S. Treasury Securities (1)		$404,400,376	$—	$—
Liabilities:
Derivative warrant liabilities		$13,272,368	$—	$27,244,372
Forward purchase agreement	$		$—	$6,803,550

(1)	Excludes $2,940 of cash held in the Trust Account as of December 31, 2020.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in November 2020, when the Public Warrants were separately listed and traded.

Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants and Private Placement Warrants were initially measured at fair value using a modified Black-Scholes option pricing model and subsequently, the fair value of the Public Warrants and Private Placement Warrants have been estimated using a modified Black-Scholes option pricing model each measurement date, other than for the Detachable Redeemable Warrants which have been measured based on the listed market price of such warrants, a Level 1 measurement, since November 2020. For the three months ended March 31, 2021, the Company recognized a gain to the statement of operations resulting from a decrease in the fair value of liabilities of $13.0 million presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed consolidated statement of operations.

The estimated fair value of the Public Warrants and Private Placement Warrants, excluding the Detachable Redeemable Warrants after being separately listed and traded, is determined using Level 3 inputs. Inherent in a Black-Scholes option pricing model are assumptions related to expected stock price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of March 31, 2021	As of December 31, 2020
Warrants:
Option term (in years)	5.3	5.6
Volatility	24.00%	27.00%
Risk-free interest rate	0.98%	0.45%
Expected dividends	—	—
Stock price	$9.70	$10.06
Forward purchase agreement:
Expected term	0.3	0.6
Risk-free interest rate	0.03%	0.09%
Stock price	$9.70	$10.06

The change in the fair value of the derivative warrant liabilities for the period for the three months ended March 31, 2021 is summarized as follows:

Level 3—Derivative warrant liabilities at December 31, 2020	$34,047,922
Change in fair value of derivative warrant liabilities	(9,882,725)

Level 3—Derivative warrant liabilities at March 31, 2021	$24,165,197

Note 9—Subsequent Events

Management has evaluated subsequent events and transactions that occurred after the balance sheet date through the date the balance sheet was available for issuance. Based upon this review the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Starboard Value Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Starboard Value Acquisition Corp. (the “Company”), as of December 31, 2020 and 2019, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from November 14, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from November 14, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2019.

New York, New York

May 12, 2021

STARBOARD VALUE ACQUISITION CORP.

BALANCE SHEETS

	December 31, 2020 (As Restated)	December 31, 2019
Assets:
Current assets:
Cash	$2,557,154	$72,751
Prepaid expenses	223,840	—

Total current assets	2,780,994	72,751
Deferred offering costs associated with the proposed public offering	—	312,489
Investments held in Trust Account	404,403,316	—

Total Assets	$407,184,310	$385,240

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$12,223	$253,937
Accrued expenses	70,000	—
Franchise tax payable	200,841	565
Note payable—related party	—	107,062

Total current liabilities	283,064	361,564
Deferred legal fees	250,000	—
Derivative liabilities	47,320,290	—
Deferred underwriting commissions in connection with the initial public offering	18,190,554	—

Total liabilities	66,043,908	361,564
Commitments and Contingencies (Note 6)
Class A common stock; 33,614,040 shares subject to possible redemption at $10.00 per share	336,140,400	—
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 6,809,413 shares issued and outstanding (excluding 33,614,040 and 0 shares subject to possible redemption) at December 31, 2020; none issued and outstanding at December 31, 2019	681	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,105,863 shares issued and outstanding at December 31, 2020; 10,350,000 shares issued and outstanding at December 31, 2019 (1)	1,011	1,035
Additional paid-in capital	32,088,858	23,965
Accumulated deficit	(27,090,548)	(1,324)

Total stockholders’ equity	5,000,002	23,676

Total Liabilities and Stockholders’ Equity	$407,184,310	$385,240

(1)

This number includes up to 1,350,000 shares of common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters as of December 31, 2019. On September 18, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 4,423,453 Units; thus, only 244,137 Class B common stock were forfeited accordingly. (see Note 5)

The accompanying notes are an integral part of these financial statements.

STARBOARD VALUE ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For The Year Ended December 31, 2020 (As Restated)	For the period from November 14, 2019 (inception) through December 31, 2019
General and administrative expenses	$138,416	$759
Administrative expenses—related party	35,668	—
Franchise tax expense	200,276	565

Loss from operations	(374,360)	(1,324)
Other income (expense)
Change in fair value of derivative liabilities	(26,329,220)	—
Offering costs associated with derivative liabilities	(554,430)
Net gain from investments held in Trust Account	168,786	—

Net loss	$(27,089,224)	$(1,324)

Weighted average shares outstanding of Class A common stock	40,058,214	—

Basic and diluted net income per share	$—	$—

Weighted average shares outstanding of Class B common stock	9,302,148 (1)	9,000,000 (1)

Basic and diluted net loss per share	$(2.91)	$(0.00)

(1)

This number excludes up to 1,350,000 shares of common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On September 18, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 4,423,453 Units; thus, only 244,137 Class B common stock were forfeited accordingly. (see Note 5)

The accompanying notes are an integral part of these financial statements.

STARBOARD VALUE ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	For the Year Ended December 31, 2020 (As Restated)
	Common Stock						Total Stockholders’ Equity
	Class A		Class B		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance—December 31, 2019	—	$—	10,350,000	$1,035	$23,965	$(1,324)	$23,676
Sale of units in initial public offering, less allocation to derivative liabilities	40,423,453	4,042	—	—	390,390,884	—	390,394,926
Offering costs	—	—	—	—	(25,122,201)	—	(25,122,201)
Private placement proceeds paid by Sponsor in excess of initial fair value of private placement warrants	—	—	—	—	2,933,225	—	2,933,225
Class B common stock forfeited	—	—	(244,137)	(24)	24	—	—
Fair value of derivative liabilities issued in initial public offering and private placement	—	—	—	—	—	—	—
Class A common stock subject to possible redemption	(33,614,040)	(3,361)	—	—	(336,137,039)	—	(336,140,400)
Net loss	—	—	—	—	—	(27,089,224)	(27,089,224)

Balance—December 31, 2020	6,809,413	$681	10,105,863	$1,011	$32,088,858	$(27,090,548)	$5,000,002

(1)

This number includes up to 1,350,000 shares of common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters as of December 31, 2019. On September 18, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 4,423,453 Units; thus, only 244,137 Class B common stock were forfeited accordingly. (see Note 5)

	For the period from November 14, 2019 (inception) through December 31, 2019
	Common Stock						Total Stockholders’ Equity
	Class A		Class B		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance—November 14, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor (1)	—	—	10,350,000	1,035	23,965	—	25,000
Net loss	—	—	—	—	—	(1,324)	(1,324)

Balance—December 31, 2019	—	$—	10,350,000	$1,035	$23,965	$(1,324)	$23,676

The accompanying notes are an integral part of these financial statements.

STARBOARD VALUE ACQUISITION CORP.

STATEMENT OF CASH FLOWS

	For The Year Ended December 31, 2020 (As Restated)	For The Period From November 14, 2019 (inception) through December 31, 2019
Cash Flows from Operating Activities:
Net loss	$(27,089,224)	$(1,324)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Change in fair value of derivative liabilities	26,329,220	—
Offering costs associated with derivative liabilities	554,430	—
Net gain from investments held in Trust Account	(168,786)	—
Changes in operating assets and liabilities:
Prepaid expenses	(223,840)	—
Accounts payable	620	760
Franchise tax payable	200,276	565

Net cash provided by (used in) operating activities	(397,304)	1

Cash Flows from Investing Activities
Cash deposited in Trust Account	(404,234,530)	—

Net cash used in investing activities	(404,234,530)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from note payable to related parties	41,500	100,000
Repayment of note payable to related party	(141,500)	—
Proceeds received from initial public offering, gross	404,234,530	—
Proceeds received from private placement	10,084,691	—
Offering costs paid	(7,102,984)	(52,250)

Net cash provided by financing activities	407,116,237	72,750

Net change in cash	2,484,403	72,751
Cash—beginning of the period	72,751	—

Cash—end of the period	$2,557,154	$72,751

Supplemental disclosure of noncash financing activities:
Offering costs included in accounts payable	$7,666	$253,177
Offering costs included in accrued expenses	$70,000	$—
Offering costs funded with note payable	$7,062	$7,062
Deferred underwriting commissions in connection with the initial public offering	$18,190,554	$—
Deferred legal fees	$250,000	$—
Initial value of Class A common stock subject to possible redemption	$317,537,880	$—
Change in initial value of Class A common stock subject to possible redemption	$18,602,520	$—
Forfeiture of Class B common stock	$24	$—

The accompanying notes are an integral part of these financial statements.

STARBOARD VALUE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

Starboard Value Acquisition Corp. (the “Company”) was incorporated in Delaware on November 14, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from November 14, 2019 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) and since the closing of the Initial Public Offering, the search for a prospective Initial Business Combination. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the net proceeds derived from the Initial Public Offering. The Company has selected December 31st as its fiscal year end.

The Company’s sponsor is SVAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering became effective on September 9, 2020. On September 14, 2020, the Company consummated its Initial Public Offering of 36,000,000 units (the “Units” and, with respect to the Class A common stock, par value $0.0001 per share, included in the Units offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $360.0 million, and incurring offering costs of approximately $23.0 million, inclusive of $16.2 million in deferred underwriting commissions (Note 6). The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 5,400,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. On September 18, 2020, the underwriters partially exercised the over-allotment option and on September 23, 2020, purchased an additional 4,423,453 Units (the “Over-Allotment Units”), generating gross proceeds of approximately $44.2 million, and incurred additional offering costs of approximately $2.7 million (net of approximately $221,000 in reimbursement for certain expenses from the underwriters), including approximately $2.0 million in deferred underwriting fees.

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale (the “Private Placement”) of an aggregate of 6,133,333 warrants (the “Private Placement Warrants”) to the Sponsor, at a purchase price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $9.2 million. In connection with the underwriters’ partial exercise of their over-allotment option, the Sponsor purchased an additional 589,794 Private Placement Warrants, generating gross proceeds to the Company of approximately $0.9 million.

Upon the closing of the Initial Public Offering, the Private Placement and the sale of the Over-Allotment Units and 589,794 additional Private Placement Warrants, $404.2 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering, the Private Placement, the Over-Allotment Units and the additional Private Placement Warrants were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of an Initial Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an Initial Business Combination. There is no assurance that the Company will be able to complete an Initial Business Combination successfully. The Company must complete one or more Initial Business Combinations having an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any deferred underwriting discount and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. However, the Company will only complete an Initial Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of the Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of an Initial Business Combination either (i) in connection with a stockholder meeting called to approve the Initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of an Initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with an Initial Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Initial Business Combination and a majority of the shares voted are voted in favor of the Initial Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing an Initial Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with an Initial Business Combination, the Sponsor and the Company’s officers and directors have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of an Initial Business Combination. In addition, the Sponsor and the Company’s officers and directors have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of an Initial Business Combination.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete an Initial Business Combination within the time frame described below, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering, or September 14, 2022 (the “Combination Period”), the Company will (i) cease all operations, except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete an Initial Business Combination within the Combination Period. However, if the Sponsor and the Company’s officers and directors should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete an Initial Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete an Initial Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a transaction agreement reduce the amount of funds in the Trust Account to below the lesser of  (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, less franchise and income taxes payable. This liability will not apply with respect to any claims by a third party or target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $2.6 million in its operating bank account, and working capital of approximately $2.5 million.

The Company’s liquidity needs to date have been satisfied through the payment of $25,000 from the Sponsor to purchase the Founder Shares, the loan under the Note (as defined below in Note 5) of approximately $141,000 (see Note 5) from the Sponsor, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on September 14, 2020. In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, provide the Company Working

Capital Loans (as defined below in Note 5). As of December 31, 2020, there were no Working Capital Loans outstanding.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors to meet its needs through the earlier of the consummation of an Initial Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying accounts payable, identifying and evaluating prospective Initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 —Restatement of Previously Issued Financial Statements

In May 2021, the audit committee of the Company, in consultation with management, concluded that, because of a misapplication of the accounting guidance related to its warrants to purchase common stock that the Company issued in September 2020 (the “Warrants”) and its forward purchase agreement (as defined below), the Company’s previously issued financial statements for the Affected Periods (as defined below) should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance in September 2020, the Company’s warrants and forward purchase agreement were accounted for as equity within the Company’s previously reported balance sheets. After discussion and evaluation, including with the Company’s independent registered public accounting firm and the Company’s audit committee, management concluded that the warrants and forward purchase agreement should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants and forward purchase agreement were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants and forward purchase agreement, based on the Company’s application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for the Warrants issued in September 2020 and the forward purchase agreement, in light of the SEC Staff’s published views.    Based on this reassessment, management determined that the Warrants and forward purchase agreement should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company’s Statement of Operations for each reporting period.

Impact of the Restatement

The impact of the restatement on the balance sheets and statements of operations for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$407,184,310	$—	$407,184,310

Liabilities and stockholders’ equity
Total current liabilities	$283,064	$—	$283,064
Deferred legal fees	250,000		250,000
Deferred underwriting commissions	18,190,554	—	18,190,554
Derivative liabilities	—	47,320,290	47,320,290

Total liabilities	18,723,618	47,320,290	66,043,908
Class A common stock, $0.0001 par value; shares subject to possible redemption	383,460,690	(47,320,290)	336,140,400
Stockholders’ equity
Preferred stock—$0.0001 par value	—	—	—
Class A common stock—$0.0001 par value	208	473	681
Class B common stock—$0.0001 par value	1,011	—	1,011
Additional paid-in-capital	5,205,681	26,883,177	32,088,858
Accumulated deficit	(206,898)	(26,883,650)	(27,090,548)

Total stockholders’ equity	5,000,002	—	5,000,002

Total liabilities and stockholders’ equity	$407,184,310	$—	$407,184,310

	For The Year Ended December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(374,360)	$—	$(374,360)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(26,329,220)	(26,329,220)
Financing costs	—	(554,430)	(554,430)
Net gain on investments held in Trust Account	168,786	—	168,786

Total other (expense) income	168,786	(26,883,650)	(26,714,864)

Net loss	$(205,574)	$(26,883,650)	$(27,089,224)

Basic and Diluted weighted-average Class A common stock outstanding	40,058,214	—	40,058,214
Basic and Diluted net loss per Class A share	$—	—	$—
Basic and Diluted weighted-average Class B common stock outstanding	9,302,148	—	9,302,148
Basic and Diluted net loss per Class B share	$(0.02)	—	$(2.64)

In addition, the impact to the balance sheet dated September 14, 2020, filed by the Company with the SEC on Form 8-K on September 18, 2020 related to the impact of accounting for the warrants and the forward purchase agreement as liabilities at fair value resulted in a $21 million increase to the derivative liabilities line item at September 14, 2020 and offsetting decrease to the Class A common stock subject to possible redemption mezzanine equity line item. There is no change to total stockholders’ equity at the reported balance sheet date.

Note 3—Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars, in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements for the period as of December 31, 2020, and the year ended December 31, 2020 and as of September 30, 2020 and for the three and nine months ended September 30, 2020 (collectively, the “Affected Periods”), are restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000, and investments held in the Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these investments are included in net gain from investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, accounts payable, accrued expenses and franchise tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in the Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in the Trust Account is determined using quoted prices in active markets, other than for investments in open-ended money market funds with published daily NAV, in which case the Company uses NAV as a practical expedient to fair value.

The fair value of the Public Warrants and Private Placement Warrants were initially measured at fair value using a modified Black-Scholes option pricing model and subsequently, the fair value of the Public Warrants and Private Placement Warrants have been estimated using a modified Black-Scholes option pricing model at each measurement date, other than for the Detachable Redeemable Warrants (as defined below), which have been measured based on the listed market price of such warrants, a Level 1 measurement, since November 2020.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the issuance of Class A common stock were charged to stockholders’ equity upon the completion of the Initial Public Offering in September 2020.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, 33,614,040 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Derivative Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 6,737,242 Detachable Redeemable Warrants issued in connection with the Initial Public Offering and the 6,723,127 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. The Company will also be distributing warrants (which will be in the form of Distributable Redeemable Warrants and, to the extent any public stockholders redeem Class A common stock in connection with the initial business combination, Distributable Redeemable Warrants and Private Placement Warrants) to purchase 6,737,242 shares of the Company’s Class A common stock in connection with the closing of the initial business combination. All of the outstanding warrants and distributable warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private Placement, and the Distributable Redeemable Warrants, were initially measured at fair value using a modified Black-Scholes option pricing model.

The Company entered into a forward purchase agreement with forward purchasers (as defined below) pursuant to which the forward purchasers will purchase forward purchase shares at a price equal to $9.50 per share, in a private placement that will close simultaneously with the closing of the Initial Business Combination. At the closing, the forward purchasers will purchase the number of forward purchase shares from the Company that would result in net proceeds in an aggregate amount necessary to satisfy the exercise of redemption rights by holders of our public shares in connection with the Initial Business Combination (the “Redemption Obligation”), subject to a maximum funding commitment by the forward purchasers of $100,000,000. The forward purchase agreement is recognized as a derivative liability in accordance with ASC 815-40. Accordingly, the Company recognizes the instrument as a liability at fair value and adjust the instrument to fair value at each reporting period.

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss applicable to stockholders by the weighted average number of shares of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 20,197,611 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share is the same as basic earnings per share for the periods presented.

The Company’s statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A common stock is calculated by dividing the net gain from investments held in the Trust Account of approximately $169,000, net of applicable franchise taxes of approximately $169,000 for the year ended December 31, 2020, by the weighted average number of shares of Class A common stock outstanding for the period. Net loss per share, basic and diluted for Class B common stock for the year ended December 31, 2020 is calculated by dividing net loss of approximately $27.1 million, by the weighted average number of Class B common stock outstanding for the period.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.

Note 4—Initial Public Offering

On September 14, 2020, the Company consummated its Initial Public Offering of 36,000,000 Units at $10.00 per Unit, generating gross proceeds of $360.0 million, and incurring offering costs of approximately $23.0 million, inclusive of $16.2 million in deferred underwriting commissions. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 5,400,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. On September 18, 2020, the underwriters partially exercised the over-allotment option and on September 23, 2020, purchased an additional 4,423,453 Units, generating gross proceeds of approximately $44.2 million, and incurring additional offering costs of approximately $2.7 million (net of approximately $221,000 in reimbursement for certain expenses from the underwriters), including approximately $2.0 million in deferred underwriting fees.

Each Unit consists of one share of Class A common stock, and one-sixth of one redeemable warrant (or 6,737,242 redeemable warrants in the aggregate, assuming no exercise of the underwriters’ over-allotment option) (each, a “Detachable Redeemable Warrant”) and a contingent right to receive at least one-sixth of one redeemable warrant following the Initial Business Combination Redemption Time (as defined below) under certain circumstances and subject to adjustments (the “Distributable Redeemable Warrants”). Each Public Warrant (as defined below) entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

The Company’s Certificate of Incorporation provides that, at the distribution time (as defined below), the Company will effect a distribution of a number of warrants equal to the number of Units issued in the Initial Public Offering multiplied by one-sixth (the “Aggregate Warrant Amount”) as follows: (i) to the extent that no Public Stockholders redeem their Public Shares in connection with the Initial Business Combination, each Public Stockholder will receive one-sixth of one Distributable Redeemable Warrant per Public Share and (ii) to the extent that any Public Stockholders redeem any of their Public Shares in connection with the Initial Business Combination, then (A) one-sixth of one Distributable Redeemable Warrant will be distributed per each Public Share that was not redeemed (the “Remaining Public Shares”) and (B) the warrants in an amount equal to the Aggregate Warrant Amount less the number of warrants distributed pursuant to the foregoing clause (A) will be distributed on a pro rata basis to (x) the holders of the Remaining Public Shares based on their percentage of Class A common stock held after redemptions and the issuance of any forward purchase shares, as Distributable Redeemable Warrants and (y) the holders of the forward purchase shares based on their percentage of Class A common stock held after redemptions and the issuance of any forward purchase shares, as private placement warrants. Public Stockholders who exercise their redemption rights are not entitled to receive any distribution of Distributable Redeemable Warrants in respect of such redeemed Public Shares. The right of any Public Stockholder to receive any additional Distributable Redeemable Warrants with respect to each Public Share they hold is contingent upon such share not being redeemed in connection with the Initial Business Combination. The number of Distributable Redeemable Warrants to be distributed in respect of each share of unredeemed Class A common stock is contingent upon the aggregate number of Public Shares that are redeemed in connection with the Initial Business Combination. The right to receive Distributable Redeemable Warrants will remain attached to the Class A common stock and will not be separately transferable, assignable or salable. The Distributable Redeemable Warrants will be distributed at the “distribution time,” which will be immediately after the Initial Business Combination Redemption Time and immediately before the closing of the Initial Business Combination. The Distributable Redeemable Warrants, together with the Detachable Redeemable Warrants, are collectively referred to herein as the “Public Warrants”. The “Initial Business Combination Redemption Time” means the time at which the Company redeems the shares of Class A common stock that the holders thereof have elected to redeem in connection with the Initial Business Combination, which will occur prior to the consummation of the Initial Business Combination.

Note 5—Related Party Transactions

Founder Shares

On November 27, 2019, the Sponsor purchased 8,625,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”), for an aggregate price of $25,000. In June 2020, the Sponsor transferred (i) 431,250 Founder Shares to Martin D. McNulty, Jr., the Company’s Chief Executive Officer and a member of the board of directors and (ii) 25,000 Founder Shares to each of Pauline J. Brown, Michelle Felman and Lowell Robinson. In July 2020, the Sponsor transferred 25,000 Founder Shares to Robert L. Greene. On September 9, 2020, the Company effected a 1.2:1 share capitalization, resulting in an aggregate of 10,350,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization.

The Sponsor and the Company’s Chief Executive Officer agreed to forfeit up to 1,350,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On September 23, 2020, upon the underwriters’ partial exercise of the over-allotment, an aggregate of 244,137 Founder Shares were forfeited by the Sponsor and the Company’s Chief Executive Officer.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until (A) one year after the date of the consummation of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,133,333 Private Placement Warrants to the Sponsor, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $9.2 million. In connection with the underwriters’ partial exercise of their over-allotment option, the Sponsor purchased an additional 589,794 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of approximately $0.9 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete an Initial Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Related Party Loans

On November 27, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of October 31, 2020 or the completion of the Initial Public Offering. The Company borrowed approximately $141,000 under the Note and fully repaid the Note on September 14, 2020.

In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes an Initial Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that an Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of an Initial Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company entered into an agreement that provides that, commencing on the date that the securities of the Company are first listed on The Nasdaq Stock Market LLC and continuing until the earlier of the Company’s consummation of an Initial Business Combination or the Company’s liquidation, the Company will pay the Sponsor a total of $10,000 per month for office space, administrative and support services. The Company incurred approximately $36,000 for expenses in connection with the Administrative Services Agreement from the listing date through December 31, 2020, which is reflected in the accompanying statements of operations. As of December 31, 2020, there was $10,000 payable.

The Sponsor, the Company’s executive officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Initial Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on the Company’s behalf.

Note 6—Commitments and Contingencies

Forward Purchase Agreement

On September 9, 2020, certain clients of Starboard Value LP, a Delaware limited partnership, which are also the majority-owners of the Sponsor, entered into a forward purchase agreement (the “forward purchase agreement”) with the Company, pursuant to which such clients (the “forward purchasers”) will purchase shares of the Company’s Class A common stock (“forward purchase shares”) at a price equal to $9.50 per share, in a private placement that will close simultaneously with the closing of the Initial Business Combination. At the closing, the forward purchasers will purchase the number of forward purchase shares from the Company that would result in net proceeds in an aggregate amount necessary to satisfy the Redemption Obligation, subject to a maximum funding commitment by the forward purchasers of $100,000,000. In addition, in connection with their purchase of any forward purchase shares, the forward purchasers will acquire private placement warrants at the distribution time. The forward purchasers have agreed that they will not redeem any Class A common stock held by them in connection with the Initial Business Combination. The forward purchase shares are identical to the shares of Class A common stock included in the Units, except that the forward purchase shares are subject to transfer restrictions and certain registration rights, as described herein, and there is no contingent right to receive Distributable Redeemable Warrants attached to the forward purchase shares. Rather, in connection with their purchase of any forward purchase shares, the forward purchasers will acquire private placement warrants.

Optional Share Purchase Agreement

In addition, on September 9, 2020, the Company entered into an agreement with the forward purchasers, pursuant to which the forward purchasers may, at their option in whole or in part, anytime or from time to time during the 6-month period following the closing of the Initial Business Combination, purchase additional common equity of the surviving entity in the Initial Business Combination at a price of  $10.00 per share (or other relevant equity interest) (the “optional shares”) for aggregate consideration not to exceed the difference between (i) $150.0 million and (ii) the lesser of  (a) the Redemption Obligation or (b) $100.0 million (the “optional share purchase agreement”).

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the forward purchase agreement, the Company has agreed to use its commercially reasonable efforts to (i) within 30 days after the closing of the Initial Business Combination, file a registration statement with the SEC for a secondary offering of the forward purchase shares and any private placement warrants (including the shares of common stock issuable upon exercise thereof) issued to the forward purchasers, (ii) cause such registration statement to be declared effective promptly thereafter, but in no event later than 60 days after such closing and (iii) maintain the effectiveness of such registration statement, until the earlier of  (A) the date on which the forward purchasers cease to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act, subject to certain conditions and limitations set forth in the forward purchase agreement. The Company will bear the costs of registering the forward purchase shares and private placement warrants. The optional share purchase agreement provides that the forward purchasers are entitled to certain registration rights with respect to their optional shares.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per Unit, and were paid approximately $8.1 million in the aggregate, upon the closing of the Initial Public Offering and the sale of Over-Allotment Units. The underwriters agreed and paid approximately $2.0 million to the Company to reimburse certain of the Company’s expenses in connection with the Initial Public Offering and the sale of Over-Allotment Units.

An additional fee of $0.45 per Unit, or $18.2 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees

The Company obtained legal advisory service with a legal counsel firm in connection with the Initial Public Offering and agreed to pay the legal counsel firm an amount of $250,000 solely in the event that the Company completes an Initial Business Combination.

Note 7—Warrant Liabilities

As of December 31, 2020, the Company has 6,737,242 and 6,723,127 Public Warrants and Private Placement Warrants, respectively, outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of  (a) 30 days after the completion of an Initial Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of an Initial Business Combination, the Company will use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Once the warrants become exercisable, the Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants for shares of Class A common stock (including both Public Warrants and Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of

Class A common stock determined by reference to an agreed table described in the warrant agreement, based on the redemption date and the “fair market value” of the Class A common stock except as otherwise described below;

•

if, and only if, the last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrantholders;

•

if, and only if, the Private Placement Warrants and the private placement warrants to be issued pursuant to the forward purchase agreement are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

•

if and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given, or an exemption from registration is available.

The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. In addition, if  (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) without taking into account (A) the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) or (B) any private placement warrants issued pursuant to the forward purchase agreement (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete an Initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8—Stockholders’ Equity

Preferred stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Class A common stock—The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 40,423,453 shares of Class A common stock outstanding, including 33,614,040 shares of Class A common stock subject to possible redemption that were classified as temporary equity in the accompanying condensed balance sheet. As of December 31, 2019, there were no shares of Class A common stock issued or outstanding.

Class B common stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. In November 2019, the Company issued 8,625,000 shares of Class B common stock. On September 9, 2020, the Company effected a share capitalization, resulting in an aggregate of 10,350,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the share capitalization. The Sponsor and the Company’s Chief Executive Officer agreed to forfeit up to 1,350,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On September 23, 2020, upon the underwriters’ partial exercise of the over-allotment, an aggregate of 244,137 Founder Shares were forfeited by the Sponsor and the Company’s Chief Executive Officer. As of December 31, 2020 and December 31, 2019, there were 10,105,863 and 10,350,000 shares of Class B common stock outstanding, respectively.

Prior to the Initial Business Combination, only holders of the Company’s Class B common stock will have the right to vote on the election of directors. Holders of the Class A common stock will not be entitled to vote on the election of directors during such time. These provisions of the Certificate of Incorporation may only be amended if approved by the holders of at least 90% of the Company’s common stock entitled to vote thereon. With respect to any other matter submitted to a vote of the Company’s stockholders, including any vote in connection with the Initial Business Combination, except as required by applicable law or stock exchange rule, holders of the Company’s Class A common stock and holders of the Company’s Class B common stock will vote together as a single class, with each share entitling the holder to one vote.

The Class B common stock will automatically convert into Class A common stock at the time of the Initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Initial Business Combination (other than the forward purchase shares and the private placement warrants delivered pursuant to the forward purchase agreement), the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Initial Business Combination (net of the number of shares of Class A common stock redeemed in connection with the Initial Business Combination), excluding the forward purchase shares and private placement warrants delivered pursuant to the forward purchase agreement, any shares or equity-linked securities issued, or to be issued, to any seller in the Initial Business Combination and any Private Placement Warrants issued upon the conversion of Working Capital Loans made to the Company.

Note 9—Fair Value Measurements

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)		Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account:
U.S. Treasury Securities (1)		$404,400,376	$—	$—
Liabilities:
Derivative warrant liabilities		$13,272,368	$—	$27,244,372
Forward purchase agreement	$		$—	$6,803,550

(1)	Excludes $2,940 of cash held in the Trust Account as of December 31, 2020.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Detachable Redeemable Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in November 2020, when the Detachable Redeemable Warrants were separately listed and traded.

The fair value of the Public Warrants and Private Placement Warrants were initially measured at fair value using a modified Black-Scholes option pricing model and subsequently, the fair value of the Public Warrants and Private Placement Warrants have been estimated using a modified Black-Scholes option pricing model each measurement date, other than for the Detachable Redeemable Warrants which have been measured based on the listed market price of such warrants, a Level 1 measurement, since November 2020. For the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of approximately $26.3 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Public Warrants and Private Placement Warrants, excluding the Detachable Redeemable Warrants after being separately listed and traded, is determined using Level 3 inputs. Inherent in a Black-Scholes option pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following tables provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

As of December 31, 2020
Warrants:
Option term (in years)	5.6
Volatility	27.00%
Risk-free interest rate	0.45%
Expected dividends	—
Stock price	$10.06

Forward purchase agreement:
Expected term	0.6
Risk-free interest rate	0.09%
Stock price	$10.06

Note 10—Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. There was no income tax expense for the year ended December 31, 2020 and for the period from November 14, 2019 (inception) through December 31, 2019.

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax assets:
Start-up/Organization costs	$6,596
Net operating loss carryforwards	36,574

Total deferred tax assets	43,170
Valuation allowance	(43,170)

Deferred tax asset, net of allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

There were no unrecognized tax benefits as of December 31, 2020. No amounts were accrued for the payment of interest and penalties at December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows for the year ended December 31, 2020:

Statutory Federal income tax rate	21.0%
Change in fair value of derivative liabilities	(20.4)%
Financing costs for derivative liabilities	(0.4)%
Change in Valuation Allowance	(0.2)%

Income Taxes Benefit	0.0%

Note 11—Quarterly Financial Information (Unaudited)

The following tables contain unaudited consolidated quarterly financial information for the three and nine months ended September 30, 2020 that has been updated to reflect the restatement and revision of the Company’s consolidated financial statements as described in Note 2—Restatement of Previously Issued Financial Statements. The restatement and revision had no impact on net cash flows from operating, investing or financing activities. The Company has not amended its previously filed Quarterly Report on Form 10-Q for the Affected Period. The financial information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in this Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.

	As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$407,194,144	$—	$407,194,144

Liabilities and stockholders’ equity
Total current liabilities	$263,065	$—	$263,065
Deferred legal fees	250,000	$—	250,000
Deferred underwriting commissions	18,190,554	—	18,190,554
Derivative liabilities	—	26,272,850	26,272,850

Total liabilities	18,703,619	26,272,850	44,976,469
Class A common stock, $0.0001 par value; shares subject to possible redemption	383,490,520	(26,272,850)	357,217,670
Stockholders’ equity
Preferred stock—$0.0001 par value	—	—	—
Class A common stock—$0.0001 par value	207	263	470
Class B common stock—$0.0001 par value	1,011	—	1,011
Additional paid-in-capital	5,175,852	5,835,947	11,011,799
Accumulated deficit	(177,065)	(5,836,210)	(6,013,275)

Total stockholders’ equity	5,000,005	—	5,000,005

Total liabilities and stockholders’ equity	$407,194,144	$—	$407,194,144

	Three Months Ended September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(200,738)	$—	$(200,738)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(5,281,780)	(5,281,780)
Financing costs	—	(554,430)	(554,430)
Net gain on investments held in Trust Account	27,226	—	27,226

Total other (expense) income	27,226	(5,836,210)	(5,808,984)

Net loss	$(173,512)	$(5,836,210)	$(6,009,722)

Basic and Diluted weighted-average Class A common stock outstanding	38,081,625		38,081,625
Basic and Diluted net loss per Class A share	$—		$—
Basic and Diluted weighted-average Class B common stock outstanding	10,105,863		10,105,863
Basic and Diluted net loss per Class B share	$(0.02)		$(0.59)

	Nine Months Ended September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(202,967)	$—	$(202,967)
Other (expense) income:
Change in fair value of warrant liabilities	—	(5,281,780)	(5,281,780)
Financing costs	—	(554,430)	(554,430)
Net gain on investments held in Trust Account	27,226	—	27,226

Total other (expense) income	27,226	(5,836,210)	(5,808,984)

Net loss	$(175,741)	$(5,836,210)	$(6,011,951)

Basic and Diluted weighted-average Class A common stock outstanding	38,081,625	—	38,081,625
Basic and Diluted net loss per Class A share	$—	—	$—
Basic and Diluted weighted-average Class B common stock outstanding	10,105,863	—	10,105,863
Basic and Diluted net loss per Class B share	$(0.02)	—	$(0.35)

Note 12—Subsequent Events

On February 21, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mundo Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub 1”), Mundo Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub 2”), Cyxtera Technologies, Inc., a Delaware corporation (“Cyxtera”), and Mundo Holdings, Inc. (“NewCo”), a Delaware corporation and wholly-owned subsidiary of SIS Holdings LP, a Delaware limited partnership (“Cyxtera Stockholder”), which provides for, among other things, (i) Cyxtera to be contributed to Newco by the Cyxtera Stockholder, with Cyxtera becoming a wholly-owned subsidiary of Newco, (ii) Merger Sub 1 to be merged with and into NewCo (the “First Merger”), with NewCo surviving the First Merger as a wholly-owned subsidiary of the Company and Merger Sub 1 ceasing to exist, and (iii) immediately following the First Merger, NewCo to be merged with and into Merger Sub 2 (the “Second Merger”, and together with the First Merger and the other transactions contemplated by the Merger Agreement, the “Cyxtera Business Combination”), with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of the Company and NewCo ceasing to exist. As a result of the Cyxtera Business Combination,

Cyxtera and the various operating subsidiaries of Cyxtera will become subsidiaries of the Company, with the Cyxtera Stockholder becoming a stockholder of the Company. Upon closing of the Cyxtera Business Combination, the Company will be renamed “Cyxtera Technologies, Inc.” As a consequence of the Cyxtera Business Combination, each issued and outstanding Founder Share will automatically convert into a share of Class A common stock on a one-for-one basis. The Cyxtera Business Combination is expected to close mid-2021, following the receipt of the required approval by the Company’s stockholders and the fulfillment of other customary closing conditions.

In connection with the Merger Agreement, the Cyxtera Stockholder entered into a Stockholder Support Agreement with the Company and Cyxtera (the “Stockholder Support Agreement”), pursuant to which, among other things, the Cyxtera Stockholder agreed to (i) provide its consent to the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the mergers and the pre-closing restructuring, and (ii) take all actions necessary or appropriate to contribute its equity securities in Cyxtera to NewCo and otherwise cause the pre-closing restructuring to occur in accordance with the Merger Agreement. In addition, the Cyxtera Stockholder agreed not to transfer any equity securities of Cyxtera or NewCo until the date upon which the Stockholder Support Agreement expires, except as contemplated by the Stockholder Support Agreement. Further, the Sponsor and the other holders of the Founder Shares (together with the Sponsor, the “Insiders”) entered into a Sponsor Support Agreement with the Company and Cyxtera (the “Sponsor Support Agreement”), pursuant to which, among other things, each Insider agreed to (i) vote all Class A common stock and Class B common stock owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the transactions contemplated by the Merger Agreement, including the mergers, and each other proposal related thereto included on the agenda for the special meeting of stockholders related thereto and (ii) not redeem, or seek to redeem, any Covered Shares owned by it, him or her in connection with the stockholder approval of the Cyxtera Business Combination. In addition, each Insider agreed, subject to certain exceptions, not to transfer, as applicable, any shares of Class B common stock, Private Placement Warrants (or shares of Class A common stock issued or issuable upon the exercise of Private Placement Warrants) or other equity securities of SVAC until the date upon which the Sponsor Support Agreement expires. Solely in connection with and only for the purpose of the transactions contemplated by the Merger Agreement, each Insider irrevocably and unconditionally waived and agreed not to assert, claim or perfect any rights to adjustment or other anti-dilution protection with respect to the rate that the shares of Class B common stock held by him, her or it converts into Class A common stock pursuant to Section 4.3 of the Company’s Certificate of Incorporation or any other anti-dilution protections or other adjustment or similar protections that arise in connection with the Cyxtera Business Combination.

In addition, Cyxtera and the forward purchasers entered into a letter agreement related to the optional share purchase agreement, pursuant to which letter agreement the forward purchasers agreed not to purchase optional shares in an aggregate amount exceeding $75,000,000 for all forward purchasers.

In connection with the Merger Agreement, the Company also entered into separate subscription agreements, dated February 21, 2021, with certain investors, pursuant to which the Company has agreed to issue and sell, in private placements to close immediately prior to the closing of the Cyxtera Business Combination, an aggregate of 25,000,000 shares of Class A common stock for a purchase price of $10.00 per share and an aggregate purchase price of $250,000,000, of which certain clients of Starboard Value LP have committed to purchase, on the same terms as the other subscribers, an aggregate of 6,000,000 shares of Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $60,000,000.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued, and determined that, other than as described above, there have been no events that have occurred that would require adjustments to the disclosures in the financial statements.

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Financial Statements

As of March 31, 2021 and December 31, 2020 and for the

Three Months Ended March 31, 2021 and 2020

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Balance Sheets

(in millions, except share information)

	March 31, 2021	December 31, 2020
Assets:
Current assets:
Cash	$113.6	$120.7
Accounts receivable, net of allowance of $1.2 and $1.4	12.6	33.5
Prepaid and other current assets	38.9	41.9
Due from affiliates (Note 16)	—	117.1

Total current assets	165.1	313.2
Property and equipment, net	1,554.0	1,580.7
Goodwill	763.0	762.2
Intangible assets, net	569.7	586.3
Other assets	24.0	23.7

Total assets	$3,075.8	$3,266.1

Liabilities and shareholder’s equity:
Current liabilities:
Accounts payable	$48.2	$48.9
Accrued expenses	91.0	88.4
Due to affiliates (Note 16)	—	22.7
Current portion of long-term debt, capital leases and other financing obligations	58.1	65.0
Deferred revenue	59.9	60.2
Other current liabilities	7.0	6.8

Total current liabilities	264.2	292.0
Long-term debt, net of current portion	1,310.4	1,311.5
Capital leases and other financing obligations, net of current portion	927.3	933.1
Deferred income taxes	64.9	77.8
Other liabilities	99.6	93.9

Total liabilities	2,666.4	2,708.3

Commitments and contingencies (Note 14)

Shareholder’s equity:
Common shares, $0.01 par value; 1,000 shares authorized; 0.88 of a share and 0.96 of a share issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	1,408.6	1,504.6
Accumulated other comprehensive income	16.9	16.7
Accumulated deficit	(1,016.1)	(963.5)

Total shareholder’s equity	409.4	557.8

Total liabilities and shareholder’s equity	$3,075.8	$3,266.1

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Operations

(in millions)

	Three Months Ended March 31,
	2021	2020
Revenues	$172.9	$172.5

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	98.4	95.9
Selling, general and administrative expenses	27.6	31.1
Depreciation and amortization	60.6	57.0
Restructuring, impairment, site closures and related costs (Note 4)	8.1	—
Impairment of notes receivable and other amounts due from affiliate (Note 16)	—	6.7

Total operating costs and expenses	194.7	190.7

Loss from operations	(21.8)	(18.2)
Interest expense, net	(43.2)	(43.3)
Other expenses, net	(0.5)	(0.3)

Loss from operations before income taxes	(65.5)	(61.8)
Income tax benefit	12.9	14.4

Net loss	$(52.6)	$(47.4)

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Comprehensive Loss

(in millions)

	Three Months Ended March 31,
	2021	2020
Net loss	$(52.6)	$(47.4)

Other comprehensive income (loss):
Foreign currency translation adjustment	0.2	(17.4)

Other comprehensive income (loss)	0.2	(17.4)

Comprehensive loss	$(52.4)	$(64.8)

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Changes in Shareholder’s Equity

(in millions, except share information)

	Common shares		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total shareholder’s equity
	Share	Amount
Balance as of December 31, 2020	0.96	$0.01	$1,504.6	$16.7	$(963.5)	$557.8
Equity-based compensation	—	—	1.9	—	—	1.9
Capital redemption	(0.08)	—	(97.9)	—	—	(97.9)
Net loss	—	—	—	—	(52.6)	(52.6)
Other comprehensive income	—	—	—	0.2	—	0.2

Balance as of March 31, 2021	0.88	$0.01	$1,408.6	$16.9	$(1,016.1)	$409.4

Balance as of December 31, 2019	0.96	$0.01	$1,494.9	$8.0	$(840.7)	$662.2
Equity-based compensation	—	—	2.2	—	—	2.2
Net loss	—	—	—	—	(47.4)	(47.4)
Other comprehensive income	—	—	—	(17.4)	—	(17.4)

Balance as of March 31, 2020	0.96	$0.01	$1,497.1	$(9.4)	$(888.1)	$599.6

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(in millions)

	Three Months Ended March 31,
	2021	2020
Net loss	$(52.6)	$(47.4)
Cash flows from operating activities:
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	60.6	57.0
Restructuring, impairment, site closures and related costs (Note 4)	2.0	—
Amortization of favorable/unfavorable leasehold interests, net	1.1	0.8
Amortization of debt issuance costs and fees, net	1.4	1.4
Impairment of notes receivable and other amounts due from affiliate (Note 16)	—	6.7
Equity-based compensation	1.9	2.2
Bad debt expense (recoveries), net	(0.2)	0.6
Deferred income taxes	(12.9)	(14.4)
Non-cash interest expense, net	2.4	4.6
Changes in operating assets and liabilities, excluding impact of acquisitions and dispositions:
Accounts receivable	21.0	(19.4)
Prepaid and other current assets	2.8	(13.1)
Due from affiliates	—	1.2
Other assets	(0.5)	2.3
Accounts payable	(3.1)	0.7
Accrued expenses	2.6	12.8
Due to affiliates	(22.7)	—
Other liabilities	4.3	3.2

Net cash provided by (used in) operating activities	8.1	(0.8)

Cash flows from investing activities:
Purchases of property and equipment	(13.7)	(37.9)
Amounts received from (advanced to) affiliate (Note 16)	117.1	(5.3)

Net cash provided by (used in) investing activities	103.4	(43.2)

Cash flows from financing activities:
Proceeds from issuance of long-term debt and other financing obligations	—	91.0
Repayment of long-term debt	(2.3)	—
Repayment of capital leases and other financing obligations	(17.1)	(2.2)
Capital redemption	(97.9)	—

Net cash (used in) provided by financing activities	(117.3)	88.8

Effect of foreign currency exchange rates on cash	(1.3)	(3.6)

Net (decrease) increase in cash	(7.1)	41.2
Cash at beginning of period	120.7	13.0

Cash at end of period	$113.6	$54.2

Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$0.3	$0.4

Cash paid for interest	$25.6	$24.7

Non-cash purchases of property, plant and equipment	$9.7	$29.7

CYXTERA TECHNOLOGIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Merger agreement

On February 22, 2021, Cyxtera Technologies, Inc. (“Cyxtera” or the “Company”) entered into a definitive business combination agreement with Starboard Value Acquisition Corp. (“SVAC”). SVAC is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange or similar business combination with one or more entities. Upon completion of the transaction, including the PIPE described below, the current owners of Cyxtera are expected to retain approximately 58% ownership of the combined company. The combined company will operate as Cyxtera and expects its common stock to be listed on The Nasdaq Stock Market under the symbol “CYXT” and its warrants under the symbol “CYXTW.”

Subject to the transaction closing, the Company is expected to receive $654 million of proceeds from a $250 million concurrent private placement of common stock of SVAC (the “PIPE”), priced at $10.00 per share, along with $404 million of cash held in trust by SVAC, assuming no public stockholder of SVAC exercise their redemption rights. Certain clients of Starboard Value LP, the sponsor of SVAC (“Starboard”), have entered into a $100 million forward purchase agreement to offset redemptions, if any, by SVAC’s stockholder. The PIPE includes commitments from institutional investors, including Fidelity Management & Research Company LLC, and clients of Starboard. Proceeds of the transaction will be used to partially retire Company debt and provide incremental cash for growth, as well as to pay transaction expenses.

The proposed business combination was unanimously approved by the boards of directors of both SVAC and Cyxtera on February 21, 2021. The transaction is expected to close in mid-2021, subject to customary closing conditions, including the receipt of regulatory approvals, and approval by SVAC’s stockholders. Upon closing of the proposed business combination, the name of SVAC will be changed to Cyxtera Technologies, Inc.

As of March 31, 2021, deferred transaction costs included in other assets in the condensed consolidated balance sheet totaled $5.2 million, of which approximately $3.2 million is included in accrued expenses.

Note 2. Basis of presentation and significant accounting policies

a) Basis of presentation and use of estimates

The accompanying unaudited condensed consolidated financial statements have been prepared by Cyxtera and reflect all adjustments, consisting only of normal recurring adjustments, which in the opinion of management are necessary to fairly state the financial position and the results of operations for the interim periods presented. The condensed consolidated balance sheet data as of December 31, 2020 has been derived from audited consolidated financial statements as of that date. The condensed consolidated financial statements have been prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”) but omit certain information and footnote disclosure necessary to present the statements in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). For further information, refer to the Company’s consolidated financial statements as of and for the year ended December 31, 2020. Results for the interim periods are not necessarily indicative of results for the entire fiscal year.

b) Risks and uncertainties due to COVID-19 pandemic

The COVID-19 pandemic continues to evolve and disrupt normal activities in many segments of the U.S. and global economy even as COVID-19 vaccines have been and continue to be administered in 2021. Although the overall trajectory of the pandemic within the United States is improving as cases are significantly declining, much uncertainty still surrounds the pandemic, including its duration and ultimate overall impact on the Company’s operations. Management continues to carefully evaluate potential outcomes and has plans to mitigate related risks. While the COVID-19 pandemic did not have a material impact on the Company’s financial

CYXTERA TECHNOLOGIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Basis of presentation and significant accounting policies (continued)

statements during the year ended December 31, 2020 and the three months ended March 31, 2021 and 2020, Management took measures during such periods to minimize the risks from the pandemic. Those measures were aimed at safeguarding the Company, its employees, customers, and the communities in which Cyxtera operates.

c) Restructuring charges

If the Company commits to a plan to dispose of a long-lived asset before the end of its previously estimated useful life or changes its use of assets, estimated cash flows are revised accordingly, and the Company may be required to record an asset impairment charge. Additionally, related liabilities may arise such as severance, contractual obligations and other accruals associated with site closures from decisions to dispose of assets. The Company estimates these liabilities based on the facts and circumstances in existence for each restructuring decision. The amounts the Company will ultimately realize or disburse could differ from the amounts assumed in arriving at the asset impairment and restructuring charge recorded.

d) Recent accounting pronouncements

The Company is expected to qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (“JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, such that an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to avail itself of the extended transition periods and, as a result, the Company will not be required to adopt new or revised accounting standards on the adoption dates required for other public companies so long as the Company remains an emerging growth company.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which amends Accounting Standards Codification (“ASC”) 350-40 to address a customer’s accounting for implementation costs incurred in a cloud computing arrangement (“CCA”) that is a service contract. In discussing the topic of cloud computing accounting, ASU 2018-15 aligns the accounting for costs incurred to implement a CCA that is a service arrangement with the guidance on capitalizing costs associated with developing or obtaining internal-use software. Specifically, the ASU amends ASC 350 to include in its scope implementation costs of a CCA that is a service contract and clarifies that a customer should apply ASC 350-40 to determine which implementation costs should be capitalized in a CCA that is considered a service contract. Entities are permitted to apply either a retrospective or prospective transition approach to adopt the guidance. When prospective transition is chosen, entities must apply the transition requirements to any eligible costs incurred after adoption. The ASU is effective for annual periods commencing in 2021 and will be adopted in the Company’s December 31, 2021 consolidated financial statements. Adoption for interim periods is required in 2022. The Company is evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820)–Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which refreshes fair value disclosure requirements. The ASU eliminates disclosures that relied too heavily on subjective information that may have been misinterpreted and strengthens remaining disclosures to provide investors with increased transparency for the estimates and assumptions used in valuation. The FASB developed early adoption guidance that companies should consider for financial statements that have not been issued or made available for issuance. An entity can early adopt the portion of the ASU permitting the removal or modification of existing disclosures,

CYXTERA TECHNOLOGIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Basis of presentation and significant accounting policies (continued)

and delay adoption of any new disclosures required under the ASU until their effective date in 2020. The Company adopted this standard on January 1, 2021. The adoption of this standard did not have an impact on the Company’s consolidated financial statements.

Note 3. Earnings (loss) per common share

The Company does not have any instruments that would be dilutive to common shareholders.

Note 4. Restructuring, impairment, site closures and related costs

Addison site

In January 2021, the Company notified the landlord of the Addison office space in Texas of its intent to sublease the property for the remaining lease term of 10 years. The Company ceased use and subleased the space during the three months ended March 31, 2021. In connection with this decision, the Company incurred $7.9 million of expenses, including $5.9 million of accrued lease termination costs and $2 million of asset disposals. Accrued lease termination costs are included in other liabilities in the condensed consolidated balance sheet as of March 31, 2021.

Moses Lake site

In February 2021, the Company notified the landlord of the Moses Lake data center in the State of Washington of its intent to cease the use of the space. Accordingly, the Company accelerated depreciation and amortization of all assets on the site, including favorable leasehold interest amortization, which resulted in additional depreciation and amortization of $0.9 million and additional favorable leasehold interest amortization of $0.3 million during the three months ended March 31, 2021. The Company plans to cease use of the property in June 2021 at which time it expects to meet the conditions for recording a charge related to the remaining lease obligation which is estimated to be between $57 and $62 million. Management does not anticipate there will be a sublease in place for the data center or any plans to sublease at the time of cease use. Furthermore, Management believes the ability to sublease the property is remote and as such has not made any assumption for future cash flows from a potential sublease in making this estimate.

As of March 31, 2021, the restructuring liability reserve is entirely related to lease termination costs. The activity in the restructuring liability reserve for the three months ended March 31, 2021 was as follows (in millions):

Three Months Ended March 31, 2021
Beginning balance	$—
Lease abandonment	5.4
Accretion	0.2
Payments	(1.6)

Ending balance	$4.0

CYXTERA TECHNOLOGIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 5. Revenue

Disaggregation of revenue

The Company disaggregates revenue from contracts with customers into recurring revenue and non-recurring revenues. Cyxtera derives the majority of its revenues from recurring revenue streams, consisting primarily of colocation service fees. These fees are generally billed monthly and recognized ratably over the term of the contract. The Company’s non-recurring revenues are primarily comprised of installation services related to a customer’s initial deployment and professional services the Company performs. These services are considered to be non-recurring because they are billed typically once, upon completion of the installation or the professional services work performed. The majority of these non-recurring revenues are typically billed on the first invoice distributed to the customer in connection with their initial installation. However, revenues from installation services are deferred and recognized ratably over the period of the contract term as discussed in Note 2 to the Company’s consolidated financial statements as of and for the year ended December 31, 2020 in accordance with ASC Topic 606. The following table summarizes the Company’s recurring and non-recurring revenues (in millions):

	Three Months Ended March 31,
	2021	2020
Recurring revenue	$164.7	$164.9
Non-recurring revenues	8.2	7.6

Total	$172.9	$172.5

Contract balances

The following table summarizes the opening and closing balances of the Company’s receivables; contract asset, current; contract asset, non-current; deferred revenue, current; and deferred revenue, non-current (in millions):

	Receivables	Contract asset, current	Contract asset, non- current	Deferred revenue, current	Deferred revenue, non-current
Closing balances as of December 31, 2019	$65.2	$32.5	$23.8	$14.6	$9.6
Net increase (decrease) during the three months ended March 31, 2020	16.7	(1.7)	(3.3)	(0.8)	—
Closing balances as of March 31, 2020	81.9	30.8	20.5	13.8	9.6
Closing balances as of December 31, 2020	$33.5	$23.8	$16.8	$15.6	$18.1
Net (decrease) increase during the three months ended March 31, 2021	(20.9)	(1.8)	(2.7)	(0.5)	(2.0)
Closing balances as of March 31, 2021	12.6	22.0	14.1	15.1	16.1

The difference between the opening and closing balances of the Company’s contract assets and deferred revenues primarily results from the timing difference between the Company’s performance obligation and the customer’s payment. The amounts of revenue recognized during the three months ended March 31, 2021 and 2020 from the opening deferred revenue balance was $0.9 million and $2.5 million, respectively. During the three months ended March 31, 2021 and 2020, no impairment loss related to contract balances was recognized in the condensed consolidated statements of operations.

CYXTERA TECHNOLOGIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 5. Revenue (continued)

In addition to the contract liability amounts shown above, deferred revenue on the condensed consolidated balance sheets includes $44.8 million and $44.6 million of advanced billings as of March 31, 2021 and December 31, 2020, respectively.

Contract costs

The ending balance of net capitalized contract costs as of March 31, 2021 and December 31, 2020 was $36.1 million and $40.6 million, respectively, $22 million and $23.8 million of which were included in prepaid and other current assets in the condensed consolidated balance sheets as of March 31, 2021 and December 31, 2020, respectively, and $14.1 million and $16.8 million of which were included in other assets in the condensed consolidated balance sheets as of March 31, 2021 and December 31, 2020, respectively. For the three months ended March 31, 2021 and 2020, $7.5 million and $9 million, respectively, of contract costs were amortized, $4.6 million and $6.5 million of which were included in cost of revenues, excluding depreciation and amortization in the condensed consolidated statements of operations for the three months ended March 31, 2021 and 2020, respectively, and $2.9 million and $2.5 million of which were included in selling, general and administrative expenses in the condensed consolidated statements of operations for the three months ended March 31, 2021 and 2020.

Remaining performance obligations

Under colocation contracts, Cyxtera’s performance obligations are to provide customers with space and power through fixed duration agreements, which are typically over three years. Under these arrangements, the Company bills customers on a monthly basis. Under interconnection agreements, Cyxtera’s performance obligations are to provide customers the ability to establish connections to their network service providers and business partners. Interconnection services are typically offered on month-to-month contract terms and generate recurring revenue.

Cyxtera’s remaining performance obligations under its colocation agreements represent contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that will be invoiced and recognized in future periods. The remaining performance obligations do not include estimates of variable consideration related to unsatisfied performance obligations, such as the usage of metered power, or any contracts that could be terminated without significant penalties such as the majority of interconnection revenues. The aggregate amount allocated to performance obligations that were unsatisfied or partially unsatisfied as of March 31, 2021 was $865.4 million, of which 50%, 27%, and 23% is expected to be recognized over the next year, the next one to two years, and thereafter, respectively. The aggregate amount allocated to performance obligations that were unsatisfied or partially unsatisfied as of December 31, 2020 was $869.3 million, of which 49%, 27%, and 24% is expected to be recognized over the next year, the next one to two years, and thereafter, respectively.

While initial contract terms vary in length, substantially all contracts automatically renew in one-year increments. Included in the remaining performance obligations is either 1) remaining performance obligations under the initial contract terms or 2) remaining performance obligations related to contracts in the renewal period once the initial terms have lapsed.

CYXTERA TECHNOLOGIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 6. Balance Sheet components

Allowance for doubtful accounts

The activity in the allowance for doubtful accounts for the three months ended March 31, 2021 and the year ended December 31, 2020 was as follows (in millions):

	March 31, 2021	December 31, 2020
Beginning balance	$1.4	$13.5
Provision for doubtful accounts	—	—
Write-offs	—	(6.5)
Reversal of allowance for doubtful accounts	(0.2)	(5.5)
Foreign currency translation	—	(0.1)

Ending balance	$1.2	$1.4

Factored Receivables

On February 9, 2021, Cyxtera entered into a Master Receivables Purchase Agreement with Nomura Corporate Funding America, LLC (the “Factor”) to factor up to $37.5 million in open trade receivables at any point during the term of the commitment, which extends for a period of twelve months. Pursuant to the terms of the arrangement, the Company, from time to time shall sell to the Factor certain of its accounts receivable balances on a non-recourse basis for credit approved accounts. The agreement allows for up to 85% of the face amount of an invoice to be factored. The unused balance fee is 2% under the arrangement. During the three months ended March 31, 2021, the Company factored $39.1 million of receivables and collected $38.7 million, net of fees of $0.4 million. Cash collected under this arrangement is reflected within the change in accounts receivable in the condensed consolidated statement of cash flows.

Prepaid and other current assets

Prepaid and other current assets consist of the following as of March 31, 2021 and December 31, 2020 (in millions):

	March 31, 2021	December 31, 2020
Contract asset, current	$22.0	$23.8
Prepaid expenses	15.8	14.6
Value added tax (“VAT”) receivable	—	0.9
Other current assets	1.1	2.6

Total prepaid and other current assets	$38.9	$41.9

Note 7. Goodwill and intangible assets

Goodwill was $763 million and $762.2 million as of March 31, 2021 and December 31, 2020, respectively. The change in goodwill during the three months ended March 31, 2021 was due to foreign currency translation. The Company has not recorded any goodwill impairment related to the Colocation business since inception.

In addition, the Company has indefinite-lived intangible assets of $0.5 million as of March 31, 2021 and December 31, 2020.

CYXTERA TECHNOLOGIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 7. Goodwill and intangible assets (continued)

Summarized below are the carrying values for the major classes of amortizing intangible assets as of March 31, 2021 and December 31, 2020 (in millions):

	March 31, 2021			December 31, 2020
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer relationships	$768.0	$(236.2)	$531.8	$768.0	$(221.1)	$546.9
Favorable leasehold interests	59.3	(21.9)	37.4	59.3	(20.4)	38.9
Developed technology	0.3	(0.3)	—	0.3	(0.3)	—

Total intangibles	$827.6	$(258.4)	$569.2	$827.6	$(241.8)	$585.8

The main changes in the carrying amount of each major class of amortizing intangible assets during the three months ended March 31, 2021 and 2020 was amortization and, to a lesser extent, the impact of foreign currency translation.

Amortization expense on intangible assets, excluding the impact of unfavorable leasehold interest amortization, amounted to $16.8 million and $16.4 million, respectively, for the three months ended March 31, 2021 and 2020. Amortization expense for all intangible assets, except favorable leasehold interests, was recorded within depreciation and amortization expense in the condensed consolidated statements of operations. As of March 31, 2021 and December 31, 2020, the Company had $17.9 million and $18.5 million, respectively, of unfavorable leasehold interests included within other liabilities in the accompanying condensed consolidated balance sheets. Favorable leasehold amortization of $1.7 million and $1.4 million, and unfavorable leasehold amortization of $0.6 million and $0.6 million, respectively, was recorded within cost of revenues, excluding depreciation and amortization in the condensed consolidated statements of operations for the three months ended March 31, 2021 and 2020.

The Company estimates annual amortization expense for existing intangible assets subject to amortization is as follows (in millions):

For the years ending December 31:
Remaining 2021	$49.4
2022	65.8
2023	65.8
2024	65.8
2025	65.0
Thereafter	257.4

Total amortization expense	$569.2

Impairment tests

The Company performs annual impairment tests of goodwill on October 1st of each year or whenever an indicator of impairment exists. No impairment charges were recorded during the three months ended March 31, 2021 and 2020.

Note 8. Fair value measurements

The fair value of cash, accounts receivable, accounts payable, accrued expenses, deferred revenue, and other current liabilities approximate their carrying value because of the short-term nature of these instruments.

CYXTERA TECHNOLOGIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 8. Fair value measurements (continued)

The carrying values and fair values of other financial instruments are as follows as of March 31, 2021 and December 31, 2020 (in millions):

	March 31, 2021		December 31, 2020
	Carrying value	Fair value	Carrying value	Fair value
2017 First Lien Term Facility	$784.5	$753.1	$786.6	$730.6
2019 First Lien Term Facility	98.3	94.6	98.5	93.0
2017 Second Lien Term Facility	310.0	306.9	310.0	241.8
Revolving Facility	142.6	142.6	142.6	142.6

The fair value of our 2017 First Lien Term Facility, our 2019 First Lien Term Facility, and our 2017 Second Lien Term Facility (as defined in Note 10) as of March 31, 2021 and December 31, 2020 were based on the quoted market price for these instruments in an inactive market, which is considered Level 2 of the fair value hierarchy. The carrying value of the Revolving Facility approximates estimated fair value as of March 31, 2021 and December 31, 2020 due to the variability of interest rates. Debt issuance costs of $15.9 million and $17.1 million, respectively as of March 31, 2021 and December 31, 2020 are not included in the carrying value of these instruments as shown above.

Note 9. Leases

Capital lease obligations and sale-leaseback financings

The Company leases certain facilities and equipment under capital lease arrangements that expire at various dates ranging from 2022 to 2054. The Company also enters sale-leaseback financings, primarily relating to equipment. Amortization of assets under capital leases is included in depreciation and amortization expense in the Company’s condensed consolidated statements of operations. Payments on capital leases and sale-leaseback financings are included in repayments of capital leases and sale-leaseback financings in the Company’s condensed consolidated statements of cash flows.

The weighted-average interest rate on the Company’s sale-leaseback financings is 8.39% as of March 31, 2021. The lease terms of the Company’s sale-leaseback financings range from 24 to 36 months. The Company did not have additions to assets and liabilities recorded as sale-lease financings during the three months ended March 31, 2021 and 2020.

CYXTERA TECHNOLOGIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 9. Leases (continued)

The future minimum lease payments under capital lease arrangements and sale-leaseback financings as of March 31, 2021 are as follows (in millions):

For the years ending December 31:
Remaining 2021	110.0
2022	132.4
2023	123.8
2024	114.0
2025	116.6
Thereafter	2,304.4

Total minimum lease payments	2,901.2
Less: amount representing interest	(1,924.9)

Present value of net minimum lease payments	976.3
Less: current portion	(49.0)

Capital leases, net of current portion	$927.3

Interest expense recorded in connection with capital leases and sale-leaseback financings totaled $25.6 million and $24.1 million, respectively for the three months ended March 31, 2021 and 2020 and is included within interest expense, net in the accompanying condensed consolidated statements of operations.

Operating leases

The Company leases the majority of its data centers and certain equipment under noncancelable operating lease agreements. The Company’s operating leases for data centers expire at various dates from 2021 to 2045 with renewal options available to the Company. The lease agreements typically provide for base rental rates that increase at defined intervals during the term of the lease. In addition, the Company has negotiated rent expense abatement periods for certain leases to better match the phased build out of its data centers. The Company accounts for such abatements and increasing base rentals using the straight-line method over the term of the lease. The difference between the straight-line expense and the cash payment is recorded as deferred rent within other liabilities in the condensed consolidated balance sheets.

Occasionally, the Company enters into contracts with customers for data center, office and storage spaces that contain lease components. The Company’s leases with customers are generally classified as operating leases and lease payments are recognized on a straight-line basis over the lease term.

The future minimum lease receipts and payments under operating leases as of March 31, 2021 are as follows (in millions):

For the years ending December 31:	Lease receipts	Lease commitments (1)
Remaining 2021	$7.8	$45.1
2022	12.1	59.9
2023	12.2	58.6
2024	12.2	56.4
2025	12.3	48.8
Thereafter	22.3	310.2

Total minimum lease receipts / payments	$78.9	$579.0

CYXTERA TECHNOLOGIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 9. Leases (continued)

(1)	Minimum lease payments have not been reduced by minimum sublease rentals of $67.7 million due in the future under non-cancelable subleases.

Total rent expense, including the net impact from amortization of favorable and unfavorable leasehold interests, was approximately $28.8 million and $28.1 million, respectively, for the three months ended March 31, 2021 and 2020 and is included within cost of revenues, excluding depreciation and amortization in the condensed consolidated statements of operations.

Note 10. Long-term debt

Long-term debt consists of the following as of March 31, 2021 and December 31, 2020 (in millions):

	March 31, 2021	December 31, 2020
2017 First Lien Term Facility due May 2024	$784.5	$786.6
2019 First Lien Term Facility due May 2024	98.3	98.5
2017 Second Lien Term Facility due May 2025	310.0	310.0
Revolving Facility due May 2022	142.6	142.6
Less: unamortized debt issuance costs	(15.9)	(17.1)

	1,319.5	1,320.6
Less: current maturities of long-term debt	(9.1)	(9.1)

Long-term debt, net of current portion	$1,310.4	$1,311.5

Senior secured credit facilities

On May 1, 2017, a subsidiary of the Company (the “Borrower”) entered into credit agreements for up to $1,275.0 million of borrowings under first and second lien credit agreements (collectively, the “Senior Secured Credit Facilities”). The Senior Secured Credit Facilities consist of (a) a first lien credit agreement providing for (i) a $150.0 million first lien multi-currency revolving credit facility (the “Revolving Facility”) and (ii) an $815.0 million first lien term loan borrowing (the “First Lien Term Facility”), and (b) a second lien credit agreement providing for a $310.0 million second lien term loan credit borrowing (the “2017 Second Lien Term Facility”). On May 13, 2019, the Borrower borrowed an additional $100.0 million under the incremental first lien loan under the first lien credit agreement (the “2019 First Lien Term Facility”). The Senior Secured Credit Facilities, including the 2019 First Lien Term Facility, are secured by substantially all assets of Borrower and contain customary covenants, including reporting and financial covenants, some of which require the Borrower to maintain certain financial coverage and leverage ratios, as well as customary events of default, and are guaranteed by certain of the Borrower’s domestic subsidiaries. As of March 31, 2021, the Company believes the Borrower was in compliance with these covenants. The Revolving Facility, First Lien Term Facility, the 2019 First Lien Term Facility, and the 2017 Second Lien Term Facility have a five, seven, five and eight-year term respectively, and are set to expire on May 1, 2022, May 1, 2024, May 1, 2024, and May 1, 2025, respectively. On May 7, 2021, certain of the lenders under the Revolving Facility entered into an amendment with Cyxtera pursuant to which they agreed to extend the maturity date for certain commitments from May 1, 2022 to November 1, 2023. Refer to Note 17 for additional details.

The Borrower is required to make amortization payments on each of the First Lien Term Facility and the 2019 First Lien Term Facility at a rate of 1% of the original principal amount per annum, payable on a quarterly basis, with the remaining balance to be repaid in full at maturity. The First Lien Term Facility bears

CYXTERA TECHNOLOGIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 10. Long-term debt (continued)

interest at a rate based on LIBOR plus a margin of 3.00% or, at the Borrower’s option, the alternative base rate, which is defined as the higher of (a) the Federal Funds Rate plus 0.5%, (b) the JP Morgan prime rate or (c) one-month LIBOR plus 1%, in each case, plus a margin of 2%. The 2019 First Lien Term Facility bears interest at a rate based on LIBOR plus a margin that can vary from 3.00% to 4.00%. The 2017 Second Lien Term Facility bears interest at a rate based on LIBOR plus a margin that can vary from 6.25% to 7.25%. As of March 31, 2021, the rate for the First Lien Term Facility was 4.00%, the rate for the 2019 First Lien Term Facility was 5.00%, and the rate for the 2017 Second Lien Term Facility was 8.25%.

The Revolving Facility allows the Borrower to borrow, repay and reborrow over its stated term. The Revolving Facility provides a sublimit for the issuance of letters of credit of up to $30.0 million at any one time. Borrowings under the Revolving Facility bear interest at a rate based on LIBOR plus a margin that can vary from 2.5% to 3.0% or, at the Borrower’s option, the alternative base rate, which is defined as the higher of (a) the Federal Funds Rate plus 0.5%, (b) the JP Morgan prime rate or (c) one-month LIBOR plus 1%, in each case, plus a margin that can vary from 1.5% to 2%. As of March 31, 2021, the rate for the Revolving Facility was 3.12%. The Borrower is required to pay a letter of credit fee on the face amount of each letter of credit, which bears a 0.125% rate per annum. As of March 31, 2021, the Borrower did not have additional borrowing capacity under the Revolving Facility.

The aggregate maturities of our long-term debt, excluding the Revolving Facility, are as follows as of March 31, 2021 (in millions):

For the year ending December 31:	Principal Amount
Remaining 2021	$6.8
2022	9.1
2023	9.1
2024	857.8
2025	310.0

Total	1,192.8

Interest expense, net

Interest expense, net for the three months ended March 31, 2021 and 2020 consist of the following (in millions):

	Three Months Ended March 31,
	2021	2020
Interest expense on debt, net of capitalized interest	$16.2	$17.8
Interest expense on capital leases	25.6	24.1
Amortization of deferred financing costs and fees	1.4	1.4

Total	$43.2	$43.3

Note 11. Shareholder’s equity

The Company’s authorized share capital consists of 1,000 shares of capital stock, all of which are designated as common stock. As of December 31, 2020, the Company had 0.96 of a share of common stock issued and outstanding, which share is owned by SIS Holdings, LP (“SIS”), the holding company and parent of

CYXTERA TECHNOLOGIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 11. Shareholder’s equity (continued)

Cyxtera. On February 19, 2021, Cyxtera redeemed, cancelled and retired 0.08 of a share of its common stock, par value $0.01, held by SIS, in exchange for the payment of $97.9 million by the Company to SIS. Accordingly, as of March 31, 2021, the Company has 0.88 of a share of common stock issued and outstanding, which share is owned by SIS.

Note 12. Profit interest units of SIS Holdings LP

All awards under the SIS Holdings LP Class B Unit Plan (the “SIS Plan”) were issued in 2017, 2018 and 2019 (none in 2020 or 2021).

Equity-based compensation costs totaled $1.8 million and $2 million, respectively for the three months ended March 31, 2021 and 2020, of which $1.7 million and $1.8 million, respectively is included in selling, general and administrative expenses and $0.1 million and $0.2 million, respectively is included in cost of revenues, excluding depreciation and amortization, in the accompanying condensed consolidated statements of operations. No related income tax benefit was recognized as of March 31, 2021 and December 31, 2020.

As of March 31, 2021, total equity-based compensation costs related to 206,414 unvested Class B units not yet recognized totaled $6.6 million, which is expected to be recognized over a weighted-average period of 2 years.

Note 13. Income taxes

Income tax benefit was $12.9 million for the three months ended March 31, 2021 and $14.4 million for the three months ended March 31, 2020. The income tax benefit on the pre-tax loss for the three months ended March 31, 2020 was higher than the statutory federal income tax rate primarily as a result of state and foreign income taxes, including foreign withholding taxes as well as non-deductible equity compensation expense. The income tax benefit on the pre-tax loss for the three months ended March 31, 2021 was lower than the statutory federal income tax rate impacted primarily as a result of valuation allowances recorded on certain deferred tax assets in the U.S. and foreign jurisdictions as well as state and foreign income taxes and certain non-deductible equity compensation expense.

Note 14. Commitments and contingencies

Letters of credit

As of March 31, 2021 and December 31, 2020, the Company had $6.9 million and $7.4 million, respectively, in irrevocable stand-by letters of credit outstanding, which were issued primarily to guarantee data center lease obligations, and another subsidiary’s performance under a line of credit. As of March 31, 2021 and December 31, 2020, no amounts had been drawn on any of these irrevocable standby letters of credit.

Purchase obligations

As of March 31, 2021 and December 31, 2020, the Company had approximately $7.4 million and $8.2 million, respectively, of purchase commitments related to IT licenses, utilities and colocation operations. These amounts do not represent the Company’s entire anticipated purchases in the future but represent only those items for which the Company was contractually committed as of March 31, 2021 and December 31, 2020, respectively.

CYXTERA TECHNOLOGIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 14. Commitments and contingencies (continued)

Litigation

From time to time the Company is involved in certain legal proceedings and claims that arise in the ordinary course of business. It is the Company’s policy to accrue for amounts related to these legal matters if it is probable that a liability has been incurred and the amount is reasonably estimable. In the opinion of the management, based on consultations with counsel, the results of any of these matters individually and in the aggregate, are not expected to have a material effect on the Company’s results of operations, financial condition or cash flows.

Note 15. Segment reporting

Cyxtera’s chief operating decision maker is its Chief Executive Officer. The Company manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions – the Colocation segment.

The Company derives almost all Colocation revenue from sales to customers in the United States, based upon the service address of the customer. Revenue derived from customers outside the United States, based upon the service address of the customer, was not significant in any individual foreign country.

Note 16. Certain relationships and related party transactions

Relationships

The Company is party to the following agreements and key relationships:

•	Cyxtera Management Inc. transition services agreement

The Company, Cyxtera Cybersecurity, Inc. d/b/a Appgate (“Appgate”), and the Management Company entered into a transition services agreement (the “Transition Services Agreement”), pursuant to which the Management Company provides certain transition services to Appgate and Appgate provides certain transition services to Cyxtera. The Transition Services Agreement provided for a term that commenced on January 1, 2020 and substantially ended on December 31, 2020. Appgate is an affiliate of the Company and a direct subsidiary of SIS, and through December 31, 2019 was a direct subsidiary of the Company.

During the three months ended March 31, 2020, the Company charged $1.5 million to Appgate for services rendered under the Transition Services Agreement (net of service fees provided to Cyxtera and its subsidiaries by Appgate). Charges for the three months ended March 31, 2021 were inconsequential. Income from the Transition Services Agreement is included in other expenses, net in the condensed consolidated statement of operations for the three months ended March 31, 2021 and 2020.

•	Promissory Notes

On March 31, 2019, Appgate issued promissory notes to each of the Company and the Management Company (together, the “Promissory Notes”) evidencing certain funds borrowed by Appgate from each of the Company and the Management Company as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount).

CYXTERA TECHNOLOGIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 16. Certain relationships and related party transactions (continued)

During the three months ended March 31, 2020, the Company advanced $5.3 million under the Promissory Notes to Appgate and recorded provision for loan losses in the same amount. Accordingly, as of March 31, 2020, the Company had a receivable related to the Promissory Notes of $133.0 million with a full reserve of $133.0 million. The provision for loan losses is presented as impairment of notes receivable from affiliate in the condensed consolidated statement of operations for the three months ended March 31, 2020.

On February 8, 2021, the Company received $120.6 million from Appgate. Approximately $117.1 million and $1.1 million were designated as repayment of the full balance of the $154.3 million outstanding principal and accrued interest, respectively, on the Promissory Notes at that time. On the same date, the Company issued a payoff letter to Appgate extinguishing the remaining unpaid balance of the Promissory Notes. The remainder of the payment was designated as settlement of trade balances with Appgate and its subsidiaries and other amounts due to / from under the Transition Services Agreement described above. As a result, during the three months ended March 31, 2021, the Company wrote-off the ending balance in the allowance for loan losses on the Promissory Notes during the three months ended March 31, 2021.

The activity in the allowance for loan losses on the Promissory Notes during the three months ended March 31, 2021 and the year ended December 31, 2020 was as follows (in millions):

	March 31, 2021	December 31, 2020
Beginning balance	$30.0	$127.7
Provision for loan losses	—	19.4
Reversal of allowance	—	(117.1)

Net reversal of allowance for loan losses	—	(97.7)

Write offs	(30.0)	—

Ending balance	$—	$30.0

•	Service provider management consulting fee and structuring fee

In connection with the 2017 Acquisitions, certain equity owners of SIS (collectively, the “Service Providers”) entered into a Services Agreement (the “Services Agreement”), dated May 1, 2017, with SIS and all its subsidiaries and controlled affiliates as of such date (collectively the “Company Group”). Under the Services Agreement, the Service Providers agreed to provide certain management, consulting and advisory services to the business and affairs of the Company Group from time to time. Pursuant to the Services Agreement, the Company Group also agreed to pay the Service Providers an annual service fee in the aggregate amount of $1.0 million in equal quarterly installments (the “Service Provider Fee”).

Fees owed under the Services Agreement related to a structuring fee, Service Provider Fee and other related expenses total $22.7 million as of December 31, 2020 and were included within due to affiliates in the condensed consolidated balance sheets. Such fees were primarily incurred prior to 2020. All outstanding fees under the Services Agreement as of December 31, 2020 were repaid in February 2021.

•	Sponsor’s investment in the First Lien Term Facility and the 2017 Second Lien Term Facility

CYXTERA TECHNOLOGIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 16. Certain relationships and related party transactions (continued)

Some of the controlled affiliates of BC Partners, the largest equity owner of SIS, hold investments in the Company’s First Lien Term Facility and 2017 Second Lien Term Facility. The total investment represents less than 5% of the Company’s total outstanding debt.

•	Relationships with certain members of the Company’s board of directors

The Company owes $0.6 million and $0.5 million in board fees, which is included within accrued expenses in the condensed consolidated balance sheets as of March 31, 2021 and December 31, 2020, respectively.

The chairman of the Board of Directors is one of the founders and the chairman of Emerge Americas, LLC, which operates the premier technology conference in Miami, Florida. As of March 31, 2021, the Company did not owe any significant amounts to Emerge Americas, LLC.

Since 2019, one of the directors of the Company is also a member of the board of directors of Pico Quantitative Trading, LLC (“Pico”). Pico offers a comprehensive range of network products to meet the full spectrum of electronic trading requirements. During the three months ended March 31, 2021 and 2020, the Company billed and collected from Pico $0.1 million and $0.2 million, respectively.

Two directors of the Company are also members of the board of directors of Presidio Holdings (“Presidio”), a provider of digital transformation solutions built on agile secure infrastructure deployed in a multi-cloud world with business analytics. During the three months ended March 31, 2020, the Company paid $0.1 million to Presidio for services (no amounts paid in 2021). As of December 31, 2020, the Company did not owe any significant amounts to Presidio. Presidio is also a customer and referral partner of the Company. Amounts billed to and collected from Presidio for the three months ended March 31, 2021 and 2020 were inconsequential.

Related party transactions and balances

The following table summarizes the Company’s transactions with related parties for each of the three months ended March 31, 2021 and 2020 (in millions):

	Three Months Ended March 31,
	2021	2020
Revenues(1)	$0.3	$0.2
Selling, general and administrative expenses(2)	—	0.1
Impairment of notes receivable and other amounts due from affiliate(3)	—	6.7
Other income, net(4)	—	1.6

(1)

Revenues for the three months ended March 31, 2021 and 2020 include amounts recognized from contracts with Appgate, Brainspace Corporation, and Presidio. Brainspace Corporation was an affiliate of the Company and an indirect subsidiary of SIS through January 20, 2021.

(2)	Selling, general and administrative expenses include amounts incurred under the Transition Services Agreement.
(3)	Includes impairment recognized in connection with amounts funded under the Promissory Notes and other amounts due from Appgate during the three months ended March 31, 2020.
(4)	Includes income recognized under the Transition Services Agreement for the three months ended March 31, 2021 and 2020.

CYXTERA TECHNOLOGIES, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 16. Certain relationships and related party transactions (continued)

As of March 31, 2021 and December 31, 2020, the Company had the following balances arising from transactions with related parties (in millions):

	March 31, 2021	December 31, 2020
Accounts receivable(1)	$0.2	$4.3
Due from affiliates(2)	—	117.1
Accounts payable(3)	—	0.4
Accrued expenses (4)	0.6	0.5
Due to affiliates(5)	—	22.7

(1)	Accounts receivable at March 31, 2021 and December 31, 2020 include amounts due from Appgate under the Transition Services Agreement, and trade receivables due from Appgate and Brainspace Corporation.

(2)	Due from affiliates at December 31, 2020 includes amounts due from Appgate under the Promissory Notes.
(3)	Accounts payable at March 31, 2021 and December 31, 2020 include amounts due to Appgate under the Transition Services Agreement, and trade payables due to Appgate.
(4)	Accrued expenses at March 31, 2021 and December 31, 2020 include board fees owed to the independent directors of the Company.
(5)	Due to affiliates at December 31, 2020 includes amounts owed under the Services Agreement.

Note 17. Subsequent events

The Company has evaluated subsequent events through June 13, 2021.

Amendment and extension of Revolving Facility

On May 7, 2021, certain of the lenders under the Revolving Facility entered into an amendment with Cyxtera pursuant to which they agreed to extend the maturity date for certain revolving commitments from May 1, 2022 to November 1, 2023. Under the terms of the amendment, $141.3 million of commitments under the existing Revolving Facility were exchanged for $120.1 million of commitments under a new revolving facility (the “2021 Revolving Facility”). The 2021 Revolving Facility has substantially the same terms as the Revolving Facility, except that the maturity date of the 2021 Revolving Facility is November 1, 2023. In connection with the amendment, the Company repaid $19.6 million of the outstanding balance under the Revolving Facility on May 10, 2021. Accordingly, as of May 10, 2021, the outstanding loan amounts due under the Revolving Facility and the 2021 Revolving Facility were $8.7 million and $114.3 million, respectively.

CYXTERA TECHNOLOGIES, INC.

Consolidated Financial Statements

As of December 31, 2020 and 2019 and for Each of the Years

Ended December 31, 2020, 2019 and 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Cyxtera Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Cyxtera Technologies, Inc. and subsidiaries (the “Company”) as of December 31, 2020, the related consolidated statements of operations, comprehensive loss, changes in shareholder’s equity, and cash flows, for the year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Miami, Florida

May 12, 2021

We have served as the Company’s auditor since 2020.

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors

Cyxtera Technologies, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Cyxtera Technologies, Inc. and subsidiaries (the Company) as of December 31, 2019, the related consolidated statements of operations, comprehensive loss, changes in shareholder’s equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We served as the Company’s auditor from 2020 to 2021.

Miami, Florida

March 9, 2021

CYXTERA TECHNOLOGIES, INC.

Consolidated Balance Sheets

As of December 31, 2020 and 2019

(in millions, except share information)

	2020	2019
Assets:
Current assets:
Cash	$120.7	$13.0
Accounts receivable, net of allowance of $1.4 and $13.5	33.5	65.2
Prepaid and other current assets	41.9	56.5
Due from affiliates (Note 20)	117.1	—

Total current assets	313.2	134.7

Property, plant and equipment, net	1,580.7	1,643.5
Goodwill	762.2	759.4
Intangible assets, net	586.3	651.2
Other assets	23.7	33.6

Total assets	$3,266.1	$3,222.4

Liabilities and shareholder’s equity:
Current liabilities:
Accounts payable	$48.9	$76.3
Accrued expenses	88.4	77.7
Due to affiliates (Note 20)	22.7	24.9
Current portion of long-term debt, capital leases and other financing obligations	65.0	54.1
Deferred revenue	60.2	57.8
Other current liabilities	6.8	4.3

Total current liabilities	292.0	295.1
Long-term debt, net of current portion	1,311.5	1,224.8
Capital leases and other financing obligations, net of current portion	933.1	891.7
Deferred income taxes	77.8	83.8
Other liabilities	93.9	64.8

Total liabilities	2,708.3	2,560.2

Commitments and contingencies (Note 18)

Shareholder’s equity:
Common shares, $0.01 par value; 1,000 shares authorized; 0.96 of a share issued and outstanding as of December 31, 2020 and 2019	—	—
Additional paid-in capital	1,504.6	1,494.9
Accumulated other comprehensive income	16.7	8.0
Accumulated deficit	(963.5)	(840.7)

Total shareholder’s equity	557.8	662.2

Total liabilities and shareholder’s equity	$3,266.1	$3,222.4

See accompanying notes to consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

Consolidated Statements of Operations

For the Years Ended December 31, 2020, 2019 and 2018

(in millions)

	2020	2019	2018
Revenues	$690.5	$678.6	$703.3

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	390.5	405.8	415.7
Selling, general and administrative expenses	115.5	146.5	131.3
Depreciation and amortization	231.8	219.8	229.5
(Recovery) impairment of notes receivable from affiliate (Notes 3, 20 and 21)	(97.7)	127.7	—
Loss on asset sales	—	6.1	—

Total operating costs and expenses	640.1	905.9	776.5

Income (loss) from continuing operations	50.4	(227.3)	(73.2)
Interest expense, net	(169.4)	(152.7)	(108.7)
Other expenses, net	(0.3)	(0.9)	(4.8)

Loss from continuing operations before income taxes	(119.3)	(380.9)	(186.7)
Income tax (expense) benefit	(3.5)	85.9	41.3

Net loss from continuing operations	(122.8)	(295.0)	(145.4)

Net loss from discontinued operations, net of tax	—	(219.2)	(46.4)

Net loss	$(122.8)	$(514.2)	$(191.8)

See accompanying notes to consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

Consolidated Statements of Comprehensive Loss

For the Years Ended December 31, 2020, 2019 and 2018

(in millions)

	2020	2019	2018
Net loss	$(122.8)	$(514.2)	$(191.8)

Other comprehensive income (loss):
Foreign currency translation adjustment	8.7	9.8	(17.9)

Other comprehensive income (loss)	8.7	9.8	(17.9)

Comprehensive loss	$(114.1)	$(504.4)	$(209.7)

See accompanying notes to consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

Consolidated Statements of Changes in Shareholder’s Equity

For the Years Ended December 31, 2020, 2019 and 2018

(in millions, except share information)

				Accumulated
			Additional	other		Total
	Common shares		paid-in	comprehensive	Accumulated	shareholder’s
	Share	Amount	capital	income (loss)	deficit	equity
Balance as of December 31, 2017	1	$0.01	$1,444.0	$16.1	$(134.7)	$1,325.4
Equity-based compensation	—	—	19.7	—	—	19.7
Capital contributions	—	—	10.6	—	—	10.6
Net loss	—	—	—	—	(191.8)	(191.8)
Other comprehensive loss	—	—	—	(17.9)	—	(17.9)

Balance as of December 31, 2018	1	0.01	1,474.3	(1.8)	(326.5)	1,146.0
Equity-based compensation	—	—	13.4	—	—	13.4
Capital contributions	—	—	100.0	—	—	100.0
Cybersecurity Spin-Off (Notes 1 and 3)	(0.04)	—	(92.8)	—	—	(92.8)
Net loss	—	—	—	—	(514.2)	(514.2)
Other comprehensive income	—	—	—	9.8	—	9.8

Balance as of December 31, 2019	0.96	$0.01	$1,494.9	$8.0	$(840.7)	$662.2

Equity-based compensation	—	—	8.2	—	—	8.2
Cybersecurity Spin-Off (Notes 1 and 3)	—	—	1.5	—	—	1.5
Net loss	—	—	—	—	(122.8)	(122.8)
Other comprehensive income	—	—	—	8.7	—	8.7

Balance as of December 31, 2020	0.96	$0.01	$1,504.6	$16.7	$(963.5)	$557.8

See accompanying notes to consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2020, 2019 and 2018

(in millions)

	2020	2019	2018
Net loss	$(122.8)	$(514.2)	$(191.8)

Net loss from discontinued operations, net of tax	—	219.2	46.4
Cash flows from operating activities:
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	231.8	219.8	229.5
Amortization of favorable/unfavorable leasehold interests, net	3.1	4.0	1.7
Amortization of debt issuance costs and fees, net	5.8	5.7	8.2
(Recovery) impairment of notes receivable from affiliate (Notes 3, 20 and 21)	(97.7)	127.7	—
Equity-based compensation	8.2	13.4	16.1
(Recoveries) bad debt expense, net	(5.5)	11.6	2.5
Loss on asset sales	—	6.1	—
Deferred income taxes	1.1	(88.1)	(39.9)
Non-cash interest expense, net	12.0	10.8	—
Changes in operating assets and liabilities, excluding impact of acquisitions and dispositions:
Accounts receivable	37.4	8.9	(27.7)
Prepaid and other current assets	15.0	(13.3)	(16.8)
Due from affiliates	0.8	—	(55.3)
Other assets	4.3	1.9	(5.3)
Accounts payable	(7.1)	(2.2)	(9.7)
Accrued expenses	10.2	(4.1)	43.9
Due to affiliates	(2.1)	(7.0)	—
Other liabilities	22.1	8.4	6.0

Net cash provided by continuing operating activities	116.6	8.6	7.8

Net cash (used in) provided by operating activities of discontinued operations	—	(41.0)	2.4

Net cash provided by (used in) operating activities	116.6	(32.4)	10.2

Cash flows from investing activities:
Purchases of property, plant and equipment	(83.2)	(99.8)	(76.1)
Proceeds from sale of assets	—	1.3	—
Amounts advanced to affiliate (Note 3)	(19.4)	(43.8)	—

Net cash used in continuing investing activities	(102.6)	(142.3)	(76.1)

Net cash used in investing activities of discontinued operations	—	—	(10.7)

Net cash used in investing activities	(102.6)	(142.3)	(86.8)

Cash flows from financing activities:
Proceeds from issuance of long-term debt and other financing obligations	91.7	215.0	105.0
Proceeds from capital contributions	—	100.0	—
Proceeds from sale-leaseback financing	46.0	—	15.0
Repayment of long-term debt	(10.3)	(161.6)	(73.8)
Repayment of capital leases and other financing obligations	(36.4)	(40.0)	(39.4)

Net cash provided by continuing financing activities	91.0	113.4	6.8

Net cash provided by financing activities of discontinuing operations	—	43.8	—

Net cash provided by financing activities	91.0	157.2	6.8

Effect of foreign currency exchange rates on cash	2.7	0.4	(0.5)

Net increase (decrease) in cash	107.7	(17.1)	(70.3)
Cash at beginning of period	13.0	34.2	104.5

Cash at end of period	120.7	17.1	34.2

Less: Cash of discontinued operations	—	4.1	5.0

Cash of continuing operations at end of period	$120.7	$13.0	$29.2

CYXTERA TECHNOLOGIES, INC.

Consolidated Statements of Cash Flows  (continued)

For the Years Ended December 31, 2020, 2019 and 2018

(in millions)

	2020	2019	2018
Supplemental cash flow information:
Cash (refunds) paid for income taxes, net	$3.6	$(0.8)	$4.9

Cash paid for interest	$157.4	$143.5	$109.7

Non-cash purchases of property, plant and equipment	$55.3	$695.1	$27.0

See accompanying notes to consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of business

Cyxtera Technologies, Inc. (“Cyxtera,” or the “Company”), was incorporated in Delaware on February 22, 2017 for the purpose of holding, managing and operating several businesses which affiliates of SIS Holdings, LP (“SIS” or “Partnership”), the holding company and parent of Cyxtera, had contracted to acquire. Specifically, on November 3, 2016, several specially formed subsidiaries of SIS (the “Acquisition Vehicles”) entered into separate agreements pursuant to which they agreed to acquire all of the outstanding capital stock of each of (i) Savvis, Inc., the holding company for the data center and colocation business of Lumen Technologies, Inc., formerly known as CenturyLink, Inc. (“CTL”) (the “Colocation Acquisition”), (ii) Brainspace Corporation (the “Brainspace Acquisition”), (iii) Catbird Networks, Inc. (the “Catbird Acquisition”), (iv) Cryptzone Worldwide, Inc. (the “Cryptzone Acquisition”), and (v) Easy Solutions Enterprises Corp. (the “Easy Solutions Acquisition”). The Brainspace Acquisition, Catbird Acquisition, Cryptzone Acquisition and Easy Solutions Acquisition are referred to herein collectively as the “Cybersecurity Acquisitions” and, together with the Colocation Acquisition, as the “2017 Acquisitions”. Prior to the completion of the 2017 Acquisitions, SIS formed Cyxtera and contributed to it 100% of the outstanding equity interests in each of the various Acquisition Vehicles. The 2017 Acquisitions were completed on May 1, 2017 (the “Inception of Operations” or “Effective Date”), at which time Cyxtera commenced formal operations. On June 8, 2018, the Company completed the acquisition of Immunity, Inc. (the “Immunity Acquisition”), a global leader in offense-oriented cyber security techniques and technologies, to add to its cybersecurity business. The Cybersecurity Acquisitions and the Immunity Acquisitions constituted the Company’s former Cybersecurity business. Until December 31, 2019, the Company was managed under two reportable segments: the Colocation segment and the Cybersecurity segment.

Cyxtera has a global footprint of 61 data center properties, of which 49 are located in North America, 8 are located in Europe, and 4 are located in Asia. The Company’s operations are located in diversified major markets where corporate data center and technology tenants are concentrated, including Boston, Chicago, Dallas, Phoenix, Northern and Southern California, New York, Virginia, Denver, Seattle, and Toronto in North America, London, Frankfurt, and Amsterdam in Europe, and Singapore and Tokyo in Asia.

On December 31, 2019, the boards of directors of SIS Holdings GP LLC (the sole general partner of SIS) and Cyxtera approved several transactions to reorganize the cybersecurity business of the Partnership. In connection with the transactions, Cyxtera redeemed, cancelled and retired 0.04 of a share of its common stock, par value $0.01, held by SIS, representing the relative fair value of all of the outstanding equity interests of the cybersecurity business in exchange for the transfer by Cyxtera to SIS of all of the issued and outstanding equity interests of Cyxtera Cybersecurity Inc. d/b/a Appgate (“Appgate”), the holding company for the cybersecurity business (the “Cybersecurity Spin-Off”). The Cybersecurity Spin-Off was accounted for as a common control transaction. The Cybersecurity Spin-Off was a disposal through a distribution, which occurred on December 31, 2019. Accordingly, the Cybersecurity Spin-Off met the criteria for discontinued operations based on the guidance in ASC Topic 205-20, Presentation of Financial Statements-Discontinued Operations – see Note 3. The Cybersecurity Spin-Off resulted in the full disposal of the Cybersecurity segment. Accordingly, effective immediately following the consummation of the Cybersecurity Spin-Off, the Company manages its operations as a single operating segment – the Colocation segment.

All references to “$” or “dollars” are to the currency of the United States (“U.S.”) unless otherwise indicated.

Note 2. Summary of significant accounting policies

a) Basis of presentation and use of estimates

The accompanying consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles (“GAAP”), which require management to make estimates and assumptions that

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Summary of significant accounting policies (continued)

affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates and assumptions. On an ongoing basis, the Company evaluates its estimates, including, but not limited to, those related to the allowance for doubtful accounts, fair values of financial instruments, intangible assets and goodwill, useful lives of intangible assets and property, plant and equipment, assets acquired, and liabilities assumed from acquisitions, asset retirement obligations and income taxes.

b) Risks and uncertainties due to COVID-19 pandemic

In December 2019, a novel strain of coronavirus, referred to as COVID-19, emerged. In February 2020, the World Health Organization (“WHO”) raised the COVID-19 threat from high to very high, and in March 2020, the WHO characterized COVID-19 as a global pandemic.

While the COVID-19 pandemic did not have a material impact on the Company’s financial statements during the year ended December 31, 2020, management took measures during such period to minimize the risks from the pandemic. Those measures were aimed at safeguarding the Company, its employees, customers, and the communities in which Cyxtera operates.

The full impact that COVID-19 will have on the Company’s consolidated financial statements remains uncertain and ultimately will depend on many factors, including the duration and potential cyclicity of the health crisis, further public policy actions to be taken in response, as well as the continued impact of the pandemic on the global economy and the Company’s customers and vendors. The Company will continue to evaluate the nature and extent of these potential impacts to its business and consolidated financial statements.

c) Principles of consolidation and foreign currency translation

The consolidated financial statements include Cyxtera accounts and the accounts of entities in which Cyxtera has a controlling financial interest, the usual condition of which is ownership of a majority voting interest. All material intercompany balances and transactions have been eliminated in consolidation.

The functional currency of each of the Company’s operating subsidiaries is generally the currency of the economic environment in which the subsidiary primarily does business. The Company’s foreign subsidiaries’ financial statements are translated into dollars using the foreign exchange rates applicable to the dates of the financial statements. Assets and liabilities are translated using the end-of-period foreign exchange spot rates. Income and expenses are translated at the average foreign exchange rates for each period. Equity accounts are translated at historical foreign exchange rates. The effects of these translation adjustments are reported as a component of accumulated other comprehensive income (loss) (“AOCI”) in the consolidated statements of shareholder’s equity.

For any transaction that is denominated in a currency different from the transacting entity’s functional currency, the Company records a gain or loss based on the difference between the foreign exchange rate at the transaction date and the foreign exchange rate at the transaction settlement date (or rate at period end, if unsettled) which is included within selling, general and administrative expenses in the consolidated statements of operations.

d) Financial instruments and concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of accounts receivable. The Company operates primarily in the U.S.; realization of its customer accounts receivable

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Summary of significant accounting policies (continued)

and its future operations and cash flows could be affected by adverse economic conditions in the U.S. During the years ended December 31, 2020, 2019 and 2018, CTL, the Company’s largest customer, accounted for approximately 14%, 15% and 15%, respectively, of the Company’s consolidated revenue. Revenues from CTL are recognized pursuant to a Master Services Agreement (the “MSA”), dated May 1, 2017, between the Company and CTL. The MSA originally had an initial term of three years, subject to renewal, and contained provisions related to rental of space for an initial term of ten years, subject to renewal – see Note 11 – Leases, for the related disclosure on minimum lease receipts. On July 10, 2020, the Company entered into a new master agreement with CTL (the “Master Agreement”). The Master Agreement replaced the MSA with retroactive effect to May 1, 2020 and provides for services with staggered terms through April 30, 2025. Provisions related to the rental of space were included on substantially the same terms as provided under the MSA. In connection with the execution and delivery of the Master Agreement, the Company also settled various other amounts due from and due to CTL, which resulted in a net gain of approximately $11 million. This net gain will be recognized over the 5-year term of the Master Agreement. During the years ended December 31, 2020, 2019 and 2018, no other customer accounted for over 5% of the Company’s consolidated revenues.

e) Property, plant and equipment

Property, plant and equipment is recorded at the Company’s original cost or fair value for property, plant and equipment acquired through acquisition, net of accumulated depreciation and amortization. In general, depreciation is computed using the straight-line method over the estimated useful life of the asset being depreciated. Leasehold improvements are amortized over the shorter of the useful life of the asset or the length of the expected lease term. When property, plant and equipment is sold or otherwise disposed of, the costs and accumulated depreciation are generally removed from the accounts and any gain or loss is recognized in income.

The estimated useful lives used in computing depreciation and amortization are as follows:

Estimated useful
Asset class	lives (years)
Buildings	10-40
Leasehold improvements	3-40
Personal property	2-15

The Company’s construction in progress is stated at original cost. Construction in progress consists of costs incurred under construction contracts, including services related to project management, engineering and schematic design, design development and construction and other construction-related fees and services. The Company has contracted out substantially all of its current construction and expansion projects to independent contractors. In addition, the Company generally capitalizes interest costs during the construction phase. During the years ended December 31, 2020, 2019 and 2018, the Company capitalized interest of $3.6 million, $5.0 million and $4.4 million, respectively. At the time a construction or expansion project becomes operational, these capitalized costs are allocated to certain property, plant and equipment assets and are depreciated over the estimated useful lives of the underlying assets.

Major improvements are capitalized, while maintenance and repairs are expensed when incurred.

f) Long-lived assets

Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Summary of significant accounting policies (continued)

asset may not be recoverable. Some of the events and circumstances that would trigger an impairment review include, but are not limited to, a significant decrease in market price of a long-lived asset, a significant adverse change in legal factors or business climate that could affect the value of a long-lived asset, or a continuous deterioration of the Company’s financial condition. Recoverability of assets to be held and used is assessed by comparing the carrying amount of an asset to estimated undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized based on the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not record any impairment charges on long-lived assets during the years ended December 31, 2020, 2019 and 2018.

g) Asset retirement obligations

The Company has asset retirement obligations (each an “ARO”) primarily associated with its obligation to retire long-lived assets from leased properties under long-term arrangements and, to a lesser extent, the removal and disposal of fuel tanks from both leased and owned properties. AROs are initially measured at fair value and recognized at the time the obligation is incurred. Upon initial recognition, a liability for the retirement obligation is recorded. The associated cost is capitalized as part of the cost basis of the related long-lived asset and depreciated over the useful life of that asset. In connection with the Colocation Acquisition, the Company acquired several leases that require remediation of the leased premises and/or removal of all of the Company’s owned property and equipment from the leased premises at the expiration of the lease term. The Company’s ARO liability associated with these activities is recorded within other liabilities and was $6.5 million and $6 million as of December 31, 2020 and 2019, respectively, and the related cost is capitalized within property, plant and equipment on the consolidated balance sheets.

h) Goodwill

Goodwill is calculated as the excess of the purchase price over the fair value of assets acquired and liabilities assumed in connection with a business combination. Goodwill will not be amortized, but rather tested for impairment at least annually or more often if an event occurs or circumstances change which indicate impairment might exist. Goodwill is evaluated at the reporting unit level. The Company has identified a single reporting unit.

The Company conducts goodwill impairment testing as of October 1st of each year or whenever an indicator of impairment exists. The Company has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If, after assessing the qualitative factors, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company will not be required to perform a quantitative test. However, if the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then it is required to perform a quantitative impairment test. The quantitative test compares the fair value of a reporting unit with its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

i) Debt issuance costs and fees

Debt issuance costs and fees are capitalized and amortized over the term of the related loans based on the effective interest method. Such amortization is a component of interest expenses, net on the consolidated

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Summary of significant accounting policies (continued)

statements of operations. Debt issuance costs related to outstanding debt are presented as a reduction of the carrying amount of the debt liability and debt issuance fees related to the Revolving Facility (as defined in Note 12 – Long-term debt) are presented within other assets on the Company’s consolidated balance sheets.

j) Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market, or if none exists, the most advantageous market, for the specific asset or liability at the measurement date (the exit price). The fair value is based on assumptions that market participants would use when pricing the asset or liability. The fair values are assigned a level within the fair value hierarchy, depending on the source of the inputs to the calculation, as follows:

Input level	Description of input
Level 1	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly.
Level 3	Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

k) Revenue

Revenue recognition

Cyxtera derives the majority of its revenues from recurring revenue streams, consisting primarily of colocation service fees. The Company derives revenue from colocation service fees, which include fees for the licensing of space, power and interconnection services. Almost all of the Company’s revenue is derived from sales to customers in the United States, based upon the service address of the customer. Revenue derived from customers outside the United States, based upon the service address of the customer, was not significant in any individual foreign country. The remainder of the Company’s revenues are derived from non-recurring charges, such as installation fees and professional services, including remote support to troubleshoot technical issues and turnkey structured cabling solutions. The Company’s revenue contracts are accounted for in accordance with ASC Topic 606, Revenue from Contracts with Customers (”ASC Topic 606”), with the exception of certain contracts that contain lease components and are accounted for in accordance with ASC Topic 840, Leases.

Through December 31, 2019, revenues derived by the former Cybersecurity segment were included as part of the net loss from discontinued operations, net of tax in the Company’s consolidated statements of operations – refer to Note 3.

Under the revenue accounting guidance, revenues are recognized when control of these products and services is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for the products and services. Revenues from recurring revenue streams are generally invoiced monthly in advance and recognized ratably over the term of the contract, which is generally three years. Non-recurring installation fees, although generally invoiced in a lump sum upon installation, are deferred and recognized ratably over the contract term. Professional service fees and equipment sales are also generally invoiced in a lump sum upon service delivery and are recognized in the period when the services are provided or

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Summary of significant accounting policies (continued)

the equipment is delivered. For contracts with customers that contain multiple performance obligations, the Company accounts for individual performance obligations separately if they are distinct or as a series of distinct obligations if the individual performance obligations meet the series criteria. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. The transaction price is allocated to the separate performance obligation on a relative standalone selling price basis. The standalone selling price is determined based on overall pricing objectives, taking into consideration market conditions, geographic locations and other factors. Other judgments include determining if any variable consideration should be included in the total contract value of the arrangement such as price increases.

Revenue is generally recognized on a gross basis in accordance with the accounting standard related to reporting revenue on a gross basis as a principal versus on a net basis as an agent, as the Company is primarily responsible for fulfilling the contract, bears inventory risk and has discretion in establishing the price when selling to the customer. To the extent the Company does not meet the criteria for recognizing revenue on a gross basis, the Company records the revenue on a net basis.

The Company’s contracts with colocation customers generally require the Company to deliver specified levels of service or performance. If the Company fails to meet these service levels, customers may be eligible to receive credits on their contractual billings. These credits are estimated and included as part of the transaction price. In addition, the Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required contractual payments for which the Company had expected to collect. Historically, these credits have not been significant.

Occasionally, the Company enters into contracts with customers for data center, office and storage spaces, which contain lease components. The Company’s leases with customers are generally classified as operating leases and lease payments are recognized on a straight-line basis over the lease term. Lease revenues are included within revenues in the Company’s consolidated statements of operations.

Taxes collected from customers and remitted to governmental authorities are reported on a net basis and are excluded from revenue.

Contract balances

The timing of revenue recognition, billings and cash collections result in accounts receivables, contract assets and deferred revenues. A receivable is recorded at the invoice amount, net of an allowance for doubtful accounts and is recognized in the period in which the Company has transferred products or provided services to its customers and when its right to consideration is unconditional. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 45 days. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined that the Company’s contracts generally do not include a significant financing component. The Company assesses collectability based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. The Company generally does not request collateral from its customers. The Company also maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments for which the Company had expected to collect the revenues. If the financial condition of the Company’s customers were to deteriorate or if they became insolvent, resulting in an impairment of their ability to make payments, greater allowances for doubtful accounts may be required.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Summary of significant accounting policies (continued)

Management specifically analyzes accounts receivable and current economic news and trends, historical bad debts, customer concentrations, customer credit-worthiness and changes in customer payment terms when evaluating revenue recognition and the adequacy of the Company’s reserves. Any amounts that were previously recognized as revenue and subsequently determined to be uncollectable are charged to bad debt expense, which is included in selling, general and administrative expenses in the consolidated statements of operations. Delinquent account balances are written off after management has determined that collection is not probable.

A contract asset exists when the Company has transferred products or provided services to its customers, but customer payment is contingent upon satisfaction of additional performance obligations. Certain contracts include terms related to price arrangements such as price increases and free months. The Company recognizes revenues ratably over the contract term, which could potentially give rise to contract assets during certain periods of the contract term. Contract assets are recorded in prepaid and other current assets and other assets in the consolidated balance sheets.

Deferred revenue (a contract liability) is recognized when the Company has an unconditional right to a payment before it transfers products or services to customers. Deferred revenue is included in other current liabilities and other liabilities in the consolidated balance sheets.

Contract costs

Direct and indirect incremental costs solely related to obtaining revenue generating contracts are capitalized as costs of obtaining a contract when they are incremental and if they are expected to be recovered. Such costs consist primarily of commission fees and sales bonuses, contract fulfillment costs, as well as indirect related payroll costs. Contract costs are amortized over the estimated period of benefit, which is estimated as 3 years, on a straight-line basis.

For further information on revenue recognition, see Note 5 – Revenue.

l) Income taxes

The Company files consolidated U.S. federal, state, local and foreign income tax returns where applicable.

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not to be realized in the future. A tax benefit from an uncertain income tax position may be recognized in the financial statements only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents.

On December 22, 2017, the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law. The Tax Act revised U.S. corporate income tax law by, among other things, reducing the U.S. federal corporate

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Summary of significant accounting policies (continued)

income tax rate to 21 percent imposed a minimum tax on foreign earnings related to intangible assets called global intangible low-taxed income (“GILTI”), a one-time transition tax on previously unremitted foreign earnings and modified the taxation of other income and expense items. With regards to the GILTI minimum tax, foreign earnings are reduced by the profit attributable to tangible assets and a deductible allowance of up to 50.0 percent, subject to annual limitations. For GILTI, the Company has elected to account for the impact of the minimum tax as a period cost when incurred. The effects of the Tax Act on the measurement of deferred tax assets and liabilities and other aspects of the income tax provision of the Company are described in greater detail in Note 17 – Income taxes.

m) Equity-based compensation

SIS has issued equity awards in the form of profit interest units (“PIUs”) to certain employees of Cyxtera and its affiliates. Compensation expense related to PIU awards is based on the fair value of the underlying units on the grant date. Fair value of PIUs is estimated using a Black-Scholes option pricing model (“OPM”), which requires assumptions as to expected volatility, dividends, term, and risk-free rates. These PIUs vest based on a service condition. For additional information regarding equity-based compensation, see Note 14 – Profit interest units of SIS Holdings LP.

n) Other comprehensive income (loss)

Other comprehensive income (loss) refers to revenues, expenses, gains and losses that are included in comprehensive income (loss) but are excluded from net loss as these amounts are recorded directly as an adjustment to shareholder’s equity. The Company’s other comprehensive income (loss) is comprised of unrealized gains and losses on foreign currency translation adjustments.

o) Advertising expenses

Costs related to advertising are expensed as incurred and included in selling, general and administrative expenses in the consolidated statements of operations. Advertising expense of $2.4 million, $10.0 million and $11.0 million was recorded during the years ended December 31, 2020, 2019 and 2018, respectively.

p) Recent accounting pronouncements

The Company is expected to qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (“JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, such that an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to avail itself of the extended transition periods and, as a result, the Company will not be required to adopt new or revised accounting standards on the adoption dates required for other public companies so long as the Company remains an emerging growth company.

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-04, Intangibles – Goodwill and Other (“Topic 250”) – Simplifying the Test for Goodwill Impairment. The update removes Step 2 of the goodwill impairment test and redefines the concept of impairment from a measure of loss when comparing the implied fair value of goodwill to its carrying amount, to a measure comparing the fair value of a reporting unit with its carrying amount. An entity still has the option to perform the

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Summary of significant accounting policies (continued)

qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. As amended by ASU 2019-10, the update is effective for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years, with early adoption permitted for any impairment tests performed after January 1, 2017. The Company early adopted this standard as of January 1, 2018. Adoption of the standard did not have an impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2020-04, Reference Rate Reform, which provides optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. The amendments are effective for all entities as of March 12, 2020 through December 31, 2022. The Company is evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740)-Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions and by clarifying and amending existing guidance applicable to accounting for income taxes. The amendment is effective for the Company commencing in 2022 with early adoption permitted, and the Company expects to adopt the new standard on the effective date or the date it no longer qualifies as an emerging growth company, whichever is earlier. The Company is evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which amends Accounting Standards Codification (“ASC”) 350-40 to address a customer’s accounting for implementation costs incurred in a cloud computing arrangement (“CCA”) that is a service contract. In discussing the topic of cloud computing accounting, ASU 2018-15 aligns the accounting for costs incurred to implement a CCA that is a service arrangement with the guidance on capitalizing costs associated with developing or obtaining internal-use software. Specifically, the ASU amends ASC 350 to include in its scope implementation costs of a CCA that is a service contract and clarifies that a customer should apply ASC 350-40 to determine which implementation costs should be capitalized in a CCA that is considered a service contract. This ASU is effective commencing in 2021. Early adoption is permitted. Entities are permitted to apply either a retrospective or prospective transition approach to adopt the guidance. When prospective transition is chosen, entities must apply the transition requirements to any eligible costs incurred after adoption. The Company is evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820)–Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which refreshes fair value disclosure requirements. The ASU eliminates disclosures that relied too heavily on subjective information that may have been misinterpreted and strengthens remaining disclosures to provide investors with increased transparency for the estimates and assumptions used in valuation. The FASB developed early adoption guidance that companies should consider for financial statements that have not been issued or made available for issuance. An entity can early adopt the portion of the ASU permitting the removal or modification of existing disclosures, and delay adoption of any new disclosures required under the ASU until their effective date in 2020. The

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 2. Summary of significant accounting policies (continued)

Company is evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments–Credit Losses (Topic 326)-Measurement of Credit Losses on Financial Instruments, which requires companies to measure and recognize lifetime expected credit losses for certain financial instruments, including trade accounts receivable. Expected credit losses are estimated using relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This amendment is effective commencing in 2023 with early adoption permitted, and the Company expects to adopt the new standard on the effective date or the date it no longer qualifies as an emerging growth company, whichever is earlier. Entities are permitted to use a modified retrospective approach. The Company is evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) and issued subsequent amendments to the initial guidance and implementation guidance with ASU 2017-13, ASU 2018-01, ASU 2018-10, ASU 2018-11, ASU 2018-20 and ASU 2020-05 (collectively referred as “Topic 842”). The new guidance requires lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by finance and operating leases with lease terms of more than 12 months, and also requires enhanced disclosures. The amendment requires the recognition and measurement of leases at the beginning of the earliest period presented using a modified retrospective approach and is effective commencing in 2022 with early adoption permitted, and the Company expects to adopt the new standard on the effective date or the date it no longer qualifies as an emerging growth company, whichever is earlier. The Company plans to elect various practical expedients and will not reassess whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases or initial direct costs for any existing leases. Additionally, the Company plans to elect practical expedients to not separate non-lease components from lease components. The Company expects to record a significant increase in assets and liabilities on the consolidated balance sheet at adoption due to the recording of right-of-use assets and corresponding lease liabilities related to its operating leases where the Company is a lessee. The Company does not expect the adoption of this guidance to have any impact on its cash flows and liquidity.

Note 3. Discontinued operations

As discussed in Note 1, in December 2019, Cyxtera spun-off the entirety of the Company’s former Cybersecurity business to SIS. The transaction was consummated to segregate the Colocation and the Cybersecurity businesses into individual reporting entities. The Company’s Colocation and Cybersecurity businesses each constituted a segment prior to the transaction.

Cyxtera Management Inc. master services agreement fee

In connection with the Colocation Acquisition and the Cybersecurity Acquisitions, SIS and all its subsidiaries and controlled affiliates (collectively the “Company Group”) entered into an Intercompany Master Services Agreement with Cyxtera Management, Inc., a direct wholly owned subsidiary of Cyxtera (the “Management Company”). Under the Intercompany Master Services Agreement, the Management Company agreed to provide certain services to the Company Group including financial, accounting, administrative and other services from time to time. For the years ended December 31, 2019 and 2018, 23% and 19%, respectively, of the fees under the Intercompany Master Services were allocated to the Cybersecurity business and the remaining 77% and 81%, respectively, to the other subsidiaries of SIS. Fees under the Intercompany Master

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 3. Discontinued operations (continued)

Services Agreement totaled $25.3 million and $16.3 million, respectively, for the years ended December 31, 2019 and 2018, including $1.3 million related to equity-based compensation costs during the year ended December 31, 2019 (none in 2018).

Cyxtera Management Inc. transition services agreement

Upon the consummation of the Cybersecurity Spin-Off, the Company, Appgate and the Management Company entered into a transition services agreement (the “Transition Services Agreement”), pursuant to which the Management Company provides certain transition services to Appgate and Appgate provides certain transition services to Cyxtera. The Transition Services Agreement provided for a term that commenced on January 1, 2020 and substantially ended on December 31, 2020. During the year ended December 31, 2020, the Company charged $3.9 million to Appgate for services rendered under the Transition Services Agreement (net of service fees provided to Cyxtera and its subsidiaries by Appgate). Income from the Transition Services Agreement is included in other expenses, net in the consolidated statement of operations for the year ended December 31, 2020.

Promissory Notes

On March 31, 2019, Appgate issued promissory notes to each of the Company and the Management Company (together, the “Promissory Notes”) evidencing certain funds borrowed by Appgate from each of the Company and the Management Company as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount). Interest accrued on the unpaid principal balance of the Promissory Notes at a rate per annum equal to 3%; provided, that with respect to any day during the period from the date of the Promissory Notes through December 31, 2019, interest was calculated assuming that the unpaid principal balance of the Promissory Notes on such day is the unpaid principal amount of the notes on the last calendar day of the quarter in which such day occurs. Interest was payable upon the maturity date of the notes. Each of the Promissory Notes had an initial maturity date of March 30, 2020 and was extended through March 30, 2021 by amendments entered into effective as of March 30, 2020.

As of December 31, 2019, the Company had a receivable related to the Promissory Notes of $127.7 million. As of December 31, 2019, the Company assessed collectability of this balance and reserved the entire amount of $127.7 million. The allowance is presented as impairment of notes receivable from affiliate in the consolidated statement of operations for the year ended December 31, 2019. During 2020, the Company advanced an additional $19.4 million and recorded provision for loan losses in the same amount. As discussed in Note 21, on February 8, 2021, the Company received a partial repayment on the then accumulated principal and interest under the Promissory Notes and issued a payoff letter to Appgate extinguishing the balance remaining unpaid following such repayment. Accordingly, for the year ended December 31, 2020, the Company recorded a reversal of previously established allowance of $117.1 million. The activity in the allowance for loan losses on the Promissory Notes during the year ended December 31, 2020 was as follows (in millions):

2020
Beginning balance	$127.7
Provision for loan losses	19.4
Reversal of allowance	(117.1)

Net reversal of allowance for loan losses	(97.7)

Ending balance	$30.0

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 3. Discontinued operations (continued)

The major items constituting pretax loss of discontinued operations for the years ended December 31, 2019 and 2018 is presented below (in millions):

	2019	2018
Revenues	$43.9	$35.8

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	18.9	16.8
Selling, general and administrative expenses	68.6	58.5
Depreciation and amortization	17.9	17.2
Loss on impairment of assets	170.0	—

Total operating costs and expenses	275.4	92.5

Loss from operations	(231.5)	(56.7)
Interest expense, net	(2.8)	0.2
Other operating expenses, net	(0.6)	(0.3)

Loss before income taxes	(234.9)	(56.8)
Income tax benefit	15.7	10.4

Loss from discontinued operations, net of tax	$(219.2)	$(46.4)

During the year ended December 31, 2019, the Company recorded a total goodwill impairment loss of $170 million included in loss on impairment of assets above related to goodwill that was recognized in connection with the Cybersecurity Acquisitions. The impairment charges were attributed to the differences between the sales performance of the business as compared to the sales assumptions contained in the models previously used to value the intangible assets recognized in the Cybersecurity Acquisitions. The softer long-term outlook resulted in a lower valuation for the segment. As a result of the 2019 impairment test, the goodwill balance recognized in connection with the Cybersecurity Acquisitions was impaired. There were no such impairments for the Cybersecurity segment during the year ended December 31, 2018.

The effective tax rate on discontinued operations for the years ended December 31, 2019 and 2018 was 6.7% and 18.3%, respectively. An income tax reconciliation between the U.S. statutory tax rate of 21% for each of the years ended December 31, 2019 and 2018 and the effective tax rate on discontinued operations is as follows:

	2019	2018
Income tax at U.S. federal statutory income tax rate	$49.3	$11.9
Goodwill impairment	(35.7)	—
State and local taxes, net of federal income tax benefit	4.0	0.4
Valuation allowance	(2.2)	1.4
Equity-based compensation	(1.3)	(1.2)
Earnings of foreign subsidiaries	(0.6)	(0.4)
Tax Act reform	0.7	(0.4)
Withholding taxes	(0.6)	(0.9)
NOL adjustment	—	0.2
Other	2.1	(0.6)

Total income tax benefit on discontinued operations	$15.7	$10.4

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 4. Earnings (loss) per common share

The Company does not have any instruments that would be dilutive to common shareholders.

Note 5. Revenue

Revenue from contracts with customers

Cyxtera transitioned to ASC Topic 606 on January 1, 2018 using the full retrospective transition method. Accordingly, all periods included in the accompanying consolidated financial statements reflect the application of ASC Topic 606. The Company’s transition to ASC Topic 606 represented a change in accounting principle.

ASC Topic 606 eliminates industry-specific guidance and provides a single revenue recognition model for recognizing revenue from contracts with customers. The core principle of ASC Topic 606 is that a reporting entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the reporting entity expects to be entitled for the exchange of those goods or services.

Disaggregation of revenue

The Company disaggregates revenue from contracts with customers into recurring revenue and non-recurring revenues. Cyxtera derives the majority of its revenues from recurring revenue streams, consisting primarily of colocation service fees. These fees are generally billed monthly and recognized ratably over the term of the contract. The Company’s non-recurring revenues are primarily comprised of installation services related to a customer’s initial deployment and professional services the Company performs. These services are considered to be non-recurring because they are billed typically once, upon completion of the installation or the professional services work performed. The majority of these non-recurring revenues are typically billed on the first invoice distributed to the customer in connection with their initial installation. However, revenues from installation services are deferred and recognized ratably over the period of the contract term as discussed in Note 2 in accordance with ASC Topic 606.

	2020	2019	2018
Recurring revenue	$657.4	$648.6	$691.8
Non-recurring revenues	33.1	30.0	11.5

Total	$690.5	$678.6	$703.3

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 5. Revenue (continued)

Contract balances

The following table summarizes the opening and closing balances of the Company’s receivables; contract asset, current; contract asset, non-current; deferred revenue, current; and deferred revenue, non-current (in millions):

	Receivables	Contract asset, current	Contract asset, non -current	Deferred revenue, current	Deferred revenue, non -current
Beginning balances as of January 1, 2018 (1)	$61.9	6.1	21.9	3.5	6.2
Closing balances as of December 31, 2018	86.8	23.4	26.6	12.3	7.6
Net increase during the year ended December 31, 2018	24.9	17.3	4.7	8.8	1.4
Closing balances as of December 31, 2019	65.2	32.5	23.8	14.6	9.6
Net (decrease) increase during the year ended December 31, 2019	(21.6)	9.1	(2.8)	2.3	2.0
Closing balances as of December 31, 2020	33.5	23.8	16.8	15.6	18.1
Net (decrease) increase during the year ended December 31, 2020	(31.7)	(8.7)	(7.0)	1.0	8.5

(1)	Represents adjusted balance upon retrospective adoption of ASC Topic 606 and recast for discontinued operations.

The difference between the opening and closing balances of the Company’s contract assets and deferred revenues primarily results from the timing difference between the Company’s performance obligation and the customer’s payment. The amounts of revenue recognized during the years ended December 31, 2020, 2019 and 2018 from the opening deferred revenue balance was $8.2 million, $10.0 million and $3.5 million, respectively. During the years ended December 31, 2020, 2019 and 2018, no impairment loss related to contract balances was recognized in the consolidated statements of operations.

In addition to the contract liability amounts shown above, deferred revenue on the consolidated balance sheets includes $44.6 million and $43.2 million of advanced billings as of December 31, 2020 and 2019, respectively.

Contract costs

The ending balance of net capitalized contract costs as of December 31, 2020 and 2019 was $40.6 million and $56.3 million, respectively, $23.8 million and $32.5 million of which were included in prepaid and other current assets in the consolidated balance sheets as of December 31, 2020 and 2019, respectively, and $16.8 million $23.8 million of which were included in other assets in the consolidated balance sheets as of December 31, 2020 and 2019, respectively. For the years ended December 31, 2020, 2019 and 2018, $35.1 million, $29.8 million and $17.3 million, respectively, of contract costs was amortized, $24.1 million, $21.2 million and $12.7 million of which were included in cost of revenues, excluding depreciation and amortization in the consolidated statements of operations for the years ended December 31, 2020, 2019 and 2018, respectively, and $11 million, $8.6 million and $4.3 million of which were included in selling, general and administrative expenses in the consolidated statements of operations for the years ended December 31, 2020, 2019 and 2018.

Remaining performance obligations

As of December 31, 2020, $33.7 million of total revenues and deferred installation revenues are expected to be recognized in future periods, the majority of which are expected to be recognized over the next 24

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 5. Revenue (continued)

months. While initial contract terms vary in length, substantially all contracts automatically renew in one-year increments. Included in the remaining performance obligations is either 1) remaining performance obligations under the initial contract terms or 2) remaining performance obligations related to contracts in the renewal period once the initial terms have lapsed. The remaining performance obligations do not include variable consideration related to unsatisfied performance obligations such as the usage of metered power or any contracts that could be terminated without any significant penalties such as the majority of interconnection revenues.

Note 6. Asset sales

Cyxtera Colocation Entity Limited (“Cyxtera HK”)

In December 2018, a subsidiary of the Company entered into an agreement to sell the data center operations of Cyxtera HK, an indirect wholly-owned subsidiary of the Company. The sale of Cyxtera HK was completed in May 2019 for a sales price of $0.5 million. In connection with the sale, the Company recognized a loss of $3.1 million, which is included in loss on asset sales in the consolidated statement of operations for the year ended December 31, 2019. Cyxtera’s third-party colocation business in Hong Kong was not subject to the sale.

Other assets

In April 2019, the Company completed the sale of certain equipment for a sales price of $0.8 million. In connection with the sale, the Company recognized a loss of $3.0 million, which is included in loss on asset sales in the consolidated statement of operations for the year ended December 31, 2019.

Note 7. Balance Sheet components

Allowance for doubtful accounts

During the year ended December 31, 2020, the Company recorded write-offs of $6.5 million and decreased its allowance by $5.5 million. The allowance for doubtful accounts was impacted to a lesser extent from foreign currency translation during the same period.

Prepaid and other current assets

Prepaid and other current assets consist of the following as of December 31, 2020 and 2019 (in millions):

	2020	2019
Contract asset, current	$23.8	$32.5
Prepaid expenses	14.6	16.0
Value added tax (“VAT”) receivable	0.9	7.5
Other current assets	2.6	0.5

Total prepaid and other current assets	$41.9	$56.5

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 8. Property, plant and equipment, net

Property, plant and equipment, net consist of the following as of December 31, 2020 and 2019 (in millions):

	2020	2019
Land	$10.6	$10.6
Buildings	986.1	938.2
Leasehold improvements	882.8	842.2
Personal property	186.8	140.2
Construction in progress	68.9	91.7

	2,135.2	2,022.9
Less: accumulated depreciation and amortization	(554.5)	(379.4)

Property, plant and equipment, net	$1,580.7	$1,643.5

Assets under capital leases and related accumulated amortization are $941.4 million and $137.7 million, respectively as of December 31, 2020, and $882.1 million and $71.8 million, respectively as of December 31, 2019.

Depreciation and amortization expense amounted to $171.4 million, $159.4 million and $169.1 million, respectively for the years ended December 31, 2020, 2019 and 2018.

Note 9. Goodwill and intangible assets

Goodwill was $762.2 million and $759.4 million as of December 31, 2020 and 2019, respectively. The change in goodwill during the years ended December 31, 2020, 2019 and 2018 was due to foreign currency translation. The Company has not recorded any goodwill impairment related to the Colocation business since inception.

In addition, the Company has indefinite-lived intangible assets of $0.5 million as of December 31, 2020.

Summarized below are the carrying values for the major classes of amortizing intangible assets as of December 31, 2020 and 2019 (in millions):

	2020			2019
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer relationships	$768.0	$(221.1)	$546.9	$768.0	$(160.8)	$607.2
Favorable leasehold interests	59.3	(20.4)	38.9	59.7	(15.8)	43.9
Developed technology	0.3	(0.3)	—	0.3	(0.2)	0.1

Total intangibles	$827.6	$(241.8)	$585.8	$828.0	$(176.8)	$651.2

The main changes in the carrying amount of each major class of amortizing intangible assets during the years ended December 31, 2020, 2019 and 2018 was amortization and, to a lesser extent, the impact of foreign currency translation. During the year ended December 31, 2019, the carrying amount of favorable leasehold interests also changed as a result of some lease modifications that required a classification change from operating lease to capital lease treatment.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 9. Goodwill and intangible assets (continued)

Amortization expense on intangible assets, excluding the impact of unfavorable leasehold interest amortization, amounted to $65.8 million, $67.7 million and $70.2 million, respectively, for the years ended December 31, 2020, 2019 and 2018. Amortization expense for all intangible assets, except favorable leasehold interests, was recorded within depreciation and amortization expense in the consolidated statements of operations. As of December 31, 2020 and 2019, the Company had $18.5 million and $20.8 million, respectively, of unfavorable leasehold interests included within other liabilities in the accompanying consolidated balance sheets. Favorable leasehold amortization of $5.4 million, $7.3 million and $9.8 million, and unfavorable leasehold amortization of $2.3 million, $3.3 million and $8.1 million, respectively, was recorded within cost of revenues, excluding depreciation and amortization in the consolidated statements of operations for the years ended December 31, 2020, 2019 and 2018.

The Company estimates annual amortization expense for existing intangible assets subject to amortization is as follows (in millions):

For the years ending:
2021	$65.8
2022	65.8
2023	65.8
2024	65.8
2025	65.0
Thereafter	257.6

Total amortization expense	$585.8

Impairment tests

The Company performs annual impairment tests of goodwill on October 1st of each year or whenever an indicator of impairment exists. No impairment charges were recorded in continuing operations during the years ended December 31, 2020, 2019 and 2018.

During the year ended December 31, 2020, the Company performed a qualitative assessment, which consists of an assessment of whether it is more-likely-than-not that a reporting unit’s fair value is less than its carrying amount. During the year ended December 31, 2019, the Company opted for a quantitative assessment. For purposes of the Company’s 2019 quantitative annual impairment test of goodwill, fair value measurements were determined using both the income approach and the market approach. The income approach was based largely on inputs that are not observable to active markets, which would be deemed Level 3 fair value measurements. These inputs include management’s expectations about future revenue growth and profitability, marginal income tax rates by jurisdiction, and the rate at which the cash flows should be discounted in order to determine this fair value estimate. Where a market approach is used, the inputs also include publicly available data about the Company’s competitors’ financial ratios and transactions.

As of December 31, 2020 and 2019, the Company concluded goodwill of the Colocation segment was not impaired as the fair value of the reporting unit exceeded its carrying value, including goodwill.

Note 10. Fair value measurements

The fair value of cash, accounts receivable, accounts payable, accrued expenses, deferred revenue, and other current liabilities approximate their carrying value because of the short-term nature of these instruments.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 10. Fair value measurements (continued)

The carrying values and fair values of other financial instruments are as follows as of December 31, 2020 and 2019 (in millions):

	2020		2019
	Carrying value	Fair value	Carrying value	Fair value
First Lien Term Facility	$786.6	$730.6	$794.6	$691.3
2019 First Lien Term Facility	98.5	93.0	99.5	87.1
2017 Second Lien Term Facility	310.0	241.8	310.0	201.5
Revolving Facility	142.6	142.6	52.0	52.0

The fair value of our First Lien Term Facility and our 2017 Second Lien Term Facility (as defined in Note 12) as of December 31, 2020 and 2019 were based on the quoted market price for these instruments in an inactive market, which is considered Level 2 of the fair value hierarchy. The carrying value of the Revolving Facility approximates estimated fair value as of December 31, 2020 and 2019 due to the variability of interest rates. Debt issuance costs of $17.1 million and $22.2 million, respectively as of December 31, 2020 and 2019 are not included in the carrying value of these instruments as shown above.

Note 11. Leases

Capital lease obligations and sale-leaseback financings

The Company leases certain facilities and equipment under capital lease arrangements that expire at various dates ranging from 2022 to 2054. The Company also enters sale-leaseback financings, primarily relating to equipment. Amortization of assets under capital leases is included in depreciation and amortization expense in the Company’s consolidated statements of operations. Payments on capital leases and sale-leaseback financings are included in repayments of capital leases and sale-leaseback financings in the Company’s consolidated statements of cash flows.

The weighted-average interest rate on the Company’s sale-leaseback financings is 8.39% as of December 31, 2020. The lease terms of the Company’s sale-leaseback financings range from 24 to 36 months. During the year ended December 31, 2020, the Company had additions to assets and liabilities recorded as sale-lease financings of $46 million.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 11. Leases (continued)

The future minimum lease payments under capital lease arrangements and sale-leaseback financings as of December 31, 2020 are as follows (in millions):

For the years ending:
2021	$146.2
2022	131.8
2023	123.2
2024	113.4
2025	115.9
Thereafter	2,294.8

Total minimum lease payments	2,925.3
Less: amount representing interest	(1,936.3)

Present value of net minimum lease payments	989.0
Less: current portion	(55.9)

Capital leases, net of current portion	$933.1

Interest expense recorded in connection with capital leases and sale-leaseback financings totaled $98 million and $71.1 million, respectively for the years ended December 31, 2020 and 2019 and is included within interest expense, net in the accompanying consolidated statements of operations.

Operating leases

The Company leases the majority of its data centers and certain equipment under noncancelable operating lease agreements. The Company’s operating leases for data centers expire at various dates from 2021 to 2045 with renewal options available to the Company. The lease agreements typically provide for base rental rates that increase at defined intervals during the term of the lease. In addition, the Company has negotiated rent expense abatement periods for certain leases to better match the phased build out of its data centers. The Company accounts for such abatements and increasing base rentals using the straight-line method over the term of the lease. The difference between the straight-line expense and the cash payment is recorded as deferred rent within other liabilities in the consolidated balance sheets.

As described in Note 2 – Significant accounting policies, occasionally, the Company enters into contracts with customers for data center, office and storage spaces that contain lease components. The Company’s leases with customers are generally classified as operating leases and lease payments are recognized on a straight-line basis over the lease term.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 11. Leases (continued)

The future minimum lease receipts and payments under operating leases as of December 31, 2020 are as follows (in millions):

		Lease
For the years ending:	Lease receipts	commitments (1)
2021	$10.3	$60.6
2022	10.3	61.2
2023	10.3	60.1
2024	10.3	58.0
2025	10.3	48.6
Thereafter	13.8	298.2

Total minimum lease receipts / payments	$65.3	$586.7

(1)	Minimum lease payments have not been reduced by minimum sublease rentals of $53.6 million due in the future under non-cancelable subleases.

Total rent expense, including the net impact from amortization of favorable and unfavorable leasehold interests, was approximately $113.8 million, $119.8 million and $139.3 million, respectively, for the years ended December 31, 2020, 2019 and 2018 and is included within cost of revenues, excluding depreciation and amortization in the consolidated statements of operations.

Note 12. Long-term debt

Long-term debt consists of the following as of December 31, 2020 and 2019 (in millions):

	2020	2019
First Lien Term Facility due May 2024	$786.6	$794.6
2019 First Lien Term Facility due May 2024	98.5	99.5
2017 Second Lien Term Facility due May 2025	310.0	310.0
Revolving Facility due May 2022	142.6	52.0
Less: unamortized debt issuance costs	(17.1)	(22.2)

	1,320.6	1,233.9
Less: current maturities of long-term debt	(9.1)	(9.1)

Long-term debt, net of current portion	$1,311.5	$1,224.8

Senior secured credit facilities

On May 1, 2017, a subsidiary of the Company (the “Borrower”) entered into credit agreements for up to $1,275.0 million of borrowings under first and second lien credit agreements (collectively, the “Senior Secured Credit Facilities”). The Senior Secured Credit Facilities consist of (a) a first lien credit agreement providing for (i) a $150.0 million first lien multi-currency revolving credit facility (the “Revolving Facility”) and (ii) an $815.0 million first lien term loan borrowing (the “First Lien Term Facility”), and (b) a second lien credit agreement providing for a $310.0 million second lien term loan credit borrowing (the “2017 Second Lien Term Facility”). On May 13, 2019, the Borrower borrowed an additional $100.0 million under the incremental first lien loan under the first lien credit agreement (the “2019 First Lien Term Facility”). The Senior Secured Credit Facilities, including the 2019 First Lien Term Facility, are secured by substantially all assets of Borrower and

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 12. Long-term debt (continued)

contain customary covenants, including reporting and financial covenants, some of which require the Borrower to maintain certain financial coverage and leverage ratios, as well as customary events of default, and are guaranteed by certain of the Borrower’s domestic subsidiaries. As of December 31, 2020, the Company believes the Borrower was in compliance with these covenants. The Revolving Facility, First Lien Term Facility, the 2019 First Lien Term Facility, and the 2017 Second Lien Term Facility have a five, seven, five and eight-year term respectively, and are set to expire on May 1, 2022, May 1, 2024, May 1, 2024, and May 1, 2025, respectively.

The Borrower is required to make amortization payments on each of the First Lien Term Facility and the 2019 First Lien Term Facility at a rate of 1% of the original principal amount per annum, payable on a quarterly basis, with the remaining balance to be repaid in full at maturity. The First Lien Term Facility bears interest at a rate based on LIBOR plus a margin that can vary from 2.00% to 3.00%. The 2019 First Lien Term Facility bears interest at a rate based on LIBOR plus a margin that can vary from 3.00% to 4.00%. The 2017 Second Lien Term Facility bears interest at a rate based on LIBOR plus a margin that can vary from 6.25% to 7.25%. As of December 31, 2020, the rate for the First Lien Term Facility was 4.00%, the rate for the 2019 First Lien Term Facility was 5.00%, and the rate for the 2017 Second Lien Term Facility was 8.25%.

The Revolving Facility allows the Borrower to borrow, repay and reborrow over its stated term. The Revolving Facility provides a sublimit for the issuance of letters of credit of up to $30.0 million at any one time. Borrowings under the Revolving Facility bear interest at a rate based on LIBOR plus a margin that can vary from 1.5% to 3.0% or, at the Borrower’s option, the alternative base rate, which is defined as the higher of (a) the Federal Funds Rate plus 0.5%, (b) the JP Morgan prime rate or (c) one-month LIBOR plus 1%. As of December 31, 2020, the rate for the Revolving Facility was 3.15%. The Borrower is required to pay a letter of credit fee on the face amount of each letter of credit, which bears a 0.125% rate per annum. As of December 31, 2020, the Borrower did not have additional borrowing capacity under the Revolving Facility.

The aggregate maturities of our long-term debt, excluding the Revolving Facility, are as follows as of December 31, 2020 (in millions):

For the years ending:	Principal amount
2021	$9.1
2022	9.1
2023	9.1
2024	857.8
2025	310.0

Total	$1,195.1

Interest expense, net

Interest expense, net for the years ended December 31, 2020, 2019 and 2018 consist of the following (in millions):

	2020	2019	2018
Interest expense on debt, net of capitalized interest	$66.6	$75.9	$71.3
Interest expense on capital leases	98.0	71.1	29.2
Amortization of deferred financing costs and fees	5.8	5.7	8.2
Interest income on Promissory Notes (Note 3)	(1.0)	—	—

Total	$169.4	$152.7	$108.7

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 12. Long-term debt (continued)

Debt issuance costs and fees

The Company incurred aggregate debt issuance costs and fees of $5.0 million during the year ended December 31, 2019 (none in 2020 and 2018).

Note 13. Shareholder’s equity

The Company’s authorized share capital consists of 1,000 shares of capital stock, all of which are designated as common stock. As of December 31, 2020 and 2019, the Company has 0.96 of a share of common stock issued and outstanding, which share is owned by SIS.

Note 14. Profit interest units of SIS Holdings LP

SIS adopted the SIS Holdings LP Class B Unit Plan (the “SIS Plan”) in May 2017. The purpose of the SIS Plan is to promote the interests of SIS and its controlled affiliates, including Cyxtera and the former Cybersecurity business, by (a) attracting and retaining officers, directors, managers, employees and consultants of SIS and its controlled affiliates, and (b) enabling such persons to acquire an equity interest in and participate in the long-term growth and financial success of SIS and its controlled affiliates. 1,000,000 Class B profit interest units were available for issuance pursuant to awards under the SIS Plan. Class B units issued under the SIS Plan are limited partnership units in SIS and are subject to the terms and conditions of the Amended and Restated Limited Partnership Agreement of SIS, dated May 1, 2017.

All awards were issued in 2017, 2018 and 2019 (none in 2020). Awards under the SIS Plan are subject to a vesting schedule measured by a service condition such that awards vest 25% after the first anniversary of issue date (or, with respect to certain employees, the earlier of their hire date and May 1, 2017) and the remainder vest in equal monthly installments over the 42 months following the initial vesting date. In addition, vesting of all unvested units will be accelerated upon the satisfaction of a performance condition, namely an “exit event”. An exit event is defined as a change of control through sale of all or substantially all of the assets of SIS and its subsidiaries (whether by merger, recapitalization, stock sale or other sale or business combination, including the sale of any subsidiary accounting for all or substantially all of the revenues of SIS and its subsidiaries on a consolidated basis) or any transaction resulting in a change of in excess of 50% of the beneficial ownership of the voting units of SIS. The holders of the Class B units were not required to make any capital contributions to SIS or the Company in exchange for their Class B units and are entitled to receive distributions on their vested units (including those accelerated upon an exit event).

In 2019 and 2018, Class B units were issued to employees of the Company as well as other affiliates of SIS, including the Management Company (none in 2020) and the former Cybersecurity business.

Compensation expense related to the Class B units is recognized based on the estimated fair values of the Class B units and recognized on straight line basis over the service period. The fair value of the Class B units was estimated using a Black-Scholes OPM, which estimates the fair value of each class of security using call options. Similar to call options for publicly-traded stock, call options used in an OPM assign value to each class of security based on the potential to profit from the upside of the business while taking into account the unique characteristics of each class of security. Each call option gives its holder the right, but not the obligation, to buy the underlying asset at a predetermined price, or exercise price. The starting equity value is based on the total equity value of the Company rather than, in the case of a regular call option, the per share stock price.

The strike prices on the options in an OPM model are represented by “breakpoints”, which are the points at which there is a change in the proportion of the claims of the various securities on the total equity value.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 14. Profit interest units of SIS Holdings LP (continued)

Each junior security is considered a call option with a claim on the equity value at an exercise price which settles all of the more senior claims and takes into account the unique characteristics of each class of security. A discount for lack of marketability was then calculated based the Finnerty model, using series-specific volatility, and applied to the per share value of Class B units produced by the OPM, to arrive at a non-marketable value.

The following inputs were used in the valuation of the Class B units for grants issued during the years ended December 31, 2019 and 2018:

	2019	2018
Expected life (years)	3.9	4
Risk-free rate (%)	1.55%	2.70%
Expected volatility (%)	45%	35%
Expected dividend (%)	0%	0%

Expected life: The expected term to a liquidity event was estimated based on the Company’s view of timeline to achieve an exit event.

Risk-free rate: The Company estimated the risk-free rate based on the U.S. constant maturity treasury rate where the maturity is commensurate with the expected term.

Expected volatility: Since the Company is private, the volatility was estimated based on historical equity volatilities of a group of publicly traded comparable companies, adjusted for leverage.

Expected dividend: The Company has not paid and is not expecting to pay dividends in the foreseeable future.

A summary of PIU awards granted by SIS to the employees of the Company, including the impact from the Cybersecurity Spin-Off described in Note 3 for the years ended December 31, 2020, 2019 and 2018 is presented below:

	Number of units	Weighted- average grant date fair value
Outstanding at December 31, 2018	970,562	$84.28
Granted	94,803	82.54
Forfeited	(116,892)	(106.40)
Effect of Cybersecurity Spin-Off	(261,759)	(86.77)

Outstanding at December 31, 2019	686,714	$82.65
Forfeited	(48,995)	(81.95)

Outstanding at December 31, 2020	637,718	$82.70

Equity-based compensation costs totaled $7.5 million, $15.9 million and $14.9 million, respectively for the years ended December 31, 2020, 2019 and 2018, of which $6.9 million, $14.5 million and $12.3 million, respectively is included in selling, general and administrative expenses and $0.6 million, $1.4 million and $2.6 million, respectively is included in cost of revenues, excluding depreciation and amortization, in the accompanying statements of operations. No related income tax benefit was recognized as of December 31, 2020, 2019 or 2018.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 14. Profit interest units of SIS Holdings LP (continued)

As of December 31, 2020, total equity-based compensation costs related to 206,414 unvested Class B units not yet recognized totaled $8.3 million, which is expected to be recognized over a weighted-average period of 2 years.

Note 15. Cyxtera Management, Inc. Long-Term Incentive Plan

On February 13, 2018, the Management Company adopted the Cyxtera Management, Inc. Long-Term Incentive Plan (the “LTI Plan”). The purpose of the LTI Plan is to retain key talent, attract new employees, align particular behavior with the common goals of profitability and revenue growth, provide incentive awards the value of which are tied to the equity value of SIS and to create an opportunity for certain key employees to participate in value creation.

The value of award units under the LTI Plan is tied to SIS’s equity value. Award units entitle the holder to share in the equity appreciation of SIS upon an exit event or an initial public offering (an “IPO”). Except in the case of an IPO, any payments in respect of the awards are expected to be made in cash. In an IPO, payment may be made in the stock of the IPO vehicle. Payout is estimated to range between $0 and $70 million, depending on a multiple based on the results of the exit event or IPO. While awards under the LTI Plan vest, to the extent there is no exit event or an IPO, the awards expire after seven years from the grant date. The Company has determined that no expense or liability should be recognized under this LTI Plan until an exit event or IPO occurs.

As described in Note 21, on February 22, 2021, Cyxtera entered into a definitive business combination agreement which is expected to close mid-2021. Under the agreement, the Company shall, or shall cause its subsidiaries to, terminate or declare an “Early Settlement Event” under (resulting in the final settlement of) the LTI Plan and any award agreements thereunder, in each case, without liability to the Company or any of its subsidiaries.

Note 16. Employee benefits – 401(k)

Effective July 2, 2017, the Company’s employees are eligible to participate in the Cyxtera 401(k) Savings Plan (the “Plan”), a defined contribution benefit plan sponsored by the Management Company. Under the Plan, the Company may make a safe harbor matching contribution equal to 100% of an employee’s salary deferral that does not exceed 1% of the employee’s compensation plus 50% of the salary deferral between 1% and 6% the employee’s compensation.

Matching contributions made to the Plan were $3 million, $3.6 million and $2.7 million for the years ended December 31, 2020, 2019 and 2018, respectively, of which $1.8 million, $2.2 million and $1.5 million, respectively, is included in cost of revenues, excluding depreciation and amortization, and $1.2 million, $1.4 million and $1.2 million, respectively, is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Through December 31, 2020, employees of Appgate were eligible to participate in the Plan. Under the Transition Services Agreement, costs related to the participation of Appgate employees in the Plan were charged back to Appgate through the Transition Services Agreement.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 17. Income taxes

The income tax (expense) benefit from continuing operations for the years ended December 31, 2020, 2019 and 2018 consists of the following (in millions):

	2020	2019	2018
Domestic and foreign (loss) earnings:
U.S. loss	$(97.9)	$(374.0)	$(187.5)
Foreign (loss) earnings	(21.4)	(6.9)	0.8

Total loss from continuing operations before income taxes	(119.3)	(380.9)	(186.7)

Current:
U.S. Federal	$—	$—	$—
U.S. State and local	(0.2)	(1.8)	2.1
Foreign	(2.2)	(0.4)	(0.7)

Total current tax provision	(2.4)	(2.2)	1.4

Deferred:
U.S. Federal	5.7	70.0	31.5
U.S. State and local	(1.7)	14.9	11.3
Foreign	(5.1)	3.2	(2.9)

Total deferred tax benefit	(1.1)	88.1	39.9

Total income tax (expense) benefit	$(3.5)	$85.9	$41.3

The effective tax rate for the years ended December 31, 2020, 2019 and 2018 is (2.9)%, 22.6% and 22.1%, respectively. An income tax reconciliation between the U.S. statutory tax rate of 21% for each of the years ended December 31, 2020, 2019 and 2018 and the effective tax rate is as follows (in millions). Refer to Note 3 for income tax impact on discontinued operations.

	2020	2019	2018
Income tax at U.S. federal statutory income tax rate	$25.1	$80.0	$39.2
State and local taxes, net of federal income tax benefit	9.2	17.5	10.9
Valuation allowance	(31.6)	(4.0)	1.7
Nondeductible Equity-based compensation	(1.6)	(3.0)	(2.9)
Taxes of foreign operations at rates different than U.S. Federal statutory rates	(1.9)	2.8	(0.3)
Foreign adjustments	(1.8)	—	—
Impact of U.S. Tax Act	—	(1.5)	(2.7)
GILTI inclusion	—	(0.8)	—
NOL adjustment	—	(1.0)	(2.6)
Other	(0.9)	(4.1)	(2.0)

Total income tax (expense) benefit	$(3.5)	$85.9	$41.3

The effective tax rate for the years ended December 31, 2020, 2019, and 2018 differs from the U.S. Federal income tax rate of 21% primarily due to state taxes and U.S. and foreign taxes on the Company’s earnings as well as recorded valuation allowances. During the year ended December 31, 2020, the effective tax rate was lower primarily due to the valuation allowance recorded on certain deferred tax assets which are not more-likely-than-not to be realized.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 17. Income taxes (continued)

The Tax Act, which was signed into law on December 22, 2017, contained many significant changes to the U.S. federal income tax laws. Among other things, the Tax Act reduced the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018, limited the tax deductibility of interest expense, accelerated expensing of certain business assets and transitioned the U.S. international taxation from a worldwide tax system to a territorial tax system by imposing a one-time mandatory repatriation of undistributed foreign earnings. Also included in the Tax Act was the implementation of a minimum tax on foreign earnings called GILTI. For the year ended December 31, 2020, the Company did not record any income tax expense attributable to GILTI.

On March 27,2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted and signed into law. Intended to provide economic relief to those impacted by the COVID-19 pandemic, the CARES Act includes provisions, among other things, addressing the carryback of NOLs for specific periods and temporary modification to the limitation placed on the tax deductibility of net interest. The Company does not expect that the NOL carryback provision of the CARES Act will result in a material cash benefit to the Company.

The CARES Acts also contains modifications to the limitation of business interest for tax years beginning in 2019 and 2020. The modifications to Section 163(j) increase the allowable business interest deduction from 30% of adjusted taxable income to 50% of adjusted taxable income. This modification significantly increases the allowable interest expense deduction of the Company and resulted in significantly less taxable income for the year-ended 2020.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities consists of the following (in millions):

	2020	2019
Deferred tax assets:
Capital leases	$27.8	$17.2
Other accruals	15.6	12.0
Deferred rent	4.8	3.0
Acquisition and other related costs	6.2	5.7
Net operating loss carryforward	73.8	52.1
Interest expense carryforward	35.4	31.9
Asset retirement obligations	1.6	1.5
Allowance for doubtful accounts	2.0	7.7
Impairment of Promissory Notes	9.1	32.3
Other	—	2.9
Valuation allowance	(37.3)	(5.7)

Total deferred tax assets	139.0	160.6

Less deferred tax liabilities:
Intangibles	(177.0)	(182.0)
Property, plant and equipment	(35.9)	(48.8)
Contract asset	(2.0)	(8.0)
Other	(1.3)	—

Total deferred tax liability	(216.2)	(238.8)

Deferred tax liability, net	$(77.2)	$(78.2)

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 17. Income taxes (continued)

As of December 31, 2020 and 2019, $0.6 million and $5.6 million, respectively, of deferred tax assets above is included in other assets and $77.8 million and $83.8 million, respectively is included in deferred income tax liabilities in the accompanying consolidated balance sheets. The Company anticipates most of its deferred tax assets will be realized within the period during which its deferred tax liabilities are expected to reverse. However, there are certain U.S. federal and foreign deferred tax assets as well as state net operating losses (“NOLs”) that are not expected to be realized before expiration and as such are not more-likely-than-not realizable and the Company has recorded a valuation allowance against such deferred tax assets.

As of December 31, 2020, the Company has U.S. Federal NOL carryforwards of $230.1 million generated in tax years 2017 through 2020 of which $65.2 million will expire in 2037 and $164.9 million will carry forward indefinitely. The Company has state NOL carryforwards of $356.7 million generated in tax years beginning after 2004. The state NOL carryforwards of $313.7 million will expire from 2021 to 2040 and $43.0 million will carryforward indefinitely. Additionally, the Company has foreign NOL carry forwards of $15 million generated from tax years 2017 to 2020, of which $6.1 will expire between 2037 and 2040 and $8.9 million carryforward indefinitely.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. In making such a determination, we considered all available positive and negative evidence, including our past operating results, forecasted earnings, frequency and severity of current and cumulative losses, duration of statutory carryforward periods, future taxable income and prudent and feasible tax planning strategies. On the basis of this evaluation, we continue to maintain a valuation allowance against a portion of the Company’s deferred tax assets. As of December 31, 2020, the Company has recorded a valuation allowance of $37.3 million for the portion of the deferred tax asset that did not meet the more-likely-than-not realization criteria. The Company recorded an increase in its valuation allowance on its net deferred taxes of $31.6 million during the year ended December 31, 2020. The changes in valuation allowance are primarily due to certain U.S. and Foreign tax assets that management believes are not more-likely-than-not to be fully realized in future periods. In addition, certain state NOL carryforward assets are reduced by a valuation allowance and/or are subject to an annual limitation under Internal Revenue Code Section 382.

The Company is subject to taxation in the United States and various foreign jurisdictions. As of December 31, 2020, the Company is no longer subject to examination by the Internal Revenue Service for tax years prior to 2017 and generally not subject to examination by state tax authorities for tax years prior to 2015. With few exceptions, the Company is no longer subject to foreign examinations by tax authorities for tax years prior to 2017. The Company has not filed withholding tax returns or income tax returns in a few foreign jurisdictions. As such, the statutes of limitations have not commenced with respect to the unfiled returns. The Company is currently under examination in the United States by the IRS and some state tax authorities and is currently under audit in Germany for its 2016 tax year. However, the outcome and any resulting liability related to Germany is not the responsibility of the Company.

The Company anticipates a decrease of $1.0 million in uncertain tax benefits related to Canada and Singapore withholding tax return filings.

The Company does not have any unrecorded unrecognized tax positions (“UTPs”) as of December 31, 2020 other than the amounts detailed in the table below. While the Company currently does not have any other UTPs, it is foreseeable that the calculation of the Company’s tax liabilities may involve dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across the

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 17. Income taxes (continued)

Company’s global operations. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. Upon identification of a UTP, the Company would (1) record the UTP as a liability in accordance with ASC 740 and (2) adjust these liabilities if/when management’s judgment changes as a result of the evaluation of new information not previously available. Ultimate resolution of UTPs may produce a result that is materially different from an entity’s estimate of the potential liability. In accordance with ASC 740, the Company would reflect these differences as increases or decreases to income tax expense in the period in which new information is available. The Company recognized and includes interest and penalties accrued on uncertain tax positions as a component of income tax expense. The amount of accrued interest and penalties was not significant.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

2020
Beginning balance as of January 1	$—
Additions based on tax positions related to the current year	1.0

Closing balance as of December 31	$1.0

As of December 31, 2020 and 2019, the Company had $1.0 million of unrecognized tax benefits that if recognized would affect the annual effective rate for the corresponding period ending on those dates.

As of December 31, 2020 and 2019, the Company had undistributed foreign earnings of $111.2 million and $113.3 million, respectively, which the Company intends to reinvest indefinitely. During 2020, the Company evaluated its undistributed earnings and made certain distributions from one of its foreign subsidiaries and the tax consequences were recognized in 2020. As part of the Tax Act, the Company paid a one-time deemed repatriation tax on the ending balance as of December 31, 2017. With respect to the remaining total balance as of December 31, 2020, the Company does not expect to incur U.S. Federal, state, local or foreign withholding taxes on the balance of these unremitted earnings as management plans to indefinitely reinvest these earnings overseas. In the event the Company determines not to continue to assert that all or part of its undistributed foreign earnings are permanently reinvested, such a determination in the future could result in the accrual and payment of additional foreign withholding taxes and U.S. taxes on currency transaction gains and losses, the determination of which is not practicable due to the complexities associated with the hypothetical calculation.

Note 18. Commitments and contingencies

Letters of credit

As of December 31, 2020 and 2019, the Company had $7.4 million and $6.8 million, respectively, in irrevocable stand-by letters of credit outstanding, which were issued primarily to guarantee data center lease obligations, to guarantee a subsidiary’s performance under a services agreement (in 2019 only), and another subsidiary’s performance under a line of credit. As of December 31, 2020 and 2019, no amounts had been drawn on any of these irrevocable standby letters of credit.

Purchase obligations

As of December 31, 2020 and 2019, the Company had approximately $8.2 million and $1.3 million, respectively, of purchase commitments related to IT licenses, utilities and colocation operations. These amounts

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 18. Commitments and contingencies (continued)

do not represent the Company’s entire anticipated purchases in the future but represent only those items for which the Company was contractually committed as of December 31, 2020 and 2019, respectively.

Litigation

From time to time the Company is involved in certain legal proceedings and claims that arise in the ordinary course of business. It is the Company’s policy to accrue for amounts related to these legal matters if it is probable that a liability has been incurred and the amount is reasonably estimable. In the opinion of the management, based on consultations with counsel, the results of any of these matters individually and in the aggregate, are not expected to have a material effect on the Company’s results of operations, financial condition or cash flows.

Note 19. Segment reporting

Cyxtera’s chief operating decision maker is its Chief Executive Officer. Following the Cybersecurity Spin-Off described in Notes 1 and 3, the Company manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions – the Colocation segment.

The Company derives the majority of its Colocation revenue from sales to customers in the United States, based upon the service address of the customer. Revenue derived from customers outside the United States, based upon the service address of the customer, was not significant in any individual foreign country.

Note 20. Certain relationships and related party transactions

Relationships

In addition to the Cyxtera Management Inc. master services agreement fee, the Cyxtera Management Inc. Transition Services Agreement and the Promissory Notes between the Company and Appgate described in Note 3, the Company is party to the following agreements and key relationships:

•	Service provider management consulting fee and structuring fee

In connection with the 2017 Acquisitions, certain equity owners of SIS (collectively, the “Service Providers”) entered into a Services Agreement (the “Services Agreement”), dated May 1, 2017, with SIS and all its subsidiaries and controlled affiliates as of such date (collectively the “Company Group”). Under the Services Agreement, the Service Providers agreed to provide certain management, consulting and advisory services to the business and affairs of the Company Group from time to time. Pursuant to the Services Agreement, the Company Group also agreed to pay the Service Providers an annual service fee in the aggregate amount of $1.0 million in equal quarterly installments (the “Service Provider Fee”).

Fees owed under the Services Agreement related to a structuring fee, Service Provider Fee and other related expenses total $22.7 million as of December 31, 2020 and $21.6 million as of December 31, 2019 and are included within due to affiliates in the consolidated balance sheets. Such fees were primarily incurred prior to 2020. On December 31, 2020, Cyxtera entered into an amendment of the Services Agreement to extend the term for repayment of the one-time Structuring Fee through June 30, 2022. As described in Note 21, all outstanding fees under the Services Agreement as of December 31, 2020 were repaid in February 2021.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 20. Certain relationships and related party transactions (continued)

•	Sponsor’s investment in the 2017 First Lien Term Facility and the 2017 Second Lien Term Facility

Some of the controlled affiliates of BC Partners, the largest equity owner of SIS, hold investments in the Company’s 2017 First Lien Term Facility and 2017 Second Lien Term Facility. The total investment represents less than 5% of the Company’s total outstanding debt.

•	Relationships with certain members of the Company’s board of directors

The Company owes $0.5 million and $0.3 million in board fees, which is included within accrued expenses in the consolidated balance sheets as of December 31, 2020 and 2019, respectively.

The chairman of the Board of Directors is one of the founders and the chairman of Emerge Americas, LLC, which operates the premier technology conference in Miami, Florida. During the years ended December 31, 2019 and 2018, the Company paid $0.5 million and $0.4 million, respectively, to Emerge Americas, LLC for conference fees (nothing in 2020). As of December 31, 2020 and 2019, the Company did not owe any significant amounts to Emerge Americas, LLC.

Since 2019, one of the directors of the Company is also a member of the board of directors of Pico Quantitative Trading, LLC (“Pico”). Pico offers a comprehensive range of network products to meet the full spectrum of electronic trading requirements. During the years ended December 31, 2020 and 2019, the Company billed and collected from Pico $0.6 million and $0.8 million, respectively.

Two directors of the Company are also members of the board of directors of Presidio Holdings (“Presidio”), a provider of digital transformation solutions built on agile secure infrastructure deployed in a multi-cloud world with business analytics. During the year ended December 31, 2020, the Company paid $0.3 million to Presidio for services. As of December 31, 2020, the Company did not owe any significant amounts to Presidio. Presidio is also a customer and referral partner of the Company. During the years ended December 31, 2020 and 2019, the Company billed and collected from Presidio $0.2 million and $0.1 million, respectively.

A former director of the Company was also a member of the board of directors of Teneo Holdings (“Teneo”), a global CEO advisory firm, through June 2019. During each of the years ended December 31, 2019 and 2018, the Company paid $1.5 million to Teneo for professional services (nothing in 2020). No amounts were owed as of December 31, 2020 and 2019.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 20. Certain relationships and related party transactions (continued)

Related party transactions and balances

The following table summarizes the Company’s transactions with related parties for each of the periods presented below:

	2020	2019
Revenues (1)	$0.2	$0.1
Selling, general and administrative expenses (2)	0.3	—
(Recovery) impairment of notes receivable from affiliate (3)	(97.7)	—
Interest income (4)	1.0	—
Other income, net (5)	4.2	—

(1)

Revenues for the year ended December 31, 2020 include amounts recognized from contracts with Appgate, Brainspace Corporation, and Presidio. Appgate is an affiliate of the Company and a direct subsidiary of SIS. Brainspace Corporation was an affiliate of the Company and an indirect subsidiary of SIS at December 31, 2020. Brainspace Corporation was sold to an unrelated party in January 2021. Revenues for the year ended December 31, 2019 include amounts recognized from contracts with Presidio.

(2)	Selling, general and administrative expenses include amounts incurred under the Transition Services Agreement described in Note 3.
(3)	Represents net (recovery) impairment recognized in connection with amounts funded under the Promissory Notes described in Note 3.
(4)	Represents interest income recognized under one of the Promissory Notes described in Notes 3 and 21.
(5)	Includes income recognized under the Transition Services Agreement for the year ended December 31, 2020 – see Note 3.

As of December 31, 2020 and 2019, the Company had the following balances arising from transactions with related parties:

	2020	2019
Accounts receivable (1)	$4.3	$—
Due from affiliates (2)	117.1	—
Accounts payable (3)	0.4	—
Accrued expenses (4)	0.5	0.3
Due to affiliates (5)	22.7	24.9

(1)

Accounts receivable at December 31, 2020 include amounts due from Appgate under the Transition Services Agreement described in Note 3, and trade receivables due from Cyxtera Cybersecurity Inc. and Brainspace Corporation.

(2)	Due from affiliates at December 31, 2020 includes amounts due from Appgate under the Promissory Notes.
(3)	Accounts payable at December 31, 2020 include amounts due to Appgate under the Transition Services Agreement described in Note 3, and trade payables due to Appgate.
(4)	Accrued expenses at December 31, 2020 and 2019 include board fees owed to the independent directors of the Company.
(5)

Due to affiliates at December 31, 2020 includes amounts owed under the Services Agreement. Due to affiliates at December 31, 2019 includes amounts owed under the Services Agreement, as well as other net amounts owed to Appgate.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 21. Subsequent events

Settlement of Promissory Notes and Transition Services Agreement

On February 8, 2021, the Company received $120.6 million from Appgate. Approximately $117.1 million and $1.1 million were designated as repayment of the full balance of the $154.3 million outstanding principal and accrued interest, respectively, on the Promissory Notes at that time. On the same date, the Company issued a payoff letter to Appgate extinguishing the remaining unpaid balance of the Promissory Notes. The remainder of the payment was designated as settlement of trade balances with Appgate and its subsidiaries and other amounts due to / from under the Transition Services Agreement described in Note 3.

Trade receivables factoring arrangement

On February 9, 2021, Cyxtera entered into a Master Receivables Purchase Agreement with Nomura Corporate Funding America, LLC to factor up to $37.5 million in trade receivables. The commitment extends for a period of twelve months. Upon close, the Company factored $25.9 million of receivables and received $21.8 million, net of fees.

Structuring Fee and Service Provider Fee

On February 19, 2021, the Company repaid $22.7 million of fees owed under the Services Agreement described in Note 20 related to the Structuring Fee, Service Provider Fee and other Sponsor related expenses. Fees are included within due from affiliates, net in the consolidated balance sheet as of December 31, 2020.

Redemption agreements

On February 19, 2021, Cyxtera redeemed, cancelled and retired 0.08 of a share of its common stock, par value $0.01, held by SIS, in exchange for the payment of $97.9 million by the Company to SIS.

Merger Agreement

On February 22, 2021, the Company entered into a definitive business combination agreement with Starboard Value Acquisition Corp. (“SVAC”). SVAC is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange or similar business combination with one or more entities. Upon completion of the transaction, including the PIPE described below, the current owners of Cyxtera are expected to retain approximately 58% ownership of the combined company. The combined company will operate as Cyxtera and expects its common stock to be listed on The Nasdaq Stock Market under the symbol “CYXT” and its warrants under the symbol “CYXTW.”

The Company is expected to receive $654 million of proceeds from a $250 million concurrent private placement of common stock of SVAC (the “PIPE”), priced at $10.00 per share, along with $404 million of cash held in trust by SVAC, assuming no public shareholders of SVAC exercise their redemption rights. Certain clients of Starboard Value LP, the sponsor of SVAC (“Starboard”), have entered into a $100 million forward purchase agreement to offset redemptions, if any, by SVAC’s shareholders. The PIPE includes commitments from institutional investors, including Fidelity Management & Research Company LLC, and clients of Starboard. Proceeds of the transaction will be used to partially retire Company debt and provide incremental cash for growth, as well as to pay transaction expenses.

The proposed business combination was unanimously approved by the boards of directors of both SVAC and Cyxtera on February 21, 2021. The transaction is expected to close in mid-2021, subject to customary closing conditions, including the receipt of regulatory approvals, and approval by SVAC’s stockholders. Upon closing of the proposed business combination, the name of SVAC will be changed to Cyxtera Technologies, Inc.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (Continued)

Note 21. Subsequent events (continued)

Addison site

In January 2021, the Company notified the landlord of the Addison office space of its intent to sublease the property for the remaining lease term of 10 years. The Company ceased use of the space in January and subleased the space to a third party commencing on March 1st. In connection with this decision, the Company expects to incur approximately $7.9 million of expenses, including $5.9 million of accrued lease termination costs and $2 million of asset disposals.

Moses Lake site

In February 2021, the Company notified the landlord of its Moses Lake data center facility of its intent to cease the use of the space. Accordingly, the Company expects to accelerate depreciation and amortization of all assets on the site, including favorable leasehold interest amortization, which will result in additional depreciation and amortization of approximately $0.9 million and additional favorable leasehold amortization of $0.3 million during the three months ended March 31, 2021, and $1.2 million for the three months ended June 30, 2021. The Company plans to cease use of the property in June 2021 at which time it expects meet the conditions for recording a charge related to the remaining lease obligation, which is estimated to be between $50 and $55 million. Cyxtera does not expect or have any plans to sublease the Moses Lake data center facility at the time it ceases its use. Furthermore, Cyxtera believes the ability to sublease the property is remote and as such has not made any assumption for future cash flows from a potential sublease in making its estimate as to the amount of the charge described above.

Amendment and extension of Revolving Facility

On May 7, 2021, certain of the lenders under the Revolving Facility entered into an amendment with Cyxtera pursuant to which they agreed to extend the maturity date for certain revolving commitments from May 1, 2022 to November 1, 2023. Under the terms of the amendment, $141.3 million of commitments under the existing Revolving Facility were exchanged for $120.1 million of commitments under a new revolving facility (the “2021 Revolving Facility”). The 2021 Revolving Facility has substantially the same terms as the Revolving Facility, except that the maturity date of the 2021 Revolving Facility is November 1, 2023. In connection with the amendment, the Company repaid $19.6 million of the outstanding balance under the Revolving Facility. As of May 10, 2021, the outstanding loan amounts due under the Revolving Facility and the 2021 Revolving Facility were $8.7 million and $114.3 million, respectively.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

STARBOARD VALUE ACQUISITION CORP.,

MUNDO MERGER SUB 1, INC.,

MUNDO MERGER SUB 2, LLC,

CYXTERA TECHNOLOGIES, INC.

and

MUNDO HOLDINGS, INC.

dated as of

February 21, 2021

Annex A-1

Annex A-2

Annex A-3

Annex A-4

EXHIBITS

Exhibit A	–	Company Stockholder Support Agreement
Exhibit B	–	Sponsor Support Agreement
Exhibit C	–	Letter Agreement Regarding Optional Share Purchase Agreement
Exhibit D	–	Indemnity and Release Agreement
Exhibit E	–	BC Release
Exhibit F	–	Medina Release
Exhibit G	–	Sponsor Release
Exhibit H	–	Form of Subscription Agreement
Exhibit I	–	Form of Company Stockholder Approval
Exhibit J	–	Form of Acquiror Charter
Exhibit K	–	Form of Acquiror Bylaws
Exhibit L	–	Form of Stockholders Agreement
Exhibit M	–	A&R Registration Rights Agreement
Exhibit N	–	Form of First Certificate of Merger
Exhibit O	–	Form of Second Certificate of Merger
Exhibit P	–	Incentive Equity Plan Term Sheet

Annex A-5

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 21, 2021, by and among Starboard Value Acquisition Corp., a Delaware corporation (“Acquiror”), Mundo Merger Sub 1, Inc., Inc. a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub 1”), Mundo Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of Acquiror (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), Cyxtera Technologies, Inc., a Delaware corporation (the “Company”) and Mundo Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company Stockholder (as defined below) (“NewCo”). Acquiror, the Merger Subs, the Company and NewCo are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination (as defined herein);

WHEREAS, prior to the First Effective Time (as defined herein), (i) the Company Stockholder shall contribute all of the Equity Securities (as defined herein) of the Company to NewCo and thereby the Company shall become a direct wholly-owned Subsidiary of NewCo (the “Company Contribution”) and (ii) following the Company Contribution, the Company shall be converted to a Delaware limited liability company in accordance with Section 18-214 of the Limited Liability Company Act of the State of Delaware (the “DLLCA”) (together with the Company Contribution, the “Pre-Closing Restructuring”);

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the DLLCA, at the Closing (as defined herein), (i) Merger Sub 1 will merge with and into NewCo (the “First Merger”), with NewCo being the surviving corporation of the First Merger (NewCo, as the surviving corporation of the First Merger, is sometimes referred to herein as the “Surviving Corporation”) and (ii) immediately following the consummation of the First Merger and as part of the same overall transaction, the Surviving Corporation will merge with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub 2 continuing as the surviving entity of the Second Merger (Merger Sub 2, as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”);

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Mergers, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror and the Company are parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

WHEREAS, the board of directors of NewCo has unanimously (i) determined that it is in the best interests of NewCo and its sole stockholder, and declared it advisable to enter into this Agreement providing for, among other things, the Mergers in accordance with the DGCL and the DLLCA, (ii) approved this Agreement and the Transactions (including the Pre-Closing Restructuring) in accordance with the DGCL and DLLCA, on the terms and subject to the conditions of this Agreement and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted and approved by SIS Holdings LP, a Delaware limited partnership and the sole stockholder of NewCo (the “Company Stockholder”);

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the Company Stockholder, and declared it advisable, to enter into this Agreement, and (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement;

Annex A-6

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company Stockholder has executed and delivered to Acquiror the Company Stockholder Support Agreement attached hereto as Exhibit A (the “Company Stockholder Support Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor, Acquiror, the Company and certain other Persons have entered into that certain letter agreement attached hereto as Exhibit B (the “Sponsor Support Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and certain other Persons have entered into that certain Letter Agreement regarding the Optional Share Purchase Agreement attached hereto as Exhibit C (the “Share Purchase Letter Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company Stockholder has executed and deliver to the Acquiror the Indemnity and Release attached hereto as Exhibit D (the “Indemnity and Release Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, BCEC-Cyxtera Technologies Holdings (Guernsey) L.P., a Guernsey limited partnership, has executed and deliver to the Acquiror the Release attached hereto as Exhibit E (the “BC Release”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Medina Capital Fund II – SIS HOLDCO, L.P. has executed and deliver to the Acquiror the Release attached hereto as Exhibit F (the “Medina Release”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor has executed and delivered to the Company the Release attached hereto as Exhibit G (the “Sponsor Release”);

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Acquiror Class A Common Stock (the “PIPE Investment”) pursuant to the terms of the Subscription Agreements attached hereto as Exhibit H (each, a “Subscription Agreement” and collectively the “Subscription Agreements”), such private placement to be consummated immediately prior to the First Effective Time (as defined herein);

WHEREAS, promptly following the execution and delivery of this Agreement, the Company Stockholder shall deliver to Acquiror and the Company the Company Stockholder Approval (as defined herein) substantially in the form attached hereto as Exhibit I;

WHEREAS, the board of directors of Merger Sub 1 has approved this Agreement and the Transactions;

WHEREAS, Acquiror, as the sole member of Merger Sub 2 has approved this Agreement and the Transactions;

WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror and the stockholders of Acquiror, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, including the Mergers in accordance with the DGCL, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its stockholders the approval of the Acquiror Stockholder Matters (as defined herein) (the “Acquiror Board Recommendation”);

WHEREAS, at the First Effective Time, Acquiror shall (i) amend and restate the certificate of incorporation of Acquiror to be in the form attached hereto as Exhibit J (the “Acquiror Charter”) and (ii) amend and restate the bylaws of Acquiror to be in the form of Exhibit K attached hereto (the “Acquiror Bylaws”);

Annex A-7

WHEREAS, in connection with the consummation of the Mergers, Acquiror and certain other Persons will enter into a stockholders agreement substantially in the form of Exhibit L attached hereto (the “Stockholders Agreement”); and

WHEREAS, in connection with the consummation of the Mergers, Acquiror and certain other Persons shall enter into an amended and restated registration rights agreement substantially in the form attached hereto as Exhibit M (the “A&R Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01     Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Material Adverse Effect” means any change, event, occurrence, effect or circumstance that, individually or in the aggregate, would or would reasonably be expected to, prevent, materially delay or materially impede the performance by Acquiror or any of the Merger Subs of its obligations under this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, or otherwise have a material adverse effect on the Transactions, the Surviving Entity or its Subsidiaries.

“Acquiror Organizational Documents” means the Certificate of Incorporation, the Acquiror’s bylaws, the Trust Agreement, the Forward Purchase Agreement and the Share Purchase Letter Agreement, each as amended.

“Acquiror Parties” means Acquiror and the Merger Subs.

“Acquiror Stockholder Matters” means (i) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (ii) the adoption and approval of the issuance of shares of Acquiror Class A Common Stock in connection with the Transactions as may be required under NASDAQ listing requirements, (iii) the adoption and approval of the amendments to the Certificate of Incorporation as contemplated by the Acquiror Charter attached as Exhibit J hereto, (iv) the adoption and approval of the Incentive Equity Plan, (v) the adoption and approval of each other proposal that the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto; (vi) the adoption and approval of each other proposal reasonably agreed to by Acquiror and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Agreements, (vii) the election of directors effective as of the Closing as contemplated by Section 8.06 and (viii) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

Annex A-8

“Acquiror Warrant” means each warrant to purchase one share of Acquiror Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Action” means any action, suit, complaint, demand, claim, citation, notice of violation, audit, arbitration or other legal, judicial, regulatory or administrative proceeding (whether at law or in equity) by or before any Governmental Authority. References to “Action” shall include any inquiry or investigation, but, in each case, solely to the extent the Company has Knowledge of such inquiry or investigation.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided that, (i) in no event (other than with respect to the definition of “Affiliate Agreement”, the definition of “Stockholder Related Party”, Section 4.13(a)(xvi), Section 4.23 and Section 6.03) shall the Company or any of its Subsidiaries be considered an Affiliate of any Company Sponsor or any of its Affiliates, any investment fund advised, managed or otherwise affiliated with any Company Sponsor or its Affiliates nor shall any Company Sponsor, its Affiliates, any investment fund advised, managed or otherwise affiliated with any Company Sponsor or its Affiliates, be considered an Affiliate of the Company or any of its Subsidiaries, (ii) in no event shall the Company or any of its Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any such investment fund nor shall any such portfolio company (other than the Company and its Subsidiaries) of any such investment fund be considered an Affiliate of the Company or any of its Subsidiaries and (iii) other than with respect to Section 5.14, in no event shall Sponsor or any of its Affiliates be considered an Affiliate of Acquiror.

“Affiliate Agreement” means any Contract between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company, its Subsidiaries, the Company Stockholder or any Company Sponsor, on the other hand, except in each case, for (i) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (ii) reimbursements of expenses incurred in connection with their employment or service, (iii) amounts paid or provided pursuant to Company Benefit Plans and (iv) any Contract with any Portfolio Companies, including, in each case, any Contract disclosed, or that should have been disclosed on Schedule 4.23.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and any other applicable U.S. and non-U.S. Laws relating to the prevention of corruption or bribery, and (b) the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT Act ((Pub. L. No. 107-56), and the Bank Secrecy Act (31 U.S.C. §§ 5311-5332), the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, and any other applicable U.S. and non-U.S. Laws related to terrorist financing or money laundering, including financial recordkeeping and reporting requirements mandated by such Laws.

“Available Closing Acquiror Cash” means, without duplication, an amount equal to (i) the aggregate amount of freely usable cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption and payment of deferred underwriting commissions and taxes payable on interest earned), plus (ii) the aggregate amount of net cash proceeds that have been funded to, or that will be funded concurrently with the occurrence of the Closing (solely to the extent actually funded), and remains with, Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing.

“BIS” means the U.S. Department of Commerce’s Bureau of Industry and Security.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

Annex A-9

“Business Combination Proposal” has the meaning set forth in the definition of “Acquiror Stockholder Matters”.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, as in effect on the date hereof.

“Code” means the Internal Revenue Code of 1986.

“Colocation Services” means providing: (a) access and use rights to specified portions of the Company Data Centers to enable customers to locate and operate their Customer Colocation Equipment therein; (b) access to electrical power necessary to operate such Customer Colocation Equipment; (c) connectivity of such Customer Colocation Equipment to external communication networks; and (d) related ancillary services requested by such customers in connection with the installation and use of their Customer Colocation Equipment, the connection of such Customer Colocation Equipment to power sources or external communications networks, and maintaining or optimizing the operation or performance of such Customer Colocation Equipment.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Material Adverse Effect” means any change, event, occurrence, effect or circumstance whether known or unknown as of the date hereof, that, individually or in the aggregate, (i) would prevent, delay, impair or materially impede the ability of the Company to consummate the Mergers or (ii) would or reasonably would be expected to have a materially adverse effect on the business, financial condition or results of operations of Company and its Subsidiaries (taken as a whole); provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” on or in respect of the Company and its Subsidiaries under clause (ii) of this definition: (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof after the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Company and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law, directive, guidelines or recommendations issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Authority or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guidelines, recommendations or interpretation thereof; (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Company and its Subsidiaries resulting therefrom (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)); (f) any action taken or not taken at the written request of Acquiror; (g) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (h) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (i) any failure of the Company or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (i) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (j) any action taken by Acquiror, the Sponsor or any of their respective

Annex A-10

Affiliates; or (k) any matter to which Acquiror has consented in writing; except, in the case of clauses (a), (b), (c), (g) or (h) above, if any such change, event or effect has a disproportionate and adverse effect on the Company and its Subsidiaries relative to other similarly situated businesses in the industries in which the Company and its Subsidiaries operate; provided that in determining whether a Company Material Adverse Effect has occurred or would occur, any rights to proceeds from insurance or other third party contribution or indemnification in respect of the event giving rise thereto available to the Company or its Subsidiaries shall be taken into account to the extent that such proceeds have been actually paid, or, with respect to insurance, the carrier has acknowledged that such event gives rise to a covered claim, to the Company or its Subsidiaries.

“Company Sponsor” means either or both (depending on the context) of BC Partners, Inc. and Medina Capital Advisors, LLC.

“Company Stockholder Approval” means the adoption of this Agreement and the Mergers, by the written consent of the Company Stockholder, pursuant to the NewCo’s organizational documents and Section 251 of the DGCL, substantially in the form attached hereto as Exhibit I.

“Competition Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable, the Directorate General for Competition of the European Commission, and any other Governmental Authority that enforces Competition Laws in the jurisdictions set forth on Schedule 8.01(a).

“Competition Laws” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition, including all antitrust, competition, merger control and unfair competition Laws.

“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Governmental Order or other authorization issued by or obtained from any Governmental Authority.

“Contracts” means any contract, agreement, license, sublicense, subcontract, lease, sublease, purchase order, note, indenture, mortgage, warrant, loan, instrument, obligation or other commitment, in each case, that is legally binding on the Person in question (including all amendment, supplements and modifications thereto).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health Organization or an industry group) in relation to, arising out of, in connection with or in response to an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guideline, recommendation or interpretation thereof.

“Credit Facilities” means (i) that certain First Lien Credit Agreement (the “First Lien Credit Agreement”) by and among Cyxtera DC Parent Holdings, Inc., Cyxtera DC Holdings, Inc. (f/k/a Colorado Buyer Inc.), and the other parties thereto and (ii) that certain Second Lien Credit Agreement (the “Second Lien Credit Agreement”) by and among Cyxtera DC Parent Holdings, Inc., Cyxtera DC Holdings, Inc. (f/k/a Colorado Buyer Inc.), and the other parties thereto, each dated as of May 1, 2017 and each as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof.

“Customer Colocation Contracts” means all Contracts with customers for the provision by the Company or any of its Subsidiaries of Colocation Services.

Annex A-11

“Customer Colocation Equipment” means any and all computers, servers, data networking and data processing equipment and voice service equipment owned, leased, or operated by customers of the business of the Company and its Subsidiaries.

“Data Protection Laws” means all applicable Laws pertaining to data protection, data privacy, data security, data breach notification, data localization and cross-border data transfer.

“EAR” has the meaning specified in the definition of Trade Control Laws.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including endangered or threatened species or other natural resources) or worker and public health and safety (solely to the extent related to exposure to Hazardous Materials), including those related to the manufacture, generation, use, storage, distribution, transport, importing, labeling, handling, Release, or cleanup of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) bonds, debentures, notes or other Indebtedness having the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company, in their capacity as such, would have the right to vote (“Voting Debt”), (iii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iv) any warrants, calls, subscriptions, options or other rights (including preemptive rights) to subscribe for, purchase or acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, Voting Debt or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock, Voting Debt or other voting securities of, or other ownership interests in, such Person, or (v) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities, profit participation, equity-based awards, or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated), that, together with NewCo, the Company or any of their respective Subsidiaries, is (or at the relevant time has been or would be) considered under common control, or treated as a single employer, under or within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Lien Credit Agreement” has the meaning specified in the definition of Credit Facilities.

“Forward Purchase Agreement” means that certain Amended and Restated Forward Purchase Agreement, dated as of September 9, 2020, by and among Acquiror and the other parties thereto.

“Fraud” means with respect to a Party, actual common law fraud with respect to the making of the express representations and warranties by such Party in Article IV or Article V, as applicable; provided, however, that such fraud of a Party shall only be deemed to exist if such Party had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a material misrepresentation with respect to the representations and warranties made by such Party in Article IV or Article V, as applicable, as qualified by the Schedules, and such material misrepresentation was made with the actual intention of deceiving another Party who is relying on such representation or warranty.

“GAAP” means United States generally accepted accounting principles, consistently applied.

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“Government Bid” means any quotation, bid or proposal by the Company that is outstanding and in effect as of the date hereof, which if accepted or awarded, would lead to a prime contract with a Governmental Authority, or to a subcontract with a prime contractor or higher-tier subcontractor under a prime contract with a Governmental Authority.

“Government Contract” means any prime contract with any Governmental Authority and any subcontract with a prime contractor or higher-tier subcontractor under a prime contract with any Governmental Authority. A task, delivery, or purchase order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, verdict, subpoena, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including petroleum or any fraction thereof, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person as of any time, and including any accrued and unpaid interest, other payment obligations (including prepayment and redemption premiums or penalties (if any), breakage costs, fees and other costs and expenses associated with repayment), and accrued and unpaid commitment fees thereon, the following obligations (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (including debt-like instruments) or debt securities, the payment of which such Person is responsible or liable for, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred and unpaid purchase price of property or services (excluding trade accounts payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 60 days after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and (g) all obligations in respect of leases that would be required to be capitalized in accordance with GAAP (expressly excluding the application of ASC842).

“Intellectual Property” means all intellectual property rights anywhere in the world, including all: (i) issued patents, patent applications (including divisionals, continuations, continuations-in-part, extensions, reexaminations and reissues thereof), and intellectual property rights in inventions (whether or not patentable), (ii) trademarks, service marks, trade names and trade dress, slogans, indicia of origin, and all registrations,

Annex A-13

applications and renewals in connection therewith, (iii) copyrights, any other intellectual property rights in works of authorship, and all registrations and applications in connection therewith, (iv) internet domain names and social media handles, (v) intellectual property rights in software, computer applications, source codes and object codes, and (vi) trade secrets, and any other intellectual property rights in know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information.

“Intellectual Property Registrations” means all Intellectual Property that is issued by or registered or applied-for with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain name registrations and copyright registrations, issued and reissued patents, and pending applications for any of the foregoing, in each case, that is included in Owned Intellectual Property.

“Investment Screening Laws” means any applicable U.S. or foreign Laws intended to screen, prohibit or regulate foreign investments on public interest or national security grounds.

“IT Systems” means all software, computer and information technology systems, servers, networks, databases, computer hardware and equipment, information, record keeping, communications, telecommunications, interfaces, platforms, and peripherals that are owned, used or controlled by or for the business of the Company or any of its Subsidiaries.

“ITAR” has the meaning specified in the definition of “Trade Control Laws”.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, charge, security interest, conditional sale or other title retention agreement, preemptive right, collateral assignment, option, right of first refusal, or other lien of any kind, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease, finance lease or title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing (other than, in the case of a security, any restriction on transfer of such security arising under securities Laws).

“Letters of Credit” means any obligation for the reimbursement of an obligor of any letter of credit, banker’s acceptance or similar Contract.

“Named Parties” means with respect to this Agreement, the Parties.

“NASDAQ” means the Nasdaq Stock Exchange.

“NewCo Common Stock” means the common stock, par value $0.01 per share, of NewCo.

“OFAC” has the meaning specified in the definition of Sanctions Laws.

“Open Source Software” means any (a) software licensed or distributed as free software, open source software, or under similar licensing or distribution models, or (b) software that requires as a condition of use, modification or distribution that such software, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), Copyleft Software, Common Public License, the Artistic License (e.g., PERL), BSD, MIT, the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL), Affero General Public License (AGPL), the Sun Industry Source License (SISL) and the Apache Software License.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries, individually or jointly with others.

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“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means all permits, licenses, franchises, approvals, consents, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions or that may thereafter be paid without penalty to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales Contracts (to the extent not concerning real property) and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be discovered by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property affected thereby, (v) non-exclusive licenses of Intellectual Property granted to customers entered into in the ordinary course of business consistent with past practices, (vi) Liens securing the Credit Facilities, (vii) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet, (viii) Liens that would not, individually or in the aggregate, have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, (ix) leases, subleases and similar agreements with respect to the Leased Real Property or Owned Real Property, as applicable, and (x) Liens described on Schedule 1.01(b).

“Permitted Payments” means each of the following: (a) any payment or transfer expressly required to be made pursuant to this Agreement, (b) any payment or transfer referred to in Schedule 1.01(a), (c) any payment or transfer with the prior written consent of Acquiror, (d) other than payments, transfers to or other transactions with any Stockholder Related Party, any payment to, transfer to or other transaction with, on arm’s length terms to a bona fide third party customer, supplier or vendor of the Company in the ordinary course of business consistent with applicable past practice (including such payments, transfers or other transactions covered by clauses (iv) or (v) of the definition of Restricted Payments), provided that, notwithstanding anything herein or otherwise to the contrary, (i) for purposes of this clause (d), the term “Stockholder Related Party” shall not include any Portfolio Companies, and (ii) for the avoidance of doubt, any such payments or transfers to any Portfolio Companies shall be considered, and be, Permitted Payments for all purposes hereunder; (e) any payments (including in respect of interest, expense reimbursement, indemnities or otherwise) under the Contracts governing the Credit Facilities (whether paid directly to the counterparties to such Contracts or indirectly through any Stockholder Related Party), (f) payment of any indemnification or insurance to (including payment of any insurance premiums on behalf of) any directors or officers of NewCo, the Company or its Subsidiaries pursuant to the organizational documents or Contracts in effect as of the date hereof that have been disclosed to Acquiror and the reimbursement of any out-of-pocket expenses incurred by any directors and officers consistent with past practice, (g) any payment by the Company or its Subsidiaries in respect of salary or other ordinary course compensation, reimbursement or advancement of reasonable expenses, or other benefits due to an individual in his or her capacity as an employee or Service Provider of the Company or its Subsidiaries, in the ordinary course of business consistent with past practice and (h) any payments between the Company and any of its wholly-owned Subsidiaries.

“Person” means any individual, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Data” means any data or information relating to an identified natural person (or information that, in combination with other information, could reasonably allow the identification of a natural person), including demographic, health, behavioral, biometric, financial, nonpublic, and geolocation information, IP addresses,

Annex A-15

employee information, and any other individually identifiable information that is protected under any applicable privacy, data security, or data breach notification Law.

“Portfolio Company” means any “portfolio company” (as such terms is customarily used in the private equity industry) of any investment fund, investment vehicle or similar entity affiliated with, advised or managed by any Company Sponsor or any of its Affiliates.

“Real Property” means, collectively, the Leased Real Property and Owned Real Property.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, abandonment, disposing or other release into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Acquiror Stockholder Approval” means the approval of the Acquiror Stockholder Matters by the affirmative vote of the holders of the requisite number of Acquiror Common Stock entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment thereof), in accordance with the Acquiror Organizational Documents and applicable Law.

“Restricted Payments” means any of the following, in each case other than any Permitted Payments: (i) dividends, distributions, return of capital or other distributions of profits or assets (whether in cash, stock or property or any combination thereof) declared, paid or made by the Company, NewCo or their Subsidiaries, other than such dividends, distributions, return of capital or other distributions made by a wholly-owned Subsidiary to its parent, (ii) payments made by the Company, NewCo or their Subsidiaries to or on behalf of a Stockholder Related Party (whether pursuant to a Contract, in connection with any liability or otherwise), (iii) redemption, repurchase or repayment of Equity Securities of the Company or NewCo, (iv) assuming or incurring any liability that is otherwise a liability of a Stockholder Related Party (and not of the Company, NewCo or any of their Subsidiaries), (v) waiving, releasing or forgiving any cash payable owed to the Company, NewCo or their Subsidiaries by a Stockholder Related Party, (vi) paying any management, monitoring, advisory, supervisory or other stockholder or director’s fees or bonuses or payments of a similar nature to a Stockholder Related Party, (vii) paying or providing any bonus, incentive, retention, change in control, transaction-based or discretionary payment or right or other compensation or benefit (regardless of whether related to the transactions contemplated by this Agreement or otherwise) (including, without duplication, Taxes payable by the payor of such amounts in connection with the payment of such amounts) to the directors or officers of the Company, NewCo or their Subsidiaries, (viii) any material gift or gratuitous payment to or on behalf of any Stockholder Related Party, (ix) entering into any guarantee or indemnity relating to an obligation of any Stockholder Related Party (to the extent it is not otherwise an obligation of the Company, NewCo or any of their Subsidiaries), or (x) an agreement or binding commitment to do any of the foregoing, in each case, except for ordinary course compensation or other payments required to be made under any Company Benefit Plan in existence as of the date of this Agreement that has been disclosed to Acquiror. For the avoidance of doubt, in no event shall Restricted Payments include any Permitted Payments.

“Revolving Loans” means Revolving Loans under and as defined in the First Lien Credit Agreement.

“Sanctioned Country” means any country or territory that is the subject or target of a comprehensive embargo under Sanctions Laws (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is (or was at the relevant time) (i) the subject or target of Sanctions Laws or Trade Control Laws, (ii) listed on any restricted or prohibited party list under Sanctions Laws

Annex A-16

or Trade Control Laws, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, OFAC’s Non-SDN Communist Chinese Military Companies List, BIS’ Entity List, BIS’ Denied Persons List, BIS’ Unverified List, the UN Security Council Consolidated List, UK Consolidated Financial Sanctions List, and the EU Consolidated List; (iii) incorporated, organized, located, or resident in a Sanctioned Country; or (iv) any Person owned or controlled by Person(s) described under clauses (i), (ii) or (iii).

“Sanctions Laws” means economic or trade sanctions Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the United Kingdom, the European Union and each of its Member States, Canada, Singapore, and Japan.

“Schedules” means the disclosure schedules of the Company and its Subsidiaries, or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Credit Agreement” has the meaning specified in the definition of Credit Facilities.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign Governmental Authority and the rules and regulations promulgated thereunder.

“Service Provider” means any bona fide third-party service provider other than any Stockholder Related Party.

“Sponsor” means SVAC Sponsor LLC, a Delaware limited liability company.

“Stockholder Related Party” means (i) the Company Stockholder, (ii) any Affiliate of the Company Stockholder or any of its Affiliates, (iii) any Company Sponsor or its Affiliates, in each case other than the Company or its Subsidiaries. Notwithstanding anything herein to the contrary, in no event shall Stockholder Related Parties include (or be considered to include): (x) any limited partners or other direct or indirect investors in any investment fund affiliated with, advised or managed by any Company Sponsor or any of their respective Affiliates, or any of the respective Affiliates of any such limited partners or investors or (y) any director, officer or employee of the Company or its Subsidiaries that is not otherwise affiliated with either of the Company Sponsors.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

Annex A-17

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Trade Control Laws” means (a) all U.S. and non-U.S. Laws relating to customs or import Laws, export control and trade Laws, including the Export Administration Regulations (“EAR”), the International Traffic in Arms Regulations (“ITAR”), the customs and import Laws administered by U.S. Customs and Border Protection, the EU Dual Use Regulation, UK Export Control Act 2002, and UK Export Control Order 2008, SI 2008/3231; (b) Laws relating to information technology and communication supply chain (including U.S. Executive Order 13873); and (c) U.S. Antiboycott Laws.

“Transaction Agreements” means this Agreement, the Stockholders Agreement, the Sponsor Support Agreement, the Subscription Agreements, the A&R Registration Rights Agreement, the Acquiror Charter, the Acquiror Bylaws, the Company Stockholder Support Agreement, the Confidentiality Agreement, the Indemnity and Release Agreement, the BC Release, the Medina Release and the Sponsor Release and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers and the Pre-Closing Restructuring.

“Treasury Regulations” means the regulations promulgated under the Code.

“Warrant Agreement” means the Warrant Agreement, dated as of September 9, 2020, by and between Acquiror and the Trustee.

“Willful Breach” means, with respect to a Party, a material breach of a representation, warranty, covenant or agreement set forth in this Agreement, as applicable, that is the consequence of a willful and intentional act or omission by such Party with the actual knowledge such Party that such act or omission would result in such a material breach.

Section 1.02    Construction.

(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

(b)    Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(c)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(d)    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

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(e)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)    The phrases “provided to Acquiror,” “delivered to Acquiror”, “furnished to Acquiror,” “made available to Acquiror” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to Acquiror no later than 5:00 p.m. on the day prior to the date of this Agreement (i) in the virtual “data room” maintained by Venue that has been set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(g)    References to “$” or “dollar” or “US$” shall be references to Untied States dollars.

(h)    all references to “or” shall be construed in the inclusive sense of “and/or.”

Section 1.03    Table of Defined Terms.

Term	Section
“280G Approval”	Section 6.07
“A&R Registration Rights Agreement”	Recitals
“A&R Share Purchase Agreement”	Recitals
“Acquiror”	Preamble
“Acquiror Board Recommendation”	Recitals
“Acquiror Bylaws”	Recitals
“Acquiror Charter”	Recitals
“Acquiror Preferred Stock”	Section 5.11(a)
“Acquiror Stockholder Redemption”	Section 8.02(a)
“Acquisition”	Section 4.27
“Acquisition Contract”	Section 4.27
“Additional Financial Statements”	Section 6.04(a)
“Affiliate Agreements”	Section 4.23
“Agreement”	Preamble
“Audited Financial Statements”	Section 4.08(a)
“BC Release”	Recitals
“Buyer Arrangements”	Section 6.07
“CARES Act”	Section 1.01
“CBA”	Section 4.13(a)(viii)
“Certificates of Merger”	Section 2.02
“Closing”	Section 3.02(a)
“Closing Date”	Section 3.02(a)
“Closing Share Consideration”	Section 3.02(b)
“Company”	Preamble
“Company Alternative Transaction”	Section 8.03(a)
“Company Benefit Plan”	Section 4.15(a)
“Company Contribution”	Recitals
“Company Employees”	Section 4.16(a)
“Company Permits”	Section 4.12
“Company Stockholder”	Recitals
“Company Stockholder Support Agreement”	Recitals
“Confidentiality Agreement”	Section 11.09
“D&O Indemnitees”	Section 7.01(a)
“D&O Tail Policy”	Section 7.01(b)
“Designated Person”	Section 11.17(a)

Annex A-19

Term	Section
“DGCL”	Recitals
“DLLCA”	Recitals
“Effective Time”	Section 2.02
“Employee Loans”	Section 6.11
“Enforceability Exceptions”	Section 4.03
“ERISA”	Section 4.15(a)
“Excluded Share”	Section 3.01(c)
“Existing Representation”	Section 11.17(a)
“Federal Securities Laws”	Section 6.09
“Financial Statements”	Section 4.08(a)
“First Effective Time”	Section 2.02
“First Merger”	Recitals
“Foreign Plan”	Section 4.15(a)
“Incentive Equity Plan”	Section 7.07
“Indemnity and Release Agreement”	Recitals
“Insurance Policies”	Section 4.18
“Intended Income Tax Treatment”	Section 8.04(a)
“Interim Financial Statements”	Section 4.08(a)
“Interim Period”	Section 6.01
“Leased Company Data Centers”	Section 4.19(a)
“Leased Real Property”	Section 4.19(a)
“Medina Release”	Recitals
“Mergers”	Recitals
“Merger Sub 1”	Preamble
“Merger Sub 2”	Preamble
“Merger Subs”	Preamble
“Most Recent Balance Sheet”	Section 4.08(a)
“Non-Recourse Party”	Section 11.14
“Other Company Leased Property”	Section 4.19(a)
“Other Company Owned Real Property”	Section 4.19(a)
“Owned Company Data Centers”	Section 4.19(a)
“Owned Real Property”	Section 4.19(a)
“Party”	Preamble
“PIPE Investment”	Recitals
“PIPE Investment Amount”	Section 5.13
“PIPE Investors”	Section 5.13
“Post-Closing Matters”	Section 11.17(a)
“Post-Closing Representations”	Section 11.17(a)
“Pre-Closing Designated Persons”	Section 11.17(b)
“Pre-Closing Privileges”	Section 11.17(b)
“Pre-Closing Restructuring”	Recitals
“Prior Counsel”	Section 11.17(a)
“Privileged Materials”	Section 11.17(c)
“Proxy Clearance Date”	Section 8.02(a)(i)
“Proxy Statement”	Section 8.02(a)(i)
“Real Property Leases”	Section 4.19(a)
“SEC Reports”	Section 5.08(a)
“Second Effective Time”	Section 2.02
“Second Merger”	Recitals
“SIS Distribution”	Section 8.04(a)
“SPAC Alternative Transaction”	Section 8.03(b)

Annex A-20

Term	Section
“Special Meeting”	Section 8.02(b)
“Specified Contracts”	Section 4.13(a)
“Specified Representations”	Section 9.02(a)(i)
“Sponsor Release”	Recitals
“Sponsor Support Agreement”	Recitals
“Stockholder Related Party”	Section 1.01
“Stockholders Agreement”	Recitals
“Subscription Agreement”	Recitals
“Surviving Corporation”	Recitals
“Surviving Entity”	Recitals
“Surviving Provisions”	Section 10.02
“Termination Date”	Section 10.01(c)
“Top Customer”	Section 4.27(a)
“Top Supplier”	Section 4.27(b)
“Transaction Litigation”	Section 8.01(d)
“Transfer Taxes”	Section 8.04(c)
“Trust Account”	Section 5.06(a)
“Trust Agreement”	Section 5.06(a)
“Trustee”	Section 5.06(a)
“Waived 280G Benefits”	Section 6.07
“WARN Act”	Section 4.16(b)

Section 1.04    Equitable Adjustments. Without limiting anything contained in this Agreement (including Section 6.01(j) and Section 6.01(l)), if, between the date of this Agreement and the Closing, the outstanding shares of NewCo Common Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split or combination or exchange of shares, then any number or amount contained herein which is based upon the number of shares of NewCo Common Stock or shares of Acquiror Common Stock, as applicable, will be appropriately adjusted to provide to the holders of NewCo Common Stock or the holders of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided that, for the avoidance of doubt, this Section 1.04 shall not be construed to permit Acquiror, Newco (or the Company) or the Merger Subs to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.04 shall not apply to the issuance of Acquiror Common Stock pursuant to (i) the Subscription Agreements or (ii) the conversion of Acquiror Class B Common Stock into Acquiror Class A Common Stock.

Section 1.05    Knowledge. As used herein, (i) the phrase “to the Knowledge of” or “the Knowledge of” the Company shall mean the knowledge of the individuals identified on Schedule 1.05(a) and (ii) the phrase “to the Knowledge” or “the Knowledge of” of Acquiror shall mean the knowledge of the individuals identified on Schedule 1.05(b), in each case, as such individuals would have actually acquired in the exercise of a reasonable inquiry of his, her or their direct reports.

ARTICLE II

THE MERGER

Section 2.01    The Mergers.

(a)    Prior to the First Effective Time, the Pre-Closing Restructuring shall be consummated.

(b)    At the First Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub 1 shall be merged with and into NewCo,

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following which the separate corporate existence of Merger Sub 1 shall cease and NewCo shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to NewCo for periods after the First Effective Time until the Second Effective Time shall include the Surviving Corporation).

(c)    At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, the Surviving Corporation shall be merged with and into Merger Sub 2, following which the separate corporate existence of the Surviving Corporation shall cease and Merger Sub 2 shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to NewCo or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.02    Effective Times. On the terms and subject to the conditions set forth herein, at the Closing, NewCo and Merger Sub 1 shall cause the First Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit N attached hereto (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and the time of such filing, or such later time as may be agreed in writing by NewCo and Acquiror and specified in the First Certificate of Merger, will be the effective time of and constitute the consummation of the First Merger (the “First Effective Time”). Immediately following the consummation of the First Merger, the Surviving Corporation and Merger Sub 2 shall cause the Second Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit O attached hereto (the “Second Certificate of Merger” and together with the First Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and DLLCA, and the time of such filing, or such later time as may be agreed in writing by NewCo and Acquiror and specified in the Second Certificate of Merger, will be the effective time of and constitute the consummation of the Second Merger (the “Second Effective Time”). At the Closing, substantially simultaneously with the filing of the First Certificate of Merger, Acquiror shall amend and restate the certificate of incorporation of Acquiror by filing, at such time, the Acquiror Charter with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, which Acquiror Charter shall be effective as of the Effective Time.

Section 2.03    Effect of the Mergers.

(a)    The effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub 1 and NewCo shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation.

(b)    The effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub 2 and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity.

Section 2.04    Governing Documents. At the First Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub 1 as in effect immediately prior to the First Effective Time. At the Second Effective Time, the certificate of formation and limited liability company agreement of the Surviving Entity shall be amended and restated to read the same as the certificate of formation and limited liability company agreement of Merger Sub 2 as in effect immediately prior to the Second Effective Time. Acquiror shall, effective as of the First Effective Time, amend and restate, the bylaws of Acquiror in the form of Acquiror Bylaws.

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Section 2.05    Directors and Officers of the Surviving Corporation and the Surviving Entity. Immediately after the First Effective Time, the individuals who were the board of directors of NewCo shall be installed as the board of directors of the Surviving Corporation and the officers of the Surviving Corporation shall be the officers of NewCo immediately prior to the First Effective Time. Immediately after the Second Effective Time, the officers of the Surviving Entity shall be the officers of the Surviving Corporation immediately prior to the Second Effective Time.

Section 2.06    Further Assurances.

(a)    If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the First Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of NewCo and Merger Sub 1, the applicable directors, officers and members of NewCo and Merger Sub 1 (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(b)    If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub 2, the applicable directors, officers and members of the Surviving Corporation and Merger Sub 2 (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

MERGER CONSIDERATION; CLOSING

Section 3.01    Effect of the First Merger on NewCo Common Stock. On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a)    All of the shares of NewCo Common Stock issued and outstanding immediately prior to the First Effective Time (other than Excluded Shares) will be automatically cancelled and extinguished and collectively converted into the right to receive the Closing Share Consideration pursuant to Section 3.03(b).

(b)    Each issued and outstanding share of common stock of Merger Sub 1 shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the First Effective Time, all certificates representing the common stock of Merger Sub 1 (if any) shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c)    Each share of NewCo Common Stock held in NewCo’s treasury immediately prior to the First Effective Time (each, an “Excluded Share”) shall be automatically cancelled and extinguished, and no consideration shall be paid or payable with respect thereto.

Section 3.02    Effect of the Second Merger. On the terms and subject to the conditions set forth herein, at the Second Effective Time, by virtue of the Second Merger and without any further action on the part of any Party or any other Person, the following shall occur: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and extinguished without any conversion thereof or payment therefor and (b) the limited liability

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company interests of Merger Sub 2 outstanding immediately prior to the Second Effective Time shall be converted into and become the limited liability company interests of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding Equity Securities of the Surviving Entity as of immediately following the Second Effective Time.

Section 3.03    Closing.

(a)    Subject to the terms and conditions of this Agreement, the consummation of the Mergers (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 or electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the date that is two (2) Business Days following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)    At the Closing and simultaneously with the First Effective Time, Acquiror shall issue and deliver to the Company Stockholder 106,100,000 shares of Acquiror Class A Common Stock, which such shares shall be newly and validly issued, credited as fully paid, rank pari passu in all respects with the other shares of Acquiror Common Stock and be free and clear of any Liens (other than generally applicable transfer restrictions under applicable securities Laws, and the restrictions under the Stockholders Agreement) (the “Closing Share Consideration”). The Closing Share Consideration so issued will be delivered in book entry form.

Section 3.04    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquiror, the Merger Subs, the Company, NewCo, the Surviving Corporation, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided that the Person intending to withhold shall provide notice to the Person to whom amounts would otherwise be payable as soon as reasonably practicable after such determination (and provided that Acquiror shall use commercially reasonably efforts to provide notice of any withholding required to be made from amounts or value deliverable to the Company Stockholder at least ten (10) days prior to the Closing Date, provided, however, that the 10-day notice requirement set forth in this Section 3.04 shall not apply to any withholding required under applicable Law as a result of a failure to deliver the certificates described in Section 6.05), which notice shall include the anticipated amount of withholding and a description of the factual and legal basis therefor. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement, the Company and NewCo represent and warrant to Acquiror and the Merger Subs as of the date of this Agreement and as of the Closing Date as follows:

Section 4.01    Corporate Organization of the Company and NewCo. Each of the Company and NewCo has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. Each of the Company and NewCo has made available to Acquiror true and correct copies of its certificate of incorporation and bylaws as in effect as of the date hereof. Each of the Company and NewCo is duly licensed, registered or qualified and in good standing (or the equivalent thereof) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its

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activities is such as to require it to be so licensed, registered or qualified, except where failure to be so licensed, registered or qualified would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.02    Subsidiaries. The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization, are set forth on Schedule 4.02. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly licensed, registered or qualified and in good standing (or the equivalent thereof) as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed, registered or qualified, except where the failure to be in good standing or so licensed, registered or qualified would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.03    Due Authorization. Each of the Company and NewCo has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the approvals described in Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company and NewCo, and no other corporate proceeding on the part of the Company or NewCo is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s or NewCo’s performance hereunder or thereunder other than the Company Stockholder Approval. This Agreement has been, and each such other Transaction Agreement (when executed and delivered by the Company and NewCo) will be, duly and validly executed and delivered by the Company and NewCo and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute, a valid and binding obligation of the Company and NewCo, enforceable against the Company and NewCo in accordance with its terms, subject to (x) obtaining the Company Stockholder Approval and (y) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04    No Conflict. Subject to the receipt of the consents, approvals, authorizations, the requirements set forth in Section 4.05 or on Schedule 4.04 and obtaining the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not, (a) contravene or conflict with the certificate of incorporation or bylaws of NewCo, the Company or its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to NewCo, the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of NewCo, the Company or any of its Subsidiaries (other than any Permitted Liens) or result in a violation of, a termination (or right of termination) or cancellation of, or default under, or the creation or acceleration of any obligation or the loss or reduction of a benefit under, any provision of, the Credit Facilities or any Specified Contract, except in the case of each of clauses (b) through (d) for such violations, contraventions, conflicts, creations, impositions, violations, terminations, breaches or defaults which would not, individually or in the aggregate, (i) have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, or (ii) materially adversely affect the

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ability of NewCo or the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions.

Section 4.05    Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of either NewCo or the Company with respect to the execution, delivery and performance of this Agreement and the Transaction Agreements by NewCo or the Company to which either NewCo or the Company is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 4.05, (ii) the filing with the SEC of (A) the Proxy Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby, (iii) the filing of the Certificates of Merger in accordance with the DGCL and DLLCA and (iv) any actions, consents, approvals, permits or authorizations, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.06    Capitalization.

(a)    The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock. All of the issued and outstanding Equity Securities of the Company and NewCo are set forth on Schedule 4.06(a), all of which are held by the Company Stockholder. The Equity Securities of the Company and NewCo are free and clear of all Liens (other than Permitted Liens) and have not been issued in violation of any Contract, preemptive or similar rights or applicable Law. The issued and outstanding Equity Securities of the Company and NewCo have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.06(a), there are no Equity Securities of the Company or NewCo issued and outstanding.

(b)    There are no outstanding or authorized contingent value rights, equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company or NewCo. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company or NewCo. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company or NewCo. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s or NewCo’s stockholders may vote.

(c)    Except as set forth on Schedule 4.06(c), (i) there are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since December 31, 2019 through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

(d)    The Company is not the subject of any bankruptcy, dissolution, liquidation or similar legal proceedings.

Section 4.07    Capitalization of Subsidiaries.

(a)    The issued and outstanding Equity Securities of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding Equity Securities of each Subsidiary of the Company are owned as set forth on Schedule 4.02, free and clear of any

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Liens (other than the restrictions under applicable Securities Laws, the terms of the Governing Documents of such Subsidiary, and Permitted Liens), and have not been issued in violation of preemptive or similar rights.

(b)    There are no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company. Except for Equity Securities in any direct or indirect wholly-owned Subsidiary of the Company, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person (other than publicly traded securities held for cash management purposes). There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Company. There are no outstanding bonds, debentures, notes or other Indebtedness of any Subsidiary of the company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote.

(c)    Except as set forth on Schedule 4.07(c), neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person.

Section 4.08    Financial Statements.

(a)    Attached as Schedule 4.08(a) hereto are copies of (a) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2019, and the related audited consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (b) the unaudited consolidated condensed balance sheet of the Company as at September 30, 2020 (the “Most Recent Balance Sheet”) and the related unaudited consolidated condensed statements of income and comprehensive income, stockholders’ equity and cash flows for the nine-month period ended September 30, 2020 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b)    The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, income, changes in equity and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP during the periods involved (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments, in each case, the impact of which is not material) and were derived from, the books and records of the Company and its Subsidiaries.

(c)    The Company and its Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets.

(d)    As of the date of this Agreement, the principal balance of Revolving Loans outstanding is not in excess of $142,580,000.

(e)    Since the date of the Most Recent Balance Sheet neither the Company nor any of its Subsidiaries has made any Restricted Payments.

(f)    NewCo was formed solely for the purpose of engaging in the Transactions, has not conducted, and prior to the Closing will not conduct, any business and has no, and prior to the Closing will have no, assets, liabilities or obligations of any nature other than, in each case, those incidental to its formation and pursuant to this Agreement and any other Transaction Agreements to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements (including the Pre-Closing Restructuring), as applicable.

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Section 4.09    Absence of Certain Changes. Except as set forth on Schedule 4.09, since the date of the Most Recent Balance Sheet through the date of this Agreement, (a) except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby or thereby, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practices, (b) there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Acquiror’s consent, would constitute a violation of Section 6.01 hereof.

Section 4.10    Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent or otherwise required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP), except for liabilities or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) disclosed in the Schedules, (e) under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound by, or (f)  that do not exceed $5,000,000 in the aggregate.

Section 4.11    Litigation and Proceedings. Except as set forth on Schedule 4.11, as of the date hereof, there are no, and since December 31, 2018 there have been no, pending or, to the Knowledge of the Company, threatened (in writing) Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, would have, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the business of the Company and its Subsidiaries, taken as a whole. There is no Governmental Order imposed upon the Company or any of its Subsidiaries, except as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities or obligations, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement.

Section 4.12    Compliance with Laws. The Company and its Subsidiaries are, and since May 1, 2017 has been, in compliance with all applicable Laws, except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, would not have a material and adverse effect on the Company and its Subsidiaries or their respective operations, taken as a whole. None of the Company or its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law at any time since May 1, 2017, except for any such violation which has not had, and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries hold, and since May 1, 2017 have held, all Permits necessary for the lawful conduct of the business of the Company, except for such Permits where the failure to so hold has not had, and would not reasonably be expect to have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole (the “Company Permits”). The Company and its Subsidiaries are, and since May 1, 2017 have been, in compliance with and not in default under such Company Permits, in each case except for such noncompliance that would not, individually or in the aggregate, have a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

Section 4.13    Contracts; No Defaults.

(a)    Schedule 4.13(a) contains a true, correct and complete list of all Contracts described in clauses (i) through (xiii) of this Section 4.13(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party other than Company Benefit Plans and Real Property Leases (all such Contracts as described in clauses (i) through (xiii), collectively, the “Specified Contracts”).

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(i)    Each Contract with a Top Customer or Top Supplier;

(ii)    Each Contract, other than a customer Contract, that involves aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $3,500,000 or (y) to the Company or to any of its Subsidiaries of more than $3,500,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;

(iii)    (x) Each Contract relating to Indebtedness having an outstanding principal amount, together with any undrawn commitments to fund Indebtedness under such Contract, in excess of $250,000 and (y) each outstanding Letter of Credit with commitments in excess of $50,000;

(iv)    Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof, in each case, involving payments in excess of $2,500,000 and with respect to which there are any material ongoing obligations;

(v)    Each joint venture, partnership or similar Contract (other than Contracts between wholly owned Subsidiaries of the Company) that is material to the Company and its Subsidiaries, taken as a whole;

(vi)    Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $1,000,000 in the aggregate;

(vii)    Each license, sublicense, or other agreement under which the Company or any of its Subsidiaries (x) is a licensee with respect to any item of material Intellectual Property (excluding (A) click-wrap and shrink-wrap licenses and (B) off-the-shelf software licenses and other licenses of software that is commercially available to the public generally, with one-time or annual aggregate fees of less than $1,000,000) or (y) is a licensor or otherwise grants to a third party any rights to use any item of material Intellectual Property, other than non-exclusive licenses or sublicenses granted to customers in the ordinary course of business;

(viii)    Each collective bargaining agreement or other Contract with any labor union, labor organization or works council (each a “CBA”);

(ix)    Each employment or service agreement or similar Contract with any current director, employee or individual independent contractor of the Company or any of its Subsidiaries with an annual base salary or fee in excess of $250,000;

(x)    Each Contract with any current or former employee, director or other service provider of the Company or any of its Subsidiaries that provides for change in control or transaction-based payments and/or benefits and triggered by the Mergers;

(xi)    Each Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

(xii)    Each Contract containing covenants of the Company or any of its Subsidiaries, (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any line of business or (B) prohibiting or restricting the Company’s and its Subsidiaries’ ability to conduct their business with any Person in any geographic area, in each case, that currently has or would reasonably be expected to have a material and adverse effect on the business of the Company and its Subsidiaries (taken as a whole) as currently operated, in each case other than, for the avoidance of doubt, customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(xiii)    Each Contract that grants to any third Person any “most favored nation rights”;

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(xiv)    Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xv)    Each Contract entered into primarily for the purpose of interest rate or foreign currency hedging;

(xvi)    Each Affiliate Agreement; and

(xvii)    Each Contract that relates to the acquisition or disposition of any Equity Securities in, or assets or properties of, the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which (A) any deferred or contingent payment obligations by or to the Company or any of its Subsidiaries remain outstanding or (B) any indemnification payment obligations remain outstanding (excluding acquisitions or dispositions in the ordinary course of business consistent with past practice or of assets that are obsolete, worn out, surplus or no longer used in the conduct of the Company’s business).

(b)    The Company has made available to Acquiror complete and accurate copies of each Specified Contract as in effect as of the date of this Agreement and, to the Knowledge of the Company, no service order, statement of work, or other agreement not provided to Acquiror modifies any material terms of the applicable Specified Contract. Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date or as would not have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole, each Specified Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except, in each case, where the occurrence of such breach or default or failure to perform would not have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Specified Contracts, and (y) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in breach of or default of any Specified Contract and during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Specified Contract.

Section 4.14    Government Contracts.

(a)    Schedule 4.14(a) sets forth a current, complete, and accurate list of each Government Contract held by the Company or one of its Subsidiaries as of the date hereof. Except as set forth on Schedule 4.14(a), each Government Contract listed in Schedule 4.14(a) is in full force and effect and constitutes a legal, valid, and binding agreement of the Company or a Subsidiary, enforceable against the Company or a Subsidiary in accordance with its terms. The Company has made available to Acquiror copies of the main contract documents including all modifications, task orders, purchase orders, and delivery orders for those Government Contracts provided on Schedule 4.14(a).

(b)    With respect to each Government Contract or Government Bid, since May 1, 2017, except as would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, and except as set forth in Schedule 4.14(b): (i) the Company or its Subsidiary, as applicable, has complied with all material terms and conditions of such Government Contract or Government Bid; (ii) the Company or its Subsidiary, as applicable, has complied with all material requirements of Law pertaining to such Government Contract or Government Bid; (iii) all representations and certifications executed with respect to such Government Contract or Government Bid were accurate and truthful in all material respects as of their effective date and the Company or its Subsidiary, as applicable, has complied with all such representations and certifications in all material respects; (iv) all invoices and claims for payment, reimbursement, or adjustment,

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including requests for progress payments and provisional or progress cost payments, submitted by the Company or its Subsidiary, as applicable, in connection with a Government Contract or Government Bid were current, accurate, and complete in all material respects as of their respective submission dates, and the Company or its Subsidiary, as applicable, is not aware of any evidence that such submissions are not still current, accurate, and complete in all material respects; and (v), since May 1, 2017, neither the Company nor any Subsidiary has received any written (or, to the Knowledge of the Company, oral) notice of termination for default, termination for convenience, cure notice, show cause notice, deficiency or similar notice, stop work order, and no such notice has been threatened. Except as set forth on Schedule 4.14(b), consummation of the transactions contemplated by this Agreement will not require notice to transfer or constitute, cause or serve as the basis of non-performance or non-compliance with any term of any Government Contract or Government Bid to which the Company or any Subsidiary is a party.

(c)    Except as would reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, and except as set forth on Schedule 4.14(c): (i) neither the Company nor any of its Subsidiaries has received any written notice that any officer or, to the Knowledge of the Company, employee, consultant, or agent of the Company or any Subsidiary, is, or since May 1, 2017 has been, under administrative, civil, or criminal investigation, indictment, or information by any Governmental Authority relating to the performance of his or her duties under a Government Contract and; (ii) to the Knowledge of the Company, there is no pending audit or investigation of the Company, any of its Subsidiaries, or any officers of the Company or its Subsidiaries (in each case, in such individual’s capacity as such), or, to the Knowledge of the Company, employees, consultants or agents of the Company or any Subsidiary, nor since May 1, 2017 has there been either (A) a non-routine audit of the Company or any Subsidiary, (B) an audit that resulted in a material adjustment to amounts invoiced or (C) any audit or investigation of the Company or any Subsidiary or any officers, employees, consultants or agents of the Company or any Subsidiary resulting in a material adverse finding with respect to any alleged irregularity, misstatement, or omission arising under or relating to any Government Contract or Government Bid; (iii) since May 1, 2017, neither the Company nor any Subsidiary has made any voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged irregularity, unlawful conduct, misstatement, significant overpayment, or omission arising under or relating to a Government Contract or Government Bid; (iv) neither the Company or any Subsidiary has received any written (or, to the Knowledge of the Company, oral) notice of any determination by a Governmental Authority regarding, nor entered into an consent order or administrative agreement, with a Governmental Authority regarding, any suspected, alleged, or possible fraud, defective pricing, mischarging, improper payments, unauthorized release of information, irregularity, misstatement, omission or violation of law or regulation, or any administrative or contractual requirement related to a Government Contract or Government Bid; (v) neither Company nor any Subsidiary has received any written (or, to the Knowledge of the Company, oral) notice of complaint (whether or not sealed or partially unsealed) regarding any suspected, alleged, or possible fraud, defective pricing, mischarging, improper payments, unauthorized release of information, irregularity, misstatement, omission or violation of law or regulation, or any administrative or contractual requirement related to a Government Contract or Government Bid; (vi) neither the Company nor any Subsidiary has received written document requests, subpoenas, search warrants, or civil investigative demands addressed to or requesting information involving the Company, any Subsidiary, or any members, managers, officers, employees, consultants, agents, or representatives of the Company or any Subsidiary in connection with or concerning any information related to a Government Contract or Government Bid; (vii) neither the Company nor any Subsidiary has received any written notice of any judicial, administrative, or contractual penalties or damages imposed or, to the Knowledge of the Company, threatened to be imposed on the Company or any Subsidiary related to any Government Contract or Government Bid; and (viii) since May 1, 2017, neither the Company nor any Subsidiary nor any officers, principals, or, to the Knowledge of the Company, any employee, consultant, agent, representative, or subcontractor of the Company or any Subsidiary is or has been suspended or debarred, proposed for debarment, declared ineligible or determined non-responsible from holding, performing or bidding on any Government Contract, and no such proceeding regarding suspension, debarment, ineligibility or non-responsibility has been commenced or threatened.

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(d)    Except as set forth in Schedule 4.14(d), (i) there are no currently outstanding claims against the Company or any of its Subsidiaries for which the Company or any Subsidiary has received written notice, either by a Governmental Authority or by any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Bid; (ii) there are, to the Knowledge of the Company, no current disputes or pending requests for equitable adjustment between the Company or any Subsidiary and any Governmental Authority under the Contract Disputes Act or any other Law or between the Company or any Subsidiary and any prime contractor, subcontractor, or vendor arising under or relating to any such Government Contract or Government Bid; and (iii) no current Government Contract is the subject of any bid protest proceeding.

(e)    Since May 1, 2017 and prior to the date hereof, no Governmental Authority, prime contractor, or higher-tier subcontractor has withheld or setoff or, to the Knowledge of the Company, attempted to withhold or setoff, material amounts otherwise due or payable to the Company or any Subsidiary under any Government Contract.

(f)    Schedule 4.14(f) sets forth a full and complete list of all facility clearances that are current and are presently being used by the Company or any of its Subsidiaries. Since May 1, 2017, the Company or its Subsidiary, as applicable, has (i) had the required procedures and facility security clearances in place, or has applied for all such security clearances, to conduct the Company’s or, as applicable, any Subsidiary’s, business of a classified nature up to the level of the Company’s or any Subsidiary’s present clearances, and is taking and has taken all actions necessary to maintain and protect such facilities clearances, (ii) complied in all material respects with applicable national security obligations, including without limitation, the requirements specified in the National Industrial Security Program Operating Manual, and (iii) not been notified by the Defense Counterintelligence and Security Agency or by any other Governmental Authority of any investigations, inquiries or review relating to the facility and personnel security clearances granted by any Governmental Authority to the Company or any Subsidiary other than any review in the normal course of business.

(g)    Neither the Company nor any Subsidiary has made any assignment of any Government Contract or any interest in any outstanding Government Contract. Neither the Company nor any Subsidiary has entered into any financing arrangements with respect to any outstanding Government Contract.

(h)    Since May 1, 2017, neither the Company nor any Subsidiary has received any materially adverse or negative past performance evaluations, reports, or ratings, in each case, in writing, by any Governmental Authority, prime contractor, or higher-tier subcontractor with regard to any Government Contract.

Section 4.15    Company Benefit Plans.

(a)    Schedule 4.15(a) sets forth a true, correct, and complete list of each material Company Benefit Plan, other than offer letters that do not provide severance benefits or a notice period in excess of thirty (30) days upon termination of the employment relationship, and, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) or primarily for the benefit of current or former employees, directors or other service providers of NewCo, the Company or any of their respective Subsidiaries who reside or work primarily outside of the United States (each, a “Foreign Plan”), separately identifies each such Foreign Plan. For purposes of this Agreement, the term “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each equity ownership, equity purchase, equity option, phantom equity, equity or other equity-based award, severance, separation, employment, individual consulting, retention, change-in-control, transaction bonus, fringe benefit, collective bargaining, bonus, incentive, compensation, deferred compensation, employee loan, health, welfare and each other benefit or compensation plan, agreements, programs, policies, practices, Contract or other arrangement, in each case, whether or not subject to ERISA, whether written or unwritten, (i) which is contributed to, required to be contributed to, sponsored by or maintained by, in each case, NewCo, the Company or any of their respective

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Subsidiaries for the benefit of any current or former employees, officers, directors, consultants or independent contractors of NewCo, the Company or any of their respective Subsidiaries, (ii) under which any current or former employee, officer, director, consultant or independent contractor of NewCo, the Company or any of their respective Subsidiaries has any present or future right to benefits, or (iii) under or with respect to which NewCo, the Company or any of their respective Subsidiaries has any liability, contingent or otherwise.

(b)    With respect to each material Company Benefit Plan, the Company has provided or made available to Acquiror true, complete and correct copies of, to the extent applicable: (i) each Company Benefit Plan and all amendments thereto (or, if not written a written summary of its terms) and any trust agreement, insurance contracts or other funding instrument or vehicles and amendments thereto relating to such plan, (ii) the most recent summary plan description and summary material modifications, (iii) the most recent annual report on Form 5500 and all attachments thereto, (iv) the most recent actuarial valuation and audited financial statements, (v) the most recent determination, advisory or opinion letter issued by the Internal Revenue Service, and (vi) any material non-routine correspondence with any Governmental Authority.

(c)    Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)    Each Company Benefit Plan has been established, maintained, funded and administered, in each case, in accordance, in all material respects, with its terms and in compliance, in all material respects, with all applicable Laws, including ERISA and the Code, and all contributions, premiums or other payments and/or amounts that are required to be made or due with respect to any Company Benefit Plan have been timely made or, if not yet due, properly accrued and reflected in NewCo’s, the Company’s or one of their respective Subsidiaries’, as applicable, financial statements to the extent required by GAAP.

(ii)    Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and (A) has received a favorable determination or opinion letter as to its qualification prior to the date of this Agreement or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, in either case, nothing has occurred, whether by action or failure to act or otherwise, that could reasonably be expected to adversely affect such qualification or result in the loss of such qualification.

(iii)    (A) No event has occurred and no condition exists that would subject NewCo, the Company or any of their respective Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, (B) there do not exist any pending or, to the Company’s knowledge, threatened Actions (other than routine claims for benefits) or other actions, suits, audits, arbitration or legal, judicial or administrative proceeding (whether in law or in equity), or investigations with respect to any Company Benefit Plan and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, or other actions, suits, audits, arbitration or legal, judicial or administrative proceeding (whether in law or in equity), or investigations, and (C) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA with respect to any Company Benefit Plan.

(d)    Neither NewCo, the Company nor any of their respective Subsidiaries maintains or sponsors or has or has incurred any liability in respect of post-employment or post-retirement health, medical, life or welfare benefits for any current or former employee, officer, director, consultant or independent contractor of NewCo, the Company or any of their respective Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code and at the sole expense of the applicable current or former employee, officer, director, consultant or independent contractor of NewCo, the Company or any of their respective Subsidiaries.

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(e)    Neither NewCo, the Company nor any of their respective Subsidiaries nor their respective ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to or at any time during the preceding six (6) years has sponsored, maintained, contributed to or was required to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to (1) any multiemployer plan (within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of the Code), (2) a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or any other plan that is or was subject to Section 302 or Title IV of ERISA or Section 412, Section 430 or Section 4971 of the Code, (3) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (4) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither NewCo, the Company, their respective Subsidiaries nor any of their respective ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(f)    Neither the execution and delivery of this Agreement by the Company, shareholder approval of this Agreement, nor the consummation of the transactions contemplated by this Agreement will or could reasonably be expected to (whether alone or in connection with any subsequent event(s)) (A) result in the acceleration, increase, funding or vesting of any compensation or benefits to, or the forgiveness of debt with respect to, any current or former employee, officer, director, consultant or independent contractor of NewCo, the Company or any of their respective Subsidiaries under any Company Benefit Plan or otherwise, (B) entitle any current or former employee, officer, director, consultant or independent contractor of NewCo, the Company or any of their respective Subsidiaries to any severance pay or other compensation or benefits or to any increase in severance pay or other compensation or benefits, (C) limit the right or ability to terminate or amend any Company Benefit Plan or (D) directly or indirectly cause NewCo, the Company or any of their respective Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Benefit Plans.

(g)    (A) No amount, payment, right or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer, director, shareholder, consultant or other service provider of NewCo, the Company, any of their respective Subsidiaries or their Affiliates who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be or is expected to be characterized as, or give rise to, separately or in the aggregate, an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or be nondeductible under Section 280G of the Code, as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) and (B) neither NewCo, the Company nor any of their respective Subsidiaries has any obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(h)

(i)    Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in compliance with Section 409A of the Code since January 1, 2005 or its inception (whichever is later), and all applicable regulations and notices issued thereunder.

(ii)    With respect to each Foreign Plan: (A) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; (B) each Foreign Plan required to be registered or intended to meet certain regulatory or requirements for favorable Tax treatment has been timely and properly registered and has been maintained in good standing in all material respects with applicable regulatory authorities and, to the Knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect such plan; and (C) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded liabilities, and adequate reserves have been established with respect to any Foreign Plan that is not required to be funded.

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Section 4.16    Labor Matters.

(a)    Neither the Company nor any of its Subsidiaries is party to or bound by any CBA or arrangements with a labor union, works council or labor organization. To the Knowledge of the Company, no employees are represented by any labor organization or works council with respect to their employment with the Company or any of its Subsidiaries. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no activities or proceedings of any labor union, works council or labor organization to organize any current or former employee, officer, or director of the Company or its Subsidiaries (the “Company Employees”) and there is no, and since May 1, 2017 there has been no, labor dispute, labor grievance, labor arbitrations, unfair labor practice or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, or work stoppage against or affecting the Company or any of its Subsidiaries, in each case, pending or, to the Knowledge of the Company, threatened.

(b)    Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state, local, or foreign law that remains unsatisfied.

(c)    The Company and its Subsidiaries are, and since December 31, 2018 have been, in compliance with all Laws respecting labor and employment, including provisions thereof relating to fair employment practices, terms and conditions of employment, collective bargaining, unfair labor practices, reductions in force, equal employment opportunity, employment discrimination, harassment, civil rights, safety and health, disability, employee benefits, workers’ compensation, immigration, background checks, paid or unpaid leave, classification of employees and independent contractors, and wages and hours, and since March 1, 2020, have been in compliance with all Laws respecting COVID-19, except, in each case, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    To the Knowledge of the Company, since December 31, 2018, no charges or complaints of sexual or other unlawful harassment based on sex, race, or any other prohibited characteristic have been made against any current officer of the Company or any Subsidiary, except as would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or any of its Subsidiaries.

Section 4.17    Taxes.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since May 1, 2017:

(i)    all Tax Returns required to be filed by NewCo, the Company or its Subsidiaries have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all respects;

(ii)    all Taxes required to be paid by NewCo, the Company (whether or not shown on any Tax Return) and its Subsidiaries have been duly paid;

(iii)    no Tax audit, examination or other proceeding with respect to Taxes of NewCo, the Company or any of its Subsidiaries is pending or has been threatened in writing;

(iv)    to the Knowledge of the Company, no Tax audit, examination or other proceeding with respect to Taxes of Cyxtera Cybersecurity, Inc. or any of its Subsidiaries is pending or has been threatened in writing;

(v)    NewCo, the Company and each of its Subsidiaries has complied in all respects with all applicable Laws relating to the collection and withholding of Taxes; and

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(vi)    there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted or assessed against NewCo, the Company or its Subsidiaries that have not been paid or otherwise resolved.

(b)    Neither NewCo, the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since May 1, 2017.

(c)    Neither NewCo, the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d)    There are no Liens with respect to material Taxes on any of the assets of NewCo, the Company or its Subsidiaries, other than Permitted Liens.

(e)    Neither NewCo, the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the NewCo, the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(f)    NewCo, the Company and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such amounts required to have been so paid over and complied in all material respects with all material applicable withholding and related reporting requirements with respect to such Taxes.

(g)    The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return (excluding extensions granted automatically under applicable Law).

(h)    No written and unresolved claim has been received by the Company or any of its Subsidiaries since May 1, 2017 from a Governmental Authority in respect of Tax in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(i)    Neither NewCo, the Company nor any of its Subsidiaries is subject to income Tax in a jurisdiction outside the country of its organization.

(j)    Neither NewCo, the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing other than in compliance with the terms of this Agreement, or (v) by reason an election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law). Solely for purposes of determining whether or not an intercompany transaction described in Section 1502 is material for purposes of Section 4.17(j)(i), no intercompany transaction that would result in a liability to the Company that is less than $10,000,000 shall be considered material.

(k)    Neither NewCo, the Company nor any of its Subsidiaries has made a request for an advance tax ruling or similar guidance that is in progress or pending with any Governmental Authority with respect to any material Taxes.

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(l)    Neither NewCo, the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(m)    Schedule 4.17(m) includes a list of the tax classifications and jurisdictions of the Company and all its Subsidiaries.

(n)    Neither NewCo, the Company nor any of its Subsidiaries has taken any action that could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment, and to the Knowledge of the Company there are not any facts or circumstances that could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(o)    The Company has not (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, and (ii) obtained or intends to seek to obtain, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, except for the PPP Loan.

(p)    The Company has properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act.

Section 4.18    Insurance. Schedule 4.18 sets forth a complete and accurate list, as of the date hereof, of each material insurance policy currently in effect to which the Company or any of its Subsidiaries is a party or express named insured (collectively, the “Insurance Policies”), together with a claims history for claims in excess of $1,000,000 since the date of the Most Recent Balance Sheet. The Company has made available to Acquiror true and accurate copies of each Insurance Policy. With respect to each such Insurance Policy, except as set forth on Schedule 4.18 and except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole: (a) the Insurance Policy is valid, binding and in full force and effect and enforceable in accordance with its terms, except for the Insurance Policies that have expired under their terms in the ordinary course of business; (b) all premiums with respect thereto have been timely paid; (c) neither the Company nor any of its Subsidiaries is in default under any such Insurance Policy; and (d) as of the date hereof, no written notice of cancellation or nonrenewal has been received by the Company or any of its Subsidiaries with respect to such Insurance Policy. No insurer has denied or disputed coverage of any material claim made by the Company or its Subsidiaries under any Insurance Policy within the last twelve (12) months. None of the Company nor its Subsidiaries has any self-insurance or co-insurance programs.

Section 4.19    Real Property.

(a)    Schedule 4.19(a)(I) lists each data center owned, leased, subleased, licensed or operated by the Company or any of its Subsidiaries, and for each such data center indicates whether it is owned by the Company or any of its Subsidiaries (“Owned Company Data Centers”) leased, subleased or licensed to the Company or any of its Subsidiaries from a third party (“Leased Company Data Centers” and, together with the Owned Company Data Centers, the “Company Data Centers”). Schedule 4.19(a)(II) lists as of the date hereof: (i) all other real property owned by the Company or its Subsidiaries (the “Other Company Owned Real Property” and, together with the Owned Company Data Centers, the “Owned Real Property”); and (ii) all other real property leased, subleased or licensed by the Company or any of its Subsidiaries, as the lessee, sublessee or licensee, with annual rent payments by any such lessee in excess of $1,000,000 (the “Other Company Leased Property” and, together with the Leased Company Data Centers, “Leased Real Property”). Schedules 4.19(a)(I) and 4.19(a)(II), as applicable, also identify with respect to the Leased Real Property, each lease, sublease, license and any other Contract under which such Leased Real Property is occupied or used by the Company or any of its Subsidiaries,

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including the date of and legal name of each of the parties to such lease, sublease, license or other Contract, and each amendment, restatement, modification or supplement thereto (the “Real Property Leases”). The Company has delivered or made available to Acquiror, complete, accurate and correct copies, in all material respects, of all Real Property Leases.

(b)    The Company or its applicable Subsidiary, as applicable, has good and marketable fee simple title to the Owned Real Property, in each case free and clear of all Liens, except Permitted Liens. Except as would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, neither the Company nor its Subsidiaries has received written notice of any, and to the Knowledge of the Company, there is no, default under any restrictive covenants affecting the Owned Real Property.

(c)    Except as would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, the Company or its applicable Subsidiary has a valid, binding and enforceable leasehold, subleasehold or license interest (as applicable) in all Leased Real Property. All Real Property Leases under which the Company or any of its Subsidiaries is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, except as would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole. None of the Company or any of its Subsidiaries has received any written notice of any, and to the Knowledge of the Company there is no, default under any such Real Property Lease, except as would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has (i) exercised any termination rights with respect to any Real Property Lease, or (ii) received written notice from the landlord under any Real Property Lease indicating that the landlord has exercised a termination right with respect to such Real Property Lease.

(d)    The interests of the Company and its Subsidiaries in the Real Property constitutes all interests in real property (i) currently used, occupied or held for use in any material respect in connection with the business of the Company and its Subsidiaries as presently conducted and (ii) necessary for the continued operation of the business of the Company and its Subsidiaries.

(e)    There do not exist any actual or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any interests of the Company or any of its Subsidiaries in the Real Property or any part thereof, and none of the Company nor its applicable Subsidiary have received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use any interest in the Real Property or any part thereof or interest therein. Neither the Company nor any of its Subsidiaries have received any currently outstanding and uncured written notice alleging that the Real Property is in violation of any applicable Law(s) in any material respect.

(f)    Neither the Company nor any of its Subsidiaries is a party to any purchase option, right of first refusal or other contractual right or obligation to sell, assign or dispose of its interests in the Real Property.

Section 4.20    Intellectual Property and IT Security.

(a)    Schedule 4.20(a) lists all Intellectual Property Registrations included in the Owned Intellectual Property as of the date of this Agreement. There is no Action pending, or, to the Knowledge of the Company, threatened in writing, challenging the validity, enforceability, ownership, registration, or use of any Intellectual Property Registrations.

(b)    Except as set forth in Schedule 4.20(b), the Company or its applicable Subsidiary (i) is the sole, exclusive owner of all right, title, and interest in and to the Intellectual Property Registrations, (ii) either owns or has the right to use all other Intellectual Property that is material to the conduct of their respective businesses as currently conducted, free and clear of any Liens other than Permitted Liens. All Persons who have participated in the creation or development of any material Intellectual Property for the Company and/or its Subsidiaries have

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executed and delivered to the Company or its Subsidiary, a written agreement (i) providing for the non-disclosure by such Person of any confidential information of the Company and its Subsidiaries and (ii) providing for the present assignment by such Person to the Company or its Subsidiary of any Intellectual Property arising out of such Person’s employment by, engagement by or contract with the Company or a Subsidiary, except where such Intellectual Property would vest in the Company or a Subsidiary by operation of law. No Governmental Authority or academic institution owns any rights in or to any material Owned Intellectual Property.

(c)    The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby will not result in the loss, termination or impairment of any right of the Company or any of its Subsidiaries in or to any Intellectual Property, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(d)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party, and has not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party since May 1, 2017, (ii) to the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any material Intellectual Property and (iii) the Company and its Subsidiaries have not received from any Person any unresolved written notice since May 1, 2017 that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person.

(e)    The Company and its Subsidiaries have in place commercially reasonable measures to protect and maintain the confidentiality of any material trade secrets included in the Owned Intellectual Property. To the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any such material trade secrets included in the Owned Intellectual Property.

(f)    The Company and its Subsidiaries are in material compliance with all the terms and conditions of all licenses applicable to all Open Source Software used in any material software included in Owned Intellectual Property.

(g)    The Company and its Subsidiaries have in place commercially reasonable measures to protect the confidentiality, integrity, availability and security of the IT Systems, and commercially reasonable back-up and disaster recovery procedures for the continued operation of their businesses in the event of a failure of the IT Systems. The Company and its Subsidiaries have used reasonable best efforts to prevent the introduction into the IT Systems, any malware, ransomware, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that would permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of the IT Systems. The IT Systems have not suffered any critical failures, errors, breakdowns or other adverse events that have caused any material disruption in the operation of the business of the Company and its Subsidiaries since May 1, 2017. The IT Systems are in good working order in all material respects and are sufficient in all material respects for the existing needs of the business of the Company and its Subsidiaries.

(h)    The Company and its Subsidiaries are in material compliance, and since January 1, 2018 have been in material compliance, with all applicable Data Protection Laws, the obligations under their Contracts, and their written privacy policies relating to Personal Data, including requirements regarding the collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of Personal Data. There is no Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Personal Data.

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(i)    Since May 1, 2017, to the Knowledge of the Company, the Company and its Subsidiaries have not suffered any material unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use, or disclosure that compromised the confidentiality, integrity, availability or security of Personal Data or the IT Systems, or that triggered any reporting requirement under any breach notification Law. To the Knowledge of the Company, no service provider (in the course of providing services for or on behalf of the Company and its Subsidiaries) has suffered any security breach that has had a material adverse effect on the business of the Company and its Subsidiaries.

Section 4.21    Environmental Matters.

(a)    The Company and its Subsidiaries are, and since May 1, 2017 have been, in compliance with all Environmental Laws, which includes and has included holding and complying with all Permits required under Environmental Laws, in each case except where such failure to be, or to have been, in compliance with such Environmental Laws or Permits as has not, and would not, individually or in the aggregate, have a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

(b)    Since May 1, 2017, none of the Company or its Subsidiaries has received any written notice from any Person regarding any actual or alleged violation of, or liability arising under, Environmental Law, except for any such matter which, individually or in the aggregate, has not had and would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, there are no Actions pending against or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging, any violations of or liability under any Environmental Law.

(d)    Neither the Company nor any of its Subsidiaries is subject to any Governmental Order relating to the Company’s or any of its Subsidiaries’ compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, except as would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries.

(e)    To the Knowledge of the Company, since May 1, 2017, neither the Company nor any of its Subsidiaries has manufactured, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to, or owned or operated any property or facility which is or was contaminated by, any Hazardous Materials, except, in each case, as would not reasonably be expected to give rise to any liability under any Environmental Laws that would have a material and adverse effect on the Company and its Subsidiaries, taken as a whole.

(f)    Neither the Company nor any of its Subsidiaries has retained or assumed, by contract, any liabilities or obligations of any other Person arising under Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries.

(g)    To the Knowledge of the Company, there are no presently existing conditions, events or circumstances relating to the facilities, properties or operations of the Company or its Subsidiaries would reasonably be expected to prevent, hinder or limit continued compliance with Environmental Laws as in effect as of the date of this Agreement or give rise to liabilities under such Environmental Laws, except in each case as would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries.

(h)    The Company and its Subsidiaries have made available to Acquiror all environmental audits, assessments, studies or reports materially bearing on the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, in each case, which are in their possession or under their reasonable control.

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Section 4.22    Brokers’ Fees. Other than as set forth on Schedule 4.22, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company, any of its Subsidiaries or any of their Affiliates.

Section 4.23    Related Party Transactions. Except for the Contracts set forth on Schedule 4.23 or Contracts that will be terminated prior to Closing without any liability to the Company or its Subsidiaries continuing following the Closing, there are no Affiliate Agreements.

Section 4.24    Data Center Matters. Schedule 4.24 sets forth a true and correct list, as of the date of this Agreement, with respect to each Company Data Center, of the approximate aggregate amount of electric power that the Company or any of its Subsidiaries has committed to provide under the Customer Colocation Contracts in respect of such Company Data Center as of September 30, 2020. Since December 31, 2018 through the date hereof, none of the Company or any of its Subsidiaries has entered into any Customer Colocation Contract or other Contract to provide electric power to any Person (a) except in the ordinary course of business, or (b) in excess of the electrical power capacity available at the applicable Company Data Center to provide such electric power, on historical usage patterns and industry patterns, except in the ordinary course of business. Except as set forth in Schedule 4.24, since December 31, 2018 through the date hereof, neither the Company nor any of its Subsidiaries has received written notice of actual or threatened reduction or curtailment of any utility service now supplied to any Company Data Center that would reasonably be likely to have a materially adverse effect on the Company and its Subsidiaries, taken as a whole.

Section 4.25    International Trade; Anti-Corruption.

(a)    The Company and its Subsidiaries are and since May 1, 2017 have been in compliance with all applicable Sanctions Laws and Trade Control Laws. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or, to the Knowledge of the Company, employees agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been at any time since May 1, 2017: (i) a Sanctioned Person, (ii) engaged, directly or indirectly, in any dealings or transactions on behalf of, with, or otherwise involving any Sanctioned Person in violation of Sanctions Laws, or (iii) otherwise engaged, directly or indirectly, in any dealings or transactions in violation of applicable Sanctions Laws or Trade Control Laws. Neither the Company nor any of its Subsidiaries (y) has assets, operations or business dealings located in, or otherwise directly or indirectly derives revenue from investments, activities, or transactions in or with any Sanctioned Country, or (z) directly or indirectly derives revenues from investments, activities or transactions in or with, any Sanctioned Person. Since May 1, 2017, neither the Company nor any of its Subsidiaries has exported, reexported, or transferred (in-country) any products, services, technology, technical data, or any other item for which a license, approval, license exception, registration, or similar authorization is or was required under applicable Trade Control Laws or Sanctions Laws or, to the Knowledge of the Company, by any other Governmental Authority.

(b)    The Company and its Subsidiaries are and since May 1, 2017 have been in compliance with all Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the Knowledge of the Company, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has since May 1, 2017 (i) made any unlawful payment or unlawfully given, offered, promised, or authorized or agreed to give, solicited, or received, any money or thing of value, directly or indirectly, to or from any Government Official, any political party or official thereof or any candidate for political office; any member of any Governmental Authority; any private individual or commercial entity (including employees, agents, directors and officers of such commercial entity); or any other Person in any such case while knowing that all or a portion of such money or thing of value may be given, offered, promised, or authorized or agreed to be given, solicited, or received, directly or indirectly, to any Person or member of any Governmental Authority or any candidate for political office for the purpose of any of the following: (x) influencing any action or decision of such Person, in such Person’s official or commercial capacity, including

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a decision to fail to perform such Person’s official or commercial function; (y) inducing such Person to use such Person’s influence with any Governmental Authority, private individual or commercial entity to affect or influence any act or decision of such Governmental Authority, private individual or commercial entity to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person; or (ii) otherwise violated any Anti-Corruption Laws. The Company and its Subsidiaries have maintained accurate books and records, practices and internal controls in compliance with Anti-Corruption Laws and have had in place practices and internal controls reasonably designed to ensure that receipts and expenses were accurately recorded and were based on accurate and sufficient supporting documentation.

(c)    From May 1, 2017 through the date hereof, (i) there has been no Action pending or, to the Knowledge of the Company, threatened, against the Company, or any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective officers, directors, employees or agents, that relates to an actual or potential violation of Sanctions Laws, Trade Control Laws, or Anti-Corruption Laws; and (ii) neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; conducted any internal investigation or audit concerning, or has any Knowledge of any actual or potential violation or wrongdoing by the Company, its Subsidiaries, or any of their respective officers, directors, employees or agents, in each case of this Section 4.25(c) related to Trade Control Laws, Sanctions Laws, or Anti-Corruption Laws. The Company and its Subsidiaries have instituted and, at all times since May 1, 2017, maintained and enforced policies, procedures and internal controls reasonably designed to promote compliance by the Company, its Subsidiaries, and their respective officers, directors, employees, and agents, with Anti-Corruption Laws, Sanctions Laws, and Trade Control Laws.

Section 4.26    Top Customers and Top Suppliers.

(a)    Schedule 4.26(a) sets forth a true, correct and complete list of the names of the top ten (10) customers by dollar sales volume paid by such customers to the Company and its Subsidiaries for the year ended December 31, 2020 (each, a “Top Customer”). None of the Top Customers has (i) terminated or given written notice to the Company or any of its Subsidiaries expressly stating its intention to terminate its relationship with the Company or any of its Subsidiaries, (ii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, it plans to reduce substantially the quantity of products or services that it purchases from the Company or any of its Subsidiaries or (iii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, it desires to renegotiate its Contract with the Company or any of its Subsidiaries or the terms on which the Company or any of its Subsidiaries provides services to such Top Customer.

(b)    Schedule 4.26(b) sets forth, a true, correct and complete list of the names of the top ten (10) suppliers by dollar sales volume paid by the Company and its Subsidiaries to such supplier for the year ended December 31, 2020 (each, a “Top Supplier”). None of the Top Suppliers has (i) terminated or given written notice to the Company or any of its Subsidiaries expressly stating its intention to terminate its relationship with the Company or any of its Subsidiaries, (ii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, it plans to reduce substantially the quantity of products or services that it provides to the Company or any of its Subsidiaries or (iii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, that it desires to renegotiate its Contract with the Company or any of its Subsidiaries or the terms on which the Company or any of its Subsidiaries receives services or products from such Top Supplier.

Section 4.27    Acquisitions and Acquisition Contracts. Since May 1, 2017, no written dispute, demand, claim (including any claim for indemnification) or other Action has been made in writing or initiated in writing or threatened in writing by or against the Company or any of its Subsidiaries, under any Contract to which the

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Company or its Subsidiaries are parties that relates to any acquisition (whether by merger, sale of stock, sale of assets or otherwise) by the Company or any of its Subsidiaries of a business, business unit or Person (each, an “Acquisition”) (an “Acquisition Contract”). As of the date hereof, there are no “earn-outs,” contingent payment obligations or other similar obligations of the Company or any of its Subsidiaries in respect of any Acquisition under any Acquisition Contract.

Section 4.28    No Other Representations. Except as provided in this Article IV, neither the Company, nor the Company Stockholder, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Company, the Company’s Subsidiaries or the Company Stockholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the Schedules to this Agreement or in the SEC Reports filed or furnished by Acquiror prior to January 1, 2021 (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” or other disclosures that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto), each Acquiror Party represents and warrants to the Company and NewCo as follows:

Section 5.01    Corporate Organization. Each of Acquiror, Merger Sub 1 and Merger Sub 2 is duly incorporated or formed and is validly existing as a corporation or limited liability company in good standing under the Laws of Delaware and has the corporate or limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Acquiror has made available to the Company true and correct copies of each of the Acquiror Parties’ organizational documents as in effect as of the date hereof. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the Acquiror Parties is duly licensed, registered or qualified and in good standing (or the equivalent thereof) as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed, registered or qualified.

Section 5.02    Due Authorization.

(a)    Each of the Acquiror Parties has all requisite corporate or limited lability company power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of each Acquiror Party and no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such other Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder (except that obtaining the Required Acquiror Stockholder Approval is a condition to the consummation of the Mergers). This Agreement has been, and each such other Transaction Agreement to which such Acquiror Party will be party will be, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other Party hereto and thereto (other than the other Acquiror Party), this Agreement constitutes, and each such other Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b)    The only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, the consummation of the transactions contemplated hereby, including the Closing, and the approval of the Acquiror Stockholder Matters are as set forth on Schedule 5.02(b).

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(c)    At a meeting duly called and held, the board of directors of Acquiror has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Acquiror’s stockholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof, (iii) approved the Transactions as a Business Combination and (iv) without limiting Section  8.03, resolved to recommend to Acquiror’s stockholders approval of each of the Acquiror Stockholder Matters.

Section 5.03    No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and obtaining the Required Acquiror Stockholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which any Acquiror Party is or will be a party by such Acquiror Party, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of the Merger Subs, (b) conflict with or result in any violation of any provision of any Law or Governmental Order binding on or applicable to any Acquiror Party, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror is a party, or (d) result in the creation of any Lien upon any of the properties or assets of the Acquiror Parties (including the Trust Account), except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.04    Litigation and Proceedings. Since December 31, 2019, there has been no pending or, to the Knowledge of Acquiror, threatened (in writing) Actions by or against Acquiror that, if adversely decided or resolved, had, individually or in the aggregate, an Acquiror Material Adverse Effect. There is no Governmental Order imposed upon any Acquiror Party that has had, individually or in the aggregate, an Acquiror Material Adverse Effect. No Acquiror Party is party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that has had, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.05    Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and its Subsidiaries contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of Acquiror with respect to Acquiror’s execution, delivery and performance of this Agreement and the Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 4.05, (ii) the filing with the SEC of (A) the Proxy Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby, (iii) the filing of the Certificates of Merger in accordance with the DGCL and the DLLCA and (iv) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.06    Trust Account.

(a)    As of the date hereof there is at least $404,234,530 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the

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“Trustee”), pursuant to the Investment Management Trust Agreement, dated September 9, 2020, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated September 9, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement and the Trust Account, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending, or to the Knowledge of Acquiror, threatened with respect to the Trust Account or the funds contained therein. Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement). At the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the Transactions. From and after the Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from, or any amount previously held in, the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption prior to such time. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or otherwise modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated or anticipated. There are no side letters or other Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Stockholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b)    As of the date hereof, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date. As of the date hereof, Acquiror does not have any Contract, arrangement or understanding to enter into or incur, any Contract or other obligations with respect to or under any Indebtedness.

Section 5.07    Brokers’ Fees. Other than as set forth on Schedule 5.07, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement or any other potential Business Combination transaction considered or engaged in by or on behalf of Acquiror based upon arrangements made by Acquiror or any of its Affiliates or otherwise in respect of which Acquiror or any of its Affiliates may have any liability or obligation.

Section 5.08    SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)    Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, including any statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC subsequent to the date of this Agreement, each as it has been amended since the time of its filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under

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which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes as permitted by Form 10-Q of the SEC) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b)    Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer. To the Knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.

(c)    Acquiror has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Acquiror’s assets. Acquiror maintains books and records of Acquiror and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Acquiror in all material respects.

(d)    Acquiror has not identified or been made aware of any, and to the Knowledge of Acquiror, there is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror or (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror.

(e)    To the Knowledge of Acquiror, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(f)    Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(g)    There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror.

Section 5.09    Business Activities.

(a)    Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have an Acquiror Material Adverse Effect. Each Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its formation

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and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. Acquiror owns all of the issued and outstanding Equity Securities of the Merger Subs.

(b)    Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation (other than the Merger Subs), partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)    Except for this Agreement and the other Transaction Agreements or as set forth on Schedule 5.09(c), no Acquiror Party is, and at no time has been, party to any Contract with any Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $300,000 in the aggregate.

(d)    As of the date hereof, Acquiror has no liabilities or obligations, except for liabilities or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of September 30, 2020 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of December 31, 2020 in the ordinary course of the operation of business of Acquiror, disclosed in the Schedules, included as set forth on Schedule 5.09(c) and as set forth on Schedule 5.09(d) or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions, including with respect to professional fees for legal and accounting advisors incurred by Acquiror or its Subsidiaries in connection with the Transactions.

Section 5.10    Tax Matters.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect:

(i)    all Tax Returns required to be filed by any Acquiror Party have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all respects;

(ii)    all Taxes required to be paid (whether or not shown on any Tax Return) by any Acquiror Party have been duly paid;

(iii)    no Tax audit, examination or other proceeding with respect to Taxes of any Acquiror Party is pending or has been threatened in writing;

(iv)    each Acquiror Party has complied in all respects with all applicable Laws relating to the collection and withholding of Taxes; and

(v)    there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted or assessed against any Acquiror Party that have not been paid or otherwise resolved.

(b)    Neither Acquiror nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since January 1, 2017.

(c)    Neither Acquiror nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

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(d)    There are no Liens with respect to material Taxes on any of the assets of Acquiror or its Subsidiaries, other than Liens for Taxes not yet due and payable.

(e)    Neither Acquiror nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than Acquiror or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(f)    The Acquiror and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such amounts required to have been so paid over and complied in all material respects with all material applicable withholding and related reporting requirements with respect to such Taxes.

(g)    Neither the Acquiror nor any of its Subsidiaries has made a request for an advance tax ruling or similar guidance that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(h)    No Acquiror Party has taken any action the could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment, and to the Knowledge of Acquiror there are not any facts or circumstances that could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(i)    No Acquiror Party is subject to any Tax sharing, allocation or similar agreement (other than such Agreements that have been disclosed in public filings with respect to Acquiror or that are customary commercial contracts not primarily related to Taxes and entered into with persons who are not Affiliates of, or direct or indirect equity holders in, the Sponsor).

Section 5.11    Capitalization.

(a)    The authorized capital stock of Acquiror consists of 221,000,000 shares of capital stock, including (i) 200,000,000 shares of Acquiror Class A Common Stock, (ii) 20,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of preferred stock (“Acquiror Preferred Stock”). Schedule 5.11(a) sets forth the total number and amount of all of the issued and outstanding Equity Securities of each Acquiror Party (including Acquiror Warrants), and further sets forth the amount and type of Equity Securities of any Acquiror Party owned or held by each of Sponsor and each of Sponsor’s Affiliates. No shares of Acquiror Preferred Stock have been issued or are outstanding. All of the issued and outstanding shares of Equity Securities of the Acquiror Parties (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in full compliance with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract.

(b)    Except as set forth on Schedule 5.11(a), there are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding obligations of Acquiror to repurchase, redeem or otherwise acquire any Equity Securities of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other Equity Securities of Acquiror.

(c)    Neither Acquiror Party owns any Equity Securities in any other Person (other than Equity Securities of the Merger Subs owned by Acquiror) or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character

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under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into Equity Securities of such Person.

Section 5.12    NASDAQ Stock Market Listing. The issued and outstanding units of Acquiror, each such unit comprised of one share of Acquiror Class A Common Stock, one-sixth of one Acquiror Warrant and the contingent right to receive at least one-sixth of one Acquiror Warrant, under certain circumstances and subject to adjustment as further described in Acquiror’s final prospectus, dated as of September 9, 2020 (the “Contingent Right”), are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “SVACU” The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “SVAC”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “SVACW”. There is no Action pending or, to the Knowledge of Acquiror, threatened against Acquiror by the NASDAQ or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NASDAQ. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class  A Common Stock from the NASDAQ or the SEC.

Section 5.13    PIPE Investment. Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror in the aggregate amount of $250,000,000 (the “PIPE Investment Amount”). To the Knowledge of Acquiror, with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, each PIPE Investor and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. There are no other side letters or other Contracts, or arrangements to which Acquiror, Sponsor (or any Affiliate of Sponsor) or any PIPE Investor is party or by which any of them is bound relating to any Subscription Agreement or the PIPE Investment and, as of the date hereof, Acquiror has no knowledge of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms thereof. Other than fees payable to the PIPE placement agents pursuant to that certain engagement letter, dated as of February 2, 2021, by and among J.P. Morgan Securities LLC, Citigroup Global Markets Inc., RBC Capital Markets, LLC, UBS Securities LLC and Acquiror (as in effect as of the date hereof or as hereafter modified with the prior written consent of the Company), no fees, consideration or other discounts are payable or have been agreed by or on behalf of Acquiror or to any PIPE Investor in respect of its PIPE Investment.

Section 5.14    Related Party Transactions. Except as expressly set forth in the SEC Reports and the Subscription Agreements, there are no Contracts, transactions, arrangements or understandings between any Acquiror Party or its Affiliates, on the one hand, and Sponsor, any Affiliate of Sponsor or any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party, on the other hand.

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Section 5.15    Investment Company Act; JOBS Act. Neither Acquiror nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.16    Absence of Changes. Since December 31, 2020, (a) there has not been any event or occurrence that has had, individually or in the aggregate, an Acquiror Material Adverse Effect and (b) Acquiror and the Merger Subs have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.17    No Other Representations. Except as provided in this Article V, neither Acquiror, nor the Merger Subs, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Acquiror Parties.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.01    Conduct of Business(a)    . (a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement (including the Pre-Closing Restructuring) or as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed) use reasonable best efforts to (i) conduct and operate its business in the ordinary course of business consistent with past practices, (ii) preserve intact the current business organization of the Company and its Subsidiaries and (iii) preserve its relationships with Governmental Authorities, material suppliers, customers, vendors, lessors and other Persons having material business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as contemplated by this Agreement (including the Pre-Closing Restructuring), as set forth on Schedule 6.01 or as consented to by Acquiror in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(b)    change or amend its certificate of formation, certificate of incorporation, bylaws, limited liability company agreement or other organizational documents, except as provided in Section 6.10;

(c)    make, declare, set aside, establish a record date for or pay any dividend, return of capital or other distribution of profits or assets (whether in cash, stock or property or other combination thereof), other than any dividends, return of capital or other distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company;

(d)    enter into a Contract that would be a Specified Contract if entered into prior to the date hereof, or modify, amend, terminate or waive any material right under any Specified Contract or any Real Property Lease, in each case other than in the ordinary course of business consistent with past practice;

(e)    except in the ordinary course of business, sell, transfer, convey, lease or license any Owned Real Property;

(f)    authorize for issuance, issue, deliver, sell, transfer, pledge or dispose of or otherwise place or suffer to exist any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries;

(g)    sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to, grant or suffer to exist any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or

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properties (including material Intellectual Property), other than (i) the sale or license of goods and services to customers in the ordinary course of business consistent with past practice, (ii) the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business consistent with past practice, (iii) grants of non-exclusive licenses of Intellectual Property to customers in the ordinary course of business consistent with past practices, or (iv) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;

(h)    settle or compromise any pending or threatened Action, waive any material claims or rights, or enter into any consent decree or settlement agreement with any Governmental Authority against or affecting any of the Company or its Subsidiaries or any assets of the Company or its Subsidiaries, other than settlements where the amount paid in settlement or compromise does not exceed $500,000 individually or $3,000,000 in the aggregate;

(i)    Except as otherwise required by the terms of any existing Company Benefit Plans as in effect on the date hereof, (i) increase the compensation or benefits of any current or former officer or director of the Company or its Subsidiaries, (ii) pay or promise to pay, fund or promise to fund any new, enter into or make any grant of any retirement or pension, severance, change in control, transaction bonus, equity or equity-based, retention or termination or similar payment or arrangement to any current or former employees, officers, directors, consultants or independent contractors of the Company or its Subsidiaries, except in connection with the promotion, hiring, or termination of employment or service in the ordinary course of business, (iii) establish any trust or take any action to accelerate any payments or benefits, or accelerate the vesting, the time of payment or the funding, or secure the funding of any payments or benefits, payable or to become payable to any current or former employees, officers, directors, consultants or independent contractors of the Company or its Subsidiaries, or (iv) establish, adopt, enter into, materially amend or terminate any material Company Benefit Plan or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement or (v) make any change in the key management structure of the Company or its Subsidiaries, including the hiring of additional officers or the termination of any employees at the level of director or above or with an annual base salary of $200,000 or above, other than terminations for cause or due to death or disability;

(j)    make any loans or advance any money or other property to any Person, except (A) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (B) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business, (C) advances or other payments among the Company and its Subsidiaries and (D) advances in the ordinary course of business of NewCo, the Company or its Subsidiaries and consistent with past practice to employees, officers or directors of the Company or any of its Subsidiaries for out-of-pocket expenses;

(k)    redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company any of its Subsidiaries other than transactions solely between the Company and its wholly owned Subsidiaries or solely between wholly owned Subsidiaries of the Company;

(l)    adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;

(m)    make any change in accounting principles or methods of financial accounting affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by GAAP or applicable Law;

(n)    (i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of or a controlling equity interest in, any corporation, partnership, association, joint venture or other business organization or division thereof, (ii) make any acquisition of any assets, business,

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Equity Securities or other properties in excess of $1,000,000 individually or $5,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice or (iii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(o)    make, change or revoke any material Tax election in a manner inconsistent with past practice, change or revoke any material accounting method with respect to Taxes, file any Tax Return in a manner materially inconsistent with past practice that could reasonably be expected to have an adverse effect on the Company or its Subsidiaries, settle or compromise any material Tax claim or Tax liability, enter into any closing agreement with respect to any material Tax, or surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim, action or assessment;

(p)    take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment;

(q)    other than draws under Revolving Loans, and other than in the ordinary course of business and consistent with past practices, incur, create or assume any material Indebtedness;

(r)    modify the terms of the Credit Facilities in any respect that is material and adverse to the Company;

(s)    other than in the ordinary course of business consistent with past practice, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to enter into a new line of business or enter into any new line of business;

(t)    make any capital expenditures that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for periods following the date hereof, made available to Acquiror;

(u)    accelerate any annual or other bonuses or cash incentive payments ahead of the date on which such bonuses or cash incentive payments would have been paid in the ordinary course of business for fiscal year 2021;

(v)    enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(w)    form any non-wholly owned Subsidiary;

(x)    enter into any commodities or currency hedging transaction, other than in the ordinary course of business consistent with past practices;

(y)    waiver any amount owed to any of the Company or any of its Subsidiaries by a customer or transfer any material assets to a customer, in each case, other than in the ordinary course of business consistent with past practice;

(z)    enter into any Contract between or among a Stockholder Related Party and the Company or its Subsidiaries;

(aa)    fail to use reasonable best efforts to maintain the Insurance Policies in accordance with their respective terms (other than to replace existing policies with substantially comparable policies);

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(bb)    modify, amend or otherwise change the terms of any borrowing between a Stockholder Related Party and the Company or its Subsidiaries;

(cc)    make any Restricted Payment; or

(dd)    authorize, agree or enter into any Contract to do any action prohibited under Section 6.01(a) through (cc).

Notwithstanding anything to the contrary contained herein (including this Section 6.01), (x) nothing herein shall prevent the Company or any of its Subsidiaries from taking any COVID-19 Measures or any action that is reasonably taken in good faith in response to COVID-19, and no such action (or failure to act) shall serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied and (y) nothing in this Section 6.01 is intended to give Acquiror, the Merger Subs or any of their respective Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02    Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) is prohibited from being disclosed by applicable Law or (y) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere unreasonably with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the properties, facilities, books, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 6.03    No Claim Against the Trust Account. The Company acknowledges that it has read Acquiror’s final prospectus, dated September 9, 2020, the other SEC Reports and the Acquiror Organizational Documents and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by September 14, 2022 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates and equityholders) hereby waives any past, present or future claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or any right to access any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, in connection with or relating in any way to this Agreement or the Transactions with Acquiror; provided that notwithstanding anything herein or otherwise to the contrary (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim

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for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Stockholder Redemption) to the Company in accordance with the terms of this Agreement and the Trust Agreement), and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than to its stockholders in connection with redemptions effected prior to a Business Combination) and any assets that have been purchased or acquired by Acquiror or any successor thereof or any of their respective Affiliates with any such funds or otherwise following a Business Combination). This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04    Preparation and Delivery of Additional Company Financial Statements. The Company shall use reasonable best efforts deliver to Acquiror no later than March 15, 2021 the (i) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020, December 31, 2019 and December 31, 2018 and the related audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon and (ii) any other audited or unaudited consolidated balance sheets and the related unaudited or audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Proxy Statement once the audited financial statements for the fiscal year ended December 31, 2020 become stale for purposes of Regulation S-X of the Securities Act, (, including the March 31, 2021 quarterly period no later than May 10, 2021 (together with the Audited Financial Statements, the “Additional Financial Statements”). All such Additional Financial Statements (i) will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the date thereof, and the results of its operations, stockholder’s equity and cash flows for the respective periods then ended (subject, in the case of any unaudited or interim financial statements, to normal year-end audit adjustments and the absence of footnotes), (ii) will be prepared in conformity with GAAP, (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). Additional Financial Statements for any other quarterly period following the quarter ended March 31, 2021 shall be delivered within forty-five (45) days of the end of such period.

Section 6.05    FIRPTA and IRS Form W-9. At the Closing, the Company shall deliver to Acquiror a duly executed and valid (A) certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and (B) IRS Form W-9 from the Company Stockholder. Notwithstanding the foregoing, the sole remedy available to Acquiror for any failure to provide the documentation described in this Section 6.05 shall be to make any Tax withholding (if any) that is required by applicable Law in connection with payments made pursuant to this Agreement as a result of the failure to deliver such documentation, it being understood that in no event shall any such failure to deliver the documentation described in this Section 6.05 constitute a failure of a condition to the Closing pursuant to Article IX or otherwise.

Section 6.06    Termination of Affiliate Arrangements. As of immediately prior to the Closing, the Company shall take all actions necessary to cause any Affiliate Agreement, other than those set forth on Schedule 6.06 (which shall continue to be in effect following the Closing), to be terminated without any further force and effect and with no further liability thereunder to the Company or its Subsidiaries and without any liability or other obligation to the Company and its Subsidiaries following the Closing.

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Section 6.07    Section 280G. The Company or NewCo shall (a) no later than five days prior to the Closing Date, solicit and use reasonable best efforts to obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who could receive or retain any payment, right or benefit that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments, rights or benefits (the “Waived 280G Benefits”) so that the vote described in clause (b) shall establish such Person’s right to such payment or other compensation and (b) no later than three days prior to the Closing Date, submit to the Company shareholder vote or NewCo shareholder vote, as applicable (along with adequate disclosure intended to satisfy the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive and/or retain the Waived 280G Benefits. Prior to, and in no event later than seven days prior to, soliciting such waivers and approval materials, the Company or NewCo, as applicable, shall provide drafts of the calculations, form of waiver and shareholder consent (including adequate disclosure intended to satisfy the requirements of Section 280G(b)(5)(B)(ii)) to Acquiror for its review and comment prior to soliciting such waivers and soliciting such approval, and the Company or NewCo, as applicable, shall consider in good faith any reasonable comments provided by Acquiror. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Section 280G(b)(5)(B) of the Code as contemplated above, such Waived 280G Benefits shall not be retained, made or provided. Prior to the Closing Date, the Company or NewCo, as applicable, shall deliver to Acquiror evidence that a vote of the Company shareholders or NewCo shareholders, as applicable, was solicited in accordance with the foregoing provisions of this Section 6.07 and that either (i) the requisite number of votes of the Company’s shareholders or NewCo’s shareholders, as applicable, was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided. Acquiror shall provide to the Company or NewCo, applicable, no less than fifteen (15) days prior to the Closing Date, any arrangements entered into at the direction of Acquiror or between Acquiror and its Affiliates, on the one hand, and a disqualified individual, on the other hand (“Buyer Arrangements”), and the Company or NewCo, as applicable, and Acquiror shall cooperate in good faith with respect to calculating the value of such arrangements, provided, however, that if such Buyer Arrangements are not so provided, compliance with the remainder of this Section 6.07 shall be determined as if such Buyer Arrangements had not been entered into.

Section 6.08    Certain Indebtedness.

(a)    For the purpose of this Section 6.08, “Repayment Amount” means an amount equal to no less than seventy percent (70%) of the Available Closing Acquiror Cash.

(b)    The Company shall, in advance of the Closing Date, deliver a prepayment notice, which shall be contingent upon the occurrence of the Closing, and take all other actions reasonably necessary to facilitate, (i) a voluntary prepayment on the Closing Date under the Second Lien Credit Agreement in an amount (the “Second Lien Repayment Amount”) equal to the lesser of (A) the aggregate amount of all Secured Obligations under and as defined in the Second Lien Credit Agreement (other than contingent obligations in respect of which no claim has been made) and (B) the Repayment Amount, and (ii) in the case of clause (i)(A), the release on the Closing Date of all Liens securing such Secured Obligations.

(c)    Promptly following the determination of the Second Lien Repayment Amount, if the Repayment Amount is greater than the Second Lien Repayment Amount (such excess being the “Spillover Repayment Amount”), the Company shall deliver a prepayment notice, which, if delivered prior to the Closing, shall be contingent upon the occurrence of the Closing, and take all other actions reasonably necessary to facilitate, a voluntary prepayment of Revolving Loans under and as defined in the First Lien Credit Agreement as soon as reasonably practicable after the prepayment under Section 6.08(b) in an amount equal to the lesser of (A) aggregate principal amount of all outstanding Revolving Loans and all accrued interest thereon and (B) the Spillover Repayment Amount.

Section 6.09    No Acquiror Stock Transactions. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and, to the Knowledge of the Company, each of their respective

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Representatives is aware or, upon receipt of any material nonpublic information of Acquiror, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and NASDAQ promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Acquiror (other than to engage in the Transactions), take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.10    Amendment to Subsidiary Bylaws. Prior to the Closing Date, the Company shall amend or cause to be amended those certain By-Laws of Cyxtera Federal Group, Inc., dated as of June 30, 2017, to remove Section 7.1 therein in its entirety.

Section 6.11    Repayment of Employee Loans. The Company shall cause each loan made pursuant to a promissory note and pledge agreement between the Company and each of the borrowers and holders, to the extent applicable, identified on Schedule 6.11 in the amounts set forth next to each such borrower’s name on Schedule 6.11, together with all accrued but unpaid interest thereon (collectively, the “Employee Loans”), to be repaid in full and terminated without any further force and effect and without any liability or other obligation to the Company and its Subsidiaries, no later than one (1) Business Day prior to the Closing Date.

Section 6.12    Long-Term Incentive Plan. The Company shall, or shall cause its Subsidiaries to, terminate or declare an “Early Settlement Event” under (resulting in the final settlement of) the Cyxtera Management, Inc. Long-Term Incentive Plan and any award agreements thereunder, in each case, without liability to the Company or any of its Subsidiaries.

Section 6.13    Notification. During the Interim Period, the Company shall use reasonable best efforts to notify Acquiror, promptly upon gaining Knowledge thereof, in writing if there has occurred any event or occurrence that (i) causes any covenant or agreement of any of the Company contained in this Agreement to be breached, (ii) that renders inaccurate any representation or warranty of the Company contained in this Agreement or (iii) that would reasonably be expected to result in a Company Material Adverse Effect, in each case of clauses (i) - (iii), such that it would result in the failure of any of the conditions set forth in Section 9.02 to be satisfied on or before the Termination Date. The delivery of any such notice pursuant to this Section 6.13 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder. In addition to the foregoing, the Company shall promptly notify Acquiror in writing if it has Knowledge of a payment or transaction which constitutes a Restricted Payment. Notwithstanding anything to the contrary, the Company shall not be in breach of this Section 6.13 (including for purposes of the conditions set forth in Section 9.02 unless and to extent it has committed a Willful Breach of this Section 6.13.

Section 6.14    Company Stockholder Approval. Promptly following execution of this Agreement, the Company shall deliver to Acquiror the Company Stockholder Approval duly executed by the Company Stockholder. The Company shall use its reasonable best efforts to obtain the Company Stockholder Approval promptly following the execution and delivery of this Agreement in accordance with all applicable Laws and the certificate of incorporation and bylaws of the Company. The Company shall promptly notify Acquiror upon receipt of the Company Stockholder Approval. The Company shall take all actions necessary to effect the Pre-Closing Restructuring.

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.01    Indemnification and Directors’ and Officers’ Insurance.

(a)    From and after the First Effective Time, Acquiror shall cause the Surviving Entity to indemnify and hold harmless each present and former director, officer and employee of the Company and

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Acquiror and each of their respective Subsidiaries (the “D&O Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, claims, damages or losses incurred in connection with any claim, Action or threatened Action, whether civil, criminal, administrative, investigative or otherwise, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the Second Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of D&O Indemnitees that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)    For a period of six years from the First Effective Time, Acquiror shall or shall cause one or more of its Subsidiaries to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided that if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof. Without limiting the foregoing, the Company may (in its reasonable discretion) purchase, prior to the Closing, a “tail” policy, (the “D&O Tail Policy”) providing directors and officers liability insurance coverage for a period of six (6) years after the Closing Date for the benefit of the D&O Indemnitees at a price not to exceed 300% of the amount per annum the Company paid for such insurance in the last twelve (12)-month period prior to the date of this Agreement. If purchased, Acquiror shall use its best efforts to maintain the D&O Tail Policy in full force.

(c)    Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Corporation and the Surviving Entity and all successors and assigns of Acquiror, the Surviving Corporation and the Surviving Entity. In the event that Acquiror or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror, the Surviving Corporation or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 7.01.

(d)    The D&O Indemnitees are express third-party beneficiaries of this Section 7.01.

Section 7.02    Conduct of Acquiror During the Interim Period.

(a)    During the Interim Period, except as set forth on Schedule 7.02, as required by this Agreement, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed, except in the case of clause (ix) below which consent will be granted or withheld in the Company’s sole discretion), or as required by applicable Law (including Laws that are COVID-19 Measures), Acquiror shall not and shall not permit the Merger Subs to:

(i)    change, amend, restate, supplement or otherwise modify any of the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of the Merger Subs;

(ii)    (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Acquiror; (B) split, combine or reclassify any Equity Securities of Acquiror; or (C) other than in connection with the Acquiror Stockholder

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Redemption, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Acquiror;

(iii)    make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, settle or compromise any material Tax claim or Tax liability, enter into any material closing agreement with respect to any Tax, file any material Tax Return in a manner materially inconsistent with past practice, or surrender any right to claim a material refund of Taxes;

(iv)    take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment;

(v)    enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi)    waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any liability;

(vii)    incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(viii)    (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than (x) issuance of Acquiror Class A Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or issued pursuant and subject to and in compliance with the Contingent Rights, (y) issuance of Acquiror Warrants pursuant to the Contingent Rights or (z) issuance of Acquiror Class A Common Stock (1) pursuant the Subscription Agreements, or (2) pursuant to the Forward Purchase Agreement or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(ix)    grant any consent or waiver to any Person pursuant to, or in respect of the matters set forth in, Section 9.2(c) of the Certificate of Incorporation;

(x)    enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission that is payable by the Company or any of its Affiliates, or by Acquiror or any of its Subsidiaries in connection with the Transactions; or

(xi)    enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b)    During the Interim Period, each of the Acquiror Parties shall comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement, the Transaction Agreements and all other agreements or Contracts to which an Acquiror Party is party.

Section 7.03    Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, (a) at the Closing, Acquiror (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to (x) pay as and when due all amounts payable to the stockholders of Acquiror pursuant to the Acquiror Stockholder Redemption, (y) pay the amounts due to the underwriters of Acquiror’s initial public offering for

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their deferred underwriting commissions as, in the amount, and subject to the terms set forth in the Trust Agreement and (z) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 7.04    PIPE Investment Except with the prior written consent of the Company, no Acquiror Party shall permit, enter into, grant, consent to or otherwise effect (a) any amendment, supplement or other modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, the Subscription Agreements, (b) any side letters or other Contracts, or arrangements to which Acquiror, Sponsor (or any Affiliate of Sponsor) or any PIPE Investor is party or by which any of them is bound relating to any Subscription Agreement or the PIPE Investment, (c) any changes to the Funding Date (as defined in the Subscription Agreements) other than a date that is on or before three (3) business days prior to the Closing Date, or (d) or agree to, any Alternative Settlement Procedures (as defined in the Subscription Agreements). Without limiting anything contained in this Agreement or the Subscription Agreements, Acquiror shall use reasonable best efforts to take, and, as applicable, cause to be taken, all actions and do, and cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to (i) satisfy on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) confer with the Company regarding timing for delivery of the Closing Notice (as defined in the Subscription Agreements), and (iii) enforce its rights under the Subscription Agreements to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the full PIPE Investment Amount set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (A) of any actual or anticipatory breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement to the Knowledge of Acquiror; (B) of the receipt or provision of any written notice or other written notice or other communication to or by Acquiror or any of its Representatives from or to any party to any Subscription Agreement pursuant to any such Subscription Agreement or in connection with the transactions contemplated thereby (including with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement); and (C) otherwise if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements.

Section 7.05    Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror by third parties that may be in Acquiror’s possession from time to time, and except for any information which (x) is prohibited from being disclosed by applicable Law or (y) on the advice of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the books, Tax Returns, records and appropriate officers and employees of Acquiror, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror, in each case as the Company and its Representatives may reasonably request for purposes of the Transactions. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 7.06    Section 16 Matters. Prior to the Effective Time, Acquiror shall take all commercially reasonable steps as may be required to cause any acquisition or disposition of the Acquiror Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be

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exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued to Skadden, Arps, Slate, Meagher & Flom LLP by the SEC staff regarding such matters.

Section 7.07    Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve and, subject to approval of the stockholders of Acquiror, adopt a management incentive equity plan (the “Incentive Equity Plan”), based upon the terms set forth in the Incentive Equity Plan Term Sheet attached hereto as Exhibit P.

Section 7.08    Acquiror Bylaws and Charter. At the Effective Time (subject to approval by the stockholders of Acquiror of the same), Acquiror shall adopt the Acquiror Charter and the Acquiror Bylaws.

Section 7.09    Acquiror NASDAQ Listing. From the date hereof through the Closing, Acquiror shall ensure Acquiror remains listed as a public company on the NASDAQ, and shall prepare and submit to the NASDAQ a listing application, if required under NASDAQ rules, covering shares of Acquiror Class A Common Stock and Acquiror Warrants (but, in the case of Acquiror Warrants, only to the extent issued as of the date hereof) to be listed on the NASDAQ, and shall obtain approval for the listing of such shares of Acquiror Class A Common Stock and Acquiror Warrants.

Section 7.10    Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 7.11    Acquiror Board Recommendation. The board of directors of Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify, the Acquiror Board Recommendation for any reason. The board of directors of Acquiror shall publicly reaffirm the Acquiror Board Recommendation within five (5) Business Days of receipt of a written request therefor from the Company; provided that Acquiror shall be obligated to make only two (2) such public reaffirmations.

ARTICLE VIII

JOINT COVENANTS

Section 8.01    Efforts to Consummate.

(a)    Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) the satisfaction of the closing conditions set forth in Article IX and (ii) using reasonable best efforts to consummate the PIPE Investment on the terms and subject to the conditions set forth in the Subscription Agreements). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to: (y) obtain any Consents from, or file any notices to, any Governmental Authorities or other Persons necessary to change the name of the authorized permittee of any Permits held by the Company to Cyxtera Technologies, LLC, as necessary for the continued lawful conduct of the business of the Company after Closing, and (z) obtain, file with or deliver to, as applicable, any Consents of, or notices to, any Governmental Authorities (including any applicable Competition Authorities) or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within ten (10) Business Days) following the date of this Agreement (ii) submit notifications (including draft notifications, as applicable), filings, notices and other required submissions pursuant to the Competition Laws or Investment Screening Laws of the other jurisdictions set forth on Schedule 8.01(a) with respect to the transactions contemplated by this Agreement as promptly as practicable following the

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date of this Agreement (and any filing fees associated with any such filings shall be paid by Acquiror) and (iii) respond as promptly as reasonably practicable to any requests by any Governmental Authority (including any Competition Authorities) for additional information and documentary material that may be requested pursuant to any Competition Laws (including the HSR Act) or Investment Screening Laws. Acquiror shall promptly inform the Company of any communication between any Acquiror Party, on the one hand, and any Governmental Authority (including any Competition Authorities), on the other hand, and the Company shall promptly inform Acquiror of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or any other Competition Laws or Investment Screening Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions or by the other Transaction Documents, except with the prior written consent of Acquiror and the Company.

(b)    During the Interim Period, the Acquiror Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Acquiror Party) or Acquiror (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority (including any Competition Authorities) relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the Transactions unless it consults with, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror in advance and, to the extent not prohibited by such Competition Authority, gives, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror, the opportunity to attend and participate in such meeting or discussion.

(c)    Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) other than for de minimis costs and expenses, in no event shall Acquiror, the Merger Subs, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions; provided that any fees relating to any filings under Competition Laws (including HSR) or Investment Screening Laws shall be borne by Acquiror.

(d)    During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of the Acquiror Parties or any of their respective Representatives (in their capacity as a representative of an Acquiror Party) or, in the case of the Company, any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or its Subsidiaries). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, (i) Acquiror and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation, (ii) in no event shall Acquiror (or any of its Representatives), settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld delayed or conditioned), and (iii) in no event shall the Company (or any of its Representatives), settle or compromise any Transaction Litigation without the prior written consent of the Acquiror (not to be unreasonably withheld, delayed or conditioned).

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Section 8.02    Proxy Statement; Annual and Special Meeting.

(a)    Proxy Statement. The Company and Acquiror shall work in good faith with one another in connection with (x) the drafting of the Proxy Statement and (y) responding in a timely manner to comments on the Proxy Statement from the SEC. Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include a proxy statement in connection with the Transactions (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Acquiror in advance of the Special Meeting in accordance with the Acquiror Organizational Documents, for the purpose of, among other things: (A) providing Acquiror’s stockholders with the opportunity to redeem shares of Acquiror Class A Common Stock by tendering such shares for redemption not later than two (2) Business Days prior to the originally scheduled date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (B) soliciting proxies from holders of Acquiror Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of the Acquiror Stockholder Matters. Without the prior written consent of the Company, the Acquiror Stockholder Matters shall be the only matters (other than procedural matters and annual meeting customary matters) which Acquiror shall propose to be acted on by Acquiror’s stockholders at the Annual and Special Meeting, as adjourned or postponed. The Proxy Statement will comply in all material respects as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Acquiror shall (I) file the definitive Proxy Statement with the SEC, (II) cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Acquiror in accordance with Section 8.02(c), as promptly as practicable (but in no event less than five (5) Business Days except as otherwise required by applicable Law) following the earlier to occur of: (x) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period specified in Rule 14a-6(a) under the Exchange Act; or (y) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”) and (III) promptly commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.

(b)    Prior to filing with the SEC, Acquiror will make available to the Company drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company with a reasonable opportunity to review and comment on such drafts and shall consider all such comments in good faith from the Company or its Representatives. Acquiror shall not file any such documents with the SEC without the prior consent of the Company (such consent not to be unreasonably withheld). Acquiror will advise the Company promptly after it receives notice thereof, of: (A) the time when the Proxy Statement has been filed; (B) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period specified in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement; (E) any request by the SEC for amendment of the Proxy Statement; (F) any comments from the SEC relating to the Proxy Statement and responses thereto; and (G) requests by the SEC for additional information. Acquiror shall respond to any SEC comments on the Proxy Statement as promptly as practicable (and in any event within 10 Business Days following receipt by Acquiror of any such SEC comments except to the extent due to the failure by the Company to timely provide information required to respond to such SEC comments) and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable; provided that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company drafts of any such response and provide the Company and its Representatives with a reasonable opportunity to review and comment on such drafts. Without limiting the generality of the foregoing, the Company shall use its reasonable best efforts in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC). From and after the date on which the Proxy Statement is mailed to Acquiror’s stockholders, (i) the Company will give Acquiror prompt written notice of any development regarding the Company or its Subsidiaries and (ii) Acquiror will give the Company prompt written notice of any development regarding

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Acquiror, in either case which becomes known by the Company or Acquiror, as applicable, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in the Proxy Statement, in light of the circumstances under which they were made, not misleading; provided that if any such development shall otherwise occur, Acquiror and the Company shall use their reasonable best efforts to promptly cause an amendment or supplement to be made to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

(i)    If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Proxy Statement containing such information. The Company will provide to Acquiror all information regarding the Company, its Affiliates and its business to the extent necessary for any filing contemplated by the immediately preceding sentence.

(ii)    Acquiror shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder.

(iii)    None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representations or warranties as to the information contained in or omitted from the Proxy Statement (A) that is modified in any material respect by Acquiror or any of its Affiliates or Representatives without the Company’s prior written approval or (B) in reliance upon and in conformity with information furnished in writing by or on behalf of Acquiror or any of its Affiliates specifically for inclusion in the Proxy Statement.

(iv)    None of the information relating to the Acquiror Parties supplied or to be supplied by any Acquiror Party, or by any other Person acting on behalf of any Acquiror Party, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)    Special Meeting. Provided that the Company complies in all material respects with is obligations under Section 6.04 hereof, Acquiror will use its reasonable best efforts to take, in accordance with applicable Law, NASDAQ rules and the Acquiror Organizational Documents, all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Special Meeting”) as promptly as reasonably practicable after the Proxy Clearance Date (but in no event later than thirty (30) Business Days after the Proxy Clearance Date) (and will disseminate the Proxy Statement to the stockholders of Acquiror as promptly as practicable after the Proxy Clearance Date), to (i) consider and vote upon the approval of the Acquiror Stockholder Matters and to cause such vote to be taken and (ii) provide the stockholders of Acquiror with the opportunity to elect to effect an Acquiror Stockholder Redemption. Acquiror may only elect (in consultation with the Company) to postpone or adjourn such meeting if (x) a postponement or adjournment is required by Law, (y) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there

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are insufficient shares of Acquiror Common Stock represented (either in person or by proxy) and voting to approve the Acquiror Stockholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting or (z) a postponement or adjournment is required to solicit additional proxies for the purpose of obtaining the Required Acquiror Stockholder Approval; provided that such meeting (I) may not be adjourned to a date that is more than five (5) days after the date for which the Special Meeting was originally scheduled (except to the extent required by applicable Law) and (II) shall not be held later than three (3) Business Days prior to the Termination Date. Acquiror shall, following the Proxy Clearance Date, use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of the Acquiror Stockholder Matters at the Special Meeting, including as such Special Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting from its stockholders proxies in favor of the Acquiror Stockholder Matters and including in the Proxy Statement the Acquiror Board Recommendation. Each party shall keep the other party reasonably informed regarding all matters relating to the Acquiror Stockholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by such party in respect of such matters and similar updates regarding any Acquiror Stockholder Redemptions.

Section 8.03    Exclusivity.

(a)    During the Interim Period, neither the Company, nor any of its Representatives acting on its behalf (including the Company Stockholder and the Company Sponsors) will (and the Company will cause its Representatives (including the Company Stockholder and the Company Sponsors) not to), directly or indirectly, initiate, solicit, encourage, provide any information with respect to, or participate in, discussions, negotiations or transactions with any Person (other than Acquiror and its Representatives (including Sponsor)), or enter into or deliver any agreement (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), with respect to any sale or other disposition (however effected) of all or substantially all of the assets of the Company or its Equity Securities (a “Company Alternative Transaction”) nor shall it permit any of its Representatives (including any Company Sponsor) to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage or respond to any proposal with respect to a Company Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a). The Company shall promptly advise Acquiror of any inquiry or proposal regarding a Company Alternative Transaction it may receive following the date hereof (including the terms related thereto). The Company and its Representatives (including the Company Stockholder and the Company Sponsors) shall immediately discontinue any discussions or negotiations relating to any Company Alternative Transaction.

(b)    During the Interim Period, neither Acquiror nor any of its Representatives acting on its behalf (including Sponsor) will (and SPAC will cause its Representatives (including Sponsor) not to), directly or indirectly, initiate, solicit, encourage, provide any information with respect to, or participate in, discussions, negotiations and/or transactions with any person (other than the Company and its Representatives (including the Company Stockholder and the Company Sponsors)), and/or enter into or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), with respect to any business combination transaction involving Acquiror and all or a material portion of the asset(s) and/or business(es) of any other person(s), whether by way of stock purchase, asset purchase, merger, business combination or otherwise (each, a “SPAC Alternative Transaction”) nor shall it permit any of its Representatives (including the Sponsor) to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage or respond to any proposal with respect to a SPAC Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). Acquiror and its Representatives (including Sponsor) shall immediately discontinue any and all discussions or negotiations relating to any SPAC Alternative Transaction.

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(c)    Notwithstanding anything to the contrary, no Party shall be in breach of this Section 8.03 (including for the purposes of any of the conditions set forth in Section 9.02 or Section 9.03) unless and to extent such Party has committed a Willful Breach of this Section 8.03.

Section 8.04    Tax Matters.

(a)    For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of Acquiror, NewCo, the Merger Subs and the Company intend that the Mergers constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror and NewCo are parties under Section 368(b), and to consummate the Mergers in accordance with the provisions of Sections 368(a)(1)(A) of the Code, (collectively, the “Intended Income Tax Treatment”). In addition, the Parties intend for (i) the Pre-Closing Restructuring to qualify as a reorganization described in Section 368(a)(1)(F) of the Code, and (ii) distribution described in Schedule 1.01 that was effected via a redemption of equity of the Company prior to the signing of this Agreement (the “SIS Distribution”) to be treated as distribution of property governed by Section 301 of the Code. Acquiror, the Merger Subs and the Company will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and the characterization of the SIS Distribution and the Pre-Closing Restructuring set forth in this Section 8.04(a) and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of Acquiror, the Merger Subs and the Company agrees to promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority. Acquiror, the Merger Subs and the Company shall cooperate with each other and their respective counsel to document and support the treatment of the Mergers in a manner consistent with the Intended Income Tax Treatment, including by providing factual support letters.

(b)    None of Acquiror, NewCo, the Merger Subs or the Company shall take or cause to be taken, or fail to take or cause to be taken, any action which could reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment. The Company, Acquiror and the Merger Subs hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). None of Acquiror, NewCo or the Company shall make or cause to be made any entity classification election to treat the Company as an association taxable as a corporation for U.S. federal income tax purposes that is effective on or prior to the two-year anniversary of the Closing Date, or take any other action that is inconsistent with the tax characterization of the Pre-Closing Restructuring described in Section 8.04(a).

(c)    All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by Acquiror. Each of Acquiror, the Merger Subs and the Company shall use reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the transactions contemplated hereby.

Section 8.05    Confidentiality; Publicity.

(a)    Acquiror acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Evaluation Material (as defined in the Confidentiality Agreement); provided that Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof; and provided that nothing in this Section 8.05(a) shall relieve any PIPE Investor from any confidentiality obligations (pursuant to Contract or otherwise) to the Company or Acquiror or any of their respective Affiliates.

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(b)    None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law, in which case Acquiror or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided, that each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 8.01.

Section 8.06    Post-Closing Directors. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror shall take all such action within its power as may be necessary or appropriate such that effective as of the First Effective Time, the board of directors of Acquiror will be comprised as provided in the Stockholders Agreement.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.01    Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a)    Competition Approvals. The applicable waiting period under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b)    No Prohibition. There shall not be in force and effect any (i) Law or (ii) Governmental Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, or having the effect of making illegal the consummation of the Mergers.

(c)    Net Tangible Assets. After giving effect to the Transactions (including the PIPE Investment), Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

(d)    Acquiror Stockholder Approval. The Required Acquiror Stockholder Approval shall have been obtained.

(e)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(f)    Stock Exchange Approval. The shares constituting the Closing Share Consideration shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

Section 9.02    Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (in whole or in part) in writing by Acquiror in its sole discretion:

(a)    Representations and Warranties.

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(i)    Each of the representations and warranties of the Company and NewCo, contained in Section 4.01 (Corporation Organization of the Company), Section 4.02 (Subsidiaries) Section 4.03 (Due Authorization) and Section 4.22 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)    The representations and warranties of the Company and NewCo, contained in Section 4.08(e) shall be true and correct in all respects as of the Closing Date as though then made.

(iii)    Each of the representations and warranties of the Company and NewCo, contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06 and Section 4.08(e)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(iv)    The representations and warranties of the Company and NewCo, contained in Section 4.06 (Capitalization) and Section 4.08(f) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b)    Agreements and Covenants. (i) Except for the covenants and agreements contained in Section 6.01(cc) (Lockbox), the covenants and agreements of the Company and NewCo, as applicable, in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects and (ii) the covenants and agreements contained in Section 6.01(cc) (Lockbox) shall be complied with in all, but de minimis, respects.

(c)    Officer’s Certificate. The Company shall have delivered to Acquiror a certificate, dated the Closing Date, to the effect that the conditions specified in Section 9.02(a) and Section 9.02(b) have been satisfied.

(d)    Stockholders Agreement. The Company Stockholder, BCEC-SIS Holdings (Guernsey) L.P. and Medina Capital Fund II- SIS Holdco, L.P. shall have each duly executed and delivered a copy of the Stockholders Agreement to Acquiror and the Sponsor.

(e)    Company Stockholder Approval. The Company shall have delivered, or caused to be delivered, to Acquiror the Company Stockholder Approval.

(f)    Repayment of Employee Loans. Each Employee Loan from any individual that would be a “named executive officer” with regards to the proxy statement for Acquiror’s next annual meeting shall have been repaid in full prior to the Closing Date.

Section 9.03    Additional Conditions to the Obligations of the Company. The obligation of the Company and NewCo, to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (in whole or in part) in writing by the Company in its sole discretion:

(a)    Representations and Warranties.

(i)    Each of the representations and warranties of the Acquiror Parties contained in Article V (other than the representations and warranties of the Acquiror Parties contained in

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Section 5.01 (Organization), Section 5.02 (Authorization), Section 5.07 (Brokers Fees), and Section 5.12 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)    Each of the representations and warranties of the Acquiror Parties contained in Section 5.01 (Organization), Section 5.02 (Authorization), and Section 5.07 (Brokers Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii)    The representations and warranties of the Acquiror Parties contained in Section 5.12 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b)    Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)    Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied.

(d)    Stockholders Agreement. Acquiror and Sponsor shall have each duly executed and delivered a copy of the Stockholders Agreement to the Company Stockholder, BCEC-SIS Holdings (Guernsey) L.P. and Medina Capital Fund II- SIS Holdco, L.P.

(e)    A&R Registration Rights Agreement. Acquiror shall have delivered to the Company Stockholder a copy of the A&R Registration Rights Agreement duly executed by Acquiror, the Sponsor and the existing holders of Acquiror Class B Common Stock.

(f)    Trust Account. In accordance with and pursuant to the Trust Agreement, Acquiror shall have made all necessary and appropriate arrangements with the trustee to the Trust Account to have, subject to Section 7.03, all of the funds contained in the Trust Account disbursed to Acquiror, all of the funds contained in the Trust Account shall have been actually disbursed to Acquiror, and all such funds disbursed from the Trust Account to Acquiror shall be available to Acquiror in respect of all of the obligations of Acquiror set forth in this Agreement.

(g)    Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $550,000,000.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.01    Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)    by mutual written agreement of Acquiror and the Company;

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(b)    by either Acquiror or the Company, if there shall be in effect any (i) Law or (ii) Governmental Order (other than, for the avoidance of doubt, a temporary restraining order), that (x) in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers, and (y) in the case of clause (ii) such Governmental Order shall have become final and non-appealable;

(c)    by either Acquiror or the Company, if the Effective Time has not occurred by 11:59 p.m., New York City time, on July 31, 2021 (the “Termination Date”); provided, however, that (i) if the SEC has not declared the Proxy Statement effective on or prior to June 1, 2021, the Termination Date shall be automatically extended to September 1, 2021 and (ii) in the event that any Investment Screening Law is enacted, after the date of this Agreement, by any Government Authority in the jurisdiction set forth on Schedule 10.01(c) with effectiveness prior to the Closing that require the consent of such Governmental Authority for the consummation of the First Merger, the Termination Date shall automatically be extended by ninety (90) days from the effective date of such Investment Screening Law; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose material breach of any provision of this Agreement caused or resulted in the failure of the Merger to be consummated by such time;

(d)    by either Acquiror or the Company, if Acquiror fails to obtain the Required Acquiror Stockholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its stockholders following any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 10.01(d) shall not be available to any Party if such Party has materially breached Section 8.02;

(e)    by Acquiror, if the Company has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured by the Company by the Termination Date, is not cured by the Company before the earlier of (x) the third (3rd) Business Day immediately prior to the Termination Date and (y) the forty fifth (45th) day following receipt of written notice from Acquiror of such breach or failure to perform: provided that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(f)    by the Company, if Acquiror or the Merger Subs has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by Acquiror or the Merger Subs by the Termination Date, is not cured by Acquiror or the Merger Subs, as applicable, before the earlier of (x) the third (3rd) Business Day immediately prior to the Termination Date and (y) the forty fifth (45th) day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(g)    by Acquiror, by written notice to the Company, if the Company fails to deliver the Company Stockholder Approval, duly executed by the Company Stockholder, within twelve (12) hours following the execution and delivery of this Agreement; provided that Acquiror shall have no right to terminate this Agreement pursuant to this Section 10.01(g) at any time following the delivery of the Company Stockholder Approval, even if the Company Stockholder Approval is delivered following such twelve (12)-hour period.

Section 10.02    Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its Affiliates’

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Representatives, other than liability of any Party for any Fraud or any Willful Breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 8.04 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, shall in each case survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01    Waiver. At any time and from time to time prior to the Effective Time, Acquiror and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Acquiror and the Merger Subs shall each be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02    Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror or the Merger Subs to:

Starboard Value Acquisition Corp.

777 Third Avenue, 18th Floor

New York, NY 10017

Attn: Martin D. McNulty, Jr.

E-mail: mmcnulty@starboardvalue.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld

One Bryant Park

New York, New York 10036-6745

Attn: Jeffrey Kochian, Kerry Berchem and Alice Hsu

E-mail: jkochian@akingump.com, kberchem@akingump.com and ahsu@akingump.com

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(b)	If to the Company or NewCo, to:

Cyxtera Technologies, Inc.

BAC Colonnade Office Towers

2333 Ponce de Leon, Suite 900

Coral Gables, FL 33134

Attention: Victor F. Semah

Email: victor.semah@cyxtera.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: John Giouroukakis and Eyal Orgad

Email: John.Giouroukakis@lw.com and Eyal.Orgad@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03    Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing (a) in the event the Closing occurs, D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 7.01, (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15 and (c) the Company Stockholder is an intended third-party beneficiary of, and may enforce, Section 11.17.

Section 11.05    Expenses. Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants; provided that any fees relating to any filings under Competition Laws (including HSR) and Investment Screening Laws shall be borne by Acquiror.

Section 11.06    Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08    Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the

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representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09    Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain letter agreement, dated as of October 28, 2020, by and between the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.

Section 11.10    Amendments. This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

Section 11.12    Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13    Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including (x) failing to take such actions as are required of them hereunder to consummate this Agreement, and (y) failing to take such actions as are required of Acquiror to consummate the PIPE Investment in accordance with the terms of the Subscription Agreement, or otherwise failure by the Acquiror to comply with its obligations under Section 7.04) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an

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appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction. The Parties hereby agree that, in the event that any Action is brought against either Party as contemplated by this Section 11.13, the Termination Date shall be extended until thirty (30) days following the date of resolution of such Action.

Section 11.14    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Named Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Named Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement) (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or the Merger Subs under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”). For the avoidance of doubt, this Section 11.14 shall not apply to any express obligation of any named party to any other Transaction Agreements under the express terms of such Transaction Agreement.

Section 11.15    Non-Survival. Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of Fraud against the Party committing such Fraud. All such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly require performance after the Closing shall survive the Effective Time but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing, and (b) this Article XI shall survive the Closing. For the avoidance of doubt, the terms of the Stockholders Agreement and A&R Registration Rights Agreement shall not be affected by this Section 11.15.

Section 11.16    Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties in respect of the Company and its Subsidiaries; (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of Acquiror and the Merger Subs; (iv) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the Acquiror Parties, none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by

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this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the Acquiror Parties. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof.

Section 11.17    Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege

(a)    Conflicts of Interest. Each Acquiror Party acknowledges that Latham & Watkins LLP (“Prior Counsel”) has, on or prior to the Closing Date, represented the Company Stockholder, the Company and its Subsidiaries and their respective Affiliates, and their respective officers, employees and directors (each such Person, other than the Company and its Subsidiaries, a “Designated Person”) in one or more matters relating to this Agreement or any other Transaction Agreements or transactions contemplated hereby or thereby (including any matter that may be related a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions), and (y) in which Acquiror, the Merger Subs, or any of their Affiliates (including any of the Company and its Subsidiaries), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matters”), the Designated Persons reasonably anticipate that Prior Counsel will represent them in connection with such matters. Accordingly, each of Acquiror and the Company (on its own behalf and on behalf of its Subsidiaries) hereby (i) waives and shall not assert any conflict of interest arising out of or relating to the representation by Prior Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Acquiror or any of its Affiliates (including the Company and its Subsidiaries), and even though Prior Counsel may have represented the Company and its Subsidiaries in a matter substantially related to such dispute. Without limiting the foregoing, each of Acquiror, the Merger Subs, and the Company (each on behalf of itself and its Affiliates) consents to the disclosure by Prior Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information learned by Prior Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege (or other privilege or protections) of the Company or any of its Subsidiaries or Prior Counsel’s duty of confidentiality as to the Company and its Subsidiaries and whether or not such disclosure is made before or after the Closing.

(b)    Attorney-Client Privilege. Each of Acquiror, Merger Sub, and the Company (each on behalf of itself and its Affiliates) waives and shall not assert any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between Prior Counsel, on the one hand, and any Designated Person or any of the Company and its Subsidiaries (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by Prior Counsel, occurring

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during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Acquiror, Merger Sub, the Company and their respective Affiliates, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by the Company Stockholder, and shall not pass to or be claimed or used by Acquiror or the Company and its Subsidiaries, except as expressly provided in the last sentence of this Section 11.17(b). Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or any of the Company and its Subsidiaries, on the one hand, and a third party other than a Designated Person, on the other hand, the Company shall (and shall cause its Affiliates to) assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent, and shall be waived upon the written instruction, of the Company Stockholder.

(c)    Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Company and its Subsidiaries containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be excluded from the Transactions and, notwithstanding anything herein or otherwise to the contrary, be distributed to the Company Stockholder (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records) no copies retained by the Company and its Subsidiaries. Absent the prior written consent of the Company Stockholder, neither Acquiror nor (following the Closing) the Company shall have a right of access to Privileged Materials. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Acquiror under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

STARBOARD VALUE ACQUISITION CORP.
A Delaware corporation

By:	/s/ Martin D. McNulty, Jr.
Name:	Martin D. McNulty, Jr.
Title:	Chief Executive Officer

MUNDO MERGER SUB 1, INC.
A Delaware corporation

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	President

MUNDO MERGER SUB 2, LLC
A Delaware limited liability company

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	President

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IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

CYXTERA TECHNOLOGIES, INC.

By:	/s/ Victor Semah
Name:	Victor Semah
Title:	Chief Legal Officer

MUNDO HOLDINGS, INC.

By:	/s/ Victor Semah
Name:	Victor Semah
Title:	Chief Legal Officer

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Exhibit K

AMENDED AND RESTATED BY LAWS

OF

CYXTERA TECHNOLOGIES, INC.

(THE “CORPORATION”)

(Adopted [________] [__], 2021 and as effective [_________] [__], 2021)

ARTICLE I

OFFICES

Section 1.1    Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2    Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1    Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2    Special Meetings.

(a)    Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chair of the Board, Chief Executive Officer, the Board pursuant to a resolution adopted by a majority of the Board or the Board at the request in writing of stockholders owning 10% or more of the capital stock of the Corporation issued and outstanding and entitled to vote (such percentage of stockholders, the “Requisite Percentage”; and such special meeting, a “Stockholder Requested Special Meeting”). Such request shall state the purpose or purposes of the proposed meeting. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

(b)    Stockholder Requested Special Meetings. In order for a Stockholder Requested Special Meeting to be called, one or more requests for a special meeting (each, a “Special Meeting Request,” and collectively, the “Special Meeting Requests”) must be signed by the Requisite Percent of stockholders submitting

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such request and by each of the beneficial owners, if any, on whose behalf the Special Meeting Request is being made and must be delivered to the Secretary. The Special Meeting Request(s) shall be delivered to the Secretary at the principal executive offices of the Corporation by overnight express courier or registered mail, return receipt requested. Each Special Meeting Request shall (i) set forth a statement of the specific purpose(s) of the meeting and the matters proposed to be acted on at it, (ii) bear the date of signature of each such stockholder signing the Special Meeting Request, (iii) set forth (A) the name and address, as they appear in the Corporation’s books, of each stockholder signing such request and the beneficial owners, if any, on whose behalf such request is made, and (B) the class, if applicable, and the number of shares of common stock of the Corporation that are owned of record and beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by each such stockholder and the beneficial owners, if any, on whose behalf such request is made, (iv) include documentary evidence that the stockholders requesting the special meeting own the Requisite Percent as of the date on which the Special Meeting Request is delivered to the Secretary; provided, however, that if the stockholders are not the beneficial owners of the shares constituting all or part of the Requisite Percent, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the Secretary within ten (10) days after the date on which the Special Meeting Request is delivered to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request is made beneficially own such shares as of the date on which such Special Meeting Request is delivered to the Secretary, (v) an agreement by each of the stockholders requesting the special meeting and each beneficial owner, if any, on whose behalf the Special Meeting Request is being made to notify the Corporation promptly in the event of any decrease in the voting power of the shares held by such stockholder or beneficial owner following the delivery of such Special Meeting Request and prior to the special meeting and an acknowledgement that any such decrease shall be deemed to be a revocation of such Special Meeting Request by such stockholder or beneficial owner to the extent of such reduction, and (vi) contain the information required by Section 2.7. Any requesting stockholder may revoke his, her or its Special Meeting Request at any time prior to the special meeting by written revocation delivered to the Secretary at the principal executive offices of the Corporation. If at any time after sixty (60) days following the earliest dated Special Meeting Request, the unrevoked (whether by specific written revocation by the stockholder or pursuant to this Section) valid Special Meeting Requests represent in the aggregate less than the Requisite Percent, then the requesting stockholder(s) or beneficial owner(s) shall be deemed to have withdrawn such request (in connection with which the Board of Directors may cancel the meeting).

In determining whether a special meeting of stockholders has been requested by stockholders holding in the aggregate at least the Requisite Percent, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board of Directors), and (ii) such Special Meeting Requests have been delivered to the Secretary within sixty (60) days of the earliest dated Special Meeting Request.

(c)    Calling of a Special Meeting. A special meeting requested by stockholders shall be held at such date, time and place within or without the State of Delaware as may be fixed by the Board; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the date on which valid Special Meeting Request(s) constituting the Requisite Percent are delivered to the Secretary.

Section 2.3    Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the annual meeting and not less than 45 nor more than 75 days before the date of any special meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or otherwise required by Section 3.2(b) herein. If said notice is for a

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stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4    Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these By Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chair of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5    Voting of Shares.

(a)    Voting Lists. The Secretary of the Corporation (the “Secretary”), or such other officer as determined by the Board, shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b)    Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any

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meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chair of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c)    Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i)    A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii)    A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d)    Required Vote.

(i)    Uncontested Election. Except as provided in Section 2.5(d)(ii) and subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, each director shall be elected by a vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this Section 2.5(d)(i), a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In an uncontested election, any incumbent director who is not elected because he or she does not receive a majority of the votes cast shall immediately tender his or her resignation for consideration by the Board. The Board will evaluate whether to accept or reject such resignation, or whether other action should be taken; provided, however, that the Board will act on such resignation and publicly disclose its decision to accept or reject such resignation and the rationale behind such decision within 90 days from the date of the certification of the director election results. The Board may temporarily fill any vacancy resulting from the non-election or resignation of a director as provided in these By Laws or the Certificate of Incorporation until a special meeting has been called or stockholder written consent has been obtained. Upon a vacancy in the Board, the Board shall call a special meeting pursuant to Section 2.2 or obtain stockholder written consent pursuant to Section 2.9 pursuant to which such vacancy shall be filled pursuant to this Section 2.5(d).

(ii)    Contested Election. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series

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of Preferred Stock, in a contested election, each director shall be elected by a plurality of the votes cast, which shall mean that the directors receiving the largest number of “for” votes will be elected in such contested election, at any meeting for the election of directors at which a quorum is present. For purposes of this Section 2.5(d)(ii), a contested election means an election in which (A) as of the last day for giving notice of a stockholder nominee, a stockholder has nominated a candidate for director in accordance with the requirements of these By Laws, and (B) as of the date that notice of the annual meeting is given, the Board considers that a stockholder-nominated director candidacy has created a bona fide election contest.

(iii)    All Other Matters. Except as set forth in Section 2.5(d)(i) and Section 2.5(d)(ii), all other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e)    Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6    Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chair of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7    Advance Notice for Business.

(a)    Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any

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stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i)    In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than 90 days before or more than 120 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii)    To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii)    The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chair of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the

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Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv)    In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c)    Public Announcement. For purposes of these By Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8    Conduct of Meetings. The chair of each annual and special meeting of stockholders shall be the Chair of the Board or, in the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chair of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By Laws or such rules and regulations as adopted by the Board, the chair of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chair of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chair of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9    Consents in Lieu of Meeting.

(a)    Unless otherwise provided by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such

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action at a meeting at which all shares entitled to vote thereon were present and voted; provided that, such written consent shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders entitled to vote to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

(b)    Request for Record Date. The record date for determining such stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Section 2.9. Any holder of common stock of the Corporation seeking to have such stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary, delivered to this Corporation and signed by the Requisite Percentage of stockholders of the outstanding shares of common stock of the Corporation request that a record date be fixed for such purpose. The written notice must contain the information set forth in paragraph (c) of this Section 2.9. Following delivery of the notice, the Board shall, by the later of (i) 20 days after delivery of a valid request to set a record date and (ii) 5 days after delivery of any information required by the Corporation to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by written consent under paragraph (a) of this Section 2.9, determine the validity of the request and whether the request relates to an action that may be taken by written consent and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board and shall not precede the date such resolution is adopted. If a notice complying with the second and third sentences of this paragraph (b) has been duly delivered to the Secretary but no record date has been fixed by the Board by the date required by the preceding sentence, the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to this Corporation in the matter described in paragraph (a) of this Section 2.9; provided that, if prior action by the Board is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(c)    Notice Requirements. Any notice required by paragraph (b) of this Section 2.9 must be delivered by the Requisite Percentage of stockholders of the outstanding shares of common stock of the Corporation (with evidence of ownership attached to the notice), must describe the action proposed to be taken by written consent of stockholders and must contain (i) such information and representations, to the extent applicable, then required by this Corporation’s Bylaws as though such stockholder was intending to make a nomination of persons for election to the Board or to bring any other matter before a meeting of stockholders, as applicable, and (ii) the text of the proposed action to be taken (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the Bylaws of this Corporation). This Corporation may require the stockholder(s) submitting such notice to furnish such other information as may be requested by this Corporation to determine whether the request relates to an action that may be effected by written consent under paragraph (a) of this Section 2.9. In connection with an action or actions proposed to be taken by written consent in accordance with this Section 2.9, the stockholders seeking such action or actions shall further update and supplement the information previously provided to this Corporation in connection therewith, if necessary, as required by Article II of this Corporation’s Bylaws.

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Section 2.10    Proxy Access.

(a)    Subject to the requirements of Article II and Article III, the Corporation shall include in its proxy statement and on its proxy card for any annual meeting of stockholders the name of any director nominee proposed by a stockholder for election to the Board who is properly submitted pursuant to this Section 2.10 (each a “Proxy Access Nominee”) provided that (A) timely written notice of such Proxy Access Nominee satisfying this Section 2.10 (“Proxy Access Nomination Notice”) is delivered to the Corporation by or on behalf of a stockholder or group of stockholders that, at the time the Proxy Access Nomination Notice is delivered, satisfy the ownership and other requirements of this Section 2.10 (such stockholder or stockholders, and any person on whose behalf they are acting, the “Eligible Stockholder”), (B) the Eligible Stockholder expressly elects in writing at the time of providing the Proxy Access Nomination Notice to have its nominee included in the Corporation’s proxy statement pursuant to this Section 2.10, and (C) the Eligible Stockholder and the Proxy Access Nominee otherwise satisfy the requirements of this Section 2.10 and the criteria for membership on the Board set forth in the [Corporate Governance Guidelines] for the Corporation or other document(s) setting forth qualifications for directors (the “Board Qualifications”).

(b)    To be timely, the Proxy Access Nomination Notice must be delivered to or mailed and received at the principal executive office of the Corporation not less than 90 calendar days nor earlier than 120 calendar days in advance of the date of the Corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be so received a reasonable time before the solicitation is made. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the submission of such Proxy Access Nomination.

(c)    In addition to including the name of the Proxy Access Nominee in the Corporation’s proxy statement for the annual meeting of stockholders, the Corporation also shall include (A) the information concerning the Proxy Access Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement pursuant to the proxy rules of the SEC and (B) a Statement (defined below) (collectively, the “Required Information”). To be timely, the Required Information must be received by the Secretary at the principal office of the Corporation within the time period specified in Section 2.10(b). Nothing in this Section 2.10 shall limit the Corporation’s ability to solicit against and include in its proxy statement its own statements relating to any Proxy Access Nominee

(d)    The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (A) two (2) and (B) 20 % of the total number of directors in office (rounded down to the nearest whole number), as of the last day on which a Proxy Access Notice may be delivered pursuant to and in accordance with this Section 2.10(d) (the “Permitted Number”); provided, however, the Permitted Number shall be reduced (but not below one) by:

(i)    the number of individuals who will be included in the Corporation’s proxy materials as nominees of the Board pursuant to an agreement, arrangement or other understanding with a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of stock of the Corporation by such stockholder or group of stockholders from the Corporation), other than any such director who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board, for at least two (2) annual terms;

(ii)    the number of directors currently in office that will be included in the Corporation’s proxy materials as nominees of the Board who were previously Proxy Access Nominees elected to the Board pursuant to this Section 2.10, other than any such director who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board, for at least two (2) annual terms.

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For purposes of determining when the Permitted Number has been reached, any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 2.10 whose nomination is subsequently withdrawn or whom the Board decides to nominate for election to the Board shall be counted as one of the Stockholder Nominees. In the event that one or more vacancies for any reason occurs after the deadline for delivery of Proxy Access Notice but before the date of the annual meeting and the Board resolves to reduce the size of the Board in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced.

Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 2.10 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.10 exceeds the Permitted Number, the highest ranking Stockholder Nominee who meets the requirements of this Article II, Section 11(c) of each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation’s outstanding common stock each Eligible Stockholder disclosed as owned (as defined below) in its respective Proxy Access Notice submitted to the Corporation. If the Permitted Number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 2.10.

(e)    An Eligible Stockholder must have owned (as defined below) continuously for at least three years a number of shares that represents 3% or more of the total voting power of the Corporation’s outstanding shares entitled to vote in the election of directors as of the most recent date prior to the submission of the Proxy Access Nomination Notice for which such amount is given in any filing by the Corporation with the SEC (the “Required Shares”) as of both the date the Proxy Access Nomination Notice is received by the Corporation in accordance with this Section 2.10 and the record date for determining stockholders entitled to vote at the annual meeting of stockholders and must continue to own the Required Shares through the meeting date. For purposes of satisfying the ownership requirement under this Section 2.10, the voting power represented by the shares of the Corporation owned by one or more stockholders, or by the person or persons who own shares of the Corporation and on whose behalf any stockholder is acting, may be aggregated, provided that the number of stockholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed 20, and a group of two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer (or by a group of related employers that are under common control), or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one stockholder or person for this purpose. With respect to any annual meeting of stockholders, no person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 2.10.

For purposes of this Section 2.10, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of the Corporation as to which the person possesses both (A) the full voting and investment rights pertaining to the shares and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) sold by such person or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of the Corporation’s outstanding shares, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full right to vote or direct the voting of any such shares and/or hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate. A person shall “own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest

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in the shares. A person’s ownership of shares shall be deemed to continue during any period in which the person has loaned such shares, provided that the person has the power to recall such loaned shares on five business days’ notice and provides a representation that it will promptly recall such loaned shares upon being notified that any of its Proxy Access Nominees will be included in the Corporation’s proxy statement, or the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. For purposes of this Section 2.10, the term “affiliate” shall have the meaning ascribed thereto pursuant to the proxy rules of the Exchange Act.

(f)    Within the time period specified in Section 2.10(b) for the Proxy Access Nomination Notice, an Eligible Stockholder must provide in writing to the Secretary, with respect to the Stockholder Nominee, in addition to the information and representations required to be provided in the stockholder’s notice pursuant to Article II, representations and agreements that such person: (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, and (B) is not and will not become a party to any direct or indirect compensatory, reimbursement, indemnification, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation in connection with such person’s nomination for director and/or service as a director (a “Compensation Arrangement”), that has not been disclosed to the Corporation. At the request of the Corporation, the Proxy Access Nominee must complete, sign and submit all questionnaires required of the Board within five business days of receipt of each such questionnaire from the Corporation and provide within five business days of the Corporation’s request such additional information as the Corporation determines may be necessary to permit the Board to determine whether such Proxy Access Nominee meets the requirements of this Section 2.10 and/or satisfies the Board Qualifications, including whether: (1) such Proxy Access Nominee is independent under the listing standards of each principal U.S. exchange upon which the Corporation’s shares are listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board in determining and disclosing the independence of members of the Board (the “Independence Standards”), (2) such Proxy Access Nominee has any direct or indirect relationship with the Corporation, and (3) such Proxy Access Nominee is not and has not been subject to any event specified in Item 401(f) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”), or any order of the type specified in Rule 506(d) of Regulation D under the Securities Act.

(g)    Within the time period specified in Section 2.10(b) for the Proxy Access Nomination Notice, an Eligible Stockholder must provide the following information, representations and agreements: (A) the information and representations that would be required to be set forth in stockholder’s notice of a nomination pursuant to Section 3.2(d); (B) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Proxy Access Nomination Notice is received by the Secretary, the Eligible Stockholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Stockholder’s agreement to provide (1) written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date by not later than the close of business on the fifth business day after (x) the record date (if, prior to the record date, the Corporation (a) disclosed such date by press release or any filing with the SEC or (b) delivered a written notice of the record date (including by electronic mail) to the Eligible Stockholder) or (y) the date on which the Corporation delivered to the Eligible Stockholder written notice (including by electronic mail) of the record date (if such notice is provided after the record date); and (2) immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the annual meeting of stockholders; (C) documentation satisfactory to the Corporation demonstrating that a group of funds are entitled to be treated as one stockholder or person for purposes of this Section 2.10; (D) a representation that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder hereunder): (1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent, (2) has

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not nominated and will not nominate for election to the Board at the meeting any person other than the Proxy Access Nominee(s) being nominated pursuant to this Section 2.10 (3) has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting of stockholders other than its Proxy Access Nominee(s) or a nominee of the Board, (4) will not distribute to any stockholder any form of proxy for the annual meeting of stockholders other than the form distributed by the Corporation, and (5) has provided and will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; (E) a description of all agreements, arrangements or understandings between the Eligible Stockholder and each Stockholder Nominee and any other person or persons, including the Stockholder Nominee, such beneficial owners and control persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Eligible Stockholder or that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Exchange Act if the Eligible Stockholder making the nomination and any beneficial owner or control person on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the Stockholder Nominee were a director or executive officer of such registrant (the “Related Person Agreements”); (F) the written consent of each Proxy Access Nominee to be named in the Corporation’s proxy statement as a nominee and to serve as a director if elected; (G) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act; (H) in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nominations and matters related thereto, including withdrawal of the nomination; and (I) an undertaking that the Eligible Stockholder agrees to: (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the Corporation’s stockholders or out of the information that the Eligible Stockholder provides to the Corporation, (2) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any solicitation or other activity by the Eligible Stockholder in connection with its efforts to elect the Proxy Access Nominee pursuant to this Section 2.10, (3) file with the SEC any solicitation with the Corporation’s stockholders relating to the meeting at which the Proxy Access Nominee will be nominated, regardless of whether any such filing is required pursuant to the proxy rules of the SEC or whether any exemption from filing is available for such solicitation pursuant to the proxy rules of the SEC, and (4) comply with all other applicable laws, rules, regulations and listing standards with respect to any solicitation in connection with the meeting.

(h)    The Eligible Stockholder may with its Proxy Access Nomination Notice, provide to the Secretary, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting of stockholders, not to exceed 500 words per Proxy Access Nominee, in support of each Proxy Access Nominee it names in its Notice (the “Statement”). Notwithstanding anything to the contrary contained in this Section 2.10 the Corporation may omit from its proxy statement any information or Statement that it believes would violate any applicable law, rule, regulation, or listing standard.

(i)    In the event that any information or communications provided by the Eligible Stockholder or Proxy Access Nominee to the Corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Proxy Access Nominee, as the case may be, shall promptly notify the Secretary of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct.

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(j)    The Corporation shall not be required to include pursuant to this Section 2.10 any Proxy Access Nominee in its proxy materials (or, if the proxy materials have already been filed, to allow the nomination of a Proxy Access Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation) if (A) the Secretary receives a notice that any stockholder has nominated any person for election to the Board at such meeting pursuant to the advance notice requirements set forth in Section 3.2; (B) the Eligible Stockholder has or is engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting of stockholders other than its Proxy Access Nominee(s) or any other nominee of the Board, (C) the Proxy Access Nominee is determined by the Board not to be independent under the Independence Standards, (D) the Proxy Access Nominee’s election as a director would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the Board Qualifications, the listing standards of the principal exchange upon which the Corporation’s shares are traded, or any applicable state or federal law, rule or regulation, (E) the Proxy Access Nominee is or becomes a party to any undisclosed Voting Commitment or Compensation Arrangement, (F) the Proxy Access Nominee is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (G) the Proxy Access Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years, (H) the Proxy Access Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act, or (I) the Proxy Access Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading or shall have breached its or their agreements, representations, undertakings, and/or obligations pursuant to this Section 2.10.

(k)    Notwithstanding anything to the contrary set forth herein, if (A) the Proxy Access Nominee and/or the applicable Eligible Stockholder shall have breached its or their agreements, representations, undertakings and/or obligations pursuant to this Section 2.10 as determined by the Board or the person presiding at the meeting, or (B) the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this Section 2.10, the Board or the person presiding at the meeting shall be entitled to declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation and the Corporation shall not be required to include in its proxy statement any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder.

(l)    Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (A) withdraws from or becomes ineligible or unavailable for election at the meeting, or (B) does not receive at least 20% of the votes cast in favor of the Proxy Access Nominee’s election, shall be ineligible to be a Proxy Access Nominee pursuant to this Section 2.10 for the next two annual meetings of stockholders following the meeting for which the Stockholder Nominee has been nominated for election.

(m)    This Section 2.10 provides the exclusive method for stockholders to include nominees for director in the Corporation’s proxy materials with respect to an annual meeting of stockholders.

ARTICLE III

DIRECTORS

Section 3.1    Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

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Section 3.2    Advance Notice for Nomination of Directors.

(a)    Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b)        In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c)    Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d)    To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be

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made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e)     If the Board or the chair of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f)    In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3         Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

Section 3.4    Removal. Except as otherwise provided in the Certificate of Incorporation, any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE IV

BOARD MEETINGS

Section 4.1    Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2    Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3    Special Meetings. Special meetings of the Board (a) may be called by the Chair of the Board, the Lead Independent Director, if any, or President and (b) shall be called by the Chair of the Board, the Lead Independent Director of the Board, if any, President or Secretary on the written request of at least a majority of

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directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4    Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5    Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6    Organization. The chair of each meeting of the Board shall be the Chair of the Board or, in the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chair elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chair of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1    Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2    Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and

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authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3    Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4    Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By Laws.

ARTICLE VI

OFFICERS

Section 6.1    Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including, without limitation, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a)    Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(b)    President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chair of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

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(c)    Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(d)    Secretary.

(i)    The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii)    The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(e)    Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board, shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(f)    Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(g)    Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2    Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3    Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4    Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these By Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

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ARTICLE VII

SHARES

Section 7.1    Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2    Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3    Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chief Executive Officer, the President or a Vice President and (b) the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4    Consideration and Payment for Shares.

(a)    Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b)    Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5    Lost, Destroyed or Wrongfully Taken Certificates.

(a)    If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such

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certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b)    If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6    Transfer of Stock.

(a)    If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i)    in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii)    (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii)    the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv)    the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v)    such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b)    Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7    Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

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Section 7.8    Effect of the Corporation’s Restriction on Transfer.

(a)    A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b)    A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.9    Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1    Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2    Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

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Section 8.3    Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4    Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6    Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7    Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that

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amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.6% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8    Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9    Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10    Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2    Fixing Record Dates.

(a)    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board, or any committee thereof, may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, or such committee, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. In the event of a special meeting called at the request in writing of stockholders owning 10% or more of the capital stock of the Corporation issued and outstanding and entitled to vote, the Board shall set the record date within 10 days of such request. If the Board, or such committee, so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board, or such committee thereof determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, or any committee thereof, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board, or any committee thereof, may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

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(b)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board, or any committee thereof, may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3    Means of Giving Notice.

(a)    Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b)    Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these By Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c)    Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and

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reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d)    Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e)    Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4    Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By Laws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

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Section 9.5    Meeting Attendance via Remote Communication Equipment.

(a)    Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i)    participate in a meeting of stockholders; and

(ii)    be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b)    Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6    Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7    Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8    Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9    Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10    Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

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Section 9.11    Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12    Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chair of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13    Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14    Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15    Amendments. The Board shall have the power to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least 66.6% of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws.

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ANNEX B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CYXTERA TECHNOLOGIES, INC.

[                    ], 2021

Cyxtera Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1.    The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 14, 2019 and the amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 9, 2020 under the name “Starboard Value Acquisition Corp.” (the “Original Certificate”).

2.    This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.    The Corporation changed its name from Starboard Value Acquisition Corp. to Cyxtera Technologies, Inc. on [                    ], 2021.

4.    This Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

5.    The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Cyxtera Technologies, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

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ARTICLE IV

CAPITALIZATION

Section 4.1    Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 510,000,000 shares, consisting of (a) 500,000,000 shares of Class A common stock (the “Common Stock”) and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2    Preferred Stock. The Board is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3    Common Stock.

(a)    Voting.

(i)    Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation (as defined below)), the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)    Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(iii)    Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)    Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors of the Corporation (the “Board”) from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)    Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of

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the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4    Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1    Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the By Laws of the Corporation then in effect (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2    Number, Election and Term.

(a)    The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall consist of not less than seven (7) directors and no more than eleven (11) directors, with the exact number of directors to be determined from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board, subject to any contractual rights of stockholders or any series of the Preferred Stock to elect. The initial number of directors shall be fixed at nine directors.

(b)    Subject to Section 5.5 hereof, the directors shall, except as otherwise provided in this Article V, be elected at the annual meeting of the stockholders of the Corporation and shall hold office until the next annual meeting of the stockholders of the Corporation and until their respective successors are elected and qualified or until their earlier death, resignation or removal.

(c)    Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3    Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof and the contractual rights of any stockholder, in accordance with the DGCL, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the next stockholder meeting or approval of a new director by stockholder written consent following his or her appointment, as set forth in the Bylaws, and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4    Removal. Subject to Section 5.5 hereof and the contractual rights of any stockholder, in accordance with the DGCL and except as otherwise required by this Amended and Restated Certificate, any or

Annex B-3

all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5    Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that, if so adopted, amended, altered or repealed by the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of 66.6% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN

CONSENT

Section 7.1    Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chair of the Board, Chief Executive Officer of the Corporation, the Board pursuant to a resolution adopted by a majority of the Board or the Board at the request in writing of stockholders owning 10% or more of the capital stock of the Corporation issued and outstanding and entitled to vote. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3    Action by Written Consent. Subject to the rights, if any, of the holders of any class or series of Preferred Stock then outstanding or as contemplated by Section 5.4 hereof, any action required or permitted to be taken by the stockholders of the Corporation may be effected by written consent in lieu of a meeting; provided, however, that there exists approval by the holders of outstanding capital stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided that in the event that a single stockholder or a group of affiliated stockholders holds more than 40% of the outstanding shares of capital stock of the

Annex B-4

Corporation, any action by written consent of the stockholders shall require the affirmative vote of holders of 66.6% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1    Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2    Indemnification and Advancement of Expenses.

(a)    To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, solely to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)    The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)    Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive

Annex B-5

basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)    This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

To the fullest extent permitted by law (including without limitation Section 122(17) of the DGCL), the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation, or any of their respective affiliates, will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely and exclusively in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) to the extent the director or officer is permitted to refer that opportunity to the Corporation without violating any other legal obligation.

ARTICLE X

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1    Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery

Annex B-6

determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 11.2    Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XII

SEVERABILITY

If any provision or provisions (or any part thereof) of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows]

Annex B-7

IN WITNESS WHEREOF, Cyxtera Technologies, Inc. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

CYXTERA TECHNOLOGIES, INC.

By:
Name:
Title:

Annex B-8

ANNEX C

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on February 21, 2021 by and between Starboard Value Acquisition Corp., a Delaware corporation (the “Company”), and the subscriber party set forth on the signature page hereto (“Subscriber”).

WHEREAS, the Company is concurrently with the execution and delivery hereof entering into that certain Agreement and Plan of Merger, as may be amended from time to time (the “Merger Agreement”), by and among the Company, Mundo Merger Sub 1, Inc. a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub 1”), Mundo Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub 2”), Cyxtera Technologies, Inc., a Delaware corporation (“Target”), and Mundo Holdings, Inc., a Delaware corporation and newly formed, wholly owned subsidiary of the Target Stockholder (defined below) (“NewCo”), pursuant to which, on the terms and subject to the conditions set forth therein, (i) prior to the First Effective Time (as defined in the Merger Agreement), (A) SIS Holdings, LP, a Delaware limited partnership and the sole stockholder of the Target (the “Target Stockholder”), shall contribute all of the issued and outstanding common stock of the Target to NewCo and thereby the Target shall become a direct wholly-owned Subsidiary of NewCo and (B) immediately thereafter, the Target shall be converted to a Delaware limited liability company, (ii), Merger Sub 1 will merge with and into NewCo, with NewCo surviving as a wholly owned subsidiary of the Company (the “First Merger”), and (iii) immediately following the First Merger and as part of the same overall transaction, NewCo will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity of the Second Merger as a direct wholly owned subsidiary of the Company (the “Second Merger” and together with the First Merger, the “Mergers”);

WHEREAS, Subscriber desires to subscribe for and purchase from the Company that number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Shares”), substantially concurrently with the consummation of the Mergers, as set forth on the signature page hereto (the “Acquired Shares”) for a purchase price of $10.00 per share and an aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company;

WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or institutional “accredited investors” (as such term is defined in Rule 501 under the Securities Act) (collectively, the “Other Subscribers”), have, severally and not jointly, entered into separate subscription agreements with the Company with substantially the same terms (the “Other Subscription Agreements”), pursuant to which such investors have agreed to purchase Class A Shares on the Closing Date (as defined below) at the Purchase Price; and

WHEREAS, the aggregate amount of Class A Shares to be sold by the Company pursuant to this Subscription Agreement and the Other Subscription Agreements equals 25,000,000 Class A Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.    Subscription. Subject to the terms and conditions hereof, Subscriber hereby subscribes for and agrees to purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”).

2.    Closing.

(a)    The closing of the Subscription contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Mergers and shall occur immediately prior thereto. At least seven

Annex C-1

days prior to the anticipated Closing, the Company and the Target will agree on the form and substance of each Closing Notice, and any further amendments will require the prior written consent of Target which shall not be unreasonably withheld. Not less than five (5) business days prior to the scheduled closing date of the Mergers (the “Closing Date”), the Company shall provide written notice to Subscriber (the “Closing Notice”) of such anticipated Closing Date. Subscriber shall deliver to the Company on or before three (3) business days prior to the anticipated Closing Date (as specified in the Closing Notice or otherwise agreed to by the Company and Subscriber the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds (i) to the account specified by the Company in the Closing Notice to be held by the Company or in escrow until the Closing. As soon as practicable after the Closing Date, the Company shall deliver to Subscriber (or its nominee in accordance with the delivery instructions) or to a custodian designated by Subscriber, as applicable, a copy of the records of the Company’s transfer agent (the “Transfer Agent”) or other evidence showing Subscriber as owner of the Acquired Shares on and as of the Closing Date. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close. Upon the transfer of Subscriber’s deliveries hereunder by the Company to Subscriber (or its nominee in accordance with its delivery instructions), the Purchase Price will be released to the Company. In the event the closing of the Mergers does not occur within five (5) business days of the anticipated Closing Date specified in the Closing Notice, unless otherwise instructed by the Company and Subscriber, the Company shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, and any book entries or share certificates shall be deemed cancelled and any share certificates shall be promptly (but not later than one (1) business day thereafter) returned to the Company. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver funds to the Company in escrow following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2.

[[INSERT PARAGRAPH (a) FOR MUTUAL FUND SUBSCRIBERS]

(a)    The closing of the Subscription contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Mergers. At least seven days prior to the anticipated Closing, the Company and the Target will agree on the form and substance of each Closing Notice, and any further amendments will require the prior written consent of Target which shall not be unreasonably withheld. Not less than five (5) business days prior to the scheduled closing date of the Mergers (the “Closing Date”), the Company shall provide written notice to Subscriber (the “Closing Notice”) of such anticipated Closing Date. Subscriber shall deliver to the Company on the anticipated Closing Date (as specified in the Closing Notice or otherwise agreed to by the Company and Subscriber) the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds (i) to the account specified by the Company in the Closing Notice (which account shall not be an escrow account). On the Closing Date substantially concurrently with the release of its payment of the Purchase Price for the Acquired Shares by the Subscriber, the Company shall deliver to Subscriber (1) the Acquired Shares in book entry form, free and clear or any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws) in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable; and (2) a copy of the records of the Company’s transfer agent (the “Transfer Agent”) or other evidence showing Subscriber as the owner of the Acquired Shares on and as of the Closing Date. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close. Upon the transfer of Subscriber’s deliveries hereunder by the Company to Subscriber (or its nominee in accordance with its delivery instructions), the Purchase Price will be released to the Company. In the event the closing of the Mergers does not occur within one (1) business day of the anticipated Closing Date specified in the Closing Notice, unless otherwise instructed

Annex C-2

by the Company and Subscriber, the Company shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, and any book entries or share certificates shall be deemed cancelled and any share certificates shall be promptly (but not later than one (1) business day thereafter) returned to the Company. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver funds to the Company in escrow following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2.]

(b)    The Closing shall be subject to the conditions that, on the Closing Date:

(i)

solely with respect to Subscriber, (A) the representations and warranties made by the Company (other than the representations and warranties set forth in Section 3(b), Section 3(c) and Section 3(h)) in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such date, and other than those representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which shall be true and correct in all respects as of the Closing Date), and (B) the representations and warranties made by the Company set forth in Section 3(b), Section 3(c) and Section 3(h) of this Subscription Agreement shall be true and correct in all respects as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all respects as of such date), and consummation of the Closing, shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Subscription Agreement as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all respects as of such date), in each case without giving effect to the consummation of the Mergers;

(ii)

solely with respect to the Company, the representations and warranties made by Subscriber in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such date, and other than those representations and warranties that are qualified as to materiality or Material Adverse Effect, which shall be true and correct in all respects as of the Closing Date) and consummation of the Closing, shall constitute a reaffirmation by the Subscriber of each of the representations, warranties and agreements of the Subscriber contained in this Subscription Agreement as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all respects as of such date), in each case without giving effect to the consummation of the Mergers;

(iii)

solely with respect to the Subscriber, the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iv)

solely with respect to Subscriber, no amendment of the Merger Agreement shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Subscriber would reasonably be expected to receive under this Subscription Agreement unless Subscriber has consented in writing to such amendment;

(v)	solely with respect to the Subscriber, there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially economically benefits the

Annex C-3

other subscribers thereunder unless the Subscriber has been offered substantially the same benefits;

(vi)

no governmental authority shall have enacted and issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) and there shall not be in force and effect any (A) law, rule or regulation (whether temporary, preliminary or permanent) or (B) order, judgment, verdict, subpoena, injunction, decree, ruling, determination or award by any governmental authority of competent jurisdiction, in either case, enjoining, prohibiting or having the effect of making illegal the consummation of the transactions contemplated by this Subscription Agreement, and no such governmental authority shall have instituted a proceeding seeking to impose any such restriction or prohibition;

(vii)

all conditions precedent to the closing of the Mergers set forth in the Merger Agreement, including the approval of the Company’s stockholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Merger Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Mergers pursuant to the Merger Agreement), and the closing of the Mergers shall be scheduled to occur substantially concurrently with or immediately following the Closing;

(viii)

no suspension of the offering or sale of the Acquired Shares by a governmental authority, including by the Securities and Exchange Commission (the “Commission), or, to the Company’s knowledge, initiation or threatening of any proceedings for any of such purposes, shall have occurred prior to the Closing; and

(ix)	the Mergers are consummated substantially concurrently with the Closing.

(c)    At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

3.    Company Representations and Warranties. The Company represents and warrants to Subscriber that:

(a)    The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)    As of the Closing Date, the Acquired Shares will be duly authorized and, when issued and delivered to Subscriber against full payment of the Purchase Price for the Acquired Shares in accordance with the terms of this Subscription Agreement and registered with the Transfer Agent, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive rights, rights of first refusal or first offer or similar rights created under the Company’s certificate of incorporation and bylaws or under the laws of the State of Delaware.

(c)    This Subscription Agreement, the Merger Agreement and the Other Subscription Agreements (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by the Company and, assuming that the Transaction Documents constitute the valid and binding agreement of the other parties thereto, are valid and binding obligations of the Company, and are enforceable against it in accordance with their terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d)    The execution, delivery and performance of this Subscription Agreement and the other Transaction Documents, including the issuance and sale of the Acquired Shares and the consummation of the

Annex C-4

other transactions contemplated hereby and thereby, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, operations, condition (including financial condition), stockholders’ equity or results of operations of the Company or materially and adversely affect the validity of the Acquired Shares or the legal authority or ability of the Company to perform in any material respects its obligations hereunder (a “Material Adverse Effect”).

(e)    There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Acquired Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date other than the Merger Agreement, the Amended and Restated Forward Purchase Agreement, the Optional Share Purchase Agreement and the distributable redeemable warrants pursuant to the Warrant Agreement and Section 9.10 of the Company’s Amended and Restated Certificate of Incorporation (collectively with the Amended and Restated Forward Purchase Agreement, the “Other Material Agreements”).

(f)    The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Company, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Subscription Agreement, the Company is a party or by which the Company’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over the Company or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(g)    As of the date of this Subscription Agreement, the authorized capital stock of the Company consists of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”) and (ii) 220,000,000 shares of common stock, par value $0.0001 per share, including (1) 200,000,000 Class A Shares and (2) 20,000,000 Class B Shares. As of the date of this Subscription Agreement, (i) no shares of Preferred Stock are issued and outstanding, (ii) 40,423,453 Class A Shares are issued and outstanding, (iii) 10,105,863 Class B Shares are issued and outstanding and (iv) 6,737,242 detachable redeemable warrants (as defined in the Company’s prospectus relating to its initial public offering dated September 9, 2020 (the “September 2020 Prospectus”)) and 6,723,127 private placement warrants are outstanding.

(h)    The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SVAC.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the Commission with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on Nasdaq, excluding, for the purposes of clarity, the customary ongoing review by Nasdaq of the Company’s listing application with respect to the Class A Shares in connection with the Mergers. The Company has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act or the listing of the Class A Shares on Nasdaq.

(i)    Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the

Annex C-5

Acquired Shares by the Company to Subscriber in the manner contemplated by this Subscription Agreement. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) the filings with the Commission of (y) the Registration Statement (as defined below) and (z) Section 9(r), (ii) filings required by applicable state securities laws, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) the filings required in accordance with Section 5 of this Subscription Agreement; (v) those required by Nasdaq, including with respect to obtaining stockholder approval, and (vi) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(j)    [Except for any arrangements with other subscribers with regulatory restrictions requiring certain payment mechanics and procedures included in its Closing Notice, t]1[T]he Company has not entered into any Other Subscription Agreement (or side letter or similar agreement in respect thereof) on terms (economic or otherwise) more favorable to such subscriber or investor than as set forth in this Subscription Agreement. The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement. The Company has not entered into any side letter or similar agreement with any other investor in connection with such other investor’s direct or indirect investment in the Company other than the Other Subscription Agreements, the Merger Agreement, the Forward Purchase Agreement and the Optional Share Purchase Agreement.

(k)    The Company’s public reports filed with the Commission (collectively, the “Exchange Act Reports”) did not when filed, and taken as a whole and as amended to the date hereof, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and such Exchange Act Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its inception. There are no material outstanding or unresolved comments in comment letters from the Commission Staff with respect to any of the Company’s filings with the Commission. The financial statements of the Company included in the Exchange Act Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments; provided, however, the Company makes no representation with respect to any financial statements of the Target included in any Exchange Act Reports. A copy of each Exchange Act Report is available to Subscriber via the Commission’s EDGAR system.

(l)    Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

(m)    Except for placement fees payable to the Placement Agents (as defined below), the Company has not paid, and is not obligated to pay, any brokerage, finder’s or other fee or commission in connection with its issuance and sale of the Acquired Shares pursuant to this Subscription Agreement, including, for the avoidance of doubt, any fee or commission payable to any stockholder or affiliate of the Company.

[1]	Include for non-mutual fund subscribers

Annex C-6

(n)    The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Acquired Shares may be pledged by in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of Acquired Shares shall not be required to provide the Company with any notice thereof; provided, however, that the Company shall not be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Acquired Shares are not subject to any contractual prohibition on pledging or lock-up, the form of such acknowledgment to be subject to review and comment by the Company in all respects.

4.    Subscriber Representations and Warranties and Acknowledgements. Subscriber represents, warrants and acknowledges that:

(a)    Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)    This Subscription Agreement has been duly authorized, executed and delivered by Subscriber and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Company, this Subscription Agreement is the valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(c)    The execution, delivery and performance by Subscriber of this Subscription Agreement, including the consummation of the transactions contemplated hereby, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the legal authority or would prevent, delay or otherwise impede the Subscriber’s timely performance of all its obligations hereunder in full.

(d)    Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) (where, for (13) only family clients that are institutions) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is a “qualified institutional buyer” and is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares and is an “institutional account” as defined by FINRA Rule 4512(c). Accordingly, Subscriber is aware that this offering of the Acquired Shares meets the exemptions from filing under FINRA Rule 5123(b)(1)(A), (C) or (J).

Annex C-7

(e)    Subscriber acknowledges and agrees that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber acknowledges and agrees that the Acquired Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur in an “offshore transaction” within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act (“Rule 144”), provided that all of the applicable conditions thereof (including those set out in Rule 144(i) which are applicable to the Company) have been met or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i), (iii) and (iv) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry records representing the Acquired Shares shall contain a restrictive legend to such effect in substantially the following form.

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.”

Subscriber acknowledges and agrees that the Acquired Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 until at least one year from the Closing Date. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.

(f)    Subscriber acknowledges and agrees that Subscriber is purchasing the Acquired Shares directly from the Company. Subscriber further acknowledges and agrees that there have been no representations, warranties, covenants and agreements made to Subscriber by or on behalf of the Company, Target, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements expressly made by the Company in this Subscription Agreement.

(g)    Subscriber represents and warrants that its acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended, section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

(h)    In making its decision to purchase the Acquired Shares, Subscriber represents and warrants that it has received, reviewed and understood the information made available to it in connection with this offer and sale of the Acquired Shares, and relied solely upon independent investigation made by Subscriber and the representations, warranties, covenants and agreements expressly made by the Company herein. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Company, Target, the Mergers and the business of the Company, Target, and each of their subsidiaries. Subscriber represents, acknowledges and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information, to its full satisfaction, as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares. Except for the representations, warranties and agreements of the Company expressly set forth in this Subscription Agreement, Subscriber hereby represents and warrants that it is relying exclusively on such Subscriber’s own sources of information, investment analysis and due diligence (including professional advice such Subscriber deems appropriate) with respect to this offering of the Acquired Shares, and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company and the Target, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Subscriber represents, acknowledges and agrees that it has not relied on any

Annex C-8

statements or other information provided by the Placement Agents or any affiliates of the Placement Agents, or any other person or entity (including, without limitation, the Target, any of its affiliates or any of their respective representatives) with respect to the Company, Target, the Mergers, the Merger Agreement and the business of the Company, Target and each of their subsidiaries or its decision to purchase the Acquired Shares other than the representations, warranties, covenants and agreements expressly made by the Company herein. Without limiting anything herein contained (including the foregoing), Subscriber further acknowledges and agrees that the information provided to Subscriber (other than, for the avoidance of doubt, the information expressly set forth in the representations and warranties made by the Company herein) is preliminary and subject to change, and that any changes to such information, including, without limitation, any changes based on updated information, shall in no way affect Subscriber’s obligations under this Subscription Agreement (including, without limitation, to purchase the Acquired Shares).

(i)    Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Company, or by means of contact from J.P. Morgan Securities LLC, Citigroup Global Markets Inc., RBC Capital Markets, LLC or UBS Securities LLC or any of their respective affiliates, acting as placement agents for the Company (collectively, the “Placement Agents”), and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Company, or by means of contact between Subscriber and the Placement Agents. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges and agrees that the Company represents and warrants that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising, and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Subscriber acknowledges and agrees that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, Target, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties made by the Company contained in this Subscription Agreement, in making its investment or decision to purchase the Acquired Shares.

(j)    Subscriber acknowledges and agrees that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision and Subscriber has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Acquired Shares. Subscriber will not look to the Placement Agents, the Company or any other person for all or part of any such loss or losses Subscriber may suffer, is able to sustain a complete loss on its investment in the Acquired Shares, has no need for liquidity with respect to its investment in the Acquired Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Acquired Shares. Accordingly, Subscriber acknowledges that the offering of the Acquired Shares meets the institutional account exemptions from filing under FINRA Rule 2111(b). Subscriber acknowledges and agrees that neither the Company nor any of its affiliates has provided any tax advice to Subscriber or made any representations or warranties or guarantees to Subscriber regarding the tax treatment of its investment in the Acquired Shares.

(k)    Subscriber represents, acknowledges and agrees that Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that (i) the Acquired Shares are a suitable investment for Subscriber, (ii) its investment in the Acquired Shares is fully consistent with Subscriber’s financial needs, objectives and condition, (iii) its investment in the Acquired Shares is fully consistent and complies with all investment policies, guidelines and other restrictions applicable to Subscriber and (iv) Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of

Annex C-9

Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(l)    Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment.

(m)    Subscriber hereby acknowledges and agrees that (i) each Placement Agent is acting solely as placement agent in connection with the offering of the Acquired Shares and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for Subscriber, the Company or any other person or entity in connection with the offering of the Acquired Shares, (ii) no Placement Agent has made or will make any representation or warranty, whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the offering of the Acquired Shares, (iii) no Placement Agent will have any responsibility with respect to (x) any representations, warranties or agreements made by any person or entity under or in connection with the offering of the Acquired Shares or the Mergers or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (y) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the offering of the Acquired Shares, and (iv) no Placement Agent shall have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by you, the Company or any other person or entity), whether in contract, tort or otherwise, to Subscriber, or to any person claiming through Subscriber, in respect of the offering of the Acquired Shares. Subscriber acknowledges that the Placement Agents, affiliates of the Placement Agents and their respective officers, directors, employees and representatives may have acquired non-public information with respect to the Company which Subscriber agrees, subject to applicable law, need not be provided to it.

(n)    Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.

(o)    If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to

Annex C-10

provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company, Target, nor any of their respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Acquired Shares; (ii) the decision to invest in the Acquired Shares has been made at the recommendation or direction of an “independent fiduciary” within the meaning of US Code of Federal Regulations 29 C.F.R. section 2510.3 21(c), as amended from time to time (the “Fiduciary Rule”) who is (1) independent of the Transaction Parties; (2) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (3) is a fiduciary (under ERISA and/or section 4975 of the Code) with respect to Subscriber’s investment in the Acquired Shares and is responsible for exercising independent judgment in evaluating the investment in the Acquired Shares; and (4) is aware of and acknowledges that (A) none of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchaser’s or transferee’s investment in the Acquired Shares, and (B) the Transaction Parties have a financial interest in the purchaser’s investment in the Acquired Shares on account of the fees and other remuneration they expect to receive in connection with transactions contemplated by this Subscription Agreement.

(p)    Subscriber has, and at the time of payment of the Purchase Price in accordance with Section 2 will have, sufficient funds to pay the Purchase Price pursuant to Section 2(a).

(q)    Subscriber (for itself and for each account for which Subscriber is acquiring the Acquired Shares) acknowledges that it is aware that each Placement Agent is acting as one of Company’s Placement Agents and that (i) J.P. Morgan Securities LLC is acting as financial advisor to BCP Partners, the parent company of the Target, and (ii) Citigroup Global Markets Inc. is acting as financial advisor to the Target in connection with the Mergers.

(r)    Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof Subscriber has not entered into, any “put equivalent position,” as such term is defined in Rule 16a-1 under the Exchange Act, or short sale positions, with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Acquired Shares covered by this Subscription Agreement.

(s)    Subscriber is not currently a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company or the Target (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in each case other than a “ group” comprised solely of affiliates of the Subscriber.

(t)    No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Acquired Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Acquired Shares hereunder.

(u)    No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Acquired Shares to Subscriber.

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(v)    If Subscriber is a Massachusetts Business Trust, a copy of the Agreement and Declaration of Trust of Subscriber or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Subscriber or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Subscriber or any affiliate thereof individually but are binding only upon Subscriber or any affiliate thereof and its assets and property.

Neither the due diligence investigation conducted by the Subscriber in connection with making its decision to acquire the Acquired Shares nor any representations and warranties made by the Subscriber herein shall modify, amend or affect the Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

5.    Registration Rights.

(a)    Company agrees that, within thirty (30) calendar days after the Closing Date (the “Filing Date”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Registrable Securities (as defined below) (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof (but, shall use its commercially reasonable efforts to have the Registration Statement declared effective no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review) (the “Effectiveness Date”); provided, however, that if the Commission is closed for operations due to a government shutdown, the Effectiveness Date shall be extended by the same amount of days that the Commission remains closed for operations, provided, further, that the Company’s obligations to include the Registrable Securities for resale in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber, including, but not limited to, the Registrable Securities held by Subscriber, and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Class A Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities. Any failure by the Company to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth above in this Section 5. The Company will provide a draft of the Registration Statement to the undersigned for review at least two (2) business days in advance of filing the Registration Statement. In no event shall the undersigned be identified as a statutory underwriter in the Registration Statement unless requested by the Commission. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Registrable Securities which is equal to the maximum number of Registrable Securities as is permitted by the Commission. In such event, the number of Registrable Securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until all such securities cease to be Registrable Securities or such shorter period upon which each undersigned party with Registrable Securities included in such Registration Statement have notified the Company that such Registrable Securities have actually been sold. The Company will file all reports,

Annex C-12

and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell Registrable Securities pursuant to the Registration Statement or Rule 144, as applicable, qualify the Registrable Securities for listing on the applicable stock exchange, update or amend the Registration Statement as necessary to include Registrable Securities and provide customary notice to holders of Registrable Securities. “Registrable Securities” shall mean, as of any date of determination, the Acquired Shares and any other equity security of the Company issued or issuable with respect to the Acquired Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission) (and without limitation on the amount of securities sold or the manner of sale and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), if applicable); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

(b)    In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense, the Company shall:

(i)

except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions;

(ii)	advise Subscriber within five (5) business days:

(1)	when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(2)	of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(3)	of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(4)

of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5)

subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

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Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (1) through (5) above constitutes material, nonpublic information regarding the Company;

(iii)	use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)

upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)

use its commercially reasonable efforts to cause all Registrable Securities to be listed on each securities exchange or market, if any, on which the Class A Shares issued by the Company have been listed;

(vi)

use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby and to enable Subscriber to sell the Registrable Securities under Rule 144; and

(vii)

upon receipt of the opinions required under Section 8(c), use its commercially reasonable efforts, if requested by Subscriber to cause the removal of the restrictive legends from any Acquired Shares being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of such Acquired Shares.

(c)    Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two (2) occasions or for more than thirty (30) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or prospectus contained therein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it

Annex C-14

will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, Subscriber will deliver to the Company or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

(d)    Indemnification.

(i)

The Company agrees to indemnify, to the extent permitted by law, Subscriber (to the extent a seller under the Registration Statement), its directors, officers, agents, and employees, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any and all out-of-pocket losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable and documented attorneys’ fees of one law firm), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any other law, rule or regulation thereunder; provided, however, that the indemnification contained in this Section 5(d)(i) shall not apply to amounts paid in settlement of any out-of-pocket losses, claims, damages, liabilities and expenses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any out-of-pocket losses, claims, damages, liabilities and expenses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by the Company, or (D) in connection with any offers or sales effected by or on behalf of Subscriber in violation of this Subscription Agreement.

(ii)

Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless the Company, its directors, officers, agents, employees and each person or entity who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of such

Annex C-15

Subscriber expressly for use therein; provided, however, that the liability of such Subscriber shall be in proportion to and limited to the net proceeds received by such Subscriber from the sale of Registrable Securities giving rise to such indemnification obligation.

(iii)

Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)

The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of securities.

(v)

If the indemnification provided under this Section 5(d)(v) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Subscriber shall be limited to net proceeds received by such Subscriber from the sale of Registrable Securities giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5(d)(v) from any person who was not guilty of such fraudulent misrepresentation.

6.    Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the

Annex C-16

part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Merger Agreement is duly terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto, in each case, with the prior written consent of Target, to terminate this Subscription Agreement, or (c) at the election of the Subscriber, if the Closing has not occurred by July 31, 2021; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall promptly notify Subscriber in writing of the termination of the Merger Agreement. For the avoidance of doubt, if any termination hereof occurs after the delivery by the undersigned of the Purchase Price for the Acquired Shares pursuant to Section 2, the Company shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to the undersigned without any deduction for or on account of any tax, withholding, charges, or set-off.

7.    Additional Agreements and Waivers of Subscriber.

(a)    Trust Account Waiver. Subscriber acknowledges that the Company is a blank check company with the powers and privileges to effect a business combination, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. Subscriber further acknowledges that, as described in the September 2020 Prospectus, available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of the Company’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of its public stockholders and the underwriters of its initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the September 2020 Prospectus. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its affiliates and representatives, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future as a result of, or arising out of, this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Acquired Shares, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability; provided however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Company acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Company. Subscriber acknowledges and agrees that it shall not have any redemption rights with respect to the Acquired Shares pursuant to the Company’s certificate of incorporation in connection with the Mergers or any other business combination, any subsequent liquidation of the Trust Account or the Company or otherwise. In the event Subscriber has any claim against the Company as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Acquired Shares, it shall pursue such claim solely against the Company and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account. This paragraph shall survive any termination of the Subscription Agreement.

(b)    No Hedging. Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, shall execute any short sales or engage in other hedging transactions of any kind with respect to the Acquired Shares during the period from the date of this Subscription Agreement through the Closing. Nothing in this Section 7(b) shall prohibit such persons from engaging in hedging transactions with respect to other securities of the Company, including Class A Shares acquired in open market purchases, so long as such person does not create any “put equivalent position,” as such term is defined in Rule 16a-1 under the Exchange Act, or short sale positions, with respect to the Acquired Shares, nor shall this Section 7(b) prohibit any other investment portfolios of the Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the transaction contemplated hereby from entering

Annex C-17

into any short sales or engaging in other hedging transactions and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Acquired Shares covered by this Subscription Agreement.

8.    Covenants of the Company

(a)    Except as contemplated herein, prior to the Closing, the Company and its affiliates shall not, and shall cause any person acting on behalf of any of the foregoing to not, take any action or steps that would require registration of the issuance of any of the Acquired Shares under the Securities Act.

(b)    With a view to making available to Subscriber the benefits of Rule 144 or any other similar rule or regulation of the Commission that may at any time permit Subscriber to sell securities of the Company to the public without registration, the Company agrees, until the Acquired Shares are registered for resale under the Securities Act, to:

(i)	make and keep public information available, as those terms are understood and defined in Rule 144;

(ii)

file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144;

(iii)

furnish to Subscriber so long as it owns Acquired Shares, promptly upon request, (x) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual report of the Company and such other reports and documents so filed by the Company and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration; and

(iv)

provide all customary and reasonable cooperation, necessary, in each case, to enable the Subscriber to resell the Acquired Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Subscriber), as applicable.

(c)    The legend described in Section 4(e) shall be removed and the Company shall issue a certificate without such legend to the holder of the Acquired Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), no later than the second day (or, if shorter, the then-effective settlement period for securities transactions) (i) following the date on which the Registration Statement is declared effective or (ii) following the date on which the sale, assignment or transfer of the Acquired Shares may be made without registration under the applicable requirements of the Securities Act. The Company shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

9.    Miscellaneous.

(a)    Each party hereto acknowledges that the other party hereto, the Placement Agents (as third party beneficiaries with the right to enforce Section 3, Section 4 and Sections 9(a), (b) and (l) hereof on their own behalf and not, for the avoidance of doubt, on behalf of the Company) and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, each party hereto agrees to promptly notify the other party hereto and the

Annex C-18

Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein with respect to it are no longer accurate in all material respects. Subscriber further acknowledges and agrees that the Placement Agents are third-party beneficiaries of the representations and warranties of Subscriber contained in this Subscription Agreement and, for the avoidance of doubt, are entitled to rely upon the representation and warranties made by Subscriber in this Subscription Agreement.

(b)    Each of the Company, Subscriber and each Placement Agent is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(c)    All the representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(d)    The Company may request from Subscriber such additional information as the Company may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available; provided that the Company agrees to keep any such information provided by Subscriber confidential other than as necessary to include in any registration statement the Company is required to file hereunder. Subscriber acknowledges and agrees that if it does not provide the Company with such requested information, Subscriber’s Acquired Shares may not be able to be registered for resale. Subscriber acknowledges that a copy of this Subscription Agreement may be filed as exhibit to a periodic report or registration statement.

(e)    This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

(f)    This Subscription Agreement (including Schedule A hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(g)    Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder in connection with the consummation of the Mergers). For the avoidance of doubt, this Subscription Agreement and any rights that may accrue to Subscriber hereunder may be transferred or assigned by Subscriber without the prior written consent of the Company, including, without limitation, to another investment fund or account managed or advised by the same manager as Subscriber (or a related party or affiliate), provided, that no such transfer shall release Subscriber of its obligations hereunder.

(h)    If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(i)    This Subscription Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Annex C-19

(j)    Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated by this Subscription Agreement.

(k)    The Company shall be responsible for the fees of its transfer agent, stamp taxes and all of DTC’s fees associated with the issuance of the Acquired Shares.

(l)    Subscriber understands and agrees that (i) no disclosure or offering document has been prepared by the Placement Agents or any of their affiliates in connection with the offer and sale of the Acquired Shares; (ii) the Placement Agents and their directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company, Target, the Mergers or the Acquired Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Company or Target; and (iii) in connection with the issue and purchase of the Acquired Shares, the Placement Agents have not acted as Subscriber’s financial advisor, tax or fiduciary.

(m)    Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)	if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii)	if to the Company, to:

Starboard Value Acquisition Corp.

777 Third Avenue, 18th Floor

New York, NY 10017

Attention:        Martin D. McNulty, Jr.

Telephone:      (212) 845-7977

E-mail:             mmcnulty@starboardvalue.com

with a required copy to (which copy shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park, 44th Floor

New York, NY 10036-6745

Attention:        Alice Hsu

Telephone:      (212) 872-1000

Facsimile:       (212) 872-1002

E-mail:            ahsu@akingump.com

(n)                The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(o)                This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

Annex C-20

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9(m) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, PLACEMENT AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9(o).

(p)    If, any change in the Class A Shares shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Acquired Shares issued to Subscriber shall be appropriately adjusted to reflect such change.

(q)    Subscriber has delivered or will deliver to the Company a duly executed IRS Form W-9 or applicable IRS Form W-8, and will provide any other tax-related documentation or information reasonably requested by the Company.

(r)    The Company shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Mergers and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees or agents (including the Placement Agents) and Subscriber shall no longer be

Annex C-21

subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company or any of its affiliates. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not publicly disclose the name of Subscriber or any of its affiliates, or include the name of Subscriber or any of its affiliates in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (i) as required by the federal securities law and (ii) to the extent such disclosure is required by law, at the request of the Staff of the Commission or regulatory agency or under the regulations of Nasdaq, in which case the Company shall provide Subscriber with written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with the Subscriber regarding such disclosure.

[Signature pages follow.]

Annex C-22

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

STARBOARD VALUE ACQUISITION CORP.

By:
Name:
Title:

SUBSCRIBER

Name of Subscriber:

Signature of Subscriber:

By:

By:
Name:
Title:
Address for Notices:

Attention:
Email Address:

Subscriber’s EIN:

Name in which securities are to be registered (if different)

Number of Acquired Shares subscribed for:

Price Per Acquired Share: $10.00

Aggregate Purchase Price: $

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.

This page should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

Annex C-23

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

	1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

	2.	☐ We are subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check each of the following subparagraphs):

	1.	☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

	2.	☐ We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

	☐	is:

	☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the Company reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐ Any broker or dealer registered pursuant to section 15 of the Exchange Act;

☐ An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state;

☐ An investment adviser relying on the exemption from registering with the Securities and Exchange Commission under section 203(l) or (m) of the Investment Advisers Act of 1940;

☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of the Securities Act;

This page should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

Annex C-24

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;

☐ A Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

☐ Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, limited liability company or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Securities Act;

☐ Any entity in which all of the equity owners are accredited investors;

☐ An entity, of a type not listed in any of the foregoing paragraphs, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐ An institutional “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1): (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐ An institutional “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1), of a family office meeting the requirements in the foregoing paragraph and whose prospective investment in the issuer is directed by such family office pursuant to clause (iii) in the foregoing paragraph; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

Annex C-25

ANNEX D

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [                    ], 2021, is made and entered into by and among Cyxtera Technologies, Inc., a Delaware corporation (f/k/a Starboard Value Acquisition Corp.) (the “Company”), SVAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Holders on the signature page hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, on September 9, 2020, the Company and the Initial Holders (as defined below) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Initial Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, on February 21, 2021, the Company, Mundo Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub 1”), Mundo Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub 2”), Cyxtera Technologies, Inc., a Delaware corporation (“Cyxtera”), and Mundo Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Initial Cyxtera Holder (as defined below) (“NewCo”), entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (i) Merger Sub 1 will merge with and into NewCo (the “First Merger”), with NewCo being the surviving corporation of the First Merger (NewCo, as the surviving corporation of the First Merger, the “Surviving Corporation”) and (ii) immediately following the consummation of the First Merger and as part of the same overall transaction, the Surviving Corporation will merge with and into Merger Sub 2 (the “Second Merger”), with Merger Sub 2 continuing as the surviving entity of the Second Merger and a wholly-owned subsidiary of the Company (the “Business Combination”);

WHEREAS, pursuant to the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, SIS Holdings LP, a Delaware limited partnership (the “Initial Cyxtera Holder”), will receive 106,100,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) in connection with the Business Combination;

WHEREAS, the Initial Holders own 10,105,863 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), which will be converted into an equal number of shares of Common Stock upon the consummation of the Business Combination;

WHEREAS, the Sponsor owns warrants to purchase 6,723,127 shares of Common Stock (the “Private Placement Warrants”); and

WHEREAS, the Company and the Holders desire to amend and restate the Existing Registration Rights Agreement by entering into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

Annex D-1

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1    Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“BC Holder” shall mean BCEC-Cyxtera Technologies Holdings (Guernsey) L.P., a Guernsey limited partnership and any of its Permitted Transferees.

“Block Trade” shall have the meaning given in Section 2.5.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Cyxtera” shall have the meaning given in the Recitals hereto.

“Cyxtera Holders” shall mean the Initial Cyxtera Holder (including any of its Permitted Transferees), the BC Holder, the Medina Holder and any person or entity who holds receives Registrable Securities from any of such entities hereafter and becomes a party to this Agreement pursuant to Section 5.2 of this Agreement.

“Cyxtera Lock-up Period” shall mean, with respect to the shares of Common Stock owned by the Cyxtera Holders, the period ending on the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150

Annex D-2

days after the Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“First Merger” shall have the meaning given in the Recitals hereto.

“Form S-1” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall have the meaning given in subsection 2.3.

“Forward Purchase Agreement” shall mean that certain Amended and Restated Forward Purchase Agreement, dated as of September 9, 2020, by and among the Company and the purchasers party thereto, pursuant to which such purchasers agreed to purchase shares of Common Stock (the “Forward Purchase Shares”) at a price equal to $9.50 per share, in a private placement that will close simultaneously with the closing of the Business Combination.

“Forward Purchase Shares” shall have the meaning given in the definition of “Forward Purchase Agreement”.

“Founder Shares Lock-up Period” shall mean, with respect to the shares of Common Stock owned by the Initial Holders, the period ending on the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Holders” shall have the meaning given in the Preamble.

“Initial Cyxtera Holder” shall have the meaning given in the Recitals hereto.

“Initial Holders” shall mean the Sponsor, Martin D. McNulty, Jr., Pauline J. Brown, Michelle Felman, Robert L. Greene and Lowell W. Robinson.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Medina Holder” shall mean Medina Capital Fund II – SIS Holdco, L.P., a Delaware limited partnership and any of its Permitted Transferees.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub 1” shall have the meaning given in the Recitals hereto.

Annex D-3

“Merger Sub 2” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Newco” shall have the meaning given in the Recitals hereto.

“Optional Share Purchase Agreement” shall mean that certain Optional Share Purchase Agreement, dated as of September 9, 2020, by and among the Company and the purchasers party thereto, pursuant to which such purchasers may, at their option in whole or in part, anytime or from time to time during the 6-month period following the closing of the Business Combination, purchase additional common equity of the Company (the “Optional Shares”) at a price of $10.00 per share.

“Optional Shares” shall have the meaning given in the definition of “Optional Share Purchase Agreement”.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period, Private Placement Lock-up Period or Cyxtera Lock-up Period, as applicable, and pursuant to any applicable agreement between such Holder and the Company, in each case for so long as such agreements remain in effect, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“PIPE Shares” shall have the meaning given in the definition of “Subscription Agreements”.

“Private Placement Lock-up Period” shall mean, with respect to (i) Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees and (ii) any shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the completion of the Business Combination.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (b) any outstanding share of Common Stock or any other equity security (including, without limitation, the shares of Common Stock issued or issuable upon the exercise of any other equity security, units comprising shares of Common Stock and warrants, and warrants) of the Company held by a Holder from time to time (including, for the avoidance of doubt, the shares of Common Stock issued upon conversion of the shares of Class B Common Stock), and (c) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement;

Annex D-4

(B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission) (and without limitation on the amount of securities sold or the manner of sale); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)    all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B)    fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)    printing, messenger, telephone and delivery expenses;

(D)    reasonable fees and disbursements of counsel for the Company;

(E)    reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)    reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Second Merger” shall have the meaning given in the Recitals hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Holder” shall mean the Sponsor and any of its Permitted Transferees.

“Subscription Agreements” shall mean, collectively, the several subscription agreements between the Company and certain investors, dated February 21, 2021, pursuant to which the Company agreed to issue and sell, in private placements closing immediately prior to the closing of the Business Combination, an aggregate of 25,000,000 shares of Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $250,000,000 (the “PIPE Shares”).

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“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Withdrawal Notice” shall have the meaning given in Section 2.1.5.

ARTICLE 2

REGISTRATIONS

2.1    Demand Registration.

2.1.1    Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time, any of (i) the BC Holder, (ii) the Medina Holder, (iii) the Sponsor Holder, or (iv) the Holders of at least 20% in interest of the then-outstanding number of Registrable Securities (together with the Sponsor Holder, BC Holder and the Medina Holder, the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) Business Days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) Business Days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty-five (45) days after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2    Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration

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Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3    Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4    Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested to be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (pro rata, based on the respective number of Registrable Securities that each Holder has requested to be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof and Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.1.5    Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

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2.2    Piggyback Registration.

2.2.1    Piggyback Rights. If, at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) Business Days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) Business Days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2    Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a)    If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof and the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, pro rata, based on the respective number of Registrable Securities that each Holder has requested to be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities;

(b)    If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent

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that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof and the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, pro rata, based on the respective number of Registrable Securities that each Holder has requested to be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.2.3    Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon submitting a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback

Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4    Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3    Registrations on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short-form registration statement that may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering (other than a Block Trade). Within five (5) Business Days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall file a Registration Statement relating to all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $7,500,000.

Any request for an Underwritten Offering pursuant to a Form S-3 shall follow the procedures of Section 2.1 (including Section 2.1.4) but shall not count against the number of long form Demand Registrations that may be made pursuant to Section 2.1.1.

2.4    Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and

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twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice regarding such Registration to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing (but not the preparation thereof) for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period. Notwithstanding anything to the contrary contained in this Agreement, no Registration shall be effected or permitted and no Registration Statement shall become effective, with respect to any Registrable Securities held by any Holder, until after the expiration of the Founder Shares Lock-up Period, the Private Placement Lock-up Period or the Cyxtera Lock-up Period, as the case may be.

2.5    Block Trades. Notwithstanding the foregoing, but subject to Sections 2.4 and 3.4, at any time and from time to time when an effective shelf registration statement is on file with the Commission and effective, if a Demanding Holder wishes to engage in an underwritten or other coordinated registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), (x) with a total offering price reasonably expected to exceed, in the aggregate, $100 million or (y) for all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1.1, such Demanding Holder need only to notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.5.1    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.5.1.

2.5.2    Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.5.3     The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

ARTICLE 3

COMPANY PROCEDURES

3.1    General Procedures. If at any time the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such

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Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1    prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3    prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4    prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5    cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8    at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be

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incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10    permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11    obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12    on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13    in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15    if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration, including without limitation, making available senior executives of the Company to participate in any due diligence sessions that may reasonably be requested by the Underwriter in any Underwritten Offering.

3.2    Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

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3.3    Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4    Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing (but not the preparation thereof) or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5    Reporting Obligations; Removal of Legends. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements. The Company shall remove any restrictive legends on any shares of Common Stock held by any Holder promptly upon request by such Holder if such legend is not, in the reasonable determination of the Company upon advice of legal counsel, required to comply with applicable securities laws; provided, that the Company may require an opinion of legal counsel reasonably acceptable to the Company prior to any such removal other than in connection with a transfer made pursuant to an effective Registration Statement.

ARTICLE 4

INDEMNIFICATION AND CONTRIBUTION

4.1    Indemnification.

4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including, without limitation,

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reasonable attorneys’ fees) caused by (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3    Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5    If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE 5

MISCELLANEOUS

5.1    Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: BAC Colonnade Office Towers, 2333 Ponce de Leon, Suite 900, Coral Gables, FL 33134, Attention: Victor F. Semah, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2    Assignment; No Third Party Beneficiaries.

5.2.1    This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2    Prior to the expiration of the Founder Shares Lock-up Period, the Private Placement Lock-Up Period or the Cyxtera Lock-up Period, as applicable, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement. Following expiration of the Founder Shares Lock-up Period, the Private Placement Lock-Up Period or the Cyxtera Lock-up Period, as applicable, a

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Holder is permitted to assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, pursuant to Section 5.2.5.

5.2.3    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4    This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement.

5.2.5    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4    Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5.5    Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6    Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.7    Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the

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provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8    Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, holders of the Forward Purchase Shares and Forward Purchase Warrants (as defined in the Forward Purchase Agreement) (including the securities issuable upon exercise of the Forward Purchase Warrants) pursuant to the Forward Purchase Agreement, holders of the PIPE Shares pursuant to the Subscription Agreements and holders of the Optional Shares pursuant to the Optional Share Purchase Agreement, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions (excluding the Forward Purchase Agreement, Subscription Agreements and Optional Share Purchase Agreement) and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9    Term. This Agreement shall terminate upon the date as of which (i) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (ii) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act (but with no volume or other restrictions or limitations).The provisions of Section 3.5 and Article IV shall survive any termination.

[Signature pages follow]

Annex D-17

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

CYXTERA TECHNOLOGIES, INC.
a Delaware corporation

By:
Name:
Title:

HOLDERS:

SVAC SPONSOR LLC

By:
Name:	Kenneth R. Marlin
Title:	Authorized Person

SIS HOLDINGS LP

By:
Name:
Title:

OTHER HOLDERS:

By:
Name:	Martin D. McNulty, Jr.

By:
Name:	Pauline J. Brown

By:
Name:	Michelle Felman

By:
Name:	Robert L. Greene

By:
Name:	Lowell W. Robinson

[Signature Page to Amended and Restated Registration Rights Agreement]

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ANNEX E

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Stockholders Agreement”), dated as of [    ], 2021 (the “Effective Date”), is made by and among (i) Cyxtera Technologies, Inc., a Delaware corporation (f/k/a Starboard Value Acquisition Corp.)1 (“PubCo”); (ii) SIS Holdings LP, a Delaware limited partnership (“Seller”); (iii) BCEC-Cyxtera Technologies Holdings (Guernsey) L.P., a Guernsey limited partnership (the “BC Stockholder”); (iv) Medina Capital Fund II – SIS Holdco, L.P., a Delaware limited partnership (the “Medina Stockholder”); and (v) SVAC Sponsor LLC, a Delaware limited liability company (the “Starboard Sponsor”). Each of PubCo, Seller, the BC Stockholder, the Medina Stockholder and the Starboard Sponsor may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, PubCo entered into that certain Agreement and Plan of Merger, dated as of February 21, 2021 (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”), by and among PubCo, Mundo Merger Sub 1, Inc., a Delaware corporation and direct, wholly owned subsidiary of PubCo, Mundo Merger Sub 2, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of PubCo, Cyxtera Technologies Inc., a Delaware corporation (“CTI”), and Mundo Holdings, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Seller (“Newco”), providing for the business combination transactions set forth in the Merger Agreement;

WHEREAS, pursuant to, and subject to the terms of, the Merger Agreement, on the Effective Date and at the Closing (as defined herein), PubCo acquired from Seller all of the equity interests of Newco (and, indirectly, of CTI) in exchange for Common Stock (as defined herein);

WHEREAS, as a result of the consummation of the transactions contemplated by the Merger Agreement, Seller, on the Effective Date and as of the Closing, became a direct stockholder of PubCo and ceased to be a stockholder of Newco (and, indirectly, of CTI), the BC Stockholder and the Medina Stockholder became indirect stockholders of PubCo and CTI became an indirect, wholly owned subsidiary of PubCo;

WHEREAS, in connection with the Closing, and substantially concurrently with the execution and delivery of this Stockholders Agreement, PubCo, Seller, the BC Stockholder, the Medina Stockholder, the Starboard Sponsor and certain other Persons are entering into that certain Amended and Restated Registration Rights Agreement, dated as of the Effective Date (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Registration Rights Agreement”); and

WHEREAS, the Parties desire to set forth their agreement with respect to governance and certain other matters relating to PubCo, in each case, as set forth in, and in accordance with the terms and conditions of, this Stockholders Agreement.

[1]	Note to Draft: Starboard Value Acquisition Corp to be renamed “Cyxtera Technologies, Inc.” upon the Closing.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Stockholders Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1    Definitions. As used in this Stockholders Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, charge, litigation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Authority.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise; provided that (i) no Sponsor Investor shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this Stockholders Agreement, (ii) no BC Stockholder Party shall be an Affiliate of any Medina Stockholder Party for any purpose under this Stockholders Agreement, (iii) in no event shall PubCo or any of its subsidiaries be considered an Affiliate of any investment funds, accounts or investment vehicles advised or managed by any Sponsor Investor or Starboard Sponsor or any of their respective Affiliates or of any of their respective portfolio companies (as such term is commonly understood in the private equity industry) of such investment funds, accounts or investment vehicles and (iv) Starboard Sponsor and its Affiliates shall not be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this Stockholders Agreement.

“BC Stockholder” has the meaning set forth in the Preamble.

“BC Stockholder Parties” means the BC Stockholder and any Permitted Transferee of the BC Stockholder to whom Equity Securities of PubCo are transferred pursuant to Article III.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided that, for purposes of this definition (and without double counting), Common Stock that is indirectly owned by the BC Stockholder Parties or the Medina Stockholder Parties (and their respective Permitted Transferees) through such parties’ or such Permitted Transferees’ ownership of Equity Securities of Seller (or any Permitted Transferee of Seller) shall be taken into account for purposes of determining the percentage of Common Stock that is Beneficially Owned by the BC Stockholder Parties or the Medina Stockholder Parties (and their respective Permitted Transferees), as applicable.

“Board” means the board of directors of PubCo.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Bylaws” means the bylaws of PubCo, as in effect on the Effective Date, and as the same may be amended from time to time.

“CEO Director” has the meaning set forth in Section 2.1(a).

“Certificate of Incorporation” means the certificate of incorporation of PubCo, as in effect on the Effective Date, and as the same may be amended from time to time.

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“Chair” has the meaning set forth in Section 2.1(j).

“Closing” has the meaning given to such term in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of the Class A common stock, par value $0.0001 per share, of PubCo, including (i) any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock, (ii) any shares of Class A common stock issuable upon the conversion of Class B common stock, par value $0.0001 per share, of PubCo, and (iii) any Equity Securities of PubCo that may be issued or distributed or be issuable with respect to shares of Class A or Class B common stock by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“CTI” has the meaning set forth in the Recitals.

“Designation Rights Termination Date” has the meaning set forth in Section 2.1(c).

“Director” means a member of the Board.

“Disqualified Person” means any individual prohibited or disqualified from serving as a Director of PubCo pursuant to (i) rules or regulations of the SEC, (ii) rules of the securities exchange on which PubCo’s securities are listed or (iii) applicable Law.

“Distribution Date” has the meaning set forth in Section 3.1(a).

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“First Stepdown Threshold” has the meaning set forth in Section 2.1(c).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Independent Director” means an individual who satisfies the requirements necessary for such individual to be “independent” in accordance with the rules and regulations governing companies listed on the Nasdaq.

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“Investor Party” means any Party other than PubCo.

“Joinder” has the meaning set forth in Section 3.1(c).

“Laws” means all laws, including common law, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Authority. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lead Independent Director” means an Independent Director having the role to be set forth in the Lead Independent Director Policy.

“Lead Independent Director Policy” has the meaning set forth in Section 2.1(k).

“Lock-Up Period” means the twelve (12) month period following the Effective Date; provided that, if the closing price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred fifty (150) days after the Closing, then the Lock-Up Period will automatically terminate as of such twentieth (20th) trading day.

“Medina Stockholder” has the meaning set forth in the Preamble.

“Medina Stockholder Parties” means the Medina Stockholder and any Permitted Transferee of the Medina Stockholder to whom Equity Securities of PubCo are transferred pursuant to Article III.

“Merger Agreement” has the meaning set forth in the Recitals.

“Mutually Agreed Independent Director” has the meaning set forth in Section 2.1(a).

“Nasdaq” means the National Association of Securities Dealers Automated Quotations.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and are within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (i) calling special meetings of stockholders, (ii) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (iii) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (iv) executing agreements and instruments, (v) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result and (vi) nominating or appointing certain Persons (including to fill vacancies), and providing the highest level of support for election of such Persons to the Board in connection with the annual or special meeting of stockholders of PubCo.

“Organizational Documents” means the Certificate of Incorporation, the Bylaws and any other similar organizational documents of PubCo.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” has the meaning set forth in Section 3.1(c).

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“PubCo” has the meaning set forth in the Preamble.

Annex E-4

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“SEC” means the United States Securities and Exchange Commission.

“Second Stepdown Threshold” has the meaning set forth in Section 2.1(c).

“Seller” has the meaning set forth in the Preamble.

“Seller Designee” has the meaning set forth in Section 2.1(a).

“Seller Independent Designee” has the meaning set forth in Section 2.1(a).

“Special Meeting” has the meaning given to such term in the Merger Agreement.

“Sponsor Investor” means any of the BC Stockholder Parties and the Medina Stockholder Parties.

“Starboard Sponsor” has the meaning set forth in the Preamble.

“Stockholders Agreement” has the meaning set forth in the Preamble.

“Transaction Agreements” has the meaning given to such term in the Merger Agreement.

“Transfer” means, with respect to any Equity Securities of PubCo, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, lend, encumber, hypothecate or otherwise transfer such Equity Securities or any economic participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such Equity Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing (including in the case of each of (i) and (ii), for the avoidance of doubt, by any sale, assignment, disposition, exchange, pledge, lending, encumbrance or hypothecation of any direct or indirect interest in any Person or any hedging, derivative or other similar transaction).

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

Section 1.2    Interpretive Provisions. For all purposes of this Stockholders Agreement, except as otherwise provided in this Stockholders Agreement or unless the context otherwise requires:

(a)    the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

(b)    the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Stockholders Agreement, refer to this Stockholders Agreement as a whole and not to any particular provision of this Stockholders Agreement;

(c)    references in this Stockholders Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder;

(d)    whenever the words “include”, “includes” or “including” are used in this Stockholders Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import;

(e)    the captions and headings of this Stockholders Agreement are for convenience of reference only and shall not affect the interpretation of this Stockholders Agreement;

Annex E-5

(f)    pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms;

(g)    references to “or” shall be construed in the inclusive sense of “and/or”; and

(h)    the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

ARTICLE II.

GOVERNANCE

Section 2.1    Board of Directors.

(a)    Composition of the Board. Subject to Section 2.1(b) and Section 2.1(c), as of and following the Closing, each Party agrees, severally and not jointly, to take all Necessary Action to cause the Board to be comprised of nine (9) Directors designated in accordance with this Article II, as follows:

(i)    the individual serving as the Chief Executive Officer of PubCo (the “CEO Director”);

(ii)    three (3) individuals designated by Seller in its sole discretion (each, a “Seller Designee”); provided that, for the avoidance of doubt, no Seller Designee need be an Independent Director;

(iii)    one (1) Independent Director designated by Seller with the prior written consent of the Starboard Sponsor (such consent not to be unreasonably withheld, delayed or conditioned) (the “Seller Independent Designee”);

(iv)    two (2) individuals designated by the Starboard Sponsor in its sole discretion (each, a “Starboard Designee”); and

(v)    two (2) Independent Directors who shall also be considered “independent” in accordance with Nasdaq Listing Rule 5605 regarding independence and the SEC rules regarding audit committee independence, designated by mutual agreement between Seller and the Starboard Sponsor pursuant to Section 2.1(f) (each, a “Mutually Agreed Independent Director”).

(b)    Directors as of the Effective Date. The Parties acknowledge and agree that, as of the Effective Date:

(i)    Nelson Fonseca shall be the CEO Director;

(ii)    Raymond Svider, Fahim Ahmed and Manuel D. Medina shall be the Seller Designees2;

(iii)    John Diercksen shall be the Seller Independent Designee3;

(iv)    Jeffrey Smith and Gregory Waters shall be the Starboard Designees4; and

(v)    [●] and [●] shall be the Mutually Agreed Independent Directors5.

(c)    Designation Rights and Fall-Aways. The right of the Investor Parties to designate Directors as set forth in this Section 2.1 shall continue in respect of each annual meeting or special meeting of PubCo’s stockholders following the Effective Date until immediately following the conclusion of the duly convened and held annual meeting of PubCo’s stockholders for the calendar year 2024 (the “Designation Rights Termination Date”); provided that, from and after the Distribution Date, the right of Seller to designate the Seller Designees as set forth in Section 2.1(a)(ii) shall be subject to the following: (i) from and after the time

[2]	Note to Draft: Subject to modifications by CTI prior to the Effective Date.
[3]	Note to Draft: Subject to modifications by CTI prior to the Effective Date (with the consent of PubCo (not to be unreasonably withheld, delayed or conditioned)).
[4]	Note to Draft: Subject to modifications by PubCo prior to the Effective Date.
[5]	Note to Draft: Timing of identification of independent directors to be discussed.

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when Common Stock Beneficially Owned, directly or indirectly, by the BC Stockholder Parties and the Medina Stockholder Parties, in the aggregate, is less than twenty percent (20%) of PubCo’s outstanding Common Stock (the “First Stepdown Threshold”) but greater than or equal to five percent (5%) of PubCo’s outstanding Common Stock, (A) Seller shall only be entitled to designate two (2) Seller Designees, and (B) to the extent that on the date on which Common Stock Beneficially Owned, directly or indirectly, by the BC Stockholder Parties and the Medina Stockholder Parties, in the aggregate, is less than the First Stepdown Threshold there are three (3) Seller Designees on the Board, the BC Stockholder Parties shall use their commercially reasonable efforts to cause one (1) Seller Designee, selected by the BC Stockholder Parties in their sole discretion, to tender his or her resignation to the Board (such that, as of such resignation, there will be only two (2) Seller Designees on the Board), as promptly as practicable following such date; and (ii) from and after the time when Common Stock Beneficially Owned, directly or indirectly, by the BC Stockholder Parties and the Medina Stockholder Parties, in the aggregate, is less than five percent (5%) of PubCo’s outstanding Common Stock (the “Second Stepdown Threshold”), (A) Seller shall only be entitled to designate one (1) Seller Designee, and (B) to the extent that on the date on which Common Stock Beneficially Owned, directly or indirectly, by the BC Stockholder Parties and the Medina Stockholder Parties, in the aggregate, is less than the Second Stepdown Threshold there is more than one (1) Seller Designee on the Board, the BC Stockholder Parties shall use their commercially reasonable efforts to cause one (1) or two (2) Seller Designee(s), as applicable, selected by the BC Stockholder Parties in their sole discretion, to tender his, her or their resignation to the Board (such that, as of such resignation(s), there will be only one (1) Seller Designee on the Board), as promptly as practicable following such date.

(d)    Exercise of Rights by the BC Stockholder. From and after the Distribution Date, the BC Stockholder shall exercise all rights, and be subject to all obligations, of Seller pursuant to this Article II.

(e)    PubCo Obligations. Until the Designation Rights Termination Date, (i) subject to Section 2.1(o), PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo for election as Directors at each applicable annual or special meeting of stockholders of PubCo at which Directors are to be elected (including, for the avoidance of doubt, the Special Meeting), the individuals designated pursuant to this Section 2.1; and (ii) any change in the number of Directors comprising the Board shall require the prior written consent of each of the Sponsor Investors and the Starboard Sponsor.

(f)    Mutually Agreed Independent Directors. Until the Designation Rights Termination Date, Seller and the Starboard Sponsor shall work in good faith to jointly agree upon the two (2) designees to be the Mutually Agreed Independent Directors included in the slate of nominees recommended by PubCo for election as Directors at each applicable annual or special meeting of stockholders of PubCo at which Directors are to be elected (including, for the avoidance of doubt, the Special Meeting) and, if necessary, to fill the vacancy created by the death, resignation or removal of any Mutually Agreed Independent Director.

(g)    Meetings of the Board. Seller and the Starboard Sponsor shall each have the right to invite up to two (2) observers to meetings of the Board; provided, however, that any such observer shall execute a confidentiality agreement in advance of attending any such meeting; provided, further, that the Board may withhold any information from any such observer if access to such information could adversely affect the attorney-client privilege between PubCo and its counsel or result in disclosure of trade secrets, competitively sensitive information or a conflict of interest, or any such observer or its Affiliates is reasonably determined to be a competitor of PubCo.

(h)    Removal; Vacancies. Subject to and without limiting Section 2.1(f), each Investor Party, as applicable, shall have the exclusive right to (i) remove its designees from the Board, and PubCo shall take all Necessary Action to cause the removal of any such designee at the request of the applicable Investor Party, and (ii) designate designees for election or appointment, as applicable, to the Board to fill vacancies created by reason of death, removal or resignation of such Investor Party’s designees to the Board, and PubCo shall take all Necessary Action to nominate or cause the Board to appoint, as applicable, replacement designees designated by the applicable Party to fill any such vacancies created pursuant to clause (i) or (ii) above as promptly as practicable after such designation (and in any event prior to the next meeting or action

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of the Board or applicable committee). Notwithstanding anything to the contrary contained in this Section 2.1(h), no Party shall have the right to designate a replacement Director, and PubCo shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of Directors nominated or designated by such Party in excess of the number of Directors that such Party is then entitled to designate for membership on the Board pursuant to this Article II prior to the Designation Rights Termination Date. Each Party agrees not to take action to remove any Director designee of another Party or any Mutually Agreed Independent Directors from office unless such removal is for cause pursuant to the Certificate of Incorporation and the Bylaws. Except as set forth in the immediately preceding sentence, this Section 2.1(h) shall not apply to the Mutually Agreed Independent Directors. In addition, for so long as they collectively own 40% or more of the issued and outstanding Common Stock of PubCo, each of Seller, the BC Stockholder Parties and the Medina Stockholder Parties, severally and jointly, agrees that it will not, and collectively they will not, vote any shares of Common Stock that constitute more than 40% of the issued and outstanding Common Stock of PubCo in favor of removal of any Director from office without cause.

(i)    Board Obligations. Until the Designation Rights Termination Date, the Board shall, in furtherance of PubCo’s obligations pursuant to this Article II, take all Necessary Action to (i) include in the slate of nominees recommended by the Board for election as Directors at each applicable annual or special meeting of stockholders of PubCo at which Directors are to be elected (including, for the avoidance of doubt, the Special Meeting), the individuals designated pursuant to this Article II, and (ii) appoint replacement designees designated by the applicable Investor Party to fill any vacancies created as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee).

(j)    Chair Nomination Rights. As of the Closing, Manuel D. Medina will serve as chair of the Board (the “Chair”). For the avoidance of doubt, the Chair will not be entitled to any additional voting rights (including any casting vote) in connection with serving as the Chair. The Board shall determine the Chair on an annual basis.

(k)    Lead Independent Director; Lead Independent Director Policy. As of the Closing, Gregory Waters will serve as the Lead Independent Director of the Board. The Parties acknowledge that, promptly following the Closing, the Board shall adopt and approve a customary lead independent director policy (the “Lead Independent Director Policy”).6 The Board shall determine the Lead Independent Director on an annual basis.

(l)    Committees. In accordance with PubCo’s Organizational Documents, taking into account Section 2.3, the Board shall from time to time by resolution establish and maintain committees of the Board, including an audit committee, a compensation committee, and a nominating and governance committee. Subject to applicable Laws and stock exchange regulations and requisite independence requirements

[6]

Note to Draft: The Lead Independent Director Policy to be approved promptly following the Closing shall be in a form customary with best practice and will include that the Lead Independent Director shall: (i) preside at meetings of the Board in the absence of the Chair, including executive sessions of the independent directors; (ii) call meetings of the Board and executive sessions of the independent directors of the Board in connection with such Board meetings; (iii) serve as a liaison to facilitate communications between other independent members of the Board and the Chair; (iv) advise and consult with the Chair on Board meeting schedules, and meeting agenda items and materials; (v) in limited and appropriate circumstances and in coordination with the Chair, serve as a liaison to stockholders; (vi) consult with and advise the Chair concerning consultation with inside and outside counsel and other advisors who provide services to the Board; (vii) provide feedback to the Compensation Committee on the annual performance evaluation of the CEO; (viii) provide feedback to the Nominating and Governance Committee on matters related to Board effectiveness and independence, including the performance and structure of the Board and its committees, and the performance of individual directors; and (ix) perform such other duties as the Board or the independent members of the Board may from time to time duly delegate.

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applicable to each such committee, for so long as Seller has the right to designate at least one (1) Seller Designee, Seller shall have the right to designate one (1) Seller Designee to serve on each committee of the Board, other than any committee that may be established from time to time to review related party transactions with the Seller, BC Stockholder or Medina Stockholder or any of their respective Affiliates or Permitted Transferees. In furtherance of the immediately foregoing sentence, each Party agrees, severally and not jointly, to take all Necessary Action to have at least one (1) Seller Designee appointed to serve on each committee of the Board (to the extent not prohibited by applicable Law or applicable stock exchange regulations). Subject to applicable Laws and stock exchange regulations and requisite independence requirements applicable to each such committee, for so long as the Starboard Sponsor has the right to designate at least one (1) Starboard Designee and for so long as at least one (1) Starboard Designee is serving on the Board, the Starboard Sponsor shall have the right to designate one (1) Starboard Designee to serve on each committee of the Board, other than any committee that may be established from time to time to review related party transactions with the Starboard Sponsor or any of its Affiliates or Permitted Transferees. In furtherance of the immediately foregoing sentence, each Party agrees, severally and not jointly, to take all Necessary Action to have at least one (1) Starboard Designee appointed to serve on each committee of the Board (to the extent not prohibited by applicable Law or applicable stock exchange regulations). For the avoidance of doubt, in the event the Board, in its discretion, forms a special committee to address related party matters, such special committee shall not include either a Seller Designee or Starboard Designee who is affiliated with the conflicted stockholder. As of the Closing, the audit committee of the Board shall consist of [●], [●], and John Diercksen, and John Diercksen shall serve as the chair of such committee. As of the Closing, the compensation committee of the Board shall consist of [●], [●], and Greg Waters, and Greg Waters shall serve as the chair of such committee. As of the Closing, the nominating and governance committee shall consist of three (3) directors.

(m)    Reimbursement of Expenses. PubCo shall reimburse the Directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

(n)    Indemnification; Exculpation; Insurance. For so long as any Director designated by a Party pursuant to this Stockholders Agreement serves as a Director, (i) PubCo shall provide such Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other Directors and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting such Director or any of his/her Affiliates as and to the extent consistent with applicable Law, the Organizational Documents and any indemnification agreements with Directors (whether such right is contained in the Organizational Documents or another document), except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto. PubCo shall maintain in full force and effect directors’ and officers’ liability insurance in reasonable amounts from established and reputable insurers. In all directors’ and officers’ insurance policies, each Director designated by a Sponsor Investor shall be covered as an insured in such a manner as to provide each such Director with rights and benefits under such insurance policies no less favorable than those provided to the other Directors. Any directors’ and officers’ liability insurance shall be primary to any insurance coverage for any of the Directors designated by any Sponsor Investor maintained by such Sponsor Investor or any of its Affiliates.

(o)    Review of Designees. Any Director designee of an Investor Party shall be subject to customary due diligence process, including a review of a completed questionnaire and a background check. Based on the foregoing, PubCo may reasonably object to any such designee within fifteen (15) days of receiving such completed questionnaire, (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon any of the following: (1) such designee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding misdemeanors, traffic violations and other minor offenses); (2) such designee was the subject of any order, judgment or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such

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proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal securities laws; (3) such designee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such designee was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; or (5) such designee was the subject of, or a party to, any federal judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal securities laws or regulations. In the event the Board reasonably finds any such designee to be unsuitable based upon one or more of the foregoing clauses (1) through (5) and reasonably objects to such designee, the applicable Investor Party shall be entitled to propose a different designee to the Board within thirty (30) days of PubCo’s notice to such Party of its objection to such designee and such replacement designee shall be subject to the review process outlined in this Section 2.1(o). No Party will designate a Disqualified Person and, if any designee of an Investor Party becomes a Disqualified Person, such designating Investor Party shall take all Necessary Action to cause such Director to tender his or her resignation or be removed immediately.

Section 2.2    Restrictions on Other Agreements. No Party shall grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with any Person with respect to the Equity Securities of PubCo owned by such Party if and to the extent the terms thereof conflict with the provisions of this Stockholders Agreement.

Section 2.3    Controlled Company Exceptions. The Parties acknowledge that PubCo will not avail itself of the available “controlled company” exceptions to the corporate governance listing standards of the Nasdaq.

ARTICLE III.

REQUIRED TRANSFER & RESTRICTIONS ON TRANSFER

Section 3.1    Required Transfer & Restrictions on Transfer.

(a)    Within 12 months after the date hereof, Seller shall distribute all of its Common Stock to the BC Stockholder, the Medina Stockholder and the other equityholders of Seller, as applicable (the date of the last of such distributions, the “Distribution Date”). From and after the Distribution Date, subject to Section 2.1(d), the BC Stockholder and the Medina Stockholder shall exercise all rights and obligations of the Seller set forth herein and Seller shall have been deemed to have waived all such rights and obligations.

(b)    Each of the Starboard Sponsor and Seller agrees that it shall not Transfer any Common Stock, directly or indirectly, during the Lock-Up Period; provided that such prohibition shall not apply to Transfers (i) by Seller to the BC Stockholder or the Medina Stockholder (provided that the BC Stockholder or the Medina Stockholder, as applicable, shall be subject to the same restrictions and obligations with respect to any Common Stock received in connection with such Transfer as Seller is subject to pursuant to this Article III), or (ii) by any Investor Party to any of such Investor Party’s Permitted Transferees in accordance with Section 3.1(c).

(c)    Notwithstanding the restrictions set forth in Section 3.1(a), Transfers of Common Stock that is held by the Starboard Sponsor, Seller, the BC Stockholder, the Medina Stockholder or any of their respective Permitted Transferees (that have complied with this Section 3.1(c)) are permitted, subject to the terms and conditions of PubCo’s insider trading policy, (i) to any equity holder of such Person, or any Affiliate of such Person or such equity holder, including, with respect to the BC Stockholder, to funds affiliated with BC Partners and to general partners, managers or managing members (and the direct or indirect parents of any such general partners, managers and managing members), as applicable, of funds

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affiliated with BC Partners, and, with respect to the Medina Stockholder, to funds affiliated with Medina Capital and to general partners, managers or managing members (and the direct or indirect parents of any such general partners, managers and managing members), as applicable, of funds affiliated with Medina Capital, and, with respect to the Starboard Sponsor, to funds, investment vehicle or similar entity affiliated with, advised or managed by the Starboard Sponsor and to general partners, managers or managing members (and the direct or indirect parents of any such general partners, managers and managing members), as applicable, of funds, investment vehicle or similar entity affiliated with, advised or managed by the Starboard Sponsor; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the consummation of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving PubCo and one or more businesses; (vi) in the event of PubCo’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of PubCo’s public stockholders having the right to exchange their Common Stock for cash, securities or other property subsequent to the Closing; or (vii) to a nominee or custodian of a Person to whom a disposition or transfer would be permissible under clauses (i) through (vi) above (the Persons described in clauses (i) through (vii), collectively, “Permitted Transferees”); provided, however, that, as a condition to any Transfer to a Permitted Transferee pursuant to this Section 3.1(c), such Permitted Transferee shall execute a joinder to this Stockholders Agreement, substantially in the form attached hereto as Exhibit A (the “Joinder”), agreeing to be bound by all of the terms, provisions and conditions of this Stockholders Agreement that apply to a Permitted Transferee (including the Transfer restrictions set forth in this Article III).

ARTICLE IV.

GENERAL PROVISIONS

Section 4.1    Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a)    Except as otherwise permitted pursuant to this Stockholders Agreement, no Party may assign, directly or indirectly, such Party’s rights and obligations under this Stockholders Agreement, in whole or in part, without the prior written consent of the other Parties; provided that each of Seller, the BC Stockholder, the Medina Stockholder and the Starboard Sponsor will be entitled to assign (solely in connection with a transfer of Common Stock) to any of its Permitted Transferees (subject to compliance with Section 3.1(c)), without such prior written consent, any of its rights and obligations hereunder; provided, further, that any Person (other than a Permitted Transferee) to which Seller, the BC Stockholder, the Medina Stockholder or the Starboard Sponsor transfers such Common Stock shall not be entitled to any rights hereunder, including pursuant to Section 2.1 or otherwise. Any attempted assignment of rights or obligations in violation of this Section 4.1(a) shall be null and void.

(b)    All of the terms and provisions of this Stockholders Agreement shall be binding upon the Parties and their respective successors and Permitted Transferees, but shall inure to the benefit of and be enforceable by the Permitted Transferees of any Party only to the extent that they are Permitted Transferees pursuant to the terms of this Stockholders Agreement.

(c)    Nothing in this Stockholders Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective successors and Permitted Transferees, any rights or remedies under this Stockholders Agreement or otherwise create any third party beneficiary hereto.

Section 4.2    Termination. This Stockholders Agreement shall terminate automatically (without any action by any Party) as to Seller, the BC Stockholder Parties, the Medina Stockholder Parties or the Starboard Sponsor

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at such time at which such Party and its Permitted Transferees (a) no longer has the right to designate an individual for nomination to the Board under this Stockholders Agreement and (b) is no longer subject to the applicable restrictions on transfer described in Article III; provided that Section 2.1(n), Section 2.2 and Section 2.3 shall survive such termination and shall terminate automatically (without any action by any Party) at such time as Seller, the BC Stockholder Parties, the Medina Stockholder Parties and the Starboard Sponsor (and their respective Permitted Transferees), as applicable, are no longer entitled to any rights pursuant to such sections.

Section 4.3    Severability. If any provision of this Stockholders Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Stockholders Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 4.4    Entire Agreement; Amendments; No Waiver.

(a)    This Stockholders Agreement, together with any Exhibits to this Stockholders Agreement, the Registration Rights Agreement, the Merger Agreement and all other Transaction Agreements, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Stockholders Agreement and therein.

(b)    No provision of this Stockholders Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) Seller, (iii) the BC Stockholder Parties, (iv) the Medina Stockholder Parties and (v) the Starboard Sponsor; provided that a provision that has terminated with respect to a Party shall not require any consent of such Party with respect to amending or modifying such provision.

(c)    No waiver of any provision or default under, nor consent to any exception to, the terms of this Stockholders Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 4.5    Counterparts; Electronic Delivery. This Stockholders Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Stockholders Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Stockholders Agreement or any document to be signed in connection with this Stockholders Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the Parties consent to conduct the transactions contemplated hereunder by electronic means.

Section 4.6    Notices. All notices, demands and other communications to be given or delivered under this Stockholders Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested.

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Unless another address is specified in writing pursuant to the provisions of this Section 4.6, notices, demands and other communications shall be sent to the addresses indicated below:

if to PubCo:

c/o Cyxtera Technologies

BAC Colonnade Office Towers

2333 Ponce de Leon, Suite 900

Coral Gables, FL 33134

Attention: Victor F. Semah

Email: victor.semah@cyxtera.com

if to the Starboard Sponsor, to:

SVAC Sponsor LLC

777 Third Avenue, 18th Floor

New York, NY 10017

Attention: Martin D. McNulty, Jr.

Email: mmcnulty@starboardvalue.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld

One Bryant Park

New York, New York 10036-6745

Attention: Jeffrey Kochian & Kerry Berchem

Email: jkochian@akingump.com and kberchem@akingump.com

if to Seller:

c/o Cyxtera Technologies

BAC Colonnade Office Towers

2333 Ponce de Leon, Suite 900

Coral Gables, FL 33134

Attention: Victor F. Semah

Email: victor.semah@cyxtera.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: John Giouroukakis and Eyal Orgad

Email: John.Giouroukakis@lw.com and Eyal.Orgad@lw.com

if to the BC Stockholder:

BCEC-Cyxtera Technologies Holdings (Guernsey) L.P.

650 Madison Avenue, 23rd Floor

New York, New York 10022

Attention: Fahim Ahmed

Email: Fahim.Ahmed@bcpartners.com

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with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: John Giouroukakis and Eyal Orgad

Email: John.Giouroukakis@lw.com and Eyal.Orgad@lw.com

if to the Medina Stockholder:

c/o Medina Capital Fund II, LLC

2333 Ponce De Leon Blvd., Suite 900

Coral Gables, FL 33134

Attention: Rene A. Rodriguez

Email: rar@medinacapital.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue, Suite 4400

Miami, FL 33131

Attention: Jaret L. Davis

Email: davisj@gtlaw.com

Section 4.7    Governing Law; Waiver of Jury Trial; Jurisdiction.

(a)    The Law of the State of Delaware shall govern (i) all Actions, claims or matters related to or arising from this Stockholders Agreement and the negotiation, entering into and performance of this Stockholders Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Stockholders Agreement, and the performance of the obligations imposed by this Stockholders Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

(b)    EACH PARTY TO THIS STOCKHOLDERS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS STOCKHOLDERS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS STOCKHOLDERS AGREEMENT OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS STOCKHOLDERS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(c)    Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware, or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this Stockholders Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Stockholders Agreement in any other courts. Each Party irrevocably consents to the service of process in any such Action by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices as provided in Section 4.6, such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any Action commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Nothing in this Section 4.7, however, shall affect the right of any

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Party to serve legal process in any other manner permitted by Law or at equity; provided that each of the Parties hereby waives any right it may have under the Laws of any jurisdiction to commence by publication any Action with respect to this Stockholders Agreement. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably waives any objection it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Stockholders Agreement in any of the courts referred to in this Section 4.7 and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such Action. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity, in any jurisdiction.

Section 4.8    Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Stockholders Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Action should be brought in equity to enforce any of the provisions of this Stockholders Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 4.9    Representations and Warranties of the Parties.

(a)    Each of the Parties hereby represents and warrants to each of the other Parties as follows:

(i)    Such Party, to the extent applicable, is duly organized, formed or incorporated, validly existing and in good standing under the Laws of the jurisdiction of its organization, formation or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

(ii)    Such Party has the full power, authority and legal right to execute, deliver and perform this Stockholders Agreement. The execution, delivery and performance of this Stockholders Agreement have been duly authorized by all necessary action, corporate or otherwise, of such Party. This Stockholders Agreement has been duly executed and delivered by such Party and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally.

(iii)    The execution and delivery by such Party of this Stockholders Agreement, the performance by such Party of its, his or her obligations hereunder by such Party does not and will not violate (a) in the case of Parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (b) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (c) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

(iv)    Such Party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such Party’s ability to enter into this Stockholders Agreement or to perform its, his or her obligations hereunder.

(v)    There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such Party to enter into this Stockholders Agreement or to perform its, his or her obligations hereunder.

Section 4.10    No Third Party Liabilities. This Stockholders Agreement may only be enforced against the named Parties (and their Permitted Transferees who become parties to this Stockholders Agreement by virtue of executing the Joinder). All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Stockholders Agreement, or the negotiation, execution or performance of this

Annex E-15

Stockholders Agreement (including any representation or warranty made in or in connection with this Stockholders Agreement or as an inducement to enter into this Stockholders Agreement), may be made only against the Persons that are expressly identified as Parties (and their Permitted Transferees), as applicable; and, other than for any Permitted Transferee, no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party (including any Person negotiating or executing this Stockholders Agreement on behalf of a Party), unless a Party to this Stockholders Agreement, shall have any liability or obligation with respect to this Stockholders Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Stockholders Agreement, or the negotiation, execution or performance of this Stockholders Agreement (including a representation or warranty made in or in connection with this Stockholders Agreement or as an inducement to enter into this Stockholders Agreement).

Section 4.11    Adjustments. If there are any changes in Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be deemed to have been made in the provisions of this Stockholders Agreement, as may be appropriate, so that the rights, privileges, duties and obligations under this Stockholders Agreement shall continue with respect to Common Stock as so changed.

Section 4.12    Certain Tax Matters. PubCo shall reasonably cooperate with each of the BC Stockholder and Starboard Sponsor with regard to, and use commercially reasonable efforts to provide each of the BC Stockholder and Starboard Sponsor, as applicable, upon written request and provided that the BC Stockholder or Starboard Sponsor, as applicable, will (subject to the terms of the rest of this Section 4.12) reimburse reasonable out of pocket third party costs and expenses specifically related to fulfilling such request, with all requested information, records, and documents related to PubCo and its subsidiaries, to the extent such information is reasonable, does not create any fiduciary or regulatory issues and is reasonably available to PubCo, that are reasonably necessary for, (a) the completion of tax and information returns of the BC Stockholder and its Affiliates (or their direct or indirect equity owners) and their compliance with any applicable tax laws, including with respect to withholding tax obligations, (b) the preparation for and defense of any audits or other disputes with any taxing authority regarding any taxes or tax returns to the extent related to the investment by the BC Stockholder in PubCo, (c) responding to any inquiry from any Governmental Authority regarding taxes, or obtaining refunds of, or exemptions from any, withholding taxes imposed on the BC Stockholder (or its direct or indirect equity owners) as a result of its investment in PubCo; provided, however, that BC Stockholder shall execute a customary confidentiality agreement in advance of receiving any information, records or documents from PubCo; provided, further, that PubCo may withhold any information, records or documents from BC Stockholder if access to such information, records or documents could adversely affect the attorney-client privilege between PubCo and its counsel or result in disclosure of trade secrets, competitively sensitive information or a conflict of interest, a breach of any fiduciary duties or create any regulatory issues, or BC Stockholder is reasonably determined to be a competitor of PubCo or if PubCo otherwise reasonably determines that doing so would be inconsistent with PubCo’s legal or regulatory obligations (the limitations on disclosure described in this proviso, the “Disclosure Limitations”). Without limiting the generality of the foregoing, (x) in the event that PubCo makes any actual or deemed distribution to its stockholders, PubCo shall use commercially reasonable efforts to provide to the BC Stockholder, upon written request and as soon as practicable following such request, such information regarding the current and accumulated “earnings and profits” of PubCo (including any projections with respect to current earnings and profits) as the BC Stockholder or Starboard Sponsor, as applicable, may reasonably request, to the extent such information is reasonably available to PubCo and (y) PubCo shall (1) provide to the BC Stockholder or Starboard Sponsor, as applicable, upon a written request and as soon as practicable following such request (and provided that PubCo shall use its commercially reasonable efforts to reply to any such request within fourteen (14) days following such request, and shall reply in any event no later than thirty (30) days following such request), either (A) a certification that PubCo is not a United States real property holding company (a “USRPHC”), in accordance with Treasury Regulations Sections 1.897-2(g)(1)(ii) and 1.897-2(h)(1) or (B) written notice of its legal inability to provide such a certification due to

Annex E-16

its status as a USRPHC, and (2) in connection with the provision of any certification pursuant to the preceding clause (1)(A), comply with the notice provisions set forth in Treasury Regulations Section 1.897-2(h)(2). Notwithstanding anything else contained herein, in no event will the BC Stockholder or Starboard Sponsor have any obligation to reimburse PubCo for (i) the regular and ordinary costs (including the costs of maintaining the “earnings and profits”) of PubCo that are incurred in the normal course of business or (ii) for so long as Common Stock Beneficially Owned, directly or indirectly, by the BC Stockholder Parties (in the aggregate) or the Starboard Sponsor, as applicable, is equal to or greater than five percent (5%) of PubCo’s outstanding Common Stock, for any other costs that are incurred with respect to providing (or providing notice that it is not legally entitled to provide) the certification described in the immediately preceding clause (y).

Notwithstanding the forgoing, in no event will the obligations undertaken by PubCo pursuant to this Section 4.12 create any obligation of PubCo to indemnify or reimburse the BC Stockholder, Starboard Sponsor or any of their respective Affiliates (or their direct or indirect equity owners) for any taxes (including any interest, penalties, and/or expenses) incurred by or imposed on, the BC Stockholder and its Affiliates (or their direct or indirect equity owners) or Starboard Sponsor and its Affiliates (or their direct or indirect equity owners).

Section 4.13    Further Assurances. Without limiting anything contained elsewhere in this Stockholders Agreement, at any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as any other Party may reasonably request in order to evidence or effectuate the provisions of this Stockholders Agreement and to otherwise carry out the intent of the Parties hereunder.

[Signature Pages Follow]

Annex E-17

IN WITNESS WHEREOF, each of the Parties has duly executed this Stockholders Agreement as of the Effective Date.

PUBCO:
STARBOARD VALUE ACQUISITION CORP.

By:
Name:
Title:

STARBOARD SPONSOR:
SVAC SPONSOR LLC

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

Annex E-18

SELLER:
SIS HOLDINGS LP

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

Annex E-19

BC STOCKHOLDER:
BCEC-SIS HOLDINGS (GUERNSEY) L.P.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

Annex E-20

MEDINA STOCKHOLDER:
MEDINA CAPITAL FUND II – SIS HOLDCO, L.P.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

Annex E-21

Exhibit A

Joinder to Stockholders Agreement

This Joinder to Stockholders Agreement (this “Joinder”) is made as of the date set forth below by the undersigned (the “Joiner”) in accordance with the Stockholders Agreement, dated as of [●], 2021 (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Stockholders Agreement”), by and among Cyxtera Technologies, Inc., a Delaware corporation (f/k/a Starboard Value Acquisition Corp.)7, and the other parties thereto. Capitalized terms used but not defined herein have the meanings given in the Stockholders Agreement.

The Joiner hereby acknowledges, agrees and confirms that, by its execution and delivery of this Joinder, the Joiner shall be deemed a party to the Stockholders Agreement as of the date hereof as a “Permitted Transferee” thereunder in accordance with the terms thereof, as if it had executed and delivered the Stockholders Agreement. The Joiner hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions of the Stockholders Agreement that apply to a Permitted Transferee, including, without limitation, the Transfer restrictions set forth in Article III of the Stockholders Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date set forth below.

[NAME OF PERMITTED TRANSFEREE]

By:
Name:
Title:
Date:

[7]	Note to Draft: Starboard Value Acquisition Corp to be renamed “Cyxtera Technologies, Inc.” upon the Closing.

Annex E-22

ANNEX F

THIS RELEASE AND INDEMNITY AGREEMENT (this “Agreement”), dated as of February 21, 2021, by and among Cyxtera Technologies, Inc., a Delaware corporation (the “Company”), SIS Holdings LP, a Delaware limited partnership (the “Company Stockholder”), and Starboard Value Acquisition Corp., a Delaware corporation (the “Acquiror”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Agreement and Plan of Merger, dated as of the date hereof by and among the Company, the Acquiror, and the other parties named therein (the “Merger Agreement”).

WHEREAS, pursuant to the Merger Agreement, on the Effective Date and at the Closing, Acquiror shall acquire from the Company Stockholder all of the equity interests of the Company in exchange for Acquiror Common Stock; and

WHEREAS, as an inducement for Acquiror to enter into the Merger Agreement, Acquiror has required that the Company Stockholder enter into this Agreement, to become effective as of the Closing, on the terms and conditions specified herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and in reliance upon the representations, warranties, conditions and covenants contained herein, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

Section 1.    Releases of Claims. Effective as of, and conditioned upon occurrence of, the Closing, the Company Stockholder, for itself and on behalf of each of its Affiliates, and each of their successors (each, a “Releasing Party”), hereby unequivocally, voluntarily, knowingly, willingly, unconditionally, completely and, irrevocably releases, acquits, exculpates and forever waives and relinquishes all claims, suits, debts, demands, liabilities, setoffs, counterclaims, actions, manners of action and causes of action of whatever kind or nature, whether known or unknown (collectively, “Claims”), which any Releasing Party has, may have or might have or may assert now or in the future, against the Company and its Subsidiaries and their respective Representatives (in each case, solely in their capacity as such), successors and permitted assigns in accordance with Section 3(b), and, after the Closing, the Acquiror and its Subsidiaries, and each of their officers, directors, owners, partners, managers or employees (in each case, solely in their capacity as such) (collectively, the “Released Parties”) to the extent arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which, in each and every case, occurred, existed, was taken, permitted, incurred or begun at or prior to the Closing, in each case solely with regard to the Company, the business or operations of the Company prior to the Closing or the Transactions, including the structuring, negotiation and execution thereof, which, for the avoidance of doubt shall include any Claim arising out of, based upon or resulting from any of (i) any Contract or arrangement between the Company or any of its Subsidiaries, on the one hand, and the Company Stockholder or any of its Affiliates, on the other hand, including the termination thereof (including, without limitation (x) the Services Agreement, dated as of May 1, 2017, by and among the Company, the subsidiaries and controlled affiliates of the Company set forth on Schedule 1 thereto, BCEC Management X Limited, CIE Management IX Limited, BC Partners, Inc., Medina Capital Advisors, LLC, LDEF Series B-1 LLC – Series 17 and Star Investment Series LLC – Series 38 and (y) the payment, transfer or distribution (however effected) of up to $124,500,000 to Stockholder Related Parties, including without limitation BC Partners, Inc., Medina Capital Advisors, LLC, LDEF Series B-1 LLC – Series 17, Star Investment Series LLC – Series 38 and their respective Affiliates); (ii) the business and operations of the Company prior to the Closing; and (iii) the Transactions, including the structuring, negotiation and execution thereof, including the execution, delivery and performance of the Merger Agreement and the Transaction Agreements; provided, however, that, notwithstanding anything to the contrary, nothing contained in this Section 1 shall, or shall be construed or deemed to, remise, release, acquit, exculpate, discharge, waive, relinquish or otherwise modify or affect the rights, remedies, recourse, interests or obligations of any Person (x) under, arising out of, based upon or resulting from the Merger Agreement or any other Transaction Agreement, or any other express Contract not required to be terminated pursuant to Section 6.06 of the Merger Agreement, or (y) in such Person’s capacity as a D&O Indemnitee (including the rights of such D&O Indemnitee under the Merger Agreement). Each Releasing Party shall refrain from, directly or indirectly, asserting any claim

Annex F-1

or demand or commencing, instituting, maintaining, facilitating, aiding or causing to be commenced, instituted or maintained, any legal or arbitral proceeding of any kind against any Released Party based upon any matter released pursuant to this Section 1.

Section 2.    Indemnification.

(a)    Subject to the terms and conditions of this Section 2, the Company Stockholder shall pay to Acquiror in cash the amount of any Restricted Payments made by the Company or any of its Subsidiaries during the period commencing on (and including) October 1, 2020 and ending at the Closing (such payment obligation the “Restricted Payment Indemnification”).

(b)    Notwithstanding anything herein or otherwise to the contrary, the maximum aggregate amount of the Restricted Payment Indemnification shall be $20,000,000.

(c)    In the event Acquiror has a good faith claim for Restricted Payment Indemnification under this Section 2 it shall provide the Company Stockholder a notice to that effect, setting forth in reasonable detail the facts giving rise to such claim (the “Claim Notice”).

(d)    The Restricted Payment Indemnification shall terminate 30 days after the completion of the financial audit for the year ended December 31, 2021 (the “Indemnification End Date”); provided that the Acquior’s right to the Restricted Payment Indemnification shall not terminate with respect to any Claim Notice the Acquiror has delivered to the Company Stockholder prior to the Indemnification End Date that alleges in good faith a right to the Restricted Payment Indemnification. For the avoidance of doubt, notwithstanding anything herein or otherwise to the contrary (except as expressly set forth in the preceding sentence), no Claim Notice may be delivered, and (except as expressly provided in this Section 2(d)) no Restricted Payment Indemnification may be sought, following the Indemnification End Date.

Section 3.    Miscellaneous.

(a)    Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by both parties hereto, or, in the case of a waiver, by the party waiving compliance. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any right, power or privilege, preclude any further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and, unless provided otherwise in this Agreement, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

(b)    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by any party hereto without the prior written consent of each other party hereto. No assignment by any party shall relieve such party of any of its obligations hereunder. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 3(b) shall be null and void. Any reference in this Agreement to “assigns” or “permitted assigns” shall in all cases be subject to this Section 3(b) and shall refer only to those Persons, if any, to which a valid assignment has been effected.

(c)    No Third Party Beneficiaries. Other than the rights granted to the Released Parties under Section 1(a), nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and their successors and permitted assigns in accordance with Section 3(b), any legal or equitable right, benefit, remedy or claim under or in respect of this Agreement or any provision contained herein.

(d)    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute

Annex F-2

one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(e)    Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, written or oral, with respect thereto, it being understood and agreed that nothing herein shall limit the effectiveness of the terms of the Merger Agreement, the applicability of which is explicitly referenced in this Agreement.

(f)    Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror to:

Starboard Value Acquisition Corp.

777 Third Avenue, 18th Floor

New York, NY 10017

Attn: Martin D. McNulty, Jr.

E-mail: mmcnulty@starboardvalue.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld

One Bryant Park

New York, New York 10036-6745

Attn: Jeffrey Kochian and Kerry Berchem

E-mail: jkochian@akingump.com and kberchem@akingump.com

(b)	If to the Company to:

Cyxtera Technologies, Inc.

BAC Colonnade Office Towers

2333 Ponce de Leon, Suite 900

Coral Gables, FL 33134

Attention: Victor F. Semah

Email: victor.semah@cyxtera.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: John Giouroukakis and Eyal Orgad

Email: John.Giouroukakis@lw.com and Eyal.Orgad@lw.com

(c)	If to the Company Stockholder, to:

c/o Cyxtera Technologies

BAC Colonnade Office Towers

2333 Ponce de Leon, Suite 900

Coral Gables, FL 33134

Attention: Victor F. Semah

Email: victor.semah@cyxtera.com

Annex F-3

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: John Giouroukakis and Eyal Orgad

Email: John.Giouroukakis@lw.com and Eyal.Orgad@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

(g)    Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction

(h)    Jurisdiction; WAIVER OF JURY TRIAL. Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3(h). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

(i)    Specific Enforcement. The parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof and that each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 3(h), in addition to any other remedy to which it is entitled at law or in equity. The parties hereby waive, in any such action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

(j)    Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect; provided that this Agreement may not be, and shall not be, enforced without giving full force and effect to Section 2, as written.

(k)    Construction. When a reference is made in this Agreement to a Section or subsection, such reference shall be to a Section or subsection of this Agreement unless otherwise indicated. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Merger Agreement or the Transactions Agreements, the provisions of this Agreement shall govern and control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent”

Annex F-4

shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall,” which is to be construed as the imperative while the word “may” is to be construed as permissive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless otherwise specifically indicated, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. All references to “dollars” or “$” shall refer to the lawful currency of the United States. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement will be interpreted without reference to any prior drafts hereof.

(l)    Termination. This Agreement (i) may be terminated upon the mutual written consent of the parties hereto and (ii) will terminate immediately upon the termination of the Merger Agreement in accordance with its terms without any further action on the part of any party to this Agreement or any other Person. In the event of any such termination, this Agreement shall forthwith become null and void and be of no force or effect ab initio (other than Section 3 of this Agreement, which will survive any termination of this Agreement), and no party hereto or any of its respective Affiliates, shareholders, partners, managers, Representatives or controlling persons (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) or any other Person, as applicable, shall have any liability or obligations to any Person.

(m)    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the Company Stockholder and the Acquiror and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any the Company Stockholder or the Acquiror and no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) under or in connection with this Agreement of or for any claim based on, arising out of, or related to this Agreement.

(The remainder of this page is intentionally left blank.)

Annex F-5

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first set forth above.

CYXTERA TECHNOLOGIES, INC.

By:	/s/ Victor Semah
Name:	Victor Semah
Title:	Chief Legal Officer

SIS HOLDINGS LP
By: SIS Holdings GP LLC, its general partners

By:	/s/ Victor Semah
Name:	Victor Semah
Title:	Chief Legal Officer

[Signature Page to Release & Indemnity Agreement]

Annex F-6

STARBOARD VALUE ACQUISITION CORP.

By:	/s/ Martin D. McNulty, Jr.
Name:	Martin D. McNulty, Jr.
Title:	Chief Executive Officer

[Signature Page to Release & Indemnity Agreement]

Annex F-7

ANNEX G

CYXTERA TECHNOLOGIES, INC.

2021 OMNIBUS INCENTIVE PLAN

1. Purpose. The purposes of the Cyxtera Technologies, Inc. 2021 Omnibus Incentive Plan (as it may be amended from time to time, the “Plan”) are to provide a means through which the Company and the other members of the Company Group may attract and retain key personnel and to provide a means whereby directors, officers, employees and consultants of the Company or any other member of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation which may (but need not) be measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s shareholders.

2. Definitions. The following definition shall be applicable throughout the Plan:

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, is controlling, controlled by or under common control with such Person. For purposes of this definition, “control” of a Person (including the terms “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, the ability to exercise voting power, or by contract or otherwise.

“ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended, or any successor accounting standard.

“Award” means, individually or collectively, any Option, Restricted Stock Unit, Restricted Stock, Stock Appreciation Right, Other Stock-Based Award or Other Cash-Based Award granted under the Plan.

“Award Agreement” means an agreement (which may be in written or electronic form) between the Company and a Participant evidencing the terms, conditions and restrictions of an individual Award.

“Beneficiary” means any Person or Persons (including, without limitation, the trustee or trustees of any testamentary or inter vivos trust), as designated from time to time in writing pursuant to Section 14(n) of the Plan, to whom any outstanding Award or Awards or the benefits or proceeds of any outstanding Award or Awards may be payable upon the death of the Participant.

“Beneficiary Designation” has the meaning given such term in Section 14(n) of the Plan.

“Board” means the Board of Directors of the Company.

“Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause,” as defined in any then-existing employment or service agreement between the Participant and any member of the Company Group or (ii) in the absence of such an employment or service agreement (or the absence of any definition of “Cause” contained therein), any of the following has occurred with respect to a Participant: (A) the Participant’s commission of, indictment for or entry of a plea of guilty or no contest to, a felony under the laws of the United States or any state thereof or any crime involving moral turpitude, fraud or dishonesty (or any similar crime in any jurisdiction outside of the United States); (B) the Participant’s gross negligence or willful misconduct in the performance of the Participant’s duties or the Participant’s willful or repeated failure or refusal to substantially perform assigned duties or to follow any lawful direction; (C) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of any member of the Company Group or any material breach of any agreement between the Participant and any member of the Company Group, including, without limitation, a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement or the willful violation by the Participant of the policies or code of conduct of any member of the Company Group that could reasonably be expected to result in harm (financial, reputational or otherwise) to any member of

Annex G-1

the Company Group or any of its Affiliates; (D) any acts, omissions or statements by a Participant that could reasonably be expected to be materially detrimental or damaging to the reputation, operations, prospects or business relations of any member of the Company Group or any of its Affiliates; (E) the Participant’s fraud, material misappropriation, dishonesty, embezzlement or misuse of funds or property belonging to any member of the Company Group committed by the Participant against any member of the Company Group; or (F) impeding or failing to materially cooperate with any investigation by any member of the Company Group. Notwithstanding anything herein or in any Award Agreement to the contrary, any voluntary termination of the Participant’s employment or service in anticipation of a termination of the Participant’s employment or service by a member of the Company Group for Cause shall be deemed to be a termination by a member of the Company Group for Cause.

“Change in Control” shall be deemed to occur upon the first to occur of the following events after the Effective Date:

(i) Any Person is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) (on a fully-diluted basis) or more of either (A) the then-outstanding shares of Common Stock taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this subsection (i), the following acquisitions (whether by purchase, merger, consolidation, combination or similar transaction) shall not constitute a Change in Control: (I) any acquisition directly from the Company, (II) any acquisition by the Company or any of its Subsidiaries or Affiliates, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or Affiliates, (IV) any acquisition by any corporation pursuant to a transaction that complies with subsections (iii)(A), (iii)(B) and (iii)(C); or (V) any acquisition in which holders of Shares immediately prior to the acquisition will hold at least fifty percent (50%) of the ownership of the common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, fifty percent (50%) of the voting power of the surviving corporation’s voting securities) immediately after the acquisition, which common stock (and, if applicable, voting securities) is to be held in substantially the same proportion as such holders’ ownership of Common Stock immediately before the acquisition; provided, however, that, notwithstanding the foregoing, for so long as BCEC-Cyxtera Technologies Holdings (Guernsey) L.P., a Guernsey limited partnership, Medina Capital Fund II- SIS Holdco, L.P., a Delaware limited partnership, and/or SIS Holdings LP, a Delaware limited partnership (or any permitted transferee or successor of any of the foregoing), individually or in the aggregate, beneficially own(s) forty percent (40%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, in each case, determined as of the date of and immediately following the Closing, each of the foregoing references to fifty percent (50%) above shall be replaced with sixty-six and two-thirds percent (66 2/3%); or

(ii) Consummation of a reorganization (excluding a reorganization under either Chapter 7 or Chapter 11 of Title 11 of the United States Code), merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or

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substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

Notwithstanding the foregoing, a transaction or event will not be a Change in Control if (x) its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before the transaction; or (y) it results solely from a change in ownership of an existing shareholder of the Company. Further, notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (i) or (ii) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction or event also constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

“Closing” means the “Closing” as defined in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. References in the Plan or any Award Agreement to any section of (or rule promulgated thereunder) the Code shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

“Committee” means the Compensation Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board.

“Common Stock” means the Class A Common Stock, $0.0001 par value per share, of the Company (and any stock or other securities into which such common stock may be converted or into which it may be exchanged).

“Company” means Cyxtera Technologies, Inc., a Delaware corporation, and any successor thereto.

“Company Group” means, collectively, the Company and its Subsidiaries.

“Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

“Detrimental Activity” means any of the following: (i) the unauthorized disclosure of any confidential or proprietary information of any member of the Company Group that could reasonably be expected to cause harm to any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with any member of the Company Group for Cause, subject to any procedures (including any notice periods and cure opportunities) for determining Cause as set forth in any then-existing employment or service agreement between the Participant and any member of the Company Group; (iii) the breach of any material non-competition, non-solicitation, non-disparagement or other agreement containing restrictive

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covenants with any member of the Company Group; (iv) fraud; or (v) any intentional conduct, act or omission knowingly contributing to any financial restatements or irregularities, in the case of each of clauses (i)-(v), as determined by the Committee in its sole discretion.

“Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability,” as defined in any then-existing employment or service agreement between the Participant and any member of the Company Group or (ii) in the absence of such an employment or service agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of any member of the Company Group, or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced. Any determination of whether Disability exists shall be made by the Committee (or its designee) in its sole discretion.

“Effective Date” means the “Closing Date” as defined in the Merger Agreement.

“Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

“Eligible Person” means any (i) individual employed by any member of the Company Group; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director of any member of the Company Group; or (iii) consultant of any member of the Company Group; provided, that, such person must be eligible to be offered securities registrable on Form S-8 under the Securities Act or covered by the registration exemption of Rule 701, or pursuant to such other exemption from registration under the Securities Act and state securities laws as the Committee may determine.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. References in the Plan or any Award Agreement to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

“Exercise Price” means the price per Share at which the holder of an Option may purchase an underlying Share on exercise of the Option, determined by the Committee and as set forth in the Award Agreement.

“Fair Market Value” of a share of Common Stock as of a particular date shall mean the fair market value as determined by the Committee in its sole discretion in a manner intended to satisfy the principles of Section 409A of the Code or Section 422 of the Code, to the extent applicable; provided, however, that (i) if the Common Stock is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sales price of the Common Stock reported on such date (or, if no shares of Common Stock were traded on such date, on the last preceding date on which there was a sale of a share of Common Stock on such exchange), or (ii) if the Common Stock is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such Share in such over-the-counter market for the last preceding date on which there was a sale of such Share in such market (or, if none, for the last preceding date on which there was a sale of such Share in such market).

“Good Reason” shall have the meaning ascribed to such term in any then-existing employment or service agreement between the Participant and any member of the Company Group and shall include the process contained therein for such termination or, in the absence of such an employment or service agreement (or the absence of any definition of “Good Reason” contained therein), Good Reason shall not apply unless otherwise determined by the Committee and set forth in the applicable Award Agreement.

“Grant Price” means the base value per Share of a Stock Appreciation Right, as determined by the Committee and as set forth in the Award Agreement.

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“Immediate Family Members” has the meaning given such term in Section 14(e)(ii) of the Plan.

“Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 21, 2021, by and among Starboard Value Acquisition Corp., a Delaware corporation, Mundo Merger Sub 1, Inc., a Delaware corporation, Mundo Merger Sub 2, LLC, a Delaware limited liability company, Cyxtera Technologies, Inc., a Delaware corporation, and Mundo Holdings, Inc., a Delaware corporation, as it may be amended and restated from time to time.

“Minimum Vesting Condition” means, with respect to any Award (other than any Substitute Award), that the vesting of (or lapsing of restrictions on) such Award does not occur earlier than the first anniversary of the Date of Grant, other than (i) in connection with a Change in Control or (ii) as a result of a Participant’s death or termination by any member of the Company Group due to Disability; provided, however, that such Minimum Vesting Condition will not be required on Awards (other than any Substitute Award) covering, in the aggregate, a number of Shares not to exceed five percent (5%) of the Share Reserve. The foregoing five percent (5%) limit shall be subject to adjustment in accordance with Section 12(a) of the Plan.

“Nonqualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

“Option” means an option to purchase Shares that is an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to the Plan.

“Option Period” has the meaning given such term in Section 6(a) of the Plan.

“Other Cash-Based Award” means an Award that is granted under Section 10 of the Plan and is denominated in cash.

“Other Stock-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit, that is granted under Section 9 of the Plan and is (i) payable by delivery of Shares and/or (ii) measured by reference to the value of Shares.

“Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 5 of the Plan.

“Permitted Transferee” has the meaning given such term in Section 14(e)(ii) of the Plan.

“Person” means a “person” as such term is used in Section 13(d) or 14(d) of the Exchange Act.

“Restricted Award” means an Award of Restricted Stock or Restricted Stock Units granted under Section 7 of the Plan.

“Restricted Stock” means a Share subject to certain specified restrictions, granted under Section 7 of the Plan.

“Restricted Stock Unit” means an unfunded and unsecured promise to deliver Shares, cash, other securities or other property, subject to certain restrictions, granted under Section 7 of the Plan.

“Restriction Period” means the period of time determined by the Committee during which a Restricted Award is subject to restrictions, including, without limitation, vesting conditions.

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“Rule 701” means Rule 701 issued under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan or any Award Agreement to any section of (or rule promulgated thereunder) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

“Share” means a share of Common Stock.

“Share Reserve” has the meaning given such term in Section 4(b) of the Plan.

“Stock Appreciation Right” means the right under an Award to receive an amount equal to the difference between the Fair Market Value as of the date of exercise and the Grant Price, multiplied by the number of Shares for which the Award is exercised, all as determined under Section 8 of the Plan.

“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

“Substitute Awards” has the meaning given such term in Section 4(d) of the Plan.

“Surviving Entity” has the meaning given such term in Section 14(n) of the Plan.

3. Administration. The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(a) Authority of Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) construe, interpret and administer the Plan, any Award Agreement and any Award and apply the provisions of the Plan, any Award Agreement or any Award; (ii) establish, amend, suspend or waive rules and regulations relating to the administration of the Plan, any Award Agreement or any Award and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan, any Award Agreement or any Award; (iii) authorize any Person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan, any Award Agreement or any Award; (iv) determine when Awards and what type(s) of Awards are to be granted under the Plan and grant such Awards; (v) determine the number of Shares or the amount of cash to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards or determine whether, to what extent, and under what circumstances the delivery of cash, Shares, other securities, other Awards or other property or other amounts payable with respect to an Award may be deferred either automatically or at the election of the Participant or of the Committee; (vi) select the Eligible Persons to whom Awards will be granted; (vii) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, Shares, other securities, other Awards or other property, or terminated, cancelled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, terminated, cancelled, forfeited, or suspended; (viii) determine and prescribe the terms, conditions and restrictions of each Award, including, without limitation, the Grant Price or Exercise Price, vesting, forfeiture, grant or sale provisions (including any applicable performance criteria); (ix) impose a holding period with respect to an Award or the Shares received in connection with an Award; (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, or waive any conditions in respect of, Awards (notwithstanding the provisions in the Award or Award Agreement stating the time at which

Annex G-6

it may first be exercised or the time during which it will vest); (xi) correct any defect or supply any omission with respect to the Plan, any Award Agreement or an Award granted under the Plan; (xii) adopt any sub-plan; or (xiii) exercise discretion to make any and all other determinations or take any other action that it may determine to be necessary or desirable for administration of the Plan, any Award Agreement or any Award or to comply with any applicable law.

(b) Decisions Final. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, decisions or other actions made or taken under or with respect to the Plan, any Award Agreement or any Award, shall be within the sole and absolute discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or Beneficiary of any Award, and any stockholder of the Company.

(c) Delegation. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Company Group, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except with respect to grants of Awards to persons who are subject to Section 16 of the Exchange Act.

(d) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or under applicable law, the Company will indemnify the members of the Committee against the reasonable expenses, including attorneys’ fees, actually incurred in connection with the defense of any action, suit or proceeding or in connection with any appeal thereof, to which the member of the Committee may be party by reason of any action taken or failure to act by such member under or in connection with the Plan, any Award Agreement or any Award granted under the Plan, and against all amounts paid by such member in settlement thereof (subject, however, to the Company’s approval of the settlement) or paid by the member of the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which (i) such indemnification would violate any law, (ii) it is adjudged that such member of the Committee did not act in good faith and in a manner that such member reasonably believed to be consistent with the proper execution of such member’s duties as a Committee member, or (iii) in the case of a criminal proceeding, such member had no reason to believe that the conduct complained of was lawful. Notwithstanding the foregoing, (x) it is a condition precedent to the Company’s obligations in this Section 3(d) that such member of the Committee notify the general counsel of the Company, in writing, within sixty (60) days of the earlier of receipt of a written threat of or institution of any such action, suit or proceeding, and (y) the Company shall have the right to assume the defense of any actual or threatened action, suit or proceeding covered under this Section 3(d), at its own expense.

(e) Board. Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, administer the Plan, take any actions delegated to the Committee and/or grant Awards under the Plan and, in any such case, shall have all the authority granted to the Committee under the Plan.

4. Grant of Awards; Share Reserve.

(a) Grant of Awards. The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and/or Other Cash-Based Awards to one or more Eligible Persons. All Awards granted under the Plan shall be subject to such terms, conditions and restrictions and shall vest, become exercisable or be settled, as applicable, in each case, in such manner and on

Annex G-7

such date or dates or upon such event or events, in each case, as determined by the Committee, subject to the Minimum Vesting Condition.

(b) Share Reserve. Subject to Sections 4(d) and 12(a) of the Plan, the Committee is authorized to issue under the Plan pursuant to Awards an aggregate of up to [●]1 Shares (the “Share Reserve”). Shares which are subject to Awards or portions of Awards which expired unexercised, are cancelled, terminated, or forfeited or settled in cash will not reduce the Share Reserve and may again become available for issuance under the Plan. Shares used to pay the required Exercise Price, Grant Price or other purchase price or taxes relating to an Award, or that are used or withheld to satisfy tax withholding obligations of the Participant, notwithstanding anything herein to the contrary, shall not be available again for other Awards under the Plan. Shares issued under an Award may consist of authorized and unissued Shares, Shares held by the Company as treasury shares or Shares purchased on the open market, or any combination of the foregoing, and may be subject to restrictions deemed appropriate by the Committee. Notwithstanding the foregoing and, subject to Sections 4(d) and 12(a) of the Plan, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal 10,000,000 Shares.

(c) Director Compensation Limitation. Subject to Section 12(a) of the Plan, the maximum number of Shares subject to, or cash that may be earned pursuant to, Awards granted to a single Participant who is a non-employee member of the Board for a single fiscal year under this Plan, taken together with any cash fees paid during the fiscal year to the non-employee member of the Board, in respect of the non-employee member of the Board’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $750,000 in total value (calculating the value of any such Awards denominated in Shares based on the grant date fair value of such Awards for financial reporting purposes).

(d) Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines (“Substitute Awards”). The number of Shares underlying any Substitute Awards shall not be counted against the aggregate number of Shares available for Awards under the Plan, except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, to the extent permitted by stock exchange requirements, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided, that, Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not directors, officers, employees and consultants of the Company or any other member of the Company Group prior to such acquisition or combination.

5. Eligibility. Participation in the Plan shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Committee, or from a duly authorized person designated by the Committee, that they have been selected to participate in the Plan. Awards under the Plan may be granted to any Eligible Person; provided, that, Incentive Stock Options may be granted only to employees of any member of the Company Group.

[1]

Note to Draft: Will be that number of shares of Class A common stock of the Company equal to 8% of the aggregate issued and outstanding shares of the Company’s Class A common stock, as of the Closing Date, but in any event such number shall not exceed 14,572,784 shares of Class A common stock.

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6. Options. Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option will be in such form and will contain such terms, conditions and restrictions as the Committee deems appropriate. Each Option so granted shall be subject to the terms, conditions and restrictions set forth in this Section 6, and to such other terms, conditions and restrictions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or otherwise. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other Person if an Option designated as an Incentive Stock Option fails to qualify as such at any time. In no event shall dividends, dividend equivalents or similar payments be payable with respect to Options.

(a) Term and Expiration. The term during which an Option is exercisable will be the period determined by the Committee as set forth in the applicable Award Agreement or otherwise (the “Option Period”); provided, that, (x) no Option may be exercisable later than ten (10) years after the Date of Grant, (y) in the case of an Incentive Stock Option granted to a Participant who, at the time of the Incentive Stock Option’s Date of Grant, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of any member of the Company Group, the term of the Incentive Stock Option will be five (5) years from the Date of Grant or such shorter term as may be provided in the Award Agreement, and (z) if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the Shares is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the Option Period shall be automatically extended until the thirtieth (30th) day following the expiration of such prohibition.

(b) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option, and, if certificates are issued, a separate certificate or certificates will be issued for Shares purchased on exercise of each type of Option. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonqualified Stock Options. For purposes of this Section 6(b), Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the applicable Date of Grant, and calculation will be performed in accordance with Section 422 of the Code.

(c) Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the Exercise Price will be equal to or greater than one hundred percent (100%) of the Fair Market Value per Share on the Date of Grant. In addition, in the case of an Incentive Stock Option granted to an employee of any member of the Company Group who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of any member of the Company Group, the Exercise Price will equal or be greater than one hundred ten percent (110%) of the Fair Market Value per Share on the Date of Grant.

(d) Method of Exercise and Form of Payment. No Shares shall be issued pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (in a form and manner acceptable to the Company) in accordance with the terms of the Option and Award Agreement accompanied by payment of the aggregate Exercise Price. The aggregate Exercise Price will be paid (i) in cash, check, or cash equivalent or (ii) to the extent permitted by applicable law, in the Committee’s sole discretion and on such terms as the Committee approves: (1) by delivery (by actual delivery or by attestation) to the Company of previously acquired Shares, duly endorsed for transfer to the Company, with an aggregate Fair Market Value on the date of delivery equal to the aggregate Exercise Price due for the number of Shares being purchased; provided, that, such Shares are not subject to any pledge or other security interest and have been held and vested for at least six (6) months (or such other period of time as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles); (2) if the Shares are readily tradable on a national securities exchange, by a copy of irrevocable instructions directing a broker to sell Shares

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for which the Option is exercised and to remit to the Company the aggregate Exercise Price due for the number of Shares being purchased; (3) by a “net exercise” method whereby the Company withholds from the delivery of the number of Shares that otherwise would have been delivered by the Company on exercise of the Option the number of Shares having an aggregate Fair Market Value equal to the aggregate Exercise Price due on exercise; or (4) in any other form of legal consideration that may be acceptable to the Committee. Any fractional Shares shall be settled in cash. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

(e) Vesting. Subject to the Minimum Vesting Condition, Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee.

(f) Termination of Employment or Service; General. Except as otherwise provided by the Committee in an Award Agreement or otherwise, in the event that a Participant’s employment or service with any member of the Company Group terminates for any reason, other than as the result of the Participant’s death or a termination of the Participant’s employment or service by any member of the Company Group for Cause or due to the Participant’s Disability, the Participant may exercise the Participant’s Option within ninety (90) days of termination, or such other period of time as is specified in the Award Agreement (but in no event later than the expiration of the applicable Option Period) to the extent that the Option is vested on the date of termination. Except as otherwise provided by the Committee in an Award Agreement or otherwise, if, on the date of termination, the Participant is not vested as to the Participant’s entire Option, the unvested portion of the Option shall terminate and the Shares covered by the unvested portion of the Option will again become available for issuance under the Plan. If, after termination, the Participant does not exercise the vested portion of the Participant’s Option within the time specified in the Plan or by the Committee in an Award Agreement or otherwise, the Option will terminate, and the Shares covered by such Option will again become available for issuance under the Plan.

(g) Termination due to Disability or Death of Participant. Except as otherwise provided by the Committee in an Award Agreement or otherwise, in the event that a Participant’s employment or service with any member of the Company Group terminates as the result of the Participant’s death or the Participant’s employment or service is terminated by any member of the Company Group due to the Participant’s Disability, the Participant (or the Participant’s Beneficiary, as applicable) may exercise the Participant’s Option within twelve (12) months of termination, or such other period of time as is specified in the Award Agreement (but in no event later than the expiration of the applicable Option Period) to the extent the Option is vested on the date of termination. Except as otherwise provided by the Committee in an Award Agreement or otherwise, if, on the date of termination, the Participant is not vested as to the Participant’s entire Option, the unvested portion of the Option shall terminate and the Shares covered by the unvested portion of the Option will again become available for issuance under the Plan. If, after termination, the Participant (or the Participant’s Beneficiary, as applicable) does not exercise the vested portion of the Participant’s Option within the time specified in the Plan or by the Committee in an Award Agreement or otherwise, the Option will terminate, and the Shares covered by such Option will again become available for issuance under the Plan.

(h) Detrimental Activity or Termination for Cause. Except as otherwise provided by the Committee in an Award Agreement or otherwise, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable on the date on which a Participant engages in Detrimental Activity or the date of the Participant’s termination of employment or service by any member of the Company Group for Cause.

(i) Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of Shares acquired upon exercise of an Incentive Stock Option within two (2) years from the Date of Grant of such Incentive Stock Option or within one (1) year after the issuance of the

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Shares acquired upon exercise of such Incentive Stock Option shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such Shares.

(j) No Repricing. Notwithstanding anything in the Plan to the contrary, except as otherwise permitted under Section 12(a) of the Plan, in no event will the Committee, without first obtaining approval by the shareholders of the Company, (i) decrease, whether through amendment or otherwise, the Exercise Price of an Option after the Date of Grant, (ii) accept for surrender to the Company any outstanding Option granted under the Plan as consideration for the grant of a new Option with a lower Exercise Price, other Award or a cash payment, in each case, that is greater than the intrinsic value (if any) of the surrendered Option, (iii) cancel any outstanding Option and replace it with a new Option with a lower Exercise Price, other Award or cash payment, in each case, that is greater than the intrinsic value (if any) of the cancelled Option, (iv) repurchase from Participants any outstanding Options that have an Exercise Price per Share higher than the then current Fair Market Value of a Share, or (v) take any other action which is considered a “repricing” for purposes of the shareholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

7. Restricted Awards. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Restricted Award will be in such form and will contain such terms, conditions and restrictions as the Committee deems appropriate. Each Restricted Award so granted shall be subject to the terms, conditions and restrictions set forth in this Section 7, and to such other terms, conditions and restrictions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or otherwise.

(a) Vesting/Settlement. Subject to the Minimum Vesting Condition, Restricted Awards shall vest and/or settle in such manner and on such date or dates or upon such event or events as determined by the Committee.

(b) Termination of Employment or Service. Except as otherwise provided by the Committee in an Award Agreement or otherwise, in the event that a Participant’s employment or service with any member of the Company Group terminates for any reason, other than upon a termination of employment or service by any member of the Company Group for Cause, and, if on the date of termination the Participant is not vested as to the Participant’s entire Restricted Stock and Restricted Stock Units, such unvested Restricted Stock and Restricted Stock Units will terminate and the Shares covered by the unvested portion of such Award will again become available for issuance under the Plan.

(c) Detrimental Activity or Termination for Cause. Except as otherwise provided by the Committee in an Award Agreement or otherwise, all outstanding Restricted Stock and Restricted Stock Units (whether or not vested) shall immediately terminate and be forfeited on the date on which a Participant engages in Detrimental Activity or the date of the Participant’s termination of employment or service by any member of the Company Group for Cause.

(d) Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i) Restricted Stock. Upon the expiration of the Restricted Period with respect to any Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such Shares, except as set forth in the applicable Award Agreement or otherwise. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or the Beneficiary, without charge, the Share certificate (or, if applicable, a notice evidencing a book entry notation) evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full Share). Dividends, if any, that may have been withheld by the Committee and attributable to the Restricted Stock shall be distributed (without interest) to the Participant in cash or in Shares having a Fair Market Value (on the date of distribution) (or a combination of cash and Shares) equal to the amount of such dividends, upon the vesting of the Restricted Stock (but in no event later than the seventy-fourth (74th) day thereafter) and, if such Restricted Stock is forfeited, the Participant shall have no right to such

Annex G-11

dividends. Notwithstanding anything herein to the contrary, in no event shall dividends be paid on shares of Restricted Stock prior to the vesting of such Restricted Stock.

(ii) Restricted Stock Units. Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or the Beneficiary, without charge, one Share (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that, the Committee may, in its sole discretion, elect to (x) pay cash or part cash and part Shares in lieu of delivering only Shares in respect of such Restricted Stock Units or (y) defer the delivery of Shares (or cash or part Shares and part cash, as the case may be) beyond the expiration of the Restricted Period to the extent set forth in the Award Agreement or required by law, provided such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld.

(e) Share Certificates and Book Entry; Escrow and Similar Agreement. Upon the grant of Restricted Stock, the Committee shall cause a Share certificate registered in the name of the Participant to be issued or shall cause Shares to be registered in the name of the Participant and held in book entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate Share power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the terms and conditions set forth in the Plan and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a shareholder of the Company as to such Restricted Stock. To the extent Restricted Stock is forfeited, any Share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such Shares and as a shareholder of the Company with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a shareholder of the Company as to Restricted Stock Units and no Participant shall be entitled to receive dividend equivalents in respect of Restricted Stock Units unless specifically provided for in an Award Agreement and only to the extent such Restricted Stock Unit is vested.

(f) Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which such participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof.

(g) Legends on Restricted Stock. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Shares:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF CYXTERA TECHNOLOGIES, INC. 2021 OMNIBUS INCENTIVE PLAN, AS IT MAY BE AMENDED, AND A RESTRICTED STOCK AWARD AGREEMENT, BETWEEN CYXTERA TECHNOLOGIES, INC. AND PARTICIPANT, AS IT MAY BE AMENDED. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF CYXTERA TECHNOLOGIES, INC.

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8. Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Stock Appreciation Right will be in such form and will contain such terms, conditions and restrictions as the Committee deems appropriate. Each Stock Appreciation Right so granted shall be subject to the terms, conditions and restrictions set forth in this Section 8, and to such other terms, conditions and restrictions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or otherwise. Any Option granted under the Plan may include tandem Stock Appreciation Rights. The Committee also may award Stock Appreciation Rights to Eligible Persons independent of any Option. In no event shall dividends, dividend equivalents or similar payments be payable with respect to Stock Appreciation Rights.

(a) Grant Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the Grant Price will be equal to or greater than one hundred percent (100%) of the Fair Market Value per Share on the Date of Grant. Notwithstanding the foregoing, a Stock Appreciation Right granted in tandem with (or in substitution for) an Option previously granted shall have a Grant Price equal to the Exercise Price of the corresponding Option.

(b) Vesting and Expiration. Subject to the Minimum Vesting Condition, Stock Appreciation Rights shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee. A Stock Appreciation Right granted in tandem with an Option shall vest and become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A Stock Appreciation Right granted independently of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates or upon such event or events as determined by the Committee and shall expire after such period, not to exceed ten (10) years from the Date of Grant, as may be determined by the Committee.

(c) Exercise and Settlement. Stock Appreciation Rights that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (in a form and manner acceptable to the Company) in accordance with the terms of the Award, specifying the number of Stock Appreciation Rights to be exercised and the date on which such Stock Appreciation Rights were awarded. Stock Appreciation Rights may be granted at the same time as a related Option or, for Options that are Incentive Stock Options, at any time thereafter before exercise or expiration of such Option or without regard to an Option.

(d) Payment. Upon the exercise of a Stock Appreciation Right, the Company shall pay to the Participant an amount equal to the number of Shares subject to the Stock Appreciation Right that are being exercised multiplied by the excess of the Fair Market Value on the exercise date over the Grant Price, less an amount equal to any federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. The Company shall pay such amount in cash, in Shares valued at Fair Market Value as determined on the date of exercise, or any combination thereof, as determined by the Committee. Any fractional Shares shall be settled in cash.

(e) No Repricing. Notwithstanding anything in the Plan to the contrary, except as otherwise permitted under Section 12(a) of the Plan, in no event will the Committee, without first obtaining approval by the shareholders of the Company, (i) decrease, whether through amendment or otherwise, the Grant Price of a Stock Appreciation Right after the Date of Grant, (ii) accept for surrender to the Company any outstanding Stock Appreciation Right granted under the Plan as consideration for the grant of a new Stock Appreciation Right with a lower Grant Price, other Award or a cash payment, in each case, that is greater than the intrinsic value (if any) of the surrendered Stock Appreciation Right, (iii) cancel any outstanding Stock Appreciation Right and replace it with a new Stock Appreciation Right with a lower Grant Price, other Award or cash payment, in each case, that is greater than the intrinsic value (if any) of the cancelled Stock Appreciation Right, (iv) repurchase from Participants any outstanding Stock Appreciation Rights that have a Grant Price per Share higher than the then current Fair Market Value of a Share, or (v) take any other action which is considered a “repricing” for purposes of the shareholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

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9. Other Stock-Based Awards. The Committee may, either alone or in connection with the grant of other Awards, grant to Eligible Persons Other Stock-Based Awards not otherwise described in the Plan that are payable in, valued in whole or in part by reference to, or are otherwise based on Shares, including, but not limited to, dividend equivalent rights, as deemed by the Committee consistent with the purpose of the Plan. Each Other Stock-Based Award granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Other Stock-Based Award so granted shall be subject to such terms, conditions and restrictions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or otherwise. Subject to the Minimum Vesting Condition and the other terms and conditions of the Plan, Other Stock-Based Awards shall vest and be delivered in such manner and on such date or dates or upon such event or events as determined by the Committee.

10. Other Cash-Based Awards. The Committee may, either alone or in connection with the grant of other Awards, grant to Eligible Persons Other Cash-Based Awards not otherwise described in the Plan that are denominated in cash, as deemed by the Committee consistent with the purpose of the Plan. Each Other Cash-Based Award granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Other Cash-Based Award so granted shall be subject to such terms, conditions and restrictions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or otherwise. Subject to the Minimum Vesting Condition, Other Cash-Based Awards shall vest and be delivered in such manner and on such date or dates or upon such event or events as determined by the Committee.

11. Securities Law Compliance. The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, to the extent the Company, any of its Affiliates or any Participant is subject to the provisions thereof. Notwithstanding anything herein to the contrary, the Plan shall be administered, and Awards shall be granted and may be exercised, settled or delivered, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and Awards granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

12. Changes in Capital Structure and Similar Events; Change in Control.

(a) Notwithstanding any other provision in the Plan or any Award Agreement to the contrary, the following provisions shall apply to all Awards granted hereunder, in the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of the Company’s assets or Shares or other securities of the Company, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Shares or (ii) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting any member of the Company Group, or the financial statements of any member of the Company Group, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that, in either case, an adjustment is determined by the Committee, in its sole discretion, to be necessary or appropriate, including to prevent the dilution or enlargement of rights granted to, or available for, Participants under the Plan, then the Committee shall make any such adjustments or take any other action in such manner as it may deem equitable, including, without limitation, any or all of the following: adjusting any or all of (A) the number of Shares or other securities of the Company, and/or the number and/or kind of other securities or other property, that may be delivered in respect of Awards, subject to the Minimum Vesting Condition, or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 4 of the Plan) and/or (B) the terms of any outstanding Award, including, without limitation, (1) the number of Shares or other securities of the Company, or the number, class and/or kind of other securities or other property, subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Grant Price with respect to any Award or (3) any applicable performance measures.

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Notwithstanding the foregoing, in the case of any “equity restructuring” (within the meaning of ASC Topic 718) or any successor rule, the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment provided under this Section 12(a) may provide for the elimination of any fractional share that might otherwise become subject to an Award. Any adjustments, substitution, determination of value or other determination made or action taken by the Committee under this Section 12(a) shall be final, conclusive and binding for all purposes.

(b) Change in Control. Notwithstanding any other provision in the Plan or any Award Agreement to the contrary, the provisions of this Section 12(b) shall apply in the case of a Change in Control.

(i) Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards continued or assumed by the surviving entity or acquiring entity in connection with the Change in Control (such surviving entity or acquiring entity, the “Surviving Entity”) (or such entity’s parent company) or otherwise equitably converted, assumed, continued or substituted for in connection with a Change in Control in a manner approved by the Committee or the Board, (x) all outstanding time-vesting Options and Stock Appreciation Rights shall be fully vested and exercisable (it being understood that, in such event, (1) any Option or Stock Appreciation Right having a per Share Exercise Price or Grant Price equal to, or in excess of, the Fair Market Value of a Share subject thereto may be cancelled or terminated without any payment or consideration therefor and (2) the vesting of any such Option or Stock Appreciation Right (and, if applicable, the time at which such Awards may be exercised) shall, if determined by the Committee or the Board (contingent upon the consummation of the Change in Control) be accelerated in full to a date prior to the consummation of the Change in Control as the Board or the Committee shall determine (or, if the Board or the Committee does not determine such a date, to the date that is five (5) days prior to the date of the consummation of the Change in Control) and the Committee or the Board may determine that such Awards shall terminate if not exercised prior to the date of the consummation of the Change in Control); (y) all outstanding time-vesting Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and Other Cash-Based Awards shall be fully vested; and (z) each outstanding Award that vests based upon the achievement of performance goals during any applicable performance period, as specified by the Committee, shall be deemed to have achieved a level of performance as specified by the Committee in the Award Agreement governing such Award (it being understood that, in such event, (1) any such Awards that do not vest based on the foregoing may be cancelled or terminated without any payment or consideration therefor and (2) the vesting of any such Option or Stock Appreciation Right (and, if applicable, the time at which such Awards may be exercised) shall, if determined by the Committee or the Board (contingent upon the consummation of the Change in Control) be accelerated in full to a date prior to the consummation of the Change in Control as the Board or the Committee shall determine (or, if the Board or the Committee does not determine such a date, to the date that is five (5) days prior to the date of the consummation of the Change in Control) and the Committee or the Board may determine that such Awards shall terminate if not exercised prior to the date of the consummation of the Change in Control).

(ii) Awards Assumed or Substituted by Surviving Entity. With respect any Awards continued or assumed by the Surviving Entity (or such entity’s parent company) in connection with the Change in Control or otherwise equitably converted, assumed, continued or substituted in connection with a Change in Control in a manner approved by the Committee or the Board, if during the one (1) year period following the consummation of the Change in Control, a Participant’s employment or service is terminated (A) by any member of the Company Group without Cause or (B) by the Participant for Good Reason, then (x) the Participant’s outstanding time-vested Options and Stock Appreciation Rights shall be fully exercisable and vested; (y) all outstanding time-vested Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and Other Cash-Based Awards shall be fully vested; and (z) each outstanding Award that vests based upon the achievement of performance goals during any applicable performance period, as specified by the Committee, shall be deemed to have achieved a level of performance as specified by the Committee in the Award Agreement governing such Award and shall vest at such level (it being understood that, in such event, any such Awards that do not vest based on the foregoing may be cancelled or terminated without any payment or consideration therefor).

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13. Amendment and Termination

(a) Plan Amendment and Termination. At any time, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof and the Committee may amend the Plan or any portion thereof; provided, that, except as provided in Section 12(a) of the Plan, no amendment, alteration, suspension, discontinuance or termination will be effective unless approved by the shareholders of the Company to the extent that shareholder approval is necessary to satisfy any applicable law or regulation or any listing requirements of a national securities exchange and no amendment, alteration, suspension, discontinuance or termination may materially and adversely impair rights of a Participant under any Award granted before the amendment, alteration, suspension, discontinuance or termination unless the Participant consents or unless such amendment, alteration, suspension, discontinuance or termination is required in order for the Company, the Plan, the Award Agreement or the Award to satisfy any applicable law or regulation. Notwithstanding the foregoing, no amendment shall be made to eliminate Section 6(j) or Section 8(e) or the Minimum Vesting Condition, in each case, without shareholder approval.

(b) Award Amendment. The Committee at any time may amend the terms of any one or more Awards or Award Agreements or terminate any Award or Award Agreement; provided, that, except as provided in Section 12(a) of the Plan, no amendment will be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any applicable law or regulation or any listing requirements of a national securities exchange and no amendment or termination may materially and adversely impair rights of a Participant under any Award or Award Agreement granted before the amendment unless the Participant consents or unless such amendment is required in order for the Company, the Plan, the Award Agreement or the Award to satisfy any applicable law or regulation.

14. General Provisions

(a) Shareholder Rights. Except as otherwise provided in the Plan or as otherwise provided in an Award Agreement, no Participant will be considered the holder of, or to have any of the rights of a holder with respect to, any Shares subject to an Award unless and until the Participant has satisfied all requirements for exercise, payment or delivery of the Award, as applicable, under its terms.

(b) No Guarantee of Continued Employment or Service. Nothing in the Plan or any Award Agreement will (i) confer on any Participant any right to continue to be in the service of or employed by any member of the Company Group in any capacity or (ii) affect the right of any member of the Company Group to terminate the employment or service of any Participant with any member of the Company Group at any time for any reason.

(c) Leaves of Absence/Transfer Between Locations. Except as otherwise provided by the Company in an Award Agreement or otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an employee of any member of the Company Group for purposes of this Plan and any Awards granted hereunder in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between any members of the Company Group. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonqualified Stock Option.

(d) No Claim to Awards; Effect of Plan. Neither the adoption of the Plan nor any action of the Board or the Committee may be deemed to give any employee of any member of the Company Group or any other Person any right to be granted an Award or any other rights, or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or Beneficiaries of Awards. The terms, conditions and restrictions of Awards and the Committee’s

Annex G-16

determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. The existence of the Plan and the Awards granted hereunder does not affect in any way the right of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, or preferred shares ahead of or affecting the Shares or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

(e) Non-Transferability.

(i) Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be sold, pledged, assigned, hypothecated, transferred or disposed of by a Participant in any manner other than by will or by the laws of descent and distribution and any such purported sale, pledge, assignment, hypothecation, transfer or disposition shall be void and unenforceable against the Company Group; provided, that, the designation of a Beneficiary shall not constitute a sale, pledge, assignment, hypothecation, transfer or disposition.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or shareholders are the Participant or the Participant’s Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award Agreement (each transferee described in clauses (A), (B) (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that, the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, any member of the Company Group under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Permitted Transferee and the transferred Award, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(f) Tax Withholding. Prior to or at the time of, and, as a condition to, the grant, exercise, vesting, settlement or otherwise, as applicable, of any Award hereunder, a Participant shall be required to satisfy any federal, state, local and non-U.S. income, employment and any other applicable taxes that are statutorily required to be withheld in respect of an Award, which requirement may be satisfied by any of the following means (in addition

Annex G-17

to any member of the Company Group’s right to elect, in its sole discretion, to withhold from any cash compensation or other amounts owing to a Participant by any member of the Company Group to the extent permitted by applicable law) or by a combination of such means (including any member of the Company Group’s right to elect, in its sole discretion, to withhold from any cash compensation or other amounts owing to a Participant by any member of the Company Group to the extent permitted by applicable law): (i) cash payment (including by tendering a cash payment by check or wire transfer to the applicable member of the Company Group) in an amount equal to such tax withholding liability; (ii) solely to the extent permitted by the Committee in its sole discretion, authorizing the Company to withhold a number of Shares from the Shares otherwise issuable or deliverable to or that would otherwise be retained by the Participant as upon the grant, exercise, vesting, or settlement or otherwise of the Award, as applicable, the aggregate Fair Market Value of which does not exceed the applicable statutorily required withholding liability (or portion thereof), and in which case the Award will be surrendered and cancelled with respect to the number of Shares retained by the Company; (iii) solely to the extent permitted by the Committee in its sole discretion, delivering (by actual delivery or by attestation) to the Company of previously acquired Shares, duly endorsed for transfer to the Company, with an aggregate Fair Market Value on the date of delivery equal to the aggregate tax withholding obligation; provided, that, such Shares are not subject to any pledge or other security interest and have been held by the Participant and vested for at least six (6) months (or such other period of time as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles); or (iv) by a combination of any such methods. For the avoidance of doubt, unless the foregoing tax withholding obligations are satisfied, the Company shall have no obligation to grant, vest, settle, issue or deliver such Award or Shares, as applicable.

(g) Section 409A of the Code.

(i) This Plan and Awards made under this Plan are intended to comply with or be exempt from Section 409A of the Code, and shall be construed and interpreted in a manner consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee that any payment under the Plan, any Award or Award Agreement hereunder complies with or is exempt from Section 409A of the Code, and neither any member of the Company Group, nor their respective executives, members, partners, directors, officers, or Affiliates shall have any liability with respect to any failure of any payments or benefits under the Plan, any Award or any Award Agreement hereunder to comply with or be exempt from Section 409A of the Code. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Section 409A of the Code. Notwithstanding anything in this Plan or any Award Agreement to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Section 409A of the Code, that Plan provision or Award shall be reformed, to the extent permissible under Section 409A of the Code, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award. In no event may any Participant, directly or indirectly, designate the calendar year of any payment to be made under this Plan or any Award Agreement hereunder which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan and any Award hereunder (including any taxes and penalties under Section 409A of the Code).

(ii) Notwithstanding anything in the Plan or any Award Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6)-month delay, all such delayed payments will be paid in a single lump sum (without interest) on the earliest date permitted under Section 409A of the Code that is also a business day.

Annex G-18

(iii) With respect to any Award that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, references in the Plan or any Award Agreement to “termination of service,” “termination of employment” and “termination of the Participant’s service” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.

(h) Other Compensation Arrangements. Nothing contained in the Plan will prevent the Board or the Committee from adopting other or additional compensation arrangements, including, without limitation, the granting of equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan or required by applicable law.

(i) Other Agreements. The Committee may require, as a condition to the grant, exercise of, settlement of and/or the receipt of Shares under an Award, that the Participant execute lock-up or other agreements, as it may determine in its sole and absolute discretion.

(j) Government and Other Regulations.

(i) The Company’s obligation to settle Awards in Shares or other consideration is subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company will be under no obligation to offer to sell or to sell, and is prohibited from offering to sell or selling, any Shares under an Award unless the Shares have been properly registered for sale under the Securities Act or unless the Company has received an opinion of counsel, satisfactory to the Company (if the Company has requested such an opinion), that the Shares may be offered or sold without registration pursuant to an available exemption therefrom and the terms and conditions of that exemption and of all applicable state securities laws have been fully complied with. The Company will be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Committee is authorized to provide that all certificates or book entries for Shares or other securities of any member of the Company Group delivered under the Plan will be subject to such stop transfer orders and other restrictions as the Committee may consider advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, securities exchange or inter-dealer quotation system on which the Shares or other securities of the Company are then listed or quoted and any other applicable federal, state, local or non-U.S. laws. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to, at any time, add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion considers necessary or advisable in order that the Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions, blockage or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company or the Participant’s sale of Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company will, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, pay to the Participant an amount equal to the excess of (1) the aggregate Fair Market Value of the Shares subject to the Award or portion thereof cancelled (determined as of the applicable exercise date, or the date that the Shares would have been vested or delivered, as applicable), over (2) the aggregate Exercise Price or Grant Price (in the case of an Option or Stock Appreciation Right, respectively) or any amount payable as a condition of delivery of Shares (in the case of any other Award). The amount payable will be delivered to the Participant as soon as practicable following the cancellation of the Award or portion thereof.

Annex G-19

(k) Clawback; Forfeiture/Repayment. Notwithstanding anything to the contrary contained herein or in any Award Agreement, all Awards granted under this Plan will be subject to recoupment, cancellation, reduction, or forfeiture in accordance with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time and/or (ii) any clawback, forfeiture or other similar policy that the Company is required to adopt pursuant to the listing standards of any securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, rule or regulation. Further, unless otherwise determined by the Committee, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to promptly repay any such excess amount to the Company.

(l) Detrimental Activity. Notwithstanding anything to the contrary contained herein or in any Award Agreement, if a Participant has engaged in or engages in any Detrimental Activity, as determined by the Committee in consultation with the Chief Executive Officer of the Company, the Committee may, in its sole discretion, provide for one or more of the following: (i) cancellation of any or all of such Participant’s outstanding Awards; and/or (ii) forfeiture by the Participant of any gain or amount realized and/or payment made on or in connection with the grant, settlement, vesting and/or exercise of Awards, and repayment of any such gain, amount or payment promptly to the Company.

(m) Reliance on Reports. Each member of the Committee or the Board will be fully justified in acting or failing to act, as the case may be, and will not be liable for having so acted or failed to act in good faith, in reliance on any report made by the independent public accountant of the Company Group or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, including any compensation consultant, other than himself or herself.

(n) Designation of Beneficiary. At the time a Participant receives an Award under the Plan, or at any later date, the Participant may designate on a form satisfactory to the Company one or more Beneficiaries to receive any outstanding Award or Awards or the benefits or proceeds of any outstanding Award or Awards that exist or become payable upon the death of the Participant (“Beneficiary Designation”). The Participant may provide different Beneficiary Designations for different Awards and may change any such Beneficiary Designation at any time prior to the Participant’s death upon written notice to the Company in the form of a new Beneficiary Designation. If no Beneficiary Designation is filed by a Participant, or in the absence of a valid Beneficiary Designation, the Participant’s Beneficiary will be deemed to be the Participant’s surviving spouse, or if the Participant is unmarried at the time of death, the Award or the benefits or proceeds of the Award will go to the Participant’s estate to be transferred by will or by the laws of descent and distribution or the trustee of a testamentary or inter vivos trust if one exists.

(o) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. Nothing contained in the Plan or any Award gives any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

(p) Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(q) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company.

Annex G-20

(r) Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(s) International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or outstanding Awards with respect to such Participants, or create sub-plans, in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for such Participants or any member of the Company Group.

(t) Data Privacy. As a condition for receiving any Award under the Plan, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 14(t) by and among the Company and its Subsidiaries and Affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and Affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and Affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 14(t) in writing, without cost, by contacting the local human resources representative. Notwithstanding anything to the contrary contained herein or in any Award Agreement, to the extent permitted by applicable law, the Company may cancel the Participant’s ability to participate in the Plan and, in the Committee’s sole discretion, the Participant may be required to forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 14(t). For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

(u) Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

(v) Prohibition on Executive Officer Loans. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, no Participant who is a director or an “executive officer” of the Company within the

Annex G-21

meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan, directly or indirectly, from the Company or a loan arranged, directly or indirectly, by the Company in violation of Section 13(k) of the Exchange Act.

15. Shareholder Approval; Effective Date and Term of Plan. The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Compensation Committee of the Board. Such shareholder approval will be obtained in the manner and to the degree required under any applicable laws or any national securities exchange or inter-dealer quotation system on which the Shares are listed or quoted. Subject to the foregoing, the Plan will become effective upon the Effective Date. Unless sooner terminated under Section 13(a) of the Plan, the expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the date the Plan is adopted by the Compensation Committee of the Board (or, if earlier, the tenth (10th) anniversary of the date that shareholder approval of the Plan is obtained); provided, however, that, such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

16. Choice of Law; Venue. The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of the Plan, without regard to that state’s conflict of law rules. For any court action brought by the Company or any Participant with respect to this Plan, the parties consent to the exclusive jurisdiction of the state and federal courts in the State of Delaware; agree to exclusive venue in the state or federal courts in the State of Delaware; and waive any claim that such jurisdiction or venue is an inconvenient or inappropriate forum.

Annex G-22

STARBOARD VALUE ACQUISITION CORP. 777 THIRD AVENUE, 18TH FLOOR NEW YORK, NEW YORK 10017 Preliminary Proxy Card VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SVAC2021SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D49987-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY STARBOARD VALUE ACQUISITION CORP. The Board of Directors recommends you vote FOR the following proposals: 1. The Business Combination Proposal To consider and vote upon a proposal to (a) approve and adopt the Agreement and Plan of Merger, dated as of February 21, 2021, by and among SVAC, Mundo Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of SVAC (Merger Sub 1), Mundo Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of SVAC (Merger Sub 2), Cyxtera Technologies, Inc., a Delaware corporation (Cyxtera), and Mundo Holdings, Inc. (NewCo), a Delaware corporation and whollyowned subsidiary of SIS Holdings LP, a Delaware limited partnership (the Cyxtera Stockholder), which provides for, among other things, (i) Cyxtera to be contributed to Newco by the Cyxtera Stockholder, with Cyxtera becoming a wholly-owned subsidiary of Newco and Cyxtera to thereafter be converted to a Delaware limited liability company, (ii) Merger Sub 1 to be merged with and into NewCo (the First Merger), with NewCo surviving the First Merger as a wholly-owned subsidiary of SVAC and Merger Sub 1 ceasing to exist, and (iii) immediately following the First Merger, NewCo to be merged with and into Merger Sub 2 (the Second Merger, and together with the First Merger and the other transactions contemplated by the Merger Agreement, Business Combination), with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of SVAC and NewCo ceasing to exist, and (b) approve the Business Combination. 2. The Charter Proposal To consider and vote upon a proposal to approve and adopt amendments to SVACs amended and restated certificate of incorporation to be effective upon the consummation of the Business Combination, which will include amendments to (a) increase the number of authorized shares of SVACs capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (i) 220,000,000 shares of common stock, including 200,000,000 shares of Class A common stock (the Class A common stock) and 20,000,000 shares of Class B common stock (the Class B common stock), and (ii) 1,000,000 shares of preferred stock, to 510,000,000 shares, consisting of (i) 500,000,000 shares of Class A common stock and (ii) 10,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B common stock, the initial business combination and other matters relating to SVACs status as a blank check company that will no longer be applicable to us following the closing, and (c) approve and adopt certain other changes contained in the full text of our proposed second amended and restated certificate of incorporation. For Against Abstain 3. The Nasdaq Proposal To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Stock Market LLC, the issuance of (a) 106,100,000 shares of Class A common stock to the Cyxtera Stockholder at the closing of the Business Combination, (b) 25,000,000 shares of Class A common stock to certain qualified institutional buyers and accredited investors, at a price of $10.00 per share, for aggregate consideration of $250,000,000 for purposes of raising additional capital for use by the combined company following the closing of the Business Combination and satisfying one of the conditions to the closing and (c) the number of forward purchase shares that would result in net proceeds in an aggregate amount necessary to satisfy our aggregate payment obligations resulting from the exercise of redemption rights by holders of our public shares in connection with our initial business combination, subject to a maximum funding commitment by the forward purchasers of $100,000,000. 4. The Director Election Proposal To consider and vote upon a proposal to elect the nine director nominees to the board of directors effective as of the closing of the Business Combination in accordance with the Merger Agreement. 5. The 2021 Incentive Plan Proposal To consider and vote upon a proposal to approve and adopt the Cyxtera Technologies, Inc. 2021 Omnibus Incentive Plan, substantially in the form attached as Annex G to this proxy statement, and the material terms thereunder. 6. The Adjournment Proposal To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and/or the 2021 Incentive Plan Proposal. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date ANNEX H STARBOARD VALUE ACQUISITION CORP. 777 THIRD AVENUE, 18TH FLOOR NEW YORK, NEW YORK 10017 Preliminary Proxy Card VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SVAC2021SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D49987-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY STARBOARD VALUE ACQUISITION CORP. The Board of Directors recommends you vote FOR the following proposals: 1. The Business Combination Proposal To consider and vote upon a proposal to (a) approve and adopt the Agreement and Plan of Merger, dated as of February 21, 2021, by and among SVAC, Mundo Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of SVAC (Merger Sub 1), Mundo Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of SVAC (Merger Sub 2), Cyxtera Technologies, Inc., a Delaware corporation (Cyxtera), and Mundo Holdings, Inc. (NewCo), a Delaware corporation and whollyowned subsidiary of SIS Holdings LP, a Delaware limited partnership (the Cyxtera Stockholder), which provides for, among other things, (i) Cyxtera to be contributed to Newco by the Cyxtera Stockholder, with Cyxtera becoming a wholly-owned subsidiary of Newco and Cyxtera to thereafter be converted to a Delaware limited liability company, (ii) Merger Sub 1 to be merged with and into NewCo (the First Merger), with NewCo surviving the First Merger as a wholly-owned subsidiary of SVAC and Merger Sub 1 ceasing to exist, and (iii) immediately following the First Merger, NewCo to be merged with and into Merger Sub 2 (the Second Merger, and together with the First Merger and the other transactions contemplated by the Merger Agreement, Business Combination), with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of SVAC and NewCo ceasing to exist, and (b) approve the Business Combination. 2. The Charter Proposal To consider and vote upon a proposal to approve and adopt amendments to SVACs amended and restated certificate of incorporation to be effective upon the consummation of the Business Combination, which will include amendments to (a) increase the number of authorized shares of SVACs capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (i) 220,000,000 shares of common stock, including 200,000,000 shares of Class A common stock (the Class A common stock) and 20,000,000 shares of Class B common stock (the Class B common stock), and (ii) 1,000,000 shares of preferred stock, to 510,000,000 shares, consisting of (i) 500,000,000 shares of Class A common stock and (ii) 10,000,000 shares of preferred stock, (b) eliminate certain provisions in our Charter relating to the Class B common stock, the initial business combination and other matters relating to SVACs status as a blank check company that will no longer be applicable to us following the closing, and (c) approve and adopt certain other changes contained in the full text of our proposed second amended and restated certificate of incorporation. For Against Abstain 3. The Nasdaq Proposal To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Stock Market LLC, the issuance of (a) 106,100,000 shares of Class A common stock to the Cyxtera Stockholder at the closing of the Business Combination, (b) 25,000,000 shares of Class A common stock to certain qualified institutional buyers and accredited investors, at a price of $10.00 per share, for aggregate consideration of $250,000,000 for purposes of raising additional capital for use by the combined company following the closing of the Business Combination and satisfying one of the conditions to the closing and (c) the number of forward purchase shares that would result in net proceeds in an aggregate amount necessary to satisfy our aggregate payment obligations resulting from the exercise of redemption rights by holders of our public shares in connection with our initial business combination, subject to a maximum funding commitment by the forward purchasers of $100,000,000. 4. The Director Election Proposal To consider and vote upon a proposal to elect the nine director nominees to the board of directors effective as of the closing of the Business Combination in accordance with the Merger Agreement. 5. The 2021 Incentive Plan Proposal To consider and vote upon a proposal to approve and adopt the Cyxtera Technologies, Inc. 2021 Omnibus Incentive Plan, substantially in the form attached as Annex G to this proxy statement, and the material terms thereunder. 6. The Adjournment Proposal To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Director Election Proposal and/or the 2021 Incentive Plan Proposal. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com. D49988-TBD Preliminary Proxy Card STARBOARD VALUE ACQUISITION CORP. Special Meeting of Shareholders [TBD] This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) [TBD] and [TBD], or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of STARBOARD VALUE ACQUISITION CORP. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at [TBD] on [TBD], virtually at www.virtualshareholdermeeting.com/SVAC2021SM, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side